FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226486-14

PROSPECTUS

$638,831,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56

(Central Index Key Number 0001803858)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

(Central Index Key Number 0000850779)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

LMF Commercial, LLC (f/k/a Rialto Mortgage Finance, LLC)

(Central Index Key Number 0001592182)

UBS AG

(Central Index Key Number 0001685185)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-C56

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2020-C56 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2020-C56. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in July 2020. The rated final distribution date for the certificates is the distribution date in June 2053.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description
Class A-1	$18,464,000		1.3410%	Fixed(5)	Class A-5-X1(6)	$0	(6)	0.5000%	Fixed(6)
Class A-2	$54,939,000		2.4980%	Fixed(5)	Class A-5-X2(6)	$0	(6)	1.0000%	Fixed(6)
Class A-3	$2,605,000		1.9400%	Fixed(5)	Class X-A	$511,796,000	(7)	1.4331%	Variable(8)
Class A-SB	$29,226,000		2.4220%	Fixed(5)	Class X-B	$127,035,000	(9)	0.3148%	Variable(10)
Class A-4(6)	$185,000,000	(6)	2.1940%	Fixed(5)(6)	Class A-S(6)	$62,147,000	(6)	3.1070%	Fixed(5)(6)
Class A-4-1(6)	$0	(6)	1.6940%	Fixed(6)	Class A-S-1(6)	$0	(6)	2.6070%	Fixed(6)
Class A-4-2(6)	$0	(6)	1.1940%	Fixed(6)	Class A-S-2(6)	$0	(6)	2.1070%	Fixed(6)
Class A-4-X1(6)	$0	(6)	0.5000%	Fixed(6)	Class A-S-X1(6)	$0	(6)	0.5000%	Fixed(6)
Class A-4-X2(6)	$0	(6)	1.0000%	Fixed(6)	Class A-S-X2(6)	$0	(6)	1.0000%	Fixed(6)
Class A-5(6)	$221,562,000	(6)	2.4480%	Fixed(5)(6)	Class B	$35,643,000		3.7506%	WAC(11)
Class A-5-1(6)	$0	(6)	1.9480%	Fixed(6)	Class C	$29,245,000		3.7506%	WAC(11)
Class A-5-2(6)	$0	(6)	1.4480%	Fixed(6)

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 62 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 55.2% of each class of offered certificates, Barclays Capital Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 15.4% of each class of offered certificates, Credit Suisse Securities (USA) LLC is acting as co-lead manager and joint bookrunner with respect to approximately 10.5% of each class of offered certificates and UBS Securities LLC is acting as co-lead manager and joint bookrunner with respect to approximately 19.0% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 4, 2020. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 109.6% of the aggregate certificate balance of the offered certificates, plus accrued interest from June 1, 2020, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass-Through Certificates	$640,988,000	100%	$640,988,000	$83,200.24

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

(3)	Payment of the registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-20-000745).

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Credit Suisse Co-Lead Manager and Joint Bookrunner	UBS Securities LLC Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager			Drexel Hamilton Co-Manager

May 28, 2020

Wells Fargo Commercial Mortgage Trust 2020-C56

Commercial Mortgage Pass-Through Certificates, Series 2020-C56

Washington
8 properties
$49,525,000
6.8% of total
Idaho
1 property
$9,880,000
1.4% of total
Kansas
2 properties
$15,613,195
2.1% of total
Michigan
2 properties
$18,000,000
2.5% of total
New York
10 properties
$69,916,337
9.6% of total
Massachusetts
2 properties
$55,608,530
7.6% of total
Nevada
1 property
$35,500,000
4.9% of total
New Jersey
3 properties
$90,732,103
12.4% of total
Delaware
1 property
$2,990,835
0.4% of total
California
13 properties
$158,870,817
21.7% of total
North Carolina
3 properties
$13,820,121
1.9% of total
South Carolina
1 property
$3,100,000
0.4% of total
Colorado
1 property
$7,900,000
1.1% of total
Georgia
1 property
$5,800,000
0.8% of total
Texas
5 properties
$113,617,954
15.5% of total
Louisiana
2 properties
$28,000,000
3.8% of total
Kentucky
1 property
$2,831,000
0.4% of total
Florida
7 properties
$49,432,202
6.8% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 21.7%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$18,464,000		30.000%	1.3410%	Fixed(5)	December 2024	2.54	07/20 – 12/24
A-2	$54,939,000		30.000%	2.4980%	Fixed(5)	February 2025	4.62	12/24 – 02/25
A-3	$2,605,000		30.000%	1.9400%	Fixed(5)	February 2027	6.70	02/27 – 02/27
A-SB	$29,226,000		30.000%	2.4220%	Fixed(5)	November 2029	7.14	02/25 – 11/29
A-4(6)	$185,000,000	(6)	30.000%	2.1940%	Fixed(5)(6)	January 2030	9.55	11/29 – 01/30
A-5(6)	$221,562,000	(6)	30.000%	2.4480%	Fixed(5)(6)	March 2030	9.72	01/30 – 03/30
X-A	$511,796,000	(7)	NAP	1.4331%	Variable(8)	NAP	NAP	NAP
X-B	$127,035,000	(9)	NAP	0.3148%	Variable(10)	NAP	NAP	NAP
A-S(6)	$62,147,000	(6)	21.500%	3.1070%	Fixed(5)(6)	March 2030	9.78	03/30 – 03/30
B	$35,643,000		16.625%	3.7506%	WAC(11)	March 2030	9.78	03/30 – 03/30
C	$29,245,000		12.625%	3.7506%	WAC(11)	April 2030	9.79	03/30 – 04/30
Non-Offered Certificates
D-RR	$10,967,000		11.125%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
E-RR	$10,968,000		9.625%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
F-RR	$16,450,000		7.375%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
G-RR	$7,312,000		6.375%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
H-RR	$7,311,000		5.375%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
J-RR	$7,311,000		4.375%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
K-RR	$31,988,094		0.000%	3.7506%	WAC(11)	April 2030	9.86	04/30 – 04/30
R(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)

The approximate initial credit support set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are presented in the aggregate, taking into account the certificate balances of the Class A-4 and Class A-5 trust components. The approximate initial credit support set forth for the Class A-S certificates represents the approximate credit support for the Class A-S trust component.

(3)

The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)

The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life" and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)

The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-S certificates for any distribution date will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(6)

The Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates are also offered certificates. Such classes of certificates, together with the Class A-4, Class A-5 and Class A-S certificates, constitute the “Exchangeable Certificates”. The Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates, together with the Exchangeable Certificates with a certificate balance, are referred to as the “principal balance certificates.” Each class of Exchangeable Certificates will have the certificate balance or notional amount and pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

(7)

The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)

The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)

The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S trust component and the Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)

The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1 and Class A-S-X2 trust components and the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)

The pass-through rates for the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)

The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	25
Risk Factors	62
The Certificates May Not Be a Suitable Investment for You	62
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	62
Risks Related to Market Conditions and Other External Factors	62
The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	62
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	66
Other Events May Affect the Value and Liquidity of Your Investment	66
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	67
Risks Relating to the Mortgage Loans	67
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	67
Risks of Commercial and Multifamily Lending Generally	68
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	70
General	70
A Tenant Concentration May Result in Increased Losses	71
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	71
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	72
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	72
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	73
Early Lease Termination Options May Reduce Cash Flow	73
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	74
Multifamily Properties Have Special Risks	75
Condominium Ownership May Limit Use and Improvements	77
Office Properties Have Special Risks	79
Retail Properties Have Special Risks	80
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	80
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	81
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	81
Mixed Use Properties Have Special Risks	82
Industrial Properties Have Special Risks	83
Self Storage Properties Have Special Risks	84
Manufactured Housing Community Properties Have Special Risks	85
Data Centers Have Special Risks	86
Parking Properties Have Special Risks	87
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	87

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	88
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	90
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	91
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	92
Risks Related to Zoning Non-Compliance and Use Restrictions	94
Risks Relating to Inspections of Properties	96
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	96
Insurance May Not Be Available or Adequate	96
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	97
Terrorism Insurance May Not Be Available for All Mortgaged Properties	98
Risks Associated with Blanket Insurance Policies or Self-Insurance	99
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	99
Limited Information Causes Uncertainty	100
Historical Information	100
Ongoing Information	100
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	101
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	102
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	103
Static Pool Data Would Not Be Indicative of the Performance of this Pool	103
Appraisals May Not Reflect Current or Future Market Value of Each Property	104
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	105
The Borrower’s Form of Entity May Cause Special Risks	106
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	108
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	109
Other Financings or Ability to Incur Other Indebtedness Entails Risk	110
Tenancies-in-Common May Hinder Recovery	112
Risks Relating to Delaware Statutory Trusts	112
Risks Relating to Enforceability of Cross-Collateralization	113
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	113
Risks Associated with One Action Rules	113
State Law Limitations on Assignments of Leases and Rents May Entail Risks	114
Various Other Laws Could Affect the Exercise of Lender’s Rights	114
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	114
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	115
Increases in Real Estate Taxes May Reduce Available Funds	116
Risks Relating to Shari’ah Compliant Loans	116
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	117
Risks Related to Conflicts of Interest	117

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	117
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	119
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	120
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	121
Potential Conflicts of Interest of the Operating Advisor	124
Potential Conflicts of Interest of the Asset Representations Reviewer	124
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	125
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	128
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	129
Other Potential Conflicts of Interest May Affect Your Investment	130
Other Risks Relating to the Certificates	130
The Certificates Are Limited Obligations	130
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	131
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	131
European Risk Retention and Due Diligence Requirements	133
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	135
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	137
General	137
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	138
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	140
Losses and Shortfalls May Change Your Anticipated Yield	140
Risk of Early Termination	141
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	141
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	142
You Have Limited Voting Rights	142
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	143
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	145
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	147
Risks Relating to Modifications of the Mortgage Loans	148
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	149
Risks Relating to Interest on Advances and Special Servicing Compensation	150
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	150

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	151
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	152
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	152
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	153
Tax Considerations Relating to Foreclosure	153
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	154
REMIC Status	155
Material Federal Tax Considerations Regarding Original Issue Discount	155
Description of the Mortgage Pool	155
General	155
Co-Originated or Third-Party Originated Mortgage Loans	157
Certain Calculations and Definitions	157
Definitions	158
Mortgage Pool Characteristics	172
Overview	172
Property Types	173
Multifamily Properties	174
Office Properties	176
Retail Properties	176
Mixed Use Properties	176
Industrial Property	176
Self Storage Properties	176
Manufactured Housing Community Property	177
Specialty Use Concentrations	177
Mortgage Loan Concentrations	178
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	178
Geographic Concentrations	181
Mortgaged Properties with Limited Prior Operating History	181
Tenancies-in-Common or Diversified Ownership	182
Shari’ah Compliant Loan	182
Condominium and Other Shared Interests	182
Fee Estates	185
COVID-19 Considerations	185
Environmental Considerations	189
Redevelopment, Renovation and Expansion	193
Assessment of Property Value and Condition	193
Litigation and Other Considerations	194
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	195
Tenant Issues	198
Tenant Concentrations	198
Lease Expirations and Terminations	199
Expirations	199
Terminations	199
Other	201
Purchase Options and Rights of First Refusal	203
Affiliated Leases	204

Competition from Certain Nearby Properties	205
Insurance Considerations	205
Use Restrictions	207
Appraised Value	207
Non-Recourse Carveout Limitations	208
Real Estate and Other Tax Considerations	209
Delinquency Information	210
Certain Terms of the Mortgage Loans	210
Amortization of Principal	210
Due Dates; Mortgage Rates; Calculations of Interest	211
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	211
Voluntary Prepayments	212
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	214
Defeasance	215
Releases; Partial Releases	216
Escrows	218
Mortgaged Property Accounts	218
Exceptions to Underwriting Guidelines	220
Additional Indebtedness	220
General	220
Whole Loans	221
Mezzanine Indebtedness	221
Other Secured Indebtedness	225
Preferred Equity	225
Other Unsecured Indebtedness	225
The Whole Loans	226
General	226
The Serviced Pari Passu Whole Loans	231
Intercreditor Agreement	232
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	232
Control Rights with respect to Servicing Shift Whole Loans	233
Certain Rights of each Non-Controlling Holder	233
Sale of Defaulted Mortgage Loan	234
The Non-Serviced Pari Passu Whole Loans	234
Intercreditor Agreement	235
Control Rights	235
Certain Rights of each Non-Controlling Holder	236
Custody of the Mortgage File	237
Sale of Defaulted Mortgage Loan	237
The Non-Serviced AB Whole Loans	238
The University Village Whole Loan	238
The Parkmerced Whole Loan	242
The 650 Madison Avenue Whole Loan	253
Additional Information	259
Transaction Parties	260
The Sponsors and Mortgage Loan Sellers	260
Column Financial, Inc.	260
General	260
Column’s Securitization Program	260
Review of Column Mortgage Loans	261
Column’s Underwriting Guidelines and Processes	263

Exceptions to Column’s Disclosed Underwriting Guidelines	267
Compliance with Rule 15Ga-1 under the Exchange Act	268
Litigation	271
Retained Interests in This Securitization	272
LMF Commercial, LLC	272
General	272
LMF’s Mortgage’s Securitization Program	273
LMF’s Underwriting Standards and Loan Analysis	273
Review of Mortgage Loans for Which LMF is the Sponsor	277
Compliance with Rule 15Ga-1 under the Exchange Act	279
Retained Interests in This Securitization	279
UBS AG, New York Branch	279
General	279
UBS AG, New York Branch’s Securitization Program	280
Review of the UBS AG, New York Branch Mortgage Loans	281
UBS AG, New York Branch’s Underwriting Standards	283
Exceptions	285
Compliance with Rule 15Ga-1 under the Exchange Act	285
Retained Interests in This Securitization	288
Barclays Capital Real Estate Inc.	288
General	288
Barclays’ Securitization Program	288
Review of Barclays Mortgage Loans	289
Barclays’ Underwriting Guidelines and Processes	291
Compliance with Rule 15Ga-1 under the Exchange Act	294
Retained Interests in This Securitization	294
Ladder Capital Finance LLC	295
General	295
Ladder Capital Group’s Securitization Program	296
Ladder Capital Group’s Underwriting Guidelines and Processes	298
Review of LCF Mortgage Loans	304
Compliance with Rule 15Ga-1 under the Exchange Act	306
Retained Interests in This Securitization	306
Argentic Real Estate Finance LLC	307
General	307
Argentic’s Securitization Program	307
Argentic’s Underwriting Standards and Processes	307
Review of Mortgage Loans for Which Argentic is the Sponsor	313
Compliance with Rule 15Ga-1 under the Exchange Act	315
Retained Interests in This Securitization	315
Wells Fargo Bank, National Association	315
General	315
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	316
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	316
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	322
Compliance with Rule 15Ga-1 under the Exchange Act	324
Retained Interests in This Securitization	328
The Depositor	328
The Issuing Entity	329
The Trustee	330
The Certificate Administrator	331
The Master Servicer	333

The Special Servicer	338
The Operating Advisor and Asset Representations Reviewer	341
Credit Risk Retention	342
General	342
Qualifying CRE Loans	343
Third Party Purchaser	343
Horizontal Risk Retention Certificates	344
General	344
Material Terms of the Eligible Horizontal Residual Interest	345
Hedging, Transfer and Financing Restrictions	346
Operating Advisor	346
Representations and Warranties	348
Description of the Certificates	349
General	349
Distributions	352
Method, Timing and Amount	352
Available Funds	353
Priority of Distributions	355
Pass-Through Rates	359
Exchangeable Certificates	362
Exchange Limitations	365
Exchange Procedures	365
Interest Distribution Amount	365
Principal Distribution Amount	366
Certain Calculations with Respect to Individual Mortgage Loans	368
Application Priority of Mortgage Loan Collections or Whole Loan Collections	370
Allocation of Yield Maintenance Charges and Prepayment Premiums	373
Assumed Final Distribution Date; Rated Final Distribution Date	376
Prepayment Interest Shortfalls	377
Subordination; Allocation of Realized Losses	378
Reports to Certificateholders; Certain Available Information	381
Certificate Administrator Reports	381
Information Available Electronically	387
Voting Rights	393
Delivery, Form, Transfer and Denomination	393
Book-Entry Registration	394
Definitive Certificates	397
Certificateholder Communication	397
Access to Certificateholders’ Names and Addresses	397
Requests to Communicate	398
List of Certificateholders	398
Description of the Mortgage Loan Purchase Agreements	399
General	399
Dispute Resolution Provisions	411
Asset Review Obligations	411
Pooling and Servicing Agreement	411
General	411
Assignment of the Mortgage Loans	412
Servicing Standard	413
Subservicing	414
Advances	415
P&I Advances	415
Servicing Advances	416

Nonrecoverable Advances	417
Recovery of Advances	418
Accounts	420
Withdrawals from the Collection Account	422
Servicing and Other Compensation and Payment of Expenses	425
General	425
Master Servicing Compensation	429
Special Servicing Compensation	432
Disclosable Special Servicer Fees	437
Certificate Administrator and Trustee Compensation	437
Operating Advisor Compensation	438
Asset Representations Reviewer Compensation	439
CREFC® Intellectual Property Royalty License Fee	439
Appraisal Reduction Amounts	440
Maintenance of Insurance	447
Modifications, Waivers and Amendments	450
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	455
Inspections	457
Collection of Operating Information	458
Special Servicing Transfer Event	458
Asset Status Report	461
Realization Upon Mortgage Loans	465
Sale of Defaulted Loans and REO Properties	468
The Directing Certificateholder	471
General	471
Major Decisions	473
Asset Status Report	476
Replacement of the Special Servicer	476
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	476
Servicing Override	478
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	479
Rights of the Holders of Serviced Pari Passu Companion Loans	479
Limitation on Liability of Directing Certificateholder	480
The Operating Advisor	480
General	480
Duties of Operating Advisor At All Times	481
Annual Report	483
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	484
Recommendation of the Replacement of the Special Servicer	485
Eligibility of Operating Advisor	485
Other Obligations of Operating Advisor	486
Delegation of Operating Advisor’s Duties	486
Termination of the Operating Advisor With Cause	487
Rights Upon Operating Advisor Termination Event	488
Waiver of Operating Advisor Termination Event	488
Termination of the Operating Advisor Without Cause	488
Resignation of the Operating Advisor	489
Operating Advisor Compensation	489
The Asset Representations Reviewer	489
Asset Review	489

Asset Review Trigger	489
Asset Review Vote	491
Review Materials	491
Asset Review	493
Eligibility of Asset Representations Reviewer	495
Other Obligations of Asset Representations Reviewer	495
Delegation of Asset Representations Reviewer’s Duties	496
Assignment of Asset Representations Reviewer’s Rights and Obligations	496
Asset Representations Reviewer Termination Events	496
Rights Upon Asset Representations Reviewer Termination Event	498
Termination of the Asset Representations Reviewer Without Cause	498
Resignation of Asset Representations Reviewer	498
Asset Representations Reviewer Compensation	499
Replacement of the Special Servicer Without Cause	499
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	501
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	503
Termination of the Master Servicer or Special Servicer for Cause	504
Servicer Termination Events	504
Rights Upon Servicer Termination Event	505
Waiver of Servicer Termination Event	507
Resignation of the Master Servicer or Special Servicer	507
Limitation on Liability; Indemnification	508
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	511
Dispute Resolution Provisions	512
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	512
Repurchase Request Delivered by a Party to the PSA	512
Resolution of a Repurchase Request	513
Mediation and Arbitration Provisions	516
Servicing of the Non-Serviced Mortgage Loans	518
General	518
Servicing of the KPMG Plaza at Hall Arts Mortgage Loan	521
Servicing of the University Village Mortgage Loan	522
Servicing of the Parkmerced Mortgage Loan	522
Servicing of the 650 Madison Avenue Mortgage Loan	523
Servicing of the Servicing Shift Mortgage Loans	524
Rating Agency Confirmations	525
Evidence as to Compliance	527
Limitation on Rights of Certificateholders to Institute a Proceeding	529
Termination; Retirement of Certificates	529
Amendment	530
Resignation and Removal of the Trustee and the Certificate Administrator	533
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	534
Certain Legal Aspects of Mortgage Loans	535
General	537
Types of Mortgage Instruments	537
Leases and Rents	538
Personalty	538
Foreclosure	538
General	538
Foreclosure Procedures Vary from State to State	539

Judicial Foreclosure	539
Equitable and Other Limitations on Enforceability of Certain Provisions	539
Nonjudicial Foreclosure/Power of Sale	540
Public Sale	540
Rights of Redemption	541
Anti-Deficiency Legislation	542
Leasehold Considerations	542
Cooperative Shares	543
Bankruptcy Laws	543
Environmental Considerations	549
General	549
Superlien Laws	550
CERCLA	550
Certain Other Federal and State Laws	550
Additional Considerations	551
Due-on-Sale and Due-on-Encumbrance Provisions	551
Subordinate Financing	552
Default Interest and Limitations on Prepayments	552
Applicability of Usury Laws	552
Americans with Disabilities Act	553
Servicemembers Civil Relief Act	553
Anti-Money Laundering, Economic Sanctions and Bribery	553
Potential Forfeiture of Assets	554
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	554
Pending Legal Proceedings Involving Transaction Parties	558
Use of Proceeds	558
Yield and Maturity Considerations	558
Yield Considerations	558
General	558
Rate and Timing of Principal Payments	559
Losses and Shortfalls	560
Certain Relevant Factors Affecting Loan Payments and Defaults	561
Delay in Payment of Distributions	562
Yield on the Certificates with Notional Amounts	562
Weighted Average Life	563
Pre-Tax Yield to Maturity Tables	568
Material Federal Income Tax Considerations	575
General	575
Qualification as a REMIC	576
Exchangeable Certificates	578
Taxation of Regular Interests Underlying an Exchangeable Certificate	578
Status of Offered Certificates	578
Taxation of Regular Interests	579
General	579
Original Issue Discount	579
Acquisition Premium	582
Market Discount	582
Premium	583
Election To Treat All Interest Under the Constant Yield Method	584
Treatment of Losses	584
Yield Maintenance Charges and Prepayment Premiums	585
Sale or Exchange of Regular Interests	585

Taxes That May Be Imposed on a REMIC	586
Prohibited Transactions	586
Contributions to a REMIC After the Startup Day	586
Net Income from Foreclosure Property	587
REMIC Partnership Representative	587
Taxation of Certain Foreign Investors	587
FATCA	589
Backup Withholding	589
Information Reporting	589
3.8% Medicare Tax on “Net Investment Income”	589
Reporting Requirements	589
Certain State and Local Tax Considerations	590
Method of Distribution (Conflicts of Interest)	590
Incorporation of Certain Information by Reference	594
Where You Can Find More Information	595
Financial Information	595
Certain ERISA Considerations	595
General	595
Plan Asset Regulations	596
Administrative Exemptions	597
Insurance Company General Accounts	599
Legal Investment	600
Legal Matters	601
Ratings	601
Index of Defined Terms	604

ANNEX A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

ANNEX A-2:	Mortgage Pool Information (Tables)	A-2-1

ANNEX A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1

ANNEX B:	Form of Distribution Date Statement	B-1

ANNEX C:	Form of Operating Advisor Annual Report	C-1

ANNEX D-1:	Mortgage Loan Representations and Warranties	D-1-1

ANNEX D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

ANNEX E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●

Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;

●

references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●

any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●

any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●

references to a “pooling and servicing agreement” (other than the WFCM 2020-C56 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●

references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR THE UK MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA OR THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OR THE UK OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES IN THE EEA OR THE UK OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA AND UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area OR THE UNITED KINGDOM. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (AS AMENDED), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in REGULATION (EU) 2017/1129 (as amended, the “Prospectus REGULATION”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe FOR the Offered Certificates.

EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EUROPEAN UNION’S SECURITIZATION REGULATION (REGULATION (EU) 2017/2402). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF THEIR COMPLIANCE WITH SUCH REGULATION OR SIMILAR REQUIREMENTS. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY INVESTOR WITH SUCH REGULATION. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND

MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A)

OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “Japanese Retention Requirement”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPALS THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2020-C56.

Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28202–0901 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity

Wells Fargo Commercial Mortgage Trust 2020-C56, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●	LMF Commercial, LLC, a Delaware limited liability company

●

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	Ladder Capital Finance LLC, a Delaware limited liability company

●	Argentic Real Estate Finance LLC, a Delaware limited liability company

●	Wells Fargo Bank, National Association, a national banking association

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Column Financial, Inc.	7	$152,900,000	20.9%
LMF Commercial, LLC	10	142,938,440	19.6
UBS AG, New York Branch	13	138,874,472	19.0
Barclays Capital Real Estate Inc.	5	112,495,000	15.4
Ladder Capital Finance LLC	2	68,148,530	9.3
Argentic Real Estate Finance LLC	3	62,300,000	8.5
Wells Fargo Bank, National Association	6	53,481,652	7.3
Total	46	$731,138,094	100.0%

All of the mortgage loans were originated by their respective sellers or affiliates thereof, except those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

Master Servicer

Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See

“Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement.  From and after the related servicing shift date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans“ below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as special servicer by KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement.  From and after the related servicing shift date, each servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee

Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2020-C56. Following

the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the related servicing shift date.  From and after the related servicing shift date, the mortgagee of record with respect to each servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator

Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479.  See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement.  After the related servicing shift date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder

The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any servicing shift mortgage loan and (ii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class K-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, KKR CMBS II Aggregator Type 2 L.P. will purchase or otherwise acquire a majority of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates, and that KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any servicing shift mortgage loan or (ii) any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization.  From and after the related servicing shift date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent)

under the related servicing shift pooling and servicing agreement.  The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans.  See “Description of the Mortgage Pool—The Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans“ below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships

The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date

The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in June 2020 (or, in the case of any mortgage loan that has its first due date in July 2020, the date that would have been its due date in June 2020 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about June 4, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day

Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Pennsylvania, Maryland, North Carolina, New York, California, Kansas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period

For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final

Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	February 2025
Class A-3	February 2027
Class A-SB	November 2029
Class A-4	January 2030(1)
Class A-5	March 2030(1)
Class X-A	NAP
Class X-B	NAP
Class A-S	March 2030(1)
Class B	March 2030
Class C	April 2030

(1)

Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates and Class A-S Exchangeable Certificates that are principal balance certificates will have the same assumed final distribution date as the Class A-4, Class A-5 or Class A-S certificates, respectively, shown in the table.

The rated final distribution date will be the distribution date in June 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-C56:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2

●	Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2

●	Class X-A

●	Class X-B

●	Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus:  Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$18,464,000	2.525%	30.000%
Class A-2	$54,939,000	7.514%	30.000%
Class A-3	$2,605,000	0.356%	30.000%
Class A-SB	$29,226,000	3.997%	30.000%
Class A-4	$185,000,000(2)	25.303%(2)	30.000%
Class A-5	$221,562,000(2)	30.304%(2)	30.000%
Class X-A	$511,796,000	NAP	NAP
Class X-B	$127,035,000	NAP	NAP
Class A-S	$62,147,000(2)	8.500%(2)	21.500%
Class B	$35,643,000	4.875%	16.625%
Class C	$29,245,000	4.000%	12.625%

(1)

The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates are presented in the aggregate, taking into account the certificate balances of the Class A-4 and Class A-5 trust components. The approximate initial credit support set forth for the Class A-S certificates represents the approximate credit support for the Class A-S trust component.

(2)	Each class of Exchangeable Certificates will have the certificate balance or notional amount described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	1.3410%
Class A-2	2.4980%
Class A-3	1.9400%
Class A-SB	2.4220%
Class A-4(2)	2.1940%
Class A-5(2)	2.4480%
Class X-A	1.4331%
Class X-B	0.3148%
Class A-S(2)	3.1070%
Class B	3.7506%
Class C	3.7506%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-S certificates for any distribution date will, in each case, be a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table. The pass-through rates for the Class B and Class C certificates for any distribution date will, in each case, be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1 and Class A-S-X2 trust components and the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	Each class of Exchangeable Certificates will have the pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.   Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.02500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01020%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to an upfront fee of $10,000 on the closing date. As compensation for its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan and servicing shift mortgage loan but excluding any related companion loan) at a per annum rate equal to 0.00189%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The

Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
KPMG Plaza at Hall Arts	0.00125% per annum	0.25000% per annum(3)
University Village	0.00125% per annum	0.25000% per annum
Parkmerced	0.00125% per annum	0.25000% per annum
650 Madison Avenue	0.00125% per annum	0.25000% per annum

(1)	Does not reflect the HPE Campus mortgage loan, which is part of a split loan structure comprised of such mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, such mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

(3)	The special servicing fee rate is equal to the greater of (i) 0.25% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month.

Distributions

A. Amount and Order of

Distributions on Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class X-B certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates and trust components;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 trust component, until the certificate balance of the Class A-4 trust component has been reduced to zero, (f) sixth, to principal on the Class A-5 trust component, until the certificate balance of the Class A-5 trust component has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates and trust component other than the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, and the Class A-4 and Class A-5 trust components has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates or trust components, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB and certificates and the Class A-4 and Class A-5 trust components, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, to reimburse the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class or trust component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class or trust component;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the related pass-through rate for such trust component;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

Principal and interest payable to the trust components will be distributed pro rata to the corresponding classes of exchangeable certificates representing interests therein in accordance with their class percentage interests therein as described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class R certificates or any class of Exchangeable Certificates with an “X” suffix, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A and Class X-B certificates and any class of Exchangeable Certificates with an “X” suffix, and, therefore, the amount of interest they accrue.

(1)	The Class X-A and Class X-B certificates are interest-only certificates.

(2)	The maximum certificate balances of Class A-4, Class A-5 and Class A-S certificates (subject to the constraint on the aggregate initial principal balance of the Class A-4 and Class A-5 trust components discussed above under “—Certificate Balances and Notional Amounts”) will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distribution.”

(3)	Other than the Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S trust component and the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity, in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred

(and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-six (46) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate of the related borrower in sixty-four (64) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $731,138,094.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-six (46) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases , one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(2)	Whole Loan Cut-off Date LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
The Grid	$ 52,348,530	7.2%	$ 14,956,723	NAP	67.4%	67.4%	1.41x	1.41x
KPMG Plaza at Hall Arts	$ 43,700,000	6.0%	$ 68,000,000	NAP	46.6%	46.6%	2.90x	2.90x
University Village	$ 30,000,000	4.1%	$ 220,000,000	$ 130,000,000	38.5%	58.5%	3.39x	2.23x
Bushwick Multifamily Portfolio	$ 30,000,000	4.1%	$ 22,075,000	NAP	67.5%	67.5%	1.82x	1.82x
Parkmerced	$ 25,000,000	3.4%	$ 522,000,000	$ 953,000,000	25.9%	71.1%	4.00x	1.22x
650 Madison Avenue	$ 25,000,000	3.4%	$ 561,800,000	$ 213,200,000	48.5%	66.1%	2.74x	2.01x
HPE Campus	$ 20,000,000	2.7%	$ 46,770,000	NAP	64.8%	64.8%	2.71x	2.71x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loans (or other subordinate debt) or related mezzanine debt.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding related mezzanine debt.

Each of The Grid whole loan and the Bushwick Multifamily Portfolio whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related mortgage loan or companion loan is referred to in this prospectus as a “serviced mortgage loan” or “serviced companion loan”, respectively.

The HPE Campus whole loan (a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the controlling pari passu companion loan is securitized (the “servicing shift date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift date, each servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the applicable servicing shift date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
KPMG Plaza at Hall Arts	CSAIL 2020-C19	6.0%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Wells Fargo Bank, National Association
University Village	CSMC 2019-UVIL	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	Cohen Financial, a Division of Truist Bank	Wells Fargo Bank, National Association
Parkmerced	MRCD 2019-PARK	3.4%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
650 Madison Avenue	MAD 2019-650M	3.4%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(3)
KPMG Plaza at Hall Arts	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	3650 Real Estate Investment Trust 1 LLC
University Village	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Core Credit Partners A LLC
Parkmerced	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Western Asset Mortgage Capital Corporation(4)
650 Madison Avenue	Citibank, N.A.	Citibank, N.A.	NAP	Healthcare of Ontario Pension Plan Trust Fund(5)

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the HPE Campus whole loan, which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory note(s) will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and directing certificateholder will be the parties specified in such related servicing shift pooling and servicing agreement.

(3)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(4)	The initial directing party for the Parkmerced whole loan was Western Asset Mortgage Capital Corporation, as the controlling class representative for the MRCD 2019-PRKC securitization trust. As of March 26, 2020, the directing party for the related whole loan is PRKC GAP B Note Holder, LLC. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1. Note A-1 was included in the MRCD 2019-PARK securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the MRCD 2019-PARK securitization is expected to exercise the rights of the controlling noteholder with respect to the Parkmerced whole loan.

(5)	The initial directing party for the 650 Madison Avenue whole loan is Healthcare of Ontario Pension Plan Trust Fund, as the controlling class representative for the MAD 2019-650M securitization trust which is currently the controlling noteholder for such whole loan. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A 1-1. Note A-1-1 was included in the CGCMT 2019-C7 securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the CGCMT 2019-C7 securitization is expected to exercise the rights of the controlling noteholder with respect to the 650 Madison Avenue whole loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any related subordinate companion loan (or other subordinate debt encumbering the related mortgaged property) or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$731,138,094
Number of mortgage loans	46
Number of mortgaged properties	64
Number of cross-collateralized mortgage loans	3
Percentage of Initial Pool Balance consisting of cross-collateralized mortgage loans	4.5%
Range of Cut-off Date Balances	$2,200,000 to $52,737,103
Average Cut-off Date Balance	$15,894,306
Range of Mortgage Rates	2.725% to 5.100%
Weighted average Mortgage Rate	3.769%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	115 months
Range of remaining terms to maturity	54 months to 118 months
Weighted average remaining term to maturity	111 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	359 months
Range of remaining amortization terms(2)	294 months to 360 months
Weighted average remaining amortization term(2)	357 months
Range of Cut-off Date LTV Ratios(3)(4)(6)	25.9% to 73.8%
Weighted average Cut-off Date LTV Ratio(3)(4)(6)	58.4%
Range of LTV Ratios as of the maturity date(3)(4)(6)	25.9% to 67.5%
Weighted average LTV Ratio as of the maturity date(3)(4)(6)	53.9%
Range of U/W NCF DSCRs(4)(5)(6)	1.20x to 4.00x
Weighted average U/W NCF DSCR(4)(5)(6)	2.22x
Range of U/W NOI Debt Yields(4)(6)	7.2% to 15.9%
Weighted average U/W NOI Debt Yield(4)(6)	9.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	60.7%
Amortizing Balloon	24.4%
Interest-only, Amortizing Balloon	14.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-six (26) mortgage loans (60.7%) that are interest-only for the entire term.

(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

(4)	In the case of seven (7) mortgage loans (30.9%), each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, loan-to-value ratio as of the maturity date and underwritten net operating income debt yield calculated including the related subordinate companion loans are (a) with respect to the University Village mortgage loan (4.1%), 2.23x, 58.5%, 58.5% and 7.8%, respectively, (b) with respect to the Parkmerced mortgage loan (3.4%), 1.22x, 71.1%, 71.1% and 4.0%, respectively, and (c) with respect to the 650 Madison Avenue mortgage loan (3.4%), 2.01x, 66.1%, 66.1% and 7.3%, respectively. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(6)	For most of the mortgage loans, all NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, and the DSCR, LTV and Debt Yield metrics were largely calculated, and many of the mortgage loans were underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in this prospectus.

All of the mortgage loans except for the Parkmerced mortgage loan (3.4%) accrue interest on an actual/360 basis. The Parkmerced mortgage loan accrues interest on a 30/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, two (2) of the mortgage loans were modified due to a delinquency or refinancing of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans, as set forth below.

With respect to the Parkmerced mortgage loan (3.4%), the related mortgaged property previously secured a mortgage which experienced a maturity default as of November 8, 2019. At the time of such maturity default, the borrower was in the process of negotiating the subject mortgage loan, and the servicer of the previous mortgage loan agreed to up to 60 days of forbearance in order for the subject mortgage loan and related mezzanine loan to be originated. The previous mortgage loan was repaid in full from the proceeds of the subject mortgage loan on November 26, 2019, 18 days after the original maturity default.

With respect to the 3445 Causeway mortgage loan (0.8%), the related mortgaged property previously secured a securitized mortgage which experienced a maturity default as of December 1, 2019; such prior loan was subsequently repaid in full from the proceeds of the current mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to six (6) of the mortgaged properties (15.0%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”; “—LMF Commercial, LLC—LMF’s Underwriting Standards and Loan Analysis”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; and

“—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances and the exchangeable certificates with notional amounts that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts (other than any exchangeable certificates) will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date, acquire an “eligible horizontal residual interest” comprised of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates (the “horizontal risk retention certificates”). KKR CMBS II Aggregator Type 2 L.P. (in satisfaction of the retention obligations of Wells Fargo Bank, National Association, as the retaining sponsor) will be contractually obligated to retain (or to cause its “majority-owned affiliate” to retain) the horizontal risk retention certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, KKR CMBS II Aggregator Type 2 L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, the underwriters, or their respective affiliates, or any other party to the transaction, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—European Risk Retention and Due Diligence Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., KBRA Analytics, Inc., MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C and Class D-RR certificates and the Class A-4, Class A-5 and Class A-S trust components are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of

Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a

“qualified mortgage”). In addition, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of Ladder Capital Finance LLC. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans), defaulted whole loan (other than non-serviced whole loans) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, in certain cases, the related subordinate companion loans(s), in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

The upper-tier REMIC will issue several classes of uncertificated REMIC regular interests, all of which will be held by the grantor trust. The grantor trust will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of REMIC “regular interests” issued by the upper-tier REMIC, as further described under “Material Federal Income Tax Considerations”.

The federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent beneficial ownership of one or more REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A, Class X-B and Class C certificates will represent regular interests issued with original issue discount, that the Class B certificates will represent regular interests with de minimis original issue discount and that the Class A-1, Class A-2, Class A-3 and Class A-SB certificates will represent regular interests issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating

Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

If you are considering an investment in a class of exchangeable certificates, you should carefully consider the risks that are specifically applicable to the related class(es) of certificates exchangeable therefor, since they would generally apply to your certificates if you make an exchange.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic.  The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. There can be no assurance as to when states will permit full resumption of economic activity, whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to disruptions in global financial markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general.  The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown.  While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted.  The United States economy has begun to contract, and it is unclear how large the contraction will be, how long it will last, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic.  It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic.  As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates.  Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.  Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). See “Description of the Mortgage Pool—COVID-19 Considerations”.  You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic.  In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States, such as New York City, have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in lengthier stay-at-home orders than in other less-impacted regions.  However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types.  For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;

●

retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●

self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●

multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Investors should understand that the underwriting of the mortgage loans and the appraisals and property condition reports for each mortgaged property were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.  When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic.  Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool.  Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.  See “Description of the Mortgage Pool—Definitions”.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work.  Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the certificate administrator and the other parties to this transaction.  Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes.  Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by the COVID-19 pandemic and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1 hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic.  See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a surge in COVID-19 cases could have on economic conditions.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already sought such arrangements. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period.  Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents.  We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See “Description of the Mortgage Pool—COVID-19 Considerations” and see also Annex A-3 for additional information at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.  We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their May 2020 debt service and rent payments, we cannot assure you that they will be able to make future payments.  While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. There can be no assurance that the sponsors, the master servicer, the special servicer or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise, unrelated to the related borrowers.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease“ below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, student tenants having a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	certain properties may be master leased in whole or part and be subject to concentrated vacancy risk in the event of the termination or non-renewal of the related master lease;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed, and New York Governor Andrew Cuomo signed, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgaged real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●

in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are of shorter-term duration and user turnover is greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are generally rented by customers on a short term basis and for less square feet. Short term, smaller space users may be more impacted by economic fluctuations compared to traditional long term, larger office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss. In addition, the business model for co-working tenants is evolving, and in markets where co-working tenants represent significant market share, deteriorating performance at any one location may create disruption across other co-working locations and affect the broader office market as well.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by the tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remains unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses“ below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and
“—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “Parking Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●

the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use.  Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season.  This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments.  In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate.  In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home.  Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan.  Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis.  In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes.  See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).  Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems.  In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future.  In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone.  Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Data Centers Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are multifamily, office, retail, mixed use, industrial and self storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more (in the aggregate) of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, New Jersey, New York, Massachusetts, Washington and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●

if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”; “—LMF Commercial, LLC—LMF’s Underwriting Standards and Loan Analysis”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give a related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on September 30, 2020. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions“ below and “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten cash flows for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Risks Related to Market Conditions and Other External Factors— The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”; “—LMF Commercial, LLC—LMF’s Underwriting Standards and Loan Analysis”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”; “—LMF Commercial, LLC—LMF’s Underwriting Standards and Loan Analysis”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment“ and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk“ below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 9 on Annex D-1 and the matters scheduled on Annex D-2-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the Mortgage Loans included in the issuing entity have borrowers that are Delaware statutory trusts. In general, a Delaware statutory trust is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents.  Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization.  If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization.  See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax.  This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks“ and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate and other tax matters relating to certain mortgaged properties.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower, which is a non-Shari’ah compliant party, holds the fee interest in the mortgaged property and is owned by a U.S. service company that provides certain services for Shari’ah compliant loans.  The related borrower has master leased the related mortgaged property to a master lessee, which is directly or indirectly owned in whole or in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as (in some cases) reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator and the custodian, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans“ and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the HPE Campus whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the servicing shift date.  At that time, the servicing and administration of such servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement.  Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined.  In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined.  Prospective investors should be aware that they will not have any control over the identity of any such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement.  Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of the controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction.  See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2020-C56 non-offered certificates.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR CMBS II Aggregator Type 2 L.P. (or its affiliate), which is expected to cause its “majority-owned affiliate” to purchase the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and is expected to be appointed as the initial directing certificateholder, with due diligence relating to the mortgage loans to be included in the mortgage pool.

It is expected that Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank serves in various capacities pursuant to the non-serviced pooling and servicing agreements as described in the chart entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.  This may pose inherent conflicts of interest for the initial operating advisor.  Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.  This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof will be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of each servicing shift mortgage loan, at the direction of the related controlling noteholder, prior to the applicable servicing shift date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of any servicing shift whole loan, prior to the applicable servicing shift date, or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan (or, if applicable, a controlling noteholder), may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Party(2)
KPMG Plaza at Hall Arts	CSAIL 2020-C19	CSAIL 2020-C19	3650 Real Estate Investment Trust 1 LLC
University Village	CSMC 2019-UVIL	CSMC 2019-UVIL	Core Credit Partners A LLC
Parkmerced	MRCD 2019-PARK	MRCD 2019-PRKC(3)	Western Asset Mortgage Capital Corporation(3)
650 Madison Avenue	MAD 2019-650M	MAD 2019-650M(4)	Healthcare of Ontario Pension Plan Trust Fund(4)

(1)

Does not include the HPE Campus whole loan, for which servicing will be transferred on the Servicing Shift Date.  The initial controlling noteholder of the HPE Campus whole loan will be an affiliate of Argentic Real Estate Finance LLC.  With respect to such whole loan, after the securitization of the related controlling pari passu companion loan, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling pari passu companion loan is deposited.  The directing certificateholder after the securitization of such controlling pari passu companion loan is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling pari passu companion loan was deposited.

(2)

As of the closing date of the related securitization. The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(3)

The initial directing party for the Parkmerced Whole Loan was Western Asset Mortgage Capital Corporation, as the controlling class representative for the MRCD 2019-PRKC securitization trust.  As of March 26, 2020, the directing party for the related whole loan is PRKC GAP B Note Holder, LLC.  During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1. Note A-1 was included in the MRCD 2019-PARK securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the MRCD 2019-PARK securitization is expected to exercise the rights of the controlling noteholder with respect to the Parkmerced Whole Loan.

(4)

The initial directing party for the 650 Madison Avenue Whole Loan is Healthcare of Ontario Pension Plan Trust Fund, as the controlling class representative for the MAD 2019-650M securitization trust which is currently the controlling noteholder for such whole loan. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1-1. Note A-1-1 was included in the CGCMT 2019-C7 securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the CGCMT 2019-C7 securitization is expected to exercise the rights of the controlling noteholder with respect to the 650 Madison Avenue Whole Loan.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift date, by the holder of the controlling pari passu companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders may have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement.  Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any.  As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.  Additionally, it is possible any that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates.  Accordingly, prior to the applicable servicing shift date, the special servicer may take actions with respect to a servicing shift whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”.  However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents.  After the related servicing shift date, a servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and

Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift date, the special servicer may be replaced by the holder of the related controlling pari passu companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

KKR Real Estate Credit Opportunity Partners II L.P., or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer (other than with respect to any non-serviced mortgage loan, any excluded loan as to the directing certificateholder and any servicing shift mortgage loan). In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In some such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Risk Factors—Risks Related to the Mortgage Loans—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank

Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

European Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements (the “European Risk Retention and Due Diligence Requirements”) which apply in respect of “institutional investors” as defined in Regulation (EU) 2017/2402 (as amended, the “European Securitization Regulation”) (and, in certain cases, their consolidated subsidiaries) (“European Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU or in the UK; investment firms (as defined in Regulation (EU) No 575/2013) (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in the European Securitization Regulation as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance.  The European Securitization Regulation has direct effect in member states of the European Union (the “EU”), and is expected also to be implemented in non-EU member states of the European Economic Area.  In addition, notwithstanding that the United Kingdom (the “UK”) is no longer a member of the EU, the European Securitization Regulation continues to apply in the UK, pursuant to the withdrawal agreement between the EU and the UK, for the duration of the transition period provided for by such agreement (i.e. until December 31, 2020, unless such period is extended).

The European Risk Retention and Due Diligence Requirements restrict European Institutional Investors from investing in securitizations unless, amongst other things, such European Institutional Investors have verified that: (i) if established in a country other than

(a) a member state of the EU or the EEA or (b) the UK, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the European Securitization Regulation and the risk retention is disclosed to European Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the European Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a country other than (a) a member state of the EU or the EEA or (b) the UK, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the European Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those European Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant European Institutional Investor. Aspects of the European Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any European Institutional Investor for the purposes of their compliance with any applicable European Risk Retention and Due Diligence Requirement or any similar requirements.  None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other person provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any European Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any European Institutional Investor with any European Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any European Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the European Risk Retention and Due Diligence Requirements and their compliance with any applicable European Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations“ and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes. In particular, the formulas for calculating the entitlements of the classes of Exchangeable IO Certificates to such amounts are different from the formulas for calculating the entitlements of the Class X-A and Class X-B certificates to such amounts.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions“ above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates or trust component, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates or trust components.

Interest-Only Class of Certificates	Underlying Classes of Certificates or Trust Components
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-SB certificates and Class A-4 and Class A-5 trust components
Class X-B	Class A-S trust component and Class B and Class C certificates
Class A-4-X1	Class A-4-1 certificates
Class A-4-X2	Class A-4-2 certificates

Interest-Only Class of Certificates	Underlying Classes of Certificates or Trust Components
Class A-5-X1	Class A-5-1 certificates
Class A-5-X2	Class A-5-2 certificates
Class A-S-X1	Class A-S-1 certificates
Class A-S-X2	Class A-S-2 certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the certificates with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates and the Class A-4 and Class A-5 trust components remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2 and Class A-3 certificates and the Class A-4 and Class A-5 trust components were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class K-RR certificates, then the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D-RR certificates, then the Class C certificates, then the Class B certificates, then the Class A-S trust component and, then, pro rata, the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class or trust component. Any portion of such amount applied to the Class A-4, Class A-5 or Class A-S trust component will reduce the certificate balance or notional amount of each class of certificates in the related group of Exchangeable Certificates by an amount equal to the product of (x) its certificate balance or notional amount, divided by the certificate balance of such trust component prior to the applicable reduction, and (y) the amount applied to such trust component. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3 or Class A-SB certificates or the Class A-4 or Class A-5 trust components will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S trust component or the Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S Exchangeable Certificates (collectively) and the Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any such certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2,

Class A-3, Class A-SB, Class X-A and Class X-B certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates, and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S Exchangeable Certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to each servicing shift mortgage loan, with respect to each of which the holder of the related controlling companion loan prior to the applicable servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)         may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)        may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests);

(iii)        does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of any servicing shift mortgage loan, the related controlling companion noteholder does not have any duties to any other person);

(iv)       may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of a servicing shift whole loan, the related controlling companion noteholder) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take action that favor only its own interests; and

(v)        will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the classes of horizontal risk retention certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, other than with respect to any servicing shift whole loan, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan, will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, (i) Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee the payment obligation of Ladder Capital Finance LLC in connection with any repurchase by Ladder Capital Finance LLC and (ii) Barclays Capital Holdings Inc. will agree to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. We cannot assure you that the sponsors, notwithstanding the existence of any payment guaranty, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or (i) Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of the payment obligation of Ladder Capital Finance LLC or (ii) Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or (i) in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that sponsor, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP or (ii) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or (i) in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that sponsor, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP or (ii) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act

(“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the PSA or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans.

Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Loan Modifications Related to COVID-19

On April 13, 2020, the IRS issued REMIC guidance under Revenue Procedure 2020-26 regarding forbearance granted to mortgage loan borrowers experiencing financial hardship due to the COVID-19 emergency. Under Revenue Procedure 2020-26, REMICs can grant forbearance relief to COVID-19-affected borrowers of mortgage loans without suffering certain adverse tax consequences. In particular, a COVID-19 related modification of a mortgage loan held by a REMIC, by itself, will not jeopardize the treatment of such mortgage loan as a “qualified mortgage” for REMIC tax purposes and will not jeopardize the tax status of the REMIC that holds such loan as a “REMIC” for income tax purposes. In addition, if a mortgage loan satisfied the “principally secured” test (see the paragraph immediately above) at the time of origination, such loan will not be re-tested for such purpose solely because there was a COVID-19 related modification after origination. The relief generally applies to mortgage loans where forbearance (i) is put in place between March 27, 2020 and December 31, 2020, and (ii) lasts for a period of six months or less.

The master servicer or the special servicer, as applicable, will be allowed to grant a forbearance on a mortgage loan related to the global COVID-19 emergency if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such mortgage loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC tax consequence.

This could impact the timing and ultimate recovery on the mortgage loans, and likewise on one or more classes of offered certificates.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-six (46) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $731,138,094 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in June 2020 (or, in the case of any Mortgage Loan that has its first due date in July 2020, the date that would have been its due date in June 2020 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Seven (7) Mortgage Loans (30.9%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Column Financial, Inc.	7	7	$152,900,000	20.9%
LMF Commercial, LLC	10	18	142,938,440	19.6
UBS AG, New York Branch	13	16	138,874,472	19.0
Barclays Capital Real Estate Inc.	5	5	112,495,000	15.4
Ladder Capital Finance LLC	2	2	68,148,530	9.3
Argentic Real Estate Finance LLC	3	9	62,300,000	8.5
Wells Fargo Bank, National Association	6	7	53,481,652	7.3
Total	46	64	$731,138,094	100.0%

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except as described in “—Co-Originated or Third-Party Originated Mortgage Loans” below.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”), subject to permitted exceptions reflected in the title insurance policy. For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●

The Parkmerced Mortgage Loan (3.4%), for which Barclays Capital Real Estate Inc. is the mortgage loan seller, is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and Citi Real Estate Funding Inc.

●

The 650 Madison Avenue Mortgage Loan (3.4%), for which Barclays Capital Real Estate Inc. is the mortgage loan seller, is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 4, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the University Village Mortgage Loan or University Village Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the University Village Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the University Village Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. In particular, such appraisals do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●

in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●

in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan(s)). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value“ on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is”

value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information, see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of certain property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loans shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity (“As-Is”)	“As-Is” Appraised Value
Parkmerced(1)	3.4%	25.9%	25.9%	$ 2,110,000,000	31.4%	31.4%	$ 1,741,000,000
650 Madison Avenue(2)	3.4%	48.5%	48.5%	$ 1,210,000,000	48.9%	48.9%	$ 1,200,000,000

(1)

The appraised value of $2,110,000,000 represents the “as-is value inclusive of development rights (excluding all of Phase 1)” appraised value as of September 3, 2019, which consists of the as-is value (excluding Phase 1) of $1,741,000,000 and the as-is value of development rights (excluding Phase 1) of $369,000,000. Phase 1 consists of 56 units that are not part of the collateral for the related Mortgage Loan.

(2)

The appraised value of $1,210,000,000 represents the “hypothetical as-is” appraised value as of October 31, 2019, which assumes that the Mortgaged Property will have in place reserves of approximately $9,576,014. At the origination of the Mortgage Loan, approximately $9,576,014 was reserved.

With respect to the Maxi-Space Portfolio Mortgage Loan (2.7%), the Appraised Value includes a diversity premium based on an assumption that all of the mortgaged properties would be sold together as a portfolio and reflects a 9.9% premium to the aggregate appraised value of the individual Mortgaged Properties. The related Mortgaged Properties had an aggregate “as-is” appraised value of $33,110,000.

With respect to the Crosstrax and Cherry Road Storage Portfolio Mortgage Loan (1.2%), the Appraised Value is based on a portfolio “as-is” appraised value of $16,690,000, which is predicated on the assumption that the entire property portfolio is marketed to a single purchaser and reflects an 8.6% premium to the aggregate appraised value of the individual Mortgaged Properties. The related Mortgaged Properties had an aggregate “as-is” appraised value of $15,370,000.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date, assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value“ in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See

“Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan(s)) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date LTV Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1 to this prospectus.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan(s)).

The Underwritten Net Cash Flow Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1 to this prospectus.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group and the aggregate units for the Mortgaged Properties in such group.

“LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity, of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s). Unless clearly indicated otherwise, the LTV Ratio at Maturity for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity than is shown on Annex A-1 to this prospectus.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); and (iii) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●

“@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●

“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●

“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●

“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●

“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Furthermore, Ladder Capital Finance LLC may apply a minimum vacancy that is less than 5% if rents at the subject Mortgaged Property are below market or if it otherwise determines that circumstances so warrant. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. Furthermore, the Underwritten Net Cash Flow for certain Mortgaged Properties reflects the estimated benefits of any applicable real estate tax exemptions or abatements. See “—Real Estate and Other Tax Considerations” below. Lastly, notwithstanding the foregoing, the vacancy assumption used in determining the revenue component of Net Cash Flow may have used vacancy information for the subject Mortgaged Property and the related markets that pre-dates the impact of the COVID-19 pandemic.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue; (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); and (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate

Companion Loan(s)). Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1 to this prospectus.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan(s)). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Operating Income generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan(s)). Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten Net Operating Income of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units” or “Beds” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (c) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units, or (d) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds leased to students.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan and any related Pari Passu Companion Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$731,138,094
Number of mortgage loans	46
Number of mortgaged properties	64
Number of cross-collateralized mortgage loans Percentage of Initial Pool Balance consisting of cross-collateralized mortgage loans	3 4.5%
Range of Cut-off Date Balances	$2,200,000 to $52,737,103
Average Cut-off Date Balance	$15,894,306
Range of Mortgage Rates	2.725% to 5.100%
Weighted average Mortgage Rate	3.769%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	115 months
Range of remaining terms to maturity	54 months to 118 months
Weighted average remaining term to maturity	111 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	359 months
Range of remaining amortization terms(2)	294 months to 360 months
Weighted average remaining amortization term(2)	357 months
Range of Cut-off Date LTV Ratios(3)(4)(6)	25.9% to 73.8%
Weighted average Cut-off Date LTV Ratio(3)(4)(6)	58.4%
Range of LTV Ratios at Maturity (3)(4)(6)	25.9% to 67.5%
Weighted average LTV Ratio at Maturity(3)(4)(6)	53.9%
Range of U/W NCF DSCRs(4)(5)(6)	1.20x to 4.00x
Weighted average U/W NCF DSCR(4)(5)(6)	2.22x
Range of U/W NOI Debt Yields(4)(6)	7.2% to 15.9%
Weighted average U/W NOI Debt Yield(4)(6)	9.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	60.7%
Amortizing Balloon	24.4%
Interest-only, Amortizing Balloon	14.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-six (26) Mortgage Loans (60.7%) that are interest-only for the entire term.

(3)

LTV Ratios (such as, for example, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions“ in this prospectus; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)

In the case of seven (7) Mortgage Loans (30.9%), each of which has one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the Debt Service Coverage Ratio, LTV Ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan. The U/W NCF DSCR, related Cut-off Date LTV Ratio, LTV Ratio at Maturity and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are (a) with respect to the University Village Mortgage Loan (4.1%), 2.23x, 58.5%, 58.5% and 7.8%, respectively, (b) with respect to the Parkmerced Mortgage Loan (3.4%), 1.22x, 71.1%, 71.1% and 4.0%, respectively, and (c) with respect to the 650 Madison Avenue Mortgage Loan (3.4%), 2.01x, 66.1%, 66.1% and 7.3%, respectively. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(5)

Debt Service Coverage Ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(6)

For most of the Mortgage Loans, all NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, and the DSCR, LTV and Debt Yield metrics were largely calculated, and many of the Mortgage Loans were underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in this prospectus.

The issuing entity will include five (5) Mortgage Loans (16.6%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions“ above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Multifamily	24	$315,690,630	43.2%
Garden	14	153,624,433	21.0
Mid Rise	7	86,566,197	11.8
Student Housing	1	42,000,000	5.7
High Rise/Townhome	1	25,000,000	3.4
Low Rise	1	8,500,000	1.2
Office	13	$168,720,397	23.1%
Suburban	10	118,840,397	16.3
CBD	1	43,700,000	6.0
Medical	2	6,180,000	0.8
Retail	8	$71,182,632	9.7%
Anchored	4	32,731,797	4.5
Lifestyle Center	1	30,000,000	4.1
Single Tenant	2	6,250,835	0.9
Unanchored	1	2,200,000	0.3
Mixed Use	8	$54,707,333	7.5%
Office/Retail	1	25,000,000	3.4
Self Storage/Office/Retail	5	15,125,000	2.1
Multifamily/Retail	2	14,582,333	2.0
Industrial	1	$52,737,103	7.2%
Warehouse	1	52,737,103	7.2
Self Storage	9	$52,300,000	7.2%
Self Storage	9	52,300,000	7.2
Manufactured Housing Community	1	$15,800,000	2.2%
Manufactured Housing Community	1	15,800,000	2.2
Total	64	$731,138,094	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans“ and “—COVID-19 Considerations” below.

Multifamily Properties

In the case of the multifamily properties and mixed use properties with multifamily components set forth in the above chart, we note the following:

●

With respect to the Telegraph Lofts, Villas at Harbor Pointe – Bayview, Exchange Studios and Villas at Harbor Pointe – Sunnyview Mortgaged Properties (collectively, 6.0%), all of which are located in the Oakland, California multifamily market, the borrower sponsors also own and/or operate fourteen other multifamily properties in the Oakland, California multifamily market, one or more of which is directly competitive with the Mortgaged Properties. Additionally, certain Mortgaged Properties share common amenities with one or more of the other properties owned by the borrower sponsors.

●

With respect to the Panoramic Berkeley Mortgage Loan (5.7%), the Mortgaged Property which is located near the University of California at Berkeley, is operated as student housing. In addition, 44 of the 70 units (representing 72.3% of underwritten rent) at the related Mortgaged Property are leased to The Regents of the University of California under a master lease that expires in 2024. Such arrangement creates a concentrated risk, since if the master lease is not renewed, a vacancy will be created for a large number of units at the Mortgaged Property. In addition, if the Regents of the University of California were to experience difficulty in paying rent under its master lease, or to seek rent relief or forbearance, there could be an adverse effect on the Mortgaged Property. There can be no assurance as to whether, or when, universities will reopen for in person classes following their closure as a result of the COVID-19 pandemic.

●

With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), the 70 Bushwick Avenue, 894 Bushwick Avenue and 679 Grand Street Mortgaged Properties each benefit from a 25-year 421-a tax abatement. The 25-year 421-a tax abatements require that at least 20% of the units at each of the 679 Grand Street, 70 Bushwick Avenue and 894 Bushwick Avenue Mortgaged Properties be reserved for tenants earning no more than 60% of the area median income. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in this prospectus.

●

With respect to the Parkmerced Mortgage Loan (3.4%), all of the existing residential units at the Mortgaged Property are governed by the San Francisco Rent Stabilization and Arbitration Ordinance, which provides that the annual allowable increase in rent will become effective March 1 of each year, and will be no more than 60% of the percentage increase in the Consumer Price Index (CPI) for All Urban Consumers in the San Francisco-Oakland-San Jose region for the preceding 12 months, as published by the San Francisco Rent Stabilization and Arbitration Board. In no event will the allowable annual increase by greater than 7%. Upon vacating, the San Francisco Rent Control Ordinance allows for rent to be raised to market levels. Additionally, as of September 10, 2019, approximately 12.2% of the units at the Mortgaged Property (representing 14.7% of underwritten revenue) were rented to tenants that rely on rent subsidies under various government funded programs, such as the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development. Generally, a tenant receiving such subsidy or assistance must regularly meet certain income requirements. Further, approximately 66.2% of the units at the Mortgaged Property were rented on a month-to-month basis, as of September 10, 2019.

●

With respect to the Lafayette Gardens Mortgage Loan (3.0%), 74 of the 240 total units at the related Mortgaged Property (representing 30.8% of units and 37.1% of underwritten revenues), are leased to tenants that are corporate or healthcare-related entities; in addition there are 11 furnished units, 7 of which are currently leased to corporate tenants. The standard unfurnished units leased to corporate tenants generate rental rate premiums over units leased to non-corporate tenants. However, such unfurnished units leased to corporate tenants require expenses that are approximately 18.2% higher than expenses for comparable units leased to conventional tenants. If the current standard unfurnished units leased to corporate tenants were leased to conventional tenants at the appraisal’s market rent and expenses related to these corporate tenants were removed, UW NCF would be $1,855,604, or 4.7% below the UW NCF shown in this prospectus.

●

With respect to the Buffalo Multifamily Portfolio Mortgage Loan (2.0%), the tenants in 50 units (representing approximately 31.6% of the total units and 33.0% of the underwritten revenues) at the Hertel Avenue Mortgaged Property rely in part on subsidies under certain Section 8 tenant-based assistance programs administered by the Buffalo Municipal Housing Authority. The tenants in 27 units (representing approximately 21.8% of the total units and 23.0% of the underwritten revenues) at the Delsan Court Mortgaged Property rely in part on subsidies under certain Section 8 tenant-based assistance programs administered by the Buffalo Municipal Housing Authority. We cannot assure you that such programs will be continued in their present form or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

●

With respect to the Central California Portfolio Mortgage Loan (1.4%), the Northwood Duplexes Mortgaged Property and the Carmel Drive Patio Homes Mortgaged Property are multifamily properties where all tenants rent on a month-to-month basis.

●

With respect to the Norbrook Arms Apartments Mortgage Loan (0.4%), tenants in approximately 18 of 94 units (21.2% of underwritten rent) receive housing assistance, including 11 units which receive assistance through Section 8 vouchers, 4 units which receive assistance from Home of the Innocents, a local non-profit organization, and 3 units that receive assistance from Coalition for the Homeless, a non-profit organization. In addition, seven units are leased on a month-to-month basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

●

With respect to KPMG Plaza at Hall Arts Mortgaged Property (6.0%), a license agreement (the “Parking Agreement”) provides authority for patrons of the Mortgaged Property to use up to 1,266 out of the total 2,098 parking spaces in two subterranean parking garages connected below ground (1,750 spaces in the Hall Arts Garage and 348 in the Cathedral Garage). The parking garages are located under the Hall Arts Plaza and under the Cathedral Shrine of the Virgin Guadalupe, located across Crockett Street. The Parking Agreement expires in 2088 with respect to the Hall Arts Garage and in 2047 with respect to the Cathedral Garage. The Mortgage Loan documents include a recourse carveout for losses in the event that there is (a) any termination or cancellation of any superior interests in the parking garages that results in the loss by the borrower of a valid enforceable license to use the parking spaces or (b) any termination or cancellation of the Parking Agreement.

Retail Properties

In the case of the retail properties and mixed use or multifamily properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses“ in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Industrial Property

In the case of the industrial property set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

In the case of the self storage properties and multifamily properties with self storage components set forth in the above chart, we note the following:

●

With respect to the Maxi-Space Portfolio Mortgage Loan (2.7%), the Meridian Mortgaged Property (0.5%), the Steele Street Mortgaged Property (0.4%), the Pacific Avenue Mortgaged Property (0.4%), the Steele Street Plaza Property Mortgaged Property (0.4%), the Up North Mortgaged Property (0.4%) and the 74th Street Mortgaged Property (0.3%), approximately 28.4%, 12.4%, 30.9%, 68.2%, 36.4% and 39.8%, respectively, of the underwritten revenue at each of the related Mortgaged Properties is derived from sources (such as office space, parking and band rooms) other than the rental of self storage units.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Property

In the case of the manufactured housing community property set forth in the above chart, we note the following:

●

With respect to the Woodland Estates MHC Mortgage Loan (2.2%), an affiliate of the related borrower has an option to acquire a vacant parcel located immediately adjacent to the related Mortgaged Property. The related purchase and sale agreement for the land acquisition expires in 2023. The related borrower covenanted that until the related Mortgaged Property achieves a physical occupancy rate of 95% and a debt yield of 8.0% (based upon the then-current rent roll and a 3% management fee), the related borrower may not permit any affiliate of the related borrower or non-recourse carveout guarantor to, directly or indirectly, as lessor, agent, owner or principal, or through others acting as their respective agents or in any other manner, to lease pads and/or homes at the adjacent property. Upon the related Mortgaged Property achieving the thresholds in the immediately preceding sentence, the related borrower may not, and it may not permit any affiliate of the related borrower or non-recourse carveout guarantor to, directly or indirectly, as lessor, agent, owner or principal or through others acting as their respective agents or in any other manner, (i) lease (or offer to lease) any pad at the adjacent property to any tenants leasing space at the related Mortgaged Property, or (ii) in bad faith steer or direct any prospective tenant seeking to lease a pad at the related Mortgaged Property to lease a pad at the adjacent property owned by any affiliate of the related borrower or non-recourse carveout guarantor. In the event the related borrower affiliate closes on the acquisition of and elects to develop manufactured housing sites on the vacant parcel, the related borrower affiliate has the right to enter into an easement with the related Mortgaged Property, provided that such easement may not result in the related Mortgaged Property being in violation of legal requirements or any existing easement agreements. Subject to certain requirements and restrictions in the related Mortgage Loan documents, the new easements can provide for (i) pedestrian and vehicular access and utility access on or across the related Mortgaged Property, (ii) the sharing of the clubhouse and pool amenities located on the related Mortgaged Property with the residents of the adjacent property and/or (iii) the sharing of the waste treatment facility located on the related Mortgaged Property with the residents of the adjacent property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks“ and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant, brewery or bakery	5	10.1%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, rehabilitation centers, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	9	9.5%
Grocery store	4	7.4%
Data center	2	5.1%
Research and development	1	2.7%
Gym, fitness center, spa or a health club	1	0.3%

In addition, the Maxi-Space Portfolio – 74th Street and Gateway Tower Mortgaged Properties (1.5%) include one or more tenants that operate an auto service center.

In addition, the Jurupa Springs Mortgaged Property (1.5%) includes one or more tenants that operate a laundromat.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Supor Industrial Portfolio	$52,737,103	7.2%	$84	1.29x	54.5%	Industrial
The Grid	$52,348,530	7.2%	$144,432	1.41x	67.4%	Multifamily
KPMG Plaza at Hall Arts	$43,700,000	6.0%	$242	2.90x	46.6%	Office
Panoramic Berkeley	$42,000,000	5.7%	$165,354	2.25x	56.2%	Multifamily
Solitude at Centennial	$35,500,000	4.9%	$130,515	2.29x	60.8%	Multifamily
All Aboard Storage - Westport Depot & Ormond Depot	$21,804,000	3.0%	$91	2.68x	63.5%	Self Storage
All Aboard Storage - Port Orange Depot	$7,972,000	1.1%	$91	2.68x	63.5%	Self Storage
All Aboard Storage - Holly Hill Depot	$3,224,000	0.4%	$91	2.68x	63.5%	Self Storage
Met Center 15	$31,000,000	4.2%	$120	1.99x	57.9%	Office
University Village	$30,000,000	4.1%	$418	3.39x	38.5%	Retail
Bushwick Multifamily Portfolio	$30,000,000	4.1%	$445,085	1.82x	67.5%	Various
Liberty Walk at East Gate	$25,695,000	3.5%	$110	1.87x	73.8%	Office
Parkmerced	$25,000,000	3.4%	$172,828	4.00x	25.9%	Multifamily
650 Madison Avenue	$25,000,000	3.4%	$977	2.74x	48.5%	Mixed Use
Lafayette Gardens	$22,000,000	3.0%	$91,667	2.19x	65.1%	Multifamily
HPE Campus	$20,000,000	2.7%	$149	2.71x	64.8%	Office
Maxi-Space Portfolio	$19,525,000	2.7%	$114	1.66x	53.6%	Various
Top 3 Total/Weighted Average	$148,785,633	20.3%		1.81x	56.7%
Top 5 Total/Weighted Average	$226,285,633	30.9%		1.96x	57.3%
Top 15 Total/Weighted Average	$487,5050,633	66.7%		2.26x	56.5%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.6% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans, Cross-Collateralized Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans”, representing approximately 14.4% of the Initial Pool Balance, are secured by two or more properties. The Mortgage Pool also includes certain Mortgage Loans that are cross-collateralized and cross-defaulted with one another, collectively representing approximately 4.5% of the Initial Pool Balance. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan or group of cross-collateralized Mortgage Loans, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Multi-Property Loan or Cross-Collateralized Loan	Approx. % of Initial Pool Balance
All Aboard Storage - Westport Depot & Ormond Depot	$21,804,000	Multi-Property Loan; Cross-Collateralized Loan(2)	3.0%
All Aboard Storage - Port Orange Depot	7,972,000	Cross-Collateralized Loan(2)	1.1
All Aboard Storage - Holly Hill Depot	3,224,000	Cross-Collateralized Loan(2)	0.4
Bushwick Multifamily Portfolio	30,000,000	Multi-Property Loan	4.1
Maxi-Space Portfolio	19,525,000	Multi-Property Loan	2.7
Buffalo Multifamily Portfolio	14,916,337	Multi-Property Loan	2.0
Central California Portfolio	9,900,000	Multi-Property Loan	1.4
Crosstrax and Cherry Road Storage Portfolio	9,100,000	Multi-Property Loan	1.2
Total	$116,441,337		15.9%

(1)	Total may not equal the sum of such amounts listed due to rounding.

(2)	Part of a cross-collateralized group of Mortgage Loans.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to each of the Supor Industrial Portfolio, The Grid, and Commerce Storage Mortgage Loans (15.2%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

Four (4) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” are not cross-collateralized but have borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Telegraph Lofts	1	$18,800,000	2.6%
Villas at Harbor Pointe - Bayview	1	11,500,000	1.6
Exchange Studios	1	8,500,000	1.2
Villas at Harbor Pointe - Sunnyview	1	4,900,000	0.7
Total for Group 1:	4	$43,700,000	6.0%
Group 2:
All Aboard Storage - Westport Depot & Ormond Depot	2	$21,804,000	3.0%
All Aboard Storage - Port Orange Depot	1	7,972,000	1.1
All Aboard Storage - Holly Hill Depot	1	3,224,000	0.4
Total for Group 2:	4	$33,000,000	4.5%
Group 3:
Maxi-Space Portfolio	7	$19,525,000	2.7%
Crosstrax and Cherry Road Storage Portfolio	2	9,100,000	1.2
Total for Group 3:	9	$28,625,000	3.9%
Group 4:
La Jolla Apartments	1	$13,300,000	1.8%
Mira Monte Apartments	1	7,200,000	1.0
Total for Group 4:	2	$20,500,000	2.8%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	13	$158,870,817	21.7%
Texas	5	$113,617,954	15.5%
New Jersey	3	$90,732,103	12.4%
New York	10	$69,916,337	9.6%
Massachusetts	2	$55,608,530	7.6%
Washington	8	$49,525,000	6.8%
Florida	7	$49,432,202	6.8%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout eleven (11) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●

All Aboard Storage - Westport Depot, All Aboard Storage - Ormond Depot, All Aboard Storage - Port Orange Depot, All Aboard Storage - Holly Hill Depot, 3445 Causeway, American Water – Pensacola, Gardens Professional Arts Building and 5555 Biscayne Blvd Mortgaged Properties (7.6%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean south of Maryland, and are therefore more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●

Twenty-one (21) Mortgaged Properties (28.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	Mortgaged Properties located in California, Texas, Florida and Washington, among others, are more susceptible to wildfires than properties in other parts of the country.

Mortgaged Properties with Limited Prior Operating History

Six (6) of the Mortgaged Properties (15.0%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

The Plaza Gardens Apartments and 550 North 11th Avenue Mortgage Loans (2.7%) each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Walgreens - Greenfield Mortgage Loan (0.4%), there is not currently a tenant-in-common structure, but the related loan documents permit the Borrower, together with one of its existing members, to enter into a tenant-in-common structure, and assume the Mortgage Loan as co-borrowers (subject to the terms and provisions of the loan agreement). The loan documents provide that the lender may require the tenants-in-common to waive their right of partition.

Shari’ah Compliant Loan

The HPE Campus Mortgage Loan (2.7%) was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan).

Condominium and Other Shared Interests

The HPE Campus and Maxi-Space Portfolio Mortgage Loans (5.4%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●

With respect to the HPE Campus Mortgage Loan (2.7%), the Mortgaged Property is subject to a condominium regime, which includes (i) 1 commercial condominium unit that is the entirety of the collateral for the Mortgage Loan and (ii) additional land parcel and building condominium units that are not part of the collateral. The related borrower holds a controlling voting interest in the related condominium association and exercises control over the related condominium board. The condominium documents permit additional buildings to be built in the condominium project. The borrower’s voting interest in the related condominium association could be decreased in the event that such additional buildings are constructed. Under the Mortgage Loan documents, the borrower agreed that it will not take any of the following actions without the lender’s prior consent: (i) any action to abandon or terminate the condominium, withdraw the Mortgaged Property from the condominium and the rules and regulations pertaining thereto, or subdivide or cause a partition of the Mortgaged Property; (ii) exercise any voting rights in favor of (a) the expenditure of proceeds or an award for the restoration of the Mortgaged Property, (b) any material alterations to the common elements of the condominium or (c) any borrowing on behalf of the condominium board or the condominium association; (iii) vote to amend, modify, supplement or terminate, or consent to any amendment, modification, supplement or termination of, the condominium documents, except to correct errors that are clearly clerical in nature or (iv) exercise any voting rights in its capacity as a unit owner of a condominium unit that is subject to the condominium declaration or any vote of its designees on the condominium board, to (a) any engagement of or change of managing agent, (b) any amendment to the management agreement for the operation of the condominium, or (c) any material revisions to the annual operating and/or capital budget. In addition, the Mortgage Loan documents provide recourse to the guarantor and the borrower for losses related to (i) the borrower’s failure to pay condominium common charges, (ii) the breach of covenants or representations and warranties related to the condominium or (iii) the amendment, modification or termination of the condominium declaration or bylaws without lender’s prior written consent.

In addition, the University Village and 650 Madison Avenue Mortgage Loans (7.5%) permit the conversion of the related Mortgaged Property (or a portion thereof) to a condominium of shared interest structure as described below:

●

With respect to the University Village Mortgage Loan (4.1%), under the terms of the Mortgage Loan documents, the borrower has the right to execute a declaration of condominium or similar agreement to develop separate units with respect to the parking garage known as West Garage and the air rights parcel above the garage and to subsequently obtain the release of the air rights parcel. In addition, with respect to the University Village Mortgaged Property, many of the leases at the such Mortgaged Property have provisions requiring the tenants to be members of the University Village’s Merchants’ Association (“UVMA”), in which the borrower is also a member. Adopted on January 16, 2001, the UVMA is open to all people, partnerships, or corporations that maintain a place of business at the Mortgaged Property, and each member has an equal interest in the UVMA. The UVMA’s purpose is to advertise, promote, and advance such Mortgaged Property’s interests and encourage trade among merchants. The UVMA has a Board of Trustees (the “Board”) that is made up of 11 trustees, voted upon at the annual meetings of all members. UVMA is standalone corporation funded by its members, which operates on a break-

even basis and maintains its own financials and accounting separate from the financial operations of such Mortgaged Property.

●

With respect to the 650 Madison Avenue Mortgage Loan (3.4%), the borrower has the right to convert the entire Mortgaged Property to a commercial condominium form of ownership (a “Condominium Conversion”), after which the entirety of the resulting condominium will constitute collateral for the Mortgage Loan, provided that, among other conditions (i) the resulting condominium regime consists exclusively of the three condominium units (collectively, the “Condominium Units”, and each, a “Condominium Unit”) identified in the Mortgage Loan documents, (ii) no event of default is continuing on the date lender receives notice from Borrower of the Condominium Conversion or on the date of the consummation of the Condominium Conversion, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the Mortgage Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the Mortgage and amendments and reaffirmations to the terms and conditions of the Mortgage Loan documents reasonably required by the lender, (v) the borrower delivers reasonable evidence that after giving effect to the Condominium Conversion, each Condominium Unit constitutes a separate tax lot, (vi) the borrower delivers to the lender an endorsement, supplement or amendment to the title insurance policy meeting the requirements set forth in the Mortgage Loan documents, provided that (x) if borrower is unable to obtain such title endorsements, supplements and amendments to the title insurance policy, borrower must have delivered to the lender an updated title search with respect to the Mortgaged Property that shows no liens on the Mortgaged Property other than permitted encumbrances, and (y) in no event will borrower be required to obtain a new title insurance policy, (vii) the borrower has submitted to the lender a subordination of lien (and Mortgage Loan documents) to the Condominium Documents for execution by the lender, containing standard provisions, if any, protecting the rights of the lender and must otherwise be reasonably satisfactory to the lender, (viii) the borrower delivers a REMIC opinion and (ix) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the Mortgage Loan documents, provided (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the Mortgage Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the Mortgaged Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee Estates

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	64	$731,138,094	100.0%
Total	64	$731,138,094	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

COVID-19 Considerations

The following table contains information regarding the status of the Mortgage Loans and Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information As Of Date” column. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Mortgage Loan Seller	Information As Of Date	Origination Date	Mortgaged Property Name	Mortgaged Property Type	April Debt Service Payment Received (Y/N)	May Debt Service Payment Received (Y/N)	Forbearance or Other Debt Service Relief Requested (Y/N)	Other Loan Modification Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Total SF or Unit Count Making Full April Rent Payment (%)	UW April Base Rent Paid (%)	Total SF or Unit Count Making Full May Rent Payment (%)	UW May Base Rent Paid (%)
LMF	5/7/2020	1/31/2020	Supor Industrial Portfolio	Industrial	Y	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
LCF	5/10/2020	3/11/2020	The Grid	Multifamily	NAP	Y	N	N	Y(1)	91.0%(2)	91.0%(3)	89.0%(2)	89.0%(3)
Column	5/8/2020	12/23/2019	KPMG Plaza at Hall Arts	Office	Y	Y	N	N	Y(34)	98.3%	98.0%	90.4%	92.6%
UBS AG	5/7/2020	3/10/2020	Panoramic Berkeley	Multifamily	NAP(4)	Y	N	N	N	98.5%(5)	99.8%(6)	94.1%(5)	97.7%(6)
Column	5/13/2020	10/30/2019	Solitude at Centennial	Multifamily	Y	Y	N	N	Y(35)	97.0%(7)	97.0%	90.8%(7)	90.8%
WFB	5/15/2020	3/6/2020	All Aboard Storage – Westport Depot	Self Storage	Y	Y	N	N	Y(8)	95.8%(9)	94.8%	93.2%(9)	91.4%
WFB	5/15/2020	3/6/2020	All Aboard Storage – Ormond Depot	Self Storage	Y	Y	N	N	N	93.6%(9)	89.7%	91.1%(9)	84.5%
WFB	5/15/2020	3/6/2020	All Aboard Storage – Port Orange Depot	Self Storage	Y	Y	N	N	N	96.3%(9)	95.4%	93.6%(9)	91.5%
WFB	5/15/2020	3/6/2020	All Aboard Storage – Holly Hill Depot	Self Storage	Y	Y	N	N	N	92.0%(9)	87.3%	90.3%(9)	80.7%
Barclays	5/18/2020	2/14/2020	Met Center 15	Office	Y	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
Column	5/8/2020	12/2/2019	University Village(10)	Retail	Y	Y	N	(40)	Y(10)	(10)	(10)	(10)	(10)
AREF	5/14/2020	2/26/2020	Bushwick Multifamily Portfolio	Various	Y	Y	N	N	Y(11)	100.0%	100.0%	65.3%(12)	76.9%(12)
Barclays	5/18/2020	2/28/2020	Liberty Walk at East Gate	Office	Y	Y	N	N	Y(13)	85.9%	87.5%	85.9%	87.5%
Barclays	5/14/2020	11/26/2019	Parkmerced	Multifamily	Y	Y	N(39)	N	N	91.5%	91.5%	84.4%(14)	84.4%(14)
Barclays	5/18/2020	11/26/2019	650 Madison Avenue	Mixed Use	Y	Y	N	N	Y(15)	96.1%	79.9%	94.5%	72.0%
UBS AG	5/11/2020	1/10/2020	Lafayette Gardens(38)	Multifamily	Y	Y	N	N	N	87.6%(5)	93.7%	NAV	NAV
AREF	5/7/2020	2/21/2020	HPE Campus	Office	Y	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
LMF	5/13/2020	2/4/2020	Maxi-Space Portfolio	Various	Y	Y	N	N	N	NAV	(16)	NAV	(16)
Column	5/15/2020	2/5/2020	Telegraph Lofts(17)	Multifamily	Y	Y	N	N	(36)	96.0%(7)	96.0%	89.2%(7)	89.2%
UBS AG	5/11/2020	1/22/2020	Sonterra Townhomes & Apartments	Multifamily	Y	Y	N	N	N	100.0%(5)	100.0%	96.7%(5)	96.6%
LCF	5/10/2020	12/20/2019	Woodland Estates MHC	Manufactured Housing Community	Y	Y	N	N	N	98.4%(2)	98.4%	87.0%(2)	87.0%
LMF	5/20/2020	1/30/2020	Buffalo Multifamily Portfolio	Multifamily	Y	Y	N	N	N	NAV	94.2%	NAV	84.0%
LMF	5/14/2020	2/27/2020	La Jolla Apartments	Multifamily	Y	Y	N	N	N	NAV	97.0%	NAV	95.3%
AREF	5/8/2020	2/11/2020	Plaza Gardens Apartments	Multifamily	Y	Y	N	N	Y(18)	97.4%	97.3%	98.7%	97.8%
Column	5/15/2020	2/5/2020	Villas at Harbor Pointe - Bayview	Multifamily	Y	Y	N	N	(36)	100.0%(7)	100.0%	97.7%(7)	97.7%
LMF	5/19/2020	12/6/2019	Jurupa Springs	Retail	Y	Y	N	N	Y(19)	86.8%	85.6%	83.1%	78.6%(19)
UBS AG	5/11/2020	2/24/2020	Central California Portfolio	Various	Y	Y	N	N	Y(37)	97.2%(20)	96.9%	86.6%(20)	85.1%
WFB	5/12/2020	1/22/2020	Treasure Valley Crossing	Retail	Y	Y	N	N	Y(21)	66.2%(22)	64.2%(22)	75.0%(21)	77.4(22)
LMF	5/13/2020	2/7/2020	Crosstrax and Cherry Road Storage Portfolio	Self Storage	Y	Y	N	N	N	NAV	(23)	NAV	(23)
Column	5/15/2020	2/5/2020	Exchange Studios	Multifamily	Y	Y	N	N	(36)	91.0%(7)	91.0%	84.3%(7)	84.3%
UBS AG	5/15/2020	12/27/2019	Gateway Tower	Office	Y	Y	N	N	Y(24)	96.5%	96.3%(6)	NAV	NAV
LMF	5/7/2020	2/7/2020	Centennial Technology Place	Office	Y	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
WFB	5/12/2020	2/21/2020	550 North 11th Avenue	Retail	NAP(25)	Y	N	N	Y(26)	100.0%	100.0%	59.8%(26)	91.4(26)
LMF	5/14/2020	2/27/2020	Mira Monte Apartments	Multifamily	Y	Y	N	N	N	NAV	97.0%	NAV	95.0%
UBS AG	5/19/2020	2/28/2020	8300 College Boulevard	Office	Y	Y	N	N	Y(27)	100.0%	100.0%	100.0%	100.0%
UBS AG	5/11/2020	12/30/2019	3445 Causeway	Office	Y	Y	N	N	Y(28)	82.0%	81.6%(6)	74.7%	74.1%(6)
UBS AG	5/11/2020	12/5/2019	American Water - Pensacola	Office	Y	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
Barclays	5/18/2020	1/30/2020	Commerce Storage	Self Storage	Y	Y	N	N	N	83.0%(29)	83.0%(29)	86.2%(30)	86.2%(30)
LMF	5/12/2020	3/2/2020	Gardens Professional Arts Building	Office	Y	Y	N	N	Y(31)	67.2%	81.9%	67.2%	81.9%(31)
UBS AG	5/8/2020	2/20/2020	5555 Biscayne Blvd	Office	Y	Y	N	N	Y(32)	62.7%	61.0%(6)	62.7%	61.0%(6)
Column	5/15/2020	2/5/2020	Villas at Harbor Pointe - Sunnyview	Multifamily	Y	Y	N	N	(36)	82.0%(7)	82.0%	70.1%(7)	70.1%
UBS AG	5/12/2020	2/14/2020	Shoppes at Citiside	Retail	Y	Y	N	N	N	97.2%	94.0%(6)	76.1%	72.2%(6)
UBS AG	5/8/2020	3/12/2020	Walgreens - Greenfield	Retail	NAP(4)	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
UBS AG	5/12/2020	2/13/2020	Thirteen08 Apartments	Multifamily	Y	Y	N	N	N	92.5%	92.9%	94.7%	95.4%
WFB	5/14/2020	3/13/2020	Walgreens – Bridgeville, DE	Retail	NAP(25)	Y	N	N	N	100.0%	100.0%	100.0%	100.0%
UBS AG	5/11/2020	1/27/2020	Norbrook Arms Apartments	Multifamily	Y	Y	N	N	N	NAV	NAV	NAV	NAV
LMF	5/6/2020	1/22/2020	Travelers Retail Center	Retail	Y	Y	N	N	Y(33)	(33)	(33)	(33)	(33)

(1)	As of early May 2020, three commercial tenants, representing 5.3% of the underwritten base rent, asked for April 2020 rent deferrals.

(2)

The percentage of Total SF or Unit Count Making Full April Rent Payment and Total SF or Unit Count Making Full May Rent Payment are in each case based on the percentage of total billed residential rent collected.

(3)

Represents the percentage of residential rent collections made and excludes rent collected (if any) from the retail portion of the related Mortgaged Property. For April 2020, calculated based on a 90.8% occupancy percentage with respect to the residential units as reflected in the April 22, 2020 rent roll. For May 2020, provided by the related borrower sponsor.

(4)    The Panoramic Berkeley and Walgreens - Greenfield mortgage loans were originated in March 2020 and the first due date was May 6, 2020.

(5)	Calculated based on the number of units for which rent was fully paid divided by the total number of occupied units.

(6)	Calculated based on UW Base Rent including any underwritten rent steps and percentage rent but excluding any underwritten straight-line rent.

(7)	The percentage of Tenant Count Making Full April Rent Payment and Tenant Count Making Full May Rent Payment are, in each case, based on the percentage of total billed residential rent collected.

(8)	Three tenants requested and were granted rent relief in April and one tenant requested and was granted rent relief in May.

(9)	The percentage of Tenant Count Making Full April and May Rent Payment is based on outstanding rent as a percentage of total self storage units.

(10)

As of May 8, 2020, the University Village Property is open, however, many tenants are closed. The borrower sponsor is also in active conversations with large and small tenants for payment timing and pursuing collections for April and May rents. As of May 8, 2020 no rental relief agreements have been signed, however, not all rents have been collected. As of the March 2020 rent roll, the University Village Property remains 97.9% occupied. As of the beginning of May, government guidelines around a phased reopening had begun with curbside pick-up for non-essential businesses and some appointment based businesses now being allowed. The University Village Property tenants are preparing for this and several began such services.

(11)

The borrower sponsors reported that 10 residential tenants representing 8.5% of the total units across the Bushwick Multifamily Portfolio Properties inquired about or requested May rent relief. In response and in place of granting any rent abatements, the borrower sponsors are temporarily waiving late fees for any rent received prior to the 25th of each month.

(12)

As of May 14, 2020, the borrower sponsor reported that 38 of 111 residential tenants and three of seven commercial tenants at the Mortgaged Properties comprising the Bushwick Multifamily Portfolio have not paid the May 2020 rent.

(13)

The Liberty Walk at East Gate Property has one tenant, Teknion, LLC, (12.6% of NRA and 12.5% of UW Base Rent) that has requested rent relief. The tenant has reached an agreement with the borrower to continue to pay operating expenses and defer the base rent for April through June 2020 that will be repaid in equal installments over the five-month period from July to November 2020. April and May operating expenses were paid by the tenant.

(14)	Tenant Count Making Full May Rent Payment (%) and UW May Base Rent Paid (%) are based on rent collections information through May 14, 2020.

(15)

One of the five ground-floor retail tenants at the 650 Madison Avenue Property paid rent in April, and the five retail tenants did not pay rent in May. These tenants are currently closed for business due to New York’s stay-at-home order. Moncler (1.5% of net rentable area, 7.9% of underwritten base rent) has formally requested rent relief, which has not yet been negotiated. Additionally, Deva Inc. (Tod’s) (1.3% of net rentable area, 7.0% of underwritten base rent) requested a rent deferral that results in 50% of the base and additional rents for May, June and July 2020 being deferred and repaid in 12 monthly installments over the 2021 calendar year.

(16)

Tenant due dates are based on the monthiversary of their start date (not the first of the month), so collections are not easily tracked on calendar month basis. As of May 14, 2020, 6.5% of tenants (by rent) were 31-60 days due; 1.7% of tenants (by rent) were 60+days due. The Mortgaged Properties were acquired on February 4, 2020 and part of the borrower’s strategy is to clean up delinquencies and put payments on ACH/credit cards.

(17)	Telegraph Lofts includes commercial income from six commercial tenants totaling 8.3% of UW EGI. As of April 30, 2020 two commercial tenants representing 0.2% of UW EGI had not paid rent.

(18)

The borrower sponsors reported that six tenants representing 7.6% of the total units at the Plaza Gardens Property requested for some form of relief pertaining to their leasing obligations. In determination of granting such requests, the borrower sponsors requested the tenants to be in good standing prior to April 2020 and to provide evidence to demonstrate substantial loss of income and a good faith effort to obtain government relief. As of May 8, 2020, the borrower sponsors reported that none of the tenants that requested for relief satisfied the requirements above.

(19)

Six tenants representing approximately 36.9% of the UW rent and 27.5% of the Property NRA have requested rent relief. One tenant, representing approximately 6.5% of UW rent and 3.1% of Property NRA has reached an agreement to use a portion of its security deposits to cover past due rent and will be repaid in equal installments commencing December 1, 2020.

(20)

Calculated based on the square footage of units for which rent was fully paid divided by the total square footage of occupied units for multifamily mortgaged properties supporting the related mortgage loan.

(21)

One tenant, representing 15.1% of UW Rent, has requested and was granted a rent deferral in May and June, to be recaptured over a 12 month period beginning in February 2021. One tenant, representing 13.6% of UW Rent, paid 44.6% of their May base rent.

(22)	One tenant, representing 35.8% of UW Rent, did not pay their April rent.

(23)

Tenant due dates are based on the monthiversary of their start date (not the first of the month), so collections are not easily tracked on calendar month basis. As of May 13, 2020, 9.5% of tenants (by rent) were 31-60 days due; 13.2% of tenants (by rent) were 60+days due. The Mortgaged Properties were acquired on February 7, 2020 and part of the borrower’s strategy is to clean up delinquencies and put payments on ACH/credit cards.

(24)	One tenant representing approximately 0.3% of the UW rent and 0.4% of the Mortgaged Property NRA has requested rent relief. Since making such request, the tenant has fully paid all of its April rent.

(25)	The 550 North 11th Avenue and Walgreens – Bridgeville, DE mortgage loans were originated on March 13, 2020, and the first due date was May 11, 2020.

(26)	One tenant, representing 34.6% of UW Rent, has requested and was granted a 25% deferment of its rent payment in May and June, to be recaptured over a six-month period beginning in January 2021.

(27)

One tenant representing approximately 34.0% of the UW rent and 32.9% of the Mortgaged Property NRA has requested rent relief. Since making such request, the tenant has fully paid all of its April and May rent.

(28)	Two tenants representing approximately 16.5% of the UW rent and 13.5% of the Mortgaged Property NRA have requested rent relief. Tenants are currently undergoing conversations with the borrower.

(29)

Tenant Count Making Full April Rent Payment (%) and UW April Base Rent Paid (%) are based on the number of non-delinquent units in the month of April. For the April 2020 TTM Period, the monthly average non-delinquent unit percentage equaled 80.7%.

(30)

Tenant Count Making Full May Rent Payment (%) and UW May Base Rent Paid (%) are based on the number of non-delinquent units through 5/7/2020. For the April 2020 TTM Period, the monthly average non-delinquent unit percentage equaled 80.7%.

(31)

Four tenants representing approximately 29.8% of the UW rent and 23.8% of the Property NRA have requested rent relief. Three tenants, representing approximately 18.1% of UW rent and 14.7% of Property NRA have reached agreements to pay operating expenses on a monthly basis, while base rent will be deferred and paid back in monthly installments over the balance of 2020. One tenant, representing approximately 11.7% of the UW rent and 9.1% of the Property NRA has received a rent abatement commencing July 1, 2020 and continuing through August 31, 2020. In exchange, tenant has agreed to exercise one five-year renewal option, extending the lease term from December 31, 2020 to December 31, 2025.

(32)	One tenant representing approximately 36.2% of the UW rent and 33.3% of the Property NRA has requested rent relief. Tenant is currently undergoing conversations with the borrower.

(33)

Two tenants representing 33.9% UW Base rent received rent abatements for April, May and June in exchange for executing 5-year lease extensions. April rent collections: three tenants, representing 45.0% UW Base Rent paid in full; two tenants, representing 33.9% UW Base Rent had abated rent; one tenant representing 21.1% UW Base Rent did not pay. May rent collections: two tenants, representing 28.2% UW Base Rent paid in full; two tenants, representing 33.9% UW Base Rent had abated rent; two tenants, representing 37.9% UW Base Rent had not paid as of May 6, 2020.

(34)	Four tenants representing 11.1% of UW Base Rent have been granted rent deferrals.

(35)	As of April 30, 2020 two rent deferrals representing 0.4% of total charges were approved.

(36)	As of May 15, 2020, the sponsor is not providing rent relief to any residential tenants.

(37)

Three tenants representing approximately 24.6% of UW rent and 23.0% of Property NRA have requested rent relief for retail mortgaged properties supporting the related mortgage loan. Tenants are currently undergoing conversations with the borrower.

(38)

As of April 27, 2020, occupancy for the Mortgaged Property was 89.2%, including 11 units leased, but not yet occupied or paying rent, due to the COVID-19 pandemic. Excluding these 11 units, the occupancy rate at the Mortgaged Property as of April 27, 2020 is 84.6%.

(39)

On April 8, 2020, the lenders and the servicer of the Mortgage Loan received a communication from the borrower which included a potential request for forbearance of debt service payments, commencing with the debt service payment due in May 2020. However, the borrower proceeded to pay its debt service payments for the month of May 2020. Additionally, the servicer of the Mortgage Loan has since confirmed that forbearance has not officially been requested, and based on conversations with the borrower a forbearance request is not expected.

(40)	On May 20, 2020, the mortgage loan seller received a communication from the borrower sponsor in which the borrower sponsor stated that it is considering a request to the servicer of the CSMC 2019-UVIL securitization trust for relief relating to borrower sponsor's ability to make certain lease modifications (including concessions and deferrals) and certain requirements in connection with debt yield trigger events. The borrower sponsor indicated that it expects to continue to pay its obligations under the University Village Mortgage Loan Documents and does not expect to request a forbearance of interest payments.

See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●

With respect to the Supor Industrial Portfolio Mortgage Loan (7.2%), one of the sub-tenants at the Mortgaged Property, Barnett Machine Tool Corporation, was identified in the Phase I ESA as an “industrial establishment” under the New Jersey Industrial Site Recovery Act (“ISRA”). Pursuant to ISRA, the owner or operator of the real property of an “industrial establishment” is required, within five days after an agreement to transfer ownership or operations of the real property, including in connection with a foreclosure, to file notice of such transfer and hire a licensed site remediation professional to conduct a preliminary assessment to make a determination as to whether there are any conditions at the Mortgaged Property that require additional investigation or remediation. If the preliminary assessment or remediation is to be conducted after the transfer of the real property, the owner or operator must provide a remediation funding source to cover any estimated remediation costs. In connection with the transfer of the Mortgaged Property to the borrower, a notice was filed with the New Jersey Department of Environmental Protection (“NJDEP”) and a letter of credit was issued by Crown Bank with NJDEP as beneficiary, prior to the Mortgage Loan origination.  The Preliminary Assessment Report (“PAR”) is currently being conducted by the Licensed Site Remediation Professional (“LSRP”) and has not yet been issued. However, the LSRP reports that the PAR is nearly complete, the PAR did not identify any areas of concern that will require additional investigation and a Response Action Outcome (the equivalent of regulatory closure in New Jersey) is expected to be issued by the end of May 2020.

Additionally, the Phase I ESA dated December 4, 2019 identified two controlled recognized environmental conditions (“CRECs”) at the portion of the Mortgaged Property located at 500 Supor Boulevard (together, the “Site”). On May 15, 2020, the borrower obtained the free release of a 4.9-acre parcel at the Site (the “Released

Parcel”) pursuant to the Mortgage Loan documents. The first CREC related to contamination from the historical industrial Site uses, former underground storage tanks (“USTs”) and historical railroad tracks at the Site.  The Site went through the ISRA process in 1989 with respect to historical operations at the southern portion of the Site, primarily at the portion of the Site that is the Released Parcel. Two USTs were removed. A deed notice was recorded on January 10, 2003, pursuant to which residual contamination was allowed to remain in place subject to an engineering control (“EC”) requiring maintenance of an impermeable cap. The NJDEP issued a no further action letter (“NFA”) on March 26, 2003. The Site also went through the ISRA process in 1997 with respect to historical operations, primarily at the 500 Supor Boulevard portion of the Site. Remediation was conducted and eight USTs were removed. Residual contamination was allowed to remain in place. A declaration of environmental restrictions was recorded on the deed on March 21, 1996, which included engineering and institutional controls (“EC/IC”) consisting of maintaining building foundations in place, an asphalt cap, establishment of a Classification Exception Area (“CEA”) restricting groundwater use and the imposition of a use-restriction prohibiting residential use. In August 2001, a NFA letter was issued by the NJDEP. The environmental consultant recommended addressing this CREC by continued monitoring, maintenance, and evaluation for compliance and effectiveness of the EC/ICs, as well as the continued filing of remedial action protectiveness/biennial certification forms (“Biennial Certifications”) in accordance with NJDEP regulations. The most recent Biennial Certification was submitted in January 2019. The second CREC related to impacts to groundwater to the Site from historic industrial uses at the west adjacent site (the “West Adjacent Site”) that is owned by a third party not affiliated with the borrower and is not collateral for the Mortgage Loan. Long term monitoring of an off-site plume at the West Adjacent Site is being conducted under a CEA established in 2003 by the owner of the West Adjacent Site, the responsible party.  Two monitoring wells located on the northwestern portion of the Site are monitored by the responsible party pursuant to an access agreement. The Site owner (currently the borrower) is not a responsible party for this release from the West Adjacent Site or any related monitoring activity. The environmental consultant recommended that the borrower continue to allow access to the responsible party to investigate and remediate this historic off-site release. A remedial action outcome was filed in November 2019, granting the responsible party closure for certain site-specific areas of concern but long term monitoring is ongoing.

The Phase I ESA dated December 4, 2019 for 505 Manor Boulevard (the “Manor Site”) identified a CREC with respect to historical industrial site uses, fill material and former onsite USTs that were either removed or closed in place. After remediation, deed notices were recorded in 2008 and 2016 that allowed residual contaminants to remain in place subject to a non-residential use restriction, an engineering control requiring maintenance of a building, asphalt and concrete cap, and requirements to submit Biennial Certifications. A CEA had been established in August 1999, restricting groundwater use at the Site, but the CEA was lifted in 2016 when groundwater sampling showed no further impacts from the fuel oil releases.  A 2017 NJDEP field inspection report identified deficiencies in maintenance of the impermeable cap and observed areas that were landscaped that should have been covered with an impermeable surface. Also, the most recent Biennial Certification had been filed in 2016. The environmental consultant recommended that borrower address the CREC by repairing the asphalt and concrete cap and filing a current Biennial Certification. The Biennial Certification was submitted on February 11, 2020 and approved by NJDEP on February 13, 2020.

●

With respect to the KPMG Plaza at Hall Arts Mortgaged Property (6.0%), the Phase I ESA identified a controlled recognized environmental condition (“CREC”) due to the fact that the Mortgaged Property is situated on a tract of land identified by the Texas Commission of Environmental Quality Voluntary Cleanup Program (“VCP”) database due to historical soil and groundwater contamination from historical on-site automotive repair and off-site printing and dry cleaning operations. The contaminated soils were reportedly removed but the groundwater impact remains.  As a result, the Mortgaged Property is subject to activity and use limitations that prohibit any use of groundwater at the Mortgaged Property. The borrower obtained an environmental insurance policy from Zurich American Insurance Company (rated A+ by A.M. Best and AA- by S&P) for the Mortgaged Property with coverage against claims for pollution and remediation.  The policy has a limit of $3.0 million per incident and in the aggregate and expires in 2032, two years beyond the Mortgage Loan’s maturity date.

●

With respect to the University Village Mortgaged Property (4.1%), the Phase I ESA identified certain RECs at such Mortgaged Property in connection with current and historic off-site operations or historic on-site operations, including a gas station and automotive repair operations. The environmental consultant estimated the potential risks associated with such contamination, including total investigation and remediation costs, to be approximately $1,150,000 but did not recommend any further action in connection with such RECs.  The borrower obtained a $10.0 million environmental liability insurance policy with a policy period of thirteen years from Great American Insurance Group (Great American E & S Insurance Company) (rated A+ (Superior) by A.M. Best, A+ by S&P and A1 by Moody’s), covering, among other things, any regulatory required site investigation and remediation of unknown contamination and disclosed known contamination for the Mortgaged Property.

●

With respect to the Maxi-Space Portfolio Mortgage Loan (2.7%), the related Phase I environmental site assessment for the 74th Street Mortgaged Property identified two recognized environmental conditions relating to releases to soil from automotive repair operations reported to the regulators. A Phase II investigation was performed and based upon such investigation, the environmental consultant provided an opinion of probable cost (“OPC”) presenting a reasonable worst case scenario cost estimate of $510,000 to cure. The borrower reserved $637,500 at loan origination, which is 125% of the OPC. Additionally, at origination, the borrower obtained an environmental impairment liability insurance policy from Great American Insurance Group (Great American E & S Insurance Company) (A.M. Best A+ (Superior), S&P A+ and Moody’s A1), naming the lender and its successors, assigns and affiliates as an additional named insured, with a policy limit of $2,000,000 per incident and in the aggregate, a deductible of $50,000 and a policy term that extends three years beyond the term of the Mortgage Loan.

●

With respect to the Telegraph Lofts Mortgaged Property (2.6%), the Phase I ESA identified a CREC related to a former tire and oil shop operated by Sears Roebuck Company (“Sears”). In December 1940, Sears obtained a building permit for the addition of a “tire and oil shop” at the Mortgaged Property. The Phase I ESA did not identify any waste oil UST at the Mortgaged Property. However, a 10,000 gallon heating oil UST was used at the Mortgaged Property until the 1960s. In 1998, the heating oil UST was filled with slurry and abandoned in place at the Mortgaged Property. Subsequent subsurface investigations in the vicinity of the UST identified soil and groundwater contamination. Between 1998 and 2008, groundwater monitoring wells were installed on the site and additional onsite investigations were conducted which identified additional petroleum related soil and groundwater contamination. On May 11, 2009 URS Corporation submitted a closure summary to the ACEHD concluding that the contamination was stable and two limited areas of petroleum contaminated soil remained at the Mortgaged Property.  On April 11, 2016, ACEHD determined that the Project met the requirements for closure of UST sites and issued a Remedial Action Completion Certification; however, due to residual contamination, the case was closed as a mixed commercial/residential site with site management requirements that include notifying ACEHD of a change in land use to residential or if any redevelopment occurs and implementation of appropriate health and safety procedures by the responsible party prior to and during excavation and construction activities. The Phase 1 ESA recommends continued compliance with the site management requirements.

●

With respect to the Exchange Studios Mortgage Loan (1.2%), the related Phase I ESA identified a REC related to a commercial laundry facility that operated between 1925 and 1950. Based on historical Sanborn maps, an area of dry cleaning was indicated in 1950 at the Mortgaged Property. The facility also operated as a commercial steam cleaners from approximately 1964 to 1993. The Phase I ESA did not determine whether dry cleaning operations were performed during occupation of the steam laundry tenant. Based on the duration of operations, the former use of dry cleaning solvents, the associated generation of hazardous waste, and the lack of waste disposal regulations utilized during this time period, the former use of the Mortgaged Property as a dry cleaner represents a recognized environmental condition. The Phase I ESA recommended that a Phase II subsurface investigation be conducted to further evaluate the identified REC and to determine whether additional actions may be necessary.

The borrower obtained a lender’s environmental policy from Great American Insurance Group (Great American E & S Insurance Company) (rated A+ (Superior) by A.M. Best, A+ by S&P and A1 by Moody’s), with policy limits of $1,000,000 per loss and $3,000,000 in the aggregate. The policy has a term of 13 years and all premiums have been paid in full.

●

With respect to the Shoppes at Citiside Mortgage Loan (0.6%), the related Phase I ESA identified a REC, as the North Carolina Department of Environmental Quality, the “Eastway Drive and The Plaza Solvents” site is an adjacent State Hazardous Waste Site (“SHWS”). This SHWS has contaminated groundwater in the area, including beneath the Mortgaged Property, with tetrachloroethene (“PCE”), trichloroethene (“TCE”), and cis-1,2-dichloroethene. Monitoring wells on the Mortgaged Property have shown the site to be impacted with PCE and TCE above the 2L Standard.  Soil gas samples were collected from the Mortgaged Property in August 2018. While a child daycare center is located within the southern portion of Building 4450, soil gas sampling in the vicinity of this space met residential standards. The Phase I ESA concluded that, based on the soil vapor sampling, vapor intrusion is not considered to be a concern and no further action is required at this time. At origination, an environmental impairment liability policy was purchased from Great American E&S Insurance Company (rated “A+” by S&P and “A+” (Superior) by A.M. Best Company) in the name of the borrower, with the lender named as an additional named insured with successors, assigns and/or affiliates as their interests may appear. The policy is for a 10-year policy period with respect to the borrower, and a 13 year period for the benefit of the lender, and has limits of liability in the amount of $1,000,000 per incident and in the aggregate, with a deductible of $50,000.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion. Below are descriptions of certain of such Mortgaged Properties related to the 15 largest Mortgage Loans:

●

With respect to the Parkmerced Mortgage Loan (3.4%), the Mortgaged Property and the larger development of which it is a part are subject to a development agreement, dated July 6, 2011, by and among the City and County of San Francisco and the borrower, which expires on July 9, 2041. The development rights assigned thereby have significant value, and the related appraisal concluded a value of $369,000,000 with respect to the development rights associated with the Mortgaged Property. Accordingly, the ability of the borrower to refinance or sell the Mortgaged Property is highly dependent on the availability of the development rights at the time of refinancing or sale, and the issuing entity’s ability to realize on the Mortgage Loan in case of default is highly dependent on a future purchaser’s ability to take advantage of the development rights. The first phase of the development is expected to be performed by affiliates of the borrower at property that is not collateral for the Mortgage Loan. If those borrower affiliates fail to engage in development on their property, it could negatively impact the borrower’s ability to take advantage of the development rights relating to the Mortgaged Property. In addition, any legislative action to limit development generally or the borrower’s development rights specifically could have the result of reducing the overall value of the Mortgaged Property and the borrower’s ability to refinance or sell the Mortgaged Property upon maturity.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties” and “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eleven (11) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●

With respect to The Grid Mortgage Loan (7.2%), the related borrower sponsor was involved in asbestos violation litigation. In 2007, a stop work order was issued during the renovation of the Bancroft Hotel, which is a building included in the related Mortgaged Property. The Massachusetts Attorney General obtained indictments against the related borrower sponsor and two companies controlled by the related borrower sponsor. The related borrower sponsor and one of his companies were placed on probation for three years and fined $200,000. The other company was placed on pretrial probation, which would result in a dismissal of charges at the end of the probationary period. The borrower sponsor pursued settlement of the claims.

●

With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), the related guarantor, Jacob Kohn is a named defendant in pending civil litigation involving allegations of breach of contract, fraud and breach of fiduciary duty arising out of the guarantor’s ownership interest in a company unrelated to the Mortgaged Property. The guarantor’s potential monetary liability in connection with this matter is $800,000.

●

With respect to the Liberty Walk at East Gate Mortgage Loan (3.5%), there is currently an open $3,000,000 claim on Alista, LLC, an affiliate entity of the borrower sponsor, Ariel T. Nessel. The claim alleges misrepresentation by the buyer during the sale of an unrelated property in 2019. According to Mr. Nessel, his attorney believes that the related purchase agreement limits the maximum judgment to $1,000,000. Mr. Nessel believes that the claim is unsubstantiated and that there is a low likelihood of a material judgment against Alista, LLC.

●

With respect to the Parkmerced Mortgage Loan (3.4%), the related sponsor is involved in a pending litigation matter with a Stellar Management employee, Matthew Lembo (“Lembo”). Lembo alleges that he and the sponsor formed an oral contract before the sponsor left Stellar Management under which Lembo was supposed to receive a 2.5% interest in the Mortgaged Property that would grow over time. Lembo alleges that the sponsor has refused to abide by the terms of this oral contract. Lembo has filed a lawsuit against the sponsor (the “Lembo Action”) for the sponsor’s alleged failure to comply with their oral contract. Lembo seeks monetary damages and a declaration that he has a continuing interest in the Mortgaged Property. Lembo does not specify the precise amount of damages he is seeking because he claims that the sponsor has withheld certain financial records that would indicate the value of Lembo’s alleged interest in the Mortgaged Property. However, Lembo pleads that that the amount of damages is believed to be no less than $12,000,000.

●

With respect to the 650 Madison Avenue Mortgage Loan (3.4%), the borrower, the borrower sponsor and guarantor, and affiliates thereof are subject to multiple pending lawsuits for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance maintained by the borrower. However, certain types of litigation may not be covered by insurance. We cannot assure you that any insurance maintained by the borrower will be adequate to cover litigation, disputes and related expenses.

●

With respect to the Maxi-Space Portfolio Mortgage Loan (2.7%) and the Crosstrax and Cherry Road Storage Portfolio Mortgage Loan (1.2%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions.  Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property.  Robert Morgan and several members of his organization have been indicted by a federal grand jury for, among other things, conspiracy to commit wire fraud and bank fraud for their alleged roles in a mortgage fraud scheme.  There can be no assurances that Robert Moser and/or his assets will not be affected in connection with the criminal prosecution of Robert Morgan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Twenty nine (29) Mortgage Loans (67.5%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Fourteen (14) Mortgage Loans (29.1%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loan (2.0%) was originated in connection with both the borrower’s refinancing of a previous mortgage loan and the borrower’s acquisition of a related Mortgaged Property.

●	Two (2) Mortgage Loans (1.3%) was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●

With respect to The Grid, All Aboard Storage - Westport Depot & Ormond Depot, All Aboard Storage - Port Orange Depot, All Aboard Storage - Holly Hill Depot, Met Center 15, Liberty Walk at East Gate, Parkmerced, Maxi-Space Portfolio, Central California Portfolio, Crosstrax and Cherry Road Storage Portfolio, Gateway Tower, 3445 Causeway, 5555 Biscayne Blvd, Shoppes at Citiside, Thirteen08 Apartments, Norbrook Arms Apartments and Travelers Retail Center Mortgage Loans (32.5%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings, a receivership or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of Mortgage Loans with related borrowers or groups of cross-collateralized Mortgage Loans, we note the following:

●

With respect to The Grid Mortgage Loan (7.2%), the related borrower sponsor and a company controlled by the related borrower sponsor borrowed funds from Anglo Irish Bank in a series of transactions from 2004 to 2007 to finance 20 properties. In August 2011, the company controlled by the related borrower sponsor entered into a Settlement and Restructuring Agreement with Anglo Irish Bank, which required property deeds to be held in escrow along with establishing a series of staggered deadlines for the sale and refinance of certain properties. Anglo Irish Bank sold its U.S. commercial loan portfolio after the settlement was reached. Lone Star Funds/Wells Fargo acquired Anglo Irish Bank’s interests and rights in the company’s loan portfolio. In 2012, Lone Star Funds/Wells Fargo abrogated the settlement and recorded the deeds held in escrow. After litigation, the dispute was resolved with the execution of another settlement agreement in April 2012, with certain assets deeded to Lone Star Funds/Wells Fargo, and the company retaining an option to retain certain core assets by refinance of the Lone Star Funds/Wells Fargo debt. Some of the properties were refinanced, while others were disposed of in accordance with the settlement. The company’s remaining obligations to Lone Star Funds/Wells Fargo were consolidated into a $1 million note guaranteed by the related borrower sponsor, which had an amortized balance that was paid in full prior to December 31, 2014.

●

With respect to the Met Center 15 Mortgage Loan (4.2%), one of the guarantors, Lloyd W. Kendall, Jr., went into default on an unrelated loan, which was securitized in COMM 2014-CCRE18. In February 2018, some investors in the unrelated property attempted to amend the operating agreement to remove the sponsor as manager and declare themselves as manager. This resulted in litigation, and as a result the loan was put into default and transferred to special servicing in December 2018. The loan has remained current while the litigation has been pending. In October 2019, a settlement/forbearance agreement was entered into with the borrower and the investors, which stipulates that the borrower must either refinance or sell the property to payoff the investors by the end of 2019. The borrower refinanced the property in 2019. Additionally, one of the guarantors, Quynh Palomino, disclosed a previous foreclosure related to a vacant land parcel in California.

Additionally, the Mortgaged Property was originally acquired in 2005 by a borrowing entity sponsored by Triple Net Properties and capitalized by a group of 34 tenants-in-common (the “Former TIC Owners”) and was securitized in GECMC 2005-C4. Following the acquisition, structural defects associated with the Mortgaged Property’s foundation and underlying soil treatment were discovered, which triggered an event of default under the then-existing loan agreement and required all tenant rents to be deposited into a lender-controlled lockbox. While debt service payments and operating expenses continued to be paid and as the Mortgaged Property was 100% occupied, the prior CMBS loan was transferred to special servicing in September 2012 following a maturity default. Negotiations with the special servicer broke down in July 2015 and the Former TIC Owners filed for Chapter 11 bankruptcy protection. The Former TIC Owners hired Virtua Partners to replace Triple Net Properties as the new sponsor in 2016. Virtua Partners settled the disputes with the special servicer, rolled up the Former TIC Owners into a limited liability company, and recovered $2.25 million in insurance proceeds towards the remediation, which provided the funds needed to repair the Mortgaged Property and facilitated the payoff of the prior CMBS loan in full along with associated default interest and fees. Further, Virtua Partners has been involved in four workouts/loan modifications at unrelated properties, all four of which have been settled between 2017 and 2019.

●

With respect to the Liberty Walk at East Gate Mortgage Loan (3.5%), the sponsor previously owned three unrelated properties, two of which went into foreclosure and one of which was the subject of a discounted pay-off, between July of 2010 and February of 2012, due to the Great Recession and the resulting economic downturn.

●

With respect to the Maxi-Space Portfolio Mortgage Loan and the Crosstrax and Cherry Road Storage Portfolio (3.9%) the borrower sponsor (Robert Moser) and Robert Morgan were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks that was originated in 2006.  Of the 12 properties, four have been released from the lien of the related mortgage, seven have been foreclosed and sold, and one remains an REO property. In connection with the related deficiency claims, the related CMBS lender, Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

●

With respect to the All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan, the All Aboard Storage - Port Orange Depot Mortgage Loan and the All Aboard Storage – Holly Hill Depot Mortgage Loan (collectively, 4.5%) in the aggregate, affiliates of the sponsor/guarantor, D. Andrew Clark, were involved in various mortgage defaults and restructurings related to Florida properties, including a 2012 foreclosure of a commercial property, a 2012 discounted pay-off of a three-property portfolio loan, and a 2015 foreclosure of an office building, together with other residential short sales or discounted pay-offs.

●

With respect to the Parkmerced Mortgage Loan (3.4%), the Mortgaged Property previously secured a $550,000,000 loan, which was transferred into special servicing shortly before its maturity in 2010 and subsequently defaulted at maturity. The loan was subsequently restructured with a maturity date extension in connection with a principal payment of $10,000,000. The loan made in 2005 was refinanced in 2012 with a loan in the amount of $450,000,000. The 2012 mortgage loan was repaid in full. As of the origination date of the subject Mortgage Loan, the previous mortgage loan secured by the Mortgaged Property was in default due to the borrower’s failure to make the balloon payment on the related maturity date of November 8, 2019. At the time of the default, the borrower was in the process of negotiating the subject Mortgage Loan, and the servicer of the previous mortgage loan agreed to up to sixty (60) days of forbearance in order for the subject Mortgage Loan and related mezzanine loan to be originated. The previous loan was repaid in full on the origination date of the subject Mortgage Loan, eighteen (18) days after the original default.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans“ and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Five (5) of the Mortgaged Properties (11.6%) are leased to a single tenant.

●

Five (5) of the Mortgaged Properties (7.1%) have a tenant that leases over 50% (by net rentable area) of, or represents 50% or more of the underwritten revenues of, the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations“ below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus. See also the footnotes to Annex A-1.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants“ and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as The Grid, KPMG Plaza at Hall Arts, Met Center 15, University Village and HPE Campus.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

With respect to certain Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations as set forth below:

●

With respect to the KPMG Plaza at Hall Arts Mortgage Loan (6.0%), the largest tenant, KPMG LLP, representing approximately 44.9% of the net rentable area at the Mortgaged Property, has a one-time right to terminate its lease on July 27, 2025, upon at least 12 months’ prior notice and payment of an early termination fee equal to the unamortized balance of any tenant allowances, brokerage commissions, and abated rent, which is expected to be approximately $12.8 million.  KPMG LLP also has an option to reduce its leased premises by up to either (i) 26,094 square feet or (ii) one full floor of the premises, provided that no event of default is occurring under the lease, the tenant provides at least 12 months’ prior notice and pays a reduction fee equal to the unamortized balance of any tenant allowances, brokerage commissions, and abated rent, which is expected to be $593,000 if the tenant vacates the 16th floor only or $781,000 if the tenant vacates the 7th floor only.

The second largest tenant, Jackson Walker L.L.P., representing approximately 23.4% of the net rentable area at the Mortgaged Property, has a one-time right to terminate its lease on January 1, 2027, upon at least 12 months’ prior notice and payment of an early termination fee equal to the unamortized balance of any tenant allowances, brokerage commissions, and abated rent, which is expected to be approximately $3.6 million.  Further, Jackson Walker L.L.P. also has a one-time option to reduce its leased premises by one full floor, effective January 2027, provided that there is no event of default occurring under the lease, the tenant provides at least 12 months’ prior notice and tenant pays a reduction fee equal to the unamortized balance of any tenant allowances, brokerage commissions, and abated rent, which is expected to be $904,000.

The third largest tenant, Bell Nunnally & Martin LLP, representing approximately 9.0% of the net rentable area at the Mortgaged Property, has a one-time right to terminate is lease with respect to all or a portion of the leased premises on July 31, 2029, upon at least 12 months’ prior notice and payment of an early termination fee equal to (i) 3 months of the base rent that would have been payable with respect to the leased premises being terminated, plus (ii) the unamortized balance of any tenant allowances, brokerage commissions, and abated rent, which is expected to be approximately $4.0 million.

The fifth largest tenant, Hall Financial Group, Ltd., representing approximately 4.4% of the net rentable area at the Mortgaged Property, has an ongoing termination option for Suite 730 (consisting of 2,911 square feet, approximately 14.5% of the total square feet leased to the tenant) effective any time after November 15, 2020; provided that the tenant provides at least 30 days’ prior notice. Further, Hall Financial Group, Ltd. has an ongoing termination option for Suite 200 (consisting of 17,203 square feet, approximately 85.5% of the total square feet leased to the tenant).

●

With respect to the Met Center 15 Mortgage Loan (4.2%), the largest tenant at the Mortgaged Property, Progressive Casualty, has the right to terminate its lease effective on February 29, 2024, or at the end of any calendar month thereafter, provided: (i) Progressive provides the landlord with nine (9) months’ prior written notice and (ii) Progressive pays the landlord a termination fee on or before the termination date in an amount equal to (x) the unamortized portion of the construction allowance, plus (y) the sum of $1,500,000.

●

With respect to the Liberty Walk at East Gate Mortgage Loan (3.5%), the largest tenant at the Mortgaged Property, Marlin Capital Solutions, has the right to terminate its space with respect to suite 302 at any time after June 1, 2027, upon 180 days’ prior written notice and payment of a termination fee equal to the landlord’s unamortized costs.

●

With respect to the 650 Madison Avenue Mortgage Loan (3.4%), the second largest tenant at the Mortgaged Property, Memorial Sloan Kettering Cancer Center, has a one-time option to terminate its lease upon at least 18 months’ prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020, (b) the termination date is not later than June 30, 2022, (c) the termination date is at least 18 months following the date upon which the termination notice is received by the landlord and (d) Memorial Sloan Kettering Cancer Center pays to the landlord the termination payment simultaneously with the giving of such termination notice.

●

With respect to the Walgreens - Greenfield Mortgage Loan (0.4%), the sole tenant at the Mortgaged Property, Walgreen Eastern Co, Inc., a New York Corporation (“Walgreen Eastern”), may elect to terminate its lease upon 12 months’ prior notice at the end of the 25th year of its lease term, and at the end of each consecutive five-year period up to and including the 70th lease year.  Walgreen Eastern’s lease commenced on October 8, 2005, providing an initial early termination opportunity as of October 8, 2030.

●	With respect to the Walgreens – Bridgeville, DE Mortgage Loan (0.4%), the sole tenant, Walgreens, has a recurring right to terminate its lease beginning January 31, 2035 with 12 months’ notice.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) at a Mortgaged Property or portfolio of Mortgaged Properties see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants“ and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent, may be in negotiation or may have sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●

With respect to the Supor Industrial Portfolio Mortgage Loan (7.2%), the Mortgaged Property is subject to an operating lease agreement (the “Supor Operating Lease”) between the borrowers and two borrower affiliates, J. Supor Realty LLC and Supor Manor Realty LLC, (together, the “Supor Operating Tenant”). The Supor Operating Tenant subleases and contracts space at the Mortgaged Property to end user sub-

tenants. The Mortgage Loan was underwritten based on the Supor Operating Lease and not the underlying subleases.

●

With respect to the KPMG Plaza at Hall Arts Mortgage Loan (6.0%), the largest tenant, KPMG LLP, is currently in the process of expanding into an additional 13,750 square feet at the Mortgaged Property. KPMG LLP is entitled to free rent with respect to such space until May 31, 2020. The borrower reserved $274,656 into a reserve account at closing relating to the rent abatement period, which represents 100% of such free rent until the rent commencement date. In addition, the rent for KPMG LLP was underwritten on a straight-line rent averaging basis.

●

With respect to the Panoramic Berkeley Mortgage Loan (5.7%), 44 of the 70 units (representing 72.3% of underwritten rent) at the related Mortgaged Property are leased to The Regents of the University of California under a master lease that expires in 2024. Such arrangement creates a concentrated risk, since if the master lease is not renewed, a vacancy will be created for a large number of units at the Mortgaged Property.  In addition, if the Regents of the University of California were to experience difficulty in paying rent under its master lease, or to seek rent relief or forbearance, there could be an adverse effect on the Mortgaged Property.  There can be no assurance as to whether, or when, universities will reopen for in person classes following their closure as a result of the COVID-19 pandemic. In addition, underwriting of the Panoramic Berkeley Mortgage Loan included straight line rent under the master lease of $124,139.

●

With respect to the Met Center 15 Mortgage Loan (4.2%), the largest tenant at the Mortgaged Property, Progressive Casualty, is entitled to rent abatement in the amount of approximately $303,198 per month from March 2021 through May 2021, resulting in a total amount of $909,592, which was reserved at the closing of the Mortgage Loan. The tenant will resume paying full, unabated rent in June 2021.

●

With respect to the Liberty Walk at East Gate Mortgage Loan (3.5%), the second largest tenant at the Mortgaged Property, Conrail, has executed its lease, but is not expected to take occupancy until August 1, 2020, and is entitled to approximately $213,660 of gap rent (May through July) and $142,440 of free rent (August and September), resulting in a total amount of approximately $356,100, which was reserved at the origination of the Mortgage Loan. The tenant will begin paying full, unabated rent in October 2020.

●

With respect to the Liberty Walk at East Gate Mortgage Loan (3.5%), rent for the second largest tenant at the Mortgaged Property, Conrail, and the fifth largest tenant at the Mortgaged Property, PMA Companies, was underwritten on a straight-lined basis.

●

With respect to the 650 Madison Avenue Mortgage Loan (3.4%), Sotheby’s Int’l Realty Inc, the third largest tenant at the Mortgaged Property, is entitled to rent abatement, as of origination, in the amount of $288,326 per month from December 2019 through September 2020, resulting in a total amount of $2,883,263, which was reserved at the origination of the Mortgage Loan. The tenant is required to begin paying full, unabated rent in October 2020.

●	With respect to the HPE Campus Mortgage Loan (2.7%), the rent due from the single tenant at the Mortgaged Property, Hewlett Packard Enterprise, was underwritten on a straight-lined basis.

●	With respect to the American Water - Pensacola Mortgage Loan (0.8%), the sole tenant has a 3-month free rent period under the lease at the expiration of the lease term in 2025. The borrower is required to deposit $2,669 on each monthly payment date until $179,000 has accumulated in a free rent reserve.

●	With respect to the Walgreens – Bridgeville, DE Mortgage Loan (0.4%), the rent for the sole tenant, Walgreens, was underwritten on a straight-line rent averaging basis.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Risks Related to Market Conditions and Other External Factors— The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	The Met Center 15, Jurupa Springs, Walgreens - Greenfield and Walgreens - Bridgeville, DE Mortgaged Properties (collectively, 6.6%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Met Center 15 Mortgage Loan (4.2%), the largest tenant at the Mortgaged Property, Progressive Casualty, has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will be subordinate in all respects to the lien of the Mortgage and to the rights of the lender under the Mortgage Loan documents. The tenant has further agreed that such right of first refusal will (x) not be binding upon the lender and (y) not apply to foreclosure under the Mortgage, the acceptance of a deed or assignment in lieu of foreclosure, any sale or transfer of the Mortgaged Property or any portion thereof by the lender or any other similar transaction by the lender.

●	With respect to the HPE Campus Mortgage Loan (2.7%), in connection with the Shari’ah compliant loan structure, the master lessee, DC Roseville Operator LLC, an affiliate of the borrower sponsor, has the right to purchase the Mortgaged Property pursuant to a call option letter. The related borrower has the right to require DC Roseville Operator LLC to purchase the Mortgaged Property pursuant to a put option letter.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Supor Industrial Portfolio Mortgage Loan (7.2%), the Mortgaged Property is subject to an operating lease agreement (the “Supor Operating Lease”) between the borrowers and two borrower affiliates, J. Supor Realty LLC and Supor Manor Realty LLC, (together, the “Supor Operating Tenant”). The Supor Operating Tenant subleases and contracts space at the Mortgaged Property to end user sub-tenants. The Supor Operating Lease provides for initial annual triple net rent of $4.25 million subject to a 2.0% rent escalation every five years, beginning in January 2025, and has four, five-year lease extensions. Payments due under the Supor Operating Lease are not contingent upon the underlying sub-leases, and such payments are guaranteed by the non-recourse carveout guarantors under the Mortgage Loan (Joseph Supor III and Joseph Supor III as trustee of the Martial Trust Under the Last Will and Testament of Joseph Supor, Jr.). The Mortgage Loan was underwritten based on the Supor Operating Lease and not the underlying subleases.

●	With respect to The Grid Mortgage Loan (7.2%), the related Mortgaged Property features four commercial tenants that are affiliates of the related borrower sponsor. Such tenants occupy approximately 58.7% of the net rentable square footage of the retail space and represent approximately 13.6% of the total underwritten rent at the related Mortgaged Property. The leases of the related borrower sponsor-affiliated tenants expire in March 2035 and are fully guaranteed by the related borrower sponsor.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), a commercial tenant at the 276 Nostrand Avenue Mortgaged Property, The Jay Group Inc., is an affiliate of the related borrower sponsor. Such tenant occupies approximately 29.2% of the commercial NRA of the portfolio and represents approximately 15.2% of the total underwritten rent at the 276 Nostrand Avenue Mortgaged Property. The lease is scheduled to expire in December 2029 and is fully guaranteed by the related guarantors of the Mortgage Loan.

●	With respect to the HPE Campus Mortgage Loan (2.7%), the Mortgaged Property is operated pursuant to a master lease financing facility agreement between the related borrower, as master lessor, and DC Roseville Operator LLC, an affiliate of the borrower sponsor, as master lessee, in connection with the Shari’ah compliant loan structure. The master lease financing facility agreement is scheduled to expire in March 2030 and is subordinate to the Mortgage Loan. The guaranty that was entered into at origination of the Mortgage Loan runs in favor of the borrower and includes, among other things, a guarantee of the master lessee’s recourse liabilities under the master lease. At origination, the sole member of the borrower pledged all of its equity interests in the borrower (the “Member Interests”) to the lender and agreed that in the event that (i) the lender determines that any event described in the Mortgage Loan documents as a borrower recourse liability has occurred and (ii) the lender has not received payment from the borrower or the guarantor for any amounts claimed by the lender in connection with such event, the lender will have the right to register the Member Interests in the name of the lender or its nominee.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For more information on affiliated leases see the footnotes to Annex A-1 to this prospectus.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. For example, with respect to Mortgaged Properties related to the 15 largest Mortgage Loans where the related borrower sponsor or affiliates of the related borrowers own one or more properties that are directly competitive with the related Mortgaged Property, we note the following:

●	With respect to the Solitude at Centennial Mortgaged Property (4.9%), the borrower sponsor or its affiliates also own and/or operate nine other multifamily properties in the Las Vegas multifamily market that are directly competitive with the Mortgaged Property.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Twenty one (21) of the Mortgaged Properties (28.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 18.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to the Treasure Valley Crossing, Walgreens - Greenfield and Walgreens - Bridgeville, DE Mortgage Loans (collectively, 2.2%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

●	With respect to the Panoramic Berkeley Mortgage Loan (5.7%), the related Mortgaged Property is subject to a Regulatory Agreement and Declaration of Restrictive Covenants; Affordable Renting Units with the City of Berkeley pursuant to which six of the 70 units at the related Mortgaged Property must be leased below the market rate.

●	With respect to the HPE Campus Mortgage Loan (2.7%), the Mortgaged Property is subject to a development agreement with the City of Roseville. The development agreement provides that the Mortgaged Property will be used principally for light industrial purposes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8, 26 and 27 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. For example:

●	With respect to The Grid Mortgage Loan (7.2%), the related Mortgaged Property includes two buildings listed on the National Register of Historic Places, one building listed on the States Inventory of Historic Resources, and two buildings that are inventoried by the Massachusetts Historical Commission and considered to be historic resources of the City of Worcester. There may be restrictions or limitations in place related to reconstruction, renovation, alteration or demolition of such structures.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each

Mortgaged Property reflects only the “as-is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. For example:

●	With respect to the Solitude at Centennial and University Village Mortgage Loans (collectively, 9.0%), the related borrower purchased environmental insurance in lieu of providing an environmental indemnity or recourse carve-out.

●	With respect to the Solitude at Centennial Mortgage Loan (4.9%), the liability of the guarantor for the borrower’s filing of a voluntary bankruptcy petition is capped at 20% of the principal balance of the related Mortgage Loan.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), the Mortgage Loan documents provide that the related borrowers are liable for any losses related to the failure to maintain the 421-a tax abatements benefiting the 679 Grand Street, 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue Mortgaged Properties.

●	With respect to the 650 Madison Avenue Mortgage Loan (3.4%), the liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the Whole Loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the Whole Loan), in each case plus costs and expenses related to enforcement.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty

no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate and other tax matters relating to certain Mortgaged Properties.

●	With respect to The Grid Mortgage Loan (7.2%), the related borrower sponsor applied for historic tax credits from the state of Massachusetts at three separate properties, two of which, 50 Franklin and 507 Main (the “Applicable Tax Credit Parcels”), are a part of the related Mortgaged Property. The Massachusetts Historical Rehabilitation Tax Credit (“MHRTC”) program provides tax credits in exchange for qualified improvement plans at historic buildings in the state. The owners of those three parcels submitted a qualified rehabilitation plan, and were approved for $39.9 million as a “qualified basis” of the improvements, the completion of which would entitle the related borrower sponsor to the receipt of historic tax credits. Because the borrower under The Grid Mortgage Loan is a pass-through entity tax purposes, once the tax credits relating to the Applicable Tax Credit Parcels are granted they are transferred, or allocated through the structure, to the related borrower sponsor as the ultimate taxpayer. In May 2018, the related borrower sponsor entered into a revolving credit facility with Northern Bank, secured by an interest in tax credits and a guaranty by the related borrower sponsor, which allows the related borrower sponsor to draw down 85 cents on the dollar for every tax credit dollar granted to the related borrower sponsor. No portion of the related Mortgaged Property or interests in the related borrower’s organizational structure secure this facility. The money drawn down on the revolver was utilized by the related borrower sponsor to invest in the three properties, and facilitate the eventual receipt of tax credits. The related borrower sponsor, as a condition to the revolver, pledged to sell the future benefit of the tax credits back to Northern Bank for 87 cents on the dollar. When the related borrower sponsor sells the tax credits to Northern Bank, in lieu of a cash purchase payment, the bank credits the purchase price to pay down the outstanding balance of the revolver. Across the three qualified properties, the related borrower sponsor has been granted $5,850,000 in eligible tax credits by the state, and has drawn a total of $4,675,000 on the revolving credit line. In April 2019, the related borrower sponsor completed the sale to the bank of $700,000 of tax credits granted for work completed on 82 Franklin (not a part of the related Mortgaged Property), for $609,000. The bank then applied the purchase price of $609,000 to pay down the balance of the revolver. The current balance is $4,066,000. The related borrower sponsor has been granted $5,150,000 in eligible tax credits allocated to the two Applicable Tax Credit Parcels but has not yet completed the process to be awarded the credits. Qualifying rehabilitation work and various certifications are required to be completed prior to the related borrower sponsor being able to claim the credits.

●	With respect to the Panoramic Berkeley Mortgage Loan (5.7%), 44 of the 70 units at the related Mortgaged Property are leased to The Regents of the University of California under a five-year master lease expiring in August 2024 (the “UCB Lease Term”); accordingly, pursuant to Article XIII, Section 3(d) of the California Constitution, the portion of the Mortgaged Property occupied under such lease is exempt from real estate taxes (such exempt taxes, the “UCB Exempt Taxes”). If such units were no longer leased pursuant to such master lease, the Mortgaged Property would no longer be subject to such exemption. The related appraisal estimated the UCB Exempt Taxes to be approximately $368,377 in the second year of the UCB Lease Term, $375,745 in the third year of the UCB Lease Term, $383,260 in the fourth year of the UCB Lease Term, and $390,925 in the fifth year of the UCB Lease Term. The Mortgage Loan was underwritten based on real estate taxes abated by the UCB Exempt Taxes.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), the 70 Bushwick Avenue, 894 Bushwick Avenue and 679 Grand Street Mortgaged Properties each benefit from a 25-year 421-a tax abatement. The 276 Nostrand Avenue Mortgaged Property benefits from a 15-year 421-a tax abatement. The 25-year 421-a tax abatements require that at least 20% of the units at each of the 679 Grand Street, 70 Bushwick Avenue and 894 Bushwick Avenue Mortgaged Properties be reserved for tenants earning no more than 60% of the area median income. In addition, the 735 & 737 Bushwick Avenue Mortgaged Property benefits from a 6%/20% tax program, which restricts the City of New York from increasing the assessed value of such Mortgaged Property by 6% in any given year and by 20% over any 5-year period. The 934 Lafayette Avenue and 17 Troutman Street Mortgaged Properties benefit from an 8%/30% tax program, which restricts the City of New York from increasing the assessed value of such Mortgaged Properties by 8% in any given year and by 30% over any 5-year period.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-six (26) Mortgage Loans (60.7%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date; eleven (11) Mortgage Loans (24.4%) require monthly payments of principal and interest for the entire term to stated maturity; nine (9) Mortgage Loans (14.9%) provide for an initial interest-only period that expires between twenty-four (24) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	26	$443,725,000	60.7%
Amortizing Balloon	11	178,387,094	24.4
Interest-only, Amortizing Balloon	9	109,026,000	14.9
Total:	46	$731,138,094	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	1	$35,500,000	4.9%
6	37	592,156,442	81.0
8	1	25,000,000	3.4
9	1	25,000,000	3.4
11	6	53,481,652	7.3
Total:	46	$731,138,094	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	45	$695,638,094	95.1%
5	1	35,500,000	4.9
Total:	46	$731,138,094	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans except for the Parkmerced Mortgage Loan accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). The Parkmerced Mortgage Loan accrues interest on the basis of twelve 30-day months, assuming a 360 day year

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio and/or debt yield levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Thirty-eight (38) Mortgage Loans (82.6%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject

Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Five (5) Mortgage Loans (5.1%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (4.9%) permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium for a specified period, and thereafter for a specified period, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Period or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the Due Date on which the Mortgage Loan becomes freely prepayable, of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (4.1%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (3.4%) permits the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge for a specified period, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	2	7.5%
4-6	37	68.2
7	7	24.3
Total	46	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 32 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of forty (40) Mortgage Loans (the “Defeasance Loans”) (91.5%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be outstanding at the commencement of the open prepayment period, as applicable, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (4.1%), on any payment date after the release date, the borrowers may obtain the release of any individual Mortgaged Property from the lien of the Mortgage Loan upon a bona fide third-party sale, subject to the satisfaction of certain conditions, including, but not limited to: (i) the borrowers defease an amount of principal equal to the greater of (A) 115.0% of the allocated loan amount for such Mortgaged Property and (B) the amount necessary to cause each of the following to be true: (1) after giving effect to the release of such Mortgaged Property and defeasance, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 67.5%; (2) after giving effect to the release of such Mortgaged Property and defeasance, the debt yield for the remaining Mortgaged Properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) 6.9%; and (3) after giving effect to the release of such Mortgaged Property and defeasance, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.75x; (ii) if after taking into account the partial defeasance, the loan-to-value ratio of the remaining Mortgaged Properties is greater than 125%, the principal balance of the Mortgage Loan will be further defeased by an amount such that the related loan-to-value ratio is no more than 125% and (iii) the borrowers obtain a REMIC opinion. In addition, the borrowers may transfer (i) all of the Mortgaged Properties in not more than 3 separate bona fide third-party sales, provided the first 2 of such sales are for not more than 4 Mortgaged Properties unless all of the Mortgaged Properties are included in such sale and (ii) up to 4 Mortgaged Properties in not more than 2 separate bona fide third-party sales.

●	With respect to the 650 Madison Avenue Mortgage Loan (3.4%), provided that no event of default is continuing under the related Mortgage Loan documents (other than an event of default that would be cured by a partial defeasance and the associated release), at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, the borrower may deliver defeasance collateral and obtain release of one or more individual condominium units provided that, among other conditions, (i) the defeasance collateral is in an amount equal to or greater than 125% of the allocated loan amount for the individual condominium units being released, (ii) loan-to-value ratio with respect to the condominium units remaining subject to the lien of the Mortgage after such partial defeasance must be equal to or less than 67%, (iii) the debt yield with respect to the remaining condominium units for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the Mortgaged Property that continues to be subject to the liens of the Mortgage Loan documents after the contemplated release and to exclude the interest expense on the aggregate amount defeased, may not be less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, (iv) the borrower delivers a REMIC opinion, and (v) if requested by lender, the borrower delivers a rating agency confirmation. See “—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

●	With respect to the Maxi-Space Portfolio Mortgage Loan (2.7%), the borrowers are permitted to obtain the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrowers make a defeasance payment in an amount equal to at least 115% of the allocated loan amount with respect to the individual property to be released; (ii) the debt service coverage immediately following the release is not less than the greater of (A) 1.38x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) following such release, the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 53.6% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; and (iv) the REMIC release requirements are satisfied.

●	With respect to the Buffalo Multifamily Portfolio Mortgage Loan (2.0%), the borrower is permitted to obtain the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to at least 115% of the allocated loan amount with respect to the individual property to be released; (ii) the debt service coverage immediately following the release is not less than the greater of (A) 1.41x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) following such release, the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 68.2% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; and (iv) the REMIC release requirements are satisfied.

●	With respect to the Crosstrax and Cherry Road Storage Portfolio Mortgage Loan (1.2%), the borrowers are permitted to obtain the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrowers make a defeasance payment in an amount equal to at least 115% of the allocated loan amount with respect to the individual property to be released; (ii) the debt service coverage immediately following the release is not less than the greater of (A) 2.04x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) following such release, the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 54.5% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; and (iv) the REMIC release requirements are satisfied.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Thirty-nine (39) Mortgage Loans (73.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-two (32) Mortgage Loans (62.9%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-seven (27) Mortgage Loans (50.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (42.5%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves or to avoid a cash sweep.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox/Cash Management Types

Type of Lockbox/Cash Management	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	27	$351,854,191	48.1%
Hard/Springing Cash Management	10	216,505,397	29.6
Soft/Springing Cash Management	8	159,787,672	21.9
Hard/Upfront Cash Management	1	2,990,835	0.4
Total:	46	$731,138,094	100.0%

The following is a description of the types of lockboxes and cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Certain of the Mortgage Loans permit the related borrowers to post a letter of credit, deliver a guaranty or establish a reserve to prevent a springing cash management trigger and/or the trapping of cash.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”; “—LMF Commercial, LLC—LMF’s Underwriting Standards and Loan Analysis”; “—UBS AG, New York Branch—UBS AG, New York Branch's Underwriting Standards”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; and “—Wells Fargo Bank, National Association, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Loan Cut-off Date Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Panoramic Berkeley	$ 42,000,000	5.7%	$ 10,000,000	NAP	NAP	4.30000%	56.2%	69.6%	2.25x	1.63x
Met Center 15	$ 31,000,000	4.2%	$ 10,000,000	NAP	NAP	5.17000%	57.9%	76.6%	1.99x	1.25x
Parkmerced(2)	$ 25,000,000	3.4%	$ 275,000,000	$ 522,000,000	$ 953,000,000	4.29577%	25.9%	84.1%	4.00x	0.78x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	The Parkmerced mezzanine loan accrues interest based on a 10.00000% interest rate, which is payable monthly from excess cash remaining following the payment of (i) amounts due under the Parkmerced Whole Loan, (ii) approved capital expenses and (iii) approved operating expenses; the insufficiency of excess cash to pay accrued and unpaid interest outstanding on a payment date (other than the applicable maturity date) will not constitute an event of default under the Parkmerced Mezzanine Loan. All accrued and unpaid interest on the Parkmerced Mezzanine Loan will compound annually on each anniversary of the first monthly payment date under the mezzanine loan and is and payable on the applicable maturity date. See Annex A-3 herein for additional information.

Other than with respect to the Parkmerced Mortgage Loan, which has a mezzanine loan that has one five-year extension option beyond the maturity date of the Parkmerced Mortgage Loan, each of the mezzanine loans related to the Mortgage Loans identified in the table above is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. The related mezzanine loan agreement provides, among other things, that an event of default under the related Mortgage Loan will be an event of default under the mezzanine loan.

With respect to the Parkmerced Mortgage Loan (3.4%), the related mezzanine borrower may not, and may not permit the Mortgage Loan borrower to, obtain, refinance, recast, modify, amend, extend, or comprise with respect to any loan or the terms of any loan (including the Mortgage Loan) or any other indebtedness or financing (whether on a secured or unsecured basis), including any new mortgage loan or any other loan the proceeds of which are used to pay the Mortgage Loan. Notwithstanding the foregoing, if the related mezzanine borrower exercises its right to extend the term of the mezzanine loan until the extended mezzanine loan maturity date and, provided that no default under the mezzanine loan or mezzanine loan event of default has occurred and is continuing, then the mezzanine borrower may cause the Mortgage Loan borrower to refinance the mortgage loan (a “Loan Refinancing”) without prepaying the mezzanine loan, provided such Loan Refinancing complies in all respects with certain terms and conditions (the “Loan Refinancing Conditions”), including, but not limited to: (i) the aggregate of all origination, upfront and similar fees payable to the lender(s) at closing, together with all fees payable to one or more brokers in connection with such Loan Refinancing, may not exceed 1.5% of the aggregate principal amount of such Loan Refinancing; (ii) the maximum aggregate principal balance of all new loans with respect to such Loan Refinancing (which for the avoidance of doubt does not include the mezzanine loan) may not exceed $1,500,000,000; (iii) the aggregate term of such Loan Refinancing (including all extension options) must not be less than three years or exceed five years and any such Loan Refinancing must be repayable in full without penalty on or before the extended mezzanine loan maturity date; (iv) the aggregate annual debt service for such Loan Refinancing may not exceed $63,750,000; (v) no portion of the mezzanine loan may be subordinated any further than it was on the origination date of the Mortgage Loan, which for the avoidance of doubt means that the Loan Refinancing will be non-accruing (i.e. all interest must be paid currently), will not have any zero-coupon components or original issue discount features and will not include any upfront fees or rate buydowns other than the those set forth in the first sentence of this section; (vi) such Loan Refinancing does not require any unusual or atypical material expenses and/or costs (e.g., upfront fees to buy down the interest rate); (vii) the transfer restrictions in such Loan Refinancing may be no more restrictive than those contained in the Mortgage Loan, and the Loan Refinancing must permit (A) any changes of control with respect to the mezzanine borrower and the mortgage loan borrower that are permitted by the Mortgage Loan, and (B) any substitute guarantor that is permitted by the Mortgage Loan; (viii) the loan guaranties in favor of the lender(s) of such Loan Refinancing must be limited to customary and market non-recourse carveouts in commercial lending at the time of such Loan Refinancing or otherwise included in the loan guaranties with respect to the Mortgage Loan (provided that such loan guaranties may not be detrimental to the ability of the mezzanine lender or its affiliate to maintain its status as a real estate investment trust), and no other payment, principal or other guaranties will be required; (ix) the mezzanine lender receives an intercreditor agreement from the lender(s) of such Loan Refinancing containing terms which are no less favorable to the mezzanine lender than the terms set forth in the mezzanine loan intercreditor agreement; and (x) if after the repayment of the Mortgage Loan, together with all related customary closing fees, costs and expenses, there are excess proceeds from such Loan Refinancing, then such excess proceeds will be applied to pay down the junior principal and after repayment of the junior principal and the accrued interest portion, the senior principal.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Supor Industrial Portfolio	$ 52,737,103	NAP	55.0%	1.29x	NAP	Yes	Yes
Liberty Walk at East Gate	$ 25,695,000	NAP	73.8%	1.91x	9.82%	Yes	Yes
Maxi-Space Portfolio	$ 19,525,000	NAP	53.6%	1.38x	NAP	Yes	Yes
Woodland Estates MHC	$ 15,800,000	NAP	(4)	(4)	(4)	Yes	(4)
Crosstrax and Cherry Road Storage Portfolio	$ 9,100,000	NAP	54.5%	2.04x	NAP	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Subordinate mezzanine financing from a qualified, third-party institutional lender acceptable to the mortgage lender may be permitted, at no cost to the mortgage lender, subject to, among other things: (i) (a) a maximum aggregate loan-to-value ratio equal to the lesser of (A) 66% and (B) the loan-to-value ratio at the time of origination of the subject Mortgage Loan, (b) a minimum aggregate debt service coverage ratio equal to the greater of (A) 1.75x and (B) the debt service coverage ratio at the time of origination of the subject Mortgage Loan and (c) a minimum aggregate net cash flow debt yield equal to the greater of (A) 7.50% and (B) the net cash flow debt yield at the time of origination of the subject Mortgage Loan; and (ii) if required under the WFCM 2020-C56 pooling and servicing agreement, delivery of a rating agency confirmation.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—

Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

In addition, seven (7) Mortgaged Properties (6.8%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Grid, KPMG Plaza at Hall Arts, University Village, Bushwick Multifamily Portfolio, Parkmerced, 650 Madison Avenue and HPE Campus is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means any Non-Serviced AB Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2020-C19 PSA” means the pooling and servicing agreement governing the servicing and administration of the KPMG Plaza at Hall Arts Whole Loan.

“CSMC 2019-UVIL TSA” means the trust and servicing agreement governing the servicing and administration of the University Village Whole Loan.

“MAD 2019-650M TSA” means the trust and servicing agreement governing the servicing and administration of the 650 Madison Avenue Whole Loan.

“MRCD 2019-PARK TSA” means the trust and servicing agreement governing the servicing and administration of the Parkmerced Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means each of the University Village Whole Loan, the Parkmerced Whole Loan and the 650 Madison Avenue Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the related Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes And Non-Control Notes” below.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the custodian under the related Servicing Shift PSA.

“Non-Serviced Directing Certificateholder” means with respect to (i) any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the directing certificateholder (or equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced

Pari Passu Companion Loan and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the related pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above, and (ii) any Servicing Shift Whole Loan on and after the applicable Servicing Shift Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans, (ii) the Non-Serviced AB Whole Loans and (iii) on and after the related Servicing Shift Date, the related Servicing Shift Whole Loans.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Companion Loan” means each of the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the pooling and servicing agreement governing the securitization of the related Control Note.

“Servicing Shift Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan and is subordinate to the related Mortgage Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note (1)(2)	Aggregate Cut-off Date Principal Balance
The Grid	Serviced	Note A-1	Yes	NAP	WFCM 2020-C56	$36,394,692
		Note A-2	No	NAP	WFCM 2020-C56	$15,953,838
		Note A-3	No	Ladder Capital Finance LLC or its affiliate	—	$14,956,723
KPMG Plaza at Hall Arts	Non-Serviced	Note A-1	Yes	NAP	CSAIL 2020-C19	$68,000,000
		Note A-2	No	NAP	WFCM 2020-C56	$43,700,000
University Village	Non-Serviced	Notes A-1 and B	Yes	NAP	CSMC 2019-UVIL	$305,000,000
		Note A-2	No	NAP	CSAIL 2020-C19	$45,000,000
		Note A-3	No	NAP	WFCM 2020-C56	$30,000,000
Bushwick Multifamily Portfolio	Serviced	Note A-1	Yes	NAP	WFCM 2020-C56	$25,000,000
		Note A-2-1	No	NAP	WFCM 2020-C56	$5,000,000
		Note A-2-2	No	An affiliate of Argentic Real Estate Finance LLC	—	$10,000,000
		Note A-3	No	An affiliate of Argentic Real Estate Finance LLC	—	$12,075,000
Parkmerced	Non-Serviced	Notes A-1, A-2, B-1 and B-2	Control Shift Note (A-1)	NAP	MRCD 2019-PARK	$955,000,000
		Note A-3	No	NAP	BBCMS 2020-C6	$65,000,000
		Note A-4	No	NAP	BMARK 2020-IG1	$45,000,000
		Note A-5	No	An affiliate of Barclays Capital Real Estate Inc	—	$60,000,000
		Note A-6	No	NAP	CGCMT 2020-GC46	$27,500,000
		Note A-7	No	NAP	WFCM 2020-C56	$25,000,000
		Note A-9	No	NAP	CF 2020-P1	$40,000,000
		Note A-10	No	NAP	GSMS 2020-GC45	$37,500,000
		Notes C-1 and C-2	Yes(3)	NAP	MRCD 2019-PRKC	$245,000,000
650 Madison Avenue	Non-Serviced	Note A-1-1	Control Shift Note(3)	NAP	CGCMT 2019-C7	$50,000,000
		Note A-1-2-1	No	NAP	CF 2020-P1	$40,000,000
		Notes A-1-3 and A-2-1	No	NAP	GSMC 2020-GC45	$50,000,000
		Notes A-1-4, A-2-2, A-2-5 and A-2-7	No	NAP	CGCMT 2020-GC46	$115,000,000
		Note A-1-5	No	NAP	Benchmark 2020-B16	$45,000,000
		Note A-1-6	No	NAP	Benchmark 2020-B17	$50,000,000
		Note A-1-7	No	NAP	Benchmark 2020-IG1	$37,900,000
		Notes A-2-3, A-2-4, A-2-6 and A-2-8	No	NAP	GSMS 2020-GC47	$51,450,000
		Note A-3-1	No	NAP	BBCMS 2020-C6	$60,000,000
		Note A-3-2-1	No	NAP	WFCM 2020-C56	$25,000,000
		Note A-3-2-2	No	An affiliate of Barclays Capital Real Estate Inc.	—	$21,450,000
		Note A-3-3	No	NAP	WFCM 2020-C55	$40,000,000
		Notes A-4, A-5, A-6, A-7, B-1, B-2, B-3 and B-4	Yes(3)	NAP	MAD 2019-650M	$214,200,000
HPE Campus	Servicing Shift	Note A-1	Yes	An affiliate of Argentic Real Estate Finance LLC	—	$20,000,000
		Note A-2	No	NAP	WFCM 2020-C56	$20,000,000
		Note A-3	No	An affiliate of Argentic Real Estate Finance LLC	—	$16,770,000

Mortgage Loan	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note (1)(2)	Aggregate Cut-off Date Principal Balance
The Grid	Serviced	Note A-1	Yes	NAP	WFCM 2020-C56	$36,394,692
		Note A-2	No	NAP	WFCM 2020-C56	$15,953,838
		Note A-3	No	Ladder Capital Finance LLC or its affiliate	—	$14,956,723
KPMG Plaza at Hall Arts	Non-Serviced	Note A-1	Yes	NAP	CSAIL 2020-C19	$68,000,000
		Note A-2	No	NAP	WFCM 2020-C56	$43,700,000
		Note A-4	No	An affiliate of Argentic Real Estate Finance LLC	—	$10,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Control Note and/or Non-Control Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Control Notes or Non-Control Notes, as the case may be, subject to the terms of the related Intercreditor Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Control Note or Non-Control Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu companion loan (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified another securitization that has closed or as to which (a) a term sheet, preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (b) a premarketing term sheet, term sheet, preliminary offering circular or final offering circular has been printed, that, in each case, has included or is expected to include the subject Control Note or Non-Control Note, as the case may be, (ii) “Not Identified” means the subject Control Note or Non-Control Note, as the case may be, has not been securitized and no term sheet, preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any premarketing term sheet, term sheet, preliminary offering circular or final offering circular been printed that, in any such case, identifies the future other securitization that is expected to include the subject Control Note or Non-Control Note, and (iii) “NAP” means the subject Control Note or Non-Control Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “NAP” means the subject Control Note or Non-Control Note is currently, or is anticipated to be, held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	The subject Whole Loan is an AB Whole Loan, and the Control Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Intercreditor Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Control Note. See “Description of the Mortgage Pool—The Whole Loan—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan” and “—The 650 Madison Avenue Whole Loan” in this prospectus for more information regarding the manner in which control shifts under such Whole Loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period on or after the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to a Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related non-serviced securitization trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The University Village Whole Loan

General

The University Village Mortgage Loan (4.1%) is part of a Whole Loan evidenced by four (4) promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $380,000,000. Note A-3, with Cut-off Date balance of $30,000,000 (the “University Village Mortgage Loan”), will be deposited into this securitization.

The University Village Whole Loan (as defined below) is evidenced by (i) the University Village Mortgage Loan, (ii) two senior promissory notes designated as Note A-1 and Note A-2 (together, the “University Village Pari Passu Companion Loans”), which have an aggregate Cut-off Date balance of $220,000,000, and (iii) one subordinate promissory note designated as Note B (the “University Village Subordinate Companion Loan” and, together with the University Village Pari Passu Companion Loans, the “University Village Companion Loans”), which has a Cut-off Date balance of $130,000,000.

The University Village Mortgage Loan, the University Village Pari Passu Companion Loans and the University Village Subordinate Companion Loan are collectively referred to as the “University Village Whole Loan”. The University Village Mortgage Loan and the University Village Pari Passu Companion Loans are collectively referred to as the “University Village A Notes”. The University Village Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the University Village Mortgage Loan. The University Village Subordinate Companion Loan is generally subordinate in right of payment with respect to the University Village Mortgage Loan and the other University Village A Notes.

Only the University Village Mortgage Loan is included in the issuing entity. The University Village Pari Passu Companion Loan represented by Note A-1 and the University Village Subordinate Companion Loan were contributed to the CSMC 2019-UVIL securitization trust. The University Village Pari Passu Companion Loan represented by Note A-2 was contributed to the CSAIL 2020-C19 securitization trust.

The holders of the promissory notes evidencing the University Village Whole Loan (the “University Village Noteholders”) have entered into an Intercreditor Agreement (the “University Village Co-Lender Agreement”) that sets forth the respective rights of each University Village Noteholder. The following summaries describe certain provisions of the University Village Co-Lender Agreement.

Servicing

The University Village Whole Loan and any related REO Property are serviced and administered pursuant to the terms of CSMC 2019-UVIL TSA among Credit Suisse Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Cohen Financial, a Division of Truist Bank, as special servicer, Wells Fargo Bank, National Association, as trustee, Wells Fargo Bank, National Association, as custodian, and Park Bridge Lender Services LLC, as operating advisor. For a summary of certain provisions of the CSMC 2019-UVIL TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the University Village Mortgage Loan”.

Custody of the Mortgage Loan File

Wells Fargo Bank, National Association, as custodian under the CSMC 2019-UVIL TSA is the custodian of the mortgage file related to the University Village Whole Loan (other than the promissory notes evidencing the University Village Mortgage Loan and any related Companion Loan not included in the CSMC 2019-UVIL securitization).

Application of Payments Prior to an Event of Default

The University Village Co-Lender Agreement sets forth the respective rights of the University Village Noteholders with respect to distributions of funds received in respect of the University Village Whole Loan.

Prior to the occurrence and continuance of an event of default with respect to the University Village Whole Loan, all amounts received in respect of the University Village Whole Loan or the University Village Mortgaged Property (other than amounts for required reserves or escrows and proceeds, awards or settlements to be applied to the restoration or repair of the University Village Mortgaged Property or released to the borrower in accordance with accepted servicing practices or the related loan agreement) will be required to be distributed by the related Non-Serviced Master Servicer pursuant to and in accordance with the terms of the CSMC 2019-UVIL TSA, which generally provides that payments of interest and principal (net of applicable servicing fees and reimbursement of certain expenses) will be distributed on a pro rata and pari passu basis to the holders of the University Village A Notes and the University Village Subordinate Companion Loan; provided that with respect to all amounts collected in respect of insurance proceeds or condemnation proceeds, such amounts will be applied first (A) to pay the holders of the University Village A Notes on a pro rata and pari passu basis among such University Village A Notes until repaid in full, and then (B) to pay the holders of the University Village B Note in respect of the University Village B Note until repaid in full.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the University Village Whole Loan, all payments and proceeds with respect to the University Village Whole Loan will generally be applied in the following order of priority, in each case to the extent of available funds:

first, to reimburse the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer and the related Non-Serviced Trustee for any unreimbursed nonrecoverable servicing advances or nonrecoverable administrative advances relating to the University Village Whole Loan and the University Village Mortgaged Property and interest thereon at the applicable advance rate;

second, to first reimburse the related Non-Serviced Master Servicer, the Master Servicer and the servicers of any other securitization trusts for any unreimbursed nonrecoverable monthly payment advances on the University Village A Notes and interest thereon at the advance rate, on a pro rata and pari passu basis, then to reimburse the related Non-Serviced Master Servicer for any unreimbursed nonrecoverable monthly payment advances on the University Village Subordinate Companion Loan and interest thereon at the applicable advance rate;

third, to reimburse or pay the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee for any unreimbursed servicing advances and administrative advances relating to the University Village Whole

Loan and the Mortgaged Property plus interest accrued thereon at the applicable advance rate and any CSMC Trust 2019-UVIL trust fund expenses (but only to the extent that they relate to servicing and administration of the University Village Whole Loan and the Mortgaged Property, including without limitation, any unpaid special servicing fees, liquidation fees and workout fees relating to the University Village Whole Loan);

fourth, to pay to the holders of the University Village A Notes accrued and unpaid interest on the University Village A Notes (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on the University Village A Notes reimbursed pursuant to clause second above, on a pro rata and pari passu basis;

fifth, to pay to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee any interest accrued on monthly payment advances on the University Village A Notes on a pro rata and pari passu basis;

sixth, to pay to the University Village Subordinate Companion Loan holder accrued and unpaid interest on the University Village Subordinate Companion Loan (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on the University Village Subordinate Companion Loan reimbursed pursuant to clause second above;

seventh, to pay to the University Village Subordinate Companion Loan holder any interest accrued on monthly payment advances on the University Village Subordinate Companion Loan;

eighth, to pay to the holders of the University Village A Notes the outstanding principal balance of the University Village A Notes due and payable on a pro rata and pari passu basis;

ninth, if the proceeds of any foreclosure sale or any liquidation of the University Village Whole Loan or the University Village Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses, to pay to the holders of the University Village A Notes, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the University Village A Notes in accordance with the terms of the University Village Co-Lender Agreement, on a pro rata and pari passu basis;

tenth, to pay to the University Village Subordinate Companion Loan holder the outstanding principal balance of the University Village Subordinate Companion Loan due and payable;

eleventh, to the University Village Subordinate Companion Loan holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to University Village Subordinate Companion Loan in accordance with the terms of the University Village Co-Lender Agreement;

twelfth, to pay the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

thirteenth, to fund any other reserves to the extent then required to be held in escrow;

fourteenth, (A) to pay to the holders of the University Village A Notes any prepayment charges then due and payable in respect of such University Village A Notes, on a pro rata and pari passu basis, and then (B) to pay to the University Village Subordinate Companion

Loan holder any prepayment charges then due and payable in respect of the University Village Subordinate Companion Loan;

fifteenth, to pay to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer default interest and late payment charges then due and owing under the University Village Whole Loan, all of which will be applied in accordance with the CSMC 2019-UVIL TSA;

sixteenth, to pay the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer any additional servicing compensation that the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer is entitled receive under the CSMC 2019-UVIL TSA; and

seventeenth, if any excess amount is available to be distributed in respect of the University Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses, any remaining amount will be paid pro rata to the University Village Noteholders based on the initial principal balances of the notes held by such University Village Noteholders.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fees or servicing advances) allocable to the University Village Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the University Village Whole Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the University Village Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the University Village Co-Lender Agreement will be the securitization trust created pursuant to the terms of the CSMC 2019-UVIL TSA (the “University Village Controlling Noteholder”). Pursuant to the terms of the CSMC 2019-UVIL TSA, the directing certificateholder under the CSMC 2019-UVIL TSA (the “University Village Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder and will have consent and/or consultation rights with respect to the University Village Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the University Village Mortgage Loan”.

The University Village Directing Certificateholder will be the certificateholder or representative selected by more than 50% of the certificateholders of the most subordinate class of the CSMC Trust 2019-UVIL Control Eligible Certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class.

The “CSMC Trust 2019-UVIL Control Eligible Certificates” will be any class HRR Certificates issued in connection with the CSMC Trust 2019-UVIL securitization.

Sale of Defaulted Whole Loan

Pursuant to the terms of the University Village Co-Lender Agreement, if the University Village Whole Loan becomes a defaulted loan under the CSMC 2019-UVIL TSA, and if the related Non-Serviced Special Servicer determines to sell the University Village Whole Loan in accordance with the CSMC 2019-UVIL TSA, then the related Non-Serviced Special Servicer will have the right and the obligation to sell all of the notes evidencing the University Village Whole Loan as one whole loan in accordance with the terms of the CSMC 2019-UVIL TSA.

Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the University Village Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the University Village Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party (as defined in the CSMC 2019-UVIL TSA)) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the University Village Mortgaged Property, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the University Village Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the CSMC 2019-UVIL TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Special Servicer Appointment Rights

Pursuant to the University Village Co-Lender Agreement, subject to the terms of the CSMC 2019-UVIL TSA, the University Village Controlling Noteholder (which rights may be exercised by the University Village Directing Certificateholder prior to a control termination event under the CSMC 2019-UVIL TSA) will have the right at any time and from time to time, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the University Village Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Parkmerced Whole Loan

General

The Parkmerced Whole Loan consists of (a) the Parkmerced Mortgage Loan evidenced by promissory note A-7 with an original principal balance of $25,000,000 which is being contributed to the issuing entity, (b) eight Pari Passu Companion Loans (the “Parkmerced Pari Passu Companion Loans” and, together with the Parkmerced Mortgage Loan, the “Parkmerced A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-6, A-9 and A-10 with an aggregate original principal balance of $522,000,000 which are not being contributed to the issuing entity, (c) two senior Subordinate Companion Loans (the “Parkmerced B Notes”) evidenced by promissory notes B-1 and B-2 with an aggregate original principal balance of $708,000,000 which are not being contributed to the issuing entity and (d) two junior Subordinate Companion Loans (the “Parkmerced C Notes” and, together with the Parkmerced B Notes, the “Parkmerced Subordinate Companion Loans”) evidenced by promissory notes C-1 and C-2 with an aggregate original principal balance of $245,000,000 which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Parkmerced Co-Lender Agreement”) provides that the administration of the Parkmerced Mortgage Loan will be governed by the Parkmerced Co-Lender Agreement and the MRCD 2019-PARK TSA. The parties to the MRCD 2019-PARK TSA identified in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian.

In servicing the Parkmerced Whole Loan, the servicing standard set forth in the MRCD 2019-PARK TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the Parkmerced Companion Loans (it being understood that the interest of the Parkmerced C notes are junior to the Parkmerced B Notes and the Parkmerced B Notes are junior to the Parkmerced A Notes).

Amounts payable to the issuing entity as holder of the Parkmerced Mortgage Loan pursuant to the Parkmerced Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MRCD 2019-PARK TSA is the custodian of the mortgage file related to the Parkmerced Whole Loan (other than the promissory notes evidencing the Parkmerced Mortgage Loan and any related Companion Loan not included in the MRCD 2019-PARK securitization).

Application of Payments

The Parkmerced Co-Lender Agreement sets forth the respective rights of the holders of the Parkmerced Mortgage Loan and the related Parkmerced Companion Loans with respect to distributions of funds received in respect of the Parkmerced Whole Loan, and provides, in general, that:

●	The Parkmerced C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced C Notes are at all times junior, subject and subordinate to the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes and the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes are at all times junior, subject and subordinate to the Parkmerced A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced A Notes, as set forth in the Parkmerced Co-Lender Agreement.

●	Prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Parkmerced Whole Loan, (ii) any other event of default that causes the Parkmerced Whole Loan to become a specially serviced loan under the MRCD 2019-PARK TSA or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Whole Loan or the Parkmerced Mortgaged Property or amounts realized as proceeds of the Parkmerced Whole Loan or the Parkmerced Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, (i) first, to the holders of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and, if applicable, the master servicers and trustees of any trusts (each a “Non-Lead Securitization Trust”) related to the securitization of any Parkmerced A Note not included in the MRCD 2019-PARK securitization), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer or trustee of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the related MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such Non-Lead Securitization Trust), (iii) third, to each holder of the Parkmerced B Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee of the Lead Securitization and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust);

●	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

●	third, (i) to the holders of the Parkmerced A Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced A Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes is reduced to zero;

●	fourth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixth, to the holder of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

●	seventh, (i) to the holder of the Parkmerced B Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced B Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holder of the Parkmerced B Notes until the aggregate principal balance of the Parkmerced B Notes is reduced to zero;

●	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

●	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee of the securitization of the Parkmerced C Notes), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the trust and servicing agreement related to the securitization of the Parkmerced C Notes (the “MRCD 2019-PRKC TSA”) with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA);

●	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

●	thirteenth, (i) to the holders of the Parkmerced C Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced C Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced C Notes until the aggregate principal balance of the Parkmerced C Notes is reduced to zero;

●	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to each of the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

●	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

●	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

●	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holders of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

●	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through nineteenth, any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

●	Upon the occurrence and during the continuance of a Sequential Pay Event, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Whole Loan or the Parkmerced Mortgaged Property or amounts realized as proceeds of the Parkmerced Whole Loan or the Parkmerced Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, (i) first, to the holders of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and, if applicable, the master servicers and trustees of the related Non-Lead Securitization Trusts), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such Non-Lead Securitization Trust), (iii) third, to each holder of the Parkmerced B Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee of the Lead Securitization and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust);

●	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

●	third, to the holders of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

●	fourth, to the holders of the Parkmerced A Notes in an amount equal to the aggregate principal balance of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes has been reduced to zero;

●	fifth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	seventh, to the holder of the Parkmerced B Notes in an amount equal to the aggregate principal balance of the Parkmerced B Notes has been reduced to zero;

●	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

●	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee under the MRCD 2019-PRKC TSA), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the MRCD 2019-PRKC TSA with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA);

●	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

●	thirteenth, to the holders of the Parkmerced C Notes in an amount equal to the aggregate principal balance of the Parkmerced C Notes has been reduced to zero;

●	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced Whole Loan pursuant to the Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

●	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

●	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

●	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

●	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through nineteenth, any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

●	Notwithstanding the foregoing, if a P&I advance is made with respect to the Parkmerced Mortgage Loan, then that P&I advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Parkmerced Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Parkmerced Companion Loans.

●	Certain costs and expenses allocable to the Parkmerced Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent that are not otherwise paid out of collections on the Parkmerced Whole Loan may, to the extent allocable to the Parkmerced Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Parkmerced Co-Lender Agreement, the controlling noteholder with respect to the Parkmerced Whole Loan (the “Parkmerced Controlling Noteholder”), as of any date of determination, will be (i) the holder of note C-1, unless a Parkmerced Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) if a Parkmerced Control Appraisal Period has occurred and is continuing, the holder of note A-1; provided that, if the holder of note C-1 is held by the related borrower or a related borrower party, or the related borrower or the related borrower party would otherwise be entitled to exercise the rights of the Parkmerced Controlling Noteholder, a Parkmerced Control Appraisal Period will be deemed to have occurred with respect to the holder of note C-1.

Pursuant to the Parkmerced Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Parkmerced Whole Loan or the loan documents (whether or not a servicing transfer event under the MRCD 2019-PARK TSA has occurred and is continuing) that would constitute a Parkmerced Major Decision has been requested or proposed at least ten (10) business days prior to taking action with respect to such Parkmerced Major Decision (or making a determination not to take action with respect to such Parkmerced Major Decision), the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer will request the written consent of the Parkmerced Controlling Noteholder (or its representative) before implementing a decision with respect to such Parkmerced Major Decision. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the Parkmerced Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MRCD 2019-PARK TSA, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Parkmerced Controlling Noteholder if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MRCD 2019-PARK TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the Parkmerced Whole Loan as a whole, and the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable has made a reasonable effort to contact the Parkmerced Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer are not allowed to follow any advice, direction, objection or consultation provided by the Parkmerced Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard set forth in the MRCD 2019-PARK TSA, require or cause the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer to violate the terms of the Parkmerced Co-Lender Agreement, the MRCD 2019-PARK TSA or the related loan agreement, or materially expand the scope of the responsibilities of the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer under the Parkmerced Co-Lender Agreement.

The related Non-Serviced Master Servicer of the related Non-Serviced Special Servicer will be required: (i) to provide copies to the holders of each Parkmerced A Notes (at any time it is not the Parkmerced Controlling Noteholder), including the issuing entity, as the holder of the Parkmerced Mortgage Loan (each, in such capacity, an “Parkmerced Non-Controlling Senior Noteholder”) of any notice, information and report that is required to be provided to the related Non-Serviced Directing Certificateholder pursuant to the MRCD 2019-PARK TSA with respect to any Parkmerced Major Decision, or the implementation of any recommended actions outlined in an asset status report, within the same time frame such notice, information and report is required to be provided to the related Non-Serviced Directing Certificateholder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence of a control termination event or consultation termination event under the MRCD 2019-PARK TSA), and (ii) consult with each Parkmerced Non-Controlling Senior Noteholder on a strictly non-binding basis, to the extent, having received such notices, information and reports, such Parkmerced Non-Controlling Senior Noteholder requests consultation with respect to any such Parkmerced Major Decision or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Parkmerced Non-Controlling Senior Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any Parkmerced Non-Controlling

Senior Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer will no longer be obligated to consult with such Parkmerced Non-Controlling Senior Noteholder, whether or not such Parkmerced Non-Controlling Senior Noteholder has responded within such ten (10) business day period (unless, the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the Parkmerced Non-Controlling Senior Noteholders set forth in the immediately preceding sentence, the related Non-Serviced Special Servicer may make any Parkmerced Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if the related Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Parkmerced Whole Loan. In no event will the related Non-Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Parkmerced Non-Controlling Senior Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Parkmerced Co-Lender Agreement, during the continuation of Parkmerced Control Appraisal Period, each Parkmerced Non-Controlling Senior Noteholder will have the right to attend annual meetings (either telephonically or in person, at the discretion of the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Parkmerced Whole Loan are discussed.

The term “Parkmerced Control Appraisal Period” means any period with respect to the Parkmerced Whole Loan, if and for so long as: (a) (1) the aggregate initial principal balance of the Parkmerced C Notes, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Parkmerced C Notes after the date of creation of the Parkmerced C Notes, (y) any “appraisal reduction amount” (as defined in the MRCD 2019-PARK TSA), for the Parkmerced Whole Loan that is allocated to the Parkmerced C Notes and (z) any losses realized with respect to the Parkmerced Mortgaged Property or the Parkmerced Whole Loan that are allocated to the Parkmerced C Notes, is less than (b) 25% of the remainder of the (i) initial principal balance of the Parkmerced C Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Parkmerced C Notes on the Parkmerced C Notes after the date of creation of the Parkmerced C Notes.

“Parkmerced Major Decision” means a “Major Decision” under the MRCD 2019-PARK TSA.

Sale of Defaulted Whole Loan

If the Parkmerced Whole Loan becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Non-Serviced Special Servicer will be required to sell the Parkmerced Mortgage Loan and the Parkmerced Pari Passu Companion Loans in accordance with the MRCD 2019-PARK TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Parkmerced Mortgage Loan or any Parkmerced Pari Passu Companion Loan not included in the MRCD 2019-PARK securitization trust without the consent of the related Parkmerced Non-Controlling Senior Noteholder unless it has delivered to such Parkmerced Non-Controlling Senior Noteholder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the Parkmerced Mortgage Loan or such Parkmerced Pari Passu Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Parkmerced Non-Controlling Senior Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related Non-Serviced Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale. A Parkmerced Non-Controlling Senior Noteholder may waive any of the delivery or timing requirements set forth in the preceding sentence as to itself. Subject to the foregoing, each of the Parkmerced Non-Controlling Senior Noteholders and their representatives are permitted to submit an offer at any sale of the Parkmerced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. Additionally, pursuant to the Parkmerced Co-Lender Agreement, if the Parkmerced Whole Loan becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Non-Serviced Special Servicer has the right to sell the Parkmerced Subordinate Companion Loans together with the Parkmerced A Notes, subject to certain conditions set forth in the Parkmerced Co-Lender Agreement, including notification requirements similar to those described in the second preceding sentence.

Special Servicer Appointment Rights

Pursuant to the Parkmerced Co-Lender Agreement, the Parkmerced Controlling Noteholder (or its representative) will have the right to terminate the rights and obligations of any special servicer then acting under the MRCD 2019-PARK TSA with or without cause, upon at least ten (10) business days’ prior notice to such special servicer, with respect to the Parkmerced Whole Loan and appoint a replacement special servicer with respect to the Parkmerced Whole Loan.

The 650 Madison Avenue Whole Loan

General

The 650 Madison Avenue Whole Loan consists of (a) the 650 Madison Avenue Mortgage Loan evidenced by promissory note A-3-2-1 with an original principal balance of $25,000,000, which is being contributed to the issuing entity, (b) twenty-two Pari Passu Companion Loans (the “650 Madison Avenue Pari Passu Companion Loans” and, together with the 650 Madison Avenue Mortgage Loan, the “650 Madison Avenue A Notes”) evidenced by promissory notes A-1-1, A-1-2-1, A-1-3, A-1-4, A-1-5, A-1-6, A-1-7, A-2-1, A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8, A-3-1, A-3-2-2, A-3-3, A-4, A-5, A-6 and A-7 with an aggregate original principal balance of $561,800,000, which are not being contributed to the issuing entity, and (c) four Subordinate Companion Loans (the “650 Madison Avenue Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3 and B-4 with an aggregate original principal balance of $213,200,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “650 Madison Avenue Co-Lender Agreement”) provides that the administration of the 650 Madison Avenue Mortgage Loan will be governed by the 650 Madison Avenue Co-Lender Agreement and the MAD 2019-650M TSA. The parties to the MAD 2019-650M TSA identified in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 650 Madison Avenue Whole Loan, the servicing standard set forth in the MAD 2019-650M TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 650 Madison Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 650 Madison Avenue Mortgage Loan pursuant to the 650 Madison Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage Loan File

Citibank, N.A., as the custodian under the MAD 2019-650M TSA, is the custodian of the mortgage file related to the 650 Madison Avenue Whole Loan (other than the promissory notes evidencing the 650 Madison Avenue Mortgage Loan and any related Companion Loan not included in the MAD 2019-650M securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holders of the 650 Madison Avenue Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 650 Madison Avenue Whole Loan, and provides, in general, that:

The 650 Madison Avenue Subordinate Companion Loans and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the 650 Madison Avenue Subordinate Companion Loans will at all times be junior, subject and subordinate to the 650 Madison Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 650 Madison Avenue A Notes, in each case as further described below.

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property or amounts realized as proceeds of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MAD 2019-650M TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the MAD 2019-650M TSA):

first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue A Note at the applicable net interest rate;

second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 650 Madison Avenue A Note, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan until their principal balances have been reduced to zero;

third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 650 Madison Avenue Whole Loan pursuant to the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA;

fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 650 Madison Avenue Co-Lender Agreement);

fifth, on a pro rata and pari passu basis, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue Subordinate Companion Loan at the applicable net interest rate;

sixth, on a pro rata and pari passu basis based on the outstanding principal balances of each 650 Madison Avenue Subordinate Companion Loan, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan, until the principal balance for each 650 Madison Avenue Subordinate Companion Loan has been reduced to zero;

seventh, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

eighth, if the proceeds of any foreclosure sale or any liquidation of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 650 Madison Avenue Subordinate Companion Loans has been reduced, such excess amount will be paid, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 650 Madison Avenue Subordinate Companion Loans as a result of such Workout, plus interest on such amount at the related net interest rate;

ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MAD 2019-650M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or Non-

Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 650 Madison Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

tenth, if any excess amount is available to be distributed in respect of the 650 Madison Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans in accordance with their respective initial percentage interests.

All expenses and losses relating to the 650 Madison Avenue Whole Loan and the 650 Madison Avenue Mortgaged Property will be allocated first, pro rata, to the 650 Madison Avenue Subordinate Companion Loans and then, pro rata, to the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 650 Madison Avenue Whole Loan will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 650 Madison Avenue Whole Loan, be reimbursed first, pro rata, to reduce the principal balances of the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans, and then, pro rata to reduce the principal balances of the 650 Madison Avenue Trust Subordinate Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 650 Madison Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 650 Madison Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 650 Madison Avenue Companion Loans.

Certain costs and expenses allocable to the 650 Madison Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent that are not otherwise paid out of collections on the 650 Madison Avenue Whole Loan may, to the extent allocable to the 650 Madison Avenue Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the controlling holder with respect to the 650 Madison Avenue Whole Loan (the “650 Madison Avenue Controlling Noteholder”), as of any date of determination, will be the holder of note B-1, unless a 650 Madison Avenue Control Appraisal Period has occurred and is continuing or if a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, the holder of note A-1-1; provided that, if the holder of note B-1 would be the 650 Madison Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in note B-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder, a 650 Madison Avenue Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-1-1 would be the 650 Madison Avenue Controlling Noteholder, but any interest in note A-1-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder with respect to note A-1-1, there will be no 650 Madison Avenue Controlling Noteholder.

Pursuant to the 650 Madison Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 650 Madison Avenue Whole Loan (whether or not a servicing transfer event under the MAD 2019-650M TSA has occurred and is continuing) that would constitute a 650 Madison Avenue Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the 650 Madison Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 650 Madison Avenue Major Decision. The related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 650 Madison Avenue Major Decision (or make a determination not to take action with respect to such 650 Madison Avenue Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the 650 Madison Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 650 Madison Avenue Major Decision; provided that the provisions of the MAD 2019-650M TSA will govern the consent and consultation rights under the 650 Madison Avenue Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MAD 2019-650M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 650 Madison Avenue Mortgaged Property before obtaining the consent of the 650 Madison Avenue Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MAD 2019-650M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 650 Madison Avenue Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 650 Madison Avenue Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 650 Madison Avenue Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MAD 2019-650M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the 650 Madison Avenue Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the 650 Madison Avenue Whole Loan, or materially expand the scope of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, responsibilities under the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a 650 Madison Avenue Companion Loan (at any time such holder is not the 650 Madison Avenue Controlling Noteholder) (each, a “650 Madison Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 650 Madison Avenue Controlling Noteholder pursuant to the MAD

2019-650M TSA with respect to any 650 Madison Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 650 Madison Avenue Controlling Noteholder and, at any time the 650 Madison Avenue Controlling Noteholder is the holder of note B-1, the related Non-Serviced Special Servicer will be required to consult with each 650 Madison Avenue Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 650 Madison Avenue Non-Controlling Noteholder requests consultation with respect to any such 650 Madison Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 650 Madison Avenue Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any 650 Madison Avenue Non-Controlling Noteholder by the related Non- Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such 650 Madison Avenue Non-Controlling Noteholder, whether or not such 650 Madison Avenue Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “650 Madison Avenue Control Appraisal Period” will exist with respect to the 650 Madison Avenue Whole Loan, if and for so long as (a)(1) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 650 Madison Avenue Subordinate Companion Loans, (y) any appraisal reduction amount for the 650 Madison Avenue Whole Loan that is allocated to such 650 Madison Avenue Subordinate Companion Loans and (z) any losses realized with respect to the 650 Madison Avenue Mortgaged Property or the 650 Madison Avenue Whole Loan that are allocated to the 650 Madison Avenue Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the 650 Madison Avenue Subordinate Companion Loans.

“650 Madison Avenue Major Decision” means a “Major Decision” under the MAD 2019-650M TSA.

Sale of Defaulted Loan

If the 650 Madison Avenue Whole Loan becomes a defaulted mortgage loan under the MAD 2019-650M TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MAD 2019-650M securitization, the related Non-Serviced Special Servicer will be required to sell the 650 Madison Avenue Mortgage Loan, the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, together as notes evidencing one whole loan in accordance with the MAD 2019-650M TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 650 Madison Avenue Mortgage Loan or any 650 Madison Avenue Pari Passu Companion Loan not included in the MAD 2019-650M securitization without the consent of the holders thereof (including the issuing entity, as holder of the 650 Madison Avenue Mortgage Loan) (together, the “650 Madison Avenue Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 650 Madison Avenue Mortgage Loan or such 650 Madison Avenue Pari Passu Companion Loan, as applicable, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 650 Madison Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 650 Madison Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Special Servicer in connection with the proposed sale, provided that such 650 Madison Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the 650 Madison Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the related Non-Serviced Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 650 Madison Avenue Whole Loan.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in May 2020 and ending on the hypothetical Determination Date in June 2020. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc., LMF Commercial, LLC, UBS AG, New York Branch, Barclays Capital Real Estate Inc., Ladder Capital Finance LLC, Argentic Real Estate Finance LLC and Wells Fargo Bank, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., LMF Commercial, LLC, UBS AG, New York Branch, Barclays Capital Real Estate Inc., Ladder Capital Finance LLC, Argentic Real Estate Finance LLC and Wells Fargo Bank, National Association on or about June 4, 2020 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation, a sponsor and a mortgage loan seller, and is an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters, through common parent ownership. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is the seller of seven (7) Mortgage Loans (collectively, 20.9%) (the “Column Mortgage Loans”). Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans.

Column’s Securitization Program

Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through March 31, 2020, Column has funded in excess of $28 billion of commercial and multifamily loans and has acted as a sponsor with respect to over fifty-five (55) commercial mortgage securitization transactions to which it had contributed more than $23 billion of commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to Credit Suisse Commercial Mortgage Securities Corp. or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Column, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in this prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-2 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects. Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Column Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. Column evaluates the borrower, its principals and/or the loan borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

1.    Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

2.    Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

3.    Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

4.    Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to a single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted given the existence of any one or more of the following circumstances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) Column having structured springing escrows that arise for identified risks, (v) Column having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Column Mortgage Loans may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Column Mortgage Loans, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors. For any material exceptions to Column's underwriting guidelines described above in respect of the Column Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee. Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. Column may also acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to Column’s Disclosed Underwriting Guidelines

Notwithstanding the discussion under “—Column’s Underwriting Guidelines and Processes” above, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, Column may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on May 14, 2020. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including April 1, 2017 to and including March 31, 2020, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#**	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00%	0	$0	0.00%	0	$0	0.00%	0	0	0.00%	1	$78,000,000*	100%
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094**	1.0%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	1	$1,083,094	1.0%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	6.4%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.4%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	6.4%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.4%	0	$0	0.00%	0	$0	0.00%
Opus Bank Multifamily Housing Mortgage Loan Trust 2016-Q003		Opus Bank	321	$509,007,767	100%	1	$1,069,712	0.27%	1	$1,069,712***	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
			321	$509,007,767	100%	1	$1,069,712	0.27%	1	$1,069,712***	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			848	$9,164,819,840		5	$93,452,806		1	$1,069,712		0	$0		2	$13,300,000		0	$0		2	$79,083,094
Asset Class: RMBS
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	238.19%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	238.19%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#**	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$14,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originators	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	0	0	0.00	0	0	0.00	0	0	0.00	1	$894,400	1.05%	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	1	$894,400	1.05%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,044	$208,587,967		0	$0		0	$0	0%	1	$894,400		0	$0		0	$0

Total for All Asset Classes			4,690	$10,094,040,464		1,049	$302,040,773		1	$1,069,712		0	$0		3	$14,194,000		0	$0		2	$79,083,094

*	Demand was made with respect to the related asset on February 16, 2012. Column Financial, Inc. identified such demand as a demand in dispute in August 2012. The party demanding repurchase or replacement of such asset has not responded to the most recent such dispute of such claim as of June 30, 2019. Furthermore, the mortgaged property securing the subject loan was liquidated in April 2019 and the trust was terminated on May 15, 2019. As a result, such demand is reflected herein as a demand rejected.

**	Demand was made with respect to the related asset on July 10, 2013. Column Financial, Inc. identified such demand as a demand in dispute in October 2013. The party demanding repurchase or replacement of such asset has not responded to the most recent such dispute of such claim as of July 31, 2019. As a result, such demand is reflected herein as a demand rejected.

***	The subject loan was repurchased in the third quarter of 2017.

The following notes apply generally to the table above:

a)       With respect to all asset classes, Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)       With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)       The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)       The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a been a change in reporting status with respect to such repurchase request or demand during the current reporting period from the status previously reported.

With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 13, 2019. With respect to the period from and including April 1, 2017 to and including March 31, 2020, Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities. Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

Neither Column nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Column, or its affiliates, may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

LMF Commercial, LLC

General

LMF Commercial, LLC, formerly known as Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“LMF”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of LMF are located at 590 Madison Avenue, 9th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with LMF Commercial, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to LMF Commercial, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from LMF Commercial, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by LMF Commercial, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $90,201,337. Proceeds received by LMF Commercial, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by LMF Commercial, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

Column is the purchaser under a repurchase agreement with LMF Commercial, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided by Column to LMF, Column has agreed to purchase mortgage loans from LMF on a revolving basis. The aggregate Cut-off Date Balance of the LMF Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $52,737,103. Proceeds received by LMF in connection with this securitization transaction will be used, in part, to repurchase from Column the LMF Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the LMF Mortgage Loans.

LMF’s Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, LMF originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by LMF (the “LMF Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by LMF. This is the seventy-fourth (74th) commercial real estate debt investment securitization to which LMF is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by LMF may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. LMF securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion, $1.32 billion and $1.54 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017, 2018 and 2019, respectively.

Neither LMF nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against LMF for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by LMF in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

LMF’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by LMF was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, LMF performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of LMF. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of LMF and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, LMF typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. LMF typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, LMF will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, LMF may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by LMF, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, LMF may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, LMF’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. LMF also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by LMF, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, LMF may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, LMF’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, LMF will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that LMF or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, LMF will analyze the condition of the real property for a prospective asset. To aid in that analysis, LMF may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. LMF will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. LMF requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, LMF may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, LMF may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. LMF generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. LMF will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, LMF uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, LMF generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, LMF may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, LMF will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, LMF may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in LMF’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by LMF to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, LMF may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. LMF conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, LMF may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, LMF may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and LMF’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, LMF may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, LMF’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time LMF or its affiliates originated or acquired certain assets. In addition, in some cases, LMF may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—LMF’s Underwriting Standards and Loan Analysis” above, one or more of the LMF Mortgage Loans may vary from, or not comply with, LMF’s underwriting policies and guidelines described above. In addition, in the case of one or more of the LMF Mortgage Loans, LMF or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the LMF Mortgage Loans were originated with any material exceptions to LMF’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which LMF is the Sponsor

Overview. LMF has conducted a review of each of the LMF Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of LMF or one or more of its affiliates (the “LMF Review Team”). The review procedures described below were employed with respect to the LMF Mortgage Loans. No sampling procedures were used in the review process. LMF is the mortgage loan seller with respect to ten (10) Mortgage Loans. Set forth below is a discussion of certain current general guidelines of LMF generally applicable with respect to LMF’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by LMF. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by LMF.

Database. To prepare for securitization, members of the LMF Review Team reviewed a database of loan-level and property-level information relating to the LMF Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the LMF Review Team during the underwriting process. Prior to securitization of the LMF Mortgage Loans, the LMF Review Team may have updated the information in the database with respect to the LMF Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the LMF Review Team, to the extent such updates were provided to, and deemed material by, the LMF Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the LMF Mortgage Loans. A data tape (the “LMF Data Tape”) containing detailed information regarding the LMF Mortgage Loans was created from the information in the database referred to above. The LMF Data Tape was used to provide the numerical information regarding the LMF Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of LMF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by LMF and relating to information in this prospectus regarding the LMF Mortgage Loans. These procedures included:

●	comparing the information in the LMF Data Tape against various source documents provided by LMF;

●	comparing numerical information regarding the LMF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the LMF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LMF Mortgage Loans disclosed in this prospectus.

Legal Review. LMF engaged legal counsel to conduct certain legal reviews of the LMF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, LMF’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. LMF’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LMF Mortgage Loans. Such assistance included, among other things, (i) a review of certain of LMF’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the LMF Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the LMF Review Team of, a due diligence questionnaire relating to the LMF Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the LMF Mortgage Loans.

Other Review Procedures. The LMF Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each LMF Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—LMF’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, LMF determined that the disclosure regarding the LMF Mortgage Loans in this prospectus is accurate in all material respects. LMF also determined that the LMF Mortgage Loans were not originated with any material exceptions from LMF’s underwriting guidelines and procedures, except as described above under “—LMF’s Underwriting Standards and Loan Analysis—Exceptions” above. LMF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. LMF will perform a review of any LMF Mortgage Loan that it elects to substitute for a LMF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. LMF, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). LMF will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by LMF and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by LMF to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

LMF most recently filed a Form ABS-15G on February 6, 2020. LMF’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2017 to and including March 31, 2020, LMF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither LMF nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LMF or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—LMF Commercial, LLC” has been provided by LMF.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management,

Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch's Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch's has previously securitized an aggregate of approximately $6,614,772,826 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute for a Qualified Substitute Mortgage Loan, or make a Loss of Value Payment, as the case may be. See "Description of the Mortgage Loan Purchase Agreements".

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch's affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch's standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch's representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower's litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under "—UBS AG, New York Branch's Underwriting Standards", as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch's origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch's Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch's credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch's underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch's underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 13, 2020. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including April 1, 2017 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including March 31, 2020, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator (1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	®	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2017-C1	X	UBS AG, New York Branch	17	311,792,500.00	32.5%	1	4,100,000.00	0.4%	1	4,100,000.00	0.4%	0	—	0.0%	0	—	0.0%		—	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii)  which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.

3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.

4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.

8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).

9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.

10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under "—UBS AG, New York Branch" has been provided by UBS AG, New York Branch.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on May 14, 2020, Barclays or its affiliates were the loan sellers in approximately 138 commercial mortgage-backed securitization transactions. Approximately $38.9 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and through May 14, 2020.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2020	$1,085,233,750
2019	$4,983,162,802
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on May 7, 2020 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Barclays nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of certain Mortgage Loans (the “LCF Mortgage Loans”) into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of March 31, 2020, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $ 7.338 billion, total liabilities of approximately $5.817 billion and total capital of approximately $1.522 billion.

Wells Fargo Bank, Column and certain other third party lenders provide warehouse financing to certain affiliates of LCF (the “LCF Financing Affiliates”) through various repurchase facilities, borrowing base facilities or other financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF Mortgage Loans from the related LCF Financing Affiliates, and each related LCF Financing Affiliate will, in turn, use the funds that it receives from LCF to, among other things, reacquire or obtain the release of, as applicable, its warehoused LCF Mortgage Loans from the applicable repurchase agreement counterparty/lender free and clear of any liens. As of May 28, 2020, neither Wells Fargo Bank nor Column was the repurchase agreement counterparty with respect to any of the LCF Mortgage Loans. However, Wells Fargo Bank, Column or both may become the repurchase counterparty with respect to one or more LCF Mortgage Loans prior to the Closing Date.

In addition, Wells Fargo Bank acts or has acted, on behalf of LCF and its affiliates, as an interim custodian of the Mortgage Loan documents with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Securitization Program

LCF began securitizing commercial, multifamily and manufactured housing community mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $2.367 billion of commercial, multifamily and manufactured housing community mortgage loans to 8 commercial mortgage securitizations. During 2018, LCF contributed approximately $1.304 billion of commercial, multifamily and manufactured housing community mortgage loans to 9 commercial mortgage securitizations. During 2019, LCF contributed approximately $969.5 million of commercial, multifamily and manufactured housing community mortgage loans to 7 commercial mortgage securitizations. During the first three months of 2020, LCF contributed approximately $133.7 million of commercial, multifamily and manufactured housing community mortgage loans to 1 commercial mortgage securitization.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and 2019 and the first three calendar months of 2020.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017	119	$1,818,074,760
2018	111	$1,486,151,810
2019	95	$1,137,181,591
2020*	16	$176,126,000

*	Through March 31, 2020.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer on behalf of LCF and its affiliates with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10-year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital

Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or to any related anticipated repayment date, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

1.    Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

2.    Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

3.    Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

4.    Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower. Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

1.    Taxes. Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

2.    Insurance. Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted or required, as applicable, to maintain the insurance or to self-insure or to reimburse the landlord/borrower for the payment of insurance premiums or to deliver to the landlord/borrower funds for the purposes of paying insurance premiums in advance of their due date, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

3.    Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible (either directly or through reimbursing the landlord/borrower) for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

4.    Tenant Improvements / Leasing Commissions. In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

5.    Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

6.    Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the LCF Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Ladder Capital Group’s underwriting guidelines described above in respect of the LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of LCF Mortgage Loans

Overview. LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of LCF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

1.    comparing the information in the LCF Data Tape against various source documents provided by LCF;

2.    comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

3.    recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review. The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex A-3 to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions. Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Ladder Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Ladder Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2020. LCF’s Central Index Key number is 0001541468. With respect to the period from and including April 1, 2017 to and including March 31, 2020, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither LCF nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, from time to time after the initial sale of the certificates to investors on the Closing Date, LCF or its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 31 West 27th Street, 12th Floor, New York, New York 10001.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial and multifamily mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 460 commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6,900,000,000.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial and multifamily mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial or multifamily mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions“ below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements.  Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

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Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

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Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

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Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

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Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

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Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

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Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

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The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

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Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

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Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

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Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial or multifamily mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated or acquired by Argentic are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

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Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

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Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Argentic, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of Argentic’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any

Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes“ above.  See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standard and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on February 3, 2020. Argentic’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2020, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time. See “Credit Risk Retention”.

The information set forth under “—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE:  WFC).  The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468.  Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services.  Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.  Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation.  On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company.  As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank.  On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor.  Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties.  With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995.  The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion.  Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans.  Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor.  In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator.  For the twelve-month period ended December 31, 2019, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $7.7 billion.  Since the beginning of 2010, Wells Fargo Bank originated approximately 2,376 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $49.9 billion, which were included in 161 securitization transactions.  The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties.  Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans.  Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General.  Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization.  Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals.  Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors.  Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting“ section.  For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis.  Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan.  In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower.  Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself.  Borrowers are generally required to be single-purpose entities.  The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type:  historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases.  Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed.  Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee.  Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports.  Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant.  Generally, the results of these reviews are incorporated into the underwriting report.  In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval.  Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios.  Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors.  For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors.  For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt.  When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan.  It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition.  As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan.  To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals.  Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute“, a membership association of professional real estate appraisers, or an otherwise qualified appraiser.  In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession.  Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.  In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments.  Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan.  However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review.  Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee.  Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.  For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments.  In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems.  Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report.  In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario.  This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”).  Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance.  In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●

casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements.  Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●

Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments.  Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly.  Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums.  Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance.  Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan.  Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type.  Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary.  Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan.  Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●

Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term.  To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.  Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market.  Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed.  In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans.  From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions.  The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee.  Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.  From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts.  None of the Wells Fargo Bank Mortgage Loans included in this securitization was co-originated with or originated by a third party.

Exceptions.  One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above.  In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.  For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview.  Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects.  Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties.  Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions.  The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database.  To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan.  The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process.  Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team.  Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph.  The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation.  The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans.  These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●

comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review.  In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations.  Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus.  In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans.  Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team.  Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures.  Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria.  See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions.  Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects.  Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution.  Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect.  Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”).  Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act.  Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured.  The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from April 1, 2017 to March 31, 2020 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(10)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,398,824.00	2.91	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,398,824.00	2.91	0	0.00	0.00

WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22	X	Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		LMF Commercial, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(11)	6	58,594,540.00	3.94	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			129	1,487,599,794.00	100.00	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	1	0.00	0.00

FRESB 2018-SB55 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB55		Federal Home Loan Mortgage Corporation(12)(13)	222	606,820,955.35	100.00	1	7,384,250.00	1.29	0	0.00	0.00	0	0.00	0.00	1	7,384,250.00	1.29	0	0.00	0	1	7,384,250.00	1.29

Issuing Entity Subtotal			222	606,820,955.35	100.00	1	7,384,250.00	1.29	0	0.00	0.00	0	0.00	0.00	1	7,384,250.00	1.29	0	0.00	0	1	7,384,250.00	1.29

FRESB 2018-SB57 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB57		Federal Home Loan Mortgage Corporation(14)(15)	224	576,320,627.39	100.00	3	8,985,163.00	1.65	0	0.00	0.00	0	0.00	0.00	3	8,985,163.00	1.65	0	0.00	0	3	8,985,163.00	1.65

Issuing Entity Subtotal			224	576,320,627.39	100.00	3	8,985,163.00	1.65	0	0.00	0.00	0	0.00	0.00	3	8,985,163.00	1.65	0	0.00	0	3	8,985,163.00	1.65

FRESB 2018-SB48 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB48		Federal Home Loan Mortgage Corporation(16)(17)	236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.43

Issuing Entity Subtotal			236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.43

Commercial Mortgages Asset Class Total			874	4,144,462,758.74		10	62,757,413.00		0	0.00		0	0.00		9	23,597,413.00		1	22,398,824.00		9	23,507,413.00

(1)

In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period.  (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)

Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process.  Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero.  (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)

Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction.  Also includes assets for which the requesting party rescinds or retracts the demand in writing.  (For columns s-u)

(10)

Rialto Capital Advisors, LLC, as special servicer for Loan #8 (88 Hamilton Avenue), claimed in a letter dated March 16, 2016, that Natixis Real Estate Capital LLC (“NREC”)breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property.  On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan.  The special servicer withdrew its repurchase demand on August 15, 2017.

(11)

CWCapital Asset Management LLC, as special servicer for Loan #22 (Alpha Health Center), claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

(12)

Per the underlying trust documents, Federal Home Loan Mortgage Corporation (“Freddie Mac”) is the mortgage loan seller. With respect to the asset that was subject of a repurchase demand, Red Mortgage Capital, LLC was the underlying originator.

(13)

KeyBank National Association, as special servicer for Loan #2 (Penn Terrace Apartments, ) claimed in a letter dated January 6, 2020, that Freddie Mac, as the mortgage loan seller, breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the discovery of (i) two separate subordinate mortgages encumbering the mortgaged property and (ii) a declaration of restriction encumbering the mortgaged property securing the mortgage loan. On January 13, 2020, Freddie Mac rejected the claim for breach of representation or warranty citing a lack of evidence to the existence of the subordinate mortgages or the declaration of restriction in the special servicer’s claim. In a follow-up communication to Freddie Mac dated January 17, 2020, the special servicer provided a title search report listing the existence of the subordinate mortgages and declaration of restriction, all of which were dated prior to the date of the mortgage loan purchase agreement in which the RWs were made. In a subsequent response to the special servicer dated February 3, 2020, Freddie Mac continues to reject the special servicer’s claim of breach of the RWs notwithstanding the additional information provided in the January 17th letter due to the fact that the related encumbrances were recorded after the date on which Freddie Mac sold the mortgage loan into the securitization trust, negating any breach of the RWs.

(14)

Per the underlying trust documents, Freddie Mac is the mortgage loan seller. With respect to the assets that were subject to repurchase demands, Red Mortgage Capital, LLC was the underlying originator with respect to Loan #22 and Loan #61, and Hunt Mortgage Partners, LLC was the underlying originator with respect to Loan #221.

(15)

KeyBank National Association, as special servicer for Loan #22 (Brooklawn Court Apartments), Loan #61 (357 West End Avenue), and Loan #221 (197-199 Grant Street and 359-361 Gordon) claimed in a letter dated January 6, 2020, that Freddie Mac, as the mortgage loan seller, breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the existence of (i) subordinate mortgages encumbering the mortgaged properties that secure Loan #22 and Loan #61 and (ii) pending litigation with respect to Loan #221. On January 13, 2020, Freddie Mac rejected the claims for breach of representation or warranty citing lack of evidence to the existence of the subordinate mortgages and pending litigation in the special servicer’s claim. In a follow-up communication to Freddie Mac dated January 29, 2020, the special servicer provided a title search report listing the existence of the subordinate mortgages, all of which were dated prior to the date of the mortgage loan purchase agreement in which the RWs were made. In a subsequent response to the special servicer dated February 3, 2020, Freddie Mac continues to reject the special servicer’s claim of breach of the RWs with respect to Loan #22 and Loan #61 notwithstanding the additional information provided in the January 29th letter due to the fact that the related encumbrances were recorded after the date on which Freddie Mac sold the mortgage loans into the securitization trust, negating any breach of the related RWs.

(16)	Per the underlying trust documents, Freddie Mac is the mortgage loan seller. With respect to the assets that were the subject to demand, CBRE Capital Markets, Inc. was the underlying originator.

(17)

LNR Partners, LLC, as special servicer for Loan #57 (4611 S. Drexel), Loan #137 (6217 S. Dorchester), Loan #179 (6250 S. Mozart), and Loan #218 (7255 S. Euclid) claimed in a letter dated September 12, 2019, that Freddie Mac, as the mortgage loan seller, breached the representations and warranties made in the related mortgage loan purchase agreement due to an August 18, 2018, securities fraud complaint filed by the SEC against the sponsor of the borrowers of each of the mortgage loans. The repurchase request asserts that there have been challenges to the related trust’s lien priority of the loans in the pending SEC receivership proceeding and that title insurance has been denied. On September 24, 2019, Freddie Mac rejected the claim for breach of representation or warranty for several reasons including (i) the priority of the securitization trust’s liens related to the mortgage loans remain in dispute and subject to adjudication and (ii) the title insurer has not declined coverage, and, therefore, no defect in any title policy has been established.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from January 1, 2020 through March 31, 2020 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on May 12, 2020, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on May 12, 2020, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor.  Such Forms ABS-15G are available electronically through the SEC’s EDGAR system.  The Central Index Key number of Wells Fargo Bank is 0000740906.  The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.  However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions.  Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2020-C56 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2019, WTNA served as trustee on over 1,826 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $429 billion, of which approximately 559 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $375 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates.  In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance.  In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business.  WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The information set forth under this sub-heading has been provided by WTNA.  None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA.  A discussion of the role of the trustee and its continuing duties, including:  1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”.  In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance.  See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.  For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA.  The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company.  A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 260,000 employees as of December 31, 2019, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.  Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services.  The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates.  Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports.  As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity.  Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997.  As of December 31, 2019, Wells Fargo Bank was acting as securities administrator with respect to more than $530 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA.  In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders.  Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management.  Files are segregated by transaction or investor.  Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years.  Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota.  As of December 31, 2019, Wells Fargo Bank was acting as custodian of more than 282,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For four CMBS transactions, the Corporate Trust Services Group of Wells Fargo Bank disclosed transaction-level noncompliance on its 2019 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function.  For two CMBS transactions, an administrative error resulted in a payment error to certain classes for one distribution period.  The affected distributions were revised to correct the error before the next distribution date.  For two CMBS transactions, a technical issue caused a wire processing delay that resulted in a portion of the distribution for each transaction occurring one business day late.  Wells Fargo has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Beginning on June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts.  The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief.  In November 2018, Wells Fargo Bank reached an agreement, in which it denied any wrongdoing, to resolve such claims on a classwide basis for the 271 RMBS trusts currently at issue.  On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement.

With respect to such litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

In addition to the foregoing cases, in August 2014 and August 2015, Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo notice of their representation and warranty breaches.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.  For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization, and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. Wells Fargo Bank is also the trustee, certificate administrator and custodian under each of (i) the CSAIL 2020-C19 PSA, which governs the servicing and administration of the KPMG Plaza at Hall Arts Whole Loan, (ii) the CSMC 2019-UVIL TSA, which governs the servicing and administration of the University Village Whole Loan and (iii) the MRCD 2019-PARK TSA, which governs the servicing and administration of the Parkmerced Whole Loan.

Wells Fargo Bank is the purchaser under a repurchase agreement with LMF or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by LMF or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and LMF or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by LMF or those affiliates (subject, in some cases, to the repurchase facility described above) from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the LMF Mortgage Loans. Wells Fargo Bank is the purchaser under a repurchase agreement with LCF or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by LCF or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and LCF or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by LCF or those affiliates (subject, in some cases, to various repurchase facilities and other financing arrangements, including the repurchase facility provided by Wells Fargo Bank) from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the LCF Mortgage Loans.  Pursuant to certain interim servicing agreements between Wells Fargo Bank and Barclays or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Barclays

Mortgage Loans.  Wells Fargo Bank is the purchaser under a repurchase agreement with Argentic or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Argentic or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Argentic or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Argentic or those affiliates (subject, in some cases, to the repurchase facility described above) from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.  Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.  There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any LMF Mortgage Loan, Barclays Mortgage Loan, LCF Mortgage Loan, Argentic Mortgage Loan or Wells Fargo Bank Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity.  Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years.  Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS.  Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format.  The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2017	As of 12/31/2018	As of 12/31/2019	As of 3/31/2020
By Approximate Number:	30,017	30,491	30,931	30,772
By Approximate Aggregate Unpaid Principal Balance (in billions):	$527.6	$569.9	$594.2	$592.7

Within this portfolio, as of March 31, 2020, are approximately 23,188 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $468.5 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of March 31, 2020, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions.  This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.  The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
Calendar Year 2019	$448,683,861,638	$390,136,051	0.09%
YTD March 31, 2020	$447,507,864,332	$343,541,034	0.08%

*	“UPB“ means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US.  Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

The long-term issuer ratings of Wells Fargo Bank are “A+” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.  Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects.  The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo Bank instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing until such date as management decides based on circumstances at that time.  This remote-working capability is part of Wells Fargo Bank’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo Bank does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries.  Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies.  Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law.  Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigations and background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans.  Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it.  Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus.  On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or

Serviced Companion Loans.  On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, Serviced Companion Loans or otherwise.  To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA.  Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”.  The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.  The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.  Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event“ and “—Waiver of Servicer Termination Event”.  The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to initially be appointed to act as the special servicer under the PSA and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets.  Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, special and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Above Average”.  Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer.  Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2020, Midland was master and/or primary servicing approximately 35,622 commercial and multifamily mortgage loans with a principal balance of approximately $558 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada.  Approximately 11,727 of such loans, with a total principal balance of approximately $227 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$387
Total	$486	$533	$606

As of March 31, 2020, Midland was named the special servicer in approximately 382 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $172 billion. With respect to such commercial mortgage-

backed securities transactions as of such date, Midland was administering approximately 143 assets with an outstanding principal balance of approximately $1.7 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2017 to 2019.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity.  In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Pursuant to an interim servicing agreement between an affiliate of UBS Securities LLC, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to a servicing agreement between an affiliate of Barclays Capital Real Estate Inc., on the one hand, and Midland, on the other hand, Midland acts as servicer with respect to certain unrelated mortgage loans.

Midland assisted KKR Real Estate Credit Opportunity Partners II L.P. or its affiliate with due diligence relating to the Mortgage Loans.

Midland is also (i) the master servicer under the CSAIL 2020-C19 PSA, which governs the servicing and administration of the KPMG Plaza at Hall Arts Whole Loan and (ii) the servicer under the CSMC 2019-UVIL TSA, which governs the servicing and administration of the University Village Whole Loan.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer will not have primary responsibility for custody services or original documents evidencing the Mortgage Loans or the Companion Loans.  The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companions Loans or otherwise.  To the extent that the special servicer has custody of any such document for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any advancing obligations.  In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations and if so will be entitled to reimbursement.

The roles and responsibilities of the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government.  Pentalpha Surveillance’s platform uses specialized compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of March 31, 2020, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 198 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $182 billion. As of March 31, 2020, Pentalpha Surveillance was acting as asset representations reviewer for 80 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $76 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer.  For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) as they relate to commercial mortgage-backed securities. Wells Fargo Bank will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement initially through the purchase by KKR CMBS II Aggregator Type 2 L.P., a Delaware limited partnership, the “third party purchaser” (as defined in the Credit

Risk Retention Rules, the “Third Party Purchaser”) of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates (collectively, the “Horizontal Risk Retention Certificates”), with an estimated aggregate initial Certificate Balance of $92,307,094 and representing approximately 5.04% of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates or take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any European Institutional Investor for the purposes of their compliance with such regulation or similar requirements. In addition, the arrangements described under “Credit Risk Retention“ have not been structured with the objective of ensuring compliance by any investor with such regulation. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates” and “—European Risk Retention and Due Diligence Requirements”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Third Party Purchaser

KKR CMBS II Aggregator Type 2 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, to (i) act as the initial Third Party Purchaser and (ii) retain the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”).  As of March 31, 2020, KKR Aggregator has purchased one offering of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 24 years of CMBS experience as of March 31, 2020. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2020, funds advised by KKR own 75 separate real estate credit investments. As of March 31, 2020, KKR is responsible for approximately $218 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Horizontal Risk Retention Certificates

General

The Third Party Purchaser is expected to purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Initial Certificate Balance	Fair Value of the Horizontal Risk Retention Certificates (in $ and %)(1)	Purchase Price(2)
Class D-RR	$10,967,000	$4,412,232 / 0.60%	40.2319%
Class E-RR	$10,968,000	$4,412,635 / 0.60%	40.2319%
Class F-RR	$16,450,000	$6,618,148 / 0.90%	40.2319%
Class G-RR	$7,312,000	$2,941,757 / 0.40%	40.2319%
Class H-RR	$7,311,000	$2,941,354 / 0.40%	40.2319%
Class J-RR	$7,311,000	$2,941,354 / 0.40%	40.2319%
Class K-RR	$31,988,094	$12,869,418 / 1.75%	40.2319%

(1)

The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a dollar amount and as a percentage of the aggregate fair value of all of the certificates (other than the Class R certificates).

(2)

Expressed as a percentage of the initial Certificate Balance of the indicated class of Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Horizontal Risk Retention Certificates is approximately $37,136,898, excluding accrued interest.

The aggregate fair value of the Horizontal Risk Retention Certificates in the above table is equal to approximately $37,136,898 (excluding accrued interest), representing approximately 5.04% of the fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. The Retaining Sponsor is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $36,873,322 (representing approximately 5.00% of the aggregate fair value of all the classes of certificates (other than the Class R certificates)), excluding accrued interest.

The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$18,463,612
Class A-2	$56,585,961
Class A-3	$2,604,909
Class A-SB	$30,101,962
Class A-4	$186,845,190
Class A-5	$228,191,357
Class X-A	$50,075,656
Class X-B	$3,165,077
Class A-S	$64,010,664
Class B	$35,341,924
Class C	$24,943,236
Class D-RR	$4,412,232
Class E-RR	$4,412,635
Class F-RR	$6,618,148
Class G-RR	$2,941,757
Class H-RR	$2,941,354
Class J-RR	$2,941,354
Class K-RR	$12,869,418

 The aggregate fair value of all of the classes of certificates (other than the Class R certificates) is approximately $737,466,445, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention“ prior to the pricing of the certificates and the Retained Interest and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates and trust components in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class X-B certificates and the Class A-4, Class A-4-X1,

Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X-2 trust components), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class K-RR certificates, second, to the Class J-RR certificates, third, to the Class H-RR certificates, fourth, to the Class G-RR certificates, fifth, to the Class F-RR certificates, sixth, to the Class E-RR certificates, seventh, to the Class D-RR certificates, eighth, to the Class C certificates, ninth, to the Class B Certificates, tenth, to the Class A-S trust component, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, in each case until the Certificate Balance of that class or trust component has been reduced to zero.  Any Realized Loss applied to the Class A-4, Class A-5 or Class A-S Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.  See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the classes of Horizontal Risk Retention Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Horizontal Risk Retention Certificates (except to a majority-owned affiliate) until June 4, 2025. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third party purchaser and the successor third party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and their affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date or (B) the date on which all of the Mortgage Loans have been defeased in accordance with 12 C.F.R. §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and

●

issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the classes of Horizontal Risk Retention Certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Column, LMF, UBS AG, New York Branch, Barclays, LCF, Argentic and Wells Fargo Bank (solely in its capacity as a mortgage loan seller) will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2 (the “Exception Schedules”).

At the time the decision to include its Mortgage Loans in this transaction, each of LCF, Argentic and Wells Fargo Bank determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 would not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on its related security interest in such Mortgaged Property, or were mitigated in a manner consistent with customary or otherwise appropriate lending practices by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to materiality of related risks and remediation, as appropriate; (iii) cash- or letter of credit-funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefiting the loan, including title insurance, property and liability insurance, environmental or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property or otherwise favorable lease provisions pertaining to the related risk, or the likelihood of near-term curative action within foreseeable cost parameters. However, there can be no assurance that the compensating factors or other circumstances upon which each of LCF, Argentic and Wells Fargo Bank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the decision to include its Mortgage Loans in this transaction, each of Column, LMF, UBS AG, New York Branch and Barclays determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Column, LMF, UBS AG, New York Branch and Barclays, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Column, LMF, UBS AG, New York Branch and Barclays, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Column, LMF, UBS AG, New York Branch and Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2020-C56 will consist of the following classes: the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates (collectively, with the Class A-S Exchangeable Certificates, the “Class A Certificates”), the Class X-A and Class X-B certificates, the Class A-S Exchangeable Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR and Class R certificates.

The Class X-A and Class X-B certificates are referred to collectively in this prospectus as the “Class X Certificates“.  The Class A Certificates (other than the Class A-S Exchangeable Certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates“.  The Class A-S Exchangeable Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates“.  The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates“.  The Senior Certificates and the Subordinate Certificates (excluding the Exchangeable Certificates) are collectively referred to in this prospectus as the “Regular Certificates“.  The Senior Certificates (other than the Class X-A and Class X-B certificates and the Exchangeable IO Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates“.  The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates“.  The Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates are also referred to in this prospectus as the “Horizontal Risk Retention Certificates” and are expected to be purchased and retained by KKR CMBS II Aggregator Type 2 L.P.

The “Exchangeable Certificates” are comprised of (i) the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 certificates (collectively, the “Class A-4 Exchangeable Certificates”), (ii) the Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1 and Class A-5-X2 certificates (collectively, the “Class A-5 Exchangeable Certificates”) and (iii) the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates (collectively, the “Class A-S Exchangeable Certificates”).  The Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1 and Class A-S-X2 certificates are collectively referred to herein as the “Exchangeable IO Certificates.”

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates and the Exchangeable IO Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$18,464,000
A-2	$54,939,000
A-3	$2,605,000
A-SB	$29,226,000
A-4(1)	$185,000,000	(1)
A-5(1)	$221,562,000	(1)
X-A	$511,796,000
X-B	$127,035,000
A-S(1)	$62,147,000	(1)
B	$35,643,000
C	$29,245,000

Non-Offered Certificates
D-RR	$10,967,000
E-RR	$10,968,000
F-RR	$16,450,000
G-RR	$7,312,000
H-RR	$7,311,000
J-RR	$7,311,000
K-RR	$31,988,094
R	NAP

(1)

The Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates are also offered certificates.  Such classes of certificates, together with the Class A-4, Class A-5 and Class A-S certificates, constitute the “Exchangeable Certificates”.  Each class of Exchangeable Certificates will have the Certificate Balance or Notional Amount and pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

The “Certificate Balance” of any class of Principal Balance Certificates or Exchangeable P&I Trust Component outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Exchangeable P&I Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or Exchangeable P&I Trust Component on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates or Exchangeable P&I Trust Component in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Exchangeable P&I Trust Component may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates, the Exchangeable IO Certificates and the Exchangeable IO Trust Components will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $511,796,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S Trust Component and the Class B and Class C

certificates outstanding from time to time.  The initial Notional Amount of the Class X-B certificates will be approximately $127,035,000.

The Notional Amounts of the Class A-4-X1 and Class A-4-X2 Trust Components will equal the Certificate Balance of the Class A-4 Trust Component.  The Notional Amounts of the Class A-4-X1 and Class A-4-X2 Certificates will equal the Certificate Balances of the Class A-4-1 and Class A-4-2 Certificates, respectively.

The Notional Amounts of the Class A-5-X1 and Class A-5-X2 Trust Components will equal the Certificate Balance of the Class A-5 Trust Component.  The Notional Amounts of the Class A-5-X1 and Class A-5-X2 Certificates will equal the Certificate Balances of the Class A-5-1 and Class A-5-2 Certificates, respectively.

The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Trust Components will equal the Certificate Balance of the Class A-S Trust Component.  The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Certificates will equal the Certificate Balances of the Class A-S-1 and Class A-S-2 Certificates, respectively.

The Mortgage Loans will be held by the Lower-Tier REMIC. The certificates (other than the Exchangeable Certificates) and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components will be issued by the Upper-Tier REMIC. The grantor trust (the “Grantor Trust”) will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the REMIC “regular interests” issued by the Upper-Tier REMIC.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e) the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates and Trust Components that would remain unpaid as of the close of business on such Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and Trust Components have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class X-B certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes and Trust Components;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, in reduction of the Certificate Balances of those classes, in the following priority:

(i)  prior to the Cross-Over Date:

(a) to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b) to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c) to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d) to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e) to the Class A-4 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 Trust Component is reduced to zero;

(f) to the Class A-5 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date until the Certificate Balance of the Class A-5 Trust Component is reduced to zero;

(g)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB and certificates and the Class A-4 and Class A-5 Trust Components are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class or Trust Component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class or Trust Component compounded monthly from the date the related Realized Loss was allocated to such class or Trust Component until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components have been reduced to zero, to the Class A-S Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Sixth, to the Class A-S Trust Component, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Trust Component, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their

Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D-RR certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D-RR and Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D-RR, Class E-RR and Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates have been reduced to zero, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirty-first, to the Class K-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-second, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates have been reduced to zero, to the Class K-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-third, to the Class K-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-fourth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates) and the Class A-S Trust Component have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates or Trust Component in respect of which a reimbursement is made.

Principal and interest payable on the Trust Components will be distributed pro rata to the corresponding classes of Exchangeable Certificates representing interests therein in accordance with their Class Percentage Interests therein as described below under “—Exchangeable Certificates.”

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates or Trust Components for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates or Trust Components will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates and the Class A-4, Class A-5 and Class A-S Certificates for any Distribution Date will equal the applicable rate set forth below.

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.3410%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.4980%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 1.9400%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.4220%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 2.1940%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 2.4480%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.1070%.

The Pass-Through Rate on the Class B certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class E-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class F-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class G-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class H-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class J-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class K-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Component and the Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components.  See “—Exchangeable Certificates” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related

Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Exchangeable Certificates

Each class of Exchangeable Certificates may be exchanged for the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa.  Following any exchange of one or more classes of Exchangeable Certificates (the applicable “Surrendered Classes”) for one or more classes of other Exchangeable Certificates (the applicable “Received Classes”), the Class Percentage Interests (as defined below) of the outstanding Certificate Balances or Notional Amounts of the Corresponding Trust Components that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) will be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) will be increased.  The dollar denomination of each of the Received Classes of certificates must be equal to the dollar denomination of each of the Surrendered Classes of certificates.  No fee will be required with respect to any exchange of Exchangeable Certificates.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-5	Class A-5-1, Class A-5-X1
Class A-5	Class A-5-2, Class A-5-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2

On the Closing Date, the Issuing Entity will issue the following “Trust Components,” each with the initial Certificate Balance (or, if such Trust Component has an “X” suffix, Notional Amount) and Pass-Through Rate set forth next to it in the table below.  Each Trust Component with an “X” suffix is referred to herein as an “Exchangeable IO Trust Component,” and each other Trust Component is referred to herein as an “Exchangeable P&I Trust Component.” Each Exchangeable IO Trust Component will not be entitled to distributions of principal.

Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class A-4	$185,000,000	Class A-4 Certificate Pass-Through Rate minus 1.00%
Class A-4-X1	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-4-X2	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-5	$221,562,000	Class A-5 Certificate Pass-Through Rate minus 1.00%
Class A-5-X1	Equal to Class A-5 Trust Component Certificate Balance	0.50%
Class A-5-X2	Equal to Class A-5 Trust Component Certificate Balance	0.50%
Class A-S	$62,147,000	Class A-S Certificate Pass-Through Rate minus 1.00%
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	0.50%

Each class of Exchangeable Certificates represents an undivided beneficial ownership interest in the Trust Components set forth next to it in the table below (the “Corresponding Trust Components”).  Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components and represents a percentage interest (the related “Class Percentage Interest”) in each Corresponding Trust Component, including principal and interest payable thereon, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such class of Certificates, divided by (y) the principal balance of the Class A-4 Trust Component (if such class of Exchangeable Certificates has an “A-4” designation), the Class A-5 Trust Component (if such class of Exchangeable Certificates has an “A-5” designation) or the Class A-S Trust Component (if such class of Exchangeable Certificates has an “A-S” designation).

Group of Exchangeable Certificates	Class of Exchangeable Certificates	Corresponding Trust Components
“Class A-4 Exchangeable Certificates”	Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
	Class A-4-1	Class A-4, Class A-4-X2
	Class A-4-2	Class A-4
	Class A-4-X1	Class A-4-X1
	Class A-4-X2	Class A-4-X1, Class A-4-X2
“Class A-5 Exchangeable Certificates”	Class A-5	Class A-5, Class A-5-X1, Class A-5-X2
	Class A-5-1	Class A-5, Class A-5-X2
	Class A-5-2	Class A-5
	Class A-5-X1	Class A-5-X1
	Class A-5-X2	Class A-5-X1, Class A-5-X2
“Class A-S Exchangeable Certificates”	Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
	Class A-S-1	Class A-S, Class A-S-X2
	Class A-S-2	Class A-S
	Class A-S-X1	Class A-S-X1
	Class A-S-X2	Class A-S-X1, Class A-S-X2

The maximum Certificate Balance or Notional Amount of each class of Class A-4 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-4 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-5 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-5 Trust Component, and the maximum Certificate Balance or Notional Amount of each class of Class A-S Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-S Trust Component.  The aggregate Certificate Balance of the Offered Certificates set forth on the cover page of this prospectus assumes that only the maximum Certificate Balances of Class A-4, Class A-5 and Class A-S certificates are issued on the Closing Date and that the Certificate Balance or Notional Amount of each other class of Exchangeable Certificates is equal to zero.

Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates and Class A-S Exchangeable Certificates will have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-4 Trust Component, Class A-5 Trust Component or Class A-S Trust Component, respectively. Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates and Class A-S Exchangeable Certificates with a Certificate Balance will have the same approximate initial credit support, Assumed Final Distribution Date, weighted average life and expected principal window as the Class A-4 Certificates, Class A-5 Certificates or Class A-S Certificates, respectively, shown above in the “Summary of Certificates” table.

Appraisal Reduction Amounts and Collateral Deficiency Amounts (and Realized Losses) allocated to each of the Class A-4, Class A-5 or Class A-S Trust Components will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to notionally reduce (or reduce) their Certificate Balances in accordance with their Class Percentage Interests therein.

Exchange Limitations

A Certificateholder that owns Exchangeable Certificates and desires to make an exchange, but does not own Exchangeable Certificates that collectively are the required denominations of Surrendered Classes necessary to make the desired exchange for applicable Received Classes, may be unable to obtain other Exchangeable Certificates sufficient to compose the required denominations or may be able only to exchange a portion (if any) of its Exchangeable Certificates. Other Certificateholders may be unwilling to sell their Certificates at reasonable prices (or at any price) or may be unable to sell their Certificates, or Certificates may have been purchased or placed into other financial structures and thus may be unavailable for purchase in any secondary market. Such circumstances may prevent you from obtaining Exchangeable Certificates in the proportions necessary to effect an exchange.

Potential purchasers of Exchangeable Certificates should consider the tax characteristics of such certificates as further discussed under “Material Federal Income Tax Considerations—Exchangeable Certificates.” The Trust Components will not be withdrawn from the grantor trust in connection with any exchange.

Exchange Procedures

If a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates, the Certificateholder must notify the certificate administrator no later than three business days before the proposed exchange date via email to cts.cmbs.bond.admin@wellsfargo.com. The exchange date can generally be any business day other than the first or last business day of the month. The notice must (i) be on the Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of both the Certificates to be exchanged and the Certificates to be received, the current Certificate Balance(s) or Notional Amount(s) and original Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes and Received Classes, the Certificateholder’s DTC participant number and the proposed exchange date. A notice becomes irrevocable on the second business day before the proposed exchange date.

Subject to the satisfaction of the conditions to an exchange, including the procedures described above, upon the request of the holder of Exchangeable Certificates of the relevant class(es) and the surrender of such Exchangeable Certificates, the certificate administrator will be required to deliver the Exchangeable Certificates of the relevant class(es) to which that holder is entitled in the exchange. The certificate administrator will also reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the certificate register. The Certificateholder and the certificate administrator will utilize the Deposit and Withdrawal System at DTC to effect the exchange.

The first distribution on an Exchangeable Certificate received in an exchange transaction will be made on the first Distribution Date in the month following the month of the exchange to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates or Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and

(ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates or Trust Component will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates or Trust Component will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount or Exchangeable IO Trust Components, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount or Exchangeable IO Trust Components, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Scheduled Principal Distribution Amount for that Distribution Date,

(b) the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c) the Principal Shortfall for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)         the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)        all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)         the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related

Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner:

(1) to each class of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class C, Class D-RR, Class E-RR and Class F-RR certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date,

(2) to the Class A-4-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-1 certificates and the applicable principal prepayment,

(3) to the Class A-4-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-2 certificates and the applicable principal prepayment,

(4) to the Class A-5-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2,

Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-5 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-1 certificates and the applicable principal prepayment,

(5) to the Class A-5-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-5 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-2 certificates and the applicable principal prepayment,

(6) to the Class A-S-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 certificates and the applicable principal prepayment,

(7) to the Class A-S-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S Exchangeable Certificates (collectively) for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 certificates and the applicable principal prepayment,

(8) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 Exchangeable Certificates (collectively) and the Class A-5 Exchangeable Certificates (collectively) for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively) and the Class A-S

Exchangeable Certificates (collectively) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 Exchangeable Certificates (collectively) and the Class A-5 Exchangeable Certificates (collectively) as described above, and

(9) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium:

●

if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●

if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class G-RR, Class H-RR, Class J-RR, Class K-RR or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows (or, with respect to each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates and Class A-S Exchangeable Certificates with a Certificate Balance the date set forth next to the Class A-4 Certificates, Class A-5 Certificates or Class A-S Certificates, respectively):

Class	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	February 2025
Class A-3	February 2027
Class A-SB	November 2029
Class A-4	January 2030
Class A-5	March 2030
Class X-A	NAP
Class X-B	NAP
Class A-S	March 2030
Class B	March 2030
Class C	April 2030

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)         the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)        the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (a) any Non-Serviced Mortgage Loan, (b) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (c) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (d)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (e) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates and the Trust Components, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to a Trust Component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S Exchangeable Certificates and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Exchangeable Certificates will likewise be protected by the subordination of the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions“ above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, in each case, that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Trust Component and the Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates and Trust Component as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class K-RR certificates;

second, to the Class J-RR certificates;

third, to the Class H-RR certificates;

fourth, to the Class G-RR certificates;

fifth, to the Class F-RR certificates;

sixth, to the Class E-RR certificates;

seventh, to the Class D-RR certificates;

eighth, to the Class C certificates;

ninth, to the Class B certificates; and

tenth, to the Class A-S Trust Component.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Any Realized Loss applied to the Class A-4, Class A-5 or Class A-S Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates or the Exchangeable IO Certificates or the Exchangeable IO Trust Components. However, the Notional Amounts of the classes of Class X Certificates or Exchangeable IO Certificates or Exchangeable IO Trust Components will be reduced if the related classes of Principal Balance Certificates or Exchangeable P&I Trust Components are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee”or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated first, to any related Subordinate Companion Loan in accordance with the related Intercreditor Agreement until each such Subordinate Companion Loan is reduced to zero and then, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.

A class of Regular Certificates or a Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution

Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)    a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)    a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)    a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)    a CREFC® advance recovery report;

(5)    a CREFC® total loan report;

(6)    a CREFC® operating statement analysis report;

(7)    a CREFC® comparative financial status report;

(8)    a CREFC® net operating income adjustment worksheet;

(9)    a CREFC® real estate owned status report;

(10)  a CREFC® servicer watch list;

(11)  a CREFC® loan level reserve and letter of credit report;

(12)  a CREFC® property file;

(13)  a CREFC® financial file;

(14)  a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)  a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 30, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

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Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“Excluded Controlling Class Loan“ means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Controlling Class Loan with respect to the related Loan-Specific Directing Certificateholder) any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan“ means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Loan with respect to the related Loan-Specific Directing Certificateholder) the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, Inc., KBRA Analytics, Inc., MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

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any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

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all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

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any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

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notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

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any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator; and

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or documents provided to the certificate administrator by the depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

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the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to (A) ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules and (B) any noncompliance by the Third Party Purchaser or a successor third party purchaser with the applicable provisions of the Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan. Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the certificate administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of a Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR or Class K-RR certificate is subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2020-C56

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)         the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)        any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)        the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)      the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     the original or a copy of all related environmental insurance policies; and

(xix)      a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-

Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)        any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)        any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      all related environmental reports; and

(xiv)      all related environmental insurance policies;

(b) a copy of any engineering reports or property condition reports;

(c) other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d) for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e) a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f) a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g) a copy of the appraisal for the related Mortgaged Property(ies);

(h) for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)  a copy of the applicable mortgage loan seller’s asset summary;

(j)  a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k) a copy of all zoning reports;

(l)  a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n) a copy of all UCC searches;

(o) a copy of all litigation searches;

(p) a copy of all bankruptcy searches;

(q) a copy of any origination settlement statement;

(r) a copy of the insurance summary report;

(s) a copy of organizational documents of the related mortgagor and any guarantor;

(t) a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u) a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v) a copy of any closure letter (environmental); and

(w) a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will be required to, no later than 90 days following:

(a) such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such Material Defect (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (and Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the related mortgage loan seller may repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required or elects, as applicable, to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in either of the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the trustee, the Primary Collateral securing the Mortgage Loans still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loans held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria“ means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire cross-collateralized group, (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1 plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not cause (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller

(or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation (or, in the case of LCF, enforcement of the payment guarantee obligations of Ladder Holdings, REIT LLLP and TRS LLLP pursuant to the MLPA to which LCF is a party), including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed

Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e) have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)  have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)  constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)  have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n) have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o) prohibit defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r) be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that with respect to the obligations of LCF, pursuant to the related MLPA, Ladder Holdings, REIT LLLP and TRS LLLP will agree to guarantee payment in connection with the performance of such obligations; provided, further, that, if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, (i) in the case of LCF, any of that mortgage loan seller, Ladder Holdings, REIT LLLP and TRS LLLP or (ii) in the case of Barclays, either of that mortgage loan seller and Barclays Holdings) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. If the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) elects to cure such breach, then such mortgage loan seller will be required to remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding LCF) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under

“Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the applicable Servicing Shift Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related Control Note (in which case the trustee under the related Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2) in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent P&I Advances, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA.

Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and Trust Components as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and Trust Components (including to reimburse for Realized Losses previously allocated to such certificates or components). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates and the Trust Components have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)   to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of

Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)  to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)  to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)  to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Special Servicing Fee / Special Servicer

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.

First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Liquidation Fee / Master Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general

Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency

Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Liquidation Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.

		Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Certificate Administrator / Trustee Fee / Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Upfront Fee / Operating Advisor	A fee of $10,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the	First, out of recoveries of interest with respect to the related Mortgage Loan and	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
	monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and Servicing Shift Mortgage Loan but excluding each related Companion Loan).	then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower actually pays with respect to such Mortgage Loan.

Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.

Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).

		Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee

For each Delinquent Loan, (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000

Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.

In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).

Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)

With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.02500%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●

100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion

Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision (regardless of whether it relates to a Master Servicer Decision), then the master servicer will be entitled to 50% of such Excess Modification Fees;

●

100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●

100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision (regardless of whether it relates to a Master Servicer Decision), then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●

100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced

Companion Loan) to the extent such beneficiary statements or demand charges were prepared by the Master Servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●

penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

If the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. If the master servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms—Offered Certificates—Pass-Through Rates—C. Servicing and Administration Fees”. With respect to each Servicing Shift Mortgage Loan, the master servicer (or primary servicer) (prior to the related Servicing Shift Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)        (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)        the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)        the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)   100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)   100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)    50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision;

(vi)   with respect to the accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds,

(vii)   100% of charges for beneficiary statements and demand charges actually paid by the related borrowers to the extent such beneficiary statements or demand charges were prepared by the special servicer, and

(viii)  penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

If the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. If the master servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master

Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”);

provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01020% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $10,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan and Servicing Shift Mortgage Loan but excluding any Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00189% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower actually pays) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related

Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1) 120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2) the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3) 30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4) 30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6) 90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7) immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

For the avoidance of doubt, with respect to clauses (1) and (2) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b) the excess of

1.  the sum of

(i)    90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

(ii)   all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.  the sum as of the Due Date occurring in the month of the date of determination of

(i)    to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(ii)    all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(iii)   all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the Mortgage Loan is a Specially Serviced Loan), to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if such Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates or Trust Component then-outstanding (i.e., first, to the Class K-RR certificates, second, to the Class J-RR certificates, third, to the Class H-RR certificates, fourth, to the Class G-RR certificates, fifth, to the Class F-RR certificates, sixth, to the Class E-RR certificates, seventh, to the Class D-RR certificates, eighth, to the Class C certificates, ninth, to the Class B Certificates, tenth, pro rata, based on their respective interest entitlements, to the Class A-S, Class A-S-X1, Class A-S-X2 Trust Components, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components). See “—Advances” and “Description of the Certificates–Distribution–Exchangeable Certificates”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination.

Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class or Trust Component is notionally reduced to zero (i.e., first, to the Class K-RR certificates, second, to the Class J-RR certificates, third, to the Class H-RR certificates, fourth, to the Class G-RR certificates, fifth, to the Class F-RR certificates, sixth, to the Class E-RR certificates, seventh, to the Class D-RR certificates, eighth, to the Class C certificates, ninth, to the Class B Certificates, tenth, to the Class A-S Trust Component, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any

Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout, holdback or performance reserve releases specifically scheduled in the PSA for which there is lender discretion; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder, except that (other than with respect to any Excluded Loan and other than with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation (together with all information reasonably requested by the Directing Certificateholder, and reasonably available to the Master Servicer, in order to so consult) from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder), as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(i)         extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(ii)        provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver, amendment or consent of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver, amendment or consent of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver, amendment or consent, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver, amendment or consent of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Serviced Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement. No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2021 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2022) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2020 and the calendar year ending on December 31, 2020. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1) the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2) the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3) the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4) a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6) the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7) the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8) the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9) the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

For the avoidance of doubt, with respect to clauses (2), (3), (4), (7) and (9) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a special servicing transfer event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●

the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●

with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●

the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

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an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

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the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)).

Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each

REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable, (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least one hundred twenty (120) days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be required to consult with the Non-Serviced Special Servicer on a nonbinding basis with respect to such sale. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Certificateholder“ means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, as of the date of this prospectus, is, in the case of the HPE Campus Mortgage Loan, SPREF WH II LLC. On and after the related Servicing Shift Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class K-RR certificates.

The “Control Eligible Certificates“ will be any of the Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override“ below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action; provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party.

Each of the following is a “Major Decision”:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, the acceptance of discounted payoffs and Payment Accommodations) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii)        following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)        any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or

Serviced Whole Loan or any consent to either of the foregoing, other than (I) if required pursuant to the specific terms of the related Mortgage Loan documents or (II) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision” or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii)      any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)        any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)        other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)       other than in the case of a non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)      agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)      other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)     other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii)     other than in the case of a non-Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix)      other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

A “Payment Accommodation“ for any Mortgage Loan or Serviced Whole Loan means the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency relating to payment obligations or operating covenants under the related mortgage loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related mortgage loan documents, that in each case require full repayment of deferred payments and escrows within 21 months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan.

Any fees or other charges charged by the master servicer or the special servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan), in each case as a result of the COVID-19 emergency, may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (excluding attorneys’ fees and third party expenses) and may only be borne by the borrower, not the issuing entity.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause“ and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing

Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class D-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, further, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or applicable Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of itself or of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor itself or the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor At All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a) reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b) reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c) recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d) preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)         after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)        if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)        if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the

Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the Special Servicer will be required to send to the Operating Advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)         that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)        that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)        that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)        that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the

PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 103 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008 (excluding zero of such 103 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and March 31, 2020, was 14.5%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 1.1%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 7.9% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.2%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency for so long as the related borrower is complying with the terms of such Payment Accommodation.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)         a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)        a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)        a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)        a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)       copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or (i) Ladder Holdings, REIT LLLP and TRS LLLP, as guarantors of the payment obligations of LCF or (ii) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, the Third Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)         any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)        any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)        any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset

Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote“ below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer on the recommendation of an operating advisor will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f) either Moody’s or KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal and, in the case of clause (i) or (ii), (A) such rating action has not been withdrawn by Moody’s or KBRA, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action and (B) such Rating Agency (or, in the case of Serviced Pari Passu Companion Loan Securities, such Companion Loan Rating Agency) publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g) the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include

(a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request“ will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the

Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than the special servicer or a Controlling Class Certificateholder) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within thirty (30) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2020-C56 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	Other than with respect to the University Village Mortgage Loan (as to which compensating interest payments are not required to be made), the requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2020-C56 mortgage pool, if necessary).

●	The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related securitization that includes the Control Note involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of the KPMG Plaza at Hall Arts Mortgage Loan

The KPMG Plaza at Hall Arts Mortgage Loan is serviced pursuant to the CSAIL 2020-C19 PSA. The servicing terms of the CSAIL 2020-C19 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer under the CSAIL 2020-C19 PSA earns a primary servicing fee with respect to the KPMG Plaza at Hall Arts Mortgage Loan equal to 0.00125% per annum.

●	Upon the KPMG Plaza at Hall Arts Whole Loan becoming a specially serviced loan under the CSAIL 2020-C19 PSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the KPMG Plaza at Hall Arts Whole Loan accruing at a rate equal to the greater of (i) 0.25% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month.

●	The related Non-Serviced Special Servicer under the CSAIL 2020-C19 PSA will be entitled to a workout fee equal to the lesser of 1.0% and $1,000,000; provided that the workout fee will not be less than $25,000 with respect to the KPMG Plaza at Hall Arts Whole Loan.

●	The related Non-Serviced Special Servicer under the CSAIL 2020-C19 PSA will be entitled to a liquidation fee equal to the lesser of 1.0% and $1,000,000; provided that the liquidation fee will not be less than $25,000 in connection with the liquidation of the KPMG Plaza at Hall Arts Whole Loan; provided, further, that the liquidation fee will be reduced by any excess modification fees paid by the related borrower within the prior 12 months.

Prospective investors are encouraged to review the full provisions of the CSAIL 2020-C19 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The KPMG Plaza at Hall Arts Whole Loan” in this prospectus.

Servicing of the University Village Mortgage Loan

The University Village Mortgage Loan is serviced pursuant to the CSMC 2019-UVIL TSA. The servicing terms of the CSMC 2019-UVIL TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer under the CSMC 2019-UVIL TSA earns a primary servicing fee with respect to the University Village Mortgage Loan equal to 0.00125% per annum.

●	Upon the University Village Whole Loan becoming a specially serviced loan under the CSMC 2019-UVIL TSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the University Village Whole Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the CSMC 2019-UVIL TSA will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made me the related borrower after any workout of the University Village Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer under the CSMC 2019-UVIL TSA will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the University Village Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The CSMC 2019-UVIL TSA does not provide for any asset representations procedures or for any dispute resolution procedures similar to those described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the CSMC 2019-UVIL securitization trust.

Prospective investors are encouraged to review the full provisions of the CSMC 2019-UVIL TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The University Village Whole Loan” in this prospectus.

Servicing of the Parkmerced Mortgage Loan

The Parkmerced Mortgage Loan is serviced pursuant to the MRCD 2019-PARK TSA. The servicing terms of the MRCD 2019-PARK TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer under the MRCD 2019-PARK TSA earns a primary servicing fee with respect to the Parkmerced Mortgage Loan equal to 0.00125% per annum.

●	Upon the Parkmerced Whole Loan becoming a specially serviced loan under the MRCD 2019-PARK TSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the Parkmerced Whole Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MRCD 2019-PARK TSA will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Parkmerced Whole Loan, subject to a maximum workout fee of $1,000,000 in the aggregate.

●	The related Non-Serviced Special Servicer under the MRCD 2019-PARK TSA will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Parkmerced Whole Loan or the related Mortgaged Property, subject to a maximum liquidation fee of $1,000,000 in the aggregate.

●	The MRCD 2019-PARK TSA does not provide for any asset representations procedures or for any dispute resolution procedures similar to those described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the MRCD 2019-PARK securitization trust.

Prospective investors are encouraged to review the full provisions of the MRCD 2019-PARK TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan” in this prospectus.

Servicing of the 650 Madison Avenue Mortgage Loan

The 650 Madison Avenue Mortgage Loan is serviced pursuant to the MAD 2019-650M TSA. The servicing terms of the MAD 2019-650M TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer under the MAD 2019-650M TSA earns a primary servicing fee with respect to the 650 Madison Avenue Mortgage Loan equal to 0.00125% per annum.

●	Upon the 650 Madison Avenue Whole Loan becoming a specially serviced loan under the MAD 2019-650M TSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the 650 Madison Avenue Whole Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 650 Madison Avenue Whole Loan.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 650 Madison Avenue Whole Loan or the related Mortgaged Property.

●	The MAD 2019-650M does not provide for any asset representations procedures or for any dispute resolution procedures similar to those described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the MAD 2019-650M securitization trust.

Prospective investors are encouraged to review the full provisions of the MAD 2019-650M TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under Servicing Shift PSA. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Date, the Non-Serviced Master Servicer under the related Servicing Shift PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Servicing Shift PSA instead.

●	Following the related Servicing Shift Date, the master servicer and/or trustee under the related Servicing Shift PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under such Servicing Shift PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Servicing Shift PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Servicing Shift PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Servicing Shift PSA are expected to provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that, with respect to the HPE Campus Mortgage Loan, rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.0% and 1.0%, respectively (subject to any market minimum fees and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Servicing Shift PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class B, Class C and Class D-RR certificates and the Class A-4, Class A-5 and Class A-S Trust Components is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor's last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

New Jersey. New Jersey uses mortgages to secure commercial real estate loans.  Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale. The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested. A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located. Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 30 days after entry of judgment. During that time, the lender must advertise the sale at least once a week. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending on the local sheriff’s procedures.) For ten days after the sale, the borrower can still redeem the property by paying all amounts due. For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division. That court will usually wait until the foreclosure has been completed to calculate the defendant’s liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure. In certain circumstances, the lender may have a receiver appointed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partner’s only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the

“Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the trustee, certificate administrator and custodian under each of (i) the CSAIL 2020-C19 PSA, which governs the servicing and administration of the KPMG Plaza at Hall Arts Whole Loan, (ii) the CSMC 2019-UVIL TSA, which governs the servicing and administration of the University Village Whole Loan, and (iii) the MRCD 2019-PARK TSA, which governs the servicing and administration of the Parkmerced Whole Loan.

In addition, Wells Fargo Bank is the purchaser under a separate repurchase agreement with LMF, LCF and Argentic or, in each case, with wholly-owned subsidiaries or other affiliates thereof, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by LMF, LCF or Argentic, or in any such case by its subsidiaries or other affiliates.

In the case of the repurchase facility provided by Wells Fargo Bank to LMF, Wells Fargo Bank has agreed to purchase mortgage loans from LMF on a revolving basis. The aggregate Cut-off Date Balance of the LMF Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $90,201,337. Proceeds received by LMF in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the LMF Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Wells Fargo Bank and an LCF Financing Affiliate have entered into a repurchase facility, pursuant to which Wells Fargo Bank has agreed to purchase mortgage loans from LCF and its affiliates on a revolving basis. As of May 28, 2020, none of the LCF Mortgage Loans were subject to that repurchase facility. However, one or more LCF Mortgage Loans may become subject to that repurchase facility prior to the Closing Date. Proceeds received by LCF in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank any LCF Mortgage Loans subject to that repurchase facility that are to be sold by LCF to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Argentic, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. Argentic guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the Argentic Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $32,300,000. Proceeds received by Argentic in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the Argentic Mortgage Loans subject to such repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Additionally, Argentic or a wholly-owned subsidiary or other affiliate of Argentic, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that Argentic will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by LCF, LMF and Argentic, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the LMF Mortgage Loans, the Barclays Mortgage Loans, the LCF Mortgage Loans and the Argentic Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and LMF, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of LMF, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by LMF or such affiliates of LMF (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the issuing entity, some or all of the LMF Mortgage Loans.

Pursuant to certain interim servicing agreements between LCF, a sponsor, an originator and a mortgage loan seller, and certain affiliates of LCF, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts from time to time as interim servicer with respect to certain mortgage loans owned from time to time by LCF and such affiliates of LCF (subject, in some cases, to various repurchase facilities and other financing arrangements, including the repurchase facility provided by Wells Fargo Bank), including, prior to their inclusion in the issuing entity, some or all of the LCF Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Argentic, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Argentic, Wells Fargo Bank acts as primary servicer, from time to time, with respect to certain mortgage loans owned by Argentic or such affiliates of Argentic (subject, in some cases, to the repurchase facility described above) including, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Barclays, a sponsor, an originator and a mortgage loan seller, is (i) an affiliate of Barclays Capital Inc., one of the underwriters and (ii) an affiliate of the current holder of certain Parkmerced Companion Loans and certain 650 Madison Avenue Companion Loans.

In the case of The Grid Mortgage Loan (7.2%), proceeds of the related Mortgage Loan were used, among other purposes, to refinance a loan held by LCF or an affiliate thereof that had been secured by two parcels comprising a part of The Grid Mortgaged Property.

UBS AG, New York Branch, a sponsor, an originator and a mortgage loan seller is an affiliate of UBS Securities LLC, one of the underwriters.

Column, a sponsor, an originator and a mortgage loan seller, is an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters.

LCF or an affiliate thereof is the current holder of The Grid Companion Loan.

Column provides warehouse financing to each of LCF, LMF and Argentic through various repurchase facilities and other lending arrangements. Some or all of the LCF Mortgage Loans, the LMF Mortgage Loans and the Argentic Mortgage Loans are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then LCF, LMF and/or Argentic, as the case may be, will use the proceeds from its sale of the LCF Mortgage Loans, the LMF Mortgage Loans or the Argentic Mortgage Loans, as applicable, to the depositor to, among other things, reacquire or otherwise obtain the release of the such warehoused Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens.

In the case of the repurchase facility provided by Column to LMF, Column has agreed to purchase mortgage loans from LMF on a revolving basis. The aggregate Cut-off Date Balance of the LMF Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $52,737,103. Proceeds received by LMF in connection with this securitization transaction will be used, in part, to repurchase from Column the LMF Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Column and an LCF Financing Affiliate have entered into a repurchase facility, pursuant to which Column has agreed to purchase mortgage loans from LCF and its affiliates on a revolving basis. As of May 28, 2020, none of the LCF Mortgage Loans were subject to that repurchase facility. However, one or more LCF Mortgage Loans may become subject to that repurchase facility prior to the Closing Date. Proceeds received by LCF in connection with this securitization transaction will be used, in part, to repurchase from Column any LCF Mortgage Loans subject to that repurchase facility that are to be sold by LCF to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Argentic, Column has agreed to purchase mortgage loans from a subsidiary of Argentic on a revolving basis. Argentic guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The Cut-off Date Balance of the Argentic Mortgage Loan that is (or, as of the Closing Date, is expected to be) subject to that repurchase facility is projected to equal approximately $30,000,000. Proceeds received by Argentic in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Column, the Argentic Mortgage Loan subject to such repurchase facility, which Mortgage Loan will be transferred to the depositor free and clear of any liens.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Column to the Mortgage Loans that are to be transferred by LCF, LMF and Argentic, respectively, to the depositor.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Pursuant to an interim servicing agreement between an affiliate of UBS Securities LLC, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to a servicing agreement between an affiliate of Barclays Capital Real Estate Inc., on the one hand, and Midland, on the other hand, Midland acts as servicer with respect to certain unrelated mortgage loans.

Midland, the special servicer, assisted KKR Real Estate Credit Opportunity Partners II L.P. or one of its affiliates with due diligence relating to the Mortgage Loans.

Midland, the special servicer, is also (i) the master servicer under the CSAIL 2020-C19 PSA, which governs the servicing and administration of the KPMG Plaza at Hall Arts Whole Loan and (ii) the servicer under the CSMC 2019-UVIL TSA, which governs the servicing and administration of the University Village Whole Loan.

WTNA, the trustee, is also expected to be the trustee under the MAD 2019-650M TSA, which governs the servicing and administration of the 650 Madison Avenue Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield

Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Loan—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the

Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates or Exchangeable IO Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates or Trust Components indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$ 511,796,000	Class A-1, Class A-2, Class A-3 and Class A-SB certificates and Class A-4 and Class A-5 Trust Components
Class X-B	$ 127,035,000	Class A-S Trust Component and Class B and Class C certificates
Class A-4-X1	Equal to Class A-4 Trust Component Certificate Balance	Class A-4-1 Certificates
Class A-4-X2	Equal to Class A-4 Trust Component Certificate Balance	Class A-4-2 Certificates
Class A-5-X1	Equal to Class A-5 Trust Component Certificate Balance	Class A-5-1 Certificates
Class A-5-X2	Equal to Class A-5 Trust Component Certificate Balance	Class A-5-2 Certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 Certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 Certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods, Yield Maintenance Charges or Prepayment Premiums, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates or Trust Components indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$ 511,796,000	Class A-1, Class A-2, Class A-3 and Class A-SB certificates and Class A-4 and Class A-5 Trust Components
Class X-B	$ 127,035,000	Class A-S Trust Component and Class B and Class C certificates
Class A-4-X1	Equal to Class A-4 Trust Component Certificate Balance	Class A-4-1 Certificates
Class A-4-X2	Equal to Class A-4 Trust Component Certificate Balance	Class A-4-2 Certificates
Class A-5-X1	Equal to Class A-5 Trust Component Certificate Balance	Class A-5-1 Certificates
Class A-5-X2	Equal to Class A-5 Trust Component Certificate Balance	Class A-5-2 Certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 Certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 Certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables below with respect to the Class A-4, Class A-5 and Class A-S certificates apply equally to each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates and Class A-S Exchangeable Certificates, respectively that has a certificate balance. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in July 2020; and

●	the Offered Certificates are settled with investors on June 4, 2020.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	84%	84%	84%	84%	84%
June 2022	65%	65%	65%	65%	65%
June 2023	39%	39%	39%	39%	39%
June 2024	12%	12%	12%	12%	12%
June 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.54	2.54	2.54	2.54	2.54

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.62	4.61	4.60	4.58	4.41

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.70	6.68	6.65	6.62	6.36

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	93%	93%	93%	93%	93%
June 2026	73%	73%	73%	73%	73%
June 2027	52%	52%	52%	52%	52%
June 2028	30%	30%	30%	30%	30%
June 2029	8%	8%	8%	8%	8%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.14	7.14	7.14	7.14	7.14

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	98%	96%	93%	51%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.55	9.50	9.45	9.37	9.10

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.72	9.70	9.68	9.65	9.42

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.78	9.78	9.78	9.76	9.53

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.78	9.78	9.78	9.78	9.53

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.79	9.78	9.78	9.78	9.61

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from June 1, 2020 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Tables indicating the approximate pre-tax yield to maturity on the Exchangeable Certificates will be presented in the final prospectus.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	2.561%	2.562%	2.562%	2.562%	2.562%
98.0000%	2.143%	2.143%	2.143%	2.143%	2.143%
99.0000%	1.730%	1.731%	1.731%	1.731%	1.731%
100.0000%	1.324%	1.324%	1.324%	1.324%	1.324%
101.0000%	0.923%	0.923%	0.923%	0.923%	0.923%
102.0000%	0.528%	0.527%	0.527%	0.527%	0.527%
103.0000%	0.139%	0.138%	0.138%	0.138%	0.138%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	2.489%	2.489%	2.488%	2.488%	2.488%
101.0000%	2.258%	2.258%	2.257%	2.256%	2.247%
102.0000%	2.031%	2.030%	2.029%	2.027%	2.010%
103.0000%	1.806%	1.804%	1.803%	1.800%	1.775%
104.0000%	1.583%	1.581%	1.579%	1.576%	1.542%
105.0000%	1.363%	1.361%	1.358%	1.354%	1.312%
106.0000%	1.145%	1.143%	1.140%	1.134%	1.085%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	2.426%	2.427%	2.429%	2.431%	2.449%
98.0000%	2.260%	2.261%	2.262%	2.264%	2.276%
99.0000%	2.097%	2.098%	2.098%	2.099%	2.104%
100.0000%	1.936%	1.936%	1.936%	1.936%	1.935%
101.0000%	1.776%	1.776%	1.775%	1.774%	1.768%
102.0000%	1.618%	1.617%	1.616%	1.614%	1.602%
103.0000%	1.462%	1.461%	1.459%	1.457%	1.438%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	2.420%	2.420%	2.420%	2.420%	2.420%
101.0000%	2.266%	2.266%	2.266%	2.266%	2.266%
102.0000%	2.114%	2.114%	2.114%	2.114%	2.114%
103.0000%	1.964%	1.964%	1.964%	1.964%	1.964%
104.0000%	1.816%	1.816%	1.816%	1.816%	1.816%
105.0000%	1.669%	1.669%	1.669%	1.669%	1.669%
106.0000%	1.524%	1.524%	1.524%	1.524%	1.524%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.0000%	2.431%	2.432%	2.433%	2.435%	2.441%
99.0000%	2.312%	2.312%	2.313%	2.314%	2.317%
100.0000%	2.194%	2.194%	2.194%	2.194%	2.194%
101.0000%	2.078%	2.077%	2.076%	2.075%	2.072%
102.0000%	1.962%	1.961%	1.960%	1.958%	1.952%
103.0000%	1.849%	1.847%	1.845%	1.842%	1.833%
104.0000%	1.736%	1.734%	1.731%	1.728%	1.715%

Pre-Tax Yield to Maturity for the Class A-4-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
94.0000%	2.402%	2.405%	2.409%	2.414%	2.434%
95.0000%	2.280%	2.282%	2.286%	2.290%	2.306%
96.0000%	2.160%	2.162%	2.164%	2.168%	2.181%
97.0000%	2.041%	2.042%	2.044%	2.047%	2.057%
98.0000%	1.923%	1.924%	1.926%	1.927%	1.934%
99.0000%	1.807%	1.808%	1.808%	1.809%	1.812%
100.0000%	1.692%	1.692%	1.692%	1.692%	1.692%

Pre-Tax Yield to Maturity for the Class A-4-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-4-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.2500%	8.600%	8.522%	8.422%	8.290%	7.778%
3.5000%	6.798%	6.716%	6.611%	6.472%	5.932%
3.7500%	5.181%	5.095%	4.985%	4.840%	4.274%
4.0000%	3.716%	3.628%	3.513%	3.361%	2.772%
4.2500%	2.381%	2.289%	2.170%	2.013%	1.401%
4.5000%	1.155%	1.060%	0.937%	0.774%	0.143%
4.7500%	0.023%	(0.075)%	(0.201)%	(0.369)%	(1.020)%

Pre-Tax Yield to Maturity for the Class A-4-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
89.0000%	2.496%	2.502%	2.510%	2.520%	2.557%
90.0000%	2.371%	2.376%	2.383%	2.392%	2.426%
91.0000%	2.247%	2.251%	2.257%	2.265%	2.296%
92.0000%	2.124%	2.128%	2.133%	2.140%	2.167%
93.0000%	2.003%	2.006%	2.011%	2.017%	2.040%
94.0000%	1.883%	1.886%	1.890%	1.895%	1.915%
95.0000%	1.764%	1.767%	1.770%	1.774%	1.791%

Pre-Tax Yield to Maturity for the Class A-4-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-4-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.7500%	4.431%	4.344%	4.232%	4.083%	3.505%
8.0000%	3.716%	3.628%	3.513%	3.361%	2.772%
8.2500%	3.034%	2.943%	2.827%	2.672%	2.072%
8.5000%	2.381%	2.289%	2.170%	2.013%	1.401%
8.7500%	1.755%	1.662%	1.541%	1.381%	0.759%
9.0000%	1.155%	1.060%	0.937%	0.774%	0.143%
9.2500%	0.578%	0.482%	0.357%	0.192%	(0.450)%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	2.449%	2.449%	2.449%	2.449%	2.449%
101.0000%	2.333%	2.333%	2.333%	2.332%	2.330%
102.0000%	2.218%	2.218%	2.218%	2.217%	2.212%
103.0000%	2.105%	2.104%	2.104%	2.103%	2.095%
104.0000%	1.992%	1.992%	1.991%	1.989%	1.979%
105.0000%	1.881%	1.880%	1.879%	1.878%	1.865%
106.0000%	1.771%	1.770%	1.769%	1.767%	1.752%

Pre-Tax Yield to Maturity for the Class A-5-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
96.0000%	2.413%	2.414%	2.415%	2.416%	2.426%
97.0000%	2.295%	2.295%	2.296%	2.297%	2.304%
98.0000%	2.178%	2.178%	2.178%	2.179%	2.184%
99.0000%	2.062%	2.062%	2.062%	2.063%	2.065%
100.0000%	1.947%	1.947%	1.947%	1.947%	1.947%
101.0000%	1.834%	1.834%	1.834%	1.833%	1.831%
102.0000%	1.722%	1.722%	1.721%	1.721%	1.715%

Pre-Tax Yield to Maturity for the Class A-5-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-5-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.2500%	8.876%	8.850%	8.816%	8.761%	8.373%
3.5000%	7.090%	7.062%	7.026%	6.968%	6.559%
3.7500%	5.487%	5.458%	5.420%	5.359%	4.931%
4.0000%	4.036%	4.005%	3.966%	3.903%	3.456%
4.2500%	2.713%	2.681%	2.640%	2.574%	2.110%
4.5000%	1.498%	1.465%	1.423%	1.355%	0.875%
4.7500%	0.377%	0.344%	0.300%	0.230%	(0.265)%

Pre-Tax Yield to Maturity for the Class A-5-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
91.0000%	2.498%	2.500%	2.502%	2.505%	2.529%
92.0000%	2.376%	2.377%	2.379%	2.382%	2.403%
93.0000%	2.255%	2.256%	2.257%	2.260%	2.278%
94.0000%	2.135%	2.136%	2.137%	2.140%	2.155%
95.0000%	2.017%	2.018%	2.019%	2.021%	2.034%
96.0000%	1.900%	1.901%	1.902%	1.903%	1.913%
97.0000%	1.785%	1.785%	1.786%	1.787%	1.794%

Pre-Tax Yield to Maturity for the Class A-5-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-5-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.7500%	4.744%	4.714%	4.676%	4.613%	4.176%
8.0000%	4.036%	4.005%	3.966%	3.903%	3.456%
8.2500%	3.359%	3.328%	3.288%	3.224%	2.768%
8.5000%	2.713%	2.681%	2.640%	2.574%	2.110%
8.7500%	2.093%	2.061%	2.019%	1.952%	1.480%
9.0000%	1.498%	1.465%	1.423%	1.355%	0.875%
9.2500%	0.927%	0.894%	0.851%	0.781%	0.294%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
9.6250%	6.218%	6.167%	6.102%	6.009%	5.525%
9.7500%	5.900%	5.848%	5.782%	5.688%	5.201%
9.8750%	5.587%	5.535%	5.468%	5.374%	4.883%
10.0000%	5.281%	5.228%	5.161%	5.066%	4.571%
10.1250%	4.980%	4.927%	4.859%	4.763%	4.265%
10.2500%	4.685%	4.632%	4.564%	4.467%	3.964%
10.3750%	4.395%	4.342%	4.273%	4.175%	3.670%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
2.1250%	9.620%	9.628%	9.639%	9.624%	9.287%
2.2500%	8.210%	8.218%	8.230%	8.215%	7.863%
2.3750%	6.915%	6.924%	6.936%	6.921%	6.556%
2.5000%	5.720%	5.729%	5.742%	5.726%	5.349%
2.6250%	4.611%	4.621%	4.634%	4.617%	4.228%
2.7500%	3.578%	3.588%	3.602%	3.585%	3.185%
2.8750%	2.612%	2.622%	2.637%	2.619%	2.208%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.113%	3.113%	3.113%	3.113%	3.112%
101.0000%	2.993%	2.993%	2.993%	2.993%	2.990%
102.0000%	2.875%	2.875%	2.875%	2.875%	2.870%
103.0000%	2.759%	2.759%	2.759%	2.758%	2.750%
104.0000%	2.643%	2.643%	2.643%	2.642%	2.632%
105.0000%	2.529%	2.529%	2.529%	2.528%	2.516%
106.0000%	2.416%	2.416%	2.416%	2.415%	2.400%

Pre-Tax Yield to Maturity for the Class A-S-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
96.0000%	3.089%	3.089%	3.089%	3.089%	3.099%
97.0000%	2.967%	2.967%	2.967%	2.967%	2.975%
98.0000%	2.846%	2.846%	2.846%	2.847%	2.851%
99.0000%	2.727%	2.727%	2.727%	2.727%	2.730%
100.0000%	2.609%	2.609%	2.609%	2.609%	2.609%
101.0000%	2.493%	2.493%	2.493%	2.493%	2.490%
102.0000%	2.378%	2.378%	2.378%	2.377%	2.372%

Pre-Tax Yield to Maturity for the Class A-S-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.2500%	8.980%	8.980%	8.980%	8.951%	8.567%
3.5000%	7.199%	7.199%	7.199%	7.169%	6.764%
3.7500%	5.602%	5.602%	5.602%	5.570%	5.145%
4.0000%	4.156%	4.156%	4.156%	4.123%	3.679%
4.2500%	2.837%	2.837%	2.837%	2.803%	2.342%
4.5000%	1.627%	1.627%	1.627%	1.592%	1.115%
4.7500%	0.510%	0.510%	0.510%	0.474%	(0.018)%

Pre-Tax Yield to Maturity for the Class A-S-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
91.0000%	3.190%	3.190%	3.190%	3.191%	3.215%
92.0000%	3.063%	3.063%	3.063%	3.065%	3.086%
93.0000%	2.939%	2.939%	2.939%	2.940%	2.958%
94.0000%	2.816%	2.816%	2.816%	2.817%	2.832%
95.0000%	2.694%	2.694%	2.694%	2.695%	2.708%
96.0000%	2.574%	2.574%	2.574%	2.575%	2.585%
97.0000%	2.455%	2.455%	2.455%	2.456%	2.463%

Pre-Tax Yield to Maturity for the Class A-S-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.7500%	4.861%	4.861%	4.861%	4.829%	4.395%
8.0000%	4.156%	4.156%	4.156%	4.123%	3.679%
8.2500%	3.482%	3.482%	3.482%	3.448%	2.996%
8.5000%	2.837%	2.837%	2.837%	2.803%	2.342%
8.7500%	2.219%	2.219%	2.219%	2.185%	1.716%
9.0000%	1.627%	1.627%	1.627%	1.592%	1.115%
9.2500%	1.058%	1.058%	1.058%	1.022%	0.537%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	4.183%	4.183%	4.184%	4.184%	4.194%
98.0000%	4.055%	4.055%	4.056%	4.056%	4.063%
99.0000%	3.928%	3.929%	3.929%	3.930%	3.933%
100.0000%	3.803%	3.804%	3.804%	3.805%	3.806%
101.0000%	3.680%	3.680%	3.680%	3.681%	3.679%
102.0000%	3.558%	3.558%	3.558%	3.559%	3.555%
103.0000%	3.437%	3.437%	3.438%	3.438%	3.431%

Pre-Tax Yield to Maturity or the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
82.0000%	6.315%	6.317%	6.317%	6.318%	6.357%
83.0000%	6.159%	6.160%	6.161%	6.161%	6.198%
84.0000%	6.005%	6.006%	6.007%	6.007%	6.042%
85.0000%	5.853%	5.854%	5.855%	5.856%	5.888%
86.0000%	5.703%	5.705%	5.705%	5.706%	5.736%
87.0000%	5.556%	5.557%	5.557%	5.558%	5.586%
88.0000%	5.410%	5.411%	5.412%	5.412%	5.438%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class B, Class C, Class D-RR, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class K-RR certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC. The Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components are also referred to as the “Exchangeable Trust Components”.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. In the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, the arrangement for holding the Exchangeable Trust Components will be classified as a trust under Section 301.7701-4(c) of the Income Tax Regulations (the “Grantor Trust”). The Grantor Trust will issue the Exchangeable Certificates. Under Section 671 of the Code, the

holders of the Exchangeable Certificates will be treated as the beneficial owners of the specific Exchangeable Trust Components underlying their particular Exchangeable Certificates.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Exchangeable Certificates

Whether or not a Certificate represents one, or more than one, Regular Interest, each Regular Interest represented by a Certificate will be treated as a separately taxable interest: the basis of each such Regular Interest and the income, deduction, loss and gain of each such Regular Interest should be accounted for separately.

Upon acquiring a Certificate for cash, the Certificateholder must establish a separate basis in each of the Regular Interests. The Certificateholder can do so by allocating the cost of the Certificate among the Regular Interest (s) based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of a Certificate for cash, the Certificateholder must establish a separate gain or loss for each Regular Interest. The Certificateholder can do so by allocating the amount realized for the Certificate among the Regular Interests based on their relative fair market values at the time of disposition.

Because each of the one or more Regular Interests will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering one Certificate representing one group of Regular Interests in exchange for two or more Certificates representing the same group of components in different combinations. Regardless of the value of the Certificates received, immediately after the exchange, each of the Regular Interests represented by the Certificate surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering two or more Certificates representing one group of Regular Interests in exchange for one or more Certificates representing the same group of Regular Interests in different combinations. Regardless of the value of the Certificate or Certificates received, immediately after the exchange, each of the Regular Interests underlying the Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately.

Taxation of Regular Interests Underlying an Exchangeable Certificate

Each Regular Interest generally will be treated for federal income tax purposes as a debt instrument issued by the Upper-Tier REMIC. The discussion that follows applies separately to each Regular Interest represented by a Certificate.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty six (26) of the Mortgaged Properties securing eighteen (18) Mortgage Loans representing approximately 45.2% of the Initial Pool Balance, are multifamily properties or mixed use properties with respect to which over 80% of the related Mortgaged Property is multifamily. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of original issue discount, market discount, Yield Maintenance Charges, Prepayment Premiums and other types of income no later than the year they reflect such income as revenue on applicable financial statements. Recent proposed Treasury regulations, on which taxpayers may rely, however, exclude from the application of this rule any item of income for which a taxpayer is required or permitted under the Code, Treasury regulations or published guidance to use a special method of accounting, which includes, among other items of income, original issue discount and market discount. Prospective investors are urged to consult their tax counsel regarding the application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act.

Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors on the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes. Exchangeable Trust Components with notional amounts will be treated as having been issued with original issue discount and Exchangeable P&I Trust Components may be issued with original issue discount.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates and the Exchangeable IO Certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate or Exchangeable IO Certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class B certificates will be, and Exchangeable P&I Trust Components may be, issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate or Exchangeable IO Certificates) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates or Exchangeable IO Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3 and Class A-SB certificates will be, and the Exchangeable P&I Trust Components may be, issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held, or market discount bonds acquired by the holder as of the first day of the taxable year for which the election is made, and for all premium bonds or market discount bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates or Exchangeable IO Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts (other than qualified stated interest) previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Exchangeable Certificate, the related Certificateholder must separately account for the sale or exchange of each “regular interest” in the Upper Tier REMIC represented by the Certificate.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the Pooling and Servicing Agreement will designate the Certificate Administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, made to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is (1) a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number, (2) a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or (3) can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates are refundable by the IRS or allowable as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be reported annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Upper-Tier Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Wells Fargo Bank and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-SB
Wells Fargo Securities, LLC	$10,185,320	$30,306,069	$1,436,999	$16,121,975
Barclays Capital Inc.	$2,840,924	$8,453,072	$400,813	$4,496,796
Credit Suisse Securities (USA) LLC	$1,930,651	$5,744,587	$272,387	$3,055,959
UBS Securities LLC	$3,507,105	$10,435,272	$494,801	$5,551,270
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$18,464,000	$54,939,000	$2,605,000	$29,226,000

Underwriter	Class A-4	Class A-4-1	Class A-4-2	Class A-4-X1
Wells Fargo Securities, LLC	$102,051,781	$0	$0	$0
Barclays Capital Inc.	$28,464,630	$0	$0	$0
Credit Suisse Securities (USA) LLC	$19,344,157	$0	$0	$0
UBS Securities LLC	$35,139,432	$0	$0	$0
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$185,000,000	$0	$0	$0

Underwriter	Class A-4-X2	Class A-5	Class A-5-1	Class A-5-2
Wells Fargo Securities, LLC	$0	$122,220,523	$0	$0
Barclays Capital Inc.	$0	$34,090,164	$0	$0
Credit Suisse Securities (USA) LLC	$0	$23,167,190	$0	$0
UBS Securities LLC	$0	$42,084,123	$0	$0
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$0	$221,562,000	$0	$0

Underwriter	Class A-5-X1	Class A-5-X2	Class X-A	Class X-B
Wells Fargo Securities, LLC	$0	$0	$282,322,668	$70,076,476
Barclays Capital Inc.	$0	$0	$78,746,398	$19,545,969
Credit Suisse Securities (USA) LLC	$0	$0	$53,514,930	$13,283,162
UBS Securities LLC	$0	$0	$97,212,004	$24,129,393
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$0	$0	$511,796,000	$127,035,000

Underwriter	Class A-S	Class A-S-1	Class A-S-2	Class A-S-X1
Wells Fargo Securities, LLC	$34,282,228	$0	$0	$0
Barclays Capital Inc.	$9,562,115	$0	$0	$0
Credit Suisse Securities (USA) LLC	$6,498,277	$0	$0	$0
UBS Securities LLC	$11,804,380	$0	$0	$0
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$62,147,000	$0	$0	$0

Underwriter	Class A-S-X2	Class B	Class C
Wells Fargo Securities, LLC	$0	$19,661,793	$16,132,457
Barclays Capital Inc.	$0	$5,484,134	$4,499,719
Credit Suisse Securities (USA) LLC	$0	$3,726,939	$3,057,945
UBS Securities LLC	$0	$6,770,134	$5,554,879
Academy Securities, Inc.	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0
Total	$0	$35,643,000	$29,245,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.6% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2020, before deducting expenses payable by the depositor (such expenses estimated at $4,519,514, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator a mortgage loan seller, the master servicer, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is an originator, a sponsor, a mortgage loan seller and the holder of certain Parkmerced Companion Loans and 650 Madison Avenue Companion Loans. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of Column, which is an originator, a sponsor and a mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is an originator, a sponsor and a mortgage loan seller.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Credit Suisse Securities (USA) LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, and affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)  the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Wells Fargo Bank Mortgage Loans;

(2)  the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(3)  the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Column Mortgage Loans;

(4)  the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the UBS AG, New York Branch Mortgage Loans;

(5)  the payment by each of LMF, LCF and Argentic (in each case, if applicable) or, in each case, an affiliate thereof, to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller (if any), or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller; and

(6)  the payment by each of LMF, LCF and Argentic (in each case, if applicable) or, in each case, an affiliate thereof, to Column, an affiliate of Credit Suisse Securities (USA) LLC, in Column’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller (if any), or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller.

As a result of the circumstances described above, each of Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the Issuing Entity (file number 333-226486-14)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28202, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226486) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in June 2053. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

@
@%(#)	165
1
17g-5 Information Provider	392
1986 Act	578
1996 Act	550
3
30/360 Basis	432
4
401(c) Regulations	599
6
650 Madison Avenue A Notes	253
650 Madison Avenue Co-Lender Agreement	254
650 Madison Avenue Control Appraisal Period	258
650 Madison Avenue Controlling Noteholder	256
650 Madison Avenue Major Decision	258
650 Madison Avenue Non-Controlling Noteholder	257
650 Madison Avenue Non-Lead Noteholders	258
650 Madison Avenue Pari Passu Companion Loans	253
650 Madison Avenue Subordinate Companion Loans	253
A
AB Modified Loan	445
AB Whole Loan	226
Accelerated Mezzanine Loan Lender	385
Acceptable Insurance Default	449
Acting General Counsel’s Letter	152
Actual/360 Basis	211
Actual/360 Loans	421
ADA	553
Additional Exclusions	448
Administrative Cost Rate	361
Advances	416
Affirmative Asset Review Vote	491
Annual Debt Service	158
Appraisal Institute	318
Appraisal Reduction Amount	441
Appraisal Reduction Event	440
Appraised Value	158
Appraised-Out Class	446
Argentic	307
Argentic Data Tape	314
Argentic Mortgage Loans	307
Argentic Review Team	313
ASR Consultation Process	465
Assessment of Compliance	528
Asset Representations Reviewer Asset Review Fee	439
Asset Representations Reviewer Fee	439
Asset Representations Reviewer Fee Rate	439
Asset Representations Reviewer Termination Event	496
Asset Representations Reviewer Upfront Fee	439
Asset Review	493
Asset Review Notice	491
Asset Review Quorum	491
Asset Review Report	494
Asset Review Report Summary	494
Asset Review Standard	493
Asset Review Trigger	490
Asset Review Vote Election	491
Asset Status Report	461
Assumed Final Distribution Date	376
Assumed Scheduled Payment	367
Attestation Report	528
Available Funds	353
B
Balloon LTV Ratio	163
Balloon Payment	164
Bankruptcy Code	543
Barclays	288
Barclays Data Tape	290
Barclays Holdings	288
Barclays Mortgage Loans	289
Barclays Review Team	289
Barclays’ Qualification Criteria	291
Base Interest Fraction	375

Beds	170
Board	183
Borrower Party	385
Borrower Party Affiliate	385
Breach Notice	404
C
C(WUMP)O	21
Cash Flow Analysis	159
CERCLA	550
Certificate Administrator/Trustee Fee	437
Certificate Administrator/Trustee Fee Rate	438
Certificate Balance	351
Certificate Owners	395
Certificateholder	385
Certificateholder Quorum	500
Certificateholder Repurchase Request	512
Certifying Certificateholder	397
Class A Certificates	350
Class A-4 Exchangeable Certificates	350, 364
Class A-5 Exchangeable Certificates	350, 364
Class A-S Exchangeable Certificates	350, 364
Class A-SB Planned Principal Balance	368
Class Percentage Interest	363
Class X Certificates	350
Clearstream	394
Clearstream Participants	396
Closing Date	157, 260
CMBS	66, 338
CMBS B-Piece Securities	343
Code	575
Collateral Deficiency Amount	445
Collection Account	420
Collection Period	354
Column	260
Column Data Tape	261
Column Deal Team	261
Column Mortgage Loans	260
Column Qualification Criteria	263
Communication Request	398
Companion Distribution Account	420
Companion Holder	226
Companion Holders	226
Companion Loan Rating Agency	226
Companion Loans	156
Compensating Interest Payment	377
Consultation Termination Event	478
Control Eligible Certificates	472
Control Note	226
Control Termination Event	478
Controlling Class	472
Controlling Class Certificateholder	472
Controlling Holder	226
Corrected Loan	461
Corresponding Trust Components	363
Covered Transactions	271
COVID-19	62
CRE Loans	324
CREC	191
Credit Risk Retention Rules	342
Credit Suisse	268
CREFC®	382
CREFC® Intellectual Property Royalty License Fee	439
CREFC® Intellectual Property Royalty License Fee Rate	440
CREFC® Reports	382
Cross-Collateralized Mortgage Loan Repurchase Criteria	406
Cross-Over Date	359
CSAIL 2020-C19 PSA	226
CSMC 2019-UVIL TSA	226
CSMC Trust 2019-UVIL Control Eligible Certificates	241
Cumulative Appraisal Reduction Amount	445
Cure/Contest Period	494
Custodian	331
Cut-off Date	155
Cut-off Date Balance	160
Cut-off Date Loan-to-Value Ratio	161
Cut-off Date LTV Ratio	161
D
D or @%(#)	165
D or GRTR of @% or YM(#)	165
D or YM(#)	165
D(#)	165
DBRS	495
Debt Service Coverage Ratio	162
Defaulted Loan	468
Defeasance Deposit	215
Defeasance Loans	215
Defeasance Lock-Out Period	215
Defeasance Option	215
Definitive Certificate	394
DELEGATED DIRECTIVE	18

Delinquent Loan	491
Demand Entities	271
Depositories	394
Determination Date	352
Diligence File	401
Directing Certificateholder	471
Directing Certificateholder Asset Status Report Approval Process	463
Disclosable Special Servicer Fees	437
Discount Rate	375
Dispute Resolution Consultation	515
Dispute Resolution Cut-off Date	514
Distribution Accounts	421
Distribution Date	352
Distribution Date Statement	382
Dodd-Frank Act	132
DOL	596
DSCR	162
DTC	394
DTC Participants	394
DTC Rules	395
Due Date	211, 354
E
EDGAR	595
EEA	18
Effective Gross Income	159
Eligible Asset Representations Reviewer	495
Eligible Operating Advisor	485
Enforcing Servicer	512
ESA	189
Escrow/Reserve Mitigating Circumstances	267, 294
EU	133
Euroclear	394
Euroclear Operator	396
Euroclear Participants	396
European Institutional Investors	133
European Risk Retention and Due Diligence Requirements	133
European Securitization Regulation	133
Exception Schedules	348
Excess Modification Fee Amount	433
Excess Prepayment Interest Shortfall	378
Exchange Act	259
Exchangeable Certificates	350
Exchangeable IO Certificates	350
Exchangeable IO Trust Component	362
Exchangeable P&I Trust Component	362
Exchangeable Trust Components	575
Excluded Controlling Class Holder	384
Excluded Controlling Class Loan	386
Excluded Information	386
Excluded Loan	386
Excluded Special Servicer	500
Excluded Special Servicer Loan	500
Exemption	597
Exemption Rating Agency	597
F
FATCA	589
FDIA	151
FDIC	151
FIEL	23
Final Asset Status Report	464
Final Dispute Resolution Election Notice	515
FINANCIAL PROMOTION ORDER	20
FINRA	594
FIRREA	152
Fitch	526
FPO PERSONS	20
FSMA	19
G
GAAP	343
Gain-on-Sale Entitlement Amount	354
Gain-on-Sale Remittance Amount	354
Gain-on-Sale Reserve Account	421
Garn Act	551
GLA	163
Government Securities	212
Grantor Trust	352, 575
GRTR of @% or YM(#)	166
H
Horizontal Risk Retention Certificates	343, 350
HSTP Act	77
I
Impermissible Risk Retention Affiliate	503
Impermissible TPP Affiliate	503
Income Tax Regulations	575
Indirect Participants	394
Initial Delivery Date	461
Initial Pool Balance	155
In-Place Cash Management	163

Institutional Investor	22
Insurance and Condemnation Proceeds	420
Intercreditor Agreement	226
Interest Accrual Amount	366
Interest Accrual Period	366
Interest Distribution Amount	365
Interest Reserve Account	421
Interest Shortfall	366
Interested Person	470
Investor Certification	386
J
Japanese Retention Requirement	23
JFSA	23
JRR Rule	23
K
KBRA	495, 526
KKR	343
KKR Aggregator	343
L
L(#)	165
Ladder Capital Group	295
Ladder Capital Review Team	304
Ladder Holdings	295
Ladder Qualification Criteria	306
LCF	295
LCF Data Tape	305
LCF Financing Affiliates	295
LCF Mortgage Loans	295
Lembo	195
Lembo Action	195
Lennar	272
Liquidation Fee	434
Liquidation Fee Rate	434
Liquidation Proceeds	420
LMF	272
LMF Data Tape	278
LMF Mortgage Loans	273
LMF Review Team	277
Loan Per Unit	163
Loan Refinancing	223
Loan Refinancing Conditions	223
Loan-Specific Directing Certificateholder	472
Lock-out Period	212
Loss of Value Payment	407
Lower-Tier Regular Interests	575
Lower-Tier REMIC	575
LTV Ratio	160
LTV Ratio at Maturity	163
M
MAD 2019-650M TSA	226
MAI	409
Major Decision	473
Major Decision Reporting Package	473
MAS	22
Master Servicer	333
Master Servicer Decision	451
Master Servicer Proposed Course of Action Notice	513
Material Defect	403
Maturity Date Balloon Payment	164
Member Interests	205
Midland	338
MiFID II	19
MIFID II	18
MLPA	399
Moody’s	335, 526
Morningstar	335
Mortgage	156
Mortgage File	399
Mortgage Loans	155
Mortgage Note	156
Mortgage Pool	155
Mortgage Rate	361
Mortgaged Property	156
MRCD 2019-PARK TSA	226
MRCD 2019-PRKC TSA	246
N
Natixis	332
Net Mortgage Rate	361
Net Operating Income	164
NFA	594
NI 33-105	24
Nomura	332
Non-Control Note	226
Non-Controlling Holder	227
Non-Controlling Note	226
Non-Lead Securitization Trust	244
Nonrecoverable Advance	417
Non-Serviced AB Whole Loan	227
Non-Serviced Certificate Administrator	227
non-serviced companion loan	49
Non-Serviced Companion Loan	227
Non-Serviced Custodian	227

Non-Serviced Directing Certificateholder	227
Non-Serviced Master Servicer	227
non-serviced mortgage loan	49
Non-Serviced Mortgage Loan	227
Non-Serviced Pari Passu Companion Loan	227
Non-Serviced Pari Passu Mortgage Loan	227
Non-Serviced Pari Passu Whole Loan	228
Non-Serviced PSA	228
Non-Serviced Special Servicer	228
Non-Serviced Trustee	228
non-serviced whole loan	49
Non-Serviced Whole Loan	228
Notional Amount	351
NRA	164
NREC	326
NRSRO	384
NRSRO Certification	387
O
O(#)	165
OCC	315
Occupancy As Of Date	164
Occupancy Rate	164
Offered Certificates	350
OID Regulations	579
OLA	152
OPC	191
Operating Advisor Annual Report	483
Operating Advisor Consultation Event	347
Operating Advisor Consulting Fee	438
Operating Advisor Expenses	439
Operating Advisor Fee	438
Operating Advisor Fee Rate	438
Operating Advisor Standard	482
Operating Advisor Termination Event	487
Operating Advisor Upfront Fee	438
Other Master Servicer	228
Other PSA	228
Other Special Servicer	228
P
P&I Advance	415
P&I Advance Date	415
PACE	225
Par Purchase Price	468
Pari Passu Companion Loans	156
Pari Passu Mortgage Loan	228
Parking Agreement	176
Parkmerced A Notes	242
Parkmerced B Notes	243
Parkmerced C Notes	243
Parkmerced Co-Lender Agreement	243
Parkmerced Control Appraisal Period	252
Parkmerced Controlling Noteholder	250
Parkmerced Major Decision	252
Parkmerced Non-Controlling Senior Noteholder	251
Parkmerced Pari Passu Companion Loans	242
Parkmerced Subordinate Companion Loans	243
Participants	394
Parties in Interest	596
Pass-Through Rate	359
Patriot Act	554
Payment Accommodation	476
PCE	192
PCIS PERSONS	20
Pentalpha Surveillance	341
Percentage Interest	352
Periodic Payments	353
Permitted Investments	353, 422
Permitted Special Servicer/Affiliate Fees	437
PL	319
Plans	595
PML	301, 319
PRC	20
Preliminary Dispute Resolution Election Notice	514
Prepayment Assumption	581
Prepayment Interest Excess	377
Prepayment Interest Shortfall	377
Prepayment Premium	375
Prepayment Provisions	164
PRIIPS REGULATION	18
Primary Collateral	407
Prime Rate	420
Principal Balance Certificates	350
Principal Distribution Amount	366
Principal Shortfall	368
Privileged Information	486
Privileged Information Exception	486
Privileged Person	384
PROFESSIONAL INVESTORS	21
Prohibited Prepayment	378

PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER	20
Proposed Course of Action	513
Proposed Course of Action Notice	513
PROSPECTUS	21
Prospectus Regulation	18, 19
PSA	349
PSA Party Repurchase Request	512
PTCE	599
Purchase Price	408
Q
Qualification Criteria	279, 324
QUALIFIED INVESTOR	18
Qualified Replacement Special Servicer	501
Qualified Substitute Mortgage Loan	408
Qualifying CRE Loan Percentage	343
R
RAC No-Response Scenario	525
Rated Final Distribution Date	377
REA	82
Realized Loss	379
REC	189
Received Classes	362
Record Date	352
Registration Statement	595
Regular Certificates	350
Regular Interestholder	579
Regular Interests	575
Reimbursement Rate	420
REIT LLLP	295
Related Proceeds	418
Release Date	215
RELEVANT INVESTOR	22
RELEVANT PERSONS	20
Relief Act	553
Remaining Term to Maturity	166
REMIC	575
REO Account	422
REO Loan	369
REO Property	461
Reportable Information	271
Repurchase Request	512
Repurchases	271
Requesting Certificateholder	515
Requesting Holders	446
Requesting Investor	398
Requesting Party	525
Required Credit Risk Retention Percentage	343
Requirements	554
Residual Certificates	350
Resolution Failure	513
Resolved	513
Restricted Party	486
Retaining Sponsor	342
Review Materials	492
Risk Retention Affiliate	486
Risk Retention Affiliated	486
RMBS	332
ROFO	203
ROFR	203
Rule 15Ga-1 Reporting Period	324
Rule 17g-5	387
S
Scheduled Principal Distribution Amount	367
Sears	191
SEC	259
Securities Act	528
Securitization Accounts	349, 422
SEL	301, 319
Senior Certificates	350
Sequential Pay Event	244
serviced companion loan	48
Serviced Companion Loan	228
serviced mortgage loan	48
Serviced Mortgage Loan	228
Serviced Pari Passu Companion Loan	228
Serviced Pari Passu Companion Loan Securities	505
Serviced Pari Passu Mortgage Loan	229
Serviced Pari Passu Whole Loan	229
serviced shift master servicer	49
serviced shift mortgage loan	49
serviced shift special servicer	49
serviced shift whole loan	49
serviced whole loan	48
Serviced Whole Loan	229
Servicer Termination Event	504
Servicing Advances	416
Servicing Fee	429
Servicing Fee Rate	429
Servicing Shift Companion Loan	229
servicing shift date	49
Servicing Shift Date	229
Servicing Shift Mortgage Loan	229

servicing shift pooling and servicing agreement	49
Servicing Shift PSA	229
Servicing Shift Whole Loan	229
Servicing Standard	414
SF	166
SFA	22
SFO	21
SHWS	192
Similar Law	595
SIPC	594
SMMEA	600
Special Servicing Fee	432
Special Servicing Fee Rate	432
Specially Serviced Loans	458
Sq. Ft.	166
Square Feet	166
Startup Day	576
Stated Principal Balance	368
STRUCTURED PRODUCT	21
Structuring Assumptions	563
Subordinate Certificates	350
Subordinate Companion Loan	229
Subordinate Companion Loans	156
Subsequent Asset Status Report	462
Sub-Servicing Agreement	414
Supor Operating Lease	204
Supor Operating Tenant	204
Surrendered Classes	362
T
T-12	166
Tax Cuts and Jobs Act	579
TCE	192
Terms and Conditions	397
Tests	493
Third Party Purchaser	343
Title V	552
Total Operating Expenses	159
TRIPRA	98
TRS LLLP	295
Trust	329
Trust Components	362
Trust REMICs	575
TTM	166
U
U/W DSCR	162
U/W Expenses	166
U/W NCF	166
U/W NCF Debt Yield	168
U/W NCF DSCR	162
U/W Net Cash Flow	166
U/W Net Operating Income	169
U/W NOI	169
U/W NOI Debt Yield	170
U/W NOI DSCR	169
U/W Revenues	170
UBS AG, New York Branch	25, 279
UBS AG, New York Branch Data Tape	281
UBS AG, New York Branch Deal Team	281
UBS AG, New York Branch Mortgage Loans	280
UBS Qualification Criteria	282
UBSRES	280
UCB Exempt Taxes	209
UCB Lease Term	209
UCC	538
UK	18, 133
Underwriter Entities	120
Underwriting Agreement	590
Underwritten Debt Service Coverage Ratio	162
Underwritten Expenses	166
Underwritten NCF	166
Underwritten NCF Debt Yield	168
Underwritten Net Cash Flow	166
Underwritten Net Cash Flow Debt Service Coverage Ratio	162
Underwritten Net Operating Income	169
Underwritten Net Operating Income Debt Service Coverage Ratio	169
Underwritten NOI	169
Underwritten NOI Debt Yield	170
Underwritten Revenues	170
Units	170
University Village A Notes	238
University Village Co-Lender Agreement	238
University Village Companion Loans	238
University Village Controlling Noteholder	241
University Village Directing Certificateholder	241
University Village Mortgage Loan	238
University Village Noteholders	238
University Village Pari Passu Companion Loans	238
University Village Subordinate Companion Loan	238

University Village Whole Loan	238
Unscheduled Principal Distribution Amount	367
Unsolicited Information	493
Upper-Tier REMIC	575
UVMA	183
V
VCP	191
Volcker Rule	132
Voting Rights	393
W
WAC Rate	361
Wachovia Bank	315
Weighted Average Mortgage Rate	170
weighted averages	170
Wells Fargo Bank	315
Wells Fargo Bank Data Tape	322
Wells Fargo Bank Deal Team	322
Wells Fargo Bank Mortgage Loans	318
Whole Loan	156
Withheld Amounts	421
Workout Fee	433
Workout Fee Rate	433
Workout-Delayed Reimbursement Amount	420
WTNA	330
Y
Yield Maintenance Charge	376
YM(#)	165

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type(2)	Specific Property Type	Year Built	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF	Original Balance ($)
1	Supor Industrial Portfolio	LMF		505 Manor Avenue and 500 Supor Boulevard	Harrison	NJ	07029	Industrial	Warehouse	1930		626,134	Sq. Ft.	84	53,000,000
2	The Grid	LCF		50, 60 and 66 Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	Worcester	MA	01608	Multifamily	Mid Rise	1912	2017	466	Units	144,432	52,500,000
3	KPMG Plaza at Hall Arts	Column		2323 Ross Avenue	Dallas	TX	75201	Office	CBD	2015		461,306	Sq. Ft.	242	43,700,000
4	Panoramic Berkeley	UBS AG		2539 Telegraph Avenue	Berkeley	CA	94704	Multifamily	Student Housing	2019		254	Beds	165,354	42,000,000
5	Solitude at Centennial	Column		7855 Deer Springs Way	Las Vegas	NV	89131	Multifamily	Garden	2000	2019	272	Units	130,515	35,500,000
6	All Aboard Storage - Westport Depot & Ormond Depot	WFB	All Aboard Storage	Various	Various	FL	Various	Self Storage	Self Storage	Various	Various	214,459	Sq. Ft.	91	21,804,000
6.01	All Aboard Storage - Westport Depot	WFB		5889 South Williamson Boulevard	Port Orange	FL	32128	Self Storage	Self Storage	2000		137,503	Sq. Ft.		14,383,829
6.02	All Aboard Storage - Ormond Depot	WFB		509 South Nova Road	Ormond Beach	FL	32174	Self Storage	Self Storage	1985		76,956	Sq. Ft.		7,420,171
7	All Aboard Storage - Port Orange Depot	WFB	All Aboard Storage	4061 South Nova Road	Port Orange	FL	32127	Self Storage	Self Storage	1983		96,632	Sq. Ft.	91	7,972,000
8	All Aboard Storage - Holly Hill Depot	WFB	All Aboard Storage	1480 North Nova Road	Holly Hill	FL	32117	Self Storage	Self Storage	2007		52,200	Sq. Ft.	91	3,224,000
9	Met Center 15	Barclays		7301 Metro Center Drive	Austin	TX	78744	Office	Suburban	2001		257,600	Sq. Ft.	120	31,000,000
10	University Village	Column		2623 Northeast University Village Street	Seattle	WA	98105	Retail	Lifestyle Center	1956	2019	597,635	Sq. Ft.	418	30,000,000
11	Bushwick Multifamily Portfolio	AREF		Various	Brooklyn	NY	Various	Various	Various	Various	Various	117	Units	445,085	30,000,000
11.01	276 Nostrand Avenue	AREF		276 Nostrand Avenue	Brooklyn	NY	11205	Mixed Use	Multifamily/Retail	1970	2018	47	Units		11,510,322
11.02	70 Bushwick Avenue	AREF		70 Bushwick Avenue	Brooklyn	NY	11221	Multifamily	Mid Rise	2016		20	Units		5,366,299
11.03	894 Bushwick Avenue	AREF		894 Bushwick Avenue	Brooklyn	NY	11221	Multifamily	Mid Rise	2015		20	Units		4,627,172
11.04	679 Grand Street	AREF		679 Grand Street	Brooklyn	NY	11221	Mixed Use	Multifamily/Retail	2017		11	Units		3,072,012
11.05	735 & 737 Bushwick Avenue	AREF		735 & 737 Bushwick Avenue	Brooklyn	NY	11221	Multifamily	Mid Rise	1899	2016	7	Units		2,274,412
11.06	17 Troutman Street	AREF		17 Troutman Street	Brooklyn	NY	11221	Multifamily	Mid Rise	1931	2014	8	Units		1,788,766
11.07	934 Lafayette Avenue	AREF		934 Lafayette Avenue	Brooklyn	NY	11221	Multifamily	Mid Rise	1931	2016	4	Units		1,361,018
12	Liberty Walk at East Gate	Barclays		300, 302, 330 and 350 Fellowship Road	Mount Laurel	NJ	08054	Office	Suburban	1990	2019	234,563	Sq. Ft.	110	25,695,000
13	Parkmerced	Barclays		3711 19th Avenue	San Francisco	CA	94132	Multifamily	High Rise/Townhome	1944	2009	3,165	Units	172,828	25,000,000
14	650 Madison Avenue	Barclays		650 Madison Avenue	New York	NY	10022	Mixed Use	Office/Retail	1957	2015	600,415	Sq. Ft.	977	25,000,000
15	Lafayette Gardens	UBS AG		110 East Martial Avenue	Lafayette	LA	70508	Multifamily	Garden	2008		240	Units	91,667	22,000,000
16	HPE Campus	AREF		8000-8050 Foothills Boulevard	Roseville	CA	95747	Office	Suburban	1981	2019	447,364	Sq. Ft.	149	20,000,000
17	Maxi-Space Portfolio	LMF		Various	Various	WA	Various	Various	Various	Various	Various	171,569	Sq. Ft.	114	19,525,000
17.01	Meridian	LMF		14712 Meridian Avenue East	Puyallup	WA	98375	Mixed Use	Self Storage/Office/Retail	2004		30,673	Sq. Ft.		3,400,000
17.02	Steele Street	LMF		2200 109th Street South	Tacoma	WA	98444	Mixed Use	Self Storage/Office/Retail	1996		24,146	Sq. Ft.		3,100,000
17.03	Pacific Avenue	LMF		10406, 10408 and 10410 Pacific Avenue South	Tacoma	WA	98444	Mixed Use	Self Storage/Office/Retail	1973		25,189	Sq. Ft.		3,000,000
17.04	Steele Street Plaza Property	LMF		11105 Steele Street South	Tacoma	WA	98444	Mixed Use	Self Storage/Office/Retail	2016		20,776	Sq. Ft.		2,925,000
17.05	Up North	LMF		2205-2207 and 2213-2221 70th Avenue West	University Place	WA	98466	Mixed Use	Self Storage/Office/Retail	1991		30,659	Sq. Ft.		2,700,000
17.06	74th Street	LMF		3608 South 74th Street and 7442 South Tacoma Way	Tacoma	WA	98409	Self Storage	Self Storage	1984	2004	23,443	Sq. Ft.		2,500,000
17.07	Up South	LMF		2415 70th Avenue	University Place	WA	98466	Self Storage	Self Storage	1979	1988	16,683	Sq. Ft.		1,900,000
18	Telegraph Lofts	Column		2633 Telegraph Avenue	Oakland	CA	94612	Multifamily	Mid Rise	1929	2002	54	Units	348,148	18,800,000
19	Sonterra Townhomes & Apartments	UBS AG		1661 and 1919 County Road 313	Jarrell	TX	76537	Multifamily	Garden	2010		274	Units	67,219	18,525,000
20	Woodland Estates MHC	LCF		1441 West Romeo Road	Oakland Charter Township	MI	48367	Manufactured Housing Community	Manufactured Housing Community	1971		375	Units	42,133	15,800,000
21	Buffalo Multifamily Portfolio	LMF		Various	Buffalo	NY	Various	Multifamily	Garden	1958		282	Units	52,895	15,000,000
21.01	Hertel Avenue	LMF		527 Hertel Avenue	Buffalo	NY	14207	Multifamily	Garden	1958		158	Units		8,500,000
21.02	Delsan Court	LMF		93 Sanders Road and 292 Virgil Avenue	Buffalo	NY	14216	Multifamily	Garden	1958		124	Units		6,500,000
22	La Jolla Apartments	LMF		5816 Boca Raton Boulevard	Fort Worth	TX	76112	Multifamily	Garden	1979	2019	176	Units	75,568	13,300,000
23	Plaza Gardens Apartments	AREF		1324-1398 Paterson Plank Road	Secaucus	NJ	07094	Multifamily	Garden	1963		80	Units	153,750	12,300,000
24	Villas at Harbor Pointe - Bayview	Column		560, 575 and 585 Sunnyview Drive and 1030-1050 Bayview Farm Road	Pinole	CA	94564	Multifamily	Garden	1972		76	Units	151,316	11,500,000
25	Jurupa Springs	LMF		8830-8920 Limonite Avenue	Jurupa Valley	CA	92509	Retail	Anchored	1980	2014	78,825	Sq. Ft.	135	10,660,000
26	Central California Portfolio	UBS AG		Various	Various	CA	Various	Various	Various	Various		127,586	Sq. Ft.	78	9,900,000
26.01	Northwood Duplexes	UBS AG		809-891 East Fargo Avenue and 2364-2432 Knowlwood Drive	Hanford	CA	93230	Multifamily	Garden	1991		55	Units		4,060,000
26.02	Carmel Drive Patio Homes	UBS AG		688-725 Carmel Drive	Lemoore	CA	93245	Multifamily	Garden	1997		43	Units		3,460,000
26.03	Tuscan Square	UBS AG		1356-1398 East Tulare Avenue	Tulare	CA	93274	Office	Suburban	2008		15,109	Sq. Ft.		1,600,000
26.04	Blackstone Offices	UBS AG		919-925 North Blackstone Street	Tulare	CA	93274	Office	Medical	1990		4,738	Sq. Ft.		780,000
27	Treasure Valley Crossing	WFB		16885, 16905, 16925 and 16945 North Marketplace Boulevard	Nampa	ID	83687	Retail	Anchored	2014		133,292	Sq. Ft.	74	9,880,000
28	Crosstrax and Cherry Road Storage Portfolio	LMF		Various	Various	Various	Various	Self Storage	Self Storage	Various		170,476	Sq. Ft.	53	9,100,000
28.01	Crosstrax	LMF		9336 and 9400 Bob Beatty Road	Charlotte	NC	28269	Self Storage	Self Storage	1997		106,715	Sq. Ft.		6,000,000
28.02	Cherry Road	LMF		1022 Hearn Street	Rock Hill	SC	29732	Self Storage	Self Storage	1990		63,761	Sq. Ft.		3,100,000
29	Exchange Studios	Column		527 23rd Avenue	Oakland	CA	94606	Multifamily	Low Rise	1925	1994	39	Units	217,949	8,500,000
30	Gateway Tower	UBS AG		400 State Avenue	Kansas City	KS	66101	Office	Suburban	1972		170,817	Sq. Ft.	49	8,500,000
31	Centennial Technology Place	LMF		6912 South Quentin Street	Centennial	CO	80112	Office	Suburban	1984		81,946	Sq. Ft.	96	7,900,000
32	550 North 11th Avenue	WFB		550 North 11th Avenue	Hanford	CA	93230	Retail	Anchored	1994	2019	57,560	Sq. Ft.	132	7,632,000
33	Mira Monte Apartments	LMF		2800 Las Vegas Trail	Fort Worth	TX	76116	Multifamily	Garden	1970	2019	116	Units	62,069	7,200,000
34	8300 College Boulevard	UBS AG		8300 College Boulevard	Overland Park	KS	66210	Office	Suburban	1982	2016	56,994	Sq. Ft.	126	7,200,000
35	3445 Causeway	UBS AG		3445 North Causeway Boulevard	Metairie	LA	70002	Office	Suburban	1973	2006	128,694	Sq. Ft.	47	6,000,000
36	American Water - Pensacola	UBS AG		7303 Plantation Road	Pensacola	FL	32504	Office	Suburban	1977	2007	64,053	Sq. Ft.	93	6,000,000
37	Commerce Storage	Barclays		95 Homer Street & 741 Ila Road	Commerce	GA	30529	Self Storage	Self Storage	1960	2005	93,985	Sq. Ft.	62	5,800,000
38	Gardens Professional Arts Building	LMF		3365 Burns Road	Palm Beach Gardens	FL	33410	Office	Medical	1986		42,371	Sq. Ft.	127	5,400,000
39	5555 Biscayne Blvd	UBS AG		5555 Biscayne Boulevard	Miami	FL	33137	Office	Suburban	1973	2016	17,100	Sq. Ft.	298	5,100,000
40	Villas at Harbor Pointe - Sunnyview	Column		570, 580, & 590 Sunnyview Drive	Pinole	CA	94564	Multifamily	Garden	1972		24	Units	204,167	4,900,000
41	Shoppes at Citiside	UBS AG		4430 The Plaza	Charlotte	NC	28215	Retail	Anchored	2002	2019	75,483	Sq. Ft.	61	4,600,000
42	Walgreens - Greenfield	UBS AG		5 Pierce Street	Greenfield	MA	01301	Retail	Single Tenant	2005		13,278	Sq. Ft.	246	3,260,000
43	Thirteen08 Apartments	UBS AG		1308 Fleming Road	Greensboro	NC	27410	Multifamily	Garden	2001	2017	48	Units	67,482	3,250,000
44	Walgreens - Bridgeville, DE	WFB		9202 Commercial Center Drive	Bridgeville	DE	19933	Retail	Single Tenant	2009		14,820	Sq. Ft.	202	3,000,000
45	Norbrook Arms Apartments	UBS AG		4300 Norbrook Drive	Louisville	KY	40218	Multifamily	Garden	1971		94	Units	30,117	2,831,000
46	Travelers Retail Center	LMF		26559-26587 Evergreen Road	Southfield	MI	48076	Retail	Unanchored	2017		11,235	Sq. Ft.	196	2,200,000

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method
1	Supor Industrial Portfolio	52,737,103	7.2%	43,170,211	N	1/31/2020	3/6/2020		3/6/2020	2/6/2030		4.72000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.70211%	Actual/360
2	The Grid	52,348,530	7.2%	41,398,677	N	3/11/2020	5/6/2020		5/6/2020	4/6/2030		3.80000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.78211%	Actual/360
3	KPMG Plaza at Hall Arts	43,700,000	6.0%	43,700,000	N	12/23/2019	2/6/2020	1/6/2030		1/6/2030		3.41000%	0.00189%	0.01020%	0.00375%	0.00050%	0.00030%	3.39336%	Actual/360
4	Panoramic Berkeley	42,000,000	5.7%	42,000,000	N	3/10/2020	5/6/2020	4/6/2030		4/6/2030		3.84762%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.82973%	Actual/360
5	Solitude at Centennial	35,500,000	4.9%	35,500,000	N	10/30/2019	12/1/2019	11/1/2029		11/1/2029		3.39100%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.37311%	Actual/360
6	All Aboard Storage - Westport Depot & Ormond Depot	21,804,000	3.0%	21,804,000	N	3/6/2020	4/11/2020	3/11/2030		3/11/2030		3.49000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.47211%	Actual/360
6.01	All Aboard Storage - Westport Depot	14,383,829	2.0%
6.02	All Aboard Storage - Ormond Depot	7,420,171	1.0%
7	All Aboard Storage - Port Orange Depot	7,972,000	1.1%	7,972,000	N	3/6/2020	4/11/2020	3/11/2030		3/11/2030		3.49000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.47211%	Actual/360
8	All Aboard Storage - Holly Hill Depot	3,224,000	0.4%	3,224,000	N	3/6/2020	4/11/2020	3/11/2030		3/11/2030		3.49000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.47211%	Actual/360
9	Met Center 15	31,000,000	4.2%	25,825,811	N	2/14/2020	4/6/2020	3/6/2022	4/6/2022	3/6/2030		3.61193%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.59404%	Actual/360
10	University Village	30,000,000	4.1%	30,000,000	N	12/2/2019	1/6/2020	12/6/2029		12/6/2029		3.30000%	0.00189%	0.01020%	0.00375%	0.00050%	0.00030%	3.28336%	Actual/360
11	Bushwick Multifamily Portfolio	30,000,000	4.1%	30,000,000	N	2/26/2020	4/6/2020	3/6/2030		3/6/2030		3.87000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.85211%	Actual/360
11.01	276 Nostrand Avenue	11,510,322	1.6%
11.02	70 Bushwick Avenue	5,366,299	0.7%
11.03	894 Bushwick Avenue	4,627,172	0.6%
11.04	679 Grand Street	3,072,012	0.4%
11.05	735 & 737 Bushwick Avenue	2,274,412	0.3%
11.06	17 Troutman Street	1,788,766	0.2%
11.07	934 Lafayette Avenue	1,361,018	0.2%
12	Liberty Walk at East Gate	25,695,000	3.5%	21,096,957	N	2/28/2020	4/6/2020	3/6/2022	4/6/2022	3/6/2030		3.13000%	0.00189%	0.01020%	0.02500%	0.00050%	0.00030%	3.09211%	Actual/360
13	Parkmerced	25,000,000	3.4%	25,000,000	N	11/26/2019	1/9/2020	12/9/2024		12/9/2024		2.72457%	0.00189%	0.01020%	0.00375%	0.00050%	0.00030%	2.70793%	30/360
14	650 Madison Avenue	25,000,000	3.4%	25,000,000	N	11/26/2019	1/8/2020	12/8/2029		12/8/2029		3.48600%	0.00189%	0.01020%	0.00375%	0.00050%	0.00030%	3.46936%	Actual/360
15	Lafayette Gardens	22,000,000	3.0%	22,000,000	N	1/10/2020	2/6/2020	1/6/2030		1/6/2030		3.98100%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.96311%	Actual/360
16	HPE Campus	20,000,000	2.7%	20,000,000	N	2/21/2020	4/6/2020	3/6/2030		3/6/2030		3.54000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.52211%	Actual/360
17	Maxi-Space Portfolio	19,525,000	2.7%	19,525,000	N	2/4/2020	3/6/2020	2/6/2025		2/6/2025		5.10000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	5.08211%	Actual/360
17.01	Meridian	3,400,000	0.5%
17.02	Steele Street	3,100,000	0.4%
17.03	Pacific Avenue	3,000,000	0.4%
17.04	Steele Street Plaza Property	2,925,000	0.4%
17.05	Up North	2,700,000	0.4%
17.06	74th Street	2,500,000	0.3%
17.07	Up South	1,900,000	0.3%
18	Telegraph Lofts	18,800,000	2.6%	18,800,000	N	2/5/2020	3/6/2020	2/6/2030		2/6/2030		3.31000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.29211%	Actual/360
19	Sonterra Townhomes & Apartments	18,417,954	2.5%	14,666,691	N	1/22/2020	3/6/2020		3/6/2020	2/6/2030		3.90900%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.89111%	Actual/360
20	Woodland Estates MHC	15,800,000	2.2%	15,800,000	N	12/20/2019	2/6/2020	1/6/2030		1/6/2030		4.37200%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.35411%	Actual/360
21	Buffalo Multifamily Portfolio	14,916,337	2.0%	11,958,073	N	1/30/2020	3/6/2020		3/6/2020	2/6/2030		4.10000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.08211%	Actual/360
21.01	Hertel Avenue	8,452,591	1.2%
21.02	Delsan Court	6,463,746	0.9%
22	La Jolla Apartments	13,300,000	1.8%	11,434,768	N	2/27/2020	4/6/2020	3/6/2023	4/6/2023	3/6/2030		3.75000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.73211%	Actual/360
23	Plaza Gardens Apartments	12,300,000	1.7%	12,300,000	N	2/11/2020	4/6/2020	3/6/2030		3/6/2030		3.30000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.28211%	Actual/360
24	Villas at Harbor Pointe - Bayview	11,500,000	1.6%	11,500,000	N	2/5/2020	3/6/2020	2/6/2030		2/6/2030		3.47000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.45211%	Actual/360
25	Jurupa Springs	10,660,000	1.5%	10,660,000	N	12/6/2019	1/6/2020	12/6/2029		12/6/2029		3.65300%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.63511%	Actual/360
26	Central California Portfolio	9,900,000	1.4%	8,421,899	N	2/24/2020	4/6/2020	3/6/2022	4/6/2022	3/6/2030		4.35000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.33211%	Actual/360
26.01	Northwood Duplexes	4,060,000	0.6%
26.02	Carmel Drive Patio Homes	3,460,000	0.5%
26.03	Tuscan Square	1,600,000	0.2%
26.04	Blackstone Offices	780,000	0.1%
27	Treasure Valley Crossing	9,880,000	1.4%	9,880,000	N	1/22/2020	3/11/2020	2/11/2030		2/11/2030		3.51100%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.49311%	Actual/360
28	Crosstrax and Cherry Road Storage Portfolio	9,100,000	1.2%	9,100,000	N	2/7/2020	3/6/2020	2/6/2025		2/6/2025		4.65000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.63211%	Actual/360
28.01	Crosstrax	6,000,000	0.8%
28.02	Cherry Road	3,100,000	0.4%
29	Exchange Studios	8,500,000	1.2%	8,500,000	N	2/5/2020	3/6/2020	2/6/2030		2/6/2030		3.31000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.29211%	Actual/360
30	Gateway Tower	8,443,416	1.2%	6,821,051	N	12/27/2019	2/6/2020		2/6/2020	1/6/2030		4.28420%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.26631%	Actual/360
31	Centennial Technology Place	7,900,000	1.1%	7,156,816	N	2/7/2020	3/6/2020	2/6/2025	3/6/2025	2/6/2030		3.90000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.88211%	Actual/360
32	550 North 11th Avenue	7,610,817	1.0%	6,062,278	N	3/13/2020	5/11/2020		5/11/2020	4/11/2030		4.00000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.98211%	Actual/360
33	Mira Monte Apartments	7,200,000	1.0%	6,483,158	N	2/27/2020	4/6/2020	3/6/2025	4/6/2025	3/6/2030		3.55000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.53211%	Actual/360
34	8300 College Boulevard	7,169,779	1.0%	5,698,702	N	2/28/2020	4/6/2020		4/6/2020	3/6/2030		3.90000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.88211%	Actual/360
35	3445 Causeway	6,000,000	0.8%	6,000,000	N	12/30/2019	2/6/2020	1/6/2030		1/6/2030		3.88200%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.86411%	Actual/360
36	American Water - Pensacola	5,932,202	0.8%	4,332,642	N	12/5/2019	1/6/2020		1/6/2020	12/6/2029		4.07600%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.05811%	Actual/360
37	Commerce Storage	5,800,000	0.8%	4,998,393	N	1/30/2020	3/6/2020	2/6/2023	3/6/2023	2/6/2030		3.85000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.83211%	Actual/360
38	Gardens Professional Arts Building	5,400,000	0.7%	4,892,445	N	3/2/2020	4/6/2020	3/6/2025	4/6/2025	3/6/2030		3.90000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.88211%	Actual/360
39	5555 Biscayne Blvd	5,100,000	0.7%	5,100,000	N	2/20/2020	4/6/2020	3/6/2030		3/6/2030		4.00000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.98211%	Actual/360
40	Villas at Harbor Pointe - Sunnyview	4,900,000	0.7%	4,900,000	N	2/5/2020	3/6/2020	2/6/2030		2/6/2030		3.34000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.32211%	Actual/360
41	Shoppes at Citiside	4,580,979	0.6%	3,650,786	N	2/14/2020	4/6/2020		4/6/2020	3/6/2030		3.97500%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.95711%	Actual/360
42	Walgreens - Greenfield	3,260,000	0.4%	3,260,000	N	3/12/2020	5/6/2020	4/6/2030		4/6/2030		4.15000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.13211%	Actual/360
43	Thirteen08 Apartments	3,239,142	0.4%	2,672,068	N	2/13/2020	4/6/2020		4/6/2020	3/6/2030		5.00000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.98211%	Actual/360
44	Walgreens - Bridgeville, DE	2,990,835	0.4%	2,339,237	N	3/13/2020	5/11/2020		5/11/2020	4/11/2030		3.50000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.48211%	Actual/360
45	Norbrook Arms Apartments	2,831,000	0.4%	2,605,905	N	1/27/2020	3/6/2020	2/6/2022	3/6/2022	2/6/2027		4.88000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	4.86211%	Actual/360
46	Travelers Retail Center	2,200,000	0.3%	2,200,000	N	1/22/2020	3/6/2020	2/6/2030		2/6/2030		3.73000%	0.00189%	0.01020%	0.00500%	0.00050%	0.00030%	3.71211%	Actual/360

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)(3)	Appraisal Date
1	Supor Industrial Portfolio	275,515.52	Amortizing Balloon		120	116	0	0	360	356	4	L(28),D(88),O(4)	0	0	96,800,000	12/20/2019
2	The Grid	244,627.61	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	99,800,000	3/1/2020
3	KPMG Plaza at Hall Arts	125,905.57	Interest-only, Balloon	Actual/360	120	115	120	115	0	0	5	L(29),D(84),O(7)	0	0	239,800,000	11/25/2019
4	Panoramic Berkeley	136,537.07	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0	0	74,700,000	1/28/2020
5	Solitude at Centennial	101,710.38	Interest-only, Balloon	Actual/360	120	113	120	113	0	0	7	GRTR 0.5% or YM(31),GRTR 0.5% or YM or D(82),O(7)	5	5	58,400,000	10/10/2019
6	All Aboard Storage - Westport Depot & Ormond Depot	64,294.04	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	0	33,700,000	1/8/2020
6.01	All Aboard Storage - Westport Depot														22,600,000	1/8/2020
6.02	All Aboard Storage - Ormond Depot														11,100,000	1/8/2020
7	All Aboard Storage - Port Orange Depot	23,507.25	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	0	13,150,000	1/8/2020
8	All Aboard Storage - Holly Hill Depot	9,506.70	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	0	5,150,000	1/8/2020
9	Met Center 15	141,147.95	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3	L(27),D(89),O(4)	0	0	53,500,000	11/7/2019
10	University Village	83,645.83	Interest-only, Balloon	Actual/360	120	114	120	114	0	0	6	L(30),GRTR 1% or YM or D(83),O(7)	0	0	650,000,000	10/23/2019
11	Bushwick Multifamily Portfolio	98,093.75	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(90),O(3)	0	0	77,150,000	12/23/2019
11.01	276 Nostrand Avenue														29,600,000	12/23/2019
11.02	70 Bushwick Avenue														13,800,000	12/23/2019
11.03	894 Bushwick Avenue														11,900,000	12/23/2019
11.04	679 Grand Street														7,900,000	12/23/2019
11.05	735 & 737 Bushwick Avenue														5,850,000	12/23/2019
11.06	17 Troutman Street														4,600,000	12/23/2019
11.07	934 Lafayette Avenue														3,500,000	12/23/2019
12	Liberty Walk at East Gate	110,140.99	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3	L(27),D(86),O(7)	0	0	34,800,000	1/29/2020
13	Parkmerced	56,761.88	Interest-only, Balloon	30/360	60	54	60	54	0	0	6	YM(57),O(3)	0	0	2,110,000,000	9/3/2019
14	650 Madison Avenue	73,633.68	Interest-only, Balloon	Actual/360	120	114	120	114	0	0	6	L(30),D(83),O(7)	0	3	1,210,000,000	10/31/2019
15	Lafayette Gardens	73,998.68	Interest-only, Balloon	Actual/360	120	115	120	115	0	0	5	L(29),D(87),O(4)	0	0	33,800,000	11/11/2019
16	HPE Campus	59,819.44	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	5	103,000,000	1/23/2020
17	Maxi-Space Portfolio	84,133.77	Interest-only, Balloon	Actual/360	60	56	60	56	0	0	4	L(28),D(28),O(4)	0	0	36,400,000	1/10/2020
17.01	Meridian														5,500,000	1/10/2020
17.02	Steele Street														5,200,000	1/10/2020
17.03	Pacific Avenue														4,700,000	1/10/2020
17.04	Steele Street Plaza Property														5,370,000	1/10/2020
17.05	Up North														4,800,000	1/10/2020
17.06	74th Street														4,400,000	1/10/2020
17.07	Up South														3,140,000	1/10/2020
18	Telegraph Lofts	52,576.90	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)	0	0	29,600,000	12/9/2019
19	Sonterra Townhomes & Apartments	87,472.08	Amortizing Balloon		120	116	0	0	360	356	4	L(28),D(88),O(4)	0	0	32,600,000	11/21/2019
20	Woodland Estates MHC	58,364.18	Interest-only, Balloon	Actual/360	120	115	120	115	0	0	5	L(29),D(87),O(4)	0	0	26,150,000	12/6/2019
21	Buffalo Multifamily Portfolio	72,479.76	Amortizing Balloon		120	116	0	0	360	356	4	L(28),D(88),O(4)	0	0	22,000,000	1/9/2020
21.01	Hertel Avenue														12,500,000	1/9/2020
21.02	Delsan Court														9,500,000	1/9/2020
22	La Jolla Apartments	61,594.37	Interest-only, Amortizing Balloon	Actual/360	120	117	36	33	360	360	3	L(23),GRTR 1% or YM(93),O(4)	0	0	19,100,000	1/9/2020
23	Plaza Gardens Apartments	34,294.79	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	0	20,200,000	11/19/2019
24	Villas at Harbor Pointe - Bayview	33,716.03	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)	0	0	20,500,000	12/10/2019
25	Jurupa Springs	32,901.52	Interest-only, Balloon	Actual/360	120	114	120	114	0	0	6	L(23),GRTR 1% or YM(93),O(4)	0	0	16,400,000	10/11/2019
26	Central California Portfolio	49,283.37	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3	L(27),D(87),O(6)	0	0	15,940,000	Various
26.01	Northwood Duplexes														6,710,000	11/29/2019
26.02	Carmel Drive Patio Homes														5,560,000	11/29/2019
26.03	Tuscan Square														2,620,000	1/7/2020
26.04	Blackstone Offices														1,050,000	1/7/2020
27	Treasure Valley Crossing	29,308.72	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(85),O(7)	0	5	15,640,000	12/20/2019
28	Crosstrax and Cherry Road Storage Portfolio	35,752.26	Interest-only, Balloon	Actual/360	60	56	60	56	0	0	4	L(28),D(28),O(4)	0	0	16,690,000	1/15/2020
28.01	Crosstrax														10,120,000	1/15/2020
28.02	Cherry Road														5,250,000	1/15/2020
29	Exchange Studios	23,771.47	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)	0	0	14,100,000	12/10/2019
30	Gateway Tower	41,985.25	Amortizing Balloon		120	115	0	0	360	355	5	L(29),D(87),O(4)	0	0	12,400,000	11/11/2019
31	Centennial Technology Place	37,261.79	Interest-only, Amortizing Balloon	Actual/360	120	116	60	56	360	360	4	L(28),D(88),O(4)	0	0	13,290,000	10/23/2019
32	550 North 11th Avenue	36,436.34	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(87),O(7)	0	0	10,900,000	1/23/2020
33	Mira Monte Apartments	32,532.51	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3	L(23),GRTR 1% or YM(93),O(4)	0	0	12,100,000	1/9/2020
34	8300 College Boulevard	33,960.11	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	0	0	10,200,000	12/20/2019
35	3445 Causeway	19,679.58	Interest-only, Balloon	Actual/360	120	115	120	115	0	0	5	L(29),D(87),O(4)	0	0	11,600,000	11/4/2019
36	American Water - Pensacola	31,922.53	Amortizing Balloon		120	114	0	0	300	294	6	L(30),D(85),O(5)	0	0	8,500,000	10/21/2019
37	Commerce Storage	27,190.88	Interest-only, Amortizing Balloon	Actual/360	120	116	36	32	360	360	4	L(28),D(88),O(4)	0	0	8,800,000	12/23/2019
38	Gardens Professional Arts Building	25,470.08	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3	L(27),D(89),O(4)	0	0	8,100,000	12/27/2019
39	5555 Biscayne Blvd	17,236.11	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(89),O(4)	0	0	7,800,000	12/13/2019
40	Villas at Harbor Pointe - Sunnyview	13,827.75	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)	0	0	8,000,000	12/10/2019
41	Shoppes at Citiside	21,894.86	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	0	0	9,700,000	9/24/2019
42	Walgreens - Greenfield	11,430.75	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0	0	5,200,000	1/10/2020
43	Thirteen08 Apartments	17,446.70	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	0	0	5,300,000	12/10/2019
44	Walgreens - Bridgeville, DE	13,471.34	Amortizing Balloon		120	118	0	0	360	358	2	L(26),GRTR 1% or YM(90),O(4)	0	0	5,700,000	1/10/2020
45	Norbrook Arms Apartments	14,990.48	Interest-only, Amortizing Balloon	Actual/360	84	80	24	20	360	360	4	L(24),GRTR 1% or YM(55),O(5)	0	0	4,400,000	1/3/2020
46	Travelers Retail Center	6,933.31	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)	0	0	4,360,000	12/5/2019

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)	U/W NCF DSCR (x)	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)	Cut-off Date U/W NOI Debt Yield	Cut-off Date U/W NCF Debt Yield	U/W Revenues ($)(2)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)
1	Supor Industrial Portfolio									1.29	1.29	54.5%	44.6%	8.1%	8.1%	7,379,667	3,129,667	4,250,000	0	0
2	The Grid									1.45	1.41	67.4%	53.3%	8.1%	7.9%	8,830,546	3,347,813	5,482,733	116,500	58,572
3	KPMG Plaza at Hall Arts									3.04	2.90	46.6%	46.6%	10.5%	10.0%	19,465,123	7,713,107	11,752,016	92,261	461,306
4	Panoramic Berkeley									2.27	2.25	56.2%	56.2%	8.8%	8.8%	4,582,850	866,004	3,716,846	26,287	0
5	Solitude at Centennial									2.34	2.29	60.8%	60.8%	8.1%	7.9%	4,071,136	1,213,243	2,857,893	68,000	0
6	All Aboard Storage - Westport Depot & Ormond Depot									2.73	2.68	63.5%	63.5%	9.6%	9.5%	2,830,579	791,024	2,039,554	32,169	0
6.01	All Aboard Storage - Westport Depot															1,839,908	494,440	1,345,469	20,625	0
6.02	All Aboard Storage - Ormond Depot															990,670	296,585	694,086	11,543	0
7	All Aboard Storage - Port Orange Depot									2.73	2.68	63.5%	63.5%	9.6%	9.5%	1,142,362	303,784	838,577	14,495	0
8	All Aboard Storage - Holly Hill Depot									2.73	2.68	63.5%	63.5%	9.6%	9.5%	503,674	198,594	305,080	7,830	0
9	Met Center 15									2.33	1.99	57.9%	48.3%	12.7%	10.9%	5,650,935	1,701,129	3,949,806	82,432	492,881
10	University Village									3.52	3.39	38.5%	38.5%	11.8%	11.4%	41,651,294	12,188,610	29,462,684	149,409	935,729
11	Bushwick Multifamily Portfolio									1.84	1.82	67.5%	67.5%	7.2%	7.2%	4,324,172	567,555	3,756,617	27,752	0
11.01	276 Nostrand Avenue															1,684,618	250,087	1,434,530	10,500	0
11.02	70 Bushwick Avenue															754,504	100,134	654,370	5,000	0
11.03	894 Bushwick Avenue															643,586	61,951	581,635	5,000	0
11.04	679 Grand Street															486,508	59,406	427,101	2,500	0
11.05	735 & 737 Bushwick Avenue															316,866	35,849	281,017	1,750	0
11.06	17 Troutman Street															256,435	41,036	215,399	2,002	0
11.07	934 Lafayette Avenue															181,655	19,092	162,563	1,000	0
12	Liberty Walk at East Gate									2.13	1.87	73.8%	60.6%	10.9%	9.6%	5,164,966	2,352,670	2,812,296	46,913	299,378
13	Parkmerced									4.06	4.00	25.9%	25.9%	11.1%	10.9%	102,983,881	42,514,116	60,469,764	791,250	0
14	650 Madison Avenue									2.82	2.74	48.5%	48.5%	10.0%	9.7%	87,327,989	28,901,495	58,426,495	150,104	1,500,000
15	Lafayette Gardens									2.26	2.19	65.1%	65.1%	9.1%	8.8%	3,240,494	1,234,186	2,006,308	60,000	0
16	HPE Campus									2.75	2.71	64.8%	64.8%	9.9%	9.7%	9,694,440	3,104,706	6,589,734	89,473	0
17	Maxi-Space Portfolio									1.70	1.66	53.6%	53.6%	8.8%	8.6%	2,603,176	885,463	1,717,713	25,735	19,970
17.01	Meridian															438,285	152,768	285,517	4,601	3,443
17.02	Steele Street															392,225	118,053	274,172	3,622	1,491
17.03	Pacific Avenue															392,940	120,950	271,990	3,778	3,730
17.04	Steele Street Plaza Property															400,322	130,535	269,787	3,116	6,532
17.05	Up North															383,095	137,041	246,054	4,599	4,775
17.06	74th Street															365,340	143,815	221,525	3,516	0
17.07	Up South															230,969	82,302	148,667	2,502	0
18	Telegraph Lofts									2.78	2.76	63.5%	63.5%	9.3%	9.3%	2,537,656	783,416	1,754,240	13,500	0
19	Sonterra Townhomes & Apartments									1.85	1.79	56.5%	45.0%	10.5%	10.2%	3,363,691	1,420,629	1,943,062	66,308	0
20	Woodland Estates MHC									1.75	1.72	60.4%	60.4%	7.7%	7.6%	2,011,156	788,174	1,222,982	18,750	0
21	Buffalo Multifamily Portfolio									1.60	1.51	67.8%	54.4%	9.3%	8.8%	2,423,096	1,035,296	1,387,800	70,500	0
21.01	Hertel Avenue															1,342,021	580,046	761,975	39,500	0
21.02	Delsan Court															1,081,075	455,250	625,825	31,000	0
22	La Jolla Apartments									1.82	1.77	69.6%	59.9%	10.1%	9.8%	2,087,496	738,678	1,348,818	44,000	0
23	Plaza Gardens Apartments									2.78	2.73	60.9%	60.9%	9.3%	9.1%	1,634,894	490,819	1,144,075	20,250	0
24	Villas at Harbor Pointe - Bayview									2.44	2.40	56.1%	56.1%	8.6%	8.4%	1,691,784	702,777	989,008	19,000	0
25	Jurupa Springs									2.79	2.59	65.0%	65.0%	10.3%	9.6%	1,562,763	462,661	1,100,101	13,400	64,532
26	Central California Portfolio									1.62	1.50	62.1%	52.8%	9.7%	8.9%	1,435,855	478,744	957,111	41,601	30,830
26.01	Northwood Duplexes															629,850	238,493	391,357	28,270	0
26.02	Carmel Drive Patio Homes															485,184	176,556	308,628	10,879	0
26.03	Tuscan Square															224,094	46,697	177,398	1,978	22,016
26.04	Blackstone Offices															96,727	16,998	79,728	474	8,814
27	Treasure Valley Crossing									3.34	3.09	63.2%	63.2%	11.9%	11.0%	1,650,077	476,498	1,173,578	18,661	66,646
28	Crosstrax and Cherry Road Storage Portfolio									2.07	2.01	54.5%	54.5%	9.8%	9.5%	1,362,543	474,758	887,785	25,591	0
28.01	Crosstrax															890,510	302,457	588,053	15,994	0
28.02	Cherry Road															472,033	172,301	299,732	9,597	0
29	Exchange Studios									2.74	2.71	60.3%	60.3%	9.2%	9.1%	1,102,330	320,898	781,431	9,750	0
30	Gateway Tower									2.67	2.28	68.1%	55.0%	15.9%	13.6%	3,053,847	1,709,408	1,344,439	32,455	165,712
31	Centennial Technology Place									2.15	1.94	59.4%	53.9%	12.2%	11.0%	1,577,952	615,205	962,747	12,292	81,946
32	550 North 11th Avenue									1.57	1.50	69.8%	55.6%	9.0%	8.6%	945,029	258,355	686,674	5,756	22,913
33	Mira Monte Apartments									2.07	2.00	59.5%	53.6%	11.2%	10.8%	1,365,408	556,136	809,272	29,000	0
34	8300 College Boulevard									2.04	1.80	70.3%	55.9%	11.6%	10.2%	1,399,706	567,645	832,061	7,979	90,792
35	3445 Causeway									3.91	3.41	51.7%	51.7%	15.4%	13.4%	2,197,332	1,274,611	922,721	39,895	77,267
36	American Water - Pensacola									1.75	1.74	69.8%	51.0%	11.3%	11.2%	822,480	151,276	671,204	5,765	0
37	Commerce Storage									1.68	1.66	65.9%	56.8%	9.5%	9.3%	794,764	245,342	549,422	9,399	0
38	Gardens Professional Arts Building									1.68	1.54	66.7%	60.4%	9.5%	8.7%	828,477	315,273	513,204	6,356	35,583
39	5555 Biscayne Blvd									2.56	2.36	65.4%	65.4%	10.4%	9.6%	707,799	179,020	528,780	3,762	36,103
40	Villas at Harbor Pointe - Sunnyview									2.34	2.31	61.3%	61.3%	7.9%	7.8%	663,819	274,824	388,995	6,000	0
41	Shoppes at Citiside									2.76	2.64	47.2%	37.6%	15.8%	15.1%	933,355	208,528	724,827	11,322	20,778
42	Walgreens - Greenfield									2.62	2.60	62.7%	62.7%	11.0%	11.0%	371,188	11,136	360,052	2,788	0
43	Thirteen08 Apartments									1.25	1.20	61.1%	50.4%	8.1%	7.8%	453,843	192,074	261,769	10,032	0
44	Walgreens - Bridgeville, DE									2.22	2.21	52.5%	41.0%	12.0%	12.0%	362,525	3,625	358,900	1,482	0
45	Norbrook Arms Apartments									1.66	1.52	64.3%	59.2%	10.5%	9.6%	647,117	349,154	297,963	24,910	0
46	Travelers Retail Center									2.97	2.82	50.5%	50.5%	11.2%	10.7%	375,593	128,223	247,369	1,685	11,235

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Net Cash Flow ($)	Occupancy Rate(4)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
1	Supor Industrial Portfolio	4,250,000	100.0%	6/1/2020			TTM 3/31/2020	10,133,547	3,256,031	6,877,516			Actual 2019	9,328,594	3,015,334	6,313,260
2	The Grid	5,307,661	98.5%	3/23/2020			TTM 3/31/2020	7,554,331	3,160,170	4,394,161			Actual 2019	6,600,662	3,271,021	3,329,641
3	KPMG Plaza at Hall Arts	11,198,449	95.9%	12/1/2019			TTM 10/31/2019	18,790,303	7,563,120	11,227,183			Actual 2018	18,462,974	7,210,577	11,252,397
4	Panoramic Berkeley	3,690,559	96.9%	4/30/2020
5	Solitude at Centennial	2,789,893	93.0%	5/4/2020			TTM 3/31/2020	3,981,600	1,191,135	2,790,465			Actual 2019	3,889,080	1,180,394	2,708,686
6	All Aboard Storage - Westport Depot & Ormond Depot	2,007,385	93.9%	4/24/2020			TTM 3/31/2020	2,946,578	774,982	2,171,596			Actual 2019	2,930,548	767,126	2,163,423
6.01	All Aboard Storage - Westport Depot	1,324,843	92.6%	4/24/2020			TTM 3/31/2020	1,914,115	536,173	1,377,942			Actual 2019	1,903,326	527,601	1,375,724
6.02	All Aboard Storage - Ormond Depot	682,542	96.2%	4/24/2020			TTM 3/31/2020	1,032,463	238,809	793,653			Actual 2019	1,027,222	239,524	787,698
7	All Aboard Storage - Port Orange Depot	824,083	89.4%	4/24/2020			TTM 3/31/2020	1,112,357	326,157	786,200			Actual 2019	1,115,261	323,144	792,117
8	All Aboard Storage - Holly Hill Depot	297,250	81.1%	4/24/2020			TTM 3/31/2020	527,471	176,707	350,764			Actual 2019	513,872	170,400	343,471
9	Met Center 15	3,374,493	100.0%	5/5/2020			TTM 3/31/2020	4,932,012	1,647,282	3,284,730			Actual 2019	4,903,627	1,638,620	3,265,007
10	University Village	28,377,547	100.0%	11/18/2019			TTM 9/30/2019	39,079,403	11,326,249	27,753,154			Actual 2018	38,418,309	11,099,447	27,318,862
11	Bushwick Multifamily Portfolio	3,728,865	100.0%	5/5/2020			TTM 4/30/2020	4,380,686	548,968	3,831,718			Actual 2019	4,288,796	550,295	3,738,501
11.01	276 Nostrand Avenue	1,424,030	100.0%	5/5/2020			TTM 4/30/2020	1,751,564	223,263	1,528,301			Actual 2019	1,744,107	208,219	1,535,888
11.02	70 Bushwick Avenue	649,370	100.0%	5/5/2020			TTM 4/30/2020	733,379	98,045	635,334			Actual 2019	709,280	87,818	621,462
11.03	894 Bushwick Avenue	576,635	100.0%	5/5/2020			TTM 4/30/2020	669,721	65,696	604,025			Actual 2019	669,179	57,720	611,459
11.04	679 Grand Street	424,601	100.0%	5/5/2020			TTM 4/30/2020	499,447	62,786	436,660			Actual 2019	494,283	55,632	438,651
11.05	735 & 737 Bushwick Avenue	279,267	100.0%	5/5/2020			TTM 4/30/2020	275,656	37,161	238,495			Actual 2019	227,479	82,990	144,489
11.06	17 Troutman Street	213,398	100.0%	5/5/2020			TTM 4/30/2020	264,158	42,215	221,943			Actual 2019	261,257	38,491	222,766
11.07	934 Lafayette Avenue	161,563	100.0%	5/5/2020			TTM 4/30/2020	186,761	19,802	166,960			Actual 2019	183,211	19,425	163,786
12	Liberty Walk at East Gate	2,466,005	89.6%	4/14/2020			TTM 3/31/2020	4,815,816	2,246,727	2,569,089			Actual 2019	4,867,567	2,320,357	2,547,210
13	Parkmerced	59,678,514	94.2%	9/10/2019			TTM 8/31/2019	99,501,311	43,742,948	55,758,363			Actual 2018	95,282,237	41,596,712	53,685,525
14	650 Madison Avenue	56,776,391	97.4%	10/1/2019			TTM 9/30/2019	78,288,218	27,326,681	50,961,537			Actual 2018	75,039,495	26,481,999	48,557,496
15	Lafayette Gardens	1,946,308	89.2%	4/27/2020			TTM 3/31/2020	3,078,988	1,223,656	1,855,332			TTM 11/30/19	3,110,796	1,180,308	1,930,488
16	HPE Campus	6,500,261	100.0%	6/1/2020			NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
17	Maxi-Space Portfolio	1,672,007	89.9%	4/17/2020			Actual 2019	2,735,462	746,106	1,989,356			Actual 2018	2,579,713	726,697	1,853,016
17.01	Meridian	277,474	88.1%	4/17/2020			Actual 2019	475,840	125,226	350,614			Actual 2018	457,600	115,951	341,649
17.02	Steele Street	269,060	91.7%	4/17/2020			Actual 2019	407,000	97,281	309,719			Actual 2018	369,218	85,466	283,752
17.03	Pacific Avenue	264,482	91.0%	4/17/2020			Actual 2019	399,570	100,286	299,284			Actual 2018	375,741	100,709	275,032
17.04	Steele Street Plaza Property	260,139	81.4%	4/17/2020			Actual 2019	404,209	115,935	288,274			Actual 2018	356,328	119,890	236,438
17.05	Up North	236,681	97.4%	4/17/2020			Actual 2019	388,606	111,537	277,069			Actual 2018	373,776	101,325	272,451
17.06	74th Street	218,008	91.2%	4/17/2020			Actual 2019	401,344	129,372	271,972			Actual 2018	405,768	143,810	261,958
17.07	Up South	146,164	84.2%	4/17/2020			Actual 2019	258,893	66,469	192,424			Actual 2018	241,282	59,546	181,736
18	Telegraph Lofts	1,740,740	96.3%	3/31/2020			TTM 3/31/2020	2,510,494	829,177	1,681,317			Actual 2019	2,444,876	824,680	1,620,196
19	Sonterra Townhomes & Apartments	1,876,754	98.4%	5/1/2020			TTM 3/31/2020	3,386,188	1,259,910	2,126,278			Actual 2019	3,323,173	1,224,596	2,098,577
20	Woodland Estates MHC	1,204,232	87.2%	4/30/2020			TTM 9/30/2019	1,875,192	757,930	1,117,262			Actual 2018	1,768,842	755,810	1,013,031
21	Buffalo Multifamily Portfolio	1,317,300	95.4%	4/21/2020			TTM 3/31/2020	2,180,052	1,033,528	1,146,523			Actual 2019	2,091,314	972,309	1,119,005
21.01	Hertel Avenue	722,475	94.3%	4/21/2020			TTM 3/31/2020	1,208,192	581,275	626,917			Actual 2019	1,150,310	536,057	614,253
21.02	Delsan Court	594,825	96.8%	4/21/2020			TTM 3/31/2020	971,859	452,253	519,606			Actual 2019	941,004	436,252	504,752
22	La Jolla Apartments	1,304,818	100.0%	3/31/2020			TTM 3/31/2020	2,122,271	613,046	1,509,225			Actual 2018	1,785,377	562,074	1,223,303
23	Plaza Gardens Apartments	1,123,825	97.5%	5/4/2020			TTM 4/30/2020	1,619,677	565,141	1,054,536			Actual 2019	1,621,494	533,432	1,088,062
24	Villas at Harbor Pointe - Bayview	970,008	96.1%	3/31/2020			TTM 3/31/2020	1,727,976	777,865	950,111			Actual 2019	1,693,289	797,935	895,354
25	Jurupa Springs	1,022,169	92.0%	4/22/2020			TTM 3/31/2020	1,626,651	371,310	1,255,340			Actual 2018	1,500,463	354,721	1,145,742
26	Central California Portfolio	884,680	100.0%	Various			TTM 3/31/2020	1,404,103	426,155	977,947			Actual 2018	1,303,807	395,435	908,372
26.01	Northwood Duplexes	363,087	100.0%	5/1/2020			TTM 3/31/2020	638,033	210,963	427,070			Actual 2018	605,382	194,114	411,268
26.02	Carmel Drive Patio Homes	297,749	100.0%	4/30/2020			TTM 3/31/2020	496,581	148,055	348,526			Actual 2018	450,814	140,317	310,497
26.03	Tuscan Square	153,403	100.0%	5/1/2020			TTM 3/31/2020	179,573	42,816	136,757			Actual 2018	156,644	41,245	115,399
26.04	Blackstone Offices	70,441	100.0%	4/30/2020			TTM 3/31/2020	89,915	24,322	65,594			Actual 2018	90,967	19,759	71,208
27	Treasure Valley Crossing	1,088,271	100.0%	1/1/2020			Annualized 10 10/31/2019	1,694,322	507,068	1,187,254			Actual 2018	1,633,684	468,836	1,164,848
28	Crosstrax and Cherry Road Storage Portfolio	862,194	85.6%	3/31/2020			Actual 2019	1,347,348	386,431	960,917			Actual 2018	1,376,695	385,171	991,524
28.01	Crosstrax	572,059	84.3%	3/31/2020			Actual 2019	869,605	257,453	612,152			Actual 2018	885,393	250,325	635,068
28.02	Cherry Road	290,135	87.8%	3/31/2020			Actual 2019	477,743	128,978	348,765			Actual 2018	491,302	134,846	356,456
29	Exchange Studios	771,681	87.2%	3/31/2020			TTM 3/31/2020	1,082,440	342,595	739,845			Actual 2019	1,074,280	341,036	733,244
30	Gateway Tower	1,146,272	94.7%	5/1/2020			TTM 3/31/2020	3,016,765	1,794,096	1,222,669			Actual 2019	3,049,134	1,860,058	1,189,075
31	Centennial Technology Place	868,509	95.3%	4/28/2020			TTM 4/30/2020	1,424,689	553,018	871,671			Actual 2018	1,364,524	473,449	891,074
32	550 North 11th Avenue	658,005	100.0%	1/9/2020			Annualized 6 12/31/2019	399,752	163,922	235,830			Actual 2018	467,200	88,978	378,223
33	Mira Monte Apartments	780,272	100.0%	3/31/2020			TTM 3/31/2020	1,378,857	473,425	905,432			Actual 2018	1,234,836	410,890	823,946
34	8300 College Boulevard	733,289	96.6%	5/1/2020			TTM 3/31/2020	1,221,889	482,106	739,783			Actual 2019	1,317,925	475,216	842,709
35	3445 Causeway	805,559	80.2%	5/1/2020			TTM 3/31/2020	2,061,938	1,301,657	760,281			Actual 2019	2,021,515	1,313,050	708,465
36	American Water - Pensacola	665,439	100.0%	6/1/2020			TTM 3/31/2020	641,539	126,601	514,938			Actual 2019	698,247	125,268	572,980
37	Commerce Storage	540,024	89.7%	4/16/2020			TTM 3/31/2020	794,764	228,210	566,554			Actual 2019	763,565	225,904	537,662
38	Gardens Professional Arts Building	471,265	82.0%	4/28/2020			Annualized 1 3/31/2020	805,441	311,140	494,301			Actual 2019	774,953	298,539	476,414
39	5555 Biscayne Blvd	488,915	89.3%	4/30/2020			TTM 3/31/2020	616,434	177,353	439,081			Actual 2019	615,806	185,187	430,619
40	Villas at Harbor Pointe - Sunnyview	382,995	91.7%	3/31/2020			TTM 3/31/2020	653,998	318,554	335,444			Actual 2019	648,752	319,715	329,037
41	Shoppes at Citiside	692,726	96.1%	5/1/2020			TTM 3/31/2020	493,900	204,047	289,853			Actual 2019	531,014	317,733	213,281
42	Walgreens - Greenfield	357,264	100.0%	6/1/2020			NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
43	Thirteen08 Apartments	251,737	87.5%	5/14/2020			Actual 2019	459,988	196,055	263,932			Actual 2018	436,385	161,668	274,717
44	Walgreens - Bridgeville, DE	357,418	100.0%	4/1/2020			NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
45	Norbrook Arms Apartments	273,053	92.5%	3/31/2020			TTM 3/31/2020	574,854	315,521	259,332			Actual 2019	625,642	334,031	291,611
46	Travelers Retail Center	234,449	100.0%	4/1/2020			TTM 3/31/2020	330,747	124,591	206,156			Actual 2019	325,179	121,920	203,259

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)(5)	Largest Tenant Name(6)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(6)	2nd Largest Tenant Sq. Ft.
1	Supor Industrial Portfolio	Actual 2018	6,557,044	2,844,091	3,712,953			Y	J. Supor Realty LLC & Supor Manor Realty LLC	626,134	100.0%	1/31/2040
2	The Grid	Actual 2018	5,563,156	3,595,768	1,967,388			N
3	KPMG Plaza at Hall Arts	Actual 2017	18,117,490	6,416,994	11,700,496			N	KPMG LLP	207,292	44.9%	7/26/2030	Jackson Walker L.L.P.	108,149
4	Panoramic Berkeley							Y
5	Solitude at Centennial	Actual 2018	3,460,024	1,144,264	2,315,761			N
6	All Aboard Storage - Westport Depot & Ormond Depot	Actual 2018	2,855,487	782,656	2,072,831			N
6.01	All Aboard Storage - Westport Depot	Actual 2018	1,848,082	525,499	1,322,583			N
6.02	All Aboard Storage - Ormond Depot	Actual 2018	1,007,404	257,157	750,247			N
7	All Aboard Storage - Port Orange Depot	Actual 2018	1,172,670	331,207	841,463			N
8	All Aboard Storage - Holly Hill Depot	Actual 2018	447,857	165,478	282,379			N
9	Met Center 15	Actual 2018	4,848,456	1,655,476	3,192,980			N	Progressive Casualty	217,216	84.3%	2/28/2026	Waste Management	40,384
10	University Village	Actual 2017	36,149,197	10,609,777	25,539,420			N	Restoration Hardware Gallery	43,846	7.3%	1/31/2032	Crate & Barrel	36,785
11	Bushwick Multifamily Portfolio	Actual 2018	4,164,811	687,857	3,476,955			N	Various	Various	Various	Various	Various	Various
11.01	276 Nostrand Avenue	Actual 2018	1,543,466	194,200	1,349,267			N	The Jay Group Inc.	1,500	NAP	12/31/2029	Lofts and Flats, LLC	720
11.02	70 Bushwick Avenue	Actual 2018	800,858	184,636	616,223			N
11.03	894 Bushwick Avenue	Actual 2018	685,867	102,620	583,247			N
11.04	679 Grand Street	Actual 2018	447,665	74,643	373,022			N	BK Jani	1,300	NAP	7/31/2028
11.05	735 & 737 Bushwick Avenue	Actual 2018	270,696	54,177	216,520			N
11.06	17 Troutman Street	Actual 2018	258,343	45,996	212,347			N
11.07	934 Lafayette Avenue	Actual 2018	157,915	31,585	126,330			N
12	Liberty Walk at East Gate	Actual 2018	5,422,726	2,436,471	2,986,255			N	Marlin Capital Solutions	59,708	25.5%	5/31/2032	Conrail	32,025
13	Parkmerced	Actual 2017	90,052,338	40,409,981	49,642,357			N
14	650 Madison Avenue	Actual 2017	72,488,704	25,947,358	46,541,346			N	Ralph Lauren Corporation	277,016	46.1%	12/31/2024	Memorial Sloan Kettering Cancer Center	100,700
15	Lafayette Gardens	Actual 2018	3,211,064	1,195,138	2,015,927			N
16	HPE Campus	NAV	NAV	NAV	NAV			Y	Hewlett Packard Enterprise	447,364	100.0%	4/30/2030
17	Maxi-Space Portfolio	Actual 2017	2,437,837	678,506	1,759,331			N
17.01	Meridian	Actual 2017	441,917	118,787	323,130			N
17.02	Steele Street	Actual 2017	334,705	79,905	254,800			N
17.03	Pacific Avenue	Actual 2017	342,961	107,632	235,329			N
17.04	Steele Street Plaza Property	Actual 2017	371,994	80,405	291,589			N
17.05	Up North	Actual 2017	356,810	95,986	260,824			N
17.06	74th Street	Actual 2017	362,783	122,884	239,899			N
17.07	Up South	Actual 2017	226,667	72,907	153,760			N
18	Telegraph Lofts	Actual 2018	2,345,772	820,404	1,525,368			N
19	Sonterra Townhomes & Apartments	Actual 2018	3,250,693	1,160,988	2,089,705			N
20	Woodland Estates MHC	Actual 2017	1,723,412	771,338	952,074			N
21	Buffalo Multifamily Portfolio	Actual 2018	1,813,301	1,038,573	774,728			N
21.01	Hertel Avenue	Actual 2018	1,030,782	579,244	451,538			N
21.02	Delsan Court	Actual 2018	782,519	459,329	323,190			N
22	La Jolla Apartments	NAV	NAV	NAV	NAV			N
23	Plaza Gardens Apartments	Actual 2018	1,592,042	562,092	1,029,950			N
24	Villas at Harbor Pointe - Bayview	Actual 2018	1,609,061	621,564	987,497			N
25	Jurupa Springs	Actual 2017	1,546,583	342,170	1,204,412			N	Walmart Neighborhood Market	36,800	46.7%	4/15/2024	99 Cents Store	14,000
26	Central California Portfolio	Actual 2017	1,218,917	397,725	821,192			N	Various	Various	Various	Various	Various	Various
26.01	Northwood Duplexes	Actual 2017	528,271	209,905	318,366			N
26.02	Carmel Drive Patio Homes	Actual 2017	460,898	138,539	322,359			N
26.03	Tuscan Square	Actual 2017	144,367	33,542	110,825			N	Daley Enterprises	2,904	19.2%	12/31/2033	Skip Barwick Realty	2,441
26.04	Blackstone Offices	Actual 2017	85,381	15,739	69,642			N	Marvizi	2,400	50.7%	10/31/2020	Unilab	2,338
27	Treasure Valley Crossing	Actual 2017	1,655,435	549,374	1,106,061			N	Hobby Lobby	55,000	41.3%	9/30/2029	Dicks Sporting Goods	45,000
28	Crosstrax and Cherry Road Storage Portfolio	Actual 2017	1,365,089	350,334	1,014,755			N
28.01	Crosstrax	Actual 2017	862,541	220,051	642,490			N
28.02	Cherry Road	Actual 2017	502,548	130,283	372,265			N
29	Exchange Studios	Actual 2018	1,023,673	328,811	694,862			N
30	Gateway Tower	Actual 2018	3,012,653	1,983,934	1,028,719			N	Housing and Urban Development (GSA)	69,437	40.6%	2/28/2027	Bureau of Prisons (GSA)	51,138
31	Centennial Technology Place	NAV	NAV	NAV	NAV			N	Laser Technology Inc.	54,201	66.1%	11/13/2022	Amerita, Inc.	12,414
32	550 North 11th Avenue	Actual 2017	459,115	100,886	358,228			N	Smart & Final Extra #828	34,406	59.8%	1/31/2035	99 Cents Only Stores #188	23,154
33	Mira Monte Apartments	NAV	NAV	NAV	NAV			N
34	8300 College Boulevard							N	Durrie Vision	18,755	32.9%	3/31/2027	Better Homes & Gardens Real Estate	17,949
35	3445 Causeway	Actual 2018	2,140,081	1,289,311	850,770			N	WCS	14,326	11.1%	12/31/2020	DealerTrack	9,604
36	American Water - Pensacola	Actual 2018	813,113	122,201	690,912			N	American Water	64,053	100.0%	12/31/2025
37	Commerce Storage	Actual 2018	573,067	161,188	411,879			N
38	Gardens Professional Arts Building	Actual 2018	674,408	290,295	384,113			N	Children’s Physicians (McRoberts and Steiner)	8,377	19.8%	7,867 SF in 11/30/2026; 510 SF MTM	Palm Beach Cardiology	6,856
39	5555 Biscayne Blvd	Actual 2018	562,478	210,250	352,228			N	Apure Distribution, LLC	5,700	33.3%	3/31/2022	Douglas Elliman	5,700
40	Villas at Harbor Pointe - Sunnyview	Actual 2018	648,976	219,457	429,519			N
41	Shoppes at Citiside	Actual 2018	1,112,912	223,636	889,276			N	New Asia Market	46,904	62.1%	4/12/2025	Internet Café	3,000
42	Walgreens - Greenfield	NAV	NAV	NAV	NAV			N	Walgreen Eastern Co, Inc., a New York Corporation	13,278	100.0%	7/31/2030
43	Thirteen08 Apartments	Actual 2017	384,892	180,466	204,426			N
44	Walgreens - Bridgeville, DE	NAV	NAV	NAV	NAV			N	Walgreens	14,820	100.0%	1/31/2085
45	Norbrook Arms Apartments	Actual 2018	600,442	383,276	217,167			N
46	Travelers Retail Center	Actual 2018	336,714	112,596	224,118			N	Athletico	2,393	21.3%	4/30/2024	Lefty’s Cheesesteak	2,339

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(6)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(6)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(6)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA
1	Supor Industrial Portfolio
2	The Grid
3	KPMG Plaza at Hall Arts	23.4%	104,064 SF(12/31/2030); 4,085 SF(6/30/2022)	Bell Nunnally & Martin LLP	41,693	9.0%	7/31/2034	Serendipity Labs, Inc.	28,396	6.2%	9/30/2028	Hall Financial Group, Ltd.	20,114	4.4%
4	Panoramic Berkeley
5	Solitude at Centennial
6	All Aboard Storage - Westport Depot & Ormond Depot
6.01	All Aboard Storage - Westport Depot
6.02	All Aboard Storage - Ormond Depot
7	All Aboard Storage - Port Orange Depot
8	All Aboard Storage - Holly Hill Depot
9	Met Center 15	15.7%	12/31/2021
10	University Village	6.2%	1/31/2026	Room & Board	28,401	4.8%	9/30/2022	Bartell Drugs	20,633	3.5%	1/31/2024	Virginia Mason	19,909	3.3%
11	Bushwick Multifamily Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
11.01	276 Nostrand Avenue	NAP	9/30/2023	Lotus Threading I, Corp.	625	NAP	9/30/2028	Burly Café, Inc.	600	NAP	3/31/2031	G-Line Barbers, LLC	400	NAP
11.02	70 Bushwick Avenue
11.03	894 Bushwick Avenue
11.04	679 Grand Street
11.05	735 & 737 Bushwick Avenue
11.06	17 Troutman Street
11.07	934 Lafayette Avenue
12	Liberty Walk at East Gate	13.7%	9/30/2023	Morgan Stanley	31,832	13.6%	5/31/2025	Teknion, LLC	29,650	12.6%	7/31/2025	PMA Companies	26,121	11.1%
13	Parkmerced
14	650 Madison Avenue	16.8%	7/31/2023	Sotheby’s Int’l Realty Inc	37,772	6.3%	10/31/2035	Willett Advisors LLC	25,732	4.3%	12/31/2024	BC Partners Inc.	19,380	3.2%
15	Lafayette Gardens
16	HPE Campus
17	Maxi-Space Portfolio
17.01	Meridian
17.02	Steele Street
17.03	Pacific Avenue
17.04	Steele Street Plaza Property
17.05	Up North
17.06	74th Street
17.07	Up South
18	Telegraph Lofts
19	Sonterra Townhomes & Apartments
20	Woodland Estates MHC
21	Buffalo Multifamily Portfolio
21.01	Hertel Avenue
21.02	Delsan Court
22	La Jolla Apartments
23	Plaza Gardens Apartments
24	Villas at Harbor Pointe - Bayview
25	Jurupa Springs	17.8%	1/31/2023	Smile Emporium	2,968	3.8%	2/28/2021	La Michoacana Premium Ice Cream	2,450	3.1%	12/31/2024	Mira Loma Laundromat	2,300	2.9%
26	Central California Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
26.01	Northwood Duplexes
26.02	Carmel Drive Patio Homes
26.03	Tuscan Square	16.2%	1/31/2025	Systems Mechanic	2,441	16.2%	6/30/2024	True Greenscapes	2,441	16.2%	7/31/2024	Guaranty	1,534	10.2%
26.04	Blackstone Offices	49.3%	4/14/2024
27	Treasure Valley Crossing	33.8%	1/31/2025	TJ Maxx	21,000	15.8%	10/31/2025	PetSmart	12,292	9.2%	10/31/2024
28	Crosstrax and Cherry Road Storage Portfolio
28.01	Crosstrax
28.02	Cherry Road
29	Exchange Studios
30	Gateway Tower	29.9%	7/30/2024	Equal Employment Opportunites (GSA)	14,046	8.2%	9/4/2027	Kansas Legal Services, Inc.	7,435	4.4%	7/31/2029	Department of Labor (GSA)	6,459	3.8%
31	Centennial Technology Place	15.1%	4/30/2026	Alpha Recovery Corporation	11,520	14.1%	8/19/2022
32	550 North 11th Avenue	40.2%	1/31/2029
33	Mira Monte Apartments
34	8300 College Boulevard	31.5%	7/31/2026	EDCare	9,364	16.4%	11/30/2026	Kansas City Psychology Group	6,886	12.1%	7/31/2025	AG Spanos	2,120	3.7%
35	3445 Causeway	7.5%	7/31/2023	Compass Capital Management	8,962	7.0%	11/30/2024	AAA	8,525	6.6%	10/31/2021	Mediterranean Shipping	6,631	5.2%
36	American Water - Pensacola
37	Commerce Storage
38	Gardens Professional Arts Building	16.2%	12/31/2025	Dr. Etheredge Dental	3,837	9.1%	12/31/2020	Pediatric and Adult Dentistry	2,974	7.0%	5/31/2022	Tenet Florida Physician Services	2,887	6.8%
39	5555 Biscayne Blvd	33.3%	8/31/2022	Comcast	2,650	15.5%	12/31/2022	Deforma Studio	1,215	7.1%	4/30/2024
40	Villas at Harbor Pointe - Sunnyview
41	Shoppes at Citiside	4.0%	5/1/2023	Pegram Insurance	2,750	3.6%	12/1/2023	CityBlock Health Inc.	2,100	2.8%	8/31/2020	Top China	1,250	1.7%
42	Walgreens - Greenfield
43	Thirteen08 Apartments
44	Walgreens - Bridgeville, DE
45	Norbrook Arms Apartments
46	Travelers Retail Center	20.8%	5/31/2029	Tropical Smoothie Café	1,850	16.5%	4/30/2027	Just Baked	1,663	14.8%	10/31/2024	Captain Jay’s Fish & Chicken	1,600	14.2%

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Upfront Replacement Reserve ($)
1	Supor Industrial Portfolio		12/4/2019	12/4/2019				N	Y	Refinance	0	0	Springing	0	Springing	0
2	The Grid		11/18/2019	11/18/2019				N	Y	Refinance	0	45,793	45,793	187,521	23,440	0
3	KPMG Plaza at Hall Arts	17,203 SF(3/31/2026); 2,911 SF(4/15/2026)	8/13/2019	8/2/2019				N	Y	Acquisition	0	0	Springing	0	Springing	0
4	Panoramic Berkeley		2/3/2020	2/3/2020		2/3/2020	11.0%	N	Y	Refinance	0	33,600	21,000	81,199	7,660	0
5	Solitude at Centennial		9/23/2019	9/20/2019				N	Y	Acquisition	0	0	Springing	0	Springing	0
6	All Aboard Storage - Westport Depot & Ormond Depot		1/14/2020	1/14/2020				N	Y	Refinance	0	44,570	14,855	8,594	4,298	0
6.01	All Aboard Storage - Westport Depot		1/14/2020	1/14/2020				N	Y
6.02	All Aboard Storage - Ormond Depot		1/14/2020	1/14/2020				N	Y
7	All Aboard Storage - Port Orange Depot		1/14/2020	1/14/2020				N	Y	Refinance	0	20,326	5,082	4,622	2,311	0
8	All Aboard Storage - Holly Hill Depot		1/14/2020	1/14/2020				N	Y	Refinance	0	10,329	3,443	7,468	934	0
9	Met Center 15		2/3/2020	11/19/2019				N	Y	Refinance	137,669	263,321	87,774	0	Springing	0
10	University Village	12/1/2028	11/21/2019	11/26/2019		11/21/2019	7.0%	N	Y	Refinance	0	0	Springing	0	Springing	0
11	Bushwick Multifamily Portfolio	Various	1/7/2020	1/7/2020				N	Y	Refinance	0	31,856	9,102	23,137	5,784	0
11.01	276 Nostrand Avenue	5/31/2023	1/7/2020	1/7/2020				N	Y
11.02	70 Bushwick Avenue		1/7/2020	1/7/2020				N	Y
11.03	894 Bushwick Avenue		1/7/2020	1/7/2020				N	Y
11.04	679 Grand Street		1/7/2020	1/7/2020				N	Y
11.05	735 & 737 Bushwick Avenue		1/7/2020	1/7/2020				N	Y
11.06	17 Troutman Street		1/7/2020	1/7/2020				N	Y
11.07	934 Lafayette Avenue		1/7/2020	1/7/2020				N	Y
12	Liberty Walk at East Gate	12/31/2023	2/11/2020	12/19/2019				N	Y	Acquisition	7,375	232,021	77,340	0	Springing	0
13	Parkmerced		9/10/2019	9/11/2019		9/11/2019	18.0%	N	Y	Refinance	108,207	795,083	795,083	0	Springing	0
14	650 Madison Avenue	1/31/2027	10/29/2019	10/29/2019				N	Y	Refinance	0	0	Springing	0	Springing	0
15	Lafayette Gardens		11/14/2019	11/14/2019				N	Y	Refinance	0	40,229	25,143	79,694	9,267	0
16	HPE Campus		2/3/2020	11/15/2019		1/29/2020	3.0%	N	Y	Acquisition	0	0	Springing	0	Springing	0
17	Maxi-Space Portfolio		1/20/2020	Various	Various	1/20/2020	Various	N	Y	Acquisition	0	0	22,978	17,706	2,409	0
17.01	Meridian		1/20/2020	1/20/2020		1/20/2020	7.0%	N	Y
17.02	Steele Street		1/20/2020	1/20/2020		1/20/2020	8.0%	N	Y
17.03	Pacific Avenue		1/20/2020	1/20/2020		1/20/2020	8.0%	N	Y
17.04	Steele Street Plaza Property		1/20/2020	1/20/2020		1/20/2020	7.0%	N	Y
17.05	Up North		1/20/2020	1/20/2020		1/20/2020	8.0%	N	Y
17.06	74th Street		1/20/2020	1/21/2020	1/29/2020	1/20/2020	6.0%	N	Y
17.07	Up South		1/20/2020	1/20/2020		1/20/2020	8.0%	N	Y
18	Telegraph Lofts		12/5/2019	2/5/2020		12/13/2019	16.0%	N	Y	Refinance	1,418	0	Springing	0	Springing	91,000
19	Sonterra Townhomes & Apartments		12/5/2019	1/7/2020				N	Y	Refinance	2,450	123,186	47,379	44,166	6,692	0
20	Woodland Estates MHC		12/6/2019	12/6/2019				N	Y	Acquisition	48,490	25,277	12,639	18,376	4,594	539,010
21	Buffalo Multifamily Portfolio		1/21/2020	1/21/2020				N	Y	Various	20,000	23,609	7,495	91,448	9,677	0
21.01	Hertel Avenue		1/21/2020	1/21/2020				N	Y
21.02	Delsan Court		1/21/2020	1/21/2020				N	Y
22	La Jolla Apartments		1/23/2020	1/21/2020				N	Y	Refinance	102,188	18,435	8,779	18,196	5,777	0
23	Plaza Gardens Apartments		12/19/2019	12/23/2019				N	Y	Refinance	81,319	31,554	12,622	50,126	4,177	0
24	Villas at Harbor Pointe - Bayview		1/31/2020	2/5/2020		12/13/2019	15.0%	N	Y	Refinance	57,858	0	Springing	0	Springing	100,351
25	Jurupa Springs	5/31/2021	10/23/2019	10/23/2019		10/23/2019	14.0%	N	Y	Acquisition	7,344	26,459	8,400	3,147	1,499	0
26	Central California Portfolio	Various	Various	Various		Various	Various	N	Y	Refinance	7,125	0	11,240	63,843	Springing	0
26.01	Northwood Duplexes		1/9/2020	1/9/2020		1/8/2020	3.0%	N	Y
26.02	Carmel Drive Patio Homes		1/9/2020	1/9/2020		1/8/2020	3.0%	N	Y
26.03	Tuscan Square	3/31/2021	1/9/2020	1/9/2020		1/8/2020	3.0%	N	Y
26.04	Blackstone Offices		1/15/2020	1/16/2020		1/10/2020	2.0%	N	Y
27	Treasure Valley Crossing		12/19/2019	12/4/2019				N	Y	Acquisition	0	0	Springing	0	Springing	0
28	Crosstrax and Cherry Road Storage Portfolio		Various	Various				N	Y	Acquisition	34,125	22,460	10,695	5,062	689	0
28.01	Crosstrax		1/20/2020	1/21/2020				N	Y
28.02	Cherry Road		1/21/2020	1/20/2020				N	Y
29	Exchange Studios		1/21/2020	2/5/2020		12/13/2019	18.0%	N	Y	Refinance	93,660	0	Springing	0	Springing	218,913
30	Gateway Tower	11/30/2023	11/12/2019	11/13/2019				N	Y	Acquisition	0	106,954	31,831	8,097	2,402	0
31	Centennial Technology Place		10/31/2019	10/31/2019				N	Y	Refinance	0	87,791	27,870	13,289	1,406	0
32	550 North 11th Avenue		1/22/2020	1/23/2020		1/23/2020	6.0%	N	Y	Recapitalization	0	5,179	5,179	6,741	963	0
33	Mira Monte Apartments		1/22/2020	1/21/2020				N	Y	Refinance	43,000	7,411	3,529	14,822	4,513	0
34	8300 College Boulevard	9/30/2020	12/26/2019	12/24/2019				N	Y	Refinance	0	78,064	15,613	7,064	1,070	0
35	3445 Causeway	10/31/2021	11/6/2019	11/6/2019				N	Y	Refinance	0	26,561	13,281	1,423	309	0
36	American Water - Pensacola		10/21/2019	10/21/2019				N	Y	Refinance	0	11,822	4,547	8,363	3,217	0
37	Commerce Storage		1/3/2020	1/3/2020				N	Y	Refinance	4,150	14,747	2,107	0	Springing	0
38	Gardens Professional Arts Building	2/9/2024	12/30/2019	12/31/2019				N	Y	Acquisition	60,000	10,829	10,313	4,024	3,833	0
39	5555 Biscayne Blvd		9/10/2019	9/6/2019				N	Y	Refinance	0	33,577	5,996	16,388	2,156	0
40	Villas at Harbor Pointe - Sunnyview		1/21/2020	2/5/2020		12/13/2019	12.0%	N	Y	Refinance	13,125	0	Springing	0	Springing	74,429
41	Shoppes at Citiside	3/31/2023	9/26/2019	9/30/2019				N	Y	Refinance	0	0	Springing	0	Springing	189,118
42	Walgreens - Greenfield		1/15/2020	1/16/2020				N	Y	Acquisition	2,438	0	Springing	0	Springing	0
43	Thirteen08 Apartments		12/11/2019	12/12/2019				N	Y	Acquisition	0	14,976	3,256	3,748	1,041	0
44	Walgreens - Bridgeville, DE		1/17/2020	1/16/2020				N	N	Refinance	0	0	Springing	0	Springing	0
45	Norbrook Arms Apartments		1/7/2020	1/7/2020				N	Y	Acquisition	38,303	6,356	1,892	4,227	1,791	0
46	Travelers Retail Center	4/30/2024	12/2/2019	12/2/2019				N	Y	Recapitalization	0	26,943	4,277	0	Springing	0

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)	Replacement Reserve Cap ($)	Upfront TI/LC Reserve ($)(7)	Monthly TI/LC Reserve ($)	TI/LC Reserve Cap ($)	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(3)	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow II Reserve Description
1	Supor Industrial Portfolio	Springing	0	0	0	0	0	0		0	0	0
2	The Grid	9,708	0	0	4,863	0	0	0	Outstanding TI/LC	162,500	0	0
3	KPMG Plaza at Hall Arts	Springing	0	0	Springing	0	0	0	Unfunded Obligations Reserve	1,267,335	0	0
4	Panoramic Berkeley	2,193	0	0	Springing	0	0	0	Tenant Obligation Funds	347,076	0	0	UC Regents Non-Renewal Major Tenant Trigger Suspension
5	Solitude at Centennial	Springing	68,000	0	0	0	0	0		0	0	0
6	All Aboard Storage - Westport Depot & Ormond Depot	2,681	0	0	0	0	0	0	Springing Building Expansion Reserve	0	Springing	0
6.01	All Aboard Storage - Westport Depot
6.02	All Aboard Storage - Ormond Depot
7	All Aboard Storage - Port Orange Depot	1,208	0	0	0	0	0	0		0	0	0
8	All Aboard Storage - Holly Hill Depot	653	0	0	0	0	0	0		0	0	0
9	Met Center 15	6,869	0	0	26,833	1,932,000	0	0	Free Rent Reserve	909,592	0	0	Outstanding TI/LC Reserve
10	University Village	Springing	298,818	0	Springing	1,792,905	0	0	Alterations Reserve	14,189,947	0	0	Unfunded Obligations Reserve
11	Bushwick Multifamily Portfolio	2,313	0	0	0	0	0	0		0	0	0
11.01	276 Nostrand Avenue
11.02	70 Bushwick Avenue
11.03	894 Bushwick Avenue
11.04	679 Grand Street
11.05	735 & 737 Bushwick Avenue
11.06	17 Troutman Street
11.07	934 Lafayette Avenue
12	Liberty Walk at East Gate	3,909	0	1,173,000	39,094	1,173,000	0	0	Outstanding TI/LC Reserve	1,514,382	0	0	Free Rent Reserve
13	Parkmerced	65,938	0	0	0	0	0	0		0	0	0
14	650 Madison Avenue	Springing	0	0	Springing	0	0	0	Free Rent Reserve	6,378,315	0	0	Outstanding TI/LC Reserve
15	Lafayette Gardens	6,300	226,800	0	0	0	0	0		0	0	0
16	HPE Campus	7,456	268,419	0	Springing	0	0	0	Common Charges Reserve	0	Springing	0
17	Maxi-Space Portfolio	2,155	0	300,000	1,841	300,000	0	0		0	0	0
17.01	Meridian
17.02	Steele Street
17.03	Pacific Avenue
17.04	Steele Street Plaza Property
17.05	Up North
17.06	74th Street
17.07	Up South
18	Telegraph Lofts	1,125	0	0	0	0	0	0		0	0	0
19	Sonterra Townhomes & Apartments	5,708	0	0	0	0	0	0		0	0	0
20	Woodland Estates MHC	1,562	0	0	0	0	0	0	Earnout Reserve	154,136	0	0
21	Buffalo Multifamily Portfolio	5,875	211,500	0	0	0	0	0		0	0	0
21.01	Hertel Avenue
21.02	Delsan Court
22	La Jolla Apartments	3,667	220,000	0	0	0	0	0		0	0	0
23	Plaza Gardens Apartments	1,667	0	0	0	0	0	0		0	0	0
24	Villas at Harbor Pointe - Bayview	1,583	0	0	0	0	0	0		0	0	0
25	Jurupa Springs	1,117	40,201	0	5,567	200,407	0	0		0	0	0
26	Central California Portfolio	3,469	0	0	1,650	0	0	0		0	0	0
26.01	Northwood Duplexes
26.02	Carmel Drive Patio Homes
26.03	Tuscan Square
26.04	Blackstone Offices
27	Treasure Valley Crossing	2,222	53,317	0	5,554	199,938	0	0		0	0	0
28	Crosstrax and Cherry Road Storage Portfolio	2,058	0	0	0	0	0	0		0	0	0
28.01	Crosstrax
28.02	Cherry Road
29	Exchange Studios	813	0	0	0	0	0	0		0	0	0
30	Gateway Tower	2,847	0	250,000	11,388	500,000	0	0		0	0	0
31	Centennial Technology Place	1,024	0	468,000	1,024	0	0	0		0	0	0
32	550 North 11th Avenue	Springing	23,016	0	0	0	0	0	Upfront Reserve	625,000	0	0	99 Cents Only Reserve (Springing); Smart & Final Reserve (Springing)
33	Mira Monte Apartments	2,417	145,000	0	0	0	0	0		0	0	0
34	8300 College Boulevard	1,187	0	0	4,750	0	0	0	Rent Concession	35,116	0	0	EDC Reserve
35	3445 Causeway	2,366	0	0	10,725	0	0	0		0	0	0
36	American Water - Pensacola	1,068	0	0	2,669	0	0	0	Rent Concession Reserve	0	2,669	179,000
37	Commerce Storage	783	0	0	0	0	0	0		0	0	0
38	Gardens Professional Arts Building	525	12,591	350,000	3,531	200,000	0	0	Roof Replacement Reserve	470,000	0	0
39	5555 Biscayne Blvd	314	0	0	1,425	0	0	0	TATILC Funds	23,693	0	0
40	Villas at Harbor Pointe - Sunnyview	500	0	0	0	0	0	0		0	0	0
41	Shoppes at Citiside	944	0	150,000	Springing	0	0	0	Punch List Items Funds	30,000	0	0	Rent Concession Funds
42	Walgreens - Greenfield	Springing	0	0	Springing	0	11,650	0		0	0	0
43	Thirteen08 Apartments	1,000	0	0	0	0	0	0		0	0	0
44	Walgreens - Bridgeville, DE	Springing	0	0	Springing	0	0	0		0	0	0
45	Norbrook Arms Apartments	2,076	0	0	0	0	0	0		0	0	0
46	Travelers Retail Center	140	0	50,000	936	80,000	0	0		0	0	0

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II (Initial) ($)(3)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Holdback	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)
1	Supor Industrial Portfolio	0	0	0		Fee				Springing
2	The Grid	0	0	0		Fee				Soft/Springing Cash Management
3	KPMG Plaza at Hall Arts	0	0	0		Fee				Hard/Springing Cash Management
4	Panoramic Berkeley	0	Springing	0		Fee				Hard/Springing Cash Management
5	Solitude at Centennial	0	0	0		Fee				Soft/Springing Cash Management
6	All Aboard Storage - Westport Depot & Ormond Depot	0	0	0		Fee				Springing
6.01	All Aboard Storage - Westport Depot					Fee
6.02	All Aboard Storage - Ormond Depot					Fee
7	All Aboard Storage - Port Orange Depot	0	0	0		Fee				Springing
8	All Aboard Storage - Holly Hill Depot	0	0	0		Fee				Springing
9	Met Center 15	1,629,120	0	0		Fee				Hard/Springing Cash Management
10	University Village	3,299,128	0	0		Fee				Hard/Springing Cash Management	380,000,000	1,059,514	130,000,000	130,000,000	2.32
11	Bushwick Multifamily Portfolio	0	0	0		Fee				Springing
11.01	276 Nostrand Avenue					Fee
11.02	70 Bushwick Avenue					Fee
11.03	894 Bushwick Avenue					Fee
11.04	679 Grand Street					Fee
11.05	735 & 737 Bushwick Avenue					Fee
11.06	17 Troutman Street					Fee
11.07	934 Lafayette Avenue					Fee
12	Liberty Walk at East Gate	579,577	0	0		Fee				Springing
13	Parkmerced	0	0	0		Fee				Soft/Springing Cash Management	1,500,000,000	4,062,496	953,000,000	953,000,000	1.24
14	650 Madison Avenue	3,197,699	0	0		Fee				Hard/Springing Cash Management	800,000,000	2,356,278	213,200,000	213,200,000	2.07
15	Lafayette Gardens	0	0	0		Fee				Springing
16	HPE Campus	0	0	0		Fee				Hard/Springing Cash Management
17	Maxi-Space Portfolio	0	0	0		Fee				Springing
17.01	Meridian					Fee
17.02	Steele Street					Fee
17.03	Pacific Avenue					Fee
17.04	Steele Street Plaza Property					Fee
17.05	Up North					Fee
17.06	74th Street					Fee
17.07	Up South					Fee
18	Telegraph Lofts	0	0	0		Fee				Soft/Springing Cash Management
19	Sonterra Townhomes & Apartments	0	0	0		Fee				Springing
20	Woodland Estates MHC	0	0	0		Fee				Springing
21	Buffalo Multifamily Portfolio	0	0	0		Fee				Springing
21.01	Hertel Avenue					Fee
21.02	Delsan Court					Fee
22	La Jolla Apartments	0	0	0		Fee				Springing
23	Plaza Gardens Apartments	0	0	0		Fee				Springing
24	Villas at Harbor Pointe - Bayview	0	0	0		Fee				Soft/Springing Cash Management
25	Jurupa Springs	0	0	0		Fee				Springing
26	Central California Portfolio	0	0	0		Fee				Springing
26.01	Northwood Duplexes					Fee
26.02	Carmel Drive Patio Homes					Fee
26.03	Tuscan Square					Fee
26.04	Blackstone Offices					Fee
27	Treasure Valley Crossing	0	0	0		Fee				Springing
28	Crosstrax and Cherry Road Storage Portfolio	0	0	0		Fee				Springing
28.01	Crosstrax					Fee
28.02	Cherry Road					Fee
29	Exchange Studios	0	0	0		Fee				Soft/Springing Cash Management
30	Gateway Tower	0	0	0		Fee				Hard/Springing Cash Management
31	Centennial Technology Place	0	0	0		Fee				Springing
32	550 North 11th Avenue	0	Springing	0		Fee				Springing
33	Mira Monte Apartments	0	0	0		Fee				Springing
34	8300 College Boulevard	15,000	0	0		Fee				Hard/Springing Cash Management
35	3445 Causeway	0	0	0		Fee				Springing
36	American Water - Pensacola	0	0	0		Fee				Hard/Springing Cash Management
37	Commerce Storage	0	0	0		Fee				Springing
38	Gardens Professional Arts Building	0	0	0		Fee				Springing
39	5555 Biscayne Blvd	0	0	0		Fee				Springing
40	Villas at Harbor Pointe - Sunnyview	0	0	0		Fee				Soft/Springing Cash Management
41	Shoppes at Citiside	27,566	0	0		Fee				Springing
42	Walgreens - Greenfield	0	0	0		Fee				Hard/Springing Cash Management
43	Thirteen08 Apartments	0	0	0		Fee				Soft/Springing Cash Management
44	Walgreens - Bridgeville, DE	0	0	0		Fee				Hard/Upfront Cash Management
45	Norbrook Arms Apartments	0	0	0		Fee				Springing
46	Travelers Retail Center	0	0	0		Fee				Springing

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)	Pari Passu Piece In-Trust Cut-Off Balance	Pari Passu Piece Non-Trust Cut-Off Balance
1	Supor Industrial Portfolio						N
2	The Grid						Y	Y	52,348,530	14,956,723
3	KPMG Plaza at Hall Arts						Y	N	43,700,000	68,000,000
4	Panoramic Berkeley					10,000,000	N
5	Solitude at Centennial						N
6	All Aboard Storage - Westport Depot & Ormond Depot						N
6.01	All Aboard Storage - Westport Depot
6.02	All Aboard Storage - Ormond Depot
7	All Aboard Storage - Port Orange Depot						N
8	All Aboard Storage - Holly Hill Depot						N
9	Met Center 15					10,000,000	N
10	University Village	2.23	58.5%	7.8%	7.5%		Y	N	30,000,000	220,000,000
11	Bushwick Multifamily Portfolio						Y	Y	30,000,000	22,075,000
11.01	276 Nostrand Avenue
11.02	70 Bushwick Avenue
11.03	894 Bushwick Avenue
11.04	679 Grand Street
11.05	735 & 737 Bushwick Avenue
11.06	17 Troutman Street
11.07	934 Lafayette Avenue
12	Liberty Walk at East Gate						N
13	Parkmerced	1.22	71.1%	4.0%	4.0%	275,000,000	Y	N	25,000,000	522,000,000
14	650 Madison Avenue	2.01	66.1%	7.3%	7.1%		Y	N	25,000,000	561,800,000
15	Lafayette Gardens						N
16	HPE Campus						Y	Y	20,000,000	46,770,000
17	Maxi-Space Portfolio						N
17.01	Meridian
17.02	Steele Street
17.03	Pacific Avenue
17.04	Steele Street Plaza Property
17.05	Up North
17.06	74th Street
17.07	Up South
18	Telegraph Lofts						N
19	Sonterra Townhomes & Apartments						N
20	Woodland Estates MHC						N
21	Buffalo Multifamily Portfolio						N
21.01	Hertel Avenue
21.02	Delsan Court
22	La Jolla Apartments						N
23	Plaza Gardens Apartments						N
24	Villas at Harbor Pointe - Bayview						N
25	Jurupa Springs						N
26	Central California Portfolio						N
26.01	Northwood Duplexes
26.02	Carmel Drive Patio Homes
26.03	Tuscan Square
26.04	Blackstone Offices
27	Treasure Valley Crossing						N
28	Crosstrax and Cherry Road Storage Portfolio						N
28.01	Crosstrax
28.02	Cherry Road
29	Exchange Studios						N
30	Gateway Tower						N
31	Centennial Technology Place						N
32	550 North 11th Avenue						N
33	Mira Monte Apartments						N
34	8300 College Boulevard						N
35	3445 Causeway						N
36	American Water - Pensacola						N
37	Commerce Storage						N
38	Gardens Professional Arts Building						N
39	5555 Biscayne Blvd						N
40	Villas at Harbor Pointe - Sunnyview						N
41	Shoppes at Citiside						N
42	Walgreens - Greenfield						N
43	Thirteen08 Apartments						N
44	Walgreens - Bridgeville, DE						N
45	Norbrook Arms Apartments						N
46	Travelers Retail Center						N

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Total Cut-off Date Pari Passu Debt	Sponsor(8)	Affiliated Sponsors	Mortgage Loan Number
1	Supor Industrial Portfolio		Joseph Supor III; Joseph Supor III as trustee of the Marital Trust under the last will and testament of Joseph Supor, Jr. dated September 13, 2002, as amended by first codicil dated June 14, 2007		1
2	The Grid	67,305,253	John McGrail		2
3	KPMG Plaza at Hall Arts	111,700,000	Masaveu Real Estate US, Delaware LLC		3
4	Panoramic Berkeley		Patrick C. Kennedy; The Patrick and Julie Kennedy Revocable Trust Dated February 18, 2004; Corigin Student Housing LLC		4
5	Solitude at Centennial		Blackstone Real Estate Income Trust; Kennedy Wilson Investment Company		5
6	All Aboard Storage - Westport Depot & Ormond Depot		D. Andrew Clark	Y - Group 2	6
6.01	All Aboard Storage - Westport Depot			Y - Group 2	6.01
6.02	All Aboard Storage - Ormond Depot			Y - Group 2	6.02
7	All Aboard Storage - Port Orange Depot		D. Andrew Clark	Y - Group 2	7
8	All Aboard Storage - Holly Hill Depot		D. Andrew Clark	Y - Group 2	8
9	Met Center 15		Quynh Palomino; Lloyd W. Kendall, Jr.		9
10	University Village	250,000,000	Stuart M. Sloan		10
11	Bushwick Multifamily Portfolio	52,075,000	Jacob Kohn; Abraham Kohn		11
11.01	276 Nostrand Avenue				11.01
11.02	70 Bushwick Avenue				11.02
11.03	894 Bushwick Avenue				11.03
11.04	679 Grand Street				11.04
11.05	735 & 737 Bushwick Avenue				11.05
11.06	17 Troutman Street				11.06
11.07	934 Lafayette Avenue				11.07
12	Liberty Walk at East Gate		Ariel T. Nessel		12
13	Parkmerced	547,000,000	Robert A. Rosania		13
14	650 Madison Avenue	586,800,000	Vornado Realty L.P.; OPG Investment Holdings (US), LLC		14
15	Lafayette Gardens		Glenn R. Stewart		15
16	HPE Campus	66,770,000	John Gaghan; Waleed Mohammed; Abdullah Alwehaib		16
17	Maxi-Space Portfolio		Robert Moser	Y - Group 3	17
17.01	Meridian			Y - Group 3	17.01
17.02	Steele Street			Y - Group 3	17.02
17.03	Pacific Avenue			Y - Group 3	17.03
17.04	Steele Street Plaza Property			Y - Group 3	17.04
17.05	Up North			Y - Group 3	17.05
17.06	74th Street			Y - Group 3	17.06
17.07	Up South			Y - Group 3	17.07
18	Telegraph Lofts		Madison Park Financial Corporation	Y - Group 1	18
19	Sonterra Townhomes & Apartments		Menashe M. Akiva		19
20	Woodland Estates MHC		Ross H. Partrich		20
21	Buffalo Multifamily Portfolio		Jeffrey M. Weinzweig		21
21.01	Hertel Avenue				21.01
21.02	Delsan Court				21.02
22	La Jolla Apartments		Victor David Huhem; Brigham Aaron Huhem	Y - Group 4	22
23	Plaza Gardens Apartments		Stephen Steiner; Christian C. Yegen		23
24	Villas at Harbor Pointe - Bayview		Madison Park Financial Corporation	Y - Group 1	24
25	Jurupa Springs		Deba Shyam		25
26	Central California Portfolio		Paul A. Daley		26
26.01	Northwood Duplexes				26.01
26.02	Carmel Drive Patio Homes				26.02
26.03	Tuscan Square				26.03
26.04	Blackstone Offices				26.04
27	Treasure Valley Crossing		Stephen B. Jaeger		27
28	Crosstrax and Cherry Road Storage Portfolio		Robert Moser	Y - Group 3	28
28.01	Crosstrax			Y - Group 3	28.01
28.02	Cherry Road			Y - Group 3	28.02
29	Exchange Studios		Madison Park Financial Corporation	Y - Group 1	29
30	Gateway Tower		Yeheskel Frankel		30
31	Centennial Technology Place		William H. Boezinger		31
32	550 North 11th Avenue		Linda Barrett; The Linda Barrett 2012 Irrevocable Trust; The Linda Barrett Living Trust		32
33	Mira Monte Apartments		Victor David Huhem; Brigham Aaron Huhem	Y - Group 4	33
34	8300 College Boulevard		Amir Minoofar		34
35	3445 Causeway		Jeffrey J. Feil		35
36	American Water - Pensacola		Ephraim Steinberg; Charles Moskovits		36
37	Commerce Storage		David Manka		37
38	Gardens Professional Arts Building		Richard F. Kurth; Joseph Mitrione		38
39	5555 Biscayne Blvd		Joseph Del Vecchio		39
40	Villas at Harbor Pointe - Sunnyview		Madison Park Financial Corporation	Y - Group 1	40
41	Shoppes at Citiside		Vasile Moldovan; Daniel Moldovan; Ioan Moldovan		41
42	Walgreens - Greenfield		Joseph Eisenberger		42
43	Thirteen08 Apartments		Valda S. Morgan; Allison N. Clark; FVM Trust		43
44	Walgreens - Bridgeville, DE		Hazel Prevete		44
45	Norbrook Arms Apartments		Eli Sunderland; Tim Swierczek; Mark Langdon		45
46	Travelers Retail Center		Francis J. Greenburger		46

A-1-12

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Prospectus for additional information on the 15 largest mortgage loans.

(1)	“Column” denotes Column Financial, Inc., “LMF” denotes LMF Commercial, LLC, “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, “Barclays” denotes Barclays Capital Real Estate Inc., “LCF” denotes Ladder Capital Finance LLC, “AREF” denotes Argentic Real Estate Finance LLC and “WFB” denotes Wells Fargo Bank, National Association.

(2)	For mortgage loan #2 (The Grid), the Number of Units reflects residential units. The mortgaged property also includes 58,572 square feet of commercial space.

For mortgage loan #4 (Panoramic Berkeley), the Number of Units includes 44,893 square feet of multifamily (student housing) space (70 units totalling 254 beds) and 4,434 square feet of retail space. In addition, approximately 44 units (representing 72.3% of UW Rent) are master-leased to The Regents of the University of California through August 2024.

For mortgage loan #6 (All Aboard Storage – Westport Depot & Ormond Depot), 34.5% of UW Revenues at the All Aboard Storage – Westport Depot is from office space.

For mortgage loan #11 (Bushwick Multifamily Portfolio), two of the mortgaged properties, 679 Grand Street and 276 Nostrand Avenue, are comprised of multifamily and commercial space. 679 Grand Street is comprised of 7,717 square feet (85.6% of net rentable area) of multifamily space (10 units) and 1,300 square feet (14.4% of net rentable area) of commercial space. 276 Nostrand Avenue is comprised of 25,120 square feet (86.7% of net rentable area) of multifamily space (42 units) and 3,845 square feet (13.3% of net rentable area) of commercial space.

For mortgage loan #14 (650 Madison Avenue), the Number of Units consists of 564,255 square feet of office space and 36,160 square feet of retail space. The retail component accounts for 24.4% of underwritten gross potential income.

For mortgage loan #17 (Maxi-Space Portfolio), the Meridian mortgaged property’s number of units include 23,032 square feet of self storage space and 7,641 SF of office/retail/bandroom space, the Steele Street mortgaged property’s number of units include 21,164 square feet of self storage space and 2,982 square feet of office/retail space; the Pacific Avenue mortgaged property’s number of units include 17,729 square feet of self storage space and 7,460 square feet of office/retail space; the Steele Street Plaza Property mortgaged property’s number of units include 7,712 square feet of self storage space and 13,064 square feet of office/retail/warehouse space; the Up North mortgaged property’s number of units include 21,110 square feet of self storage space and 9,549 square feet of office/retail space; the 74th Street mortgaged property’s number of units include 18,977 square feet of self storage space and 4,466 square feet of bandroom space.

(3)	For mortgage loan #13 (Parkmerced), the Appraised Value assumes entitlements to develop additional units provided for in the recorded Development Agreement with the city of San Francisco. The As-Is Value Inclusive of Development Rights of $2.110 billion reflects the sum of (i) the “As-Is Value (Excluding all of Phase 1)” of $1.741 billion and (ii) the “As-Is Value of the Development Rights (Excluding all Phase 1)” of $369.0 million. Phase 1 refers to a planned redevelopment phase at the Parkmerced mortgage property. See Annex A-3 for further details.

For mortgage loan #14 (650 Madison Avenue), the Appraised Value assumes payment of all rent concessions, tenant improvement and leasing commission (“TI/LC”) obligations as well as an escrow for future TI/LC expenditures. The borrower deposited upfront reserves totaling $9,576,014 for such contractual and future TI/LC obligations and free rent.

A-1-13

For mortgage loan #17 (Maxi-Space Portfolio), the Appraised Value reflects an “as-bulk” appraised value, which includes a diversity premium based on an assumption that all of the mortgaged properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $33,110,000.

For mortgage loan #28 (Crosstrax and Cherry Road Storage Portfolio), the Appraised Value reflects an “as-bulk” appraised value, which includes a diversity premium based on an assumption that all of the mortgaged properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $15,370,000.

(4)	Certain tenants may not be in occupancy or may be in free rent periods. In particular, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 mortgage loans and (iii) tenants that, or affiliated tenants that (in the aggregate), occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of related Mortgage Properties, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational or may have subleased a portion of the leased space. For more information see “Description of the Mortgage Pool—Tenant Issues—Other” and the Annex A-3 in this prospectus for additional information.

(5)	For mortgage loan #17 (HPE Campus), the mortgaged property is operated pursuant to a master lease financing facility agreement between the related borrower, as master lessor, and DC Roseville Operator LLC, an affiliate of the borrower sponsor, as master lessee, in connection with the Shari’ah compliant loan structure. The master lease financing facility agreement is scheduled to expire in March 2030 and is subordinate to the mortgage loan. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans,” “Description of the Mortgage Pool— Mortgage Pool Characteristics—Shari’ah Compliant Loan” and “—Tenant Issues—Affiliated Leases” in this prospectus.

(6)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. In particular, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 mortgage loans and (iii) tenants that, or affiliated tenants that (in the aggregate), occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations with respect to all or a portion of their space. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in this prospectus for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest mortgage loans or groups of cross-collateralized mortgage loans presented on Annex A-3 to this prospectus.

For mortgage loan #25 (Jurupa Springs), the second largest tenant (14,000 square feet), representing 17.8% of net rentable square feet, has the right to terminate the lease by providing at least 180 day prior written notice, if the tenant, after exercising good faith efforts, is unsuccessful in completing its attempt to sublease or assign its lease to an unaffiliated third party within 90 days after notifying the borrower.

For mortgage loan #30 (Gateway Tower), the largest tenant (69,437 square feet), representing 40.6% of net rentable square feet, may terminate its lease at any time with 90 days’ written notice and no termination fee. The second largest tenant (51,138 square feet), representing 29.9% of net rentable square feet, may terminate its lease at any time with 90 days’ written notice and no termination fee. The third largest tenant (14,046 square feet), representing 8.2% of net rentable square feet, may terminate its lease at any time after September 4, 2022 with 90 days’ written notice and no termination fee. The fourth largest tenant (7,435 square feet), representing 4.4% of net rentable square feet, may terminate its lease at any time after July 31, 2024 with 12 months’ written notice if such tenant does not receive sufficient funding to operate in Kansas. A termination fee is due equal to the sum of landlord’s contributions plus $47,956 plus legal fees with interest of 10% per annum. The fifth largest tenant (6,459 square feet), representing 3.8% of

A-1-14

net rentable square feet, may terminate its lease at any time with 90 days’ written notice and no termination fee.

For mortgage loan #34 (8300 College Boulevard), the second largest tenant (17,949 square feet), representing 31.5% of net rentable square feet, has a one-time right to terminate its lease as of August 1, 2023 by providing at least 270 days’ written notice and paying a termination fee equal to three months of rent plus the unamortized portion of all of the following calculated at 6.5% interest amortized over the remainder of the lease term for which the tenant was to have paid rent: (a) all commissions paid by the landlord in the acquisition of the lease, (b) all tenant improvements paid or provided by the landlord and (c) the four months of free rent provided.

(7)	For mortgage loan #12 (Liberty Walk at East Gate), TI/LC underwriting is inclusive of a straight-line credit for the upfront TI/LC reserve equal to $117,300, which is 10.0% of the upfront TI/LC reserve of $1,173,000. At loan closing, $1,173,000 was deposited into a tenant improvement and leasing commission reserve account for future re-tenanting expenses.

(8)	For mortgage loan #26 (Central California Portfolio), the largest tenant at the Tuscan Square mortaged property (2,904 square feet), representing 19.2% of the net rentable area of such mortaged property, is an affiliate of the borrower.

A-1-15

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Column Financial, Inc.	7	$152,900,000	20.9%	3.368%	115	0	2.77x	9.8%	9.5%	52.3%	52.3%
LMF Commercial, LLC	10	142,938,440	19.6	4.382	104	357	1.66	9.3	9.0	58.9	52.1
UBS AG	13	138,874,472	19.0	4.018	116	351	2.12	10.5	9.9	60.4	55.2
Barclays Capital Real Estate Inc.	5	112,495,000	15.4	3.289	102	360	2.56	11.2	10.3	52.7	46.6
Ladder Capital Finance LLC	2	68,148,530	9.3	3.933	117	358	1.48	8.0	7.8	65.8	54.9
Argentic Real Estate Finance LLC	3	62,300,000	8.5	3.652	117	0	2.29	8.5	8.4	65.3	65.3
Wells Fargo Bank, National Association	6	53,481,652	7.3	3.567	117	358	2.56	10.1	9.8	63.7	61.1
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Multifamily	24	$315,690,630	43.2%	3.658%	111	358	2.17x	9.0%	8.8%	59.6%	55.1%
Garden	14	153,624,433	21.0	3.750	115	358	2.05	9.2	8.9	62.1	57.5
Mid Rise	7	86,566,197	11.8	3.706	117	358	1.78	8.2	8.1	66.6	58.0
Student Housing	1	42,000,000	5.7	3.848	118	0	2.25	8.8	8.8	56.2	56.2
High Rise/Townhome	1	25,000,000	3.4	2.725	54	0	4.00	11.1	10.9	25.9	25.9
Low Rise	1	8,500,000	1.2	3.310	116	0	2.71	9.2	9.1	60.3	60.3
Office	13	168,720,397	23.1	3.594	116	355	2.33	11.4	10.4	60.1	53.8
Suburban	10	118,840,397	16.3	3.643	117	355	2.16	11.9	10.6	64.7	56.1
CBD	1	43,700,000	6.0	3.410	115	0	2.90	10.5	10.0	46.6	46.6
Medical	2	6,180,000	0.8	3.957	117	360	1.53	9.5	8.7	66.1	59.4
Retail	8	71,182,632	9.7	3.561	115	358	2.87	11.5	11.0	51.9	49.3
Anchored	4	32,731,797	4.5	3.736	116	358	2.49	11.3	10.6	63.1	58.4
Lifestyle Center	1	30,000,000	4.1	3.300	114	0	3.39	11.8	11.4	38.5	38.5
Single Tenant	2	6,250,835	0.9	3.839	118	358	2.41	11.5	11.5	57.8	52.3
Unanchored	1	2,200,000	0.3	3.730	116	0	2.82	11.2	10.7	50.5	50.5
Mixed Use	8	54,707,333	7.5	4.035	99	0	2.20	8.9	8.7	55.0	55.0
Office/Retail	1	25,000,000	3.4	3.486	114	0	2.74	10.0	9.7	48.5	48.5
Self Storage/Office/Retail	5	15,125,000	2.1	5.100	56	0	1.66	8.8	8.6	53.6	53.6
Multifamily/Retail	2	14,582,333	2.0	3.870	117	0	1.82	7.2	7.2	67.5	67.5
Industrial	1	52,737,103	7.2	4.720	116	356	1.29	8.1	8.1	54.5	44.6
Warehouse	1	52,737,103	7.2	4.720	116	356	1.29	8.1	8.1	54.5	44.6
Self Storage	9	52,300,000	7.2	3.867	101	360	2.36	9.6	9.4	61.4	60.4
Self Storage	9	52,300,000	7.2	3.867	101	360	2.36	9.6	9.4	61.4	60.4
Manufactured Housing Community	1	15,800,000	2.2	4.372	115	0	1.72	7.7	7.6	60.4	60.4
Manufactured Housing Community	1	15,800,000	2.2	4.372	115	0	1.72	7.7	7.6	60.4	60.4
Total/Weighted Average:	64	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
California	13	$158,870,817	21.7%	3.522%	107	359	2.62x	9.5%	9.3%	55.4%	54.1%
Northern	7	130,700,000	17.9	3.421	105	0	2.77	9.5	9.4	53.2	53.2
Southern	6	28,170,817	3.9	3.992	116	359	1.91	9.7	9.1	65.3	58.2
Texas	5	113,617,954	15.5	3.595	116	359	2.28	11.1	10.3	54.8	48.8
New Jersey	3	90,732,103	12.4	4.077	116	357	1.65	9.1	8.7	60.8	51.3
New York	10	69,916,337	9.6	3.782	116	356	2.08	8.6	8.4	60.8	57.9
Massachusetts	2	55,608,530	7.6	3.821	118	358	1.48	8.3	8.1	67.1	53.9
Washington	8	49,525,000	6.8	4.010	91	0	2.71	10.6	10.3	44.5	44.5
Florida	7	49,432,202	6.8	3.658	117	325	2.41	9.9	9.6	64.8	61.9
Nevada	1	35,500,000	4.9	3.391	113	0	2.29	8.1	7.9	60.8	60.8
Louisiana	2	28,000,000	3.8	3.960	115	0	2.45	10.5	9.8	62.2	62.2
Michigan	2	18,000,000	2.5	4.294	115	0	1.85	8.1	8.0	59.2	59.2
Kansas	2	15,613,195	2.1	4.108	116	356	2.06	13.9	12.0	69.1	55.4
North Carolina	3	13,820,121	1.9	4.508	91	357	2.03	11.4	11.0	53.6	47.9
Idaho	1	9,880,000	1.4	3.511	116	0	3.09	11.9	11.0	63.2	63.2
Colorado	1	7,900,000	1.1	3.900	116	360	1.94	12.2	11.0	59.4	53.9
Georgia	1	5,800,000	0.8	3.850	116	360	1.66	9.5	9.3	65.9	56.8
South Carolina	1	3,100,000	0.4	4.650	56	0	2.01	9.8	9.5	54.5	54.5
Delaware	1	2,990,835	0.4	3.500	118	358	2.21	12.0	12.0	52.5	41.0
Kentucky	1	2,831,000	0.4	4.880	80	360	1.52	10.5	9.6	64.3	59.2
Total/Weighted Average:	64	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
2,200,000 - 3,000,000	3	$8,021,835	1.1%	4.050%	104	359	2.13x	11.3%	10.8%	56.1%	50.0%
3,000,001 - 4,000,000	3	9,723,142	1.3	4.214	117	357	2.16	9.6	9.4	62.4	58.9
4,000,001 - 5,000,000	2	9,480,979	1.3	3.647	116	357	2.47	11.7	11.3	54.5	49.8
5,000,001 - 7,000,000	5	28,232,202	3.9	3.941	116	337	2.15	11.3	10.5	63.8	56.7
7,000,001 - 8,000,000	5	37,852,597	5.2	3.767	117	359	1.99	10.7	10.0	64.4	56.6
8,000,001 - 9,000,000	2	16,943,416	2.3	3.795	116	355	2.50	12.5	11.3	64.2	57.7
9,000,001 - 10,000,000	3	28,880,000	4.0	4.158	97	360	2.20	10.5	9.8	60.1	56.9
10,000,001 - 15,000,000	5	62,676,337	8.6	3.677	116	358	2.15	9.5	9.1	64.2	59.0
15,000,001 - 20,000,000	5	92,542,954	12.7	4.038	103	356	2.15	9.3	9.1	59.8	57.5
20,000,001 - 30,000,000	7	179,499,000	24.6	3.423	107	360	2.67	10.0	9.6	54.3	52.4
30,000,001 - 50,000,000	4	152,200,000	20.8	3.567	116	360	2.39	9.9	9.4	54.9	52.9
50,000,001 - 52,737,103	2	105,085,633	14.4	4.262	117	357	1.35	8.1	8.0	60.9	48.9
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

A-2-2

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.20	1	$3,239,142	0.4%	5.000%	117	357	1.20x	8.1%	7.8%	61.1%	50.4%
1.21 - 1.40	1	52,737,103	7.2	4.720	116	356	1.29	8.1	8.1	54.5	44.6
1.41 - 1.50	3	69,859,347	9.6	3.900	118	358	1.43	8.4	8.1	66.9	53.5
1.51 - 1.60	3	23,147,337	3.2	4.149	112	357	1.52	9.5	8.9	67.1	56.4
1.61 - 1.70	2	25,325,000	3.5	4.814	70	360	1.66	9.0	8.8	56.4	54.3
1.71 - 1.80	5	60,619,935	8.3	4.010	116	349	1.76	9.9	9.5	63.3	54.2
1.81 - 1.90	2	55,695,000	7.6	3.529	117	360	1.84	8.9	8.3	70.4	64.3
1.91 - 2.00	3	46,100,000	6.3	3.652	117	360	1.98	12.4	10.9	58.4	50.1
2.01 - 2.50	9	141,534,251	19.4	3.781	112	356	2.25	9.2	8.9	59.8	58.7
2.51 - 3.50	16	227,880,979	31.2	3.462	116	357	2.87	10.5	10.2	54.5	54.3
3.51 - 4.00	1	25,000,000	3.4	2.725	54	0	4.00	11.1	10.9	25.9	25.9
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.2 - 8.0	3	$50,700,000	6.9%	3.975%	116	0	1.84x	7.4%	7.4%	64.7%	64.7%
8.1 - 9.0	8	224,460,592	30.7	4.081	111	357	1.75	8.3	8.2	59.4	53.2
9.1 - 10.0	14	184,716,337	25.3	3.690	113	358	2.39	9.5	9.3	61.5	59.4
10.1 - 11.0	8	122,963,954	16.8	3.562	115	359	2.31	10.5	9.9	59.5	53.8
11.1 - 12.0	8	90,372,816	12.4	3.299	98	342	3.13	11.5	11.1	44.7	41.5
12.1 - 15.0	2	38,900,000	5.3	3.670	117	360	1.98	12.6	10.9	58.2	49.4
15.1 - 15.9	3	19,024,395	2.6	4.083	115	356	2.72	15.7	13.9	57.9	49.8
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.2 - 8.0	6	$141,787,672	19.4%	3.788%	116	358	1.78x	7.9%	7.7%	64.6%	59.2%
8.1 - 9.0	9	185,589,258	25.4	4.275	110	357	1.77	8.7	8.5	58.6	53.5
9.1 - 10.0	16	233,786,000	32.0	3.513	113	360	2.52	10.0	9.6	59.9	57.6
10.1 - 11.0	9	112,027,733	15.3	3.507	103	359	2.52	11.6	10.7	52.0	45.8
11.1 - 13.0	3	38,923,036	5.3	3.434	114	315	3.05	11.7	11.4	44.3	40.6
13.1 - 15.0	2	14,443,416	2.0	4.117	115	355	2.75	15.7	13.5	61.3	53.6
15.1	1	4,580,979	0.6	3.975	117	357	2.64	15.8	15.1	47.2	37.6
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

A-2-3

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
25.9 - 35.0	1	$25,000,000	3.4%	2.725%	54	0	4.00x	11.1%	10.9%	25.9%	25.9%
35.1 - 45.0	1	30,000,000	4.1	3.300	114	0	3.39	11.8	11.4	38.5	38.5
45.1 - 50.0	3	73,280,979	10.0	3.471	115	357	2.83	10.7	10.2	47.3	46.7
50.1 - 55.0	6	92,552,938	12.7	4.676	97	356	1.64	9.1	8.9	54.0	48.0
55.1 - 60.0	6	118,017,954	16.1	3.744	117	359	2.09	10.4	9.8	57.1	52.1
60.1 - 65.0	16	188,570,142	25.8	3.622	115	359	2.44	9.3	9.0	62.5	61.7
65.1 - 70.0	11	170,851,302	23.4	3.911	117	355	1.72	9.0	8.7	67.4	58.7
70.1 - 73.8	2	32,864,779	4.5	3.298	117	359	1.85	11.1	9.7	73.0	59.6
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
25.9 - 35.0	1	$25,000,000	3.4%	2.725%	54	0	4.00x	11.1%	10.9%	25.9%	25.9%
35.1 - 40.0	2	34,580,979	4.7	3.389	114	357	3.29	12.3	11.9	39.7	38.4
40.1 - 45.0	3	74,145,892	10.1	4.469	116	356	1.45	8.9	8.8	54.9	44.6
45.1 - 50.0	3	99,700,000	13.6	3.492	115	360	2.58	11.1	10.2	50.6	47.6
50.1 - 55.0	12	146,704,626	20.1	4.154	105	354	1.72	9.8	9.3	62.7	53.4
55.1 - 60.0	7	90,211,597	12.3	3.835	116	359	2.04	9.3	9.0	61.3	56.8
60.1 - 65.0	15	203,695,000	27.9	3.492	116	360	2.42	9.4	9.1	64.0	62.2
65.1 - 67.5	3	57,100,000	7.8	3.924	116	0	2.01	8.2	8.0	66.4	66.4
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
2.725 - 3.000	1	$25,000,000	3.4%	2.725%	54	0	4.00x	11.1%	10.9%	25.9%	25.9%
3.001 - 3.250	1	25,695,000	3.5	3.130	117	360	1.87	10.9	9.6	73.8	60.6
3.251 - 3.500	13	226,190,835	30.9	3.397	115	358	2.74	9.8	9.5	54.0	53.9
3.501 - 3.750	7	94,240,000	12.9	3.608	117	360	2.32	11.2	10.3	62.3	57.3
3.751 - 4.000	13	214,328,060	29.3	3.876	117	358	1.90	9.2	8.9	63.0	56.7
4.001 - 4.250	3	24,108,539	3.3	4.101	116	338	1.71	10.0	9.7	67.6	54.7
4.251 - 4.500	3	34,143,416	4.7	4.344	116	358	1.79	10.3	9.5	62.8	56.9
4.501 - 4.750	2	61,837,103	8.5	4.710	107	356	1.40	8.4	8.3	54.5	46.1
4.751 - 5.000	2	6,070,142	0.8	4.944	100	358	1.35	9.2	8.6	62.6	54.5
5.001 - 5.100	1	19,525,000	2.7	5.100	56	0	1.66	8.8	8.6	53.6	53.6
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

A-2-4

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	3	$53,625,000	7.3%	3.916%	55	0	2.81x	10.0%	9.8%	40.8%	40.8%
84	1	2,831,000	0.4	4.880	80	360	1.52	10.5	9.6	64.3	59.2
120	42	674,682,094	92.3	3.753	116	357	2.18	9.7	9.3	59.8	55.0
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
54 - 60	3	$53,625,000	7.3%	3.916%	55	0	2.81x	10.0%	9.8%	40.8%	40.8%
61 - 81	1	2,831,000	0.4	4.880	80	360	1.52	10.5	9.6	64.3	59.2
82 - 118	42	674,682,094	92.3	3.753	116	357	2.18	9.7	9.3	59.8	55.0
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	26	$443,725,000	60.7%	3.633%	108	0	2.59x	9.6%	9.3%	55.4%	55.4%
300	1	5,932,202	0.8	4.076	114	294	1.74	11.3	11.2	69.8	51.0
301 - 360	19	281,480,893	38.5	3.977	116	358	1.65	10.0	9.4	62.8	51.6
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	26	$443,725,000	60.7%	3.633%	108	0	2.59x	9.6%	9.3%	55.4%	55.4%
294	1	5,932,202	0.8	4.076	114	294	1.74	11.3	11.2	69.8	51.0
295 - 360	19	281,480,893	38.5	3.977	116	358	1.65	10.0	9.4	62.8	51.6
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

A-2-5

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Balloon	26	$443,725,000	60.7%	3.633%	108	0	2.59x	9.6%	9.3%	55.4%	55.4%
Amortizing Balloon	11	178,387,094	24.4	4.174	117	355	1.53	9.4	9.0	61.9	49.5
Interest-only, Amortizing Balloon	9	109,026,000	14.9	3.659	116	360	1.84	11.2	10.1	64.7	55.1
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	29	$493,377,382	67.5%	3.749%	113	356	2.21x	9.7%	9.4%	57.4%	52.5%
Acquisition	14	213,033,557	29.1	3.783	107	359	2.30	9.9	9.4	59.7	57.2
Various	1	14,916,337	2.0	4.100	116	356	1.51	9.3	8.8	67.8	54.4
Recapitalization	2	9,810,817	1.3	3.939	118	358	1.80	9.5	9.1	65.5	54.5
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Springing	27	$351,854,191	48.1%	4.018%	111	358	1.95x	9.5%	9.1%	62.0%	56.8%
Hard/Springing Cash Management	10	216,505,397	29.6	3.609	116	351	2.58	10.8	10.2	53.4	50.5
Soft/Springing Cash Management	8	159,787,672	21.9	3.444	106	358	2.33	8.8	8.6	57.5	52.6
Hard/Upfront Cash Management	1	2,990,835	0.4	3.500	118	358	2.21	12.0	12.0	52.5	41.0
Total/Weighted Average:	46	$731,138,094	100.0%	3.769%	111	357	2.22x	9.8%	9.4%	58.4%	53.9%

A-2-6

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	30	$430,364,177	58.9%	32	$459,789,177	62.9%	14	$271,348,917	37.1%
Insurance Escrow	27	$370,094,177	50.6%	26	$360,194,177	49.3%	20	$370,943,917	50.7%
Replacement Reserve	6	$64,080,979	8.8%	39	$537,950,157	73.6%	8	$200,798,755	27.5%
TI/LC Reserve(1)	7	$73,744,395	19.7%	14	$154,805,397	41.3%	7	$129,531,814	34.6%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-7

Wells Fargo Commercial Mortgage Trust 2020-C56

Annex A-2: Mortgage Pool Information

(Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	June	June	June	June	June	June	June	June	June	June	April
Prepayment Restriction	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Locked Out	91.73%	91.69%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	82.42	82.33	82.25	84.53	84.47	84.74	84.67	73.65	0.00
Yield Maintenance	8.27	8.31	17.58	17.67	17.75	15.47	15.53	15.26	15.33	4.99	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	21.36	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$731.14	$728.10	$724.62	$719.94	$714.84	$655.79	$649.87	$641.12	$634.78	$628.16	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.58%	99.11%	98.47%	97.77%	89.69%	88.88%	87.69%	86.82%	85.92%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

A-3-2

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

Supor Industrial Portfolio
505 Manor Avenue & 500 Supor Boulevard
Harrison, NJ 07029
Harrison
Kearny
East Newark
NEWARK
Forest Hill
Mt. Pleasant/ Lower Broadway
University Heights
Downtown
North Ironbound
Ironbound District
South Ironbound
East Ferry
HUDSON COUNTY
ESSEX COUNTY
Passaic River
Branch Brook Park
Branch Brook Lake
West Hudson Park
Riverfront Park
Independence Park
Red Bull Arena
Kearny Plaza Shopping Center
Walmart Connection Center
Ironbound Recreation Center
St. Michael's Medical Ctr.
New Jersey Institute of Technology
Rutgers University-Newark
Essex County College
Superior Court-NJ
Prudential Tower
Prudential Center
NJ Performing Arts Center
Newark Museum
Seton Hall Univ. School of Law
Newark Symphony Hall
DoubleTree
Kampack
Newark Liberty International Airport
Newark Bay
Jersey City 4 miles
N.Y. City 10 miles
New Jersey Turnpike
New Jersey Tpke
NJ TRANSIT
PATH
NEWARK PENN STATION
HARRISON
Raymond Blvd
Harrison Ave
Newark Tpke
Central Ave
Market St
Ferry St
Frontage Rd

A-3-3

No. 1 – Supor Industrial Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	LMF Commercial, LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$53,000,000		Property Type – Subtype:	Industrial – Warehouse
	Cut-off Date Balance:	$52,737,103		Location:	Harrison, NJ
	% of Initial Pool Balance:	7.2%		Net Rentable Area:	626,134 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$84.23
	Borrower Sponsor(1):	Joseph Supor III		Maturity Date Balance Per SF:	$68.95
	Guarantor(1):	Joseph Supor III		Year Built/Renovated:	1930/NAP
	Mortgage Rate:	4.7200%		Title Vesting:	Fee
	Note Date:	January 31, 2020		Property Manager:	Self-managed
	Seasoning:	4 months		Current Occupancy (As of)(4)(5):	100.0% (6/1/2020)
	Maturity Date:	February 6, 2030		YE 2019 Occupancy(4):	NAV
	IO Period:	0 months		YE 2018 Occupancy(4):	NAV
	Loan Term (Original):	120 months		YE 2017 Occupancy(4):	NAV
	Amortization Term (Original):	360 months		YE 2016 Occupancy(4):	NAV
	Loan Amortization Type:	Amortizing Balloon		As-Is Appraised Value(5):	$96,800,000
	Call Protection:	L(28),D(88),O(4)		As-Is Appraised Value Per SF(5):	$154.60
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date:	December 20, 2019
	Additional Debt(2):	Yes		Underwriting and Financial Information(5)
	Additional Debt Type (Balance)(2):	Future Mezzanine		TTM NOI (3/31/2020)(6):	$6,877,516
				YE 2019 NOI(6):	$6,313,260
				YE 2018 NOI(6):	$3,712,953
				YE 2017 NOI(6):	$4,300,264
				U/W Revenues:	$7,379,667
				U/W Expenses:	$3,129,667
Escrows and Reserves(3)				U/W NOI(7):	$4,250,000
	Initial	Monthly	Cap	U/W NCF:	$4,250,000
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	1.29x / 1.29x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	8.1% / 8.1%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	9.8% / 9.8%
				Cut-off Date LTV Ratio:	54.5%
				LTV Ratio at Maturity:	44.6%

Sources and Uses
Sources			Uses
Original loan amount	$53,000,000	100.0%	Loan payoff	$45,233,020	85.3%
			Closing costs	1,525,786	2.9
			Return of equity	6,241,194	11.8
Total Sources	$53,000,000	100.0%	Total Uses	$53,000,000	100.0%
(1)	The borrower sponsor and the Supor Guarantor (as defined below) is Joseph Supor III, both individually and in his capacity as trustee of the Marital Trust Under the Last Will and Testament of Joseph Supor, Jr. See “The Borrowers and Borrower Sponsors” section below.
(2)	See “Subordinate and Mezzanine Indebtedness” section below.
(3)	See “Escrows” section below.
(4)	The Current Occupancy reflects the Supor Operating Lease (as defined below). See “The Property” section below. Historical occupancy is not available because the Supor Operating Lease was signed at origination.
(5)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the Supor Industrial Portfolio Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(6)	The TTM NOI, YE 2019 NOI, YE 2018 NOI and YE 2017 NOI reflect the look-through to the Supor Industrial Portfolio Property (as defined below) operating on a multi-tenant level. At origination, the Supor Operating Lease was put in place, and underwriting is based on the Supor Operating Lease. Increase in YE 2019 NOI from YE 2018 NOI was mainly due to increases in rents charged to the third-party user tenants at the Supor Industrial Portfolio Property.
(7)	The Supor Operating Lease is a 20-year, absolute net operating lease. U/W NOI reflects the contractual rent due under the Operating Lease, which such rent is due regardless of the amount of rents collected from end-user tenants. See “The Property” section below.

The Mortgage Loan. The mortgage loan (the “Supor Industrial Portfolio Mortgage Loan”) is evidenced by a first mortgage encumbering the fee simple interest in a 626,134 square foot industrial warehouse complex property located in Harrison, NJ (the “Supor Industrial Portfolio Property”).

The Borrowers and Borrower Sponsors. The borrowers are J. Supor Realty Group LLC and Supor Manor Realty Group LLC (collectively, the “Supor Industrial Portfolio Borrowers”), each a Delaware limited liability company structured to be bankruptcy remote,

A-3-4

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

with two independent directors. Legal counsel to the Supor Industrial Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the Supor Industrial Portfolio Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor of the Supor Industrial Portfolio Mortgage Loan is Joseph Supor III, individually, and Joseph Supor III as trustee of the Marital Trust Under the Last Will and Testament of Joseph Supor, Jr. (together, “Supor Guarantor”). In addition to the non-recourse carveouts, the Supor Guarantor has guaranteed the payment obligations under the Supor Operating Lease (as defined below).

Joseph Supor III is the principal owner, CEO, and Chairman of J. Supor & Son, a privately held company founded in 1948, which has been a family owned and operated company for 60 years with its headquarters in Kearny, New Jersey. J. Supor & Son specializes in heavy hauling, transportation, rigging, storage and recovery of substantial projects and provides import/export shipping expertise using its indoor/outdoor, industrial grade equipment. J. Supor & Son services include, but are not limited to, the rigging, transportation, permitting, logistics and storage of large and sophisticated industrial cargo, using specially trained operators and heavy machinery. These services span across North America and select international markets.

The Property. The Supor Industrial Portfolio Property is comprised of a 626,134 square foot industrial warehouse complex situated on two separate parcels located approximately 0.2 miles from each other at 500 Supor Boulevard and 505 Manor Avenue, Harrison, New Jersey. The Supor Industrial Portfolio Property is utilized as an industrial storage and staging space for tenants traditionally involved in large manufacturing or infrastructure projects in Manhattan and the greater Tri-state area. The Supor Industrial Portfolio Property is structured with a 20-year, absolute net operating lease agreement (the “Supor Operating Lease”) between the Supor Industrial Portfolio Borrowers and J. Supor Realty LLC & Supor Manor Realty LLC, each of which is a borrower affiliated entity, as the direct tenants under the Supor Operating Lease (together, the “Operating Tenant”). The Operating Tenant enters into subleases with third-party user tenants at the Supor Industrial Portfolio Property. The Supor Operating Lease provides for initial annual triple net rent of $4.25 million subject to a 2.0% rent escalation every five years, beginning in January 2025, and has four, five-year lease extensions. Payments under the Supor Operating Lease are not contingent upon any underlying sub-leases, and the Supor Operating Lease is guaranteed by the Supor Guarantor.

The Supor Industrial Portfolio Property is located approximately 12.9 miles from the Port of New York & New Jersey, and 10.8 miles west of Manhattan. The Supor Industrial Portfolio Property is a staging location for tenants involved in large infrastructure projects such as the LaGuardia and Newark Airports terminal renovations, Hudson Yards, Grand Central Terminal, Port Authority, and the American Dream Mall. Over the past 12 months, the Supor Industrial Portfolio Property has been rented to and utilized by over 80 companies; the three largest sub-tenants at the Supor Industrial Portfolio Property by rent, PSE&G Company (Fitch/Moody’s/S&P: BBB+/Baa1/BBB+), Siemens Energy Inc. (Fitch/Moody’s/S&P: A/A1/A+) and Con Edison (Supor Trucking LLC) (Fitch/Moody’s/S&P: BBB+/Baa1/A-), have been at the Supor Industrial Portfolio Property for over 15 years and represent approximately 39.5% of the third-party rent generated during the fiscal year ended March 2020.

The 500 Supor Boulevard building parcel, situated on a 21.5 acre site, is used for the storage of heavy equipment and machinery with 16 overhead cranes used for the movement of bulk goods. The improvements consist of one, single-story building developed in 1930, with 307,907 square feet of ground level space and an additional 144,763 square feet of useable mezzanine space. The 500 Supor Boulevard building has variable ceiling heights that range from 22 to 80 feet, along with eight grade level doors. Additionally, the 500 Supor Boulevard building includes eight, 160’ x 72’ outdoor storage tents that are anchored into four-square-foot concrete blocks, which tents add an additional 92,160 square feet of covered storage and staging space that are excluded from the net rentable area.

The 505 Manor Avenue building parcel is used for the storage of heavy equipment and machinery with four overhead cranes to assist with the movement of items in and out of the building. The 505 Manor Avenue building is situated on a 5.7-acre site improved with 173,464 square feet of warehouse space.

COVID-19 Update. As of May 15, 2020, the Supor Industrial Portfolio Property is open and operating. All Supor Industrial Portfolio Mortgage Loan May 2020 debt service payments have been made to date. The Operating Tenant underwritten base rent has been paid for May 2020. As of May 1, 2020, the borrower sponsor did not report any sub-tenant’s request for rent relief at the Supor Industrial Portfolio Property. April 2020 rent collection from sub-tenants was on the same level with April 2019 rent collection from sub-tenants. As of the date hereof, the Supor Industrial Portfolio Mortgage Loan is not subject to any modification or forbearance request.

A-3-5

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

The following table presents certain information relating to the Supor Operating Lease at the Supor Industrial Portfolio Property:

Operating Tenant(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)

J. Supor Realty LLC & Supor Manor Realty LLC(2)	NR/NR/NR	626,134	100.0%(3)	$6.79	$4,250,000	100.0%	1/31/2040	4, 5-year	N
Occupied Collateral Total		626,134	100.0%	$6.79	$4,250,000	100.0%

Vacant Space		0	0.0%

Collateral Total		626,134	100.0%

(1)	Information is based on the Supor Operating Lease as of 6/1/2020.
(2)	J. Supor Realty LLC & Supor Manor Realty LLC are affiliates of the Supor Industrial Portfolio Borrowers and enter into subleases and contracts at the Supor Industrial Portfolio Property with various end-user tenants.
(3)	% of NRSF reflects solely the square footage leased under the Supor Operating Lease. For information on the sub-tenants see the table below.

The following table presents certain information relating to the top 10 sub-tenant accounts/end users at the Supor Industrial Portfolio Property:

Top 10 Sub-tenant Accounts(1)

Customer	Rental Revenue	% of Rental Revenue(2)	Sub-tenant Start Date(3)
PSE&G Company	$2,178,681	21.5%	2005
Siemens Energy Inc.	$924,034	9.1%	2005
Con Edison (Supor Trucking LLC)	$898,732	8.9%	2004
Permasteelisa N.A.	$606,405	6.0%	2005
Williams-Transco(4)	$576,400	5.7%	2017
Machinery Values(5)	$575,025	5.7%	1994
Harrison Warehouse	$540,000	5.3%	1994
SC Group, LLC	$475,656	4.7%	2018
Elicc Americas Corp	$272,272	2.7%	2013
Owen Steel Company	$248,578	2.5%	2018
	$7,295,782	72.0%
(1)	Based on the Supor Industrial Portfolio Borrowers’ customer rent roll.
(2)	% of Rental Revenue is based on the trailing 12-month period ending March 31, 2020 and includes rental income, storage and handling charges totaling $10,133,547.
(3)	Sub-tenant Start Date refers to the year the related sub-tenant began leasing space at the Supor Industrial Portfolio Property.
(4)	As of May 1, 2020, Williams-Transco is no longer utilizing the Supor Industrial Portfolio Property after finishing its project. Increased usage by other tenants has replaced a portion of the revenue previously generated from Williams-Transco.
(5)	A portion of the space leased to Machinery Values is included in the Release Parcel (as defined below). See “Release of Property” section below.

A-3-6

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

The following table presents certain information relating to the lease rollover schedule at the Supor Industrial Portfolio Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2030	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	626,134	100.0%	626,134	100.0%	$4,250,000	100.0%	$6.79
Vacant	0	0	0.0%	626,134	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	626,134	100.0%			$4,250,000	100.0%	$6.79
(1)	Information is based on the Supor Operating Lease. This table pertains to the Supor Operating Lease with Operating Tenant and does not reflect the expirations of the subleases between Operating Tenant and any sub-tenants.

The following table presents historical occupancy percentages at the Supor Industrial Portfolio Property:

Historical Occupancy(1)

12/31/2017	12/31/2018	12/31/2019	6/1/2020

NAV	NAV	NAV	100.0%
(1)	June 1, 2020 occupancy reflects the Supor Operating Lease, which lease was effective as of the origination date of the Supor Industrial Portfolio Mortgage Loan. Historical occupancy is not available because the Operating Lease was signed at origination.

A-3-7

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Supor Industrial Portfolio Property:

Cash Flow Analysis(1)

	2017	2018	2019	TTM 3/31/2020	U/W(2)(3)	%(4)	U/W $ per SF
Rents in Place	$6,824,224	$6,557,044	$9,328,594	$10,133,547	$4,250,000	57.6%	$6.79
Contractual Rent Steps	0	0	0	0	0	0.0	0.00
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Gross Potential Rent	$6,824,224	$6,557,044	$9,328,594	$10,133,547	$4,250,000	57.6%	$6.79
Other Income	0	0	0	0	0	0.0	0.00
Total Recoveries	0	0	0	0	3,129,667	42.4	5.00
Net Rental Income	$6,824,224	$6,557,044	$9,328,594	$10,133,547	$7,379,667	100.0%	$11.79
(Vacancy & Credit Loss)	0	0	0	0	(0)	(0.0)	(0.00)
Effective Gross Income	$6,824,224	$6,557,044	$9,328,594	$10,133,547	$7,379,667	100.0%	$11.79

Real Estate Taxes	710,233	837,279	842,617	843,951	843,951	11.4	1.35
Insurance	213,901	244,766	246,223	270,779	270,779	3.7	0.43
Management Fee	198,238	271,818	391,015	421,550	295,187	4.0	0.47
Other Operating Expenses	1,401,588	1,490,228	1,535,479	1,719,750	1,719,750	23.3	2.75
Total Operating Expenses	$2,523,960	$2,844,091	$3,015,334	$3,256,031	$3,129,667	42.4%	$5.00

Net Operating Income	$4,300,264	$3,712,953	$6,313,260	$6,877,516	$4,250,000	57.6%	$6.79
Replacement Reserves	0	0	0	0	0	0.0	0.00
TI/LC	0	0	0	0	0	0.0	0.00
Net Cash Flow	$4,300,264	$3,712,953	$6,313,260	$6,877,516	$4,250,000	57.6%	$6.79

NOI DSCR	1.30x	1.12x	1.91x	2.08x	1.29x
NCF DSCR	1.30x	1.12x	1.91x	2.08x	1.29x
NOI Debt Yield	8.2%	7.0%	12.0%	13.0%	8.1%
NCF Debt Yield	8.2%	7.0%	12.0%	13.0%	8.1%
(1)	Cash Flow Analysis is based on the historical operating history, which reflects the look-through to the Supor Industrial Portfolio Property operating on a multi-tenant level prior to origination. At origination, the Supor Operating Lease was put in place, and the U/W analysis is based on the Supor Operating Lease.
(2)	U/W reflects the contractual rent due under the Supor Operating Lease from the Operating Tenants, which rent is due regardless of the amount of rents collected from sub-tenants.
(3)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(4)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

Appraisal. The appraiser concluded to an “as-is” appraised value of $96,800,000 as of December 20, 2019.

Environmental Matters. According to Phase I environmental site assessments dated December 4, 2019, there was no evidence of any recognized environmental conditions at the Supor Industrial Portfolio Property. The Phase I environmental site assessments identified two controlled recognized environmental conditions (“CREC”) for the Supor Boulevard site and one CREC for the Manor Boulevard site. See “Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Supor Industrial Portfolio Property is located in Harrison, Hudson County, New Jersey, within the New York-Newark-Jersey City, NY-NJ-PA metropolitan statistical area (the “New York MSA”). The New York MSA is the most populated area within the United States, according to the appraisal. Hudson County is bordered by the Hudson River and the Upper New York Bay to the east, Kill Van Kull Newark Bay, the Hackensack River and the Passaic River to the west. According to the appraisal, the New York MSA had a 2019 total population of 20.0 million and experienced an annual growth rate of 0.3%.

The Supor Industrial Portfolio Property is located approximately 9.4 miles west of the New York central business district. Primary access to the region is provided by Interstate 280 and Interstate 95. The Supor Industrial Portfolio Property neighborhood is developed primarily for industrial/warehouse use along arterials that are interspersed with multi-family complexes and single-family residential developments removed from arterials. Other developments in the neighborhood include the Red Bull soccer stadium, the new Harrison Port Authority Trans-Hudson (“PATH”) station, Rutgers University at Newark and the New Jersey Institute of Technology. In June 2019, PATH opened the new eastbound PATH station in Harrison, completing the second phase of a $256 million redevelopment project that is anticipated to improve travel for the riders who use the facility daily. This four phase redevelopment program also includes the construction of the westbound station house that opened in October 2018, the renovation of the two existing buildings on the site, and the creation of other amenities and services in the station and vicinity. Additionally, Newark Liberty International Airport is located

A-3-8

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

approximately 5.3 miles southwest of the Supor Industrial Portfolio Property. According to a third-party market research report, the 2019 population within a one-, three- and five-mile-radius of the Supor Industrial Portfolio Property was 34,405, 256,433 and 758,393, respectively. The 2019 average household income within a one-, three- and five-mile radius of the Supor Industrial Portfolio Property was $75,821, $61,473 and $70,795.

According to a third-party market report, the Supor Industrial Portfolio Property is located in the Northern New Jersey industrial market and the Lyndhurst/Harrison industrial submarket. As of the third quarter 2019, the Northern New Jersey industrial market consisted of 216.9 million square feet of industrial space. The Northern New Jersey industrial market reported a vacancy rate of 3.8% and asking rents of $8.11 per square foot. As of the third quarter 2019, there was 134,576 square feet under construction and positive net absorption of 939,603 square feet. The Lyndhurst/Harrison industrial submarket consisted of 22.0 million square feet of industrial space. The Lyndhurst/Harrison industrial submarket reported a vacancy rate of 2.0% and asking rents of $10.42 per square foot. As of the third quarter 2019, there was no new construction and positive net absorption of 117,529 square feet.

The table below presents certain information relating to comparable sales for the Supor Industrial Portfolio Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
1000-1108 Jefferson Avenue and 2-38 Pershing Avenue	Elizabeth, NJ	190,000	May-19	$24,808,700	$131
21 Caven Point Avenue	Jersey City, NJ	134,500	Apr-19	$16,750,000	$125
101 Railroad Avenue	Ridgefield, NJ	330,199	Sep-19	$45,750,000	$139
75 Mill Road	Edison, NJ	570,100	Nov-18	$83,000,000	$146
18 Van Veghten Drive	Bridgewater, NJ	220,929	Oct-19	$28,000,000	$127
350 Starke Road	Carlstadt, NJ	368,175	Oct-18	$60,200,000	$164
(1)	Information obtained from the appraisal.

The following table presents certain information relating to five comparable leases to those at the Supor Industrial Portfolio Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Reimbursement Amount PSF	Lease Type
5 Ethel Boulevard 5 Ethel Boulevard Wood Ridge, NJ	2019/NAP	84,600	7.6 miles	65.0%	15.3 Yrs	124,888	$15.24	NAV	NNN
201 Bay Avenue 201 Bay Avenue Elizabeth, NJ	1980/2013	508,202	4.5 miles	100.0%	2.8 Yrs	142,874	$9.25	NAV	NNN
100 Industrial Drive 100 Industrial Drive Jersey City, NJ	2003/NAP	181,032	5.4 miles	100.0%	5.0 Yrs	126,672	$9.35	NAV	NNN
35 State Street 35 State Street Moonacie, NJ	1967/NAP	106,841	8.3 miles	100.0%	10.0 Yrs	106,841	$9.50	NAV	NNN
Elizabeth Seaport Building 10 North Avenue E Elizabeth, NJ	2017/NAP	204,176	5.6 miles	100.0%	7.0 Yrs	114,950	$12.25	NAV	NNN
Jersey City Warehouse 25 Colony Road Jersey City, NJ	2004/NAP	340,848	5.4 miles	100.0%	10.3 Yrs	340,849	$9.00	NAV	NNN
(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – The lender did not require an upfront real estate tax reserve. Ongoing monthly real estate tax reserves will not be required as long as (i) no event of default has occurred or is continuing, (ii) the Operating Tenant is obligated to directly pay its required portion of the taxes prior to the due date, (iii) the Supor Operating Lease is in full force and effect, (iv) the Operating Tenant has paid (or caused to be paid) all taxes prior to the due date, (v) the Supor Industrial Portfolio Borrowers have provided (or caused to be provided) to the lender paid receipts or reasonable evidence of payment of taxes and (vi) no Operating Tenant Trigger Event (as defined below) has occurred or is continuing (collectively (i), (ii), (iii), (iv), (v) and (vi), the “Tax Waiver Conditions”). Notwithstanding the foregoing, for so long as the Tax Waiver Conditions are satisfied, the amount of monthly tax deposit will be reduced by the

A-3-9

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

percentage of taxes that Operating Tenant is obligated to directly pay under the Supor Operating Lease during the next ensuring 12 month period.

Insurance – The lender did not require an upfront insurance reserve. Ongoing monthly insurance reserves will not be required as long as (i) no event of default has occurred or is continuing, (ii) the Operating Tenant is obligated to directly pay its required portion of insurance premiums prior to the expiration of the policies, (iii) the Supor Operating Lease is in full force and effect, (iv) the Operating Tenant has paid (or caused to be paid) all insurance premiums prior to the expiration of the polices, (v) the Supor Industrial Portfolio Borrowers have provided (or caused to be provided) to the lender evidence that all insurance premiums have been paid and (vi) no Operating Tenant Trigger Event has occurred or is continuing (collectively, (i), (ii), (iii), (iv), (v) and (vi), the “Insurance Waiver Conditions”). Notwithstanding the foregoing, for so long as the Insurance Waiver Conditions are satisfied, the amount of monthly insurance deposit will be reduced by the percentage of insurance premiums that Operating Tenant is obligated to directly pay under the Supor Operating Lease during the next ensuring 12 month period.

Replacement Reserves – The lender did not require an upfront replacement reserve. Ongoing monthly replacement reserves of $5,147 will not be required as long as (i) no event of default has occurred or is continuing, (ii) the Operating Tenant is obligated to directly make and pay for all replacement reserves as required under the Supor Operating Lease, (iii) the Supor Operating Lease being in full force and effect, (iv) the Operating Tenant has made (or caused to be made) and paid (or caused to be paid) for all replacement reserves within the timeframe as set forth within the Supor Operating Lease, (v) the Supor Industrial Portfolio Borrowers has provided (or caused to be provided) to the lender that the replacement reserves have been performed and all costs associated with the replacement reserves have been paid and (vi) no Operating Tenant Trigger Event has occurred or is continuing (collectively, (i), (ii), (iii), (iv), (v) and (vi), the “Replacement Reserves Waiver Conditions”). Notwithstanding the foregoing, for so long as the Replacement Reserve Waiver Conditions is satisfied, the Supor Industrial Portfolio Borrowers will not be required to make monthly replacement reserve payments.

Lockbox and Cash Management. The Supor Industrial Portfolio Mortgage Loan has a springing lockbox with springing cash management. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below), the Supor Industrial Portfolio Borrowers are required to instruct the Operating Tenant to deposit rents and other amounts due into the lockbox account and funds in the lockbox account are required to be transferred to the cash management account within two business days. All funds in the cash management account are required to be applied on each monthly payment date in accordance with the related mortgage loan documents. Pursuant to the related mortgage loan documents, all excess funds on deposit (after payment of monthly reserve deposits, debt service payment and cash management bank fees) will be applied as follows: (a) to the extent a Cash Sweep Event (as defined below) does not exist, to the Supor Industrial Portfolio Borrowers, (b) if a Cash Sweep Event is in effect due to the existence of an Operating Tenant Trigger Event to the Operating Tenant Trigger TI/LC reserve account until the applicable Operating Tenant Trigger Event cure has occurred and (c) if a Cash Sweep Event is in effect, but an Operating Tenant Trigger Event is not in effect, then to the lender controlled excess cash flow account.

A “Cash Management Trigger Event” will commence upon the occurrence of the following:

(i)	an event of default under the Supor Industrial Portfolio Mortgage Loan documents;
(ii)	a bankruptcy action of any of the Supor Industrial Portfolio Borrowers or the Supor Guarantor;
(iii)	at any time the Supor Industrial Portfolio Property is being managed by the property manager, any bankruptcy action of the property manager; provided that, a Cash Management Trigger Event will not occur if the Supor Industrial Portfolio Borrowers replaces the property manager with a qualified manager in accordance with the Supor Industrial Portfolio Mortgage Loan documents within 30 days of the filing of a bankruptcy filing against the property manager;
(iv)	a Cash Management DSCR Trigger Event (as defined below); or
(v)	an Operating Tenant Trigger Event (as defined below).

A Cash Management Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender;
●	with regard to clause (ii) above, when such bankruptcy action petition has been discharged, stayed, or dismissed within 60 days of such filing among other conditions for the Supor Industrial Portfolio Borrowers or the Supor Guarantors;
●	with regard to clause (iii) above, when such bankruptcy action petition has been discharged, stayed or dismissed within 120 days among other conditions for the property manager (and the Supor Industrial Portfolio Borrowers have replaced the property manager with a qualified property manager acceptable to the lender);
●	with regard to clause (iv) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.25x for two consecutive quarters; and
●	with regard to clause (v) above, an Operating Tenant Trigger Event Cure (as defined below).

A “Cash Management DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.25x.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default under the Supor Industrial Portfolio Mortgage Loan documents;
(ii)	a bankruptcy action of either of the Supor Industrial Portfolio Borrowers, either of the Supor Guarantors or the property manager, provided that, the Supor Industrial Portfolio Property is being managed by the property manager;

A-3-10

Industrial - Warehouse	Loan #1	Cut-off Date Balance:	$52,737,103
505 Manor Avenue and 500	Supor Industrial Portfolio	Cut-off Date LTV:	54.5%
Supor Boulevard		U/W NCF DSCR:	1.29x
Harrison, NJ 07029		U/W NOI Debt Yield:	8.1%

(iii)	a Cash Sweep DSCR Trigger Event (as defined below); or
(iv)	an Operating Tenant Trigger Event (as defined below).

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender;
●	with regard to clause (ii) above, when such bankruptcy action petition has been discharged, stayed, or dismissed within 60 days of such filing among other conditions for the Supor Industrial Portfolio Borrowers or either Supor Guarantor, and within 120 days for the property manager (or, solely with respect to the bankruptcy of the property manager, when the Supor Industrial Portfolio Borrowers have replaced the property manager with a qualified property manager acceptable to the lender);
●	with regard to clause (iii) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.15x for two consecutive quarters; and
●	with regard to clause (iv) above, an Operating Tenant Trigger Event Cure (as defined below).

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.15x.

A “Operating Tenant Trigger Event” will occur upon any of the following with respect to the Operating Tenant and the Supor Operating Lease:

(i)	the applicable Supor Operating Lease is terminated;
(ii)	an event of default occurs under the Supor Operating Lease;
(iii)	a bankruptcy action of the related Operating Tenant or any guarantors of the Supor Operating Lease occurs; or
(iv)	the related Operating Tenant discontinues its normal business operations at its leased premises (other than a temporary cessation of business operations for permitted renovations or necessary repairs).

A “Operating Tenant Trigger Event Cure” will occur upon:

●	with regard to clause (i), above, the date an Operating Tenant Space Re-Tenanting Event (as defined below) has occurred;
●	with regard to clause (ii) above, the cure of the applicable event of default under the related Supor Operating Lease as determined by the lender;
●	with regard to clause (iii) above, the affirmation of the related Supor Operating Lease in the applicable bankruptcy proceeding, provided that the Operating Tenant is paying all rents and other amounts due under its lease;
●	with regard to clause (iv) above, the related Operating Tenant re-commences its normal business operation at its leased premises or an Operating Tenant Space Re-Tenanting Event has occurred.

A “Operating Tenant Space Re-Tenanting Event” will occur on the date each of the following conditions have been satisfied: (i) the Operating Tenant space has been leased to one or more replacement tenants (or the Operating Tenant) for a term of at least twenty (20) years on terms and conditions that acceptable to the lender, (ii) all tenant improvement costs, leasing commissions and other material costs and expensed related to the re-letting of the Operating Tenant space, if any, have been paid in full and (iii) the replacement tenant(s) have accepted the Operating Tenant Space and are paying full contractual rent as evidenced by a tenant estoppel certificate(s).

Property Management. The Supor Industrial Portfolio Property is managed by an affiliate of the Supor Industrial Portfolio Borrowers.

Partial Release. On or about May 15, 2020 the Supor Industrial Portfolio Borrowers obtained the free permitted release of a 4.9-acre parcel, which was located on a portion of the 500 Supor Boulevard parcel and is described in the related mortgage loan documents (the “Release Parcel”). The Release Parcel was excluded from the appraised value and the underwriting of the Supor Industrial Portfolio Mortgage Loan.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The owners of the direct or indirect equity interest in the Supor Industrial Portfolio Borrowers are permitted to incur mezzanine financing, upon satisfaction of certain terms and conditions including, among others (i) no event of default has occurred or is continuing, (ii) the mezzanine loan is junior and subordinate to the Supor Industrial Portfolio Mortgage Loan, (iii) the term of the mezzanine loan is coterminous with the Supor Industrial Portfolio Mortgage Loan, (iv) the mezzanine loan is a fixed rate loan, (v) the combined loan-to-value ratio does not exceed 55%, (vi) the combined debt service coverage ratio is not less than 1.29x, (vii) the debt service on the mezzanine loan is payable solely from excess cash flow remaining after required payments under the Supor Industrial Portfolio Mortgage Loan, (viii) the mezzanine lender has entered into an intercreditor agreement acceptable to the lender and (ix) the mezzanine lender delivers a rating agency confirmation to the lender.

Ground Lease. None.

Terrorism Insurance. The Supor Industrial Portfolio Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Supor Industrial Portfolio Borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the Supor Industrial Portfolio Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-11

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

PORTLAND STREET
THE GRID

PORTLAND
THE GRID
PORTLAND ST LOFTS

241

A-3-12

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

The Grid
50, 60 and 66 Franklin Street; 507-518 Main Street;
8-16 and 26 Portland Street
Worcester, MA 01608
WORCESTER
Holden
Boylston
Shrewsbury
Leicester
Auburn
Millbury
Cascades Park
Worcester Regional Airport
Worcester State University
Clark University
Worcester Polytechnic Institute
Worcester Art Museum
DCU Center
City Square
Worcester Medical Ctr.
UMass Mem. Medical Ctr.
UMass Medical School
Green Hill Park
Green Hill Golf Club
Worcester Country Club
Quinsigamond Community College
Indian Lake
Greendale Mall
Lincoln Plaza
Assumption College
White City Shopping Center
EcoTarium
Lake Quinsigamond
Newton Pond
South Plaza
Southwest Commons
MBTA COMMUTER RAIL
AMTRAK
Mill St. Plaza
Webster Square Plaza
Fitton Field
College of the Holy Cross
The Worcester Fair
Massachusetts Turnpike
Clearview Country Club
Dorothy Pond
WORCESTER COUNTY
Auburn Mall
The Shoppes at Blackstone Valley
Boston 38 miles
Providence, RI 30 miles

A-3-13

No. 2 – The Grid

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		Ladder Capital Finance LLC		Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):		$52,500,000		Property Type – Subtype:	Multifamily – Mid Rise
Cut-off Date Balance(1):		$52,348,530		Location:	Worcester, MA
% of Initial Pool Balance:		7.2%		Size:	466 Units
Loan Purpose:		Refinance		Cut-off Date Balance Per Unit(1):	$144,432
Borrower Sponsor:		John McGrail		Maturity Date Balance Per Unit(1):	$114,221
Guarantor:		John McGrail		Year Built/Renovated:	1912/2017
Mortgage Rate:		3.8000%		Title Vesting:	Fee
Note Date:		March 11, 2020		Property Manager:	Self-managed
Seasoning:		2 months		Current Occupancy (As of)(3):	98.5% (3/23/2020)
Maturity Date:		April 6, 2030		YE 2019 Occupancy:	97.6%
IO Period:		0 months		YE 2018 Occupancy:	79.0%
Loan Term (Original):		120 months		YE 2017 Occupancy:	77.0%
Amortization Term (Original):		360 months		YE 2016 Occupancy:	69.0%
Loan Amortization Type:		Amortizing Balloon		Appraised Value(3):	$99,800,000
Call Protection:		L(26),D(90),O(4)		Appraised Value Per Unit:	$214,163
Lockbox Type:		Soft/Springing Cash Management		Appraisal Valuation Date:	March 1, 2020
Additional Debt(1):		Yes		Underwriting and Financial Information(3)
Additional Debt Type (Balance)(1):		Pari Passu ($14,956,723)		TTM NOI (3/31/2020)(4):	$4,394,161
				YE 2019 NOI(4):	$3,329,641
				YE 2018 NOI(4):	$1,967,388
				YE 2017 NOI(4):	$443,629
				U/W Revenues:	$8,830,546
				U/W Expenses:	$3,347,813
Escrows and Reserves(2)				U/W NOI(4):	$5,482,733
	Initial	Monthly	Cap	U/W NCF:	$5,307,661
Taxes	$45,793	$45,793	NAP	U/W DSCR based on NOI/NCF(1):	1.45x / 1.41x
Insurance	$187,521	$23,440	NAP	U/W Debt Yield based on NOI/NCF(1):	8.1% / 7.9%
TI/LC Reserve	$0	$4,863	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	10.3% / 10.0%
Replacement Reserve	$0	$9,708	NAP	Cut-off Date LTV Ratio(1):	67.4%
Outstanding TI/LC Reserve	$162,500	$0	NAP	LTV Ratio at Maturity(1):	53.3%

Sources and Uses
Sources			Uses
Original whole loan amount	$67,500,000	100.0%	Loan payoff	$60,264,088	89.3%
			Upfront reserves	395,814	0.6
			Closing costs	1,268,720	1.9
			Return of equity	5,571,378	8.3
Total Sources	$67,500,000	100.0%	Total Uses	$67,500,000	100.0%
(1)	The Cut-off Date Balance Per Unit, Maturity Date Balance Per Unit, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on The Grid Whole Loan (as defined below).
(2)	See “Escrows” section below.
(3)	See “Historical Occupancy” table and “COVID-19 Update” section below. All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and The Grid Whole Loan was underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(4)	See “Cash Flow Analysis” table below for an explanation on the increase in NOI from 2017 to U/W.

The Mortgage Loan. The mortgage loan is part of a whole loan (“The Grid Whole Loan”) that is evidenced by three pari-passu promissory notes in the aggregate original principal amount of $67,500,000. The Grid Whole Loan is secured by a first priority mortgage encumbering the fee interest in a five building multifamily property, with approximately 60,000 square feet of ground floor commercial space, located in Worcester, Massachusetts (“The Grid Property”). The controlling Note A-1 and non-controlling Note A-2, with an aggregate original principal balance of $52,500,000 (“The Grid Mortgage Loan”), will be included in the WFCM 2020-C56 securitization trust. The non-controlling Note A-3, with an original principal balance of $15,000,000, is expected to be contributed to one or more future securitization trusts. The Grid Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2020-C56 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-14

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$36,500,000	$36,394,692	WFCM 2020-C56	Yes
A-2	$16,000,000	$15,953,838	WFCM 2020-C56	No
A-3	$15,000,000	$14,956,723	LCF or an affiliate	No
Total	$67,500,000	$67,305,253

The Borrower and Borrower Sponsor. The borrower is Grid Worcester Holdings, LLC (the “The Grid Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to The Grid Borrower delivered a non-consolidation opinion in connection with the origination of The Grid Whole Loan. The borrower sponsor and non-recourse carveout guarantor is John McGrail.

Mr. McGrail is the president and CEO of MG2 Group (“MG2”) and has over 25 years of experience in the construction and real estate industries. With a background in construction, he bought his first property in 1991 and founded a construction and remodeling business which expanded to include property maintenance and management. MG2 is a commercial real estate firm, specializing in multifamily development and owns six other properties in Massachusetts. MG2 began as an investment in a three-family home in Dorchester, Massachusetts more than 20 years ago and has grown into a vertically integrated commercial real estate investment and development company. The company focuses on value-add investments, acquiring vacant land or and buildings for redevelopment. MG2 handles all of the aspects of real estate investment process, including development, construction, and property management.

The borrower sponsor had been subject to past charges from the Massachusetts Attorney General, resulting in probation and fines. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus. Additionally, the borrower sponsor experienced several past property foreclosures. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Grid Property is a 466-unit Class A multifamily development located in Worcester, Massachusetts. Constructed in 1912, renovated multiple times, most recently in 2017, and situated on a 5.0-acre site, The Grid Property contains five buildings that include 170 studio units, 246 one-bedroom units, 44 two-bedroom units, five three-bedroom units and one five-bedroom unit. There is also approximately 60,000 square feet of ground floor commercial space. The commercial space is largely occupied by restaurants and other food service tenants, which serve as amenities to residents and are leased generally to the borrower sponsor’s affiliates. Other tenants include Santander Bank and various local offices. The Grid Property is located in downtown Worcester directly across from Worcester Common and two blocks from Union Station, which provides direct commuter rail service to Boston and Amtrak service to New York. The Grid Property contains 262 surface parking spaces, resulting in a parking ratio of approximately 0.6 spaces per unit.

Common area amenities at The Grid Property include a complete renovated lobby, on-site business center and a 4,000 square foot fitness center.

According to the appraisal, the current ownership has completed approximately $57.3 million in renovations to the property in the last three years.

COVID-19 Update. As of the May 6, 2020 payment, the residential portion of The Grid Property was open and operating. Given the collection and reporting timing, The Grid Borrower is unable to determine the exact percentage of residential tenants who have not paid, but as of April 2020, the residential portion of The Grid Property was 90.8% occupied. As of early May, three commercial tenants representing 5.3% of U/W base rent asked for April 2020 rent deferrals. The Grid Borrower anticipates that all three tenants will make April’s deferred payment in June 2020. Most commercial tenants at The Grid Property are currently closed by government mandate. The May 2020 debt service payment for The Grid Mortgage Loan has been made by The Grid Borrower. As of the date hereof, The Grid Mortgage Loan is not subject to any modification or forbearance request. See “Description of the Mortgage Pool—COVID-19 Considerations” in the Prospectus.

The following table presents certain information relating to the unit mix of The Grid Property:

Unit Mix Summary(1)

Unit Type	Total No. of Units	% of Total Units	Average Unit Size (SF)	Average Underwritten Monthly Rent per Unit
Studio	170	36.5%	342	$1,106
1 Bedroom / 1 Bathroom	246	52.8%	522	$1,273
2 Bedroom / 1 Bathroom	44	9.4%	837	$1,738
3 Bedroom / 1 Bathroom	5	1.1%	1,100	$2,310
5 Bedroom / 5 Bathroom	1	0.2%	1,580	$3,600
Total/Weighted Average	466	100.0%	495	$1,272
(1)	Information obtained from the appraisal.

A-3-15

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

The following table presents historical occupancy percentages at The Grid Property:

Historical Occupancy

12/31/2016(1)(2)	12/31/2017(1)(2)	12/31/2018(1)(2)	12/31/2019(1)(2)	3/23/2020(1)(3)(4)
69.0%	77.0%	79.0%	97.6%	98.5%

(1)	The Grid Property also includes approximately 60,000 square feet of ground floor commercial space, which accounts for approximately 19.8% of Gross Potential Rent. The commercial component, which was 87.5% leased as of 3/23/2020, is not reflected in the occupancy percentages provided.
(2)	Information obtained from The Grid Borrower.
(3)	Information obtained from the underwritten rent roll.
(4)	See “COVID-19 Update” section above.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Grid Property:

Cash Flow Analysis

	2017(1)	2018(1)	2019(1)	TTM 3/31/ 2020(1)	U/W(2)(3)	%(4)	U/W $ per Unit
Base Rent	$3,740,297	$5,691,000	$6,302,407	$7,171,453	$8,579,596	91.6%	$18,411
Grossed Up Vacant Space	0	0	0	0	286,800	3.1	615
Gross Potential Rent	$3,740,297	$5,691,000	$6,302,407	$7,171,453	$8,866,396	94.7%	$19,027
Other Income(5)	353,191	376,015	410,027	455,164	500,491	5.3	1,074
Net Rental Income	$4,093,488	$6,067,015	$6,712,435	$7,626,617	$9,366,887	100.0%	$20,101
(Vacancy)	0	0	0	0	(524,003)(6)	(5.9)	(1,124)
(Concessions & Credit Loss)	(203,865)	(503,859)	(111,773)	(72,286)	(12,338)	(0.1)	(26)
Effective Gross Income	$3,889,623	$5,563,156	$6,600,662	$7,554,331	$8,830,546	94.3%	$18,950

Real Estate Taxes	516,018	551,925	552,222	577,715	1,003,096	11.4	2,153
Insurance	232,217	195,296	221,630	228,521	281,282	3.2	604
Management Fee	116,689	166,895	198,020	226,630	264,916	3.0	568
Other Operating Expenses	2,581,070	2,681,652	2,299,149	2,127,305	1,798,519	20.4	3,859
Total Operating Expenses	$3,445,994	$3,595,768	$3,271,021	$3,160,170	$3,347,813	37.9%	$7,184

Net Operating Income	$443,629	$1,967,388	$3,329,641	$4,394,161	$5,482,733	62.1%	$11,766
Capital Expenditures(7)	0	0	0	0	$175,072	2.0	376
Net Cash Flow	$443,629	$1,967,388	$3,329,641	$4,394,161	$5,307,661	60.1%	$11,390

NOI DSCR	0.12x	0.52x	0.88x	1.16x	1.45x
NCF DSCR	0.12x	0.52x	0.88x	1.16x	1.41x
NOI Debt Yield	0.7%	2.9%	4.9%	6.5%	8.1%
NCF Debt Yield	0.7%	2.9%	4.9%	6.5%	7.9%

(1)	In 2017 the borrower sponsor began renovating The Grid Property to market towards young professionals. During the renovation, there was a drop in units available, but the borrower sponsor was able to bring the occupancy from 77.0% in 2017 to 98.5% as of March 23, 2020. See “Historical Occupancy” table above.
(2)	The borrower sponsor signed 78 new residential unit leases in 2019 and received leases for Santander, Rake Nail Salon and Metro PCS bringing the total U/W occupancy to 94.1%.
(3)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(4)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy and Concessions & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(5)	Other Income primarily includes Parking Income and other miscellaneous income generated from late fees, laundry income, lease termination fees, pet rent fees, and storage income.
(6)	The underwritten economic vacancy is 5.9%.
(7)	Capital Expenditures includes $58,572 ($1.00 per square foot) of TI/LCs allocated to the commercial space at The Grid Property.

A-3-16

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

Appraisal. The appraiser concluded to an “as-is” appraised value for The Grid Property of $99,800,000 as of March 1, 2020.
Environmental Matters. According to the Phase I environmental site assessment dated November 18, 2019, there was no evidence of any recognized environmental conditions at The Grid Property.

Market Overview and Competition. The Grid Property is located in downtown Worcester, Massachusetts directly across from Worcester Common and two blocks from Union Station, which provides direct commuter rail service to Boston and Amtrak service to New York City. Access to The Grid Property is also provided by the Route 9 (1.0 miles south), Route 20 (3.1 miles south), and the Massachusetts Turnpike (3.4 miles south). Worcester has a population of approximately 175,000 making Worcester New England’s second largest city behind Boston (40.0 miles west). According to a third-party market report, Worcester has approximately $2.4 billion of public and private investments underway or planned. Part of this large investment in downtown Worcester includes $30 million to add a 66,000 square foot Cancer and Wellness Center to Saint Vincent Hospital campus (0.4 miles north) and a $75 million investment to acquire and renovate the Mercantile Center, a 640,000 square foot office and retail complex located a block east of The Grid Property. UMass Memorial Health Care has executed a lease at the Mercantile Center for approximately 90,000 square feet of office space that will bring 700 UMass Memorial Health Care employees downtown. Worcester is currently spending $90 million to construct Polar Park (0.6 miles southwest), a 10,000 seat ballpark expected to be completed in 2021 which will house the Boston Red Sox’s AAA farm team.

According to a third-party market report Worcester has an average income of $95,679 and a median household income of $71,024, which is expected to increase by 13.2% over the next five years to reach a median household income of $80,408 by 2024.

Submarket Information – According to a third-party market research report, The Grid Property is situated within the metropolitan Worcester apartment submarket. As of the fourth quarter of 2019, the metropolitan Worcester apartment submarket reported a total inventory of 25,412 units with a 3.4% vacancy rate and an average asking rental rate of $1,455 per month.

Appraiser’s Competitive Set – The appraiser identified eight primary competitive properties for The Grid Property totaling 1,726 units, which reported an average occupancy rate of approximately 97.6%. The appraiser concluded to weighted average monthly market rents per unit at The Grid Property of $1,352 per unit (see “Market Rent Summary” table below).

Market Rent Summary(1)

Unit Type	Total No. of Units	Average Unit Size (SF)	Market Monthly Rent per Unit
Studio	170	343	$1,025-$1,450
1 Bedroom / 1 Bathroom	246	518	$1,250–$1,457
2 Bedroom / 1 Bathroom	44	852	$1,675-$1,950
3 Bedroom / 1 Bathroom	5	1,100	$2,425
5 Bedroom / 5 Bathroom	1	1,580	$3,775
Total/Weighted Average	466	495	$1,352
(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable multifamily properties for The Grid Property:

Competitive Set(1)

	The Grid (Subject)	145 Front at City Square	The Skymark Tower	Canal Lofts	Junction Shop Lofts	Voke Lofts	Audubon Plantation Ridge	Quinn 35	Wexford Village
Location	Worcester, MA	Worcester, MA	Worcester, MA	Worcester, MA	Worcester, MA	Worcester, MA	Worcester, MA	Shrewsbury, MA	Worcester, MA
Distance to Subject	--	0.3 miles	0.2 miles	0.6 miles	0.5 miles	1.0 miles	3.4 miles	3.6 miles	2.9 miles
Property Type	Mid Rise	Mid Rise	High Rise	Mid Rise	Mid Rise	Mid Rise	Mid Rise	Mid Rise	Mid Rise
Year Built/Renovated	1912/2017	2018/NAP	1990/2000	1890/2011	2015/NAP	2014/NAP	2004/NAP	2018/NAP	1974/NAP
Number of Units	466	365	196	64	173	84	330	250	264
Average Monthly Rent (per unit)
Studio	$725-$2,400	$1,615-$1,680	NAP	NAP	NAP	NAP	NAP	$1,635	$1,271
1 Bedroom	$892-$2,525	$1,785-$1,980	$1,550-$1,650	$1,240-$1,475	$1,325- $1,625	$1,695-$2,245	$1,590-$1,690	$1,865	$1,339-$1,421

2 Bedroom	$1,400-$2,500	$2,185-$2,750	$1,495-1,815	$1,580-$1,880	$1,600-$1,650	$2,139-$2,714	$1,870-$1,955	$2,260	$1,652

Occupancy	98.5%	98.0%	96.0%	100.0%	94.0%	98.0%	99.0%	98.0%	98.0%
(1)	Information obtained from the appraisal and underwritten rent roll.

A-3-17

Multifamily – Mid Rise	Loan #2	Cut-off Date Balance:	$52,348,530
50, 60 and 66, Franklin Street; 507-518 Main Street; 8-16 and 26 Portland Street	The Grid	Cut-off Date LTV:	67.4%
Worcester, MA 01608		U/W NCF DSCR:	1.41x
		U/W NOI Debt Yield:	8.1%

Escrows.

Real Estate Taxes –The Grid Whole Loan documents require an upfront real estate tax reserve of $45,793 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $45,793).

Insurance –The Grid Whole Loan documents require an upfront insurance reserve of $187,521 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next twelve months (initially $23,440).

TI/LC Reserve –The Grid Whole Loan documents require ongoing monthly TI/LC reserves of $4,863.

Replacement Reserve –The Grid Whole Loan documents require ongoing monthly replacement reserves of $9,708.

Outstanding TI/LC Reserve –The Grid Whole Loan documents require an upfront reserve of $162,500 for certain outstanding approved leasing expenses under the lease with Santander Bank.

Lockbox and Cash Management. The Grid Whole Loan is structured with a soft lockbox, which is already in place, and springing cash management. Prior to the occurrence of a Cash Management Trigger Event (as defined below), The Grid Whole Loan documents require that The Grid Borrower or the property manager deposit all rents into the lockbox account within one business day of receipt and all funds in the lockbox account are required to be distributed to The Grid Borrower. During a Cash Management Trigger Event, funds in the lockbox account are required to be swept to a lender-controlled cash management account and all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Management Trigger Event” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default under The Grid Whole Loan;
(ii)	the occurrence and continuance of an event of default under the property management agreement beyond any notice or cure; or
(iii)	the net cash flow debt service coverage ratio falling below 1.15x.

A “Cash Management Trigger Event” will end upon the occurrence of the following:

●	with regard to clause (i) above, the cure of such event of default;
●	with regard to clause (ii) above, the date on which the default under the property management agreement has been cured or the date on which The Grid Borrower has entered into a replacement property management agreement with a qualified manager; or
●	with regard to clause (iii) above, the net cash flow debt service coverage ratio being equal to or greater than 1.25x for one calendar quarter

Property Management. The Grid Property is managed by Grid Management, LLC an affiliate of the borrower sponsor.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Grid Whole Loan documents require that the “all risk” insurance policy required to be maintained by The Grid Borrower provide coverage for terrorism in an amount equal to the full replacement cost of The Grid Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-18

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

A-3-19

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

A-3-20

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

KPMG Plaza at Hall Arts
2323 Ross Avenue
Dallas, TX 75201
DALLAS
Uptown
ARTS DISTRICT
Downtown
Oak Lawn
Turtle Creek Parkway
Reverchon Park
Victory Park
WEST END
Bryan Place
Deep Ellum
Cedars
DALLAS COUNTY
Dallas Love Field 5 miles
GREENWOOD CEMETERY
TEMPLE EMANU-EL CEMETERY
Griggs Park
Exall Park
Klyde Warren Park
Old City Park
PIONEER PLAZA
DALLAS FARMERS MARKET
Dallas Theological Seminary
Baylor Institute for Rehab
Baylor University Medical Center
A. Webb Roberts Hospital
Meadows Conference Center
AT&T Performing Arts Center
One Arts Plaza
Moody Performance Hall
Meyerson Symphony Center
Wyly Theatre
Hall Arts Hotel and Residences
Chase Tower
Plaza of The Americas
Dallas Museum of Art
Trammell Crow Ctr.
2100 Ross
Museum Tower Condos
1900 Pearl St. Tower
PWC Building
Federal Reserve Bank of Dallas
Uptown Plaza
Hotel Crescent
American Airlines Center
Victory Tower (Under Construction)
Perot Museum of Nature and Science
Ernst & Young
Oncor
Dallas Art Fair
Harwood Center
Fountain Place
Ross Tower
Energy Plaza
Republic Center
Majestic Theatre
East Transfer Ctr. (DART)
Chapel and Thanksgiving Square
UNT Dallas Coll. of Law
Comerica Bank Tower
Dallas Municipal Court
The Dallas World Aquarium
West End Event Ctr.
Dallas Holocaust Museum
El Centro Coll. Downtown Campus
Bank of America Plaza
Elm Place
The Adolphus
Dealey Plaza
JFK Memorial Plaza
Old Red Museum
Founders Square
George L. Allen Sr. Courts Building
Central Library
Dallas Police Memorial
Dallas City Hall
Reunion Tower
Omni Dallas Hotel
Dallas Convention Center
South Side Ballroom
Museum of Geometric and MDI Art
Gables Uptown Tower
ISNetworld
Gables
Quadrangle Shopping Center
Villas at Katy Trail
West Village
CITYPLACE
VICTORY
PEARL/ARTS DISTRICT
ST. PAUL
AKARD
WEST END
UNION STATION
CONVENTION CENTER
CEDARS
DEEP ELLUM
BAYLOR
DART
M LINE TROLLEY
TROLLEY
KATY TRAIL
CBD-Fair Park Link
Central Expwy
Woodall Rodgers Frwy
Riverfront Blvd
S. Good Latimer Expwy
75
35E
30
45
Oak Lawn Ave
Turtle Creek Blvd
Fairmount St
Carlisle St
Cedar Springs Rd
McKinney Ave
Lemmon Ave
Lemmon Ave E
N. Hall St
State St
Thomas Ave
Maple Ave
McKinnon St
Harry Hines Blvd
Houston St
Olive St
Akard St
Victory Ave
Ross Ave
St Paul St
San Jacinto St
Bryan St
Swiss Ave
Gaston Ave
Canton St
Hawkins St
Pacific Ave
Elm St
Main St
Commerce St
Malcolm X Blvd
Jackson St
Young St
Marilla St
Harwood St
S. St Paul St
Cadiz St
Lamar St
Griffin Blvd
Griffin St
Market St
S. Lamar St
Belleview St
S. Akard St
Gould St
Browder St
S. Ervay St
S. Harwood St
S. Cesar Chavez Blvd
Corinth St
Allen
Lucas
Plano
Lewisville
The Colony
Flower Mound
Carrollton
Wylie
Coppell
Addison
Richardson
Sachse
Farmers Branch
Garland
Rowlett
Dallas Fort Worth Intl. Airport
Dallas Love Field
University Park
Highland Park
Irving
Mesquite
Downtown
Grand Prairie
Balch Springs
Seagoville
Duncanville
Hutchins
Cedar Hill
DeSoto
Lancaster
Wilmer
Combine
Midlothian
Ovilla
Red Oak
DENTON COUNTY
COLLIN COUNTY
DALLAS COUNTY
White Rock Lake
Lake Ray Hubbard
Mountain Creek Lake
Lake Lewisville
Lancaster Airport

A-3-21

No. 3 – KPMG Plaza at Hall Arts

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Column		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$43,700,000		Property Type – Subtype:	Office – CBD
	Cut-off Date Balance(1):	$43,700,000		Location:	Dallas, TX
	% of Initial Pool Balance:	6.0%		Size(3):	461,306 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(1):	$242.14
	Borrower Sponsor:	Masaveu Real Estate US, Delaware LLC		Maturity Date Balance Per SF(1):	$242.14
	Guarantor:	Masaveu Real Estate US, Delaware LLC		Year Built/Renovated:	2015/NAP
	Mortgage Rate:	3.4100%		Title Vesting:	Fee
	Note Date:	December 23, 2019		Property Manager:	Stream Realty Partners – DFW, L.P.
	Seasoning:	5 months		Current Occupancy (As of)(1):	95.9% (12/1/2019)
	Maturity Date:	January 6, 2030		YE 2018 Occupancy:	93.7%
	IO Period:	120 months		YE 2017 Occupancy:	80.8%
	Loan Term (Original):	120 months		As-Is Appraised Value(1):	$239,800,000
	Amortization Term (Original):	NAP		As-Is Appraised Value Per SF(1):	$519.83
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraisal Valuation Date:	November 25, 2019
	Call Protection(1):	L(29),D(84),O(7)
	Lockbox Type(2):	Hard/Springing Cash Management
	Additional Debt(1):	Yes		Underwriting and Financial Information(1)
	Additional Debt Type (Balance)(1):	Pari Passu ($68,000,000)		TTM NOI (10/31/2019):	$11,227,183
				YE 2018 NOI:	$11,252,397
				YE 2017 NOI:	$11,700,496

				U/W Revenues:	$19,465,123
				U/W Expenses:	$7,713,107
Escrows and Reserves(2)				U/W NOI(4):	$11,752,016
	Initial	Monthly	Cap	U/W NCF:	$11,198,449
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	3.04x / 2.90x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	10.5% / 10.0%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	10.5% / 10.0%
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio:	46.6%
Unfunded Obligations Reserve(5)	$1,267,335	$0	NAP	LTV Ratio at Maturity:	46.6%

Sources and Uses
Sources			Uses
Original whole loan	$111,700,000	46.3%	Purchase price(5)	$237,000,643	98.2%
Borrower sponsor equity	129,719,402	53.7	Closing costs	3,151,424	1.3
			Upfront reserves	1,267,335	0.5
Total Sources	$241,419,402	100.0%	Total Uses	$241,419,402	100.0%

(1)

The KPMG Plaza at Hall Arts Mortgage Loan (as defined below) is part of the KPMG Plaza at Hall Arts Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $111,700,000. Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the KPMG Plaza at Hall Arts Whole Loan. Notwithstanding the foregoing, all NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the KPMG Plaza at Hall Arts Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)	See “Escrows” section below.
(3)

Includes 13,750 square feet of expansion space for KPMG LLP which had a lease start date of November 2019 and for which the tenant is expected to take occupancy in the summer of 2020. The unfunded obligations reserve includes 5 months of free rent for KPMG through May 2020 totaling $274,656.

(4)	U/W NOI includes $333,243 in straight-line rent associated with the KPMG tenant and year one rent steps.
(5)	The seller provided a credit to the purchase price in the amount of $1.3 million related to all outstanding TI/LC and free rent for KPMG, which was held in an upfront reserve at origination.

A-3-22

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

The Mortgage Loan. The mortgage loan (the “KPMG Plaza at Hall Arts Mortgage Loan”) is part of a whole loan (the “KPMG Plaza at Hall Arts Whole Loan”) in the original principal balance of $111,700,000. The KPMG Plaza at Hall Arts Whole Loan is secured by a first priority fee mortgage encumbering a 461,306 square foot, Class A+, office tower located in Dallas, Texas (the “KPMG Plaza at Hall Arts Property”). The KPMG Plaza at Hall Arts Mortgage Loan is evidenced by the non-controlling promissory note A-2. The controlling promissory note A-1 was contributed to the CSAIL 2020-C19 securitization trust. The KPMG Plaza at Hall Arts Whole Loan will be serviced pursuant to the CSAIL 2020-C19 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$68,000,000	$68,000,000	CSAIL 2020-C19	Yes
A-2	$43,700,000	$43,700,000	WFCM 2020-C56	No
Total	$111,700,000	$111,700,000

The Borrower and Borrower Sponsor. The borrowing entity for the KPMG Plaza at Hall Arts Whole Loan is Masaveu Ross Avenue, LLC, a Delaware limited liability company (the “KPMG Plaza at Hall Arts Borrower”) and a special purpose entity with at least one independent director. Legal counsel to the KPMG Plaza at Hall Arts Borrower delivered a non-consolidation opinion in connection with the origination of the KPMG Plaza at Hall Arts Whole Loan. The KPMG Plaza at Hall Arts Borrower is 100% owned and managed by Corporación Masaveu S.A., a corporation domiciled in Spain.

The borrower sponsor and non-recourse carve-out guarantor is Masaveu Real Estate US, Delaware LLC, a subsidiary of Corporación Masaveu S.A. The borrower sponsor acquires, manages and owns real estate assets on behalf of Corporación Masaveu S.A. The borrower sponsor’s U.S. portfolio includes four office properties valued at over $720 million located across Washington D.C., Houston and Miami. As of June 30, 2019, the borrower sponsor reported a net worth of $392.3 million and liquidity of $27.5 million. The guarantor is required to maintain a minimum net worth of $150 million and minimum liquid assets of $7.5 million under the KPMG Plaza at Hall Arts Whole Loan documents.

The Property. The KPMG Plaza at Hall Arts Property is a 461,306 square foot, Class A+, LEED Gold Certified office tower located in Dallas, Texas. The KPMG Plaza at Hall Arts Property is an 18-story building constructed in 2015 and situated on a 1.6-acre site within the Dallas Arts District. The KPMG Plaza at Hall Arts Property is comprised of 442,259 square feet of office space and 19,047 square feet of restaurant and retail space. The KPMG Plaza at Hall Arts Property is 95.9% leased to a collection of 13 tenants with 10.3 years weighted average lease term remaining. The three largest tenants, KPMG LLP (“KPMG”), Jackson Walker L.L.P. (“Jackson Walker”) and Bell Nunnally & Martin LLP (“Bell Nunnally”), account for 77.4% of the net rentable area (“NRA”).

Pursuant to a license agreement (the “Parking Agreement”), the KPMG Plaza at Hall Arts Borrower has the right to use two subterranean parking garages connected below ground. The Parking Agreement provides the KPMG Plaza at Hall Arts Borrower with the right to use 1,266 priority spaces out of the total 2,098 parking spaces, of which 1,750 spaces are in the Hall Arts Garage and 348 are in the connected Cathedral Garage. The inter-connected parking garages are located under the Hall Arts Plaza and under the Cathedral Shrine of the Virgin Guadalupe, located across Crockett Street. The Parking Agreement expires in 2088 with respect to the Hall Arts Garage and in 2047 with respect to the Cathedral Garage. The Parking Agreement includes two automatic 25-year extensions with respect to the Cathedral Garage (unless such extensions are canceled by the Roman Catholic Diocese of Dallas which is the garage fee owner) which provide for extension to 2097. Additionally, the KPMG Plaza at Hall Arts Whole Loan documents include a recourse carveout for losses in the event that there is (a) any termination or cancellation of any superior interests in the parking garages that results in the loss by the KPMG Plaza at Hall Arts Borrower of a valid enforceable license to use the parking spaces or (b) any termination or cancellation of the Parking Agreement.

COVID-19 Update. As of May 4, 2020, the KPMG Plaza at Hall Arts Property is open, however most, if not all, tenants are working remotely. Occupancy at the KPMG Plaza at Hall Arts Property remains 97.1% as of the May 1, 2020 rent roll. The May debt service payment has been made. Tenants representing 98.0% of in-place base rent have paid rent for April 2020. As of May 8, 2020, tenants representing 92.6% of in-place base rent have paid rent for May 2020. Two restaurant tenants, representing approximately 1.5% of underwritten base rent, received rent assistance for April 2020. As of the date hereof, the KPMG Plaza at Hall Arts Whole Loan is not subject to any modification or forbearance request.

Major Tenants. The largest tenant at the KPMG Plaza at Hall Arts Property, KPMG, leases 207,292 square feet (44.9% of NRA) through July 2030 with three, five-year extension options remaining. KPMG has expanded its space twice since initial occupancy, most recently in November 2019. KPMG leases 207,292 square feet, with the most recent 13,750 square foot expansion lease commencing as of November 2019. KPMG is expected to take occupancy of the 13,750 square foot expansion space in the summer of 2020. KPMG was formed in 1987 and provides accounting, consulting, tax and legal, financial advisory and assurance services across 147 countries and territories. During the fiscal year of 2019, KPMG had 189,000 employees and generated $29.75 billion in revenue worldwide. KPMG strategically relocated from its previous Downtown Dallas office building into the Dallas Arts District in 2015 as part of a larger corporate real estate strategy focused on creating workplaces that are intended to recruit and retain top talent. KPMG reportedly grew its Dallas workforce by 20% in the first year at the KPMG Plaza at Hall Arts Property.

A-3-23

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

The second largest tenant at the KPMG Plaza at Hall Arts Property, Jackson Walker, leases 108,149 square feet (23.4% of NRA) through December 2030 (104,064 square feet) and June 2022 (4,085 square feet) with three, five-year extension options remaining. Jackson Walker is a Texas-based law firm with more than 360 attorneys. One of the largest law firms in Texas, Jackson Walker has seven offices across Texas and is headquartered at the KPMG Plaza at Hall Arts Property. Jackson Walker has been a tenant at the KPMG Plaza at Hall Arts Property since January 2016 and expanded into an additional 4,085 square feet in November 2018.

The third largest tenant at the KPMG Plaza at Hall Arts Property, Bell Nunnally, leases 41,693 square feet (9.0% of NRA) through July 2034 with two, five-year extension options remaining. Founded in 1980, Bell Nunnally is a full-service law firm that provides transactional and litigation services to a national and international client base ranging from start-up businesses to Fortune 500 companies. With over 60 attorneys, Bell Nunnally is among the 25 largest firms in North Texas and the 60 largest firms in Texas and has been a tenant at the KPMG Plaza at Hall Arts Property since June 2018.

The following table presents certain information relating to the tenancy at the KPMG Plaza at Hall Arts Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration	Extension Options	Term. Option (Y/N)
KPMG LLP(2)	NR / NR / NR	207,292	44.9%	$40.33	$8,359,219	44.8%	7/26/2030	3, 5-year	Y
Jackson Walker L.L.P.(3)	NR / NR / NR	108,149	23.4%	$39.23	$4,242,884	22.8%	12/31/2030	3, 5-year	Y
Bell Nunnally & Martin LLP(4)	NR / NR / NR	41,693	9.0%	$50.67	$2,112,668	11.3%	7/31/2034	2, 5-year	Y
Serendipity Labs, Inc.	NR / NR / NR	28,396	6.2%	$48.20	$1,368,687	7.3%	9/30/2028	2, 5-year	N
Hall Financial Group, Ltd.(5)	NR / NR / NR	20,114	4.4%	$46.90	$943,278	5.1%	3/31/2026	None	Y
Teknion, LLC	NR / NR / NR	7,988	1.7%	$51.58	$412,021	2.2%	10/31/2026	None	N
Spencer Stuart, Inc.	NR / NR / NR	6,598	1.4%	$49.13	$324,160	1.7%	8/19/2022	1, 5-year	N
UMB Bank, n.a. (6)	A / NR / A-	5,887	1.3%	$48.12	$283,292	1.5%	7/8/2025	2, 5-year	N
Musume by Kenichi	NR / NR / NR	5,616	1.2%	$35.61	$200,000	1.1%	2/28/2028	2, 5-year	N
Centennial Bank	NR / NR / NR	3,958	0.9%	$47.39	$187,570	1.0%	6/30/2022	1, 5-year	N
Gillbert & Keller Production	NR / NR / NR	2,702	0.6%	$10.00	$27,020	0.1%	5/31/2027	2, 5-year	N
Rock Libations, L.P.	NR / NR / NR	2,144	0.5%	$40.00	$85,760	0.5%	2/8/2028	2, 5-year	N
Spindletop Exploration Company, Inc.	NR / NR / NR	1,937	0.4%	$50.72	$98,236	0.5%	6/30/2022	None	N
Total Major Tenants:		442,474	95.9%	$42.14	$18,644,795	100.0%
Vacant Space(7)		18,832	4.1%
Collateral Total		461,306	100.0%

(1)	Based on the underwritten rent roll, including rent increases occurring through January 2021.
(2)

KPMG’s rent was underwritten on a straight-line basis. KPMG has a one-time right to terminate its lease for its entire space effective July 2025 with twelve months’ notice and an estimated termination fee of $12.8 million. KPMG also has an option to reduce its leased space by up to 26,094 square feet or one full floor effective July 2025 with twelve months’ notice and estimated contraction fees of $593,000 if it vacates the 16th floor only, or $781,000 if it vacates the 7th floor only.

(3)

Jackson Walker has a one-time right to terminate its lease effective January 2027 with twelve months’ notice (applicable to 104,064 square feet) and an estimated termination fee of $3.6 million. Alternatively, if Jackson Walker chooses not to exercise the termination option on its original space (104,064 square feet), it will also have an option to reduce its space by up to one full floor effective January 2027 with twelve months’ notice and an estimated contraction fee of $904,000. Jackson Walker has lease expirations in December 2030 (104,064 SF) and June 2022 (4,085 SF).

(4)	Bell Nunnally has a one-time right to terminate its lease effective July 31, 2029 with twelve months’ notice with an estimated termination fee of $4.0 million.
(5)	Hall Financial Group, Ltd. has an ongoing termination option effective any time after November 15, 2020 upon 30 days’ notice for Suite 730. The tenant has an ongoing termination option for Suite 200.
(6)	Ratings provided are for UMB Bank Financial Corporation, which is the guarantor on the lease.
(7)	Vacant Space includes dark space.

A-3-24

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

The following table presents certain information relating to the lease rollover schedule at the KPMG Plaza at Hall Arts Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring(2)	Expiring NRSF(2)	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	4	16,578	3.6%	16,578	3.6%	$805,800	4.3%	$48.61
2023	0	0	0.0%	16,578	3.6%	$0	0.0%	$0.00
2024	0	0	0.0%	16,578	3.6%	$0	0.0%	$0.00
2025	1	5,887	1.3%	22,465	4.9%	$283,292	1.5%	$48.12
2026	2	28,102	6.1%	50,567	11.0%	$1,355,299	7.2%	$48.23
2027	1	2,702	0.6%	53,269	11.5%	$27,020	0.1%	$10.00
2028	3	36,156	7.8%	89,425	19.4%	$1,654,447	8.8%	$45.76
2029	0	0	0.0%	89,425	19.4%	$0	0.0%	$0.00
2030	2	311,356	67.5%	400,781	86.9%	$12,406,268	65.7%	$39.85
2031 & Beyond	1	41,693	9.0%	442,474	95.9%	$2,112,668	11.2%	$50.67
Dark(3)	1	5,530	1.2%	448,004	97.1%	$226,730	1.2%	$41.00
Vacant	NAP	13,302	2.9%	461,306	100.0%	$0	0.0%	$0.00
Total	15	461,306	100.0%			$18,871,525(4)	100.0%	$42.12(4)

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases occurring through January 2021.
(2)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.
(3)	The Stephan Pyles restaurant space became dark in January 2020.
(4)	Total includes dark space but excludes vacant space.

The following table presents historical occupancy percentages at the KPMG Plaza at Hall Arts Property:

Historical Occupancy(1)

12/31/2017(2)	12/31/2018(2)	12/1/2019(3)
80.8%	93.7%	95.9%

(1)	Historical Occupancy based on the date that each of the leases commenced.
(2)	Information obtained from the KPMG Plaza at Hall Arts Borrower.
(3)	Based on the December 2019 underwritten rent roll.

A-3-25

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the KPMG Plaza at Hall Arts Property:

Cash Flow Analysis

	2017	2018	TTM 10/31/2019	U/W(1)(2)	%(3)	U/W $ PSF
Base Rent	$17,500,290	$17,704,659	$17,663,797	$18,871,525	92.2%	$40.91
Vacant Income	0	0	0	581,341	2.8	1.26
Gross Potential Rent	$17,500,290	$17,704,659	$17,663,797	$19,452,865	95.1%	$42.17
Total Reimbursements	603,996	704,874	1,069,844	1,010,380	4.9	2.19
Net Rental Income	$18,104,286	$18,409,533	$18,733,641	$20,463,246	100.0%	$44.36
Other Income	13,204	53,441	56,662	25,040	0.1	0.05
(Vacancy/Collection Loss)	0	0	0	(1,023,162)	(5.0)	(2.22)
Effective Gross Income	$18,117,490	$18,462,974	$18,790,303	$19,465,123	95.1%	$42.20
Total Expenses	$6,416,994	$7,210,577	$7,563,120	$7,713,107	39.6%	$16.72
Net Operating Income	$11,700,496	$11,252,397	$11,227,183	$11,752,016	60.4%	$25.48
TI/LC	0	0	0	461,306	2.4	1.00
Replacement Reserves	0	0	0	92,261	0.5	0.20
Net Cash Flow	$11,700,496	$11,252,397	$11,227,183	$11,198,449	57.5%	$24.28

NOI DSCR	3.03x	2.91x	2.91x	3.04x
NCF DSCR	3.03x	2.91x	2.91x	2.90x
NOI Debt Yield	10.5%	10.1%	10.1%	10.5%
NCF Debt Yield	10.5%	10.1%	10.1%	10.0%

(1)	U/W Base Rent includes $333,243 in straight-line rent associated with the KPMG tenant and rent steps through January 2021.
(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(3)	Represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the KPMG Plaza at Hall Arts Property of $239,800,000 as of November 25, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated August 2, 2019, there was no evidence of any recognized environmental conditions at the KPMG Plaza at Hall Arts Property.

Market Overview and Competition. The KPMG Plaza at Hall Arts Property is located in the Dallas Arts District, which falls within the Dallas central business district (“CBD”) submarket and is also considered to be part of the Uptown/Turtle Creek office submarket. The transformation of the Dallas Arts District began in 2012 upon the completion of Klyde Warren Park, a 5.2-acre urban green space built over the recessed Woodall Rodgers Freeway between Pearl and St. Paul streets. Klyde Warren Park provides an expansive pedestrian-friendly green space that bridges the gap between the Dallas Arts District and the Uptown area. According to a third-party market data provider, Ross Avenue is now commonly viewed as the new boundary for the Uptown/CBD office markets, with some of the most valuable land in the overall market area now located at this intersection. As a result, the Dallas Arts District office buildings compete with the Uptown submarket for tenants. The Uptown submarket is one of the better performing submarkets in Dallas and is more reflective of the Dallas Arts District location.

According to a third-party market research provider, as of the third quarter of 2019, the Uptown submarket has a total inventory of 16.0 million square feet with rental rates of $42.30 per square foot, representing the highest asking rates across the Dallas submarkets. The Uptown submarket has a vacancy rate of 13.2% and a positive net absorption of 81,470 square feet. The competitive set per the appraisal includes five properties ranging in occupancy from 80.0% to 98.0%, with a weighted average occupancy of 86.9%. The unadjusted asking rents per square foot for office space range from $26.50 to $41.00 per square foot (NNN), with a weighted average of $31.90 per square foot (NNN). Based on the appraiser’s concluded market rents of $48.50 per square foot (NNN) for office space and $40.00 per square foot (NNN) for retail space, the KPMG Plaza at Hall Arts Property’s weighted average underwritten rents are 12.5% and 25.3% below market for office and retail space, respectively.

A-3-26

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

The following table presents certain information relating to the appraiser’s market rent conclusions for the KPMG Plaza at Hall Arts Property:

Market Rent Summary(1)

	Office Space	Restaurant/Retail
NRA (SF)	445,314	15,992
Market Rent (PSF)	$47.00 - $49.50	$38.00 - $42.00
Lease Term (Years)	10 years	10 years
Lease Type (Reimbursements)	Base Yr. + Elect	NNN
Rent Increase Projection	1%/yr.	$0.50/SF/yr.

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the KPMG Plaza at Hall Arts Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Actual Sale Price	Adjusted Sale Price	Sale Price (PSF)
2000 McKinney Office Building	Dallas, TX	447,595	Aug-16	$226,000,000	$226,000,000	$505
17Seventeen McKinney	Dallas, TX	369,017	Sep-16	$190,000,000	$190,000,000	$515
2525 McKinnon Office	Dallas, TX	111,722	Jan-17	$46,800,000	$46,800,000	$419
The Berkshire Office Building	Dallas, TX	188,920	Sep-17	$68,500,000	$72,490,000	$384
1900 Pearl	Dallas, TX	261,400	Apr-17	$181,500,000	$181,500,000	$694
Cawley Fourteen 555 Center	Dallas, TX	258,743	Sep-17	$103,000,000	$104,896,790	$405

(1)	Information obtained from the appraisal.

The following tables present certain information relating to comparable office leases for the KPMG Plaza at Hall Arts Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	NRA (SF)	Distance from Subject	Occupancy	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (YRS)	Annual Base Rent PSF	Lease Type
One Arts Plaza 1722 Routh Street, Dallas, TX	2007	530,236	0.4 miles	95%	West Monroe Partners	11,767	Jan-19	7.5	$30.00 $25.66	NNN

JP Morgan Chase Tower 2200 Ross Avenue, Dallas, TX	1987	1,253,343	0.4 miles	80%	Gordon Rees, et al Savills Studley Ron Haddock Interests	9,213 8,131 826	Nov-18 Feb-18 Sep-17	12.5 7.8 3.2	$34.50 $38.00 $37.00	NNN

1900 Pearl 1900 North Pearl Street, Dallas, TX	2018	261,400	0.2 miles	90%	Quoted	---	---	---	$41.00	NNN

2100 McKinney 2100 McKinney Avenue, Dallas, TX	1999	360,859	0.0 miles	98%	TPG 6TH Vess Benchmark Bank Lobby	17,500 4,200 1,208	Jun-19 May-19 Dec-17	7.0 7.0 6.0	$40.25 $37.00 $39.14	NNN

Rosewood Court 2101 Cedar Springs, Dallas, TX	2008	405,291	0.2 miles	86%	Greenhill Legacy Exploration	15,400 4,192	Oct-18 Oct-18	7.0 10.3	$35.77 $38.42	NNN

(1)	Information obtained from the appraisal.

Escrows. At origination, the KPMG Plaza at Hall Arts Borrower deposited into escrow $1,267,335 for outstanding TI/LCs and free rent related to the KPMG expansion space.

Real Estate Taxes Reserve – The requirement to make monthly deposits of 1/12th of the annual estimated tax payments into the tax reserve account is waived unless a Cash Sweep Period (as defined below) is continuing.

A-3-27

Office – CBD	Loan #3	Cut-off Date Balance:	$43,700,000
2323 Ross Avenue	KPMG Plaza at Hall Arts	Cut-off Date LTV:	46.6%
Dallas, TX 75201		U/W NCF DSCR:	2.90x
		U/W NOI Debt Yield:	10.5%

Insurance Reserve – The requirement to make monthly deposits of 1/12th of the estimated insurance premiums into the insurance reserve account is waived unless a Cash Sweep Period is continuing.

Replacement Reserves – During the continuance of a Cash Sweep Period, on a monthly basis, the KPMG Plaza at Hall Arts Borrower is required to deposit $7,688 ($0.20 per rentable square feet annually).

Rollover Reserves – During the continuance of a Cash Sweep Period, on a monthly basis, the KPMG Plaza at Hall Arts Borrower is required to deposit $38,442 ($1.00 per rentable square feet annually).

Lockbox and Cash Management. The KPMG Plaza at Hall Arts Whole Loan is structured with a hard lockbox with springing cash management upon a Cash Sweep Period. At origination, the KPMG Plaza at Hall Arts Borrower and property manager were required to send direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are required to be remitted to the KPMG Plaza at Hall Arts Borrower on a daily basis in the absence of a Cash Sweep Period. During the continuance of a Cash Sweep Period, all excess cash flow, after payments made in accordance with the KPMG Plaza at Hall Arts Whole Loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the KPMG Plaza at Hall Arts Mortgage Loan.

A “Cash Sweep Period” means the occurrence of: (a) an event of default, (b) any bankruptcy action of the KPMG Plaza at Hall Arts Borrower or any affiliated or non-affiliated property manager, (c) the debt yield falling below 6.5% for the immediately preceding calendar quarter based upon the preceding trailing 12 month period, or (d) a Parking Agreement Trigger occurs.

A “Parking Agreement Trigger” means the occurrence of (a) a breach or default by the KPMG Plaza at Hall Arts Borrower under any condition or obligation contained in the Parking Agreement, (b) any event or condition that gives parking landlord a right to terminate or cancel the Parking Agreement, or (c) the modification, termination or cancellation of the Parking Agreement without the prior written consent of the lender.

Property Management. The KPMG Plaza at Hall Arts Property is managed by Stream Realty Partners – DFW, L.P., a commercial real estate service company that specializes in property management, leasing and investment sales. With over 173 million square feet of office, industrial, retail and healthcare assignments, the company participates in over $2.9 billion in transactions annually. Founded in 1996, Stream Realty Partners has over 850 real estate professionals in twelve major markets across the United States, including Austin, Dallas, Fort Worth, Houston and San Antonio. In the Dallas/Fort Worth Market, Stream Realty Partners manages over 46 million square feet with 114 property management employees and 370 total dedicated team members.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The KPMG Plaza at Hall Arts Whole Loan documents require that the “all risk” insurance policy required to be maintained by the KPMG Plaza at Hall Arts Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the KPMG Plaza at Hall Arts Property, together with a 12-month extended period of indemnity.

A-3-28

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

A-3-29

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

Panoramic Berkeley
2539 Telegraph Avenue
Berkeley, CA 94704
El Cerrito
Kensington
CONTRA COSTA COUNTY
Tilden Regional Park
EL CERRITO PLAZA
El Cerrito Plaza
Albany
Thousand Oaks Art Gallery
Cragmont
La Loma Park
North Berkeley
NORTH BERKELEY
Northwest Berkeley
FOURTH STREET
Berkeley Amtrak Station
City of Berkeley-Civic Ctr.
DOWNTOWN BERKELEY
Downtown
Berkeley Public Library
Alta Bates Summit Medical Ctr.
Lawrence Berkeley National Laboratory
Lawrence Hall of Science
Berkeley Botanical Garden
Molecular Foundry
Museum of Paleontology
University of California-Berkeley
Haas School of Business
California Memorial Stadium
Edwards Stadium
UC Berkeley Art Museum
Clark Kerr Campus
Berkeley Playhouse
Claremont Canyon Regional Preserve
Claremont Canyon Reg. Preserve
Claremont Club & Spa - A Fairmont Hotel
Claremont
Redwood Valley Railway
Orinda
Berkeley
South Berkeley
San Pablo Park
Dynavax Technologies Corporation
ASHBY
ALAMEDA COUNTY
CALDECOTT TUNNEL
North Oakland Reg. Sports Complex
Lake Temescal
Rockridge
ROCKRIDGE
Glen Highlands
Emeryville
Public Market Emeryville
TechValidate Software
Emeryville
Powell Street Plaza
Pixar Animation Studios
Bay Street Emeryville
IKEA
East Baybridge Shopping Center
BAY BRIDGE
San Francisco 9 miles
Shafter
UCSF Benioff Children's Hospital Oakland
Claremont CC
California College of The Arts
Shops at the Ridge
OAKLAND
MAC ARTHUR
Montclair
Piedmont
Lakeshore
Alta Bates Summit Medical Ctr. - Summit Campus
Samuel Merritt University
Downtown Oakland 1 mile
BART
AMTRAK
Eastshore Fwy
MacArthur Fwy
Warren Fwy
Key Rte Blvd
Santa Fe Ave
Arlington Ave
Marin Ave
Grizzly Peak Blvd
Solano Ave
Monterey Ave
Hopkins St
Sutter St
Spruce St
Rose St
Shattuck Ave
Cedar St
Gilman St
6th St
Hearst Ave
University Ave
Bancroft Way
San Pablo Ave
Sacramento St
Dwight Way
Telegraph Ave
7th St
Ashby Ave
College Ave
Claremont Ave
Tunnel Rd
Alcatraz Ave
65th St
Chabot Rd
Stanford Ave
MLK Way
Market St
Hollis St
Adeline St
Broadway
Broadway Terrace
51st St
40th St
W. MacArthur Blvd
Moraga Ave
Piedmont Ave
Oakland Ave
Grand Ave
Mandela Pkwy
Peralta St
123
13
24
80
580
980
880
San Rafael
Richmond
Pinole
Martinez
Pittsburg
Concord
Mill Valley
Tiburon
Sausalito
Orinda
Walnut Creek
Lafayette
Moraga
Piedmont
Alamo
Danville
San Ramon
SAN FRANCISCO
Alameda
Daly City
San Leandro
Castro Valley
Dublin
Pleasanton
South San Francisco
Hayward
Union City
Pacifica
Pacific Ocean
San Mateo
Fremont
Redwood City
Newark
Half Moon Bay
San Carlos
Palo Alto
Mtn. View
Milpitas
Santa Clara
SAN JOSE
Sunnyvale
Woodside

A-3-30

No. 4 – Panoramic Berkeley

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$42,000,000		Property Type – Subtype:	Multifamily – Student Housing
	Cut-off Date Balance:	$42,000,000		Location:	Berkeley, CA
	% of Initial Pool Balance:	5.7%		Size(4):	254 Beds
	Loan Purpose:	Refinance		Cut-off Date Balance Per Bed(1):	$165,354
	Borrower Sponsors:	Patrick C. Kennedy; Corigin Student Housing LLC; The Patrick and Julie Kennedy Revocable Trust Dated February 18, 2004		Maturity Date Balance Per Bed(1):	$165,354
	Guarantors:	Patrick C. Kennedy; Corigin Student Housing LLC; The Patrick and Julie Kennedy Revocable Trust Dated February 18, 2004		Year Built/Renovated:	2019/NAP
	Mortgage Rate:	3.84762%		Title Vesting:	Fee
	Note Date:	March 10, 2020		Property Manager:	Self-managed
	Seasoning:	2 months		Current Occupancy (As of)(5):	96.9% (4/30/2020)
	Maturity Date:	April 6, 2030		YE 2019 Occupancy(6):	NAP
	IO Period:	120 months		YE 2018 Occupancy(6):	NAP
	Loan Term (Original):	120 months		YE 2017 Occupancy(6):	NAP
	Amortization Term (Original):	NAP		YE 2016 Occupancy(6):	NAP
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(1):	$74,700,000
	Call Protection:	L(26),D(90),O(4)		Appraised Value Per Bed(1):	$294,094
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date:	January 28, 2020
	Additional Debt(1)(2):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1)(2):	Mezzanine ($10,000,000)		TTM NOI(6):	NAP
				YE 2019 NOI(6):	NAP
				YE 2018 NOI(6):	NAP
				YE 2017 NOI(6):	NAP
				U/W Revenues:	$4,582,850
Escrows and Reserves(3)				U/W Expenses:	$866,004
	Initial	Monthly	Cap	U/W NOI:	$3,716,846
Taxes	$33,600	$21,000	NAP	U/W NCF:	$3,690,559
Insurance	$81,199	$7,660	NAP	U/W DSCR based on NOI/NCF(1):	2.27x / 2.25x
Replacement Reserve	$0	$2,193	NAP	U/W Debt Yield based on NOI/NCF(1):	8.8% / 8.8%
TI/LC Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	8.8% / 8.8%
Tenant Obligation Funds	$347,076	$0	NAP	Cut-off Date LTV Ratio(1):	56.2%
UC Regents Non-Renewal Major Tenant Trigger Suspension	$0	Springing	NAP	LTV Ratio at Maturity(1):	56.2%

Sources and Uses
Sources			Uses
Original loan amount	$42,000,000	80.8%	Loan payoff	$27,252,384	52.4%
Mezzanine loan amount	10,000,000	19.2%	Other debt	11,910,033	22.9
			Closing costs	665,845	1.3
			Upfront reserves	461,875	0.9
			Return of equity	11,709,863	22.5
Total Sources	$52,000,000	100.0%	Total Uses	$52,000,000	100.0%

(1)	All statistical information related to the balance per unit, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Panoramic Berkeley Mortgage Loan (as defined below). The Cut-off Date Balance Per Bed, Maturity Date Balance Per Bed, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the combined Panoramic Berkeley Mortgage Loan and the mezzanine loan are $204,724, $204,724, 1.64x / 1.63x, 7.1% / 7.1%, 7.1% / 7.1%, 69.6% and 69.6%, respectively. Notwithstanding the foregoing, the appraised value was determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(2)	See “Subordinate and Mezzanine Indebtedness” section below.
(3)	See “Escrows” section below.

(4)

The Panoramic Berkeley Property (as defined below) has 70 units totalling 254 beds. Excluding the one unit leased at below-market rent in the Below Market Rent Program (“BMR Program”) and five units leased under the Section 8 Voucher Program (“Section 8 Program”), the Panoramic Berkeley Property has 235 beds. The Panoramic Berkeley Property also includes 4,434 square feet of ground floor retail space.

A-3-31

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

(5)

Current Occupancy is based on per bed leased occupancy for residential units only. Based on number of units, the Panoramic Berkeley Property was 97.1% leased. The retail space is 100.0% leased to 2nd Street USA, Inc.

(6)	Historical occupancy and historical financials are not available as the Panoramic Berkeley Property was constructed in 2019.

The Mortgage Loan. The mortgage loan (the “Panoramic Berkeley Mortgage Loan”) is evidenced by two promissory notes secured by a first priority mortgage encumbering the fee interest in a 254-bed student housing property located in Berkeley, California (the “Panoramic Berkeley Property”).

The Borrower and Borrower Sponsors. The borrower is 2539 Telegraph LLC (the “Panoramic Berkeley Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the Panoramic Berkeley Borrower delivered a non-consolidation opinion in connection with the origination of the Panoramic Berkeley Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Patrick C. Kennedy, The Patrick and Julie Kennedy Revocable Trust Dated February 18, 2004, and Corigin Student Housing LLC.

Patrick C. Kennedy is the owner of Panoramic Interests, a development firm that has been building housing, live-work space, and commercial property in San Francisco and Berkeley since 1990. Its work in downtown Berkeley and San Francisco includes 15 projects, including more than 1,000 new units of housing and 100,000 square feet of commercial space. From 1998-2004, Panoramic Interests built seven new mixed-use apartment buildings in downtown Berkeley, becoming the largest private landlord of UC Berkeley students. Equity Residential REIT purchased the portfolio in April 2007 for approximately $146 million, the largest real estate transaction in Berkeley’s history. Panoramic Interests is now building CITYSPACES®, a collection of residences constructed throughout walkable neighborhoods in San Francisco and Berkeley.

Corigin Real Estate Group (“Corigin”), manager of Corigin Student Housing LLC, is a private holding company specializing in real estate and venture capital through Corigin Real Estate Group and Corigin Ventures, respectively. Corigin is based in New York and is led by Ryan Freedman, its chairman and chief executive officer. Corigin’s Real Estate Group is a developer, owner and operator of New York City real estate. Corigin’s platform spans development, multi-family rental apartments, student housing, property management and lending. Corigin Ventures is an early-stage investor of capital and supports tech-enabled startups.

The Property. The Panoramic Berkeley Property is a 70-unit class A multifamily building, containing 254 student housing beds, with 44 units master-leased to The Regents of the University of California (Fitch/Moody’s/S&P: AA-/Aa2/AA), one BMR Program unit, five Section 8 Program units, and 20 market rate units. In addition, the Panoramic Berkeley Property contains 4,434 square feet of ground floor retail space 100.0% leased to 2nd Street USA, Inc. The Panoramic Berkeley Property is located at 2539 Telegraph Avenue in Berkeley, California, approximately five blocks south of the University of California at Berkeley (“UC Berkeley”) campus. Completed in 2019, the Panoramic Berkeley Property is a six-story student housing building totaling 44,893 square feet comprised of six studio one-bath suites, 13 three-bed one-bath suites, six four-bed one-bath suites, 40 four-bed 1.5-bath suites, and five five-bed 1.5-bath suites with an average unit size of 660 square feet, including one three-bed one-bath unit that is part of the BMR Program and one studio one-bath unit, one three-bed one-bath unit and three four-bed 1.5-bath units that are part of the Section 8 Program. The Panoramic Berkeley Property is required under a deed restriction with the City of Berkeley to lease six of the units at below market rents. As of the April 30, 2020 rent roll, the Panoramic Berkeley Property was 96.9% leased.

Unit amenities include single-occupancy studio/one-bath, three-bedroom/one-bath, four-bedroom/one-bath, four-bedroom/1.5-bath and five-bedroom/1.5-bath apartments that are fully furnished and feature 9-foot ceilings, operable windows, engineered soundproofing, bay windows, individually controlled heat and ventilation, and USB plugs in every room. The kitchens in each unit feature high-efficiency stainless steel appliances, Formica countertops, a refrigerator, an electric range/oven, a built-in microwave, a dishwasher, and a sink with garbage disposal. Bathrooms contain a tub/shower combination, a wall-mounted medicine cabinet with vanity mirror, and a heated towel rack.

Community amenities available to all residents include a rooftop deck, a central courtyard, lounge space for study and social gatherings, secured indoor bicycle storage for up to 156 bikes, storage lockers, vending machines, on-site management and maintenance, a controlled entry and elevator system, text messaging laundry services on every floor, automated Luxor One parcel delivery and a garage with nine parking spaces.

Forty-four student housing units containing 180 beds at the Panoramic Berkeley Property (representing 72.3% of underwritten base rent) are master-leased to The Regents of the University of California (Fitch/Moody’s/S&P: AA-/Aa2/AA) at an average rental rate of $5,686 per unit/month or $8.46 PSF, increasing 2% annually throughout the full term of the lease. The Regents of the University of California is the governing board of the University of California system. The Regents of the University of California’s lease has an initial term of five years through August 2024 with no renewal options and no termination options. Twenty multifamily units are leased at market rents at an average rental rate of $4,420 per unit/month or $7.48 PSF, one multifamily unit is leased at below-market rents in the BMR Program at a rental rate of $2,338 per unit/month or $3.71 PSF, and five multifamily units (60.0% leased) are leased under the Section 8 Program at an average rental rate of $2,368 per unit/month or $4.63 PSF.

The ground floor includes a 4,434 square foot retail space that is leased to 2nd Street USA, Inc. on a 10-year lease at an initial annual rent of $30.50 PSF. 2nd Street USA, Inc.’s lease has two, five-year renewal options and a one-time termination option no earlier than the 60th full calendar month following the lease commencement date and effective 120 days after notice is received from the landlord along with payment of the unamortized balance, as of the termination date, of the tenant improvement allowance amortized over its

A-3-32

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

useful life. 2nd Street USA, Inc. is expected to open for business in the summer of 2020 according to the borrower sponsors. 2nd Street USA, Inc. is a second-hand clothing store with high quality designer and vintage items, unique and trendy clothing, and shoes.

The following table presents certain information relating to the unit mix of the Panoramic Berkeley Property:

Unit Mix Summary(1)

Unit Type	Total No. of Beds	% of Total Beds	Total No. of Units	% of Total Units	Occ. %(2)	Average Unit Size (SF)	Total Size (SF)	Average Underwritten Monthly Rent per Bed(3)	Average Underwritten Monthly Rent per Unit(3)
Studio / 1 Bathroom – Market	5	2.0%	5	7.1%	100.0%	352	1,760	$2,480	$2,480
Studio / 1 Bathroom – Section 8	1	0.4%	1	1.4%	100.0%	352	352	$1,549	$1,549
3 Bedroom / 1 Bathroom – UCB	3	1.2%	1	1.4%	100.0%	546	546	$1,390	$4,170
3 Bedroom / 1 Bathroom – Market	30	11.8%	10	14.3%	100.0%	603	6,028	$1,543	$4,630
3 Bedroom / 1 Bathroom – BMR	3	1.2%	1	1.4%	100.0%	631	631	$779	$2,338
3 Bedroom / 1 Bathroom – Section 8	3	1.2%	1	1.4%	100.0%	546	546	$779	$2,338
4 Bedroom / 1 Bathroom – UCB	24	9.4%	6	8.6%	100.0%	619	3,716	$1,390	$5,560
4 Bedroom / 1.5 Bathroom – UCB	128	50.4%	32	45.7%	100.0%	663	21,212	$1,390	$5,560
4 Bedroom / 1.5 Bathroom – Market	20	7.9%	5	7.1%	100.0%	807	4,037	$1,485	$5,940
4 Bedroom / 1.5 Bathroom – Section 8	12	4.7%	3	4.3%	33.3%	658	1,974	$804	$3,217
5 Bedroom / 1.5 Bathroom – UCB	25	9.8%	5	7.1%	100.0%	818	4,091	$1,390	$6,950
Total/Weighted Average	254	100.0%	70	100.0%	96.9%	660	44,893	$1,415	$5,118

(1)	Information obtained from the underwritten rent roll.

(2)	Occ. % is based on per bed leased occupancy as of April 30, 2020. Based on number of units, the Panoramic Berkeley Property was 97.1% leased.

(3)	Average Underwritten Monthly Rent per Bed and Average Underwritten Monthly Rent per Unit exclude vacant space.

The following table presents historical occupancy percentages at the Panoramic Berkeley Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	12/31/2019(1)	4/30/2020(2)
NAP	NAP	NAP	NAP	96.9%

(1)	Historical occupancy is not available as the Panoramic Berkeley Property was constructed in 2019.

(2)

Information obtained from the underwritten rent roll dated April 30, 2020. Current occupancy is based on per bed leased occupancy for residential units only. Based on number of units, the Panoramic Berkeley Property was 97.1% leased. The retail space is 100.0% leased to 2nd Street USA, Inc.

COVID-19 Update. As of the May 2020 payment, the residential portion of the Panoramic Berkeley Property was open and operating, however, the common areas have been closed due to the State of California’s stay at home order. As of the date hereof, 99.8% and 97.7% of rent for the leased residential units had been collected for the months of April 2020 and May 2020, respectively. The May 2020 debt service payment for both the mortgage loan and mezzanine loan have been made by the Panoramic Berkeley Borrower. As of the date hereof, the Panoramic Berkeley Mortgage Loan is not subject to any modification or forbearance request.

A-3-33

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Panoramic Berkeley Property:

Cash Flow Analysis(1)

	U/W(2)(3)	%(4)	U/W $ per Bed
Base Rent	$4,360,691	92.3%	$17,168
Grossed Up Vacant Space	94,680	2.0	373
Gross Potential Rent	$4,455,371	94.3%	$17,541
Other Rental Income(5)	169,463	3.6	667
Other Income(6)	99,390	2.1	391
Net Rental Income	$4,724,224	100.0%	$18,599
(Vacancy)	(141,374)(7)	(3.2)	(557)
(Concessions & Credit Loss)	0	0.0	0
Effective Gross Income	$4,582,850	97.0%	$18,043

Real Estate Taxes(8)	192,334	4.2	757
Insurance	91,923	2.0	362
Management Fee	137,485	3.0	541
Other Operating Expenses	444,262	9.7	1,749
Total Operating Expenses	$866,004	18.9%	$3,409

Net Operating Income	$3,716,846	81.1%	$14,633
Capital Expenditures	26,287	0.6	103
Net Cash Flow	$3,690,559	80.5%	$14,530

NOI DSCR	2.27x
NCF DSCR	2.25x
NOI Debt Yield	8.8%
NCF Debt Yield	8.8%

(1)	Historical cash flows are not available as the Panoramic Berkeley Property was constructed in 2019.
(2)	U/W Base Rent includes (i) rent steps totaling $60,048 and (ii) straight-line rent totaling $124,139.
(3)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(4)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy and Concessions & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(5)	Other Rental Income includes base rent associated with the 4,434 square foot ground floor retail space.
(6)	Other Income primarily includes miscellaneous income generated from parking, application fees, ATM fees, and washer/dryer fees.
(7)	The underwritten economic vacancy is 3.2%. Based on number of beds, the Panoramic Berkeley Property was 96.9% leased as of April 30, 2020. Based on number of units, the Panoramic Berkeley Property was 97.1% leased.
(8)	The units leased to The Regents of the University of California are exempt from real estate taxes. If such units were no longer leased to The Regents of the University of California, the Panoramic Berkeley Property would no longer benefit from such tax exemption. The Panoramic Berkeley Mortgage Loan was underwritten based on real estate taxes as abated by such tax exemption. The appraisal estimated the amount of the tax exemption to be $390,925 in the fifth year of the lease term.

Appraisal. The appraiser concluded to an “as-is” appraised value for the Panoramic Berkeley Property of $74,700,000 as of January 28, 2020.

Environmental Matters. According to the Phase I environmental site assessment dated February 3, 2020, there was no evidence of any recognized environmental conditions at the Panoramic Berkeley Property.

Market Overview and Competition. The Panoramic Berkeley Property is located in Berkeley in the northwest section of Alameda County directly across the San Francisco Bay from San Francisco, approximately 4.2 miles north of the Oakland central business district. The Panoramic Berkeley Property is approximately five blocks from the UC Berkeley campus at the corner of Dwight Way and Telegraph Avenue. The Panoramic Berkeley Property is located along Interstate 80, which travels southwest to San Francisco and

A-3-34

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

northeast to Sacramento, and Highway 24, which travels south to Oakland and east to Walnut Creek. Downtown Berkeley has numerous restaurants, movie theaters, museums, retailers and coffee bars.

There are three Bay Area Rapid Transit (“BART”) stations in Berkeley, providing commuter rail service throughout many parts of the Bay Area. The Downtown Berkeley BART station is located approximately 1.0 miles northwest of the Panoramic Berkeley Property, providing a 22-minute ride to San Francisco’s Financial District and a 23-minute ride to the Coliseum BART Station. The new Downtown Berkeley BART station plaza opened to the public on October 18, 2018, featuring enhanced bus and BART connectivity, pedestrian improvements and modern environmental elements. The project cost $13 million, and includes the addition of cafe tables and chairs to the highly trafficked plaza, additional sidewalk seating along Shattuck Avenue, new lighting and regular live performances.

Berkeley is home to UC Berkeley and the Lawrence Berkeley National Laboratory. Founded in 1868 as the University of California, UC Berkeley offers approximately 350 undergraduate and graduate degree programs in a range of disciplines with approximately 43,000 full-time students in 2019 and is the oldest of the ten major campuses affiliated with the University of California. UC Berkeley also co-manages three United States Department of Energy National Laboratories, including Lawrence Berkeley National Laboratory, and is home to many world-renowned research institutes and organizations. As of October 2019, 107 Nobel laureates have been affiliated with the university as faculty, alumni or researchers, the most of any public university in the United States and third most of any university in the world. UC Berkeley is ranked fourth on a magazine survey of 2018 Best Global Universities rankings conducted in the U.S and nearly 50 other countries.

According to a third-party market report, the estimated 2020 population within a one-, three- and five-mile radius of the Panoramic Berkeley Property was 54,962, 223,393 and 413,086, respectively. The estimated 2020 average household income within the same radii was $112,383, $156,374 and $150,724, respectively.

Submarket Information – According to a third-party market research report, the Panoramic Berkeley Property is situated within the Berkeley multifamily submarket. As of the fourth quarter of 2019, the submarket reported a total inventory of 16,901 units with a 3.8% vacancy rate and an average asking rental rate of $2,568 per unit.

Appraiser’s Competitive Set – The appraiser identified five primary competitive properties for the Panoramic Berkeley Property totaling 633 units, which reported an average occupancy rate of approximately 99.8%. The appraiser concluded to monthly market rents per unit ranging from $465 to $2,600 (see “Market Rent Summary” table below). The appraisal identified three new construction projects in the immediate area that as of the appraisal were expected to come online in the near future. The first, The Durant, a 58-unit, 72-bed facility, was expected to be completed in August 2020. The second, Standard at Berkeley, a 122-unit, 331-bed facility, was expected to be completed in August 2021. The third, The Den, a 40-unit, 160-bed facility, had not yet begun construction. Campus enrollment has grown by 22.4% between the 2010-2011 and 2019-2020 academic years, reaching approximately 43,000 students in total fall average enrollment in 2019. Although the two properties that were under construction at the time of the appraisal were expected to be delivered in 2020 and 2021, it is unclear if the pandemic has or will result in any delay to these properties coming online.

Market Rent Summary(1)

Unit Type	Total No. of Beds	Total No. of Units	Market Monthly Rent per Unit	Market Monthly Rent per SF
Studio / 1 Bathroom – Market	5	5	$2,600	$7.39
Studio / 1 Bathroom – Section 8	1	1	$1,549	$4.40
3 Bedroom / 1 Bathroom – UCB	3	1	$1,550	$8.52
3 Bedroom / 1 Bathroom – Market	30	10	$1,650	$8.21
3 Bedroom / 1 Bathroom – BMR	3	1	$465	$2.21
3 Bedroom / 1 Bathroom – Section 8	3	1	$1,072	$5.89
4 Bedroom / 1 Bathroom – UCB	24	6	$1,450	$9.36
4 Bedroom / 1.5 Bathroom – UCB	128	32	$1,500	$9.05
4 Bedroom / 1.5 Bathroom – Market	20	5	$1,575	$7.80
4 Bedroom / 1.5 Bathroom – Section 8	12	3	$986	$6.00
5 Bedroom / 1.5 Bathroom – UCB	25	5	$1,500	$9.17
Total/Weighted Average	254	70	$1,560	$8.48

(1)	Information obtained from the appraisal.

A-3-35

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

The following table presents certain information relating to comparable multifamily properties for the Panoramic Berkeley Property:

Competitive Set(1)

	Panoramic Berkeley (Subject)	Garden Village	StoneFire Apartments	Metropolitan	Varsity Berkeley	Maximinio Martinez Commons
Location	Berkeley, CA	Berkeley, CA	Berkeley, CA	Berkeley, CA	Berkeley, CA	Berkeley, CA
Distance to Subject	--	0.4 miles	0.8 miles	0.4 miles	0.6 miles	0.2 miles
Property Subtype	Student Housing	Student Housing	Student Housing	Student Housing	Student Housing	Student Housing
Year Built/Renovated	2019/NAP	2016/NAP	2017/NAP	2014/NAP	2015/NAP	2012/NAP
Number of Units	70	236	98	163	79	57
Average Monthly Rent (per unit)
Studio	$1,549-$2,480	NAP	$3,333	$2,100-$2,200	$2,800-$3,000	NAP
3 Bedroom	$2,338-$4,630	NAP	NAP	$5,025-$5,175	$5,520-$5,820	NAP
4 Bedroom	$3,217-$5,940	$6,776	NAP	$6,200-$6,800	NAP	$5,388
5 Bedroom	$6,950	NAP	NAP	NAP	NAP	NAP
Occupancy	96.9%(2)	100.0%	99.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)

Occupancy is based on per bed leased occupancy for residential units only. Based on number of units, the Panoramic Berkeley Property was 97.1% leased. The retail space is 100.0% leased to 2nd Street USA, Inc.

Escrows.

Real Estate Taxes – The Panoramic Berkeley Mortgage Loan documents require an upfront real estate tax reserve of $33,600 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $21,000).

Insurance – The Panoramic Berkeley Mortgage Loan documents require an upfront insurance reserve of $81,199 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months (initially $7,660, currently in place). Insurance escrows are waived so long as an acceptable blanket policy is in place and the Panoramic Berkeley Borrower provides the lender evidence of renewal of such policy.

Replacement Reserve – The Panoramic Berkeley Mortgage Loan documents require ongoing monthly replacement reserves of $2,193.

TI/LC Reserve –If any commercial or retail tenant at the Panoramic Berkeley Property does not extend or renew its lease upon terms and conditions reasonably acceptable to the lender, on or prior to 12 months prior to the then applicable expiration date under its lease, the Panoramic Berkeley Mortgage Loan documents require ongoing monthly rollover reserves (or letter of credit in lieu thereof) equal to $25 per square foot of the space then demised under the applicable lease for tenant improvements and leasing commissions that may be incurred with respect to the commercial and retail portions of the Panoramic Berkeley Property.

Tenant Obligation Funds – The Panoramic Berkeley Mortgage Loan documents require an upfront unfunded TI/LC funds reserve of $347,076. The unfunded TI/LC funds reserve consists of (i) $56,349 for free rent under the retail lease, (ii) $221,700 for tenant improvements allowance under the retail lease, (iii) $35,000 for floor slab allowance under the retail lease and (iv) $34,027 for leasing commissions under or relating to the retail lease.

UC Regents Non-Renewal Major Tenant Trigger Suspension – Provided no other Major Tenant Trigger Event (as defined below) has occurred and is continuing, upon the occurrence of a Major Tenant Trigger Event described in clause (i) of the definition thereof with respect to The Regents of the University of California, the Panoramic Berkeley Borrower will have the right to deposit with the lender cash or a letter of credit in an amount equal to $750,000 (the “UC Regents Non-Renewal Major Tenant Trigger Suspension Deposit”). Upon making such deposit, such Major Tenant Trigger Event will be deemed not to occur.

Lockbox and Cash Management. The Panoramic Berkeley Mortgage Loan is structured with a hard lockbox, which is already in place, and springing cash management. The Panoramic Berkeley Borrower is required to direct tenants to pay rent directly into such lockbox account and all rents received directly by the Panoramic Berkeley Borrower or the property manager are required to be deposited into the lockbox account within three business days of receipt. Prior to the occurrence of a Cash Management Trigger Event (as defined below), all funds in the lockbox account are required to be distributed to the Panoramic Berkeley Borrower. During a Cash Management Trigger Event, funds in the lockbox account are required to be swept to a lender-controlled cash management account and applied to debt service, reserves and operating expenses as provided in the Panoramic Berkeley Mortgage Loan documents, and during a Cash Sweep Event Period (as defined below), all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Management Trigger Event” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	any bankruptcy action involving the Panoramic Berkeley Borrower, the guarantors, or the property manager;

(iii)	the net operating income combined debt service coverage ratio falling below 1.05x;

(iv)	the indictment for fraud of misappropriation of funds by Panoramic Berkeley Borrower, the guarantors, or the property manager; or

(v)	a Major Tenant Trigger Event.

A-3-36

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

A Cash Management Trigger Event will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●

with regard to clause (ii), the filing being discharged, stayed or dismissed within 90 days for the Panoramic Berkeley Borrower or the guarantors, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the Panoramic Berkeley Borrower’s, the guarantors’, or the property manager’s monetary obligations;

●

with regard to clause (iii), the net operating income combined debt service coverage ratio being equal to or greater than 1.05x for two consecutive quarters or the delivery of cash or a letter of credit in an amount to cause combined debt service coverage ratio to equal 1.05x;

●	with regard to clause (iv), the dismissal or acquittal of such related indictment; or

●	with regard to clause (v), the Major Tenant Trigger Event is cured as set forth in the definition of such term below.

A “Cash Sweep Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	any bankruptcy action involving the Panoramic Berkeley Borrower, the guarantors, or the property manager; or

(iii)	the net operating income combined debt service coverage ratio falling below 1.05x.

A Cash Sweep Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●

with regard to clause (ii), the filing being discharged, stayed or dismissed within 90 days for the Panoramic Berkeley Borrower or the guarantors, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the Panoramic Berkeley Borrower’s, the guarantors’, or the property manager’s monetary obligations; or

●

with regard to clause (iii), the net operating income combined debt service coverage ratio being equal to or greater than 1.05x for two consecutive quarters or the delivery of cash or a letter of credit in an amount to cause the combined debt service coverage ratio to equal 1.05x.

A “Major Tenant Trigger Event” will commence upon the occurrence of:

(i)	on or prior to 12 months prior to the expiration date of a Major Tenant’s lease, the related Major Tenant failing to extend or renew its lease;

(ii)	an event of default under a Major Tenant lease that continues for 30 days or longer beyond any applicable notice and cure period;

(iii)	any Major Tenant or any guarantor of the applicable Major Tenant lease becoming insolvent or a debtor in any bankruptcy action;

(iv)	a Major Tenant lease being terminated;

(v)	any Major Tenant “going dark”, vacating or ceasing to occupy or conduct business at its space; or

(vi)	the rating of any debt obligation issued by The Regents of the University of California being downgraded below BBB- by any of the rating agencies.

A Major Tenant Trigger Event will end upon the occurrence of:

●

with regard to clauses (i) through (v) above, the net operating income combined debt service coverage ratio being equal to or greater than 1.05x for two consecutive quarters or the delivery of cash or a letter of credit in an amount to cause the combined debt service coverage ratio to equal 1.05x;

●

with regard to clause (i) above, (x) an acceptable Major Tenant lease extension with respect to such Major Tenant space or (y) with respect to The Regents of the University of California, the Panoramic Berkeley Borrower will deposit with the lender cash or a letter of credit in an amount equal to $750,000;

●	with regard to clause (ii) above, a cure of the applicable event of default under the applicable Major Tenant lease;

●

with regard to clause (iii) above, an affirmation of the Major Tenant lease in the applicable bankruptcy proceeding and confirmation that the Major Tenant is actually paying all rents and other amounts due under its lease;

●	with regard to clause (iv) above, all of the applicable Major Tenant space being leased to a replacement tenant;

●

with regard to clause (v) above, the applicable Major Tenant having re-opened for business or the applicable Major Tenant space being leased to an acceptable replacement tenant at the Panoramic Berkeley Property; or

●	with regard to clause (vi) above, the rating of the relevant debt obligation issued by The Regents of the University of California is raised to no lower than BBB-.

A “Major Tenant” means (i) The Regents of the University of California or (ii) any tenant whose leases, either individually or when taken together with any other lease with the same tenant or affiliate tenant, (x) cover no less than 25% of the net rentable area at the Panoramic Berkeley Property or (y) require the payment of base rent that is no less than 25% of the total in-place base rent at the Panoramic Berkeley Property.

Property Management. The Panoramic Berkeley Property is managed by Panoramic Management, LLC, an affiliate of the borrower sponsors.

Partial Release. Not permitted.

A-3-37

Multifamily - Student Housing	Loan #4	Cut-off Date Balance:	$42,000,000
2539 Telegraph Avenue	Panoramic Berkeley	Cut-off Date LTV:	56.2%
Berkeley, CA 94704		U/W NCF DSCR:	2.25x
		U/W NOI Debt Yield:	8.8%

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Concurrently with the funding of the Panoramic Berkeley Mortgage Loan, UBS AG funded a mezzanine loan in the amount of $10,000,000 (the “Panoramic Berkeley Mezzanine Loan”), which was sold to a third-party investor. The Panoramic Berkeley Mezzanine Loan is secured by the pledge of the equity interest in the Panoramic Berkeley Borrower and is coterminous with the Panoramic Berkeley Mortgage Loan. The Panoramic Berkeley Mezzanine Loan accrues interest at a rate of 6.20000% per annum. Including the Panoramic Berkeley Mortgage Loan and Panoramic Berkeley Mezzanine Loan, the total Cut-off Date LTV, total Maturity Date LTV Ratio, total UW NCF DSCR and total UW NOI Debt Yield are 69.6%, 69.6%, 1.63x and 7.1%, respectively.

Ground Lease. None.

Terrorism Insurance. The Panoramic Berkeley Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by Panoramic Berkeley Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Panoramic Berkeley Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

Earthquake Insurance. The Panoramic Berkeley Property is located in Seismic Zone 4 and has a probable maximum loss of 11%. The Panoramic Berkeley Borrower obtained earthquake insurance with a limit of $35.0 million per occurrence and in the annual aggregate.

A-3-38

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

A-3-39

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

Solitude at Centennial
Silverstone Ranch
Floyd Lamb State Park
Cedar Springs
Shenandoah
Ridgegate
Lynbrook
Grand Teton Dr
W. Elkhorn Rd
Deer Springs Way
Bruce Woodbury Beltway
CLARK COUNTY
North Las Vegas
Northgate
SPRING MTS.
Lone Mountain Vistas
Lone Mountain Heights
Vintage Hills
Mountain Shadows
LAS VEGAS
Northwest Area
North Las Vegas Airport
Argents Hill
South Shores
Charleston Heights
Vegas Heights
Summerlin
Oran K. Gragson Fwy
NORTH LAS VEGAS
HENDERSON

A-3-40

No. 5 – Solitude at Centennial

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Column		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$35,500,000		Property Type – Subtype:	Multifamily – Garden
	Cut-off Date Balance:	$35,500,000		Location:	Las Vegas, NV
	% of Initial Pool Balance:	4.9%		Size:	272 Units
	Loan Purpose:	Acquisition		Cut-off Date Balance Per Unit:	$130,515
	Borrower Sponsors:	Blackstone Real Estate Income Trust; Kennedy Wilson Investment Company		Maturity Date Balance Per Unit:	$130,515
	Guarantor:	BREIT MF Holdings LLC		Year Built/Renovated:	2000/2019
	Mortgage Rate:	3.3910%		Title Vesting:	Fee
	Note Date:	October 30, 2019		Property Manager:	Alliance Southwest, LLC
	Seasoning:	7 months		Current Occupancy(1) (As of):	93.0% (5/4/2020)
	Maturity Date:	November 1, 2029		YE 2019 Occupancy:	93.9%
	IO Period:	120 months		YE 2018 Occupancy:	93.2%
	Loan Term (Original):	120 months		YE 2017 Occupancy(3):	NAV
	Amortization Term (Original):	NAP		As-Is Appraised Value(1):	$58,400,000
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value Per Unit(1):	$214,706
	Call Protection:	GRTR 0.5% or YM(31),GRTR 0.5% or YM or D(82),O(7)		As-Is Appraisal Valuation Date:	October 10, 2019
	Lockbox Type:	Soft/Springing Cash Management		Underwriting and Financial Information(1)
	Additional Debt:	None		TTM NOI (3/31/2020):	$2,790,465
	Additional Debt Type (Balance):	NAP		YE 2019 NOI:	$2,708,686
				YE 2018 NOI:	$2,315,761
				YE 2017 NOI(3):	NAV
				U/W Revenues:	$4,071,136
				U/W Expenses:	$1,213,243
Escrows and Reserves(2)				U/W NOI:	$2,857,893
	Initial	Monthly	Cap	U/W NCF:	$2,789,893
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	2.34x / 2.29x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	8.1% / 7.9%
Replacement Reserve	$0	Springing	$68,000	U/W Debt Yield at Maturity based on NOI/NCF:	8.1% / 7.9%
				Cut-off Date LTV Ratio:	60.8%
				LTV Ratio at Maturity:	60.8%

Sources and Uses
Sources			Uses
Original loan amount	$35,500,000	62.2%	Purchase price	$56,300,000	98.7%
Borrower sponsor equity(4)	21,539,475	37.8	Closing costs	739,475	1.3
Total Sources	$57,039,475	100.0%	Total Uses:	$57,039,475	100.0%
(1)

All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the Solitude at Centennial Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)	See “Escrows” section below.

(3)	Certain Historical occupancies and cash flows are not available because the Solitude at Centennial Property (as defined below) was acquired by the borrower sponsors at origination.

(4)

The borrower sponsor equity includes the BREIT MF Holdings LLC equity contribution of $19.4 million (90% of the total borrower sponsor equity) and the Kennedy Wilson Investment Company deemed equity contribution of $2.2 million (10% of the total borrower sponsor equity).

The Mortgage Loan. The mortgage loan (the “Solitude at Centennial Mortgage Loan”) is evidenced by one promissory note in the original principal balance of $35,500,000. The Solitude at Centennial Mortgage Loan is secured by a first priority fee interest mortgage encumbering a multifamily property located in Las Vegas, Nevada (the “Solitude at Centennial Property”).

The Borrower and Borrower Sponsors. The borrowing entity is BCORE MF Solitude LLC (the “Solitude at Centennial Borrower”), a Delaware limited liability company and a special purpose entity with one independent director. Legal counsel to the Solitude at Centennial Borrower delivered a non-consolidation opinion in connection with the origination of the Solitude at Centennial Mortgage Loan. The Solitude at Centennial Borrower is owned 90.0% by BREIT MF Holdings LLC and 10.0% by affiliates of Kennedy Wilson Investment Company (“KW”). The nonrecourse carve-out guarantor is BREIT MF Holdings LLC, which is majority owned by Blackstone Real Estate Income Trust, Inc. (“BREIT”), and the borrower sponsors are BREIT and KW. The guarantor’s full recourse obligations with respect to the Solitude at Centennial Borrower filing a voluntary petition under the bankruptcy code without the lender’s consent are capped at 20% of the principal balance of the Solitude at Centennial Mortgage Loan.

A-3-41

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

BREIT is a non-traded REIT that was formed in November 2015, and is focused on investing in mostly-stabilized commercial real estate properties diversified by sector. As of March 30, 2020, BREIT owned 1,158 properties including 72,000 multifamily units, 137 million square feet of industrial space, 10,000 owned hotel keys, and 2 million square feet of retail space.

The Property. The Solitude at Centennial Property is 272-unit garden-style multifamily asset located in Las Vegas, Nevada, approximately 25 miles north of the McCarran Airport. The Solitude at Centennial Property was originally built in 2000 on 13.3 acres and most recently renovated in 2019. The Solitude at Centennial Property features amenities such as a business center, clubhouse, courtyard, health club, playground, pool, spa and fitness center.

The unit mix features 112 one-bedroom units (41.2%), 144 two-bedroom units (52.9%), and 16 three-bedroom units (5.9%), totaling approximately 263,984 square feet with an average unit size of 971 square feet. Unit amenities include wood style flooring, new plumbing fixtures, new kitchen appliances, air conditioning, gas cooking ranges, and hot tubs. The complex has also upgraded its rental collection system allowing tenants the option to make rental payments through its online portal. The Solitude at Centennial Property is a two-story apartment building and contains a total of 469 parking spaces, or 1.7 parking spaces per unit, including 145 open spaces, 274 occupied spaces, 40 garage spaces and 10 ADA spaces.

The previous owner, KW acquired the Solitude at Centennial Property in May 2017 and remains in the sponsorship following BREIT’s acquisition. KW invested in excess of $2.1 million ($7,721 per unit) into the Solitude at Centennial Property in deferred maintenance as well as exterior and common area projects. Additional improvements made by KW include the full renovation of 132 units (60 units were renovated by the prior ownership). Post-acquisition BREIT and KW indicated they plan to continue to renovate the 80 units yet to be renovated and 55 of the partially renovated units as they turn. They are budgeting to invest another $2.0 million into the Solitude at Centennial Property. As of May 2020, the Solitude at Centennial Property was 93.0% occupied, with an average in-place rent of $1,181 per unit.

COVID-19 Update. As of May 13, 2020, the Solitude at Centennial Property is open and operating. The May debt service payment has been made. Approximately 97.0% of April 2020 and 90.8% of May 2020 billed residential rent was collected. As of the date hereof, the Solitude at Centennial Mortgage Loan is not subject to any modification or forbearance request.

The following table presents detailed information with respect to each of the units included at the Solitude at Centennial Property:

Solitude at Centennial Unit Mix(1)

Unit Type	Total Units	Occupied Units	% Occupied	Average SF per Unit	Total SF	Monthly Average Rent per Unit	Concluded Monthly Average Market Rent per Unit
One Bedroom, One Bath	34	34	100.0%	786	26,724	$961	$1,148
One Bedroom, One Bath, Renovated	78	73	93.6%	786	61,308	$1,109	$1,148
Two Bedroom, Two Bath	42	41	97.6%	1,083	45,494	$1,144	$1,389
Two Bedroom, Two Bath, Renovated	102	90	88.2%	1,083	110,458	$1,342	$1,387
Three Bedroom, Two Bath	4	3	75.0%	1,250	5,000	$1,414	$1,550
Three Bedroom, Two Bath, Renovated	12	12	100.0%	1,250	15,000	$1,487	$1,550
Total/Wtd. Avg.	272	253	93.0%	971	263,984	$1,199	$1,298

(1)	Based on the underwritten rent roll dated May 4, 2020.

The following table presents historical occupancy percentages at the Solitude at Centennial Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)	12/31/2018(2)	12/31/2019(2)	5/4/2020(3)
NAV	NAV	93.2%	93.9%	93.0%

(1)	Historical occupancy is unavailable as the Solitude at Centennial Property was acquired by the borrower sponsors at origination.

(2)	Information obtained from the Solitude at Centennial Borrower.

(3)	Information obtained from the underwritten rent roll dated May 4, 2020.

A-3-42

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and underwritten net cash flow at the Solitude at Centennial Property:

Cash Flow Analysis(1)

	2018	2019	TTM March 2020	U/W(2)	%(3)	U/W $ per Unit
Rents in Place	$3,149,024	$3,479,311	$3,557,342	$3,640,500	92.6%	$13,384
Vacant Income	232,279	225,427	238,544	290,440	7.4	1,068
Gross Potential Rent	$3,381,303	$3,704,738	$3,795,886	$3,930,940	100.0%	$14,452
(Vacancy & Credit Loss)	(230,714)	(224,428)	(244,922)	(290,440)	(7.4)	(1,068)
Other Income(4)	309,436	408,769	430,636	430,636	11.0	1,583
Effective Gross Income	$ 3,460,024	$3,889,079	$3,981,600	$4,071,136	103.6%	$14,967

Real Estate Taxes	188,195	193,371	196,080	199,225	4.9	732
Insurance	53,814	62,335	63,905	70,052	1.7	258
Management Fee	86,463	99,971	99,139	111,956	2.8	412
Other Operating Expenses	815,791	824,717	832,010	832,010	20.4	3,059
Total Operating Expenses	$1,144,264	$1,180,394	$1,191,135	$1,213,243	29.8%	$4,460

Net Operating Income	$ 2,315,761	$2,708,685	$2,790,465	$2,857,892	70.2%	$10,507
Replacement Reserves	0	0	0	68,000	1.7	250
Net Cash Flow	$2,315,761	$ 2,708,685	$2,790,465	$2,789,892	68.5%	$10,257

NOI DSCR	1.90x	2.22x	2.29x	2.34x
NCF DSCR	1.90x	2.22x	2.29x	2.29x
NOI Debt Yield	6.5%	7.6%	7.9%	8.1%
NCF Debt Yield	6.5%	7.6%	7.9%	7.9%

(1)	Historical cash flows are unavailable before 2018 as the Solitude at Centennial Property was acquired by the borrower sponsors at origination.

(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(3)	Represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Other Income includes miscellaneous income such as pet fees, late fees, application fees, laundry income and cable income, as well as parking and RUBS income.

Appraisal. The appraiser concluded that the Solitude at Centennial Property has an “as-is” appraised value of $58,400,000 as of October 10, 2019.

Environmental Matters. According to a Phase I environmental site assessment dated September 20, 2019 there was no evidence of any recognized environmental conditions at the Solitude at Centennial Property.

Market Overview and Competition. The Solitude at Centennial Property is located in the North submarket of the Las Vegas Metropolitan area. The Las Vegas central business district is approximately 4.0 miles southeast of the Solitude at Centennial Property, and the “Las Vegas Strip” is approximately 6.0 miles southeast of the Solitude at Centennial Property. Retail is an important economic segment for the Las Vegas market, with large outlets such as the Forum Shops at Caesars, Fashion Show Mall, the Grand Canal Shoppes at the Venetian, and the Crystals retail district at City Center. Opened in 2016, the T-Mobile Arena is an example of recent development initiatives; several others are planned for the coming years, including an NFL stadium that is currently under construction near the McCarran International Airport and slated to open for the 2020 NFL season.

The Solitude at Centennial Property’s local area is comprised of a mixture of commercial and residential properties. Major retail developments are located south of the Solitude at Centennial Property at the intersection of Centennial Center Blvd and W Tropical Pkwy including a Walmart Supercenter, Home Depot, and Sam’s Club. The retail developments consist of power, community and neighborhood centers and strip retail uses interspersed with professional offices along Centennial Center Blvd. There is also a Target and a Von’s grocery store within the Solitude at Centennial Property’s immediate area. The subject’s immediate area is approximately 85% in development with limited vacant land available.

According to the appraisal, the 2019 population within the Solitude at Centennial Property’s one-, three- and five-mile radius was 12,765, 109,443 and 259,652, respectively, with an average household income of $92,530, $101,330 and $93,498, respectively. The North Las Vegas submarket represents 15.3% of the total inventory in the Las Vegas market. As of the first quarter of 2020, the overall vacancy rate for the region was 4.2%, while the North Las Vegas submarket had a vacancy rate of 2.6%. The average asking rental rate for all types of space within the overall North Las Vegas submarket was $1,058 per month.

A-3-43

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

The appraisal identified comparable rental properties, ranging from 154 units to 320 units that were constructed between 1989 and 2011. The competitive set had a weighted average occupancy of approximately 96%, with average rents ranging from $995 to $1,550 per unit. Average rents at the Solitude at Centennial Property are slightly below the competitive set. The properties in the appraisal’s competitive set are all located in Las Vegas within approximately 6.5 miles of the Solitude at Centennial Property and are shown in the below table.

The following table presents certain information relating to comparable rental properties to the Solitude at Centennial Property:

Competitive Set(1)

	Solitude at Centennial (Subject)	Xander 3900	Estancia Apartments	The Grove	Inspirado	Tivoli Apartments
Location	Las Vegas, NV	Las Vegas, NV	Las Vegas, NV	Las Vegas, NV	Las Vegas, NV	Las Vegas, NV
Distance to Subject	--	5.3 miles	6.5 miles	6.0 miles	3.7 miles	3.7 miles
Year Built	2000	1997	1999	1989	2011	2007
Number of Units	272	320	175	256	160	154
Average Monthly Rent (per unit)
One- Bedroom	$1,109	$1,066	$1,110	$995	$1,125	$1,095
Two- Bedroom	$1,144	$1,199	$1,330	$1,150	$1,350	$1,285
Three- Bedroom	$1,414	$1,550	$1,525	--	$1,458	$1,497

(1)	Information obtained from the appraisal and underwritten rent roll, dated May 4, 2020.

Escrows.

Taxes Reserve – The requirement to make monthly deposits to the tax reserve is waived so long as a Trigger Period (as defined below) is not continuing. During the continuance of a Trigger Period, the Solitude at Centennial Borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to pay all taxes and other charges due over the following 12 months at least 30 days prior to the due date.

Insurance Reserve – The requirement to make monthly deposits to the insurance reserve is waived so long as (i) a Trigger Period is not continuing or (ii) no event of default exists and the Solitude at Centennial Borrower provides satisfactory evidence that the Solitude at Centennial Property is insured as part of a blanket policy in accordance with the Solitude at Centennial Mortgage Loan documents. Following the occurrence and during the continuance of a Trigger Period, provided that clause (ii) of the previous sentence has not been satisfied, the Solitude at Centennial Borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves – During the continuance of a Trigger Period, on a monthly basis, the Solitude at Centennial Borrower is required to deposit $5,667 (1/12th of $250 per unit per annum) subject to a cap of $68,000 ($250 per unit).

Lockbox and Cash Management. The Solitude at Centennial Mortgage Loan is structured with a soft lockbox. The Solitude at Centennial Borrower is required to deposit all rents and other income from the properties into the lockbox account. All funds in the lockbox account are required to be remitted to the Solitude at Centennial Borrower on a daily basis in the absence of a Trigger Period. During the continuance of a Trigger Period, all excess cash flow, after payments made in accordance with the Solitude at Centennial Mortgage Loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the Solitude at Centennial Mortgage Loan (“Excess Cash”) or, in lieu of the lender trapping such Excess Cash, the Solitude at Centennial Borrower has the right to deliver to the lender either a letter of credit for such amount or a guaranty of up to 15% of the outstanding principal balance of the Solitude at Centennial Mortgage Loan (in which case, the portion of the guaranteed funds will be released to the Solitude at Centennial Borrower), in each case, in accordance with certain requirements set forth in the in the Solitude at Centennial Mortgage Loan documents.

A “Trigger Period” commences upon (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the Solitude at Centennial Borrower (which, with respect to an involuntary filing, is not discharged, stayed or dismissed within 90 days), or (iii) the DSCR falling below 1.20x for the two consecutive and immediately preceding calendar quarters based upon the corresponding trailing four calendar quarter period.

Property Management. Solitude at Centennial Property is managed by Alliance Southwest, LLC which manages properties throughout the West, Southwest, South-Central, Southeast, Mid-Atlantic and Northeast. Alliance Southwest, LLC has managed the Solitude at Centennial Property since May 2017 when KW acquired the Solitude at Centennial Property.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

A-3-44

Multifamily – Garden	Loan #5	Cut-off Date Balance:	$35,500,000
7855 Deer Springs Way	Solitude at Centennial	Cut-off Date LTV:	60.8%
Las Vegas, NV 89131		U/W NCF DSCR:	2.29x
		U/W NOI Debt Yield:	8.1%

Ground Lease. None.

Terrorism Insurance. The Solitude at Centennial Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Solitude at Centennial Borrower provides for terrorism in an amount equal to the full replacement cost of the Solitude at Centennial Property, together with a 12-month extended period of indemnity; provided, however, if (a) the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is not in effect, (b) TRIPRA is modified which results in a material increase in terrorism insurance premiums, or (c) a terrorism event occurs which results in a material increase in terrorism insurance premiums, the Solitude at Centennial Borrower will not be required to pay annual premiums of more than two times the property insurance premium.

A-3-45

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

A-3-46

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

All Aboard Storage Crossed Group
1 All Aboard Storage - Westport Depot Port Orange, FL
2 All Aboard Storage - Ormond Depot Ormond Beach, FL
3 All Aboard Storage - Port Orange Depot Port Orange, FL
4 All Aboard Storage - Holly Hill Depot Holly Hill, FL
Jacksonville 88 miles
Addison Blockhouse Historic State Park
Ormond Beach
Ormond Beach Performing Arts Center
Oceanside GC
Ormond Beach Municipal Airport
Tomoka Oaks GC
GRANADA BRIDGE
Ormond Mem. Art Museum & Gardens
The Casements
Trails Shopping Center
Florida Hospital Ormond Mem.
Rivergate Village
Daytona College
FLAGLER COUNTY
Chelsford Heights
Hand Ave
Tomoka Plaza
Riviera CC
Halifax River
Bellair Plaza
Grenada Blvd
Ormond Towne Square
Holly Hill
Atlantic Ave
AdventHealth Daytona Beach
Holly Hill Shopping Ctr.
Atlantic Ocean
Advanced Technology College
LPGA Blvd
Nova Rd
Ocean Walk Shoppes
Ocean Center
Daytona Beach
VOLUSIA COUNTY
Tanger Outlets Daytona
Mason Ave
Bethune-Cookman College
LPGA Blvd
Halifax Health Medical Ctr.
Daytona State College
Volusia Mall
DAYTONA BEACH
Embry-Riddle Aeronautical Univ.
LPGA International GC
Indigo Lake GC
Daytona Beach GC
Tiger Bay State Forest
Daytona Intl. Speedway
Daytona International Airport
Ridgewood Ave
International Speedway Square
Volusia Square
Daytona Stadium
The Shoppes at Beville Road
Sunshine Park Mall
Daytona Beach Shores
Beville Rd
South Daytona
Daytona Flea & Farmers Market
Club at Pelican Bay
Williamson Blvd
W. Intl. Speedway Blvd
DUNLAWTON BRIDGE
Orlando 55 miles
Port Orange
Park Place Plaza
Dunlawton Square
Riverwood Shopping Ctr.
The Pavilion at Port Orange
Taylor Rd
Westport Square
Sweetwater Hills
Ponce Inlet
Ponce de Leon Inlet Lighthouse & Museum
Spruce Creek Airport
Spruce Creek Park
Strickland Bay
Spruce Creek GC
Airport Blvd
Cypress Head GC
Ponce de Leon Inlet
Turnbull Bay GC
Spruce Creek
New Smyrna Beach Mun. Airport
Pioneer Trail
New Smyrna Beach
Sugar Mill CC
Hidden Lakes GC
Marine Discovery Center
GEORGIA
TALLAHASSEE
JACKSONVILLE
Gainesville
Ormond Beach
Holly Hill
Daytona Beach
Port Orange
Atlantic Ocean
ORLANDO
TAMPA
Lakeland
Clearwater
ST. PETERSBURG
FLORIDA
Sarasota
Gulf of Mexico
Port St. Lucie
West Palm Beach
Boca Raton
FORT LAUDERDALE
Miami Beach
MIAMI

A-3-47

No. 6 - 8 – All Aboard Storage Crossed Group(1)

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Portfolio
	Original Principal Balance:	$33,000,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance:	$33,000,000		Location:	Various, FL
	% of Initial Pool Balance:	4.5%		Size:	363,291 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$90.84
	Borrower Sponsor:	D. Andrew Clark		Maturity Date Balance Per SF:	$90.84
	Guarantors:	D. Andrew Clark; D. Andrew Clark Revocable Trust		Year Built/Renovated:	Various – See Table
	Mortgage Rate:	3.4900%		Title Vesting:	Fee
	Note Date:	March 6, 2020		Property Manager:	Self-managed
	Seasoning:	3 months		Current Occupancy (As of)(3)(7):	90.9% (4/24/2020)
	Maturity Date:	March 11, 2030		2019 Occupancy(3):	92.5%
	IO Period:	120 months		2018 Occupancy(3):	93.1%
	Loan Term (Original):	120 months		2017 Occupancy(3):	91.9%
	Amortization Term (Original):	NAP		2016 Occupancy(3)(4):	89.5%
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value(5):	$52,000,000
	Call Protection:	L(27),D(89),O(4)		As-Is Appraised Value Per SF(5)(7):	$143.14
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date(5):	January 8, 2020
	Additional Debt:	None		Underwriting and Financial Information(6)
	Additional Debt Type (Balance):	NAP		TTM NOI (3/31/2020)(7):	$3,308,559
				YE 2019 NOI:	$3,299,011
				YE 2018 NOI:	$3,196,672
				YE 2017 NOI:	$3,043,212
				U/W Revenues(7):	$4,476,615
				U/W Expenses(7):	$1,293,403
				U/W NOI(7):	$3,183,212
				U/W NCF(7):	$3,128,718
Escrows and Reserves(2)				U/W DSCR based on NOI/NCF(7):	2.73x / 2.68x
				U/W Debt Yield based on NOI/NCF(7):	9.6% / 9.5%
	Initial	Monthly	Cap	U/W Debt Yield at Maturity based on NOI/NCF(7):	9.6% / 9.5%
Taxes	$75,225	$23,380	NAP	Cut-off Date LTV Ratio(7)(8):	63.5%
Insurance	$20,684	$7,543	NAP	LTV Ratio at Maturity(7)(8):	63.5%
Replacement Reserves	$0	$4,542	NAP
Springing Building Expansion Reserve	$0	Springing	NAP

Sources and Uses
Sources			Uses
All Aboard Storage - Westport Depot & Ormond Depot original loan amount	$21,804,000	66.1%	All Aboard Storage - Westport Depot & Ormond Depot loan payoff(9)	$12,091,835	36.6%
All Aboard Storage - Port Orange Depot original loan amount	7,972,000	24.2	All Aboard Storage - Port Orange Depot loan payoff	5,056,919	15.3%
All Aboard Storage - Holly Hill Depot original loan amount	3,224,000	9.8	All Aboard Storage - Holly Hill Depot loan payoff	2,901,321	8.8%
			Upfront reserves	95,909	0.3%
			Closing costs	477,720	1.4%
			Return of equity	12,376,296	37.5%
Total Sources	$33,000,000	100.0%	Total Uses	$33,000,000	100.0%

(1)

The All Aboard Storage Crossed Mortgage Loans (as defined below) are cross-collateralized and cross-defaulted with one another. All information herein represents the All Aboard Storage Crossed Mortgage Loans presented as one mortgage loan, except as otherwise specified. With respect to each of the individual All Aboard Storage Crossed Mortgage Loans, the applicable loan-to-value ratios, debt service coverage ratios and debt yields for each such mortgage loan are based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by each mortgage loan. On an individual basis, without regard to the cross-collateralization feature, a related mortgage loan may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented on the table above.

(2)	See “Escrows” section below.
(3)	See “Historical Occupancy” section below for property-level occupancy statistics.
(4)	2016 Occupancy excludes the Holly Hill Depot Property, as the borrower sponsor acquired the property in 2017 and such information is not available.
(5)	See “Appraisal” section below for property-level appraised values.
(6)	The underwriting and financial information shown represents the All Aboard Storage Crossed Mortgage Loans in aggregate.

(7)

All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the

A-3-48

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

All Aboard Storage Crossed Mortgage Loans were underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(8)	See table within “The Properties” section below for property-level Cut-off Date LTV Ratios.
(9)

The Westport Depot Property and The Ormond Depot Property were previously securitized, along with two additional self storage properties, in the UBSBB 2013-C5 trust. Per the closing statement, the All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan was used to pay off the entire prior loan, totaling $15,893,579 (inclusive of defeasance costs). The amount shown represents the allocated payoff amount attributable to the Westport Depot Property and the Ormond Depot Property (inclusive of defeasance costs) based on the allocated loan amounts presented by a third-party market research provider.

The Mortgage Loan. The All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan, the All Aboard Storage – Port Orange Depot Mortgage Loan, and the All Aboard Storage – Holly Hill Depot Mortgage Loan (collectively, the “All Aboard Storage Crossed Mortgage Loans”) are cross-collateralized and cross-defaulted with one another. The All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in two self storage properties located in Port Orange and Ormond Beach, Florida (the “Westport Depot Property” and the “Ormond Depot Property”). The All Aboard Storage – Port Orange Mortgage Loan is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a self storage property located in Port Orange, Florida (the “Port Orange Depot Property”). The All Aboard Storage – Holly Hill Depot Mortgage Loan is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a self storage property located in Holly Hill, Florida (the “Holly Hill Depot Property”).

The Borrowers and Borrower Sponsor. The borrowers are comprised of four entities, each a Florida limited liability company and single purpose entity with one independent director (collectively, the “All Aboard Storage Portfolio Borrowers”). Legal counsel to the All Aboard Storage Portfolio Borrowers delivered non-consolidation opinions in connection with the origination of the All Aboard Storage Crossed Mortgage Loans. The non-recourse carve-out guarantors of the All Aboard Storage Crossed Mortgage Loans are D. Andrew Clark and the D. Andrew Clark Revocable Trust. The borrower sponsor of the All Aboard Storage Crossed Mortgage Loans is D. Andrew Clark.

D. Andrew Clark serves as the President and Chief Executive Officer of All Aboard Properties. Established over 50 years ago, All Aboard Properties currently has a portfolio of over 30 assets including self storage, retail, multifamily, and office space located in the Daytona Beach, Florida area. All Aboard Storage, a subsidiary of All Aboard Properties, has 21 properties under management throughout Florida, 17 of which are owned by the borrower sponsor. The borrower sponsor owned 11 properties (8 mortgage loans) that were subject to foreclosures, short sales and discounted payoffs between 2011 and 2015. See “Description of the Mortgage Pool–Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Properties. The Westport Depot & Ormond Depot Properties, the Port Orange Depot Property and the Holly Hill Depot Property (collectively, the “All Aboard Storage Portfolio Properties”) comprise four self storage properties built between 1983 and 2007. As of April 24, 2020 the All Aboard Storage Portfolio Properties were 90.9% occupied with individual property occupancy rates ranging from 81.1% to 96.2%. The All Aboard Storage Portfolio Properties comprise 363,291 square feet of rentable area, including 2,752 traditional self storage units (37.4% climate controlled) and 57 office units (14.2% of underwritten base rent, all at the Westport Depot Property).

Westport Depot Property

The Westport Depot Property is a 695-unit (638 conventional self storage units and 57 office units), 137,503 square-foot (including 39,840 square feet of office space) self storage facility located in Port Orange, Florida, and situated on a 12.5-acre site. The Westport Depot Property comprises 14 one-story buildings and a single two-story building constructed in 2000, 2001 and 2004. Amenities include surveillance cameras, individual locks, and on-site management. Approximately 44.0% of the conventional units are climate controlled. The office component accounts for approximately 34.3% of underwritten base rent. As of April 24, 2020, the Westport Depot Property was 92.6% occupied and has averaged 87.8% occupancy since 2009.

Ormond Depot Property

The Ormond Depot Property is a 863-unit (all conventional self storage units), 76,956 square-foot self storage facility located in Ormond Beach, Florida, and situated on a 6.6-acre site. The Ormond Depot Property comprises 14 one-story buildings and a single two-story building that were constructed in 1985, 1986, and 2006. Amenities include surveillance cameras, individual locks, keypad entry and on-site management. Approximately 46.1% of the units are climate controlled. As of April 24, 2020, the Ormond Depot Property was 96.2% occupied and has averaged 82.3% occupancy since 2009.

Port Orange Depot Property

The Port Orange Depot Property is a 901-unit (all conventional self storage units), 96,632 square-foot self storage facility located in Port Orange, Florida, and situated on a 7.1-acre site. The Port Orange Depot Property comprises 18 one-story buildings and a single two-story building that were constructed in 1983, 1985 and 1997. Amenities include surveillance cameras, individual locks, and on-site management. Approximately 26.3% of the units are climate controlled. As of April 24, 2020, the Port Orange Depot Property was 89.4% occupied and has averaged 86.0% occupancy since 2009.

A-3-49

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

Holly Hill Depot Property

The Holly Hill Depot Property is a 350-unit (all conventional self storage units), 52,200 square-foot self storage facility located in Holly Hill, Florida, and situated on a 3.2-acre site. The Holly Hill Depot Property comprises 6 one-story buildings that were constructed in 2007 and 2018. Amenities include surveillance cameras, individual locks, keypad entry and on-site management. Approximately 32.3% of the units are climate controlled. As of April 24, 2020, the Holly Hill Depot Property was 81.1% occupied and has averaged 83.9% occupancy since 2017.

COVID-19 Update. As of May 12, 2020, the All Aboard Storage Portfolio Properties are open and operating with normal business hours. The May debt service payments have been made. Rent payments and collections are on the first of the month. Total accounts receivable as of May 15, 2020 totaled $39,954 (11.3% of total underwritten base rent per month) compared to $39,495 (11.2% of total underwritten base rent per month) as of February 15, 2020. As of the date hereof, the All Aboard Storage Crossed Mortgage Loans are not subject to any modification or forbearance requests.

The following table presents certain information relating to the All Aboard Storage Portfolio Properties:

Property Name – Location	Cut-off Date Balance	Cut-off Date Balance PSF	% of Total Balance	Appraised Value	Cut-off Date LTV Ratio	U/W NCF	% Total U/W NCF
Westport Depot & Ormond Depot	$21,804,000	$101.67	66.1%	$33,700,000	64.7%	$2,007,385	64.2%
Westport Depot - Port Orange, FL	$14,383,829	$104.61	43.6%	$22,600,000	63.6%	$1,324,843	42.3%
Ormond Depot - Ormond Beach, FL	$7,420,171	$96.42	22.5%	$11,100,000	66.8%	$682,542	21.8%
Port Orange Depot - Port Orange, FL	$7,972,000	$82.50	24.2%	$13,150,000	60.6%	$824,083	26.3%
Holly Hill Depot - Holly Hill, FL	$3,224,000	$61.76	9.8%	$5,150,000	62.6%	$297,250	9.5%
Total/Weighted Average	$33,000,000	$90.84	100.0%	$52,000,000	63.5%	$3,128,718	100.0%

The following table presents information with respect to the unit mix of the All Aboard Storage Portfolio Properties:

Property Name – Location	Year Built/ Renovated	Net Rentable Area (SF)	% GLA	Self Storage Units	% Climate Controlled	Current Occupancy (4/24/2020)
Westport Depot - Port Orange, FL	2000/NAP	137,503	37.8%	638(1)	44.0%(1)	92.6%
Ormond Depot - Ormond Beach, FL	1985/NAP	76,956	21.2%	863	46.1%	96.2%
Port Orange Depot - Port Orange, FL	1983/NAP	96,632	26.6%	901	26.3%	89.4%
Holly Hill Depot - Holly Hill, FL	2007/NAP	52,200	14.4%	350	32.3%	81.1%
Total/Weighted Average		363,291	100.0%	2,752	37.4%	90.9%
(1)	Excludes the 57 office units at the Westport Depot Property.

The following table presents historical occupancy percentages at the All Aboard Storage Portfolio Properties:

Historical Occupancy

Property	2016(1)(2)	2017(1)(2)	2018(1)(2)	2019(1)(2)	4/24/2020(3)
Westport Depot	91.4%	96.3%	96.6%	96.8%	92.6%
Ormond Depot	92.9%	96.2%	97.2%	97.6%	96.2%
Port Orange Depot	84.0%	86.9%	91.0%	85.7%	89.4%
Holly Hill Depot	NAV(4)	83.4%	81.8%	86.5%	81.1%

(1)	Information obtained from the borrower.
(2)	Represents the average occupancy rate over the course of each year.
(3)	Information obtained from the underwritten rent roll.
(4)	The borrower sponsor acquired the Holly Hill Depot Property in 2017, therefore, 2016 historical occupancy information is not available.

A-3-50

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the All Aboard Storage Portfolio Properties:

Cash Flow Analysis

	2017	2018	2019	TTM 3/31/2020	U/W(1)	%(2)	U/W $ per SF
Base Rent	$4,292,195	$4,528,869	$4,708,873	$4,729,598	$4,255,847	86.6%	$11.71
Grossed Up Vacant Space	0	0	0	0	439,978	8.9	1.21
Gross Potential Rent	$4,292,195	$4,528,869	$4,708,873	$4,729,598	$4,695,826	95.5%	$12.93
Parking Income(3)	67,478	66,371	69,709	72,525	38,476	0.8	0.11
Other Income(4)	194,023	195,318	178,731	182,291	182,291	3.7	0.50
Net Rental Income	$4,553,696	$4,790,559	$4,957,313	$4,984,415	$4,916,593	100.0%	$13.53
(Vacancy)	(294,435)	(314,545)	(397,632)	(398,009)	(439,978)(5)	(9.4)	(1.21)
Effective Gross Income	$4,259,260	$4,476,013	$4,559,681	$4,586,406	$4,476,615	91.1%	$12.32

Real Estate Taxes	246,700	251,146	259,512	262,377	294,304	6.6	0.81
Insurance	77,874	78,184	82,336	83,825	86,201	1.9	0.24
Management Fee	185,226	241,660	241,393	242,577	223,831	5.0	0.62
Other Operating Expenses	706,249	708,351	677,429	689,067	689,067	15.4	1.90
Total Operating Expenses	$1,216,049	$1,279,341	$1,260,670	$1,277,846	$1,293,403	28.9%	$3.56

Net Operating Income	$3,043,212	$3,196,672	$3,299,011	$3,308,559	$3,183,212	71.1%	$8.76
Replacement Reserves	0	0	0	0	54,494	1.2	0.15
Net Cash Flow	$3,043,212	$3,196,672	$3,299,011	$3,308,559	$3,128,718	69.9%	$8.61

NOI DSCR	2.61x	2.74x	2.83x	2.83x	2.73x
NCF DSCR	2.61x	2.74x	2.83x	2.83x	2.68x
NOI Debt Yield	9.2%	9.7%	10.0%	10.0%	9.6%
NCF Debt Yield	9.2%	9.7%	10.0%	10.0%	9.5%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy and (iii) percent of Effective Gross Income for all other fields.
(3)	Parking income includes income from 38 RV/car/boat parking spaces at the Westport Depot Property and the Port Orange Depot Property.
(4)	Other income includes late payment charges, locks, shipping, insurance, forfeited deposits, billboard income, and other miscellaneous charges.
(5)	The underwritten economic vacancy is 9.4%. The All Aboard Storage Portfolio Properties were 90.9% physically occupied as of April 24, 2020.

Appraisals. The appraiser concluded to an “as-is” appraised value for the Westport Depot Property of $22,600,000 as of January 8, 2020. The appraiser concluded to an “as-is” appraised value for the Ormond Depot Property of $11,100,000 as of January 8, 2020. The appraiser concluded to an “as-is” appraised value for the Port Orange Depot Property of $13,150,000 as of January 8, 2020. The appraiser concluded to an “as-is” appraised value for the Holly Hill Depot Property of $5,150,000 as of January 8, 2020. The sum of the individual “as-is” appraised values for each of the All Aboard Storage Portfolio Properties equates to $52,000,000, as of January 8, 2020.

Environmental Matters. Based on Phase I environmental site assessments dated as of January 14, 2020, there was no evidence of any recognized environmental conditions at any of the All Aboard Storage Portfolio Properties.

Market Overview and Competition. The All Aboard Storage Portfolio Properties are located in the Deltona-Daytona Beach, Florida metropolitan statistical area, within 14.6 miles of each other. The All Aboard Storage Portfolio Properties are located an average of 2.8 miles from Interstate 95 and an average of 7.0 miles from the Daytona International Airport.

According to the appraisals, the All Aboard Storage Portfolio Properties are situated within the Daytona Metrocore submarket, which reported an 11.6% vacancy rate as of 2019. The average asking rents in the Daytona Metrocore submarket were $102.21 per unit per month for a 10x10 non-climate controlled unit and $139.11 per unit per month for a 10x10 climate controlled unit. The appraiser concluded to average market rents for the All Aboard Storage Portfolio Properties of $122 per unit per month for 10x10 non-climate controlled units (compared to average in-place rent of $119) and $146 per unit per month for 10x10 climate controlled units (compared to average in-place rent of $141).

A-3-51

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

The following table presents certain local demographic data related to the All Aboard Storage Portfolio Properties:

Property Name – Location	2019 Population (within 1-mi. / 3-mi. / 5-mi. Radius)	2019 Average Household Income (within 1-mi. / 3-mi. / 5-mi. Radius)
Westport Depot - Port Orange, FL	6,824 / 53,318 / 96,625	$90,648 / $77,090 / $70,735
Ormond Depot - Ormond Beach, FL	10,401 / 54,088 / 106,208	$55,684 / $63,149 / $62,716
Port Orange Depot - Port Orange, FL	11,329 / 47,846 / 104,303	$55,461 / $67,574 / $70,708
Holly Hill Depot - Holly Hill, FL	12,839 / 69,658 / 119,800	$44,461 / $46,501 / 54,333

The following table presents certain information relating to some comparable self storage properties for the Westport Depot Property Port Orange Depot Property:

Competitive Set(1)
(Westport Depot Property and Port Orange Depot Property)

	Westport Depot Property (Subject)	Port Orange Depot Property (Subject)	Public Storage	All Aboard Storage(2)	All Aboard Storage(2)	Extra Space Storage
Location	Port Orange, FL	Port Orange, FL	South Daytona, FL	Port Orange, FL	Port Orange, FL	Port Orange, FL
Distance to Westport Depot	--	2.5 miles	3.8 miles	2.7 miles	2.4 miles	0.2 miles
Distance to Port Orange Depot	2.5 miles	--	3.3 miles	1.8 miles	1.5 miles	2.3 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/ Renovated	2000 / NAP	1983 / NAP	2006/NAP	1969/NAP	1982/NAP	2018/NAP
Total Units	695(3)(4)	901(3)	450	200	375	785
% of Climate Controlled Units	44.0%(3)(4)	26.3%(3)	NAV	0.0%	NAV	NAV
Total SF	137,503 SF(3)	96,632 SF(3)	52,250 SF	28,000 SF	43,185 SF	74,525 SF
Total Occupancy	92.6%(3)	89.4%(3)	96.0%	96.0%	93.0%	52.0%

(1)	Information obtained from the appraisals. The appraiser identified the same competitive set for the both the Westport Depot Property and the Port Orange Depot Property
(2)	The property is owned by the borrower sponsor but is not collateral for the All Aboard Storage Crossed Mortgage Loans.
(3)	Information obtained from the underwritten rent rolls as of 4/24/2020.
(4)	The Westport Depot Property’s 695 total units contain 638 conventional self storage units and 57 office units totaling 39,840 square feet.

The following table presents certain information relating to some comparable self storage properties for the Ormond Depot Property:

Competitive Set(1)
(Ormond Depot Property)

	Ormond Depot Property (Subject)	Public Storage	All Aboard Storage(2)	All Aboard Storage(2)	Simply Self Storage	Holly Hill Depot Property
Location	Ormond Beach, FL	Ormond Beach, FL	Ormond Beach, FL	Ormond Beach, FL	Ormond Beach, FL	Holly Hill, FL
Distance to Ormond Depot	--	1.2 miles	1.1 miles	1.4 miles	1.4 miles	2.5 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/Renovated	1985/NAP	1999/NAP	1986/NAP	1983/NAP	2002/NAP	2007/NAP
Total Units	863(3)	515	250	80	605	350(3)
% of Climate Controlled Units	46.1%(3)	NAV	0.0%	0.0%	NAV	32.3%(3)
Total SF	76,956 SF(3)	59,100 SF	29,725 SF	9,900 SF	69,700 SF	52,200 SF(3)
Occupancy	96.2%(3)	94.0%	99.0%	99.0%	94.0%	81.1%(3)

(1)	Information obtained from the appraisal.
(2)	The property is owned by the borrower sponsor but is not collateral for the All Aboard Storage Crossed Mortgage Loans.
(3)	Information obtained from the underwritten rent roll as of 4/24/2020.

A-3-52

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

The following table presents certain information relating to some comparable self storage properties for the Holly Hill Depot Property:

Competitive Set(1)
(Holly Hill Depot Property)

	Holly Hill Depot Property (Subject)	CubeSmart	All Aboard Storage(2)	U-Store	Public Storage	All Aboard Storage(2)
Location	Holly Hill, FL	Daytona Beach, FL	Daytona Beach, FL	Daytona Beach, FL	Daytona Beach, FL	Daytona Beach, FL
Distance to Holly Hill Depot	--	0.6 miles	1.8 miles	1.9 miles	2.0 miles	2.4 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/Renovated	2007/NAP	1979/NAP	1987/NAP	1976/NAP	1983/NAP	1973/NAP
Total Units	350(3)	741	875	325	300	500
% of Climate Controlled Units	32.3%(3)	5.0%	NAV	NAV	NAV	NAV
Total SF	52,200 SF(3)	62,205 SF	100,450 SF	37,475 SF	34,400 SF	58,225 SF
Occupancy	81.1%(3)	78.0%	95.0%	93.0%	98.0%	94.0%

(1)	Information obtained from the appraisal.
(2)	The property is owned by the borrower sponsor but is not collateral for the All Aboard Storage Crossed Mortgage Loans.
(3)	Information obtained from the underwritten rent roll as of 4/24/2020.

Escrows.

Real Estate Taxes – The loan documents for all of the All Aboard Storage Crossed Mortgage Loans require upfront real estate tax reserves in an aggregate amount of $75,225 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months (initially totaling $23,380).

Insurance – The loan documents for all of the All Aboard Storage Crossed Mortgage Loans require upfront insurance reserves in an aggregate amount of $20,684 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next 12 months (initially totaling $7,543).

Replacement Reserve – The loan documents for all of the All Aboard Storage Crossed Mortgage Loans require ongoing monthly replacement reserves in an aggregate amount of $4,542.

Springing Building Expansion Reserve – The All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan documents require a springing deposit of 120% of the total estimated costs to construct approximately 130 to 180 new climate controlled units at the Ormond Depot Property. If constructed, the new units would require lender approval and would serve as collateral for The All Aboard Storage – Westport Depot & Ormond Depot Mortgage Loan.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Trap Event Period (as defined below), the All Aboard Storage Portfolio Borrowers are required to establish lender-controlled lockbox accounts and the All Aboard Storage Portfolio Borrowers and property managers are required to deposit all rents into the lockbox account within three business days. During a Cash Trap Event Period, funds in the lockbox accounts are required to be swept to a lender-controlled cash management account, and all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default on any of the All Aboard Storage Crossed Mortgage Loans; or

(ii)

the “Aggregate Net Cash Flow Debt Yield” (calculated based on the aggregate net cash flow from all four All Aboard Storage Portfolio Properties divided by the aggregate outstanding loan balance of all of the All Aboard Storage Crossed Mortgage Loans) being less than 7.5% (tested quarterly).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default; or

●	with regard to clause (ii), the Aggregate Net Cash Flow Debt Yield being at least 8.0% for two consecutive calendar quarters.

Property Management. The All Aboard Storage Portfolio Properties are managed by an affiliate of the All Aboard Storage Portfolio Borrowers.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

A-3-53

	Loan #6 - 8	Cut-off Date Balance:	$33,000,000
Self Storage – Self Storage	All Aboard Storage Crossed Group	Cut-off Date LTV:	63.5%
Property Addresses – Various (FL)		U/W NCF DSCR:	2.68x
		U/W NOI Debt Yield:	9.6%

Ground Lease. None.

Terrorism Insurance. The All Aboard Storage Crossed Mortgage Loans documents require that the “all risk” insurance policies required to be maintained by the All Aboard Storage Portfolio Borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the All Aboard Storage Portfolio Properties, as well as business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-54

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

A-3-55

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

A-3-56

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

Downtown
DOWNTOWN
Austin Convention Center
290
35
Huston Tillotson College
PLAZA SALTILLO
METRORAIL
Holly
Tillery St
Springdale Rd
111
183
East Boggy Creek Greenbelt
Govalle Park
Sekrit Theater
Bolm Rd
Ed Bluestein Blvd
Bat Observation Center
E. 2nd St
E. Cesar Chavez St
East Cesar Chavez
E 7th St
Johnston Terrace
Colorado River
Riverside Dr
Festival Beach Park
Metz Neighborhood Park
Caesar Chavez St
Fiesta Gardens
Roy G. Guerrero Colorado River Park
MONTOPOLIS BRIDGE
Lakeshore Park
Little Stacy Park
S. Pleasant Valley Rd
Riverside Golf Course
Austin Comm. Coll. - Riverside
Riverside
Parke Green Shopping Ctr.
Montopolis Dr
Montopolis
St. Edward's Univ.
AUSTIN
Burleson Rd
E. Oltorf St
Airport Commerce Park
Carson Creek
Mabel Davis Park
Office of the Attorney General
Riverside Dr
71
Internal Revenue Service
Parker Lane
Cypress Semiconductor
DHL
UPS
Met Center 15
7301 Metro Center Drive
Austin, TX 78744
McKinney
Independence Brewing Company
Austin Industrial Park
LCRA Dalchau Service Center
MetCenter Business Park
Alcoholic Beverage Commission
Getagadget Incorporated
St Elmo Rd
Southeast Austin
Bergstrom Technology Center
Colorado Crossing
Austin-Bergstrom International Airport
Expo Business Park
Burleson Blvd
McKinney Falls Pkwy
Nuckols Crossing Rd
Stassney Ln
Martinshore
Franklin Park
McKinney Homestead
Gristmill
TRAVIS COUNTY
Jimmy Clay Golf Course
Interpretive Center
Roy Kizer Golf Course
McKinney Falls State Park
Orion Creek Soccer Complex
Dee Gabriel Collins Rd
E. William Cannon Dr
Salt Springs Dr
Georgetown
Leander
ROUND ROCK
Cedar Park
Pflugerville
AUSTIN
Bee Cave
Dear Creek

A-3-57

No. 9 – Met Center 15

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$31,000,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance(1):	$31,000,000		Location:	Austin, TX
	% of Initial Pool Balance:	4.2%		Net Rentable Size:	257,600 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$120.34
	Borrower Sponsors:	Quynh Palomino; Lloyd W. Kendall, Jr.		Maturity Date Balance Per SF(1):	$100.26
	Guarantors:	Quynh Palomino; Lloyd W. Kendall, Jr.		Year Built/Renovated:	2001/NAP
	Mortgage Rate:	3.61193%		Title Vesting:	Fee
	Note Date:	February 14, 2020		Property Manager(3):	Cushman and Wakefield U.S. Inc.
	Seasoning:	3 months		Current Occupancy (As of):	100.0% (5/5/2020)
	Maturity Date:	March 6, 2030		YE 2018 Occupancy:	100.0%
	IO Period:	24 months		YE 2017 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	100.0%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	100.0%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Is Appraised Value(5):	$53,500,000
	Call Protection:	L(27),D(89),O(4)		As-Is Appraised Value Per SF(5):	$207.69
	Lockbox Type:	Hard/Springing		As-Is Appraisal Valuation Date:	November 7, 2019
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Mezzanine ($10,000,000)		TTM (3/31/2020) NOI(4):	$3,284,730
				YE 2019 NOI:	$3,265,007
				YE 2018 NOI:	$3,192,980
				YE 2017 NOI:	$2,893,906
				U/W Revenues:	$5,650,935
				U/W Expenses:	$1,701,129
Escrows and Reserves(2)				U/W NOI(4):	$3,949,806
	Initial	Monthly	Cap	U/W NCF:	$3,374,493
Immediate Repairs	$137,669	$0	NAP	U/W DSCR based on NOI/NCF(1):	2.33x / 1.99x
Taxes	$263,321	$87,774	NAP	U/W Debt Yield based on NOI/NCF(1):	12.7% / 10.9%
Insurance	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	15.3% / 13.1%
Replacement Reserve	$0	$6,869	NAP	Cut-off Date LTV Ratio(1):	57.9%
TI/LC Reserve	$0	$26,833	$1,932,000	LTV Ratio at Maturity or ARD(1):	48.3%
Outstanding TI/LC	$1,629,120	$0	NAP
Free Rent Reserve	$909,592	$0	NAP

Sources and Uses
Sources			Uses
Original mortgage loan amount	$31,000,000	75.6%	Loan payoff(6)	$36,496,830	89.0%
Mezzanine loan	10,000,000	24.4	Upfront reserves	2,939,702	7.2
			Return of equity	847,500	2.1
			Closing costs	715,968	1.7
Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

(1)

The Met Center 15 Whole Loan (as defined below) is evidenced by (i) the Met Center 15 Mortgage Loan (as defined below) with an original balance of $31,000,000 and (ii) the Met Center 15 Mezzanine Loan (as defined below) with an original balance of $10,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W Debt Yield based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD numbers presented above are based on the Met Center 15 Mortgage Loan. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W Debt Yield based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD numbers presented above based on the combined balance of the Met Center 15 Whole Loan are $159.16, $139.08, 9.6%/8.2%, 1.46x/1.25x, 76.6% and 67.0%, respectively.

(2)	See “Escrows” section below.
(3)	See “Property Management” section below for additional details.
(4)	The increase from TTM 3/31/2020 NOI to U/W NOI is primarily due to $972,111 of underwritten rent steps through March 2021.
(5)

The appraised value was determined prior to the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(6)	Loan payoff includes a $7,921,623 preferred equity payoff.

The Mortgage Loan. The mortgage loan (the “Met Center 15 Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 257,600 square foot office flex building located in Austin, Texas (the “Met Center 15 Property”).

A-3-58

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

The Borrower and Borrower Sponsor. The borrowing entity for the Met Center 15 Mortgage Loan is MC 15 Owner, LLC, a Delaware limited liability company and a special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Met Center 15 Mortgage Loan. Quynh Palomino and Lloyd W. Kendall, Jr. are the borrower sponsors and guarantors of certain nonrecourse carve-outs and environmental indemnities under the Met Center 15 Mortgage Loan.

Borrower sponsors, Quynh Palomino and Lloyd W. Kendall, Jr., are both principals of Virtua Partners LLC (“Virtua”). Virtua is a global private equity firm that specializes in commercial real estate focusing on investment grade office, industrial, and hospitality properties. Transactions include value-add properties that are repositioned, core properties that are held for cash flow and ground-up development projects. Virtua manages approximately 3.2 million square feet of commercial real estate investments across the United States. Virtua originally became the borrower sponsor of the Met Center 15 Property in 2016 when the prior owner declared bankruptcy due to problems with the building’s foundation and underlying soil treatment. Virtua settled disputes with the special servicer and spent approximately $4.5 million remediating the building’s foundation. Additionally, Quynh Palomino had experienced a previous foreclosure related to a vacant land parcel in California. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Met Center 15 Property is a 257,600 square-foot office property located approximately five miles southeast of the Austin, Texas central business district and adjacent to the Austin-Bergstrom Airport. Built in 2001, the Met Center 15 Property has undergone approximately $5.4 million in capital expenditures since 2015. The Met Center 15 Property is part of the larger Met Center Business Park, a 550-acre master planned mixed-use development. Amenities in the Met Center Business Park include seven hotels with conference facilities, 24-hour restaurants, a sports complex, multiple fiber optic lines, hike-and-bike trails and an 18-hole disc golf course. The Met Center 15 Property is part of the Met Center Property Owners Association, which consists of 19 buildings of the Met Center Business Park. The Met Center 15 Property is responsible for its pro-rata share of the common area expenses (approximately 17.393%) that are passed through to the tenants at the Met Center 15 Property. Parking at the Met Center 15 Property is provided by 1,605 surface spaces, resulting in a parking ratio of 6.2 spaces per 1,000 square feet. As of May 5, 2020, the Met Center 15 Property was 100.0% occupied by two investment-grade rated tenants.

COVID-19 Update. As of May 6, 2020, the Met Center 15 Property is open. The State of Texas’s stay-at-home order expired on April 30, 2020; however, some tenants have employees working remotely or operating with limited employees on-site. The May debt service payment has been made.  All of the tenants by count, square footage and underwritten base rent have paid rent for May 2020.  As of the date hereof, the Met Center 15 Mortgage Loan is not subject to any modification or forbearance request.

Major Tenants.

Largest Tenant: Progressive Casualty (217,216 square feet; 84.3% of net rentable area; 85.1% of underwritten base rent; 2/28/2026 lease expiration; NYSE: PGR) – Founded in 1937, Progressive Casualty is currently one of the largest auto insurance groups in the United States. Progressive Casualty has more than 10 million policies in force and offers policies for automobiles, boats, motorcycles and RVs. Progressive Casualty primarily uses their space at the Met Center 15 Property as a customer service and claims processing center. Approximately 1,500 employees work at the Met Center 15 Property in customer service, sales and claims. This location is the Austin corporate campus for Progressive Casualty and includes amenities such as a cafeteria, fitness center, employee training center and health center. Progressive Casualty has been a tenant at the Met Center 15 Property since 2005 when they purchased the Met Center 15 Property in order to consolidate their corporate campus in the area and entered into a sale/leaseback with the former ownership group. In November 2019, Progressive Casualty executed an early lease renewal extending the term from February 2021 to February 2026, and increasing their base rent by 35.6%. Progressive Casualty’s lease expiration is February 28, 2026 with three remaining three-year renewal options. Progressive Casualty has the right to terminate its lease effective as of February 29, 2024 or any calendar month thereafter with nine months’ prior notice and a termination payment equal to the unamortized portion of $1,629,120 (the “Construction Allowance”) plus $1,500,000. If Progressive Casualty were to provide notice to terminate any of its space, a cash flow sweep would commence. See “Trigger Period” section below.

Second Largest Tenant: Waste Management (40,384 square feet; 15.7% of net rentable area; 14.9% of underwritten base rent; 12/31/2021 lease expiration; NYSE: WM) – Waste Management is the largest environmental solutions provider in North America, serving more than 20 million customers in the United States, Canada and Puerto Rico. Waste Management has the largest network of recycling facilities, transfer stations and landfills in the industry. The company is also a renewable energy provider by recovering naturally-occurring gas inside landfills to generate electricity. Waste Management operates its data and disaster recovery center at the Met Center 15 Property. Their facility includes fiber and redundant power, which the tenant has invested a significant amount upgrading their space over the last several years. Additionally, the Met Center 15 Property serves as the tenant’s main data storage facility for the United States. Waste Management has been a tenant at the Met Center 15 Property since 2003, recently renewed its lease in 2017 and has a current lease expiration date of December 31, 2021 with two additional five-year renewal options.

A-3-59

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

The following table presents certain information relating to the tenancy at the Met Center 15 Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Progressive Casualty	AA/Aa2/AA	217,216	84.3%	$16.75	$3,638,368	85.1%	2/28/2026	3, 3-year	Y(3)
Waste Management	BBB+/Baa1/A-	40,384	15.7%	$15.76	$636,335	14.9%	12/31/2021	2, 5-year	N
Total Major Tenants		257,600	100.0%	$16.59	$4,274,703	100.0%

Non-Major Tenants		0	0.0%	$0.00	$0	0.0%

Occupied Collateral Total		257,600	100.0%	$16.59	$4,274,703	100.0%

Vacant Space		0	0.0%

Collateral Total		257,600	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)

Annual U/W Base Rent includes contractual rent steps for Progressive Casualty through March 2021 totaling $953,578 and contractual rent steps for Waste Management through January 2021 totaling $18,533.

(3)

Progressive Casualty has the right to terminate its lease effective February 29, 2024 or at the end of any calendar month thereafter with 9 months’ written notice and a termination payment equal to the unamortized portion of the Construction Allowance plus $1,500,000. If Progressive Casualty were to terminate March 1, 2024, the total estimated termination fee would equal approximately $2,151,648.

The following table presents certain information relating to the lease expiration schedule at the Met Center 15 Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent(3)	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	1	40,384	15.7%	40,384	15.7%	$636,335	14.9%	$15.76
2022	0	0	0.0%	40,384	15.7%	$0	0.0%	$0.00
2023	0	0	0.0%	40,384	15.7%	$0	0.0%	$0.00
2024	0	0	0.0%	40,384	15.7%	$0	0.0%	$0.00
2025	0	0	0.0%	40,384	15.7%	$0	0.0%	$0.00
2026	1	217,216	84.3%	257,600	100.0%	$3,638,368	85.1%	$16.75
2027	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
2028	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
2029	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
2030	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	257,600	100.0%	$0	0.0%	$0.00
Total/Weighted Average	2	257,600	100.0%			$4,274,703	100.0%	$16.59

(1)	Information obtained from the underwritten rent roll dated May 5, 2020.
(2)

Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Annual U/W Base Rent includes contractual rent steps through March 2021 totaling $972,111.

A-3-60

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

The following table presents historical occupancy percentages at the Met Center 15 Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	12/31/2019(1)	5/5/2020(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Met Center 15 Property:

Cash Flow Analysis

	12/31/2016	12/31/2017	12/31/2018	12/31/2019	TTM 3/31/2020	U/W(1)	%(2)	U/W $ per SF
Base Rent	$2,831,829	$3,169,654	$3,222,325	$3,266,195	$3,277,337	$3,302,593	56.3%	$12.82
Contractual Rent Steps(3)	0	0	0	0	0	972,111	16.6	3.77
Grossed Up Vacant Space	0	0	0	0	0	0	0.0	0.00
Gross Potential Rent	$2,831,829	$3,169,654	$3,222,325	$3,266,195	$3,277,337	$4,274,704	72.9%	$16.59
Other Income	1,608	(209,733)	26,783	(2,620)	(4,237)	0	0.0	0.00
Total Recoveries	1,772,007	1,481,664	1,599,348	1,640,052	1,658,912	1,589,967	27.1	6.17
Net Rental Income	$4,605,444	$4,441,585	$4,848,456	$4,903,627	$4,932,012	$5,864,671	100.0%	$22.77
(Vacancy & Credit Loss)	0	0	0	0	0	(213,735)(4)	(3.6)	(0.83)
Effective Gross Income	$4,605,444	$4,441,585	$4,848,456	$4,903,627	$4,932,012	$5,650,935	96.4%	$21.94

Real Estate Taxes	723,256	943,587	955,275	922,650	984,878	1,022,604	18.1	3.97
Insurance	32,783	51,786	50,363	55,249	55,272	61,488	1.1	0.24
Management Fee	112,579	156,028	193,804	213,212	190,480	169,528	3.0	0.66
Other Operating Expenses	469,528	396,278	456,034	447,509	416,652	447,509	7.9	1.74
Total Operating Expenses	$1,338,146	$1,547,679	$1,655,476	$1,638,620	$1,647,282	$1,701,129	30.1%	$6.60

Net Operating Income	$3,267,298	$2,893,906	$3,192,980	$3,265,007	$3,284,730	$3,949,806	69.9%	$15.33
Replacement Reserves	0	0	0	0	0	82,432	1.5	0.32
TI/LC	0	0	0	0	0	492,881	8.7	1.91
Net Cash Flow	$3,267,298	$2,893,906	$3,192,980	$3,265,007	$3,284,730	$3,374,493	59.7%	$13.10

NOI DSCR(5)	1.93x	1.71x	1.89x	1.93x	1.94x	2.33x
NCF DSCR(5)	1.93x	1.71x	1.89x	1.93x	1.94x	1.99x
NOI Debt Yield(5)	10.5%	9.3%	10.3%	10.5%	10.6%	12.7%
NCF Debt Yield(5)	10.5%	9.3%	10.3%	10.5%	10.6%	10.9%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.
(2)	Represents (i) percent of Net Rental Income for all revenue fields and for Vacancy & Credit Loss and (ii) percent of Effective Gross Income for all other fields.
(3)	Underwritten Contractual Rent Steps include $972,111 of rent steps through March 2021.
(4)	The underwritten economic vacancy is 5.0%. The Met Center 15 Property was 100.0% physically occupied as of May 5, 2020.
(5)	NOI DSCR, NOI DSCR, NOI Debt Yield and NCF Debt Yield are based on the Met Center 15 Mortgage Loan.

Appraisal. The appraiser concluded to an “as-is” appraised value of $53,500,000 as of November 7, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated November 19, 2019, there was no evidence of any recognized environmental conditions at Met Center 15 Property.

A-3-61

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

Market Overview and Competition. The Met Center 15 Property is located approximately five miles southeast of the central business district of Austin, Texas. The Met Center 15 Property is located within the larger Met Center business park. Met Center is a 550-acre business park featuring over two million square feet of office and industrial flex space occupied by Electric Reliability Council of Texas, Pharmaceutical Product Development, Cyrus One, Iron Mountain, Waste Management, Progressive Casualty, Seton, General Motors, the Department of Veterans Affairs and others. Met Center is served by a redundant electric and telecommunications infrastructure, making it one of the most reliable business centers in the United States. Primary access to the Met Center 15 Property is provided by Interstate Highway 35, a north/south freeway that transverses the greater Austin area, and US Highway 183, a highway extending from Lampasas on the west through the greater Austin area. The Austin-Bergstrom International Airport is located adjacent to the east of the Met Center 15 Property. According to the appraisal, the Austin-Bergstrom International Airport offers over 150 daily departures to 44 destinations in the United States, Mexico and the United Kingdom.

Submarket Information - According to the appraisal, the Met Center 15 Property is located in the Southeast submarket within the Austin office market. As of the third quarter of 2019, the Southeast office submarket reported a total inventory of approximately 1.0 million square feet with a 9.3% vacancy rate and average asking rents of $30.96 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Met Center 15 Property:

Market Rent Summary(1)

Office
Market Rent (PSF)	$16.75
Lease Term (Years)	7
Free Rent Months	3
Lease Type (Reimbursements)	Net
Rent Increase Projection	2.00% per annum
Tenant Improvements (New Tenants) (PSF)	$15.00
Tenant Improvements (Renewals) (PSF)	$5.00

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the Met Center 15 Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Adjusted Sales Price (PSF)
3100 Alvin Devane Boulevard	Austin, TX	70,388	Oct-19	$18,500,000	$262.83	$210.26
Research Park Plaza I & II	Austin, TX	271,889	Jun-19	$123,500,000	$454.23	$204.40
Upcycle Building	Austin, TX	81,660	May-19	$49,200,000	$602.50	$210.87
Travesia Corporate Park	Austin, TX	176,668	Mar-19	$40,900,000	$231.51	$196.78
South Park G	Austin, TX	206,418	Apr-18	$65,100,000	$315.38	$198.69

(1)	Information obtained from the appraisal.

A-3-62

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

The following table presents certain information relating to comparable properties to the Met Center 15 Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	TI Allowance PSF	Lease Type
Former AMD Building 5202 E. Ben White Austin, TX	1984/NAV	330,000	3.0 miles	NAV	7.0 Yrs	122,301	$19.75	$0.00	Net
Northview Business Center 9001 N IH-35 Austin, TX	1971/NAV	262,067	12.8 miles	NAV	10.0 Yrs	70,508	$20.00	$60.00	Net
Stonehollow 1 11525 Stonehollow Drive Austin, TX	1996/NAV	69,035	16.5 miles	NAV	6.0 Yrs	42,374	$16.80	$0.00	Net
Farmers Group Building 15700 Long Vista Drive Austin, TX	1991/NAV	189,967	20.6 miles	NAV	5.0 Yrs	189,967	$16.75	$7.50	Net
The Preserve at 620 8201 Ranch Road 620 North Austin, TX	2006/NAV	226,329	27.0 miles	NAV	7.0 Yrs	39,889	$21.50	$50.00	Net

(1)	Information obtained from appraisal.

Escrows.

Immediate Repairs – At origination, the borrower was required to escrow $137,669 for immediate repairs.

Real Estate Taxes – At origination, the borrower was required to escrow $263,321 for real estate taxes. The borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months, currently equal to $87,774.

Insurance – The borrower will not be required to make monthly payments of one-twelfth of the insurance premiums the lender estimates will be payable during the next twelve months as long as the borrower maintains a blanket policy acceptable to the lender.

Replacement Reserve – The borrower is required to make monthly deposits of $6,869 ($0.32 per square foot annually) for replacement reserves.

TI/LC Reserve – The borrower is required to make monthly deposits of $26,833 ($1.25 per square foot annually) for tenant improvements and leasing commissions.

Outstanding TI/LC – At origination, the borrower was required to escrow $1,629,120 for outstanding tenant improvements and leasing commissions for the Progressive Casualty lease.

Free Rent Reserve – At origination, the borrower was required to escrow $909,592 representing three months of outstanding free rent obligations under the Progressive Casualty lease.

Lockbox and Cash Management. The Met Center 15 Mortgage Loan documents require a hard lockbox with springing cash management. At origination, the borrower was required to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The Met Center 15 Mortgage Loan documents require that all rents and other funds from operations received by the borrower or the property manager be deposited into the lockbox within one business day after receipt.

Prior to a Trigger Period (as defined below), funds in the lockbox account will be transferred daily to a borrower operating account. During a Trigger Period, all amounts in the lockbox account are to be transferred daily to the cash management account for the payment, among other things, of the debt service under the Met Center 15 Mortgage Loan and Met Center 15 Mezzanine Loan (as defined below), monthly escrows and other expenses described in the Met Center 15 Mortgage Loan documents. To the extent that there is excess cash flow following these disbursements, the excess cash will be held by the lender as additional security for the Met Center 15 Mortgage Loan.

A “Trigger Period” will commence upon the earliest of (i) an event of default under the Met Center 15 Mortgage Loan documents or under the Met Center 15 Mezzanine Loan documents, (ii) the debt service coverage ratio of the Met Center 15 Property being less than 1.20x or (iii) a Progressive Trigger Event (as defined below). A Trigger Period will cease upon: with respect to clause (i), the cure and acceptance of the cure by the lender of such event of default; with respect to clause (ii), the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters; with respect to clause (iii), the occurrence of a Progressive Trigger Event Cure (as defined below).

A-3-63

Office - Suburban	Loan #9	Cut-off Date Balance:	$31,000,000
7301 Metro Center Drive	Met Center 15	Cut-off Date LTV:	57.9%
Austin, TX 78744		U/W NCF DSCR:	1.99x
		U/W NOI Debt Yield:	12.7%

A “Progressive Trigger Event” will commence upon the occurrence of (i) the borrower failing to satisfy the Progressive Renewal Criteria (as defined below) on or before the earlier of (x) February 28, 2025 (one year prior to lease expiration) and (y) the date which Progressive Casualty is required to deliver notice of its lease renewal under its lease, (ii) Progressive Casualty terminating, giving notice of its intent to terminate or not renewing its lease, (iii) Progressive Casualty “going dark,” vacating or abandoning all or part of its leased space, (iv) bankruptcy or insolvency of Progressive Casualty, its parent company or lease guarantor, (v) Progressive Casualty defaulting under its lease or (vi) Progressive Casualty’s credit rating falling below BBB- or the equivalent by two out of three of Moody’s, S&P or Fitch. A Progressive Trigger Event will end upon a Progressive Trigger Event Cure.

A “Progressive Trigger Event Cure” will occur upon, with regard to a Progressive Trigger Event caused by clause (i) above, the satisfaction of the Progressive Renewal Criteria or Progressive Replacement Lease Criteria (as defined below), with respect to clause (ii) above, the satisfaction of the Progressive Replacement Lease Criteria, with respect to clause (iii) above, the satisfaction of the Progressive Replacement Lease Criteria or the borrower providing evidence that Progressive has resumed occupancy and is operating out of its entire leased space, with respect to clause (iv) above, the satisfaction of the Progressive Replacement Lease Criteria or Progressive no longer being subject to bankruptcy or insolvency proceedings, with respect to clause (v) above, the satisfaction of the Progressive Replacement Lease Criteria or Progressive being cured of such event of default or with respect to clause (vi) above, the satisfaction of the Progressive Replacement Lease Criteria or the lender’s receipt of satisfactory evidence that Progressive’s credit rating is at or above BBB-.

The “Progressive Renewal Criteria” means that the lender has received (i) evidence that the Progressive lease has been renewed under the terms of its lease for a term not less than three years and (ii) receipt of an updated estoppel satisfactory to the lender under the Met Center 15 Mortgage Loan documents.

The “Progressive Replacement Lease Criteria” is satisfied under the following conditions: (i) the borrower has entered into a lease or leases with tenant(s) acceptable under the Met Center 15 Mortgage Loan documents, (ii) each replacement tenant being in physical occupancy and paying full contractual rent and (iii) the borrower providing the lender with a copy of the replacement lease(s), estoppel(s) in form and substance acceptable to the lender, a subordination, non-disturbance and attornment agreement if requested by the lender, evidence that the borrower has performed and paid for all tenant improvements and leasing commissions under the replacement leases and an updated rent roll.

Property Management. The Met Center 15 Property is managed by Clear Vista Management (US), LLC. Clear Vista Management (US), LLC subcontracts the property management services at the Met Center 15 Property to Cushman & Wakefield U.S., Inc.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. On February 14, 2020, Barclays Capital Real Estate Inc. funded a $10,000,000 mezzanine loan (the “Met Center 15 Mezzanine Loan”) to MC 15 Member, LLC, a Delaware limited liability company owning 100.0% of the borrower under the Met Center 15 Mortgage Loan documents. The Met Center 15 Mezzanine Loan was sold to a third-party investor subsequent to origination (together with the Met Center 15 Mortgage Loan, the “Met Center 15 Whole Loan”). The Met Center 15 Mezzanine Loan accrues at a rate of 10.000% per annum and requires interest-only payments through the maturity date of March 6, 2030. The rights of the lender of the Met Center 15 Mezzanine Loan are further described under “Description of the Mortgage Pool – Additional Indebtedness – Mezzanine Indebtedness” in the Prospectus.

Terrorism Insurance. The Met Center 15 Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Met Center 15 Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-64

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

Crate&Barrel

STARBUCKS COFFEE

WILLIAMS SONOMA

SEPHORA

A-3-65

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

25TH AVENUE NE
45TH STREET NE
NE BLAKELEY STREET
UPPER LEVEL
Seattle Nao Tan
Yves Delsorme
Soccer West
Mud Bay
The UPS Store
Bank of America
AT&T
GNC
Amazon Books
Banana Republic
Williams Sonoma
Pottery Barn
Pottery Barn Kids
RH
WEST GARAGE
Crate and Barrel
Anthropologie
H&M
Athleta
Lucky Brand
The Frye Company
Microsoft
Gene Juarez
Din Tai Fung
JOEY Kitchen
SOUTH GARAGE
Tommy Bahama
Tesla
Mercedes-Benz Pop-Up
Nike Running
Virginia Mason
Eu Bar
PLAY AREA
Bamboo Sushi
The North Face
Verizon Wireless
Victoria's Secret
Aritzia
Gap
Room & Board
NORTH GARAGE
Crate and Barrel
SoulCycle
Sephora
J.Crew
Bartell Drugs

A-3-66

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

University Village
2623 Northeast University Village Street
Seattle, WA 98105
SEATTLE
Northgate
Wedgewood
Roosevelt
Green Lake
Ravenna
Bryant
Windermere
University District
Wallingford
Laurelhurst
UNIVERSITY of WASHINGTON
Northlake
Lake Union
Union Bay
Lake Washington
Portage Bay
Eastlake
Montlake
Madison Park
Capitol Hill
Evergreen Point Floating Bridge
Bellevue 4 miles
Downtown Seattle 3 miles
Seattle Children's Hospital
Blake Mus. of Natural History and Culture
UW School of Law
Henry Art Gallery
Meany Hall for the Performing Arts
Allen Library
Drumheller Fountain
Univ. of Washington School of Medicine, School of Dentistry
University of Washington Medical Center
Husky Soccer Stadium
Husky Ballpark
Alaska Airlines Arena
Husky Stadium
Union Bay Natural Area
Otis Douglas Hyde Herbarium
Center for Urban Horticulture
NW Fisheries Science Ctr.
Beaver Lodge Sanctuary
UW Botanic Gardens
Broadmoor Golf Course
Washington Park Arboretum
Madison Park Beach
Seattle Japanese Garden
Lake View Cemetery
Volunteer Park
Interlaken Park
Montlake Playfield
Ravenna Park
Dahl Playfield
Maple Leaf Reservoir Park
Froula Playground
Green Lake Park
Marsh Island
Foster Island
Webster Point
Portage Bay Viaduct
NE 85th St
NE 80th St
NE 75th St
NE 65th St
NE 55th St
NE 50th St
NE 45th St
E. Lynn St
Lake City Way NE
Roosevelt Way NE
15th Ave NE
25th Ave NE
30th Ave NE
35th Ave NE
11th Ave NE
University Way NE
7th Ave NE
NE Ravenna Blvd
Fuhrman Ave E
Eastlake Ave E.
10th Ave E.
Boyer Ave E.
24th Ave E.
Lake Washington Blvd
E. Madison St
E. McGilvra Blvd
NORTHGATE LINK EXTENSION (Under Construction)
LINK LIGHT RAIL
Shoreline
Kenmore
Kirkland
Redmond
BELLEVUE
Sammamish
Issaquah
Newcastle
Renton
Tukwila
Burien
White Center
Mercer Island
Medina
Puget Sound
Lake Washington

A-3-67

No. 10 – University Village

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Column		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$30,000,000		Property Type – Subtype:	Retail – Lifestyle Center
	Cut-off Date Balance(1):	$30,000,000		Location:	Seattle, WA
	% of Initial Pool Balance:	4.1%		Size:	597,635 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$418.32
	Borrower Sponsor:	Stuart M. Sloan		Maturity Date Balance Per SF(1):	$418.32
	Guarantor:	Stuart M. Sloan		Year Built/Renovated:	1956/2019
	Mortgage Rate:	3.3000%		Title Vesting:	Fee
	Note Date:	December 2, 2019		Property Manager:	Self-Managed
	Seasoning:	6 months		Current Occupancy (As of)(1)(2):	100% (11/18/2019)
	Maturity Date:	December 6, 2029		YE 2018 Occupancy:	98.8%
	IO Period:	120 months		YE 2017 Occupancy:	97.6%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	98.1%
	Amortization Term (Original):	NAP		As-Is Appraised Value(1):	$650,000,000
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value Per SF(1):	$1,087.62
	Call Protection:	L(30),GRTR 1% or YM or D(83),O(7)		As-Is Appraisal Valuation Date:	October 23, 2019
	Lockbox Type:	Hard/Springing Cash Management
	Additional Debt(1):	Yes		Underwriting and Financial Information(1)
	Additional Debt Type (Balance)(1):	Pari Passu ($220,000,000) ; Subordinate ($130,000,000)		TTM NOI (9/30/2019):	$27,753,154
				YE 2018 NOI:	$27,318,862
				YE 2017 NOI:	$25,539,420
				YE 2016 NOI:	NAV
				U/W Revenues(3):	$41,651,294
				U/W Expenses:	$12,188,610
Escrows and Reserves(4)				U/W NOI:	$29,462,684
	Initial	Monthly	Cap	U/W NCF:	$28,377,547
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	3.52x / 3.39x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	11.8% / 11.4%
Capital Expenditure Reserve	$0	Springing	$298,818	U/W Debt Yield at Maturity based on NOI/NCF:	11.8% / 11.4%
TI/LC Reserve	$0	Springing	$1,792,905	Cut-off Date LTV Ratio:	38.5%
Alterations Reserve	$14,189,947(5)	$0	NAP	LTV Ratio at Maturity:	38.5%
Unfunded Obligations Reserve	$3,299,128	$0	NAP

Sources and Uses
Sources			Uses
Original senior loan amount	$250,000,000	65.8%	Payoff existing debt	$247,800,021	65.2%
Subordinate companion loan amount	130,000,000	34.2	Repayment of development costs	56,985,715	15.0
			Return of equity	54,550,891	14.4
			Upfront reserves	17,489,075	4.6
			Closing costs	3,174,298	0.8
Total Sources	$380,000,000	100.0%	Total Uses	$380,000,000	100.0%

(1)	The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the University Village Senior Loan (as defined below). The U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity based upon the University Village Whole Loan (as defined below) are 2.32x/2.23x, 7.8%/7.5%, 7.8%/7.5%, 58.5% and 58.5%, respectively. All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the University Village Whole Loan was underwritten, based on such prior information. See “Risk Factors-Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)	Based on the November 2019 underwritten rent roll including three temporary tenants. Excluding temporary tenants, the University Village Property is 97.6% leased.

(3)	U/W Revenues includes Base Rent, Year-1 Rent Steps ($581,098), Overage Rent ($568,966), Credit Tenant Rent Steps ($201,721) and Signed-Not-Occupied Rent ($606,875).

(4)	See “Escrows” section below.

(5)	As of April 8, 2020, approximately $11.6 million has been released to the borrower for completed construction.

A-3-68

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

The Mortgage Loan. The mortgage loan (the “University Village Mortgage Loan”) is part of a whole loan (the “University Village Whole Loan”) that is evidenced by three pari passu senior promissory notes in the aggregate original principal amount of $250,000,000 (the “University Village Senior Loan”) and one subordinate promissory note in the original principal amount of $130,000,000 (the “University Village Subordinate Companion Loan”). The University Village Whole Loan is secured by a first priority fee mortgage encumbering a 597,635 square foot open air, retail lifestyle center located in Seattle, Washington (the “University Village Property”). The University Village Mortgage Loan is evidenced by the non-controlling senior promissory note A-3 in the original principal amount of $30,000,000. The remaining University Village Senior Loan pari passu notes are referred to herein as the “University Village Pari Passu Companion Loans”. As shown in the “Note Summary” table below, two promissory notes in the original aggregate principal amount of $305,000,000 were contributed to the CSMC 2019-UVIL securitization trust. The University Village Whole Loan will be serviced pursuant to the trust and servicing agreement for the CSMC 2019-UVIL securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans— The University Village Whole Loan“ and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Note Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$175,000,000	$175,000,000	CSMC 2019-UVIL	No
A-2	45,000,000	45,000,000	CSAIL 2020-C19	No
A-3	30,000,000	30,000,000	WFCM 2020-C56	No
B	130,000,000	130,000,000	CSMC 2019-UVIL	Yes
Total	$380,000,000	$380,000,000

The Borrower and Borrower Sponsor. The borrower is University Village Limited Partnership, a Washington limited partnership with one independent director (the “University Village Borrower”). Legal counsel to the University Village Borrower delivered a non-consolidation opinion in connection with the origination of the University Village Whole Loan. The University Village Borrower is indirectly 94.9% owned by Stuart M. Sloan, and the remaining interests are held by minority holders.

The borrower sponsor and nonrecourse carve-out guarantor is Stuart M. Sloan. Mr. Sloan began his career as President and Director of Schuck’s Auto Supply Inc. which he grew from 8 to 58 stores becoming the Pacific Northwest’s dominant retail automotive parts and supply retailer before merging with Seattle-based Pay ‘n Save Corporation. Mr. Sloan went on to found Sloan Capital Companies in 1984 to invest in operating companies and commercial properties and also co-founded Egghead Discount Software in 1984, which then became the nation’s largest reseller of computer software. In 1986, Mr. Sloan acquired the majority interest in Quality Food Centers, Inc., the largest independent retail grocery chain in the Seattle/King County market, which was subsequently merged with Fred Meyer, Inc. The guarantor is required to maintain a minimum net worth (exclusive of the University Village Property) of not less than $100.0 million during the loan term.

The Property. The University Village Property is a 597,635 square foot open-air, retail lifestyle center located in Seattle, Washington. The University Village Property was constructed, renovated, and expanded between 1956 and 2019, with 19 buildings situated on approximately 23.6 acres. The borrower sponsor has transformed the University Village Property since acquisition in 1993 into an upscale lifestyle center with a mix of signature national tenants and local boutiques combined with a distinct collection of restaurants and service providers. Approximately three miles northeast of the Seattle central business district, the University Village Property is adjacent to the University of Washington. The University Village Property is rated A+ by Green Street Advisors, has a TAP score of 99, and is LEED Silver Certified.

There are 2,439 parking spaces at the University Village Property that are included in the collateral, resulting in a parking ratio of 4.1 spaces per 1,000 square feet of net rentable area (“NRA”). The University Village Property was most recently renovated in 2019 when capital expenditures of $71.2 million were allocated to expand parking and retail space. Construction of a new 473-stall parking garage was completed in November 2019.

The University Village Property is anchored by Apple (M/S&P/F: Aa1/AA+/AA, 13,920 square feet), Restoration Hardware Gallery (43,846 square feet) and Crate & Barrel (36,875 square feet). Apple, Restoration Hardware Gallery, and Crate & Barrel have reported sales of approximately $107.9 million ($7,751 per square foot), $23.7 million ($541 per square foot) and $14.2 million ($455 per square foot), respectively, as of the trailing twelve-month period ending July 2019.

As of November 18, 2019, the University Village Property was approximately 100.0% leased by 126 tenants and 97.6% leased when excluding three temporary tenants. The University Village Property’s tenancy caters to high-price and mid-price point customers with tenants that include Apple, Restoration Hardware Gallery, Crate & Barrel, Pottery Barn, Tesla, Microsoft, Amazon Books, and Bartell Drugs. As of July 2019, gross mall sales for all tenants were approximately $515.7 million, while comparable sales for all tenants were $411.6 million during the same period. Sales per square foot for comparable stores less than 15,000 square feet were approximately $1,123, and sales per square foot for comparable stores less than 15,000 square feet (excluding Apple) were $782.

The borrower sponsor is completing a $71.2 million expansion at the University Village Property, which includes a new 473-stall, 217,778 square foot parking garage that opened in November 2019, as well as retail space for Peloton (LXD 1/2031), Shake Shack (LXD 1/2031), and Hello Robin (LXD 4/2030), which have taken occupancy in the spring of 2020 for a total of 7,075 square feet.

A-3-69

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

Four spaces, totaling 36,023 square feet or 6.0% of total square feet are leased for office use consisting of Virginia Mason (19,909 square feet), Bright Horizons (13,070 square feet), Kumon Learning Center (2,560 square feet) and Benchmark Associates (484 square feet).

The University Village Property is located in the Northgate/Central submarket, one of Seattle’s most affluent retail markets with strong trade demographics. The University Village Property occupies a prime urban infill location with a population of 532,088 within a 5-mile radius, and benefits from its proximity to the University of Washington (47,571 students enrolled in September 2019).

COVID-19 Update. As of May 8, 2020, the University Village Property is open, however, many tenants are closed. The borrower sponsor is also in active conversations with large and small tenants for payment timing and pursuing collections for April 2020 and May 2020 rents. As of May 8, 2020 no rental relief agreements have been signed, however, not all rents have been collected. As of the March 2020 rent roll, the University Village Property remains 97.9% occupied. As of the beginning of May 2020, government guidelines around a phased reopening had begun with curbside pick-up for non-essential businesses and some appointment based businesses now being allowed. The University Village Property tenants are preparing for this and several began such services.

The May debt service payment has been made. As of the date hereof, the University Village Whole Loan is not subject to any modification or forbearance request. On May 20, 2020, the mortgage loan seller received a communication from the borrower sponsor in which the borrower sponsor stated that it is considering a request to the servicer of the CSMC 2019-UVIL securitization trust for relief relating to borrower sponsor's ability to make certain lease modifications (including concessions and deferrals) and certain requirements in connection with debt yield trigger events. The borrower sponsor indicated that it expects to continue to pay its obligations under the University Village Mortgage Loan Documents and does not expect to request a forbearance of interest payments.

Major Tenants. The University Village Property is anchored by Apple (M/S&P/F: Aa1/AA+/AA, 13,920 square feet), Restoration Hardware Gallery (43,846 square feet) and Crate & Barrel (36,875 square feet). Apple, Restoration Hardware Gallery, and Crate & Barrel have reported sales of approximately $107.9 million ($7,751 per square foot), $23.7 million ($541 per square foot) and $14.2 million ($455 per square foot), respectively, as of the trailing twelve-month period ending July 2019.

The following table presents certain information relating to the tenancy at the University Village Property:

Major Tenants

Tenant Name	Ratings Moody’s/S&P/ Fitch(1)	NRA (SF)(2)	% of Total NRA	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent	% of Annual U/W Base Rent	Sales PSF(4)	Occ. Costs(5)	Lease Expiration Date	Extension Option	Term. Option (Y/N)
Apple	Aa1 / AA+ / AA	13,920	2.3%	$155.58	$2,165,722	6.7%	$7,751	2.1%	6/30/2028	3, 5-year	N
Restoration Hardware Gallery	NR / NR / NR	43,846	7.3%	$42.65	$1,870,000	5.8%	$541	8.0%	1/31/2032	5, 5-year	N
Crate & Barrel	NR / NR / NR	31,300	5.2%	$45.79	$1,433,330	4.4%	$455	14.3%	1/31/2026	None	N
Pottery Barn	NR / NR / NR	15,135	2.5%	$68.00	$1,029,180	3.2%	$452	18.3%	1/31/2029	None	N
Bartell Drugs	NR / NR / NR	20,633	3.5%	$48.57	$1,002,167	3.1%	$904	7.4%	1/31/2024	None	N
Virginia Mason	NR / NR / NR	19,909	3.3%	$43.50	$866,042	2.7%	NAV	NAV	12/1/2028	2, 5-year	N
Room & Board	NR / NR / NR	28,401	4.8%	$28.00	$795,228	2.5%	$678	4.7%	9/30/2022	1, 5-year	N
H&M(6)	NR / NR / NR	18,560	3.1%	$41.82	$776,179	2.4%	$238	25.5%	1/31/2022	None	Y
Williams Sonoma	NR / NR / NR	10,184	1.7%	$63.00	$641,592	2.0%	$459	17.9%	1/31/2030	None	N
Lululemon	NR / NR / NR	7,847	1.3%	$76.28	$598,573	1.8%	$918	10.1%	1/31/2024	1, 5-year	N
Top 10 Tenants		209,735	35.1%	$53.30	$11,178,013	34.4%
Other Tenants		348,288	58.3%	$59.28	$20,645,865	63.6%
Storage		25,270	4.2%	$24.89	$628,939	1.9%
Total Occupied Collateral		583,293	97.6%	$55.64	$32,452,817	100.0%
Vacant(7)		14,342	2.4%
Collateral Total		597,635	100.0%

(1)	Credit Ratings include ratings for the parent companies of tenants, although such parent companies may not guarantee the related leases.

(2)	NRA (SF) for Crate & Barrel, Pottery Barn, Williams Sonoma and Lululemon reflects each tenant’s primary retail space and does not include additional leased storage spaces.

(3)	Inclusive of base rent, SNO tenant rent, rent steps, and credit tenant rent steps.

(4)	Calculated using square feet of tenants that represent comparable sales as of November 2019.

(5)	Calculated based on current UW rent, steps, credit tenant rent steps, overage rent, and recoveries for tenants with comparable sales only.

(6)	During the period from February 1, 2019 through January 31, 2022, H&M has the right to terminate its lease upon 270 days’ prior written provided that the tenant is not then in default under the terms of the lease.

(7)	Reflects three temporary tenants totalling 14,342 square feet.

A-3-70

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

The following table presents certain information relating to tenant sales at the University Village Property:

Tenant Sales (PSF)

Major Tenant Name	TTM July 2019 Sales PSF(1)	Occupancy Cost(1)(2)
Apple	$7,751	2.1%
Restoration Hardware Gallery	$541	8.0%
Crate & Barrel	$455	14.3%
Pottery Barn	$452	18.3%
Bartell Drugs	$904	7.4%
Virginia Mason	NAV	NAV
Room & Board	$678	4.7%
H&M	$238	25.5%
Williams Sonoma	$459	17.9%
Lululemon	$918	10.1%

(1)	Calculated using square feet of tenants that represent comparable sales as of November 2019.

(2)	Calculated based on current UW rent, steps, credit tenant rent steps, overage rent, and

(3)	recoveries for tenants with comparable sales only.

Historical Sales and Occupancy Cost(1)

	2017		2018		July 2019 TTM
	Sales PSF	Occupancy Cost(2)	Sales PSF	Occupancy Cost(2)	Sales PSF	Occupancy Cost(2)
Inline Comp Sales (Less than 15,000 SF)	$1,012	8.9%	$1,134	7.9%	$1,123	8.0%
Inline Comp Sales (Less than 15,000 SF) Excluding Apple(2)	$757	11.4%	$768	11.2%	$782	11.0%

(1)	Includes current tenants with comparable sales.

(2)	Calculated based on current UW rent, steps, credit tenant steps, recoveries, and overage rent.

The following table presents certain information relating to the lease rollover schedule at the University Village Property:

Lease Expiration Schedule(1)(2)

Year	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	21	23,767	4.0%	23,767	4.0%	$1,194,404	3.7%	$50.25
2021	21	36,304	6.1%	60,071	10.1%	$2,579,908	7.9%	$71.06
2022	18	66,111	11.1%	126,182	21.2%	$2,745,555	8.5%	$41.53
2023	16	50,193	8.4%	176,375	29.7%	$2,776,134	8.6%	$55.31
2024	24	89,214	15.0%	265,589	44.7%	$4,856,023	15.0%	$54.43
2025	12	42,178	7.1%	307,767	51.8%	$2,458,759	7.6%	$58.29
2026	9	56,010	9.4%	363,777	61.2%	$2,736,837	8.4%	$48.86
2027	15	37,048	6.2%	400,825	67.5%	$2,405,570	7.4%	$64.93
2028	9	54,085	9.1%	454,910	76.6%	$4,150,962	12.8%	$76.75
2029	10	41,540	7.0%	496,450	83.6%	$2,508,726	7.7%	$60.39
2030 & Beyond	11	83,246	14.0%	579,696	97.6%	$4,039,940	12.4%	$48.53
Vacant(4)	3	14,342	2.4%	594,038	100.0%	$0	0.0%	$0.00
Total	169	594,038	100.0%			$32,452,817	100.0%	$55.98

(1)	Excludes the management office of 3,597 square feet.

(2)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

(3)	Inclusive of Base Rent, Sign-Not-Occupied Rent and Rent Steps.

(4)	Vacant reflects three temporary tenants totaling 14,342 square feet.

A-3-71

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

The following table presents historical occupancy percentages at the University Village Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	11/18/2019(2)
99.1%	99.3%	99.6%	97.9%	98.1%	97.6%	98.8%	100.0%

(1)	Reflects historical average occupancy and does not include temporary tenants.

(2)	Based on the November 2019 underwritten rent roll including three temporary tenants. Excluding temporary tenants, the University Village Property is 97.6% leased to 123 tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the University Village Property:

Cash Flow Analysis

	2017	2018	TTM 9/30/2019	Budget 2020	U/W(1)	%(2)	U/W $ per SF
Base Rent	$28,102,730	$29,739,478	$30,523,086	$31,312,267	$31,063,123	74.7%	$51.98
Signed Not Occupied Rent(3)	0	0	0	0	606,875	1.5	1.02
Rent Steps(2)	0	0	0	0	782,820	1.9	1.31
Overage Rent	659,113	620,251	669,246	500,000	568,966	1.4	0.95
Total Rent Revenue	$28,761,843	$30,359,729	$31,192,332	$31,812,267	$33,021,783	79.4%	$55.25
Total Recoveries	$7,489,134	$7,972,617	$7,871,870	$8,294,104	$8,727,103	21.0%	$14.60
Gross Up Vacant Space	0	0	0	0	1,162,243	2.8	1.94
Gross Potential Income	$36,250,977	$38,332,346	$39,064,202	$40,106,371	$42,911,129	103.2%	$71.80
(Vacancy & Credit Loss)	(149,343)	0	(47,987)	(90,000)	(1,323,023)	(3.2)	(2.21)
Net Rental Income	$36,101,634	$38,332,346	$39,016,215	$40,016,371	$41,588,106	100.0%	$69.59
Other Income	47,563	85,963	63,188	45,000	63,188	0.2	0.11
Effective Gross Income	$36,149,197	$38,418,309	$39,079,403	$40,061,371	$41,651,294	100.2%	$69.69
Total Expenses	$10,609,777	$11,099,447	$11,326,249	$12,188,610	$12,188,610	29.3%	$20.39
Net Operating Income	$25,539,420	27,318,862	$27,753,154	$27,872,761	$29,462,684	70.7%	$49.30
Capital Expense Reserve	0	0	0	0	149,409	0.4	0.25
TI/LC	0	0	0	0	935,728	2.2	1.57
Net Cash Flow	$25,539,420	$27,318,862	$27,753,154	$27,872,761	$28,377,547	68.1%	$47.48

NOI DSCR	3.05x	3.27x	3.32x	3.33x	3.52x
NCF DSCR	3.05x	3.27x	3.32x	3.33x	3.39x
NOI Debt Yield	10.2%	10.9%	11.1%	11.1%	11.8%
NCF Debt Yield	10.2%	10.9%	11.1%	11.1%	11.4%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	U/W Signed-Not-Occupied Rent includes rent from Shake Shack (3,520 square feet), Hello Robin (1,100 square feet) and Peloton (2,455 square feet). Tenants are part of a new development at the University Village Property and are anticipated to open in the summer of 2020.

(4)	U/W Rent Steps includes rent increases occurring through December 31, 2020.

A-3-72

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

Appraisal. The appraiser concluded to an “as-is” appraised value of $650,000,000 as of October 23, 2019.

Environmental Matters. Based on a Phase I environmental report dated November 26, 2019, the environmental consultant identified certain RECs and an HREC at the University Village Mortgaged Property in connection with current and historic off-site operations or historic on-site operations, including a gas station and automotive repair operations. The environmental consultant estimated the potential risks associated with such contamination, including total investigation and remediation costs, to be approximately $1,150,000 but did not recommend any further action in connection with such RECs and HREC. The University Village Borrower obtained a $10.0 million environmental liability insurance policy, with a policy period of thirteen years from Great American Insurance Group, covering, among other things, any regulatory required site investigation and remediation of unknown contamination and disclosed known contamination for the University Village Property.

Market Overview and Competition. The University Village Property is located at the northeast corner of 25th Avenue Northeast and Northeast 45th Street in the University District (“U-District”) neighborhood of Seattle, King County, Washington, approximately three miles northeast of the central business district. The U-District is a residential and retail area designed to serve the University of Washington campus, its student body and associated employee base. The U-District is bounded by Interstate 5 to the west, Northeast 55th Street to the north, 40th Avenue Northeast to the east, and Portage Bay/State Route 520 to the south. The subject campus is surrounded by a mix of single-family homes, apartment buildings, and more recently built townhome/condominium projects.

The University Village Property is adjacent to the University of Washington, which recorded 47,571 students enrolled in September 2019. The University of Washington is also one of the region’s largest employers, with an academic and administrative staff of over 20,000. The local area also includes the University of Washington Medical Center and Seattle Children’s Hospital, both of which are major regional hospitals serving patients from across the Pacific Northwest.

According to the appraisal, the University Village Property has a primary trade area consisting of a five-mile radius that contains 532,088 people, with an average household income of $135,950 as of 2019. The secondary trade area, defined as being within a 10-mile radius of the University Village Property, contains approximately 1,202,970 people, with an average household income of $135,570 as of 2019. The University Village Property’s Northgate/Central submarket is the smallest of the 4 submarkets in the Seattle market with 3,513,000 square feet of retail space or 12.9% of total inventory. The submarket vacancy rate was 2.5%, the lowest of the 4 submarkets, with vacancies of 2.8% in community, and 2.3% in neighborhood centers. A third-party market research provider projects vacancy will decline further to 2.1% by 2023. As of third quarter 2019, the average asking rent was $28.05 per square foot, the second highest of the 4 submarkets, and was $28.73 per square foot for community centers, and $27.47 per square foot for neighborhood centers. Since 2014, average asking rent rose 8.7% from $25.80, increased 6.9% from $26.87 per square foot for community centers, and grew 10.5% from $24.87 per square foot for neighborhood centers. A third-party market research provider projects average asking rent will increase 15.4% to $32.36 per square foot by 2023.

The following table presents certain information relating to the primary competition for the University Village Property:

Competitive Set(1)
	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total Gross Leasable Area	Total Occupancy	Sales per Square Foot	Anchors
University Village	--	Lifestyle Center	1956/2019	597,635	100%	$617-$659	Anthropologie, Apple, Bartell Drugs, CB2, Crate & Barrel, The Gap, H&M, Pottery Barn, RH Gallery, Room & Board, Williams Sonoma
Bellevue Square	5.5	Super Regional Mall	1946/2019	845,650	100%	$500-$600	Nordstrom, Macy’s, Zara, Pottery Barn, Uniqlo, Cheesecake Factory, Banana Republic, Apple Store
Pacific Place	4.0	Urban Specialty Center	1998/2019	330,000	75%	$500-$650	AMC Theaters, Barnes & Noble, Nordstrom (Adjacent)
Alderwood Mall	11.6	Super Regional Mall	1979/2009	1,438,713	100%	NAV	JCPenney, Loews Cineplex, Nordstrom, Macy’s, REI, Forever 21, American Girl, Zara, H&M
Southcenter Mall	14.3	Super Regional Mall	1968/2008	1,843,292	100%	$700-$800	JCPenney, Macy’s, Nordstrom, Sears, Grill City, Seafood City Supermarket, Round 1, The Container Store
Redmond Town Center	8.3	Lifestyle Center	1996	138,796	97%	NAV	Bed Bath & Beyond, Cost Plus World Market, 24 Hour Fitness, iPic Theatres
Shops at Bravern	5.9	Lifestyle Center	1992	294,436	100%	NAV	Neiman Marcus, Life Time Athletic

(1)	Information obtained from the appraisal.

A-3-73

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

Escrows.

Alterations Reserve –At origination, the University Village Borrower deposited into escrow $14,189,947 into an alterations reserve to complete work related to the West Garage and retail buildouts for space leased to Peloton, Hello Robin, and Shake Shack and $3,299,128 for all outstanding tenant improvements, leasing commissions, free rent, gap rent, or rent abatement obligations. With respect to the alterations reserve, approximately $11.6 million has been released to the University Village Borrower based upon partial completion of the construction.

Real Estate Taxes – During a Trigger Period (as defined below), the University Village Borrower will be required to deposit 1/12th of certain yearly tax obligations within 30 days prior to the date that such taxes are due and payable.

Insurance Reserve – During a Trigger Period (as defined below), the University Village Borrower will be required to deposit 1/12th of annual insurance premiums due (unless there is an approved blanket policy in place) within 30 days prior to the date that such premiums are due and payable.

Capital Expenditures Reserve – During a Trigger Period, the University Village Borrower will be required to deposit 1/12th of $0.25 per rentable square foot (capped at collections for 24 months) to be used for capital expenditures in accordance with the terms of the loan documents.

Leasing Reserve – During a Trigger Period, the University Village Borrower will be required to deposit 1/12th of $1.50 per rentable square foot (capped at collections for 24 months) to be used for tenant improvements and leasing commissions in accordance with the terms of the University Village Whole Loan documents. The University Village Borrower is also required to deposit any termination fees paid by any tenant under a lease into the leasing reserve during a Trigger Period and, in the absence of a Trigger Period, the University Village Borrower is only required to deposit such termination fees that exceed $1,000,000.

Lockbox and Cash Management. The University Village Whole Loan is structured with a hard lockbox with springing cash management during a Trigger Period. At origination, the University Village Borrower and property manager were required to send direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. During the continuance of a Trigger Period, all funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the University Village Whole Loan in accordance with the University Village Whole Loan documents. During the continuance of a Trigger Period, all excess cash flow, after payments made in accordance with the University Village Whole Loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the University Village Whole Loan.

A “Trigger Period” will commence (i) upon a University Village Whole Loan event of default, (ii) if the debt yield falls below 6.0% based on the University Village Whole Loan and ends when the debt yield rises to or above 6.0% based on the University Village Whole Loan for one calendar quarter (tested on the last day of each calendar month)(which may be cured by depositing cash or a letter of credit or partially prepaying the University Village Whole Loan, in each case, in the amount sufficient to reach the required debt yield), or (iii) following the occurrence of a bankruptcy event with respect to the property manager if a replacement property manager has not been appointed by the borrower in accordance with the University Village Whole Loan documents.

Property Management. The University Village Property is managed by UVLP Management, LLC, which is owned and controlled by the borrower sponsor and is an affiliate of the University Village Borrower.

Partial Release. The University Village Borrower may request that the lender release up to four vacant, non-income producing and unimproved (other than surface parking and landscaping) outparcels identified in the University Village Whole Loan documents that are presently being used as parking without any prepayment of the University Village Whole Loan balance and subject to satisfaction of customary outparcel release conditions set forth in the University Village Whole Loan documents, including that if the transfer is made to an affiliate of the University Village Borrower, the University Village Borrower must comply with standard anti-poaching conditions. The University Village Borrower also has the right to execute a declaration of condominium or similar agreement in order to develop separate units with respect to the parking garage on the University Village Property commonly known as the “West Garage”, including a separate unit for the air rights above the parking garage. Following the separation of the air rights unit, such unit can be released, subject to the prior written consent of the lender in its reasonable discretion and the receipt of a rating agency confirmation with respect to the same.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The University Village Property also secures the University Village Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $220,000,000, and the University Village Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $130,000,000. The University Village Pari Passu Companion Loans and the University Village Subordinate Companion Loan are coterminous with the University Village Mortgage Loan. The University Village Pari Passu Companion Loans and University Village Subordinate Companion Loan accrue interest at the same rate as the University Village Mortgage Loan. The University Village Mortgage Loan and the University Village Pari Passu Companion Loans are each pari passu in right of payment and together are senior in right of payment to the University Village Subordinate Companion Loan. The holders of the University Village Mortgage Loan, the University Village Pari Passu Companion Loans and the University Village Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the University

A-3-74

Retail – Lifestyle Center	Loan #10	Cut-off Date Balance:	$30,000,000
2623 Northeast University Village Street	University Village	Cut-off Date LTV:	38.5%
Seattle, WA 98105		U/W NCF DSCR:	3.39x
		U/W NOI Debt Yield:	11.8%

Village Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans— The University Village Whole Loan” in the Prospectus.

The following table presents certain information relating to the University Village Subordinate Companion Loan:

Subordinate Note Summary

	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cut-off Date LTV
University Village Subordinate Companion Loan	$130,000,000	3.3000%	120	0	120	2.23x	7.8%	58.5%

Ground Lease. None.

Terrorism Insurance. The University Village Whole Loan documents require that the “all risk” insurance policy required to be maintained by the University Village Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the University Village Property.

A-3-75

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

A-3-76

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Bushwick Multifamily Portfolio
1 276 Nostrand Avenue Brooklyn, NY
2 70 Bushwick Avenue Brooklyn, NY
3 894 Bushwick Avenue Brooklyn, NY
4 679 Grand Street Brooklyn, NY
5 735 & 737 Bushwick Avenue Brooklyn, NY
6 17 Troutman Street Brooklyn, NY
7 934 Lafayette Avenue Brooklyn, NY
QUEENS
BROOKLYN
East River
Greenpoint
East Williamsburg
Williamsburg
Bushwick
Bedford-Stuyvesant
Clinton Hill
Crown Heights
Fresh Pond
BROOKLYN NAVY YARD
McCarren Park
FIRST CALVARY CEMETERY
LINDEN HILL CEMETERY
Newtown Creek
Brooklyn-Queens Expwy
LI Expwy
LI RAILROAD
LONG ISLAND RAILROAD
La Guardia Airport 4 miles
Downtown Brooklyn 1 mile
Pratt Institute
Broadway
Bushwick Ave.
Myrtle Ave.
Flushing Ave.
Grand St.
Metropolitan Ave.
Lafayette Ave.
DeKalb Ave.
Nostrand Ave.
Fulton St.
Atlantic Ave.
Maria Hernandez Park
Jesse Owens Playground
Herbert Von King Park
Marcy Playground
Cooper Park
Bushwick Playground
Saratoga Square Park
Wycoff Heights Med. Ctr.
NYC Health Hospitals/ Woodhull
Interfaith Medical Center
PATERSON
YONKERS
NEWARK
JERSEY CITY
MANHATTAN
NEW YORK CITY
BRONX
QUEENS
BROOKLYN
STATEN ISLAND
Atlantic Ocean

A-3-77

No. 11 – Bushwick Multifamily Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	AREF		Single Asset/Portfolio:	Portfolio
	Original Principal Balance(1):	$30,000,000		Property Type – Subtype:	Various
	Cut-off Date Balance(1):	$30,000,000		Location:	Brooklyn, NY
	% of Initial Pool Balance:	4.1%		Size(3):	117 Units
	Loan Purpose:	Refinance		Cut-off Date Balance Per Unit(1):	$445,085
	Borrower Sponsors:	Jacob Kohn; Abraham Kohn		Maturity Date Balance Per Unit(1):	$445,085
	Guarantors:	Jacob Kohn; Abraham Kohn		Year Built/Renovated:	Various/Various
	Mortgage Rate:	3.8700%		Title Vesting:	Fee
	Note Date:	February 26, 2020		Property Manager:	The Jay Group Inc.
	Seasoning:	3 months		Current Occupancy (As of)(3)(5):	100.0% (5/5/2020)
	Maturity Date:	March 6, 2030		YE 2019 Occupancy:	93.6%
	IO Period:	120 months		YE 2018 Occupancy(4):	NAV
	Loan Term (Original):	120 months		YE 2017 Occupancy(4):	NAV
	Amortization Term (Original):	NAP		YE 2016 Occupancy(4):	NAV
	Loan Amortization Type:	Interest-only, Balloon		As-Is Appraised Value(5):	$77,150,000
	Call Protection:	L(27),D(90),O(3)		As-Is Appraised Value Per Unit(5):	$659,402
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date(5):	December 23, 2019
	Additional Debt(1):	Yes
	Additional Debt Type (Balance)(1):	Pari Passu ($22,075,000)		Underwriting and Financial Information(4)
				TTM NOI (4/30/2020):	$3,831,718
				YE 2019 NOI:	$3,738,501
				YE 2018 NOI:	$3,476,955
				YE 2017 NOI:	NAV
				U/W Revenues:	$4,324,172
				U/W Expenses:	$567,555
				U/W NOI(5):	$3,756,617
				U/W NCF(5):	$3,728,865
				U/W DSCR based on NOI/NCF(1)(5):	1.84x / 1.82x
Escrows and Reserves(2)				U/W Debt Yield based on NOI/NCF(1)(5):	7.2% / 7.2%
	Initial	Monthly	Cap	U/W Debt Yield at Maturity based on NOI/NCF(1)(5):	7.2% / 7.2%
Taxes	$31,856	$9,102	NAP	Cut-off Date LTV Ratio(1)(5):	67.5%
Insurance	$23,137	$5,784	NAP	LTV Ratio at Maturity(1)(5):	67.5%
Replacement Reserves	$0	$2,313	NAP

Sources and Uses
Sources			Uses
Original Loan Amount	$52,075,000	99.3%	Loan Payoff	$51,681,108	98.5%
Borrower Sponsor Equity	388,457	0.7	Closing Costs	727,356	1.4
			Reserves	54,993	0.1
Total Sources	$52,463,457	100.0%	Total Uses:	$52,463,457	100.0%

(1)	The Bushwick Multifamily Portfolio Mortgage Loan (as defined below) is part of the Bushwick Multifamily Portfolio Whole Loan (as defined below), which is comprised of four pari passu notes with an aggregate original principal balance of $52,075,000. All statistical information related to the Cut-off Date Balance per Unit, Maturity Date Balance per Unit, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity is based on the Bushwick Multifamily Portfolio Whole Loan.

(2)	See “Escrows” section below.

(3)	Unit count and Current Occupancy includes commercial units.

(4)	Historical occupancy figures were not available as the Bushwick Multifamily Portfolio Properties were either built or substantially renovated between 2014 and 2018.

(5)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the Bushwick Multifamily Portfolio Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Mortgage Loan. The mortgage loan (the “Bushwick Multifamily Portfolio Mortgage Loan”) is part of a whole loan (the “Bushwick Multifamily Portfolio Whole Loan”) in the original principal balance of $52,075,000. The Bushwick Multifamily Portfolio Whole Loan is secured by a first priority fee mortgage encumbering five multifamily properties and two mixed-use properties in Brooklyn, New York (the “Bushwick Multifamily Portfolio Properties”). Notes A-1 and A-2-1 have an aggregate original principal balance of $30,000,000, an aggregate Cut-off Date Balance of $30,000,000 and are expected to be contributed to the WFCM 2020-C56 securitization trust. Notes A-2-2, and A-3 have an aggregate original principal balance of $22,075,000, an aggregate Cut-off Date Balance of $22,075,000 and are expected to be contributed to future securitization trusts or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-78

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$25,000,000	$25,000,000	WFCM 2020-C56	Yes
A-2-1	$5,000,000	$5,000,000	WFCM 2020-C56	No
A-2-2	$10,000,000	$10,000,000	An affiliate of AREF	No
A-3	$12,075,000	$12,075,000	An affiliate of AREF	No
Total	$52,075,000	$52,075,000

The Borrowers and the Borrower Sponsors. The borrowers of the Bushwick Multifamily Portfolio Whole Loan are 17 Troutman LLC, 276 Nostrand LLC, 679 Grand LLC, 737 Bushwick Realty LLC, 894 Bushwick LLC, 934 Lafayette Realty LLC, and Bushwick Powers LLC (the “Bushwick Multifamily Portfolio Borrowers”), each a single purpose New York limited liability company with sole members containing one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bushwick Multifamily Portfolio Whole Loan.

The borrower sponsors and non-recourse carve-out guarantors are Abraham Kohn and Jacob Kohn. Abraham Kohn is an investor and developer in commercial and residential real estate situated primarily in New York, New Jersey, and Illinois. Abraham Kohn has been actively involved in more than 40 single and multifamily property developments and currently maintains an active portfolio. Jacob Kohn is also an investor and developer in commercial and residential real estate situated primarily in New York, New Jersey, Illinois, Florida, and Ohio. Jacob Kohn has been actively involved in more than 20 single and multifamily property developments and also currently maintains an active portfolio. Mr. Kohn is currently the defendant in a pending civil litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The Properties. The Bushwick Multifamily Portfolio Properties are comprised of five multifamily properties and two mixed-use properties totaling 111 residential units and six commercial units located in three neighborhoods in Brooklyn, New York. The Bushwick Multifamily Portfolio Properties were constructed between 1899 and 2017. The borrower sponsors developed the 679 Grand Street, 70 Bushwick Avenue, and 894 Bushwick Avenue properties between 2015 and 2017. In addition, the borrower sponsors gut renovated the 735 & 737 Bushwick Avenue, 17 Troutman Street, 934 Lafayette Avenue, and 276 Nostrand Avenue properties following their respective acquisitions between 2014 and 2018. As of May 5, 2020, the Bushwick Multifamily Portfolio Properties were 100.0% leased.

The residential units at the Bushwick Multifamily Portfolio Properties comprise approximately 93.6% of the total net rentable area and contribute approximately 92.7% of the underwritten base rent. The unit mix at the Bushwick Multifamily Portfolio Properties consists of 11 one-bedroom units, 30 two-bedroom units, 58 three-bedroom units, seven four-bedroom units, and five five-bedroom units. Unit amenities, which vary from unit to unit, include dishwashers, hardwood floors, stainless steel appliances, stone countertops, oversized windows, and private balconies/terraces. The 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue properties feature fitness centers and finished rooftops. The 679 Grand Street, 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue properties benefit from an elevator.

The commercial units are located at the 276 Nostrand Avenue and 679 Grand Street properties and are 100.0% leased by seven tenants, one of which is an antenna tenant as of May 5, 2020. The commercial tenants comprise 6.4% of the total net rentable area and contribute 7.3% of the underwritten base rent. The three largest commercial tenants by square footage are The Jay Group Inc., BK Jani, and Lofts and Flats, LLC. The remaining four tenants consist of a threading salon, barber shop, café and an antenna tenant. The Jay Group Inc. is a borrower-affiliated tenant. The lease is scheduled to expire in December 2027 and is fully guaranteed by the related guarantors of the Bushwick Multifamily Portfolio Mortgage Loan.

Four of the Bushwick Multifamily Portfolio Properties benefit from the 421-a tax abatement program. The 70 Bushwick Avenue, 894 Bushwick Avenue and 679 Grand Street properties each benefit from a 25-year 421-a tax abatement. The 276 Nostrand Avenue property benefits from a 15-year 421-a tax abatement. The 25-year 421-a tax abatements require that at least 20% of the units at each of the 679 Grand Street, 70 Bushwick Avenue and 894 Bushwick Avenue properties be reserved for tenants earning no more than 60% of the area median income. The Bushwick Multifamily Portfolio Mortgage Loan documents provide that the related borrowers are liable for any losses related to the failure to maintain the 421-a tax abatements benefiting the 679 Grand Street, 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue properties. In addition, the 735 & 737 Bushwick Avenue property benefits from a 6%/20% tax program, which restricts the City of New York from increasing the assessed value of such property by 6% in any given year and by 20% over any 5-year period. The 934 Lafayette Avenue and 17 Troutman Street properties benefit from an 8%/30% tax program, which restricts the City of New York from increasing the assessed value of such property by 8% in any given year and by 30% over any 5-year period.

A-3-79

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

The following table presents detailed information with respect to the Bushwick Multifamily Portfolio Properties:

Bushwick Multifamily Portfolio Properties Summary

Building	Occ. % (1)	Year Built/ Reno	Units(1)	Comm. SF. (1)	% of Total Units(1)	Appraised Value	Allocated Loan Amount (“ALA”)	% of ALA	UW NOI	% of UW NOI
276 Nostrand Avenue	100.0%	1970/2018	47	3,845	40.2%	$29,600,000	$19,980,000	38.4%	$1,434,530	38.2%
70 Bushwick Avenue	100.0%	2016/NAP	20	0	17.1%	$13,800,000	$9,315,000	17.9%	$654,370	17.4%
894 Bushwick Avenue	100.0%	2015/NAP	20	0	17.1%	$11,900,000	$8,032,000	15.4%	$581,635	15.5%
679 Grand Street	100.0%	2017/NAP	11	1,300	9.4%	$7,900,000	$5,332,500	10.2%	$427,101	11.4%
735 & 737 Bushwick Avenue	100.0%	1899/2016	7	0	6.0%	$5,850,000	$3,948,000	7.6%	$281,017	7.5%
17 Troutman Street	100.0%	1931/2014	8	0	6.8%	$4,600,000	$3,105,000	6.0%	$215,399	5.7%
934 Lafayette Avenue	100.0%	1931/2016	4	0	3.4%	$3,500,000	$2,362,500	4.5%	$162,563	4.3%
Total/Wtd. Avg.	100.0%		117	5,145	100.0%	$77,150,000	$52,075,000	100.0%	$3,756,617	100.0%

(1)	Based on the underwritten rent roll dated May 5, 2020. Units shown includes six commercial units.

COVID-19 Update. As of the May 2020 payment, the residential portion of the Bushwick Multifamily Portfolio Properties was open and operating. All commercial tenants are closed due to the state of New York’s stay-at-home order except for The Jay Group Inc., the borrower-affiliated property management company for the Bushwick Multifamily Portfolio Properties, and Lofts and Flats, LLC, a local real estate agency, which are considered essential businesses as well as BK Jani and Burly Café, which are restaurants that are open for pick-up and delivery service. All residential and commercial tenants paid rent in April 2020. The borrower sponsors reported that 10 residential tenants representing 8.5% of the total units across the Bushwick Multifamily Portfolio Properties inquired about or requested rent relief. In response and in place of granting any rent abatements, the borrower sponsors are temporarily waiving late fees for any rent received prior to the 25th of each month. Further, the borrower sponsors reported that approximately 76.9% of total rents due in May 2020 had been collected as of May 14, 2020 with a 78.9% collection rate for residential tenants (or 73 of 111 residential tenants by count) and a 51.4% collection rate for commercial tenants (or four of seven commercial tenants by count). The May 2020 debt service payment for the Bushwick Multifamily Portfolio Whole Loan has been made by the borrowers. As of the date hereof, the Bushwick Multifamily Portfolio Mortgage Loan is not subject to any modification or forbearance request.

A-3-80

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and underwritten net cash flow at the Bushwick Multifamily Portfolio Properties:

Cash Flow Analysis

	2018	2019	TTM 4/30/2020	U/W(1)	%(2)	U/W $ per Unit
Gross Potential Rent	$4,001,705	$4,388,840	$4,360,609	$4,054,220	89.2%	$34,651
Other Income(3)	163,106	168,039	170,075	488,588	10.8	4,175
Total Recoveries	0	0	0	0	0	0
Net Rental Income	$4,164,811	$4,556,879	$4,530,684	$4,542,808	100.0%	$38,827
Concessions	0	0	0	0	0	0
(Vacancy & Credit Loss)(4)	0	(268,083)	(149,998)	(218,637)	(5.4)	(1,868)
Effective Gross Income	$4,164,811	$4,288,796	$4,380,686	$4,324,172	95.2%	$36,958

Real Estate Taxes(5)	156,148	104,541	97,611	130,003	3.0	1,111
Insurance	58,968	69,514	81,520	69,411	1.6	593
Management Fee	274,891	128,664	131,421	129,725	3.0	1,108
Other Operating Expenses	197,850	247,576	238,416	238,416	5.5	2,037
Total Operating Expenses	$687,857	$550,295	$548,968	$567,555	13.1%	$4,850

Net Operating Income	$3,476,955	$3,738,501	$3,831,718	$3,756,617	86.9%	$32,107
Replacement Reserves	0	0	0	27,752	0.6	237
TI/LC	0	0	0	0	0.0	0
Net Cash Flow	$3,476,955	$3,738,501	$3,831,718	$3,728,865	86.2%	$31,870

NOI DSCR(6)	1.70x	1.83x	1.88x	1.84x
NCF DSCR(6)	1.70x	1.83x	1.88x	1.82x
NOI Debt Yield(6)	6.7%	7.2%	7.4%	7.2%
NCF Debt Yield(6)	6.7%	7.2%	7.4%	7.2%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Other Income is comprised of utility reimbursements as well as other miscellaneous fees and charges.

(4)	The underwritten economic vacancy is 5.0%. The Bushwick Multifamily Portfolio Properties were 100.0% occupied as of May 5, 2020.

(5)	Real estate taxes were underwritten using the 15-year average abated taxes for the properties benefiting from 421-a tax abatements and in place taxes for the remaining properties.

(6)	The Bushwick Multifamily Portfolio Mortgage Loan is part of the Bushwick Multifamily Portfolio Whole Loan, which is comprised of four pari passu notes with an aggregate original principal balance of $52,075,000. All statistical information related to the NOI DSCR, NCF DSCR, NOI Debt Yield, and NCF Debt Yield is based on the Bushwick Multifamily Portfolio Whole Loan.

Appraisal. The Bushwick Multifamily Portfolio Properties were valued individually, with the individual values reflecting a cumulative “as-is” appraised value of $77,150,000. The valuation dates of the appraisals are dated December 23, 2019.

Environmental Matters. According to Phase I environmental site assessments dated January 7, 2020, there was no evidence of any recognized environmental conditions at the Bushwick Multifamily Portfolio Properties.

Market Overview and Competition. The Bushwick Multifamily Portfolio Properties are located in the Bushwick, Williamsburg, and Bedford Stuyvesant neighborhoods in Brooklyn, New York.

The 735 & 737 Bushwick Avenue, 894 Bushwick Avenue, 934 Lafayette Avenue, and 17 Troutman Street properties are situated in the Bushwick neighborhood of Brooklyn. Overall, Bushwick is a mostly residential neighborhood, with a mixture of single-family and multifamily housing. Broadway, Myrtle Avenue and Knickerbocker Avenue are the primary commercial thoroughfares in the Bushwick neighborhood and get heavy pedestrian and vehicular traffic. Tenants along these thoroughfares are predominantly local retailers. These buildings typically have office or multifamily units on the upper floors. The neighborhood is served by ample public transportation consisting of regional and local bus services and the J-Z-L and M trains. According to the appraisal, the 2019 population and average household income within the 11221 zip code (Brooklyn) was 88,327 and $65,010, respectively.

The 679 Grand Street and 70 Bushwick Avenue properties are situated in the Williamsburg neighborhood of Brooklyn. Historically, the Greenpoint-Williamsburg neighborhoods were middle income neighborhoods made up of warehouse and manufacturing facilities with residential housing for workers in the area. However, in recent years many of these industrial properties have been torn down or converted to commercial and/or residential uses. Most properties are small, multi-story buildings, with ground floor retail and upper floor residential or office space. The land use consists mainly of industrial and multi-family units, which make up 27.4% and 23.9% of

A-3-81

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

the neighborhood respectively. Mixed residential units make up 9.5%, while 1-2 family residential units make up 5.3% of land use in the neighborhood. In addition to industrial properties, retail properties are located along North 6th Street and Bedford Avenue, two main commercial corridors in the neighborhood. Most properties are small, multi-story buildings, with ground floor retail and upper floor residential or office space. The L train services the neighborhood and the area is also accessible by automobile via nearby expressways and parkways, including the Brooklyn-Queens Expressway. Furthermore, main roadways in the area include Bedford Avenue, Kent Avenue and Division Avenue. According to the appraisal, the 2019 population and average household income within the 11221 zip code (Brooklyn) was 88,327 and $65,010, respectively.

The 276 Nostrand Avenue property is situated in the Bedford Stuyvesant neighborhood of Brooklyn which is bounded by Flushing Avenue, Atlantic Avenue, Broadway and Classon Avenue. The area is developed by mostly residential housing, mixed-use development and commercial buildings. The neighborhood is served by the G train and has connections to the Long Island Expressway, the Grand Central Parkway, and the Brooklyn-Queens Expressway. The Brooklyn Bridge and the Manhattan Bridge both provide connections to lower Manhattan. Additionally, the Williamsburg Bridge provides access to the lower east side of Manhattan. According to the appraisal, the 2019 population and average household income within the 11205 zip code (Brooklyn) was 48,748 and $95,858, respectively.

According to the appraisal, the Bushwick Multifamily Portfolio Properties are located within the Brooklyn multifamily submarket which as of the third quarter of 2019, has an inventory of approximately 470,903 units and a vacancy rate of approximately 1.5% and effective rents of $2,923 per unit per month.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Bushwick Multifamily Portfolio Properties:

Multifamily Market Rent Summary

Building	Units(1)	Avg. Size(1)	Avg. Monthly In Place Rent per Unit(1)	Avg. Monthly In Place Rent PSF(1)	Avg. Monthly Market Rent per Unit(2)	Avg. Monthly Market Rent PSF(2)
276 Nostrand Avenue	42	598	$2,995	$5.01	$3,014	$5.04
70 Bushwick Avenue	20	760	$3,182	$4.19	$3,360	$4.42
894 Bushwick Avenue	20	603	$2,665	$4.42	$2,915	$4.84
679 Grand Street	10	772	$3,075	$3.99	$3,450	$4.47
735 & 737 Bushwick Avenue	7	986	$3,825	$3.88	$3,843	$3.90
17 Troutman Street	8	758	$2,767	$3.65	$2,781	$3.67
934 Lafayette Avenue	4	695	$3,863	$5.56	$3,863	$5.56

(1)	Based on the underwritten rent roll dated May 5, 2020.

(2)	Based on Appraisal’s concluded market rent.

The following table presents certain information relating to comparable rental properties for the Bushwick Multifamily Portfolio Properties:

Comparable Rental Properties(1)

Building	One-Bedroom Market Rent	Two-Bedroom Market Rent	Three-Bedroom Market Rent	Four-Bedroom Market Rent	Five-Bedroom Market Rent
276 Nostrand Avenue	$2,300	$2,600	$3,350	NAP	NAP
70 Bushwick Avenue	$2,400	$3,000	$3,800	$4,800	NAP
894 Bushwick Avenue	$2,000	$2,900	$3,200	NAP	NAP
679 Grand Street	$2,400	$3,300	$3,600	$4,200	NAP
735 & 737 Bushwick Avenue	NAP	$2,100	NAP	$3,800	$3,400-$4,400
17 Troutman Street	NAP	$3,100	$2,675	NAP	NAP
934 Lafayette Avenue	NAP	NAP	$3,150	$4,100	NAP
Bushwick Multifamily Portfolio (2)	$1,562	$2,863	$3,314	$4,189	$4,195
Concluded Market Rent	$2,000-$2,400	$2,100-$3,300	$2,675-$3,800	$3,800-$4,800	$3,400-$4,400

(1)	Based on Appraisal’s concluded market rent.

(2)	Based on the underwritten rent roll dated May 5, 2020.

Escrows.

Real Estate Taxes – The Bushwick Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of approximately $31,856 for real estate taxes and ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $9,102).

A-3-82

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Insurance – The Bushwick Multifamily Portfolio Mortgage Loan documents provide for an upfront reserve of approximately $23,137 for insurance and ongoing monthly reserves for insurance in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $5,784).

Replacement Reserves – The Bushwick Multifamily Portfolio Mortgage Loan documents provide for ongoing monthly replacement reserves of $2,313 for annual replacements reasonably approved by the lender.

Lockbox and Cash Management. The Bushwick Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Management Period (as defined below), (a) the Bushwick Multifamily Portfolio Borrowers are required to establish a lockbox account for the benefit of the lender, into which all rents and other revenue from the Bushwick Multifamily Portfolio Mortgage Loan are required to be deposited by the Bushwick Multifamily Portfolio Borrowers and property manager within one business day of receipt; and (b) the lender is required to establish, and the Bushwick Multifamily Portfolio Borrowers are required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all sums on deposit in the lockbox account are required to be deposited during the continuance of a Cash Management Period.

During the continuance of a Cash Management Period, provided no event of default under the Bushwick Multifamily Portfolio Mortgage Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows”, (ii) to pay debt service on the Bushwick Multifamily Portfolio Mortgage Loan, (iii) to make the monthly deposits into the replacement reserve as described above under “Escrows”, (iv) to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender) and lender-approved extraordinary expenses, and (v) to deposit any remainder into an excess cash flow subaccount to be held as additional security for the Bushwick Multifamily Portfolio Mortgage Loan during the continuance of such Cash Management Period. If no Cash Management Period exists, all funds on deposit in the lockbox account are required to be disbursed to an account designated by the Bushwick Multifamily Portfolio Borrowers.

A “Cash Management Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of a default or an event of default;

(ii)	the debt service coverage ratio falling below 1.25x at the end of any calendar quarter;

(iii)	Debt Yield falling below 6.25% at the end of any calendar quarter;

(iv)	Occupancy level falling below 85.0%;

(v)	the commencement of a Lease Sweep Period (as defined below); or

(vi)	occurrence of the stated maturity date.

A Cash Management Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such default or event of default;

●	with regard to clause (ii), the debt service coverage ratio being equal to or greater than 1.35x for two consecutive calendar quarters;

●	with regard to clause (iii), the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters;

●	with regard to clause (iv), the occupancy level being greater than 90.0%;

with regard to clause (v), the end of a Lease Sweep Period; and

●	with regard to clause (vi), the occurrence thereof;

A “Lease Sweep Period” will commence upon the earliest to occur of the following:

(i)	the date that is 12 months prior to the end of the term of any Major Lease (as defined below) (including any renewal terms);

(ii)	the earlier of (a) the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); or (b) the date the applicable Major Tenant actually gives such notice of its intention not to renew or extend;

(iii)	any Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date;

(iv)	any Major Tenant will discontinue its business at its premises (i.e., “goes dark”) in any material portion thereof or give notice (whether actual or constructive) that it intends to discontinue its business in any material portion thereof; or

(v)	the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Major Lease by the applicable Major Tenant thereunder; or

(vi)	the occurrence of a major tenant insolvency proceeding.

A “Lease Sweep Period” will end upon the earliest of the following:

(i)	with respect to a Lease Sweep Period caused by a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of (A) the date on which the subject Major Tenant irrevocably exercises its renewal or extension option with respect to all of the space demised under its Major Lease, and in the lender’s judgment, sufficient funds have been accumulated in the special rollover reserve (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or

A-3-83

Various	Loan #11	Cut-off Date Balance:	$30,000,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

extension, or (B) the date on which all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease(s) approved by the lender and all approved Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full;

(ii)	with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of six consecutive months following such cure; and

(iii)	with respect to a Lease Sweep Period caused by a matter described in clause (vi) above, if the applicable major tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, signed in a manner satisfactory to Lender.

“Major Lease” means any non-residential Lease which covers 25% or more of the improvements or contributes 25% or more of the annual gross revenue from the Bushwick Multifamily Portfolio Properties.

“Major Tenant” means any tenant under either a Major Lease, or under one or more non-residential Leases (leased by such tenant and/or its affiliates), which when taken together cover in the aggregate 25% or more non-residential rentable square feet of the improvements.

Property Management. The Bushwick Multifamily Portfolio Properties are managed by The Jay Group Inc., an affiliate of the Bushwick Multifamily Portfolio Borrowers.

Release of Property. On any payment date after the release date, the Bushwick Multifamily Portfolio Borrowers may obtain the release of any individual property from the lien of the Bushwick Multifamily Portfolio Whole Loan upon a bona fide third-party sale, subject to the satisfaction of certain conditions, including, but not limited to: (i) the Bushwick Multifamily Portfolio Borrowers defease an amount of principal equal to the greater of (A) 115.0% of the allocated loan amount for such property and (B) the amount necessary to cause each of the following to be true: (1) after giving effect to the release of such property and defeasance, the loan-to-value ratio for the remaining properties is not greater than the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 67.5%; (2) after giving effect to the release of such property and defeasance, the debt yield for the remaining properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) 6.9%; and (3) after giving effect to the release of such property and defeasance, the debt service coverage ratio for the remaining properties is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.75x; (ii) if after taking into account the partial defeasance, the loan-to-value ratio of the remaining properties is greater than 125%, the principal balance of the Bushwick Multifamily Whole loan will be further defeased by an amount such that the related loan-to-value ratio is no more than 125% and (iii) the borrowers obtain a REMIC opinion. In addition, the borrowers may transfer (i) all of the properties in not more than three separate bona fide third-party sales, provided the first two of such sales are for not more than four properties unless all of the properties are included in such sale and (ii) up to four properties in not more than two separate bona fide third-party sales.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Letter of Credit. None.

Right of First Offer/Right of First Refusal. None.

Terrorism Insurance. The Bushwick Multifamily Portfolio Borrowers are required to obtain and maintain an “all risk” or “special form” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the Bushwick Multifamily Portfolio Properties together with business income insurance covering no less than the 18-month period commencing at the time of loss, together with a 6-month extended period of indemnity. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-84

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

A-3-85

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

300 Fellowship Road

2
1
Marlin Capital Solutions
50,000 SF
Exp. 5/2032

302 Fellowship Road

1
Marlin Capital Solutions
9,708 SF
Exp. 5/2032
Liberty Property Co.
1,568 SF
Exp. 6/2021
Vacant
10,152 SF
Vacant
3,572 SF

330 Fellowship Road

4
Morgan Stanley
26,795 SF
Exp. 5/2025
3
Conrail
26,920 SF
Exp. 9/2023
2
PMA Companies
26,121 SF
Exp. 12/2023
1
Oracle America
7,824 SF
Exp. 12/2023
Morgan Stanley
5,037 SF
Exp. 5/2025
Comcast of
Garden State
2,906 SF Exp. 3/2021
Avanti
Market Place
250 SF MTM
Conrail
5,105 SF
Exp. 9/2023
Vacant
2,337 SF

350 Fellowship Road

1
Teknion, LLC
29,650 SF
Exp. 7/2025
Ocean First Bank
18,222 SF
Exp. 2/2023
Vacant
8,396 SF

VACANT
MTM
2021
2023
2025
2032

A-3-86

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

Liberty Walk at East Gate
300, 302, 330 and 350 Fellowship Road
Mount Laurel, NJ 08054
PHILADELPHIA
Bustleton
Northeast Philadelphia Airport
Philadelphia Mills
Bensalem
Fox Chase
Pennypack Park
Rhawn St
Roosevelt Blvd
Northeast Shopping Ctr.
Grant Ave
Woodhaven Shopping Center
PHILADELPHIA COUNTY
BUCKS COUNTY
Rhawnhurst
Nazareth Hospital
Roosevelt Mall
Frankford Ave
Tacony
Northwood
SEPTA
PENNSYLVANIA
NEW JERSEY
Delanco
Riverside
Fairview St
RIVER LINE LIGHT RAIL
Cinnaminson
Riverton
Palmyra
Route 73
NJ TRANSIT
TACONY-PALMYRA BRIDGE
Delran
Willingboro
Mill Creek Park
Rancocas Golf Club
Creek Rd
Rancocas Creek
Willow Brook Country Club
Riverton Country Club
Laurel Creek Country Club
Rancocas State Park
Cinnaminson
Burlington Pike
BETSY ROSS BRIDGE
Pennsauken Transportation Center
Church St
Marne Hwy
Rowan College at Burlington County
Pennsauken
Moorestown
36th Street
Maple Ave
Maple Shade
Federal St
Moorestown Mall
Mt. Laurel
Cherry Hill Mall
State St
East Gate Square
AIRPORT INDUSTRIAL PARK
Garden State Pavilion
Garden State Park
A.C. LINE
CHERRY HILL
Cherry Hill
New Jersey Tpke
BURLINGTON COUNTY
Collinswood
COLLINSWOOD
PATCO RAIL
Kings Hwy
ATRIUM EXECUTIVE CENTER
Evesboro
Church Rd
CAMDEN COUNTY
Garden State Discovery Museum
Greentree Square
WESTMONT
Marlton Pike
Oaklyn
HADDONFIELD
Haddonfield
Brace Rd
Camden Comm. Coll.-Rohrer Center
Marlton
Audubon
Berlin Rd
Kresson Rd
Springdale Rd
Marlton Crossing Shopping Ctr.
Virtua Marlton Hospital
Evesham Township
Philadelphia Intl. Airport 15 miles
Promenade at Sagemore
WOODCREST
Bellmawr
Lawnside
Woodcrest Country Club
1
63
132
95
13
543
130
626
295
73
90
607
38
30
70
616
Flemington
Quakertown
PENNSYLVANIA
Lambertville
Hopewell
Princeton
Franklin Township
Doylestown
Harleysville
Montgomeryville
Pottstown
Lansdale
Newtown
TRENTON
Hamilton
Horsham
Levittown
Phoenixville
Norristown
King of Prussia
Abington
Bensalem
Burlington
Malvern
Wayne
Conshohocken
Ardmore
Mount Holly
Moorestown
Media
PHILADELPHIA
Springfield
CAMDEN
Mount Laurel
NEW JERSEY
Chester Heights
Cherry Hill
Medford Township
Chester
Bellmawr
Woodbury
Lindenwold
DE
Gloucester Township
WILMINGTON
Swedesboro

A-3-87

No. 12 – Liberty Walk at East Gate

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$25,695,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance:	$25,695,000		Location:	Mount Laurel, NJ
	% of Initial Pool Balance:	3.5%		Size:	234,563 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF:	$109.54
	Borrower Sponsor:	Ariel T. Nessel		Maturity Date Balance Per SF:	$89.94
	Guarantor:	Ariel T. Nessel		Year Built/Renovated:	1990/2019
	Mortgage Rate:	3.13000%		Title Vesting:	Fee
	Note Date:	February 28, 2020		Property Manager:	CBRE, Inc.
	Seasoning:	3 months		Current Occupancy (As of)(3):	89.6% (4/14/2020)
	Maturity Date:	March 6, 2030		YE 2019 Occupancy(4):	75.9%
	IO Period:	24 months		YE 2018 Occupancy(4):	75.9%
	Loan Term (Original):	120 months		YE 2017 Occupancy(4):	95.2%
	Amortization Term (Original):	360 months		YE 2016 Occupancy(4):	97.7%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Is Appraised Value(5):	$34,800,000
	Call Protection:	L(27),D(86),O(7)		As-Is Appraised Value Per SF(5):	$148.36
	Lockbox Type:	Springing		As-Is Appraisal Valuation Date:	January 29, 2020
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1)(2):	Future Mezzanine Debt		TTM (3/31/2020) NOI(4)(6):	$2,569,089
				YE 2019 NOI(4):	$2,547,210
				YE 2018 NOI(4):	$2,986,255
				YE 2017 NOI:	$3,640,168
				U/W Revenues:	$5,164,966
				U/W Expenses:	$2,352,670
Escrows and Reserves(2)				U/W NOI(4)(6):	$2,812,296
	Initial	Monthly	Cap	U/W NCF(3):	$2,466,005
Immediate Repairs	$7,375	$0	NAP	U/W DSCR based on NOI/NCF:	2.13x / 1.87x
Taxes	$232,021	$77,340	NAP	U/W Debt Yield based on NOI/NCF:	10.9% / 9.6%
Insurance	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	13.3% / 11.7%
Replacement Reserve	$0	$3,909	NAP	Cut-off Date LTV Ratio(5):	73.8%
TI/LC Reserve	$1,173,000	$39,094	$1,173,000	LTV Ratio at Maturity or ARD(5):	60.6%
Outstanding TI/LC	$1,514,382	$0	NAP
Free Rent Reserve	$579,577	$0	NAP

Sources and Uses
Sources			Uses
Original mortgage loan amount	$25,695,000	67.4%	Purchase price	$33,600,000	88.2%
Seller credits	994,702	2.6	Upfront reserves	3,506,355	9.2
Sponsor equity	11,426,675	30.0	Closing costs	1,010,022	2.6
Total Sources	$38,116,376	100.0%	Total Uses	$38,116,376	100.0%
(1)

The Liberty Walk at East Gate Borrower may incur mezzanine debt from two years following securitization provided (i) no event of default has occurred or is continuing; (ii) the combined LTV ratio would be less than or equal to 73.8%; (iii) the combined debt yield would be greater than 9.82%; (iv) the combined DSCR would be greater than or equal to 1.91x; (v) rating agency confirmation and (vi) other conditions as set forth in the Liberty Walk at East Gate Mortgage Loan documents. See “Subordinate and Mezzanine Indebtedness” section below.

(2)	See “Escrows” section below.
(3)

One tenant, Teknion, LLC (12.6% of net rentable area, 12.5% of underwritten base rent) has been granted rent deferment as a result of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic. Current Occupancy, U/W NOI and U/W NCF are calculated assuming that this tenant is in occupancy and is paying rent. See “COVID-19 Update“ section below for additional details and “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(4)

The decrease in historical occupancy and NOI is primarily driven by (i) two tenants, which formerly leased 26,920 square feet and 10,152 square feet, respectively, vacating the property in 2018 and (ii) two additional non-major tenants downsizing by a combined 10,733 square feet in 2018. Conrail executed a lease for 32,025 square feet in January 2020 backfilling a majority of the vacated space. Conrail is currently completing its buildout and is expected to take occupancy in August 2020.

(5)

The appraised value was determined prior to the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(6)

The increase in NOI from TTM 3/31/2020 to U/W NOI is due to (i) contractual rent steps through March 2021 totalling $41,244, (ii) straight-lined average rent for Conrail and PMA Companies of $33,409 and (iii) the execution of the Conrail lease commencing in August 2020 ($508,890 of underwritten base rent).

A-3-88

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

The Mortgage Loan. The mortgage loan (the “Liberty Walk at East Gate Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 234,563 square foot office complex located in Mount Laurel, New Jersey (the “Liberty Walk at East Gate Property”).

The Borrower and Borrower Sponsor. The borrowing entity for the Liberty Walk at East Gate Mortgage Loan is ND XLI, LLC, a Delaware limited liability company and a special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Liberty Walk at East Gate Mortgage Loan. Ariel T. Nessel is the borrower sponsor and guarantor of certain nonrecourse carve-outs and environmental indemnities under the Liberty Walk at East Gate Mortgage Loan.

In 1997, Ariel T. Nessel founded Nessel Development, a multi-family property management firm focused on asset management, new construction, property renovation, financing and day-to-day management. Ariel T. Nessel owns seven office buildings in New Jersey totaling approximately 675,000 square feet, a 155,000 square foot manufacturing facility in Connecticut, a 100,000 square foot office building in Kentucky, a 65,000 square foot grocery store in Wisconsin and four retail buildings totaling approximately 40,000 square feet in Texas. Additionally, Ariel T. Nessel has been a general partner or sole owner on the acquisition of over 9,000 multifamily units since 1999. Ariel T. Nessel had credit issues with properties owned during the recession. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings“ and “Litigation and Other Considerations” in the Prospectus.

The Property. The Liberty Walk at East Gate Property is a 234,563 square foot, four-building Class A/B office property located in Mount Laurel, New Jersey, approximately 13 miles east of Philadelphia. The four buildings were built from 1990 to 2007 and include the 300 Fellowship Road building, 302 Fellowship Road building, 330 Fellowship Road building and the 350 Fellowship Road building. The 330 Fellowship Road building is the only LEED Gold Certified building in Southern New Jersey outside the city of Camden. The Liberty Walk at East Gate Property is part of a 20-acre office campus featuring over a mile of interconnected walkways, brick patios, ponds, fountains and sculptures. The Liberty Walk at East Gate Property features 1,060 parking spaces, resulting in a parking ratio of 4.5 spaces per 1,000 square feet. As of April 14, 2020, the Liberty Walk at East Gate Property was 89.6% leased to ten tenants (including a café tenant in the 330 Fellowship Road Building). Approximately 41.7% of the net rentable area is leased to tenants that are investment-grade rated. Five tenants totaling 140,390 square feet representing 59.9% of the net rentable area have been located at the Liberty Walk at East Gate Property for at least ten years.

COVID-19 Update. As of May 14, 2020, the Liberty Walk at East Gate Property is open; however, most, if not all, office tenants are working remotely or operating with limited employees on-site due to the New Jersey’s stay at home order. The May debt service payment has been made. Tenants representing 87.5% of the underwritten base rent have made their rent payments for May. One tenant, Teknion, LLC (12.5% of underwritten base rent), has requested a rent deferment. The tenant has reached an agreement with the Liberty Walk at East Gate Borrower to continue to pay operating expenses and defer the base rent for April through June 2020 that is required to be repaid in equal installments over the five-month period from July to November 2020. As of the date hereof, the Liberty Walk at East Gate Loan is not subject to any modification or forbearance request.

Major Tenants.

Largest Tenant: Marlin Capital Solutions (59,708 square feet; 25.5% of net rentable area; 24.7% of underwritten base rent; 5/31/2032 lease expiration; NASDAQ: MRLN) – Founded in 1997, Marlin Capital Solutions provides loans and leases for the acquisition of approximately 100 categories of commercial equipment and working capital loans to small- to mid-sized businesses in the United States. Marlin Capital Solutions also offers property reinsurance coverage for its financed equipment and operates a commercial bank that issues certificates of deposit and money market demand accounts. Marlin Capital Solutions has been a tenant at the Liberty Walk at East Gate Property since 2004, expanded in June 2014 and most recently renewed its lease in January 2019 through May 2032. In conjunction with the lease renewal, Marlin Capital Solutions underwent approximately $4.8 million in renovations (including $2.8 million invested by prior ownership and $2.0 million invested by the tenant). Marlin Capital Solutions has two, five-year renewal options remaining. Marlin Capital Solutions has a termination option for 9,708 square feet of its space any time after June 1, 2027 with 180 days’ notice and payment of a termination fee equal to the landlord’s unamortized tenant improvement and leasing commissions.

Second Largest Tenant: Conrail (32,025 square feet; 13.7% of net rentable area; 16.2% of underwritten base rent; 9/30/2023 lease expiration; Moody’s/S&P: Baa1/BBB+) – Conrail is a railroad terminal and switching service provider for its owners, CSX Transportation and Norfolk Southern. Conrail provides rail service for local rail freight customers in Detroit, New Jersey and Philadelphia and ensures that customers’ freight shipments are moved between rail sidings and long distance freight trains. Conrail’s lease at the Liberty Walk at East Gate Property was executed in January 2020 and the tenant is expected to take physical occupancy in August 2020. All tenant improvements, leasing commissions and free rent in connection with the Conrail lease were reserved at origination of the Liberty Walk at East Gate Mortgage Loan.

Third Largest Tenant: Morgan Stanley (31,832 square feet; 13.6% of net rentable area; 18.3% of underwritten base rent; 5/31/2025 lease expiration; Fitch/Moody’s/S&P: A+/A1/A+; NYSE: MS) – Morgan Stanley provides investment banking products and services to corporations, governments, financial institutions and individuals. The Liberty Walk at East Gate Property has served as Morgan Stanley’s Mount Laurel wealth management branch office since 2008. The wealth management segment offers brokerage and investment advisory services covering various types of investments including equities, options, futures, foreign currencies, precious metals, fixed-income securities, mutual funds, structured products, alternative investments, unit investment trusts, managed futures, separately managed accounts and mutual fund allocation programs. Morgan Stanley has been a tenant at the Liberty Walk at East Gate Property since 2008, expanded by 5,037 square feet in 2015 and has one, five-year renewal option remaining. Morgan Stanley’s lease contains an expired termination option effective May 2020 requiring 12 months’ prior notice that was not exercised by the tenant. If Morgan

A-3-89

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

Stanley does not renew at least 12 months prior to its lease expiration in 2025, a cash sweep period will commence. See “Major Tenant Event Period” section below.

Fourth Largest Tenant: Teknion, LLC (29,650 square feet; 12.6% of net rentable area; 12.5% of underwritten base rent; 7/31/2025 lease expiration) – Teknion, LLC designs, manufactures and markets office systems and related office furniture products offering furnishings and décor products such as seating, tables, file cabinets, storage units, ergonomic items, mobile furniture, architectural wall systems, storage and filing and other accessories. Teknion, LLC is based in Ontario, Canada and employs approximately 8,900 people worldwide. Teknion, LLC has been a tenant at the Liberty Walk at East Gate Property since 2007, most recently renewed its lease in August 2017 and has one, five-year extension option remaining.

Fifth Largest Tenant: PMA Companies (26,121 square feet; 11.1% of net rentable area; 14.0% of underwritten base rent; 12/31/2023 lease expiration; Moody’s/S&P: A2/A+) – Founded in 1915 following the Pennsylvania Worker’s Compensation Act, PMA Companies is the leader in workers’ compensation, casualty insurance and risk services in Pennsylvania. PMA Companies is part of Old Republic General Insurance Group, the largest business segment within Old Republic International, a Fortune 500 company and one of the nation’s 50 largest shareholder-owned insurance organizations. The Liberty Walk at East Gate Property is PMA Companies’ only location in New Jersey. PMA Companies has been a tenant at the Liberty Walk at East Gate Property since 2008 and renewed its lease in January 2018.

The following table presents certain information relating to the tenancy at the Liberty Walk at East Gate Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Marlin Capital Solutions	NR/NR/NR	59,708	25.5%	$13.00	$776,204	24.7%	5/31/2032	2, 5-year	Y(3)
Conrail(4)	NR/Baa1/BBB+	32,025	13.7%	$15.89	$508,900	16.2%	9/30/2023	1, 2-year	N
Morgan Stanley	A+/A1/A+	31,832	13.6%	$18.00	$572,976	18.3%	5/31/2025	1, 5-year	N
Teknion, LLC(5)	NR/NR/NR	29,650	12.6%	$13.25	$392,863	12.5%	7/31/2025	1, 5-year	N
PMA Companies	NR/A2/A+	26,121	11.1%	$16.80	$438,833	14.0%	12/31/2023	NAP	N
Total Major Tenants		179,336	76.5%	$15.00	$2,689,775	85.7%

Non-Major Tenants		30,770	13.1%	$14.54	$447,466	14.3%

Occupied Collateral Total		210,106	89.6%	$14.93	$3,137,241	100.0%

Vacant Space		24,457	10.4%

Collateral Total		234,563	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)

Annual U/W Base Rent and Annual U/W Base Rent PSF include contractual rent steps through March 2021 totalling $41,244 and straight-lined average rent for Conrail and PMA Companies of $33,409. Morgan Stanley’s rent is underwritten to the appraiser’s concluded market rent of $18.00 per square foot. Morgan Stanley’s current in-place rent is $22.00 per square foot ($700,304 total annually).

(3)

Marlin Capital Solutions has a termination option for 9,708 square feet of its space any time after June 1, 2027 with 180 days’ notice and payment of a termination fee equal to the landlord’s unamortized tenant improvement and leasing commissions.

(4)	Conrail executed its lease in January 2020 and is expected to take physical occupancy in August 2020.
(5)

Teknion, LLC has been granted rent deferment as a result of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic. Teknion, LLC has reached an agreement with the Liberty Walk at East Gate Borrower to continue to pay operating expenses and defer the base rent for April through June 2020 that is required to be repaid in equal installments over the five-month period from July to November 2020.

A-3-90

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

The following table presents certain information relating to the lease expiration schedule at the Liberty Walk at East Gate Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	1	250	0.1%	250	0.1%	$0	0.0%	$0.00
2020	0	0	0.0%	250	0.1%	$0	0.0%	$0.00
2021	2	4,474	1.9%	4,724	2.0%	$70,016	2.2%	$15.65
2022	0	0	0.0%	4,724	2.0%	$0	0.0%	$0.00
2023	4	84,192	35.9%	88,916	37.9%	$1,325,183	42.2%	$15.74
2024	0	0	0.0%	88,916	37.9%	$0	0.0%	$0.00
2025	2	61,482	26.2%	150,398	64.1%	$965,839	30.8%	$15.71
2026	0	0	0.0%	150,398	64.1%	$0	0.0%	$0.00
2027	0	0	0.0%	150,398	64.1%	$0	0.0%	$0.00
2028	0	0	0.0%	150,398	64.1%	$0	0.0%	$0.00
2029	0	0	0.0%	150,398	64.1%	$0	0.0%	$0.00
2030	0	0	0.0%	150,398	64.1%	$0	0.0%	$0.00
Thereafter	1	59,708	25.5%	210,106	89.6%	$776,204	24.7%	$13.00
Vacant	0	24,457	10.4%	234,563	100.0%	$0	0.0%	$0.00
Total/Weighted Average	10	234,563	100.0%			$3,137,241	100.0%	$14.93

(1)	Information obtained from the underwritten rent roll dated April 14, 2020.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Annual U/W Base Rent includes contractual rent steps through March 2021 totaling $41,244 and straight-lined average rent for Conrail and PMA Companies of $33,409. Morgan Stanley’s rent is underwritten to the appraiser’s concluded market rent of $18.00 per square foot. Morgan Stanley’s current in-place rent is $22.00 per square foot ($700,304 total annually).
(4)	Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the Liberty Walk at East Gate Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)(2)	12/31/2018(1)(2)	12/31/2019(1)(3)	4/14/2020(3)(4)
97.7%	95.2%	75.9%	75.9%	89.6%

(1)	Information obtained from the borrower.
(2)	The decrease in historical occupancy and NOI is primarily driven by (i) two tenants, which formerly leased 26,920 square feet and 10,152 square feet, respectively, vacating the property in 2018 and (ii) two additional non-major tenants downsizing by a combined 10,733 square feet in 2018. Conrail executed a lease for 32,025 square feet in January 2020 backfilling a majority of the vacated space. Conrail is currently completing its buildout and is expected to take occupancy in August 2020.
(3)	The increase in occupancy from 2019 to 4/14/2020 is due to the execution of the 32,025 square foot Conrail lease.
(4)	Information obtained from the underwritten rent roll.

A-3-91

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Liberty Walk at East Gate Property:

Cash Flow Analysis

	12/31/2017	12/31/2018	12/31/2019	TTM 3/31/2020	U/W(1)	%(2)	U/W $ per SF
Base Rent(1)	$3,578,430	$3,255,445	$3,008,026	$3,003,436	$3,189,917	57.9%	$13.60
Contractual Rent Steps(3)	0	0	0	0	74,653	1.4	0.32
Marked-to-Market Rent(4)	0	0	0	0	(127,328)	(2.3)	(0.54)
Grossed Up Vacant Space	0	0	0	0	325,190	5.9	1.39
Gross Potential Rent	$3,578,430	$3,255,445	$3,008,026	$3,003,436	$3,462,432	62.8%	$14.76
Other Income	2,215	1,786	90	552	0	0.0	0.00
Total Recoveries	2,315,253	2,393,676	1,859,451	1,811,827	2,046,906	37.2	8.73
Net Rental Income	$5,895,899	$5,650,907	$4,867,567	$4,815,816	$5,509,338	100.0%	$23.49
(Vacancy & Credit Loss)	0	(228,182)	0	0	(344,372)	(6.3)(5)	(1.47)
Effective Gross Income	$5,895,899	$5,422,726	$4,867,567	$4,815,816	$5,164,966	93.7%	$22.02

Real Estate Taxes	871,049	894,177	901,053	902,772	923,580	17.9	3.94
Insurance	26,113	28,222	43,788	46,681	44,653	0.9	0.19
Management Fee	176,409	162,466	146,027	144,474	154,949	3.0	0.66
Other Operating Expenses	1,182,159	1,351,605	1,229,489	1,152,800	1,229,489	23.8	5.24
Total Operating Expenses	$2,255,731	$2,436,471	$2,320,357	$2,246,727	$2,352,670	45.6%	$10.03

Net Operating Income	$3,640,168	$2,986,255	$2,547,210	$2,569,089	$2,812,296	54.4%	$11.99
Replacement Reserves	0	0	0	0	46,913	0.9	0.20
TI/LC	0	0	0	0	299,378(6)	5.8	1.28
Net Cash Flow	$3,640,168	$2,986,255	$2,547,210	$2,569,089	$2,466,005	47.7%	$10.51

NOI DSCR	2.75x	2.26x	1.93x	1.94x	2.13x
NCF DSCR	2.75x	2.26x	1.93x	1.94x	1.87x
NOI Debt Yield	14.2%	11.6%	9.9%	10.0%	10.9%
NCF Debt Yield	14.2%	11.6%	9.9%	10.0%	9.6%

(1)

One tenant, Teknion, LLC (12.6% of net rentable area, 12.5% of underwritten base rent) has been granted rent deferment as a result of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic. U/W Base Rent is calculated assuming that this tenant is in occupancy and is paying rent.

(2)	Represents (i) percent of Net Rental Income for all revenue fields and for Vacancy & Credit Loss and (ii) percent of Effective Gross Income for all other fields.
(3)	U/W Contractual Rent Steps include rent steps through March 2021 totalling $41,244 and straight-lined average rent for Conrail and PMA Companies of $33,409.
(4)	Morgan Stanley’s rent is underwritten to the appraiser’s concluded market rent of $18.00 per square foot. Morgan Stanley’s current in-place rent is $22.00 per square foot ($700,304 total annually).
(5)	The underwritten economic vacancy is 9.9%. The Liberty Walk at East Gate Property was 89.6% physically occupied as of April 14, 2020.
(6)	U/W TI/LC includes 10.0% credit for the upfront TI/LC reserve of $1,173,000.

Appraisal. The appraiser concluded to an “as-is” appraised value of $34,800,000 as of January 29, 2020. The appraised value assumes that $680,000 of outstanding tenant improvements and leasing commissions under the Conrail lease and $1,173,000 of general tenant improvements and leasing commissions are reserved at loan origination. At origination, the borrower reserved $680,210 for the outstanding obligations under the Conrail lease and $1,173,000 for general tenant improvements and leasing commissions.

Environmental Matters. According to the Phase I environmental site assessment dated December 19, 2019, there was no evidence of any recognized environmental conditions at Liberty Walk at East Gate Property.

Market Overview and Competition. The Liberty Walk at East Gate Property is located in Mount Laurel, New Jersey in Burlington County, approximately 13 miles east of Philadelphia. Access to the Liberty Walk at East Gate Property is provided by the New Jersey Turnpike/Interstate 95, within 1.3 miles of the Liberty Walk at East Gate Property and provide access to New Jersey and the greater Philadelphia area. The Liberty Walk at East Gate Property is located within one mile of Moorestown Mall and East Gate Square, two of the region’s most heavily-visited retail hubs offering numerous shopping and restaurant options. The estimated 2020 population within

A-3-92

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

a one-, three- and five-mile radius is 3,433, 65,636 and 190,059, respectively and the average household income in a one-, three- and five-mile radius is $173,748, $131,801 and $134,868, respectively.

Submarket Information - According to the appraisal, the Liberty Walk at East Gate Property is located in the Northern Burlington submarket within the Greater Philadelphia office market. As of year-end 2019, the Burlington office submarket reported a total inventory of approximately 8.3 million square feet with a 9.8% vacancy rate. The submarket is dominated by Class B and Class C office buildings with only 20% of the total office inventory being Class A.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Liberty Walk at East Gate Property:

Market Rent Summary(1)

	Building 300	Building 302	Building 350	Building 330 >10,000 SF	Building 330 <10,000 SF	Building 330 – Morgan Stanley
Market Rent (PSF)	$13.00	$13.00	$13.25	$16.00	$17.00	$18.00
Lease Term (Years)	10	7	7	7	7	10
Free Rent Months (New/Renew)	6/3	6/3	6/3	6/3	6/3	9/4
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN	NNN	NNN
Rent Increase Projection	3% per annum	3% per annum	3% per annum	3% per annum	3% per annum	3% per annum
Tenant Improvements (New Tenants) (PSF)	$25.00	$25.00	$25.00	$25.00	$25.00	$25.00
Tenant Improvements (Renewals) (PSF)	$7.50	$7.50	$7.50	$7.50	$7.50	$7.50

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the Liberty Walk at East Gate Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Adjusted Sales Price (PSF)
Cherry Hill Commerce Center	Cherry Hill, NJ	153,094	Feb-18	$22,136,000	$144.59	$151.82
Greentree Center	Marlton, NJ	112,072	May-18	$12,120,000	$108.14	$147.62
Marlton Executive Park & Horizon Corp. Center	Marlton/Mt. Laurel, NJ	304,732	Mar-18	$31,400,000	$103.04	$140.65
Lippincott Centre	Marlton, NJ	165,742	Apr-19	$32,000,000	$193.07	$154.46
Cambridge Crossing	Cherry Hill, NJ	215,465	Nov-19	$33,000,000	$153.16	$153.16

(1)	Information obtained from the appraisal.

A-3-93

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

The following table presents certain information relating to comparable properties to Liberty Walk at East Gate Property:

Comparable Leases(1)

Property Name/Location	Distance from Subject	Tenant	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	TI Allowance PSF	Lease Type
305 Fellowship Road Mount Laurel, NJ	0.4 miles	CACI	3.1 Yrs	2,195	$14.00	$6.00	NNN
523 Fellowship Road Mount Laurel, NJ	1.3 miles	Virtua Health System	5.0 Yrs	30,196	$11.75	$10.00	NNN
124 Gaither Drive Mount Laurel, NJ	1.4 miles	ADT	5.0 Yrs	13,146	$11.50	$11.50	NNN
1120 Route 73 Mount Laurel, NJ	2.0 miles	Insight Telepsychiatry	5.3 Yrs	10,500	$13.50	$20.00	NNN
9000 E Lincoln Drive Marlton, NJ	3.5 miles	Hillside NJ	10.0 Yrs	18,876	$21.75	$37.00	Base Plus Electric
525 W Lincoln Drive Marlton, NJ	4.0 miles	Ameriprise	10.0 Yrs	3,428	$22.00	$45.00	Base Plus Electric
525 W Lincoln Drive Marlton, NJ	4.0 miles	Advocare	4.6 Yrs	2,831	$23.95	$15.00	Base Plus Electric
555 W Lincoln Drive Marlton, NJ	4.0 miles	Integrity Title Agency	10.0 Yrs	5,000	$23.25	$25.00	Base Plus Electric
406 Lippincott Drive Marlton, NJ	5.1 miles	South Jersey Gastroenterology	5.0 Yrs	9,000	$13.25	$7.00	NNN
1810 W Chapel Avenue Cherry Hill, NJ	5.2 miles	Flaster Greenberg	11.0 Yrs	25,774	$24.00	$48.00	NNN
921 Haddonfield Drive Cherry Hill, NJ	5.9 miles	Avnet	10.5 Yrs	19,304	$23.50	$64.29	NNN
1000 Sagemore Drive Marlton, NJ	6.2 miles	Leidos Innovations	3.2 Yrs	10,914	$25.00	$0.00	NNN
6000 Sagemore Drive Marlton, NJ	6.6 miles	Delaware Valley Institute Fertility	5.0 Yrs	6,590	$18.35	$15.00	NNN

(1)	Information obtained from appraisal.

Escrows.

Immediate Repairs – At origination, the borrower was required to escrow $7,375 for immediate repairs.

Real Estate Taxes – At origination, the borrower was required to escrow $232,021 for real estate taxes. The borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months, currently equal to $77,340.

Insurance – The borrower will not be required to make monthly payments of one-twelfth of the insurance premiums the lender estimates will be payable during the next twelve months as long as the borrower maintains a blanket policy acceptable to the lender.

Replacement Reserve – The borrower is required to make monthly deposits of $3,909 ($0.20 per square foot annually) for replacement reserves.

TI/LC Reserve – At origination, the borrower was required to escrow $1,173,000 for future tenant improvements and leasing commissions. Monthly deposits of $2.00 per square foot per annum ($39,094) are required unless the amount in the tenant improvement and leasing reserve account is greater than or equal to $1,173,000.

Outstanding TI/LC – At origination, the borrower was required to escrow $1,514,382 for outstanding tenant improvements and leasing commissions for the Conrail, Marlin Capital Solutions and Ocean First Bank leases.

Free Rent Reserve – At origination, the borrower was required to escrow $579,577 for outstanding free and gap rent obligations under the Conrail and Marlin Capital Solutions leases.

Lockbox and Cash Management. The Liberty Walk at East Gate Mortgage Loan documents require a springing lockbox with springing cash management. Upon the occurrence of a Cash Management Trigger Period (as defined below), the borrower or manager will be required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account within two business days of receipt. During a Cash Management Trigger Period, all amounts in the lockbox account are to be transferred daily to the cash management account for the payment, among other things, of the debt service under the Liberty Walk at East Gate Mortgage Loan, monthly escrows and other expenses described in the Liberty Walk at East Gate Mortgage Loan documents. To the extent that there is excess cash flow following these disbursements and a Cash Trap Event Period (as defined below) has occurred and is continuing, the excess cash will be held by the lender as additional security for the Liberty Walk at East Gate Mortgage Loan. Additionally, to the extent that a Major Tenant Event Period (as defined below) has occurred and is continuing, the excess cash will be deposited into the major tenant reserve account. In the absence of a Cash Trap Event Period and/or a Major Tenant Event Period, the excess cash will be disbursed to the borrower.

A-3-94

Office - Suburban	Loan #12	Cut-off Date Balance:	$25,695,000
300, 302, 330 and 350 Fellowship Road	Liberty Walk at East Gate	Cut-off Date LTV:	73.8%
Mount Laurel, NJ 08054		U/W NCF DSCR:	1.87x
		U/W NOI Debt Yield:	10.9%

A “Cash Management Trigger Period” will commence upon the earliest of (i) an event of default under the Liberty Walk at East Gate Mortgage Loan documents, (ii) the debt service coverage ratio of the Liberty Walk at East Gate Property being less than 1.35x based on a 30-year amortization schedule or (iii) a Cash Trap Event Period. A Cash Management Trigger Period will end upon, with respect to clause (i) above, the end of such event of default; with respect to clause (ii) above, the debt service coverage ratio being greater than or equal to 1.35x based on a 30-year amortization schedule; and with respect to clause (iii), the date on which all Cash Trap Event Periods have expired.

A “Cash Trap Event Period” will commence upon the earlier of (i) an event of default, (ii) the debt service coverage ratio being less than 1.35x for two consecutive calendar quarters based on a 30-year amortization schedule or (iii) a Major Tenant Event Period. A Cash Trap Event Period will end upon, with respect to clause (i) above, the cure of such event of default; with respect to clause (ii) above, the debt service coverage ratio being greater than or equal to 1.40x for two consecutive calendar quarters based on a 30-year amortization schedule; and with respect to clause (iii) above, the termination of such Major Tenant Event Period.

A “Major Tenant Event Period” will occur when (i) a Major Tenant (as defined below) defaults under its lease; (ii) a Major Tenant going dark, vacating or failing to operate under normal business hours; (iii) a Major Tenant filing for bankruptcy or similar insolvency proceedings; (iv) a Major Tenant exercising any option to terminate or reduce its space under its lease; (v) a Major Tenant failing to renew its lease before the earlier of (x) the deadline to renew under its lease or (y) 12 months prior to the expiration of the Major Tenant’s lease; or (vi) a Major Tenant giving notice that it does not intend to renew its lease. Additionally, the borrower has the option to cure a Major Tenant Event Period by posting cash or a letter of credit of $1,500,000 into a major tenant reserve account.

A “Major Tenant” is either (i) Morgan Stanley or (ii) any replacement tenant that enters into a lease for 20,000 square feet or more of Morgan Stanley’s space.

Property Management. The Liberty Walk at East Gate Property is managed by CBRE, Inc.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Liberty Walk at East Gate Borrower may incur mezzanine debt from two years following securitization provided (i) no event of default has occurred or is continuing; (ii) the combined LTV ratio would be less than or equal to 73.8%, (iii) the combined debt yield would be greater than 9.82%; (iv) the combined DSCR would be greater than or equal to 1.91x; (v) rating agency confirmation and (vi) other conditions as set forth in the Liberty Walk at East Gate Mortgage Loan documents.

Terrorism Insurance. The Liberty Walk at East Gate Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Liberty Walk at East Gate Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-95

No. 13 – Parkmerced

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$25,000,000		Property Type – Subtype:	Multifamily – High Rise/Townhome
	Cut-off Date Balance(1):	$25,000,000		Location:	San Francisco, CA
	% of Initial Pool Balance:	3.4%		Size:	3,165 Units
	Loan Purpose:	Refinance		Cut-off Date Balance Per Unit(1):	$172,828
	Borrower Sponsor:	Robert A. Rosania		Maturity Date Balance Per Unit(1):	$172,828
	Guarantor:	Robert A. Rosania		Year Built/Renovated:	1944/2009
	Mortgage Rate:	2.72457%		Title Vesting:	Fee
	Note Date:	November 26, 2019		Property Manager:	Self-managed
	Seasoning:	6 months		Current Occupancy (As of)(1):	94.2% (9/10/2019)
	Maturity Date:	December 9, 2024		YE 2018 Occupancy:	90.5%
	IO Period:	60 months		YE 2017 Occupancy:	89.7%
	Loan Term (Original):	60 months		YE 2016 Occupancy:	87.9%
	Amortization Term (Original):	NAP		YE 2015 Occupancy:	91.0%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(1)(4):	$2,110,000,000
	Call Protection(2):	YM(57),O(3)		Appraised Value Per Unit(1)(4):	$666,667
	Lockbox Type:	Soft/Springing Cash Management		Appraisal Valuation Date:	September 3, 2019
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Pari Passu ($522,000,000); B-Note ($708,000,000); C-Note ($245,000,000); Mezzanine ($275,000,000)		TTM NOI (8/31/2019)(5):	$55,758,363
				YE 2018 NOI:	$53,685,525
				YE 2017 NOI:	$49,642,357
				YE 2016 NOI:	$44,204,195
				U/W Revenues:	$102,983,881
				U/W Expenses:	$42,514,116
Escrows and Reserves				U/W NOI(1):	$60,469,764
	Initial	Monthly	Cap	U/W NCF(1):	$59,678,514
Taxes	$795,083	$795,083	NAP	U/W DSCR based on NOI/NCF(1):	4.06x / 4.00x
Insurance	$0	Springing(3)	NAP	U/W Debt Yield based on NOI/NCF(1):	11.1% / 10.9%
Replacement Reserve	$0	$65,938	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	11.1% / 10.9%
Immediate Repairs	$108,207	$0	NAP	Cut-off Date LTV Ratio(1):	25.9%
				LTV Ratio at Maturity(1):	25.9%

Sources and Uses
Sources			Uses
Original Whole Loan Amount	$1,500,000,000	83.6%	Payoff Existing Debt(6)	$1,581,601,056	88.1%
Mezzanine Loan	275,000,000	15.3	Rate Buy-Down Fee	117,525,000	6.5
Borrower Sponsor Equity(7)	19,684,403	1.1	Preferred Equity Repayment	45,145,267	2.5
			Closing costs	33,769,790	1.9
			Swaption Purchase(8)	15,740,000	0.9
			Reserves	903,290	0.1
Total Sources	$1,794,684,403	100.0%	Total Uses	$1,794,684,403	100.0%

(1)

The Parkmerced Mortgage Loan (as defined below) is part of a whole loan, evidenced by nine senior pari passu notes with an aggregate original principal balance of $547.0 million (the “A Notes”), two senior subordinate notes with an aggregate original principal balance of $708.0 million (the “B Notes”) and two junior subordinate notes with an aggregate original principal balance of $245.0 million (the “C Notes”, collectively with the A Notes and the B Notes, the “Parkmerced Whole Loan”). The sole member of the borrower obtained a $275.0 million mezzanine loan from a third-party at loan origination (the “Parkmerced Mezzanine Loan”, together with the Parkmerced Whole Loan, the “Parkmerced Total Debt”). The Cut-off Date Balance Per Unit, Maturity Date Balance Per Unit, U/W NOI Debt Yield, U/W NCF Debt Yield, U/W NOI DSCR, U/W NCF DSCR, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the aggregate principal balance of the promissory notes comprising the A Notes, without regard to the B Notes or C Notes. All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and The Parkmerced Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)

Prior to October 9, 2024, and provided no event of default exists, the Parkmerced Total Debt may be prepaid in whole or in part with the payment of a yield maintenance premium. Prepayments of the Parkmerced Total Debt in whole or in part along with any applicable yield maintenance premiums

A-3-96

Multifamily – High Rise/Townhome	Loan #13	Cut-off Date Balance:	$25,000,000
3711 19th Avenue	Parkmerced	Cut-off Date LTV:	25.9%
San Francisco, CA 94132		U/W NCF DSCR:	4.00x
		U/W NOI Debt Yield:	11.1%

paid will be applied to the Parkmerced Whole Loan and Parkmerced Mezzanine Loan on a pro rata basis; provided, however, so long as no event of default or Cash Trap Period, as defined in the loan documents, has occurred and is continuing under the Parkmerced Whole Loan, a $75.0 million portion of the Parkmerced Mezzanine Loan may be prepaid in whole or in part at any time (accompanied by a corresponding payment of any accrued and unpaid interest outstanding at the time of such prepayment) without the payment of a yield maintenance premium and without a corresponding pro rata prepayment of the Parkmerced Whole Loan; provided, further, so long as no event of default or Cash Trap Period has occurred and is continuing under the Parkmerced Whole Loan, all accrued and unpaid interest on the Parkmerced Mezzanine Loan may be paid at any time without the simultaneous pro rata prepayment of the Parkmerced Whole Loan.

(3)

The borrower will not be required to make monthly payments of one-twelfth of the insurance premiums the lender estimates will be payable during the next twelve months as long as the borrower maintains a blanket policy acceptable to the lender.

(4)

The Appraised Value Per Unit, Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on the appraised “As-Is Value Inclusive of Development Rights (Excluding all of Phase 1)” of $2.110 billion, which reflects the sum of the appraised (i) “As-Is Value (Excluding all of Phase 1)” of $1.741 billion and (ii) “As-Is Value of Development Rights (Excluding all of Phase 1)” of $369.0 million, in each case, as of September 3, 2019. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the A Notes based on the appraised “As-Is Value (Excluding all of Phase 1)” of $1.741 billion are 31.4% and 31.4%, respectively.

(5)	The borrower provided updated financial information resulting in a March 2020 TTM revenue, expense, NOI and NCF of $102,360,823, $45,479,519, $56,881,305, and $56,881,305, respectively.
(6)

Payoff Existing Debt consists of (i) approximately $440.5 million of outstanding mortgage debt and related fees/interest due thereon, net of credits for escrows and reserves (original balance of $450.0 million) which was securitized in LCCM 2014-PKMD and (ii) payment-in-kind mezzanine debt with an outstanding balance of $1.141 billion (original principal balance of $773.0 million), both of which matured on November 8, 2019.

(7)

Borrower Sponsor Equity was sourced through a bridge loan secured by the borrower sponsor’s fee simple interest in the non-collateral initial Phase I Property (as described in the “Planned Redevelopment” section below).

(8)

To manage rate risk for refinance at the maturity date of the Parkmerced Whole Loan, the borrower purchased a European-style swaption at the origination date with a notional amount of $1.5 billion, a fixed rate of 2.78150%, an effective date of December 9, 2024 and a termination date of December 9, 2029.

The Mortgage Loan. The Parkmerced Mortgage Loan (as defined below) is secured by a first lien mortgage on the borrower’s fee interest in a portion of a 152-acre multifamily development located in San Francisco, California (the “Parkmerced Property”). The whole loan was co-originated by Barclays Capital Real Estate Inc. and Citi Real Estate Funding Inc. and has an outstanding principal balance as of the Cut-off Date of $1.5 billion. The Parkmerced Whole Loan is comprised of nine senior pari passu notes with an aggregate principal balance of $547.0 million, two senior subordinate notes with an aggregate principal balance of $708.0 million and two junior subordinate notes with an aggregate principal balance of $245.0 million. The Parkmerced Whole Loan has a five-year term, is interest-only for the full term of the loan and accrues interest on a 30/360 basis. Note A-7, with an outstanding principal balance as of the Cut-off Date of $25.0 million, is being contributed to the WFCM 2020-C56 securitization trust (the “Parkmerced Mortgage Loan”). Prior to the occurrence of a control appraisal period, Note C-1 will be the controlling noteholder. The Parkmerced Mortgage Loan is serviced pursuant to the trust and servicing agreement for the MRCD 2019-PARK securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loans—The Parkmerced Whole Loan“ and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$123,500,000	$123,500,000	MRCD 2019-PARK	No(1)
A-2	$123,500,000	$123,500,000	MRCD 2019-PARK	No
A-3	$65,000,000	$65,000,000	BBCMS 2020-C6	No
A-4	$45,000,000	$45,000,000	BMARK 2020-IG1	No
A-5	$60,000,000	$60,000,000	An affiliate of Barclays	No
A-6	$27,500,000	$27,500,000	CGCMT 2020-GC46	No
A-7	$25,000,000	$25,000,000	WFCM 2020-C56	No
A-9	$40,000,000	$40,000,000	CF 2020-P1	No
A-10	$37,500,000	$37,500,000	GSMS 2020-GC45	No
B-1	$354,000,000	$354,000,000	MRCD 2019-PARK	No
B-2	$354,000,000	$354,000,000	MRCD 2019-PARK	No
C-1	$122,500,000	$122,500,000	MRCD 2019-PRKC	Yes(1)
C-2	$122,500,000	$122,500,000	MRCD 2019-PRKC	No
Total	$1,500,000,000	$1,500,000,000

(1)

When a control appraisal period is in effect, Note A-1 will be the controlling note, and the directing certificate holder will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan” in the Prospectus.

A-3-97

Multifamily – High Rise/Townhome	Loan #13	Cut-off Date Balance:	$25,000,000
3711 19th Avenue	Parkmerced	Cut-off Date LTV:	25.9%
San Francisco, CA 94132		U/W NCF DSCR:	4.00x
		U/W NOI Debt Yield:	11.1%

The Property. Parkmerced is one of the largest multifamily communities in San Francisco, California, spread across 152 acres and containing 3,221 units (of which 3,165 units are collateral for the Parkmerced Whole Loan and comprise the Parkmerced Property). Collateral units include 1,482 townhouse units and 1,683 traditional multifamily units. The majority of the Parkmerced Property was constructed from 1944 to 1951 across 11 high-rise towers and 154 garden style townhome buildings. Amenities at the Parkmerced Property include 2,502 parking spaces, on-site fitness centers, business centers, a community clubhouse, electronic car charging stations, access to Lake Merced and high speed Internet services. Select units provide views of the Pacific Ocean, Lake Merced and various golf courses. From January 2015 to September 2019, approximately $40.3 million was spent on capital expenditures at the Parkmerced Property. With approximately 10,000 residents, the Parkmerced Property is designated the third largest neighborhood in San Francisco by acreage, the largest multifamily development in California and the largest privately-owned urban neighborhood in North America by acreage.

As of September 10, 2019, the Parkmerced Property was 94.2% occupied. Approximately 62.9% of the units are fair market value units, 17.1% of the units are leased to students, and 12.2% of the units are Section 8 units with the remaining 7.8% as a mix of corporate and special circumstance, Good Samaritan, employee leases or unclassified units. All units are governed by the San Francisco Rent Control Ordinance, as are all apartments in San Francisco built before 1979. Under the terms of the ordinance, annual allowable rent increases cannot exceed 60.0% of the percentage increase in the CPI for all urban customers in the San Francisco-Oakland-San Jose region. However, upon a tenant vacating, the ordinance allows for the unit’s rent to be raised to market level. Due to the San Francisco rent controls, the average rents at the Parkmerced Property are approximately 24.4% below estimated market rents. Net operating income has nearly tripled from 2006 to TTM August 2019, with an average net cash flow growth of 9.2% year-over-year, with the net operating income only decreasing twice year-over-year in the past 13 years.

COVID-19 Update. As of May 9, 2020, the residential portion of the Parkmerced Property was open and operating, however, the gym and common areas have been closed due to the state of California’s stay at home order. Collections at the Parkmerced Property were 91.5% for April and 84.4% as of May 14, 2020, which is in line with the collections as of that date in April. The May debt service payment was made by the borrowers. On April 8, 2020, the lenders and the servicer of the Parkmerced Whole Loan received a communication from the borrower which included a potential request for forbearance of debt service payments, commencing with the debt service payment due in May 2020. However, the borrower proceeded to pay its debt service payments for the month of May 2020. Additionally, the servicer of the Mortgage Loan has since confirmed that forbearance has not officially been requested, and based on conversations with the borrower a forbearance request is not expected. As of the date hereof, the Parkmerced Whole Loan is not subject to any modification or forbearance request.

Planned Redevelopment. Pursuant to an agreement (the “Development Agreement”) by and among the City and County of San Francisco, a political subdivision and municipal corporation of the State of California (the “City”), and the borrower as successor in interest to Parkmerced Investors Properties LLC, the Parkmerced Property is currently entitled to develop 5,679 net new additional units, which would expand the total project to 8,900 units. The Development Agreement expires on July 9, 2041. The entitlement is among the largest private entitlements in California history. The Development Agreement had an original term of 30 years and provides a vested right to construct the project (prohibiting the City from applying new laws or regulations to the project that would adversely affect the development rights granted by the Development Agreement) during that 30-year term. Under the terms of the Development Agreement, all 1,538 garden units may be demolished and replaced with newly constructed units, and the replacement units must be completed prior to the demolition or construction of other buildings. In addition to the multifamily units, other planned developments include 6,508 parking stalls, a 64,000 square foot amenity building, 80,000 square feet of office space, 224,000 square feet of retail space, a 25,000 square foot school and 68 acres of open spaces and parks. The Development Plan also includes new San Francisco Municipal Railway (“MUNI”) stations, a property-owned shuttle to the Daly City Bay Area Rapid Transit (“BART”) station and multiple car/bike share hubs. In 2013, the Parkmerced Property received the American Institute of Architecture Urban Design award for its long-term design to create the largest carbon net-neutral neighborhood. Infrastructure improvements under the Development Agreement may include the installation of cogeneration and renewable energy sources, such as wind turbines and photovoltaic cells.

Construction under the Development Agreement is expected to be completed over a 20 to 30 year period but does not require the borrower to commence construction within a certain timeframe. The first phase of redevelopment is scheduled to commence during the Parkmerced Whole Loan term. The first phase, Phase 1 A+B (non-collateral), consists of 1,013 units over approximately three years, inclusive of five buildings containing 56 replacement units and 957 net new units. Phase 1 A+B also includes new utilities and streets, 15 acres of new landscaping, three new play areas, three new parks, community gardens and a dog park. The second phase, Phase 1 C+D, was included in the collateral for the Parkmerced Whole Loan because separate tax parcels have not yet been recorded. The Phase 1 C+D units are expected to be freely released from the collateral within the first 12 months of the Parkmerced Whole Loan term and were not included in the appraised value of the Parkmerced Property (see “Partial Release” section below) and includes demolishing 56 units, building 166 replacement units and 629 net new units. Future phases (included in the collateral for the Parkmerced Whole Loan) include the remaining buildout of 5,409 units (4,093 net new units and 1,316 replacement units to replace the existing garden style units). While only Phase 1 A+B is expected to be contemplated during the Parkmerced Whole Loan term, the borrower sponsor anticipates continuing a long-term redevelopment phased over the next 20 to 30 years.

A-3-98

Multifamily – High Rise/Townhome	Loan #13	Cut-off Date Balance:	$25,000,000
3711 19th Avenue	Parkmerced	Cut-off Date LTV:	25.9%
San Francisco, CA 94132		U/W NCF DSCR:	4.00x
		U/W NOI Debt Yield:	11.1%

The following table presents certain information relating to the tenancy at the Parkmerced Property:

Unit Mix

Unit Type	Collateral Units	% of Collateral Units	Occupied Collateral Units	% of Units Occupied	Total Collateral SF	Average Collateral SF	Average Rent Per Unit(1)
Studio (Tower)	11	0.3%	11	100.0%	5,731	521	$2,358
One Bed, One Bath (Tower)	571	18.0%	532	93.2%	450,322	789	$2,423
One Bed, One Bath (Townhouse)	534	16.9%	503	94.2%	389,008	728	$2,388
Two Bed, One Bath (Townhouse)	786	24.8%	745	94.8%	755,865	962	$2,649
Two Bed, Two Bath (Tower)	1,058	33.4%	1,004	94.9%	1,153,124	1,090	$2,830
Three Bed, Two Bath (Townhouse)	120	3.8%	106	88.3%	148,920	1,241	$3,409
Three Bed, 2.5 Bath (Townhouse)	42	1.3%	36	85.7%	58,614	1,396	$3,955
Three Bed, Three Bath (Tower)	43	1.4%	43	100.0%	60,857	1,415	$4,207
Collateral Total	3,165	100.0%	2,980	94.2%	3,022,441	955	$2,690

(1)	Average Rent per Unit is calculated using the total rent inclusive of Section 8 subsidies and Occupied Collateral Units.

The following table presents historical occupancy percentages at the Parkmerced Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	9/10/2019(2)
91.0%	87.9%	89.7%	90.5%	94.2%

(1)	Information obtained from the borrower. Occupancies are the annualized occupancies for each respective year
(2)	Information obtained from the underwritten rent roll.

Market Overview and Competition. The Parkmerced Property is located in San Francisco, California in the southwest sector of the city, just east of Lake Merced in the Ingleside District. The Parkmerced Property is bounded by 19th Avenue and Junipero Serra Boulevard to the east, Brotherhood Way to the south, Lake Merced Boulevard to the west and Holloway Avenue to the north. The Parkmerced Property is located across the street from San Francisco State University, which currently enrolls nearly 30,000 students, and is also adjacent to Lake Merced, TPC Harding Park Golf Club, San Francisco Golf Club and across the lake from the Olympic Golf Course. The Parkmerced Property is centrally located with access to two of the largest employment centers in the Bay Area, downtown San Francisco and Silicon Valley. Transportation is provided via highways I-280 and SR 1 or public transportation, such as MUNI buses, the BART and Caltrain. Google and Apple also provide private company shuttle services to Parkmerced residents via the 19th Avenue and Winston Drive shuttle stop. The overall San Francisco Bay area continues to record employment growth higher than the region and the nation, with an unemployment rate of only 2.5% in 2019. More than 30 Fortune 500 companies are based in San Francisco (second to only New York City), and the Bay Area is home to three of the five most valuable companies in the world by market cap (Apple, Alphabet and Facebook).

The Parkmerced Property is located within the West San Francisco submarket within the San Francisco-Redwood City-South San Francisco market. The submarket contains 19,525 units with a vacancy rate of 1.5%, lower than the overall market vacancy rate of 4.0%. Average rent per unit for the submarket is $2,943 with effective rents per unit of $2,798. Over the past five years, the submarket has experienced no multifamily construction, resulting in greater demand than supply.

A-3-99

Multifamily – High Rise/Townhome	Loan #13	Cut-off Date Balance:	$25,000,000
3711 19th Avenue	Parkmerced	Cut-off Date LTV:	25.9%
San Francisco, CA 94132		U/W NCF DSCR:	4.00x
		U/W NOI Debt Yield:	11.1%

The following table presents certain information relating to comparable multifamily properties for the Parkmerced Property:

Comparable Rentals(1)

Property	Units	Average SF per Unit	Built / Renovated	Occupancy	Average Asking Rent (Studio)(2)	Average Asking Rent (1 Bed)(2)	Average Asking Rent (2 Beds)(2)	Average Asking Rent (3 Beds)(2)
Parkmerced	3,165	955	1944-1951 / 2009	94.2%	$2,405	$2,880	$3,896	$4,929
Westlake Village Apartments	2,910	622	1968	100.0%	$1,883	$2,213	$2,800	$4,233
Lakewood Apartments	722	820	1973	97.0%	$2,203	$2,514	$3,612	NAP
Avalon Sunset Towers	243	847	1961	97.0%	$3,156	$3,638	$4,777	NAP
The Fillmore Center	1,114	1,346	1983	94.0%	$2,471	$2,944	$3,509	$5,355
South City Station Apartments	360	1,111	2007	95.0%	$2,440	$3,250	$3,772	NAP
Pacific Place Apartments	71	1,985	2010	96.0%	NAP	$3,128	$3,545	$4,148
Avalon Ocean Avenue	173	931	2012	97.0%	$3,191	$3,503	$4,519	NAP
Average(3)	799	1,095	1988	96.6%	$2,557	$3,027	$3,791	$4,579

(1)	Source: Appraisal, with the exception of Average Asking Rent and Occupancy figures for Parkmerced which are based on the underwritten rent roll dated September 10, 2019.
(2)

Average Asking Rent figures for the Parkmerced Property reflect the average of the respective average market rent figures as provided in the underwritten rent roll weighted based on occupied collateral units.

(3)	Calculated excluding the Parkmerced Property.

Comparable Sales(1)

Property	Units	Average SF per Unit	Built / Renovated	Occupancy	Sale Date	Sale Price	$/Unit	Adjusted $/Unit	Cap Rate
Blu Harbor Apartments	402	989	2017 / NAP	97.0%	July 2019	$326,000,000	$810,945	$648,756	3.95%
Lex Apartments	387	876	2017 / NAP	98.0%	June 2019	$180,500,000	$466,408	$447,519	4.50%
Jasper	320	1,077	2015 / NAP	97.0%	May 2019	$306,500,000	$957,813	$435,326	3.75%
Domain Apartments	444	1,032	2013 / NAP	97.0%	May 2019	$255,500,000	$575,450	$523,084	4.70%
Sofi Riverview Park	271	811	2015 / NAP	100.0%	April 2019	$132,250,000	$488,007	$492,887	N/A
888 San Mateo	160	850	2014 / NAP	96.0%	November 2018	$104,850,000	$655,313	$668,419	4.39%
Average	331	939		97.5%		$217,600,000	$658,989	$535,999	4.26%

(1)	Source: Appraisal

A-3-100

Multifamily – High Rise/Townhome	Loan #13	Cut-off Date Balance:	$25,000,000
3711 19th Avenue	Parkmerced	Cut-off Date LTV:	25.9%
San Francisco, CA 94132		U/W NCF DSCR:	4.00x
		U/W NOI Debt Yield:	11.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Parkmerced Property:

Cash Flow Analysis

	2016	2017	2018	TTM 8/31/2019(1)(2)	U/W(1)	%(3)	U/W $ per Unit
Base Rent	$92,621,472	$96,288,650	$99,364,660	$101,199,148	$104,205,538	72.3%	$32,924
Loss to Lease	38,116,118	41,316,706	32,704,965	36,784,192	32,606,507	22.6	10,302
Gross Potential Rent(4)	$130,737,590	$137,605,356	$132,069,625	$137,983,340	$136,812,045	95.0%	$43,227
Other Income	6,244,183	6,716,424	7,000,388	7,506,263	7,260,065	5.0	2,294
Net Rental Income	$136,981,773	$144,321,780	$139,070,013	$145,489,603	$144,072,110	100.0%	$45,520
(Vacancy & Credit Loss)	(15,684,578)	(12,952,736)	(11,082,811)	(9,204,100)	(8,481,722)	(5.9)	(2,680)
Loss to Lease	(38,116,118)	(41,316,706)	(32,704,965)	(36,784,192)	(32,606,507)	(22.6)	(10,302)
Effective Gross Income	$83,181,077	$90,052,338	$95,282,237	$99,501,311	$102,983,881	71.5%	$32,538

Real Estate Taxes	8,928,249	9,331,791	9,472,531	9,557,541	9,263,099	9.0	2,927
Insurance	1,538,832	1,574,966	1,653,418	1,763,537	2,759,808	2.7	872
Management Fee	2,465,213	2,653,811	2,761,468	2,930,661	1,000,000	1.0	316
Other Operating Expenses	26,044,588	26,849,412	27,709,295	29,491,209	29,491,209	28.6	9,318
Total Operating Expenses	$38,976,882	$40,409,981	$41,596,712	$43,742,948	$42,514,116	41.3%	$13,433

Net Operating Income	$44,204,195	$49,642,357	$53,685,525	$55,758,363	$60,469,764	58.7%	$19,106
Replacement Reserves	0	0	0	0	791,250	0.8	250
TI/LC	0	0	0	0	0	0.0	0
Net Cash Flow	$44,204,195	$49,642,357	$53,685,525	$55,758,363	$59,678,514	57.9%	$18,856

NOI DSCR(5)	2.97x	3.33x	3.60x	3.74x	4.06x
NCF DSCR(5)	2.97x	3.33x	3.60x	3.74x	4.00x
NOI Debt Yield(5)	8.1%	9.1%	9.8%	10.2%	11.1%
NCF Debt Yield(5)	8.1%	9.1%	9.8%	10.2%	10.9%

(1)

The increase in Net Operating Income from TTM to Underwritten is due to the market rent resets for vacant units as described in “The Property” section above. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender underwriting.

(2)	The borrower provided updated financial information resulting in a March TTM revenue, expense, NOI and NCF of $102,360,823, $45,479,519, $56,881,305, and $56,881,305, respectively.
(3)	Represents (i) percent of Net Rental Income for all revenue fields and for Vacancy & Credit Loss and (ii) percent of Effective Gross Income for all other fields.
(4)	Underwritten Gross Potential Rent is based on the September 10, 2019 rent roll’s annualized rents including Section 8.
(5)	The debt service coverage ratios and debt yields are based on the A Notes and exclude the B Notes and C Notes.

A-3-101

No. 14 – 650 Madison Avenue

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$25,000,000		Property Type – Subtype:	Mixed Use – Office/Retail
	Cut-off Date Balance(1):	$25,000,000		Location:	New York, NY
	% of Initial Pool Balance:	3.4%		Size:	600,415 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$977.32
	Borrower Sponsors:	Vornado Realty L.P.; OPG Investment Holdings (US), LLC		Maturity Date Balance Per SF(1):	$977.32
	Guarantors:	Vornado Realty L.P.; OPG Investment Holdings (US), LLC		Year Built/Renovated:	1957 / 2015
	Mortgage Rate:	3.48600%		Title Vesting:	Fee
	Note Date:	November 26, 2019		Property Manager:	Self-managed
	Seasoning:	6 months		Current Occupancy (As of)(1):	97.4% (10/1/2019)
	Maturity Date:	December 8, 2029		YE 2018 Occupancy:	92.2%
	IO Period:	120 months		YE 2017 Occupancy:	92.6%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	94.3%
	Amortization Term (Original):	NAP		YE 2015 Occupancy(4):	89.8%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(1)(5):	$1,210,000,000
	Call Protection(2):	L(30),D(83),O(7)		Appraised Value Per SF(1)(5):	$2,015.27
	Lockbox Type:	Hard/Springing		Appraisal Valuation Date:	October 31, 2019
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Pari Passu ($561,800,000); Subordinate Notes ($213,200,000)		TTM NOI (9/30/2019):	$50,961,537
				YE 2018 NOI:	$48,557,496
				YE 2017 NOI:	$46,541,346
				YE 2016 NOI:	$42,701,194
				U/W Revenues:	$87,327,989
				U/W Expenses:	$28,901,495
Escrows and Reserves				U/W NOI(1):	$58,426,495
	Initial	Monthly	Cap	U/W NCF(1):	$56,776,391
Taxes	$0	Springing(3)	NAP	U/W DSCR based on NOI/NCF(1):	2.82x / 2.74x
Insurance	$0	Springing(3)	NAP	U/W Debt Yield based on NOI/NCF(1):	10.0% / 9.7%
Replacement Reserve	$0	Springing(3)	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	10.0% / 9.7%
TI/LC Reserve	$0	Springing(3)	NAP	Cut-off Date LTV Ratio(1):	48.5%
Outstanding TI/LC	$3,197,699	$0	NAP	LTV Ratio at Maturity(1):	48.5%
Free Rent	$6,378,315	$0	NAP

Sources and Uses
Sources			Uses
Senior loan	$586,800,000	70.7%	Payoff existing debt	$800,000,000	96.4%
Junior loan	213,200,000	25.7	Defeasance costs	14,157,786	1.7
Existing debt reserve accounts	20,051,781	2.4	Upfront reserves	9,576,014	1.2
Sponsor equity	9,510,787	1.1	Closing costs	5,828,767	0.7
Total Sources	$829,562,568	100.0%	Total Uses	$829,562,568	100.0%

(1)

The 650 Madison Avenue Mortgage Loan (as defined below) is part of the 650 Madison Avenue Whole Loan (as defined below), which is evidenced by (i) 23 senior pari passu notes with an aggregate original balance of $586,800,000 (the “650 Madison Avenue Senior Loan”) and (ii) four subordinate B-notes with an aggregate original principal balance of $213,200,000 (the “650 Madison B-Notes”). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W NOI Debt Yield, U/W NCF Debt Yield, U/W NOI DSCR, U/W NCF DSCR, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD numbers presented above are based on the aggregate principal balance of the 650 Madison Senior Loan, without regard to the 650 Madison B-Notes. The Cut-off Date Balance Per SF, Maturity or ARD Date Balance Per SF, U/W Debt Yield based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers based on the combined balance of the entire 650 Madison Whole Loan are $1,332.41, $1,332.41, 7.3% /7.1%, 2.07x / 2.01x, 66.1% and 66.1%, respectively. All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the 650 Madison Avenue Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)

Defeasance of the 650 Madison Avenue Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 650 Madison senior pari passu companion loan to be securitized and (b) November 26, 2022. The assumed lockout period of 30 payments is based on the WFCM 2020-C56 closing date in June 2020. The actual lockout period may be longer.

(3)	The borrower will be required to make monthly tax escrow payments of 1/12th of the annual estimated tax payments for the next ensuing 12 months during a Trigger Period or a Specified Tenant Trigger Period. A “Trigger Period” will commence upon the earliest of (i) the debt yield falling below

A-3-102

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

6.00% for two consecutive quarters or (ii) an event of default. A “Specified Tenant Trigger Period” will commence upon the earliest of (i) any bankruptcy of Ralph Lauren (together with any single tenant replacing Ralph Lauren and paying no less than 30% of the total gross rent payable at the 650 Madison Avenue Property (a “Specified Tenant”)), (ii) delivery of any notice of termination or cancellation by a Specified Tenant for all or any portion of the Specified Tenant’s lease and/or if any Specified Tenant’s lease fails to otherwise be in full force and effect, (iii) the Specified Tenant being in monetary default of base rent or any material non-monetary default under the Specified Tenant’s lease beyond applicable notice and cure periods, (iv) the Specified Tenant failing to be in actual, physical possession and operating or dark in the Specified Tenant’s space, provided that it will not be a trigger under this clause (iv) if such Specified Tenant is rated an investment grade rated tenant by at least one of Moody’s, S&P and/or Fitch, or (v) a Specified Tenant’s failure to provide written notice to the borrower of renewal of its lease upon the earlier to occur of 18 months prior to its then current applicable lease expiration and the renewal notice period required under the applicable lease. The borrower will be required to make monthly insurance escrow payments of 1/12th of the annual estimated insurance premiums during the continuance of a Trigger Period or Specified Tenant Trigger Period and if the 650 Madison Avenue Property (as defined below) is not covered under a blanket policy acceptable to the lender. The borrower will be required to make monthly replacement reserve escrow payments of $0.25 multiplied by 1/12th the aggregate number of rentable square feet then contained in the 650 Madison Avenue Property (excluding rentable square footage contained in any Condominium Unit (as defined below) that was previously released from the collateral for the 650 Madison Avenue Whole Loan) during a Trigger Period. The borrower will be required to make monthly TI/LC reserve escrow payments of $125,000 during a Trigger Period.

(4)

Crate & Barrel vacated 61,351 square feet of ground level retail and second floor office space since 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine Inc., Moncler USA Inc. (each utilizing its space as its respective brand’s flagship location) and USAPE LLC (“B.A.P.E.”) in the ground floor retail space, and an institutional tenant, Sotheby’s Int’l Realty Inc (“Sotheby’s”), in the second floor office space.

(5)

The appraised value is based on the hypothetical “as-is” appraised value of $1,210,000,000 ($2,015 per square foot), which assumes all outstanding free rent and tenant improvements are funded in upfront reserve accounts by the borrower on the origination date. The “as-is” appraised value is $1,200,000,000 ($1,999 per square foot) and results in Cut-off Date LTV and Maturity Date LTV of 48.9% on the 650 Madison Avenue Senior Loan and a Cut-off Date LTV and Maturity Date LTV of 66.7% on the 650 Madison Avenue Whole Loan.

The Mortgage Loan. The 650 Madison Avenue mortgage loan (the “650 Madison Mortgage Loan”) is part of a whole loan evidenced by (i) 23 senior pari passu promissory notes with an aggregate original principal balance of $586,800,000 (the “650 Madison Avenue Senior Loan”) and (ii) four B-notes with an aggregate original principal balance of $213,200,000, which are subordinate to the 650 Madison Avenue Senior Loan (the “650 Madison Avenue B-Notes,” and together with the 650 Madison Avenue Senior Loan, the “650 Madison Avenue Whole Loan”). The 650 Madison Avenue Whole Loan was co-originated by Barclays Capital Real Estate Inc., Citi Real Estate Funding Inc., Goldman Sachs Bank USA and BMO Harris Bank N.A. The 650 Madison Avenue Whole Loan is secured by a first lien mortgage encumbering the borrower’s fee interest in a 600,415 square-foot Class A office and retail property located at 650 Madison Avenue in New York City (the “650 Madison Avenue Property”). Promissory Note A-3-2-1, with an original principal balance of $25,000,000 will be included in the WFCM 2020-C56 securitization trust. The 650 Madison Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MAD 2019-650M securitization trust. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan“ and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(1)
A-2-1, A-1-3	$50,000,000	$50,000,000	GSMS 2020-GC45	No
A-1-4, A-2-2, A-2-5, A-2-7	$115,000,000	$115,000,000	CGCMT 2020-GC46	No
A-1-5	$45,000,000	$45,000,000	Benchmark 2020-B16	No
A-1-6	$50,000,000	$50,000,000	Benchmark 2020-B17	No
A-1-7	$37,900,000	$37,900,000	Benchmark 2020-IG1	No
A-1-2-1	$40,000,000	$40,000,000	CF 2020-P1	No
A-2-3, A-2-4, A-2-6, A-2-8	$51,450,000	$51,450,000	GSMS 2020-GC47	No
A-3-1	$60,000,000	$60,000,000	BBCMS 2020-C6	No
A-3-2-1	$25,000,000	$25,000,000	WFCM 2020-C56	No
A-3-2-2	$21,450,000	$21,450,000	An affiliate of Barclays	No
A-3-3	$40,000,000	$40,000,000	WFCM 2020-C55	No
A-4, A-5, A-6, A-7	$1,000,000	$1,000,000	MAD 2019-650M	No
B-1, B-2, B-3, B-4	$213,200,000	$213,200,000	MAD 2019-650M	Yes(1)
Total	$800,000,000	$800,000,000

(1)

The initial controlling note is note B-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the controlling note will be note A-1-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in the Prospectus.

A-3-103

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

The Property. The 650 Madison Avenue Property is a 27-story, 600,415 square foot Class A office building with grade level retail located in Midtown Manhattan on Madison Avenue between 59th and 60th Streets. The 650 Madison Avenue Property consists of 564,255 square feet of Class A office space and 36,160 square feet of ground floor retail space, which is inclusive of below-grade storage and flex space. The 650 Madison Avenue Property was originally constructed in 1957 as an eight-story building and in 1987 underwent a significant expansion and renovation that added the office tower and was most recently renovated in 2015. Based on the underwritten rent roll dated October 1, 2019, the 650 Madison Avenue Property is currently 97.4% leased (based on net rentable area (“NRA”)) to a diverse tenant roster including fashion (Ralph Lauren Corporation (“Ralph Lauren”)), healthcare (S.K.I. Realty Inc. doing business as Memorial Sloan Kettering Cancer Center (“MSKCC”)) and luxury goods (Celine Inc. (“Celine”)), as well as finance (“Willett Advisors LLC”). Each of the top three tenants by underwritten rent (see “Major Tenants” below) are investment-grade rated and account for 64.6% of NRA and 56.1% of UW rent.

Office (94.5% of Occupied NRA; 72.0% of UW Rent)

The 564,255 square feet of Class A office space at the 650 Madison Avenue Property is currently 97.9% occupied by 17 tenants that collectively contribute 72.0% of underwritten rent (inclusive of storage rent derived from office tenants). 358,491 square feet of the office space (65.9% of Class A office NRA) at the 650 Madison Avenue Property is leased to two investment grade-rated office tenants (Ralph Lauren and MSKCC). The largest office tenant at the 650 Madison Avenue Property, Ralph Lauren (rated A2/A- by Moody’s/S&P), occupies 46.1% of the 650 Madison Avenue Property’s NRA and accounts for 32.5% of underwritten rent. The tenant has occupied space in the 650 Madison Avenue Property since 1989 and has expanded several times. The 650 Madison Avenue Property serves as Ralph Lauren’s international headquarters. Ralph Lauren designs, markets and distributes apparel, accessories, fragrances and home furnishings under a wide range of brands and its operations include wholesale, retail, and licensing.

The second largest office tenant at the 650 Madison Avenue Property, MSKCC (rated AA/Aa3/AA- by Fitch/Moody’s/S&P), occupies 16.8% of the 650 Madison Avenue Property’s NRA and accounts for 12.3% of underwritten rent. MSKCC signed a 10-year lease in 2013 to take over the approximately 100,000 square foot medical office space that was previously occupied by Columbia Doctors, a faculty-run medical practice of Columbia University. The tenant has a separate entrance on the 60th Street side of the 650 Madison Avenue Property and uses the space for medical purposes. MSKCC is a cancer treatment and research institution in New York City and was founded in 1884 as the New York Cancer Hospital. According to the appraisal, MSKCC is the largest and oldest private cancer center in the world, and is one of 50 National Cancer Institute-designated Comprehensive Cancer Centers.

Retail (5.5% of Occupied NRA; 28.0% of UW Rent)

The 36,160 square feet of ground floor retail space at the 650 Madison Avenue Property is currently 88.4% occupied by five tenants that collectively contribute 28.0% of underwritten rent (inclusive of storage rent derived from retail tenants).

The ground floor retail space spans an entire block of the Madison Avenue retail corridor and, along with the second floor office space, was previously primarily occupied by Crate & Barrel until 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler USA Inc (“Moncler”) (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space, and an institutional tenant, Sotheby’s, in the second floor office space. The re-leasing has further diversified the rent roll at the 650 Madison Avenue Property and, based on UW gross rent, the new leases have extended the weighted average lease expiration date of the space previously occupied by Crate & Barrel (excluding Tod’s, which has been a ground floor retail tenant at the 650 Madison Avenue Property since 1998) to August 2029.

The largest retail tenant by underwritten rent, Celine, is a wholly-owned subsidiary of LVMH (rated A1/A+ by Moody’s/S&P), occupies 1.7% of NRA and accounts for 11.3% of underwritten rent. Founded in 1945 by Céline Vipiana, Celine is a French ready-to-wear and leather luxury goods brand that has been owned by LVMH group (OTCMKTS: LVMUY) since 1996. Celine owns approximately 140 stores worldwide and is distributed through a network including department stores such as Saks Fifth Avenue (New York), Harrods (London) and Galeries Lafayette (Paris). The retail space showcases Celine’s NYC flagship store as well as the world’s largest Celine store.

COVID-19 Update. As of May 18, 2020, the 650 Madison Avenue Property is open, however all retail tenants are closed and most, if not all, office tenants are working remotely. The May debt service payment has been made. Approximately 96% of the tenants by square footage and 80% of the tenants by underwritten base rent made their April rent payment, and approximately 95% of the tenants by square footage and 72% of the tenants by underwritten base rent made their May rent payment. Two retail tenants representing approximately 15% of underwritten base rent have asked for rent relief. As of the date hereof, the 650 Madison Avenue Whole Loan is not subject to any modification or forbearance request.

A-3-104

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

The following table presents certain information relating to the tenancy at the 650 Madison Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF(2)	% of NRSF	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Ralph Lauren	NR/A2/A-	277,016	46.1%	$89.41	$24,767,403	32.5%	12/31/2024	1, 10-year	N
MSKCC	AA/Aa3/AA-	100,700	16.8	$92.97	9,362,079	12.3	7/31/2023	1, 5-year	Y(4)
Willett Advisors LLC	NR/NR/NR	25,732	4.3	$155.00	3,988,460	5.2	12/31/2024	NAP	N
Sotheby’s(5)	NR/B3/B+	37,772	6.3	$91.60	3,459,915	4.5	10/31/2035	1, 5-year	N
BC Partners Inc.	NR/NR/NR	19,380	3.2	$118.58	2,298,086	3.0	1/31/2027	NAP	N
Top 5 Office Tenants		460,600	76.7%	$95.26	$43,875,943	57.6%

Other Office Tenants(5)(6)		92,080	15.3%	$119.11	$10,967,991	14.4%

Office Tenants Subtotal/Wtd. Avg.		552,680	92.0%	$99.23	$54,843,935	72.0%

Celine(5)	NR/A1/A+	10,223	1.7%	$841.24	$8,600,017	11.3%	2/28/2029	NAP	N
Moncler	NR/NR/NR	8,985	1.5	667.78	6,000,000	7.9	8/31/2026	1, 5-year	N
Deva Inc. (“Tod’s”)	NR/NR/NR	7,867	1.3	680.90	5,356,615	7.0	10/13/2023	NAP	N
B.A.P.E.(5)(7)	NR/NR/NR	3,705	0.6	298.52	1,106,000	1.5	7/31/2030	NAP	N
MB Worldwide LLC(“Domenico Vacca”)(5)(7)	NR/NR/NR	1,202	0.2	239.60	288,000	0.4	1/1/2030	NAP	N
Retail Subtotal		31,982	5.3%	$667.58	$21,350,632	28.0%

Occupied Collateral Total		584,662	97.4%	$130.32	$76,194,567	100.0%
Vacant Space(8)		15,753	2.6%

Collateral Total		600,415	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Certain office tenants and retail tenants have storage/miscellaneous square feet included in their respective space.
(3)

Annual U/W Base Rent includes contractual rent steps through July 2020 for non-investment grade rated tenants and the straight-line average for investment grade rated tenants through the lease term totaling $1,406,588. Other Office Tenants Annual U/W Base Rent includes an elevator marketing contract with Captivate LLC of $10,080 per year, but with no attributable square footage. Vacant Space includes a 1,616 square foot café tenant that is leased on a month-to-month basis with no attributable underwritten base rent.

(4)

MSKCC has a one-time option to terminate its lease upon at least 18 months’ prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020 and not later than June 30, 2022, (b) the termination date is at least 18 months after the termination notice is received by the landlord, and (c) MSKCC has paid to the landlord the termination payment simultaneously with the giving of such termination notice.

(5)

At origination, Sotheby’s had 10 months of free rent, occurring from December 2019 to September 2020, totalling $2,883,263. Spring Mountain Capital had five months of free rent, occurring from May 2020 to September 2020, totalling $551,415. W.P. Global & Ranieri (included in Other Office Tenants) had three months of free rent, occurring from May 2020 to July 2020, totalling $182,304. Celine had three months of free rent, which occurred from December 2019 to February 2020, totalling $2,000,000. B.A.P.E had eight months of free rent, occurring from December 2019 to July 2020, totalling $737,333. Domenico Vacca has one month of free rent, which occurred in December 2019, totalling $24,000. The total $6.4 million was escrowed at closing.

(6)	Other Office Tenants Net Rentable Area (SF) includes a 1,196 square-foot property management office with no attributable U/W Base Rent.
(7)	B.A.P.E. and Domenico Vacca are currently completing the build-out of their respective spaces and are expected to take occupancy in early 2020.
(8)	Vacant Net Rentable Area (SF) includes 11,575 square feet of office space and 4,178 square feet of retail space.

A-3-105

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

The following table presents certain information relating to the lease rollover schedule at the 650 Madison Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent(3)	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	0	0.0%	$0.00
2020	2	20,317	3.4%	20,317	3.4%	$2,479,060	3.3%	$122.02
2021	2	12,888	2.1%	33,205	5.5%	$1,538,559	2.0%	$119.38
2022	1	3,218	0.5%	36,423	6.1%	$353,980	0.5%	$110.00
2023	4	114,905	19.1%	151,328	25.2%	$15,320,804	20.1%	$133.33
2024	10	313,250	52.2%	464,578	77.4%	$30,121,123	39.5%	$96.16
2025	1	6,341	1.1%	470,919	78.4%	$729,215	1.0%	$115.00
2026	2	16,755	2.8%	487,674	81.2%	$6,971,250	9.1%	$416.07
2027	4	30,029	5.0%	517,703	86.2%	$3,866,158	5.1%	$128.75
2028(4)	1	0	0.0%	517,703	86.2%	$10,080	0.0%	$0.00
2029	1	10,223	1.7%	527,926	87.9%	$8,600,017	11.3%	$841.24
2030	4	17,768	3.0%	545,694	90.9%	$2,744,405	3.6%	$154.46
Thereafter(5)	1	38,968	6.5%	584,662	97.4%	$3,459,915	4.5%	$88.79
Vacant	0	15,753	2.6%	600,415	100.0%	$0	0.0%	$0.00
Total/Weighted Average	33	600,415	100.0%			$76,194,567	100.0%	$130.32

(1)	Information obtained from the underwritten rent roll.
(2)

Certain tenants may have lease termination options that are exercisable prior to the originally-stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)

Annual U/W Base Rent includes contractual rent steps through July 2020 for non-investment grade rated tenants and the straight-line average for investment grade rated tenants through the lease term and excludes vacant space.

(4)	2028 includes an elevator marketing contract with Captivate LLC with $10,080 of attributable Annual U/W Base Rent, but no attributable square footage.
(5)	Thereafter includes a property management office that has no attributable underwritten base rent.

The following table presents historical occupancy percentages at the 650 Madison Property:

Historical Occupancy

12/31/2015(1)(2)	12/31/2016(2)	12/31/2017(2)	12/31/2018(2)	10/1/2019(3)
89.8%	94.3%	92.6%	92.2%	97.4%

(1)

2015 occupancy was mainly attributable to Crate & Barrel vacating 61,351 square feet of ground level retail and second floor office space. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space and an institutional tenant, Sotheby’s, in the second floor office space.

(2)	Information obtained from the borrower.
(3)	Information obtained from the underwritten rent roll.

Market Overview and Competition. The 650 Madison Avenue Property occupies a full block along Madison Avenue between East 59th and 60th Streets within the Plaza District office submarket and the Madison Avenue retail submarket. According to a third-party research report, the Plaza District is the largest office submarket by square feet in the country and is bounded by 65th Street to the north, the East River to the east, 47th Street on the south, and Avenue of the Americas on the west. The Madison Avenue retail submarket is located on Madison Avenue between 57th and 72nd Streets. According to the appraisal, Class A office space in the Plaza District had an inventory of approximately 78.2 million square feet of office space, direct asking rents of $99.29 per square foot and a direct vacancy rate of 8.1% as of the third quarter of 2019. According to the appraisal, the 650 Madison Avenue Property is located within the Madison/Fifth Avenue Class A office micro-market. As of the third quarter of 2019, the Madison/Fifth Avenue Class A office micro-market had an inventory of approximately 18.9 million square feet of office space and direct asking rents of $102.23 per square foot. The 650 Madison Avenue Property’s weighted average office underwritten rent per square foot equals $99.21.

A-3-106

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

The appraiser concluded blended market rents of $108.87 per square foot and $986.96 per square foot for the office and ground level retail space, respectively. Based on the appraisal’s market rents, the 650 Madison Avenue Property’s in place rent is approximately 8.0% below market rent.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent PSF	Tenant Category	Rent PSF
Concourse	$50.00	Below Grade	$35.00
2 to 7	$97.00	60th Corner	$1,250.00
8 to 10	$106.00	60th Street	$250.00
11 to 15	$116.00	59th Corner	$1,250.00
16 to 18	$127.00	59th Street	$350.00
19 to 22	$137.00	59th Midblock	$550.00
23 to 27	$147.00	Inline	$1,250.00

The following table presents certain information relating to comparable office properties to 650 Madison Property:

Comparable Office Leases(1)

Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF(2)	Commencement	Lease Term (Years)	Lease Type
12 East 49th Street	1967	899,000	Echo Street Capital	16,200	$128.15	Sep-2019	10	Gross
535 Madison Avenue	1981	444,293	AGL Credit Management	9,493	$123.12	Sep-2019	5	Gross
320 Park Avenue	1994	656,436	Windrose Health Investors	8,714	$92.72	Aug-2019	10	Gross
65 East 55th Street	1986	528,552	Addition Financial	14,901	$177.11	Aug-2019	12	Gross
660 Madison Avenue	1958	475,893	Trevi Health Capital	8,320	$119.92	Jul-2019	8	Gross
450 Park Avenue	1972	247,242	Nitorum Capital	10,338	$93.58	May-2019	10	Gross
65 East 55th Street	1986	528,552	Clear	10,185	$115.00	May-2019	11	Gross
499 Park Avenue	1980	265,000	Cornell Capital	11,606	$109.50	Apr-2019	6	Gross
510 Madison Avenue	2009	350,000	Stone Ridge Asset Management	5,575	$148.75	Apr-2019	5	Gross
450 Park Avenue	1972	247,242	Jones Day	10,338	$107.20	Mar-2019	10	Gross

(1)	Information obtained from appraisal.
(2)	Comparable Rent PSF reflects the appraisal net rent PSF and accounts for certain appraisal adjustments.

Comparable Retail Leases(1)

Property Name/Location	Tenant	Lease Size (SF)	Grade Floor Rent PSF(2)	Average Rent PSF(2)	Commencement	Lease Term (Years)	Lease Type
645 Madison Avenue	Byredo	1,192	$1,154.39	NAP	Sep-2019	10	Gross
680 Madison Avenue	Missoni	4,125	$1,052.62	$890.07	Apr-2019	15	Gross
432 Park Avenue	Amaffi	4,000	$429.96	NAP	Mar-2019	10	Gross
680 Madison Avenue	Sergio Rossi	1,200	$1,150.49	$874.50	Jan-2019	10	Gross
706 Madison Avenue	Hermes	34,688	$1,409.78	$375.44	Jan-2019	20	Gross
57 East 57th Street	Zilli	2,500	$550.80	NAP	Nov-2018	10	Gross
620 Madison Avenue	Balenciaga	7,600	$852.53	$655.34	Jul-2018	15	Gross
655 Madison Avenue	Schutz	1,656	$1,309.16	$945.03	Jul-2018	10	Gross
611 Madison Avenue	Deciem	400	$1,160.44	NAP	Jan-2018	10	Gross
680 Madison Avenue	Ralph & Russo	5,950	$1,136.27	$545.97	Jan-2018	15	Gross

(1)	Source: Appraisal.
(2)	Comparable Average Rent PSF reflects the appraisal net rent PSF and accounts for certain appraisal adjustments.

A-3-107

Mixed Use – Office/Retail	Loan #14	Cut-off Date Balance:	$25,000,000
650 Madison Avenue	650 Madison Avenue	Cut-off Date LTV:	48.5%
New York, NY 10022		U/W NCF DSCR:	2.74x
		U/W NOI Debt Yield:	10.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 650 Madison Property:

Cash Flow Analysis

	2016	2017	2018	TTM 9/30/2019(1)	U/W(1)	%(2)	U/W $ per SF
Base Rent	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$74,787,979	82.5%	$124.56
Contractual Rent Steps(3)	0	0	0	0	1,406,588	1.6	2.34
Grossed Up Vacant Space	0	0	0	0	3,327,410	3.7	5.54
Gross Potential Rent	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$79,521,977	87.7%	$132.45
Other Income	222,390	265,643	319,055	362,098	371,407	0.4	0.62
Total Recoveries	7,020,651	7,750,395	8,784,226	9,361,042	10,762,016	11.9	17.92
Net Rental Income	$67,264,874	$73,317,809	$75,039,495	$78,213,215	$90,655,399	100.0%	$150.99
(Vacancy & Credit Loss)	(86,339)	(829,105)	0	75,003	(3,327,410)(4)	(3.7)	(5.54)
Effective Gross Income	$67,178,535	$72,488,704	$75,039,495	$78,288,218	$87,327,989	96.3%	$145.45

Real Estate Taxes	15,935,782	16,699,910	17,606,496	18,301,078	19,659,925	22.5	32.74
Insurance	396,387	393,355	378,835	380,309	382,942	0.4	0.64
Management Fee	1,117,542	1,475,379	1,413,137	1,402,802	873,280	1.0	1.45
Other Operating Expenses	7,027,630	7,378,714	7,083,531	7,242,492	7,985,348	9.1	13.30
Total Operating Expenses	$24,477,341	$25,947,358	$26,481,999	$27,326,681	$28,901,495	33.1%	$48.14

Net Operating Income	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$58,426,495	66.9%	$97.31
Replacement Reserves	0	0	0	0	150,104	0.2	0.25
TI/LC	0	0	0	0	1,500,000	1.7	2.50
Net Cash Flow	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$56,776,391	65.0%	$94.56

NOI DSCR	2.06x	2.24x	2.34x	2.46x	2.82x
NCF DSCR	2.06x	2.24x	2.34x	2.46x	2.74x
NOI Debt Yield	7.3%	7.9%	8.3%	8.7%	10.0%
NCF Debt Yield	7.3%	7.9%	8.3%	8.7%	9.7%

(1)

The increase in Base Rent from TTM 9/30/2019 to U/W is primarily attributable to the signing of six new leases since December 2018. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Represents (i) percent of Net Rental Income for all revenue fields and for Vacancy & Credit Loss and (ii) percent of Effective Gross Income for all other fields.
(3)	Contractual Rent Steps includes contractual rent steps through July 2020 for non-investment grade rated tenants and the straight-line average for investment grade rated tenants through the lease term.
(4)	The underwritten economic vacancy is 3.7%. The 650 Madison Property was 97.4% physically occupied as of October 1, 2019.

A-3-108

No. 15 – Lafayette Gardens

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$22,000,000		Property Type – Subtype:	Multifamily – Garden
	Cut-off Date Balance:	$22,000,000		Location:	Lafayette, LA
	% of Initial Pool Balance:	3.0%		Size:	240 Units
	Loan Purpose:	Refinance		Cut-off Date Balance Per Unit:	$91,667
	Borrower Sponsor:	Glenn R. Stewart		Maturity Date Balance Per Unit:	$91,667
	Guarantor:	Glenn R. Stewart		Year Built/Renovated:	2008/NAP
	Mortgage Rate:	3.9810%		Title Vesting:	Fee
	Note Date:	January 10, 2020		Property Manager:	Self-managed
	Seasoning:	5 months		Current Occupancy (As of)(2):	89.2% (4/27/2020)
	Maturity Date:	January 6, 2030		YE 2019 Occupancy(3):	90.8%
	IO Period:	120 months		YE 2018 Occupancy:	93.9%
	Loan Term (Original):	120 months		YE 2017 Occupancy:	88.2%
	Amortization Term (Original):	NAP		YE 2016 Occupancy:	91.0%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(1):	$33,800,000
	Call Protection:	L(29),D(87),O(4)		Appraised Value Per Unit(1):	$140,833
	Lockbox Type:	Springing		Appraisal Valuation Date:	November 11, 2019
	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (3/31/2020):	$1,855,332
				TTM NOI (11/30/2019):	$1,930,488
				YE 2018 NOI:	$2,015,927
				YE 2017 NOI:	$1,935,883
				U/W Revenues:	$3,240,494
Escrows and Reserves				U/W Expenses:	$1,234,186
	Initial	Monthly	Cap	U/W NOI:	$2,006,308
Taxes	$40,229	$25,143	NAP	U/W NCF:	$1,946,308
Insurance	$79,694	$9,267	NAP	U/W DSCR based on NOI/NCF:	2.26x / 2.19x
Replacement Reserve	$0	$6,300	$226,800	U/W Debt Yield based on NOI/NCF:	9.1% / 8.8%
				U/W Debt Yield at Maturity based on NOI/NCF:	9.1% / 8.8%
				Cut-off Date LTV Ratio(1):	65.1%
				LTV Ratio at Maturity(1):	65.1%

Sources and Uses
Sources			Uses
Original loan amount	$22,000,000	100.0%	Loan payoff	$18,620,116	84.6%
			Closing costs	402,041	1.8
			Upfront reserves	119,923	0.5
			Return of equity	2,857,920	13.0
Total Sources	$22,000,000	100.0%	Total Uses	$22,000,000	100.0%

(1)

The appraised value, was determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)

Current Occupancy includes 11 units (4.7% of underwritten base rent) that are leased, but not yet occupied or paying rent due to COVID-19. Excluding the 11 units, the Lafayette Gardens Property (as defined below) was 84.6% occupied as of such date.

(3)	YE 2019 Occupancy is as of December 16, 2019.

The Mortgage Loan.  The mortgage loan (the “Lafayette Gardens Mortgage Loan”) is evidenced by a promissory note secured by a first priority mortgage encumbering the fee interest in a 240-unit, garden-style multifamily complex located in Lafayette, Louisiana (the “Lafayette Gardens Property”).

COVID-19 Update.  As of the May 2020 payment, the residential portion of the Lafayette Gardens Property was open and operating, however, the fitness center, swimming pool and common areas have been closed due to the state of Louisiana’s stay at home order. As of the date hereof, 93.7% of rent for occupied units had been collected for the month of April 2020. Given the collection and reporting timing, the related borrower is unable to determine the percentage of rent for occupied units that has been collected for the month of May 2020. The May debt service payment for the Lafayette Gardens Mortgage Loan has been made by the related borrower. As of the date hereof, the Lafayette Gardens Mortgage Loan is not subject to any modification or forbearance request.

A-3-109

Multifamily – Garden 110 East Martial Avenue Lafayette, LA 70508	Loan #15 Lafayette Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 65.1% 2.19x 9.1%

The Property.  The Lafayette Gardens Property is a 240-unit, garden-style multifamily complex located in Lafayette, Louisiana. Built in 2008, the Lafayette Gardens Property is comprised of eight three-story apartment buildings, one single-story clubhouse, one single-story car care/maintenance building, and five single-story detached garage buildings on 16.2 acres. The Lafayette Gardens Property provides for 421 parking spaces (1.8 spaces per unit).

As of April 27, 2020, the Lafayette Gardens Property was 89.2% occupied, inclusive of 11 units leased, but not yet occupied or paying rent due to COVID-19, with a weighted average asking rent of $1,390 per unit per month. Excluding the 11 leased but not occupied units (which represent 4.7% of underwritten base rent), the Lafayette Gardens Property was 84.6% occupied. The unit mix is comprised of 60 one-bedroom units (25.0% of total units), 132 two-bedroom units (55.0% of total units), and 48 three bedroom units (20.0% of total units), totaling 250,824 square feet of net rentable space. The underwritten rent roll includes 11 furnished units (4.6% of total units), seven of which are currently leased to corporate tenants. Approximately 74 standard unfurnished units at the Lafayette Gardens Property are leased to corporate tenants such as University Hospital Clinics Inc., Lafayette General Medical Center, and Texican. The leases for the standard unfurnished units to corporate tenants generate rental rate premiums of 31.3%, 16.0% and 25.6% above the leases for standard one-bedroom, two-bedroom, and three-bedroom units at the Lafayette Gardens Property, respectively, but also require expenses that are approximately 18.2% higher than expenses for comparable units leased to conventional tenants. According to the borrower sponsor, the Lafayette Gardens Property had an average of 54 active corporate leases per month in 2017, 61 active corporate leases per month in 2018 and 61 active corporate leases per month as of January 2019 through November 2019.

The Lafayette Gardens Property was developed by the borrower sponsor in 2008 for approximately $26.6 million ($110,722 per unit). Including periodic capital improvements to the units and the Lafayette Gardens Property grounds and other soft costs, the borrower sponsor has a total cost basis of $28.2 million ($117,343 per unit). Amenities at the Lafayette Gardens Property include electronically controlled gated access, car care center, beach-front style swimming pool, two pet parks, barbecue/picnic area, basketball court, playground, detached garages and storage units. The Lafayette Gardens Property also features a clubhouse/on-site leasing office along with a coffee bar, 24-hour fitness center, business center, two individual tanning beds, and movie theatre. Additionally, the Lafayette Gardens Property offers 24-hour emergency maintenance.

Unit interiors feature full-sized stainless-steel appliances including a dishwasher, full-size washer/dryer, laminate countertops in the kitchen and bathrooms, wood cabinetry, intrusion alarm, garbage disposal, ceiling fans, walk-in closets, over-sized garden tub/shower, 8” decorative crown molding, and a private patio/balcony. Kitchens, bathrooms and laundry rooms feature ceramic tile flooring. Third floor units also feature vaulted ceilings. Each unit is sub-metered for electrical usage.

The following table presents certain information relating to the unit mix of the Lafayette Gardens Property:

Unit Mix Summary(1)

Unit Type	Total No. of Units	% of Total Units	Occupied Units	Occ. %	Average Unit Size (SF)	Total Size (SF)	Average Asking Monthly Rent per Unit(2)	Average Asking Monthly Rent PSF(2)
1 BR/1 BA	59	24.6%	55	93.2%	846	49,914	$1,171	$1.38
1 BR/1 BA - Corporate Furnished	1	0.4%	1	100.0%	846	846	$1,300	$1.54
2 BR/2 BA(3)	124	51.7%	114	91.9%	1,052	130,448	$1,333	$1.27
2 BR/2 BA - Corporate Furnished	8	3.3%	5	62.5%	1,052	8,416	$2,338	$2.22
3 BR/2 BA(3)	46	19.2%	38	82.6%	1,275	58,650	$1,610	$1.26
3 BR/2 BA - Corporate Furnished	2	0.8%	1	50.0%	1,275	2,550	$2,550	$2.00
Total/Weighted Average	240	100.0%	214	89.2%	1,045	250,824	$1,390	$1.33

(1)	Information obtained from the underwritten rent roll.

(2)	Average Asking Monthly Rent per Unit and Average Asking Monthly Rent PSF includes vacant gross up at appraisal-concluded market rent.

(3)	Includes four employee units and one model unit, which are underwritten as occupied.

A-3-110

Multifamily – Garden 110 East Martial Avenue Lafayette, LA 70508	Loan #15 Lafayette Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 65.1% 2.19x 9.1%

The following table presents historical occupancy percentages at the Lafayette Gardens Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	12/16/2019(1)	4/27/2020(2)
92.6%	95.2%	93.4%	94.8%	93.3%	91.0%	88.2%	93.9%	90.8%	89.2%

(1)	Information obtained from the borrower.

(2)

Information obtained from the underwritten rent roll dated April 27, 2020. Includes 11 units that are leased, but not yet occupied or paying rent due to COVID-19. Excluding those 11 units, the Lafayette Gardens Property was 84.6% occupied.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Lafayette Gardens Property:

Cash Flow Analysis

	2016	2017	2018	TTM 11/30/2019	TTM 3/31/2020	U/W(1)(2)	%(3)	U/W $ per Unit
Base Rent(4)	$3,129,705	$2,978,658	$3,094,697	$2,999,652	$2,970,530	$3,541,872	86.2%	$14,758
Grossed Up Vacant Space	0	0	0	0	0	459,960	11.2	1,917
Gross Potential Rent	$3,129,705	$2,978,658	$3,094,697	$2,999,652	$2,970,530	$4,001,832	97.4%	$16,674
Other Rental Income	14,332	11,417	7,934	13,642	10,375	10,375	0.3	43
Other Income(5)	96,535	129,377	108,433	97,502	98,083	98,083	2.4	409
Net Rental Income	$3,240,571	$3,119,452	$3,211,064	$3,110,796	$3,078,988	$4,110,290	100.0%	$17,126
(Vacancy)	0	0	0	0	0	(533,370)(6)	(13.3)	(2,222)
(Concessions & Credit Loss)(7)	0	0	0	0	0	(336,426)	(8.4)	(1,402)
Effective Gross Income	$3,240,571	$3,119,452	$3,211,064	$3,110,796	$3,078,988	$3,240,494	78.8%	$13,502

Real Estate Taxes	318,605	306,440	273,280	273,280	301,720	301,720	9.3	1,257
Insurance	100,476	97,469	94,787	96,220	96,221	111,201	3.4	463
Management Fee	97,614	92,894	95,643	92,820	101,665	97,215	3.0	405
Other Operating Expenses	710,801	686,766	731,428	717,988	724,051	724,051	22.3	3,017
Total Operating Expenses	$1,227,495	$1,183,570	$1,195,138	$1,180,308	$1,223,656	$1,234,186	38.1%	$5,142

Net Operating Income	$2,013,076	$1,935,883	$2,015,927	$1,930,488	$1,855,332	$2,006,308	61.9%	$8,360
Capital Expenditures	0	0	0	0	0	60,000	1.9	250
Net Cash Flow	$2,013,076	$1,935,883	$2,015,927	$1,930,488	$1,855,332	$1,946,308	60.1%	$8,110

NOI DSCR	2.27x	2.18x	2.27x	2.17x	2.09x	2.26x
NCF DSCR	2.27x	2.18x	2.27x	2.17x	2.09x	2.19x
NOI Debt Yield	9.2%	8.8%	9.2%	8.8%	8.4%	9.1%
NCF Debt Yield	9.2%	8.8%	9.2%	8.8%	8.4%	8.8%

(1)	The standard unfurnished units leased to corporate tenants generate rental rate premiums over units leased to non-corporate tenants. However, such unfurnished units leased to corporate tenants require expenses that are approximately 18.2% higher than expenses for comparable units leased to conventional tenants. If the current standard unfurnished units leased to corporate tenants were leased to conventional tenants at the appraisal’s market rent and expenses related to these corporate tenants were removed, UW NCF would be $1,855,604, or 4.7% below the UW NCF above.

(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy and Concessions & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	U/W Base Rent includes income from 11 leases (4.7% of U/W Base Rent) that are signed but the units are not yet occupied or paying rent due to COVID-19 as of the April 27, 2020 rent roll.

(5)	Other Income primarily includes miscellaneous income generated from application fees, clubhouse/movie rentals, garage/storage fees, late fees, lease cancellation/buy out fees, pet fees, resident fees, vending commissions and transfer fees.

(6)	The underwritten economic vacancy is 21.7%. The Lafayette Gardens Property was 89.2% leased as of April 27, 2020, inclusive of 11 units leased, but not yet occupied or paying rent due to COVID-19. Excluding the 11 units, the Lafayette Gardens Property was 84.6% occupied.

(7)	U/W Concessions include four employee units underwritten to the appraisal concluded market rents.

Market Overview and Competition.  The Lafayette Gardens Property is located in the southern portion of Lafayette, Louisiana, approximately 5.6 miles north of the Lafayette central business district and 5.0 miles north of the Lafayette Regional Airport. Access to the Lafayette Gardens Property is provided by Interstate 10 (7.9 miles north), US Highway 90 (3.8 miles east), and US Highway 167 (3.2 miles west). The primary industries in Lafayette include manufacturing, healthcare, and oil and gas. According to the appraisal, the primary industries in the local market of the Lafayette Gardens Property are services and retail trade. Major employers in the Lafayette area include Lafayette General Medical Center, Wood Group Production Services, and University of Louisiana at Lafayette.

A-3-111

Multifamily – Garden 110 East Martial Avenue Lafayette, LA 70508	Loan #15 Lafayette Gardens	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 65.1% 2.19x 9.1%

According to a third-party market research report, the 2019 average household income within a one-, three- and five-mile radius of the Lafayette Gardens Property was $106,202, $96,924 and $84,528, respectively. The 2019 estimated populations within a one-, three- and five-mile radius of the Lafayette Gardens Property were 7,870, 64,276 and 141,105, respectively.

According to a third-party market research report, the Lafayette Gardens Property is located in the Lafayette multifamily market. As of October 2019, the Lafayette multifamily market had inventory of 14,107 units with a reported vacancy of 8.8%, reflecting a decrease from the year-end 2018 vacancy of 10.1%. The market reported effective monthly rent of $820 per unit. Over the last ten years, the Lafayette Gardens Property average occupancy of 92.3% has outperformed the average market occupancy of 91.9% over the same period, according to a third-party market research report.

According to a third-party market research report, the Lafayette Gardens Property is located within the Central Lafayette Parish submarket. As of October 2019, the submarket contained 10,485 units with a reported vacancy rate of 8.7% and effective monthly rent of $842 per unit. According to the appraisal, there has not been any new multifamily development in the Central Lafayette Parish submarket over the past two years. As of October 2019, there is one 24-unit building under construction in the submarket.

The following tables present certain information relating to comparable multifamily properties for the Lafayette Gardens Property:

One-Bedroom Comparable Rental Properties(1)

Property	Distance to Subject	Year Built/Renovated	Units	Average Unit Size (SF)	Asking Monthly Rent per Unit(2)	Asking Monthly Rent PSF(2)
Lafayette Gardens	–	2008/NAP	59	846	$1,171	$1.38
Lafayette Gardens (Corporate Unit)	–	2008/NAP	1	846	$1,300	$1.54
Audubon Lake	1.6 miles	2003/NAP	96	734	$925	$1.26
Ansley Walk	3.1 miles	2008/NAP	98	723	$880	$1.22
Chateau Mirage	4.7 miles	2011/NAP	117	782	$1,039	$1.33
Elora Place	2.5 miles	2008/2019	78	895	$863	$0.96
Total/Weighted Average(3)			389	778	$935	$1.21

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Includes gross up of vacant units.

(3)	Total/Weighted Average excludes the Lafayette Gardens Property.

Two-Bedroom Comparable Rental Properties(1)

Property	Distance to Subject	Year Built/Renovated	Units	Average Unit Size (SF)	Asking Monthly Rent per Unit(2)	Asking Monthly Rent PSF(2)
Lafayette Gardens	–	2008/NAP	124	1,052	$1,333	$1.27
Lafayette Gardens (Corporate Unit)	–	2008/NAP	8	1,052	$2,338	$2.22
Audubon Lake	1.6 miles	2003/NAP	96	1,072	$1,002	$0.93
Ansley Walk	3.1 miles	2008/NAP	120	1,092	$949	$0.87
Chateau Mirage	4.7 miles	2011/NAP	98	1,254	$1,305	$1.04
Elora Place	2.5 miles	2008/2019	109	1,206	$997	$0.83
Total/Weighted Average(3)			423	1,154	$1,056	$0.91

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Includes gross up of vacant units.

(3)	Total/Weighted Average excludes the Lafayette Gardens Property.

Three-Bedroom Comparable Rental Properties(1)

Property	Distance to Subject	Year Built/Renovated	Units	Average Unit Size (SF)	Asking Monthly Rent per Unit(2)	Asking Monthly Rent PSF(2)
Lafayette Gardens	–	2008/NAP	46	1,275	$1,610	$1.26
Lafayette Gardens (Corporate Unit)	–	2008/NAP	2	1,275	$2,550	$2.00
Audubon Lake	1.6 miles	2003/NAP	16	1,206	$1,292	$1.07
Ansley Walk	3.1 miles	2008/NAP	24	1,314	$1,131	$0.86
Chateau Mirage	4.7 miles	2011/NAP	65	1,452	$1,527	$1.05
Elora Place	2.5 miles	2008/2019	79	1,402	$1,244	$0.89
Total/Weighted Average(3)			184	1,391	$1,333	$0.96

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Includes gross up of vacant units.

(3)	Total/Weighted Average excludes the Lafayette Gardens Property.

A-3-112

No. 16 –HPE Campus

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Argentic Real Estate Finance LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$20,000,000		Property Type – Subtype:	Office – Suburban
	Cut-off Date Balance(1):	$20,000,000		Location:	Roseville, CA
	% of Initial Pool Balance:	2.7%		Size:	447,364 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(1):	$149.25
	Borrower Sponsors:	John Gaghan; Waleed Mohammed; Abdullah Alwehaib		Maturity Date Balance Per SF(1):	$149.25
	Guarantors:	Apex Capital Investments Corporation		Year Built/Renovated:	1981/2019
	Mortgage Rate:	3.5400%		Title Vesting:	Fee
	Note Date:	February 21, 2020		Property Manager:	G&E Real Estate Management Services, Inc.
	Seasoning:	3 months		Current Occupancy (As of):	100.0% (6/1/2020)
	Maturity Date:	March 6, 2030		YE 2019 Occupancy(3):	NAV
	IO Period:	120 months		YE 2018 Occupancy(3):	NAV
	Loan Term (Original):	120 months		YE 2017 Occupancy(3):	NAV
	Amortization Term (Original):	NAP		Appraised Value:	$103,000,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$230.24
	Call Protection:	L(27),D(89),O(4)		Appraisal Valuation Date:	January 23, 2020
	Lockbox Type(2):	Hard/Springing Cash Management
	Additional Debt(1):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1):	Pari Passu ($46,770,000)		TTM NOI(3):	NAV
				YE 2018 NOI(3):	NAV
				YE 2017 NOI(3):	NAV
				YE 2016 NOI(3):	NAV
				U/W Revenues:	$9,694,440
				U/W Expenses:	$3,104,706
Escrows and Reserves				U/W NOI:	$6,589,734
	Initial	Monthly	Cap	U/W NCF:	$6,500,261
Taxes	$0	Springing(4)	NAP	U/W DSCR based on NOI/NCF(1):	2.75x / 2.71x
Insurance	$0	Springing(5)	NAP	U/W Debt Yield based on NOI/NCF(1):	9.9% / 9.7%
Replacement Reserve	$0	$7,456	$268,419	U/W Debt Yield at Maturity based on NOI/NCF(1):	9.9% / 9.7%
TI/LC Reserve	$0	Springing(6)	NAP	Cut-off Date LTV Ratio(1):	64.8%
Common Charges Reserve	$0	Springing(7)	NAP	LTV Ratio at Maturity(1):	64.8%

Sources and Uses
Sources			Uses
Original Whole Loan amount	$66,770,000	63.6%	Purchase Price	$101,300,000	96.5%
Sponsor Contribution	$38,237,086	36.4	Closing Cost	3,707,086	3.5
Total Sources	$105,007,086	100.0%	Total Uses	$105,007,086	100.0%

(1)

The HPE Campus Mortgage Loan (as defined below) is part of the HPE Campus Whole Loan (as defined below), which is comprised of four pari passu notes with an aggregate original principal balance of $66,770,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity  is based on the HPE Campus Whole Loan. Notwithstanding the foregoing, all NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the HPE Campus Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(2)

A Cash Management Period will commence upon the earlier of the following: (i) the occurrence and continuance of an event of default; (ii) the NOI DSCR falling below 1.40x at the end of any calendar quarter; (iii) the commencement of a Lease Sweep Period. A “Lease Sweep Period” will commence upon the occurrence of the following, among others: (a) the payment date occurring in January 2028; (b) HPE (as defined below) or a replacement tenant (“Major Tenant”) discontinues its business at 25% or more of its premises (i.e., “goes dark”), gives written notice that it intends to do the foregoing, or it otherwise becomes public information that it intends to do the foregoing; (c) the credit rating of Major Tenant or major tenant guarantor being downgraded below BBB- by S&P (or its functional equivalent by any other Rating Agency); and (d) the credit rating of Major Tenant or major tenant guarantor being downgraded below BB+ by S&P (or its functional equivalent by any other Rating Agency). With respect to a Lease Sweep Period caused by a matter described in clause (c) above, the Lease Sweep Period will end following the 18th payment date following the commencement of such Lease Sweep Period.

(3)	Historical cash flows and occupancy figures are not available as the transaction is an acquisition.

A-3-113

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

(4)

The HPE Campus Mortgage Loan documents require ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $52,051) subject to the Tax Escrow Waiver Requirements (as defined in the HPE Campus Mortgage Loan documents).

(5)

The HPE Campus Mortgage Loan documents require ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $6,033) subject to the Insurance Escrow Waiver Requirements as defined in the HPE Campus Mortgage Loan documents.

(6)

Springing upon the occurrence of any of the following: (i) an event of default; (ii) the DSCR falls below 1.40x at the end of any calendar quarter; (iii) a Lease Sweep Period (as defined in the HPE Campus Mortgage Loan documents); or (iv) from and after the payment date occurring in April 2025 until the maturity date, the borrower will be required to pay to the lender an amount initially equal to 1/12 of the product obtained by multiplying $1.00 by the aggregate number of rentable square feet of space in the HPE Campus Property (as defined below) (initially $37,280 per month).

(7)

The borrower is required to deposit with the lender, on each payment date, an amount equal to the common charges payable by the borrower under the related condominium documents that will be payable for the next calendar month. The borrower is not obligated to make deposits into the common charges reserve so long as (i) no event of default has occurred and is continuing, (ii) the HPE lease is in full force and effect, (iii) HPE is required under its lease to reimburse the borrower for the payment of all common charges due to the condominium board and the borrower provides the lender with evidence that HPE has timely reimbursed the borrower for such common charges, and (iv) the borrower has paid all common charges to the related condominium board and the borrower provides the lender with evidence thereof prior to the applicable due date.

The Mortgage Loan. The mortgage loan (the “HPE Campus Mortgage Loan”) is part of a whole loan (the “HPE Campus Whole Loan”) evidenced by four pari passu promissory notes with an aggregate original principal balance of $66,770,000 secured by a first mortgage encumbering the fee interest in a class A office campus in Roseville, California (the “HPE Campus Property”). The HPE Campus Mortgage Loan consists of the non-controlling Note A-2, which has a Cut-off Date Balance of $20,000,000 and is being contributed to the WFCM 2020-C56 trust. The controlling Note A-1, and the non-controlling Notes A-3 and A-4, which have an original principal balance of $20,000,000, $16,770,000 and $10,000,000, respectively, are all expected to be contributed to one or more future securitizations. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” , “The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans” in the Prospectus.

Note Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	An affiliate of AREF	Yes
A-2	$20,000,000	$20,000,000	WFCM 2020-C56	No
A-3	$16,770,000	$16,770,000	An affiliate of AREF	No
A-4	$10,000,000	$10,000,000	An affiliate of AREF	No
Total	$66,770,000	$66,770,000

The Property. The HPE Campus Property is comprised of one, one-story building and two, two-story buildings totaling 447,364 square feet, situated on a 15.1-acre site in Roseville, California, approximately 21.4 miles southwest of downtown Sacramento. The three buildings include “R1” (8000 Foothills Boulevard, 54,486 square feet); “R3” (8030 Foothills Boulevard, 151,423 square feet); and “R5” (8040-8050 Foothills Boulevard, 241,455 square feet). The HPE Campus Property is part of a larger five-building office campus that was developed by Hewlett Packard.  The company split off into Hewlett Packard Enterprise (“HPE”) and subsequently sold off the campus and leased it back, eventually downsizing to the current three buildings. The campus was condominiumized, with the HPE Campus Property on one parcel and access shared with the larger campus along with assigned parking areas.

The HPE Campus Property was built between 1981 and 1990.  R1 consists of two smaller buildings connected by an interior corridor. The first building is the former reception area which has since been relocated to R3 and is now a small local credit union that serves the campus. The second building is the cafeteria.   The R3 building was recently renovated and received a capital investment from HPE, with modern office tenant improvements including upgrades to lobbies, large open cubicle areas, private offices, break-out rooms, conference rooms, large training rooms, and breakrooms.  A small portion of R3 and approximately half of R5 are used as improved lab/server room space.  Most of these rooms have separate cooling units and expanded electricity and conduit capacity for servers, and some also have raised floors. They typically have vinyl tile floors and drop T-bar ceilings and could be converted to office use if necessary. Both of these buildings also include small shipping areas with both grade level and dock-high roll-up loading doors.

Amenities at the HPE Campus Property include a central quad courtyard with basketball and volleyball courts, two baseball fields – which are a part of the larger development – open seating areas, a large cafeteria, and a fitness center equipped with showers and locker rooms. The HPE Campus Property is served by 2,454 parking spaces, which yields a parking ratio of 5.5 spaces per 1,000 square feet of net rentable area.

The HPE Campus Property is 100.0% leased by HPE and houses multiple divisions of the company. The HPE Campus Property was initially leased by HPE in January 1981, and the lease was subsequently assigned to the master lessee in February 2020.

COVID-19 Update. As of May 7, 2020, the HPE Campus Property is open, however most, if not all, of the employees of the HPE are working remotely. The April and May 2020 debt service payments have been made. HPE leases 100.0% of the HPE Campus Property and paid rent for both April and May 2020. As of the date hereof, the HPE Campus Whole Loan is not subject to any modification or forbearance request.

Major Tenant.

A-3-114

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

Hewlett Packard Enterprise (447,364 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; 04/30/2030 lease expiration) HPE offers enterprise security, analytics and data management, applications development and testing, data center care, cloud consulting, and business process services for both individual and corporate use. HPE was founded on November 1, 2015 as a byproduct of the reconfigured Hewlett Packard Company, which built the original HPE Campus Property from 1981-1990. HPE is headquartered in San Jose, California and has over 60,000 employees worldwide. HPE began its current 13 year lease in May 2017 following the initial sale lease-back of the HPE Campus Property and is scheduled to remain in place through the end of its term in April 2030, two months after the HPE Campus Whole Loan matures. HPE has two, five-year extension options under its lease exercisable upon at least 300 days’ prior written notice.

HPE has been in occupancy at the HPE Campus Property since 1981 and currently has six different divisions located on-site including Aruba Networking Research and Development, Global Functions, Technology Services, Hybrid IT, and Enterprise Group Supply Organization and General. The Aruba Networking Research and Development was founded in 2002 and acquired by HPE in 2015. As of December 31, 2019, Aruba Networking Research and Development has reported revenues of over $2.5 billion (8.8% of HPE’s 2019 total revenue) and has over 6,000 employees. Aruba Networking Research and Development operates on both floors of the R3 building. The second division, Global Functions, provides general support functions including HR, Finance, and IT. The third division, Technology Services, provides high-level consulting and infrastructure services (e.g. data center design, complex problem resolution, etc.). The fourth division is known as Hybrid IT, an R&D development group focused in new market segments including HPE’s next generation computing solution known as “The Machine”. The fifth division is the Enterprise Group Supply Chain Organization which provides support for various supply chain functions. The sixth division, General, provides sale and contact support centers serving various divisions.

HPE is a national, publicly traded company and an investment grade tenant with a credit rating of BBB according to S&P and Baa2 per Moody’s. As of February 5, 2020, HPE had a market cap of $19.4 billion and over $3.7 billion of cash and cash equivalents as of October 31, 2019.

The HPE Campus Property is operated pursuant to a master lease between the borrower, as master lessor, and an affiliate of the borrower sponsor, as master lessee, in connection with the Shari’ah compliant loan structure. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans“ and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Shari’ah Compliant Loan” and “—Tenant Issues—Affiliated Leases” in the Prospectus.

The following table presents certain information relating to the tenancy at the HPE Campus Property:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent(2)	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Hewlett Packard Enterprise	BBB+/Baa2/BBB	447,364	100.0%	$15.79	$7,064,579	100.0%	04/30/2030	Y(3)	N
Total Major Tenants		447,364	100.0%	$15.79	$7,064,579	100.0%

Vacant Space		0	0.0%

Collateral Total		447,364	100.0%

(1)	Information obtained from the underwritten rent roll dated June 1, 2020 and includes $1,084,513 in straight-line rent steps through the end of term of the HPE Campus Whole Loan in March 2030.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include underwritten rent steps.

(3)	HPE has the option to extend the lease for two, five-year periods upon 300 days’ prior written notice to the master lessee.

A-3-115

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

The following table presents certain information relating to the lease rollover schedule at the HPE Campus Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	447,364	100.0%	447,364	100.0%	$7,064,579	100.0%	$15.79
Vacant	0	0	0.0%	447,364	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	447,364	100.0%			$7,064,579	100.0%	$15.79

(1)	Information obtained from the underwritten rent roll dated June 1, 2020.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include underwritten rent steps.

(3)	Includes $1,084,513 in straight-line rent steps through the end of term of the HPE Campus Whole Loan in March 2030.

The following table presents historical occupancy percentages at the HPE Campus Property:

Historical Occupancy

12/31/2017(1)	12/31/2018(1)	12/31/2019(1)	6/1/2020(2)
NAV	NAV	NAV	100.0%

(1)	Historical occupancy figures are not available as the transaction is an acquisition.

(2)	Information obtained from underwritten rent roll dated June 1, 2020.

A-3-116

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the HPE Campus Property:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Base Rent	$5,980,067	58.6%	$13.37
Contractual Rent Steps(3)	1,084,513	10.6	2.42
Grossed Up Vacant Space	0	0.0	0.00
Gross Potential Rent	$7,064,579	69.3%	$15.79
Other Income	79,656	0.8	0.18
Total Recoveries	3,056,247	30.0	6.83
Net Rental Income	$10,200,482	100.0%	$22.80
(Vacancy & Credit Loss)(4)	(506,041)	(7.2)	(1.13)
Effective Gross Income	$9,694,440	95.0%	$21.67

Real Estate Taxes	1,382,535	14.3	3.09
Insurance	72,393	0.7	0.16
Management Fee	290,756	3.0	0.65
Other Operating Expenses	1,359,023	14.0	3.04
Total Operating Expenses	$3,104,706	32.0%	$6.94

Net Operating Income	$6,589,734	68.0%	$14.73
Replacement Reserves	89,473	0.9	0.20
TI/LC	0	0	0.00
Net Cash Flow	$6,500,261	67.1%	$14.53

NOI DSCR	2.75x
NCF DSCR	2.71x
NOI Debt Yield	9.9%
NCF Debt Yield	9.7%
(1)	Historical cash flows and occupancy figures are not available as the transaction is an acquisition. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents the straight-line rent through the end of term of the HPE Campus Whole Loan in March 2030.

(4)	The underwritten economic vacancy was 5.0%. The HPE Campus Property was 100.0% occupied as of June 1, 2020.

Earthquake Insurance.  The HPE Campus Property is located in Seismic Zone 3 and has a probable maximum loss of 3%. The HPE Campus Borrower is not required to obtain earthquake insurance.

Market Overview and Competition.  The HPE Campus Property is located along Foothills Boulevard, approximately one mile from the Roseville Bypass Expressway and five miles from Interstate 80 in Roseville, California. Roseville is an affluent suburb of Sacramento, located approximately 21.4 miles southwest of the Sacramento central business district. Roseville is home to several large office and industrial users including FedEx Ground Center, Cokeva Inc., Keysight Technologies, and TSI Semiconductors.  The HPE Campus Property is located within an expanding neighborhood comprised mostly of industrial, flex, and office uses, built in the past 20 years.  Residential uses are limited and include predominantly single-family homes with some apartment complexes. The HPE Campus Property is in a central location to transportation systems with access to major freeways including US Highway 50, State Highway 99, and Interstates 5 and 80. These freeways provide access to the San Francisco Bay Area to the west, Southern California to the south, Oregon and Washington to the north, and Nevada to the east. Air transportation within the Sacramento MSA is provided by the Sacramento International Airport, which is approximately 24.0 miles west of the HPE Campus Property.

According to the appraisal, the estimated 2019 population within a one-, three-, and five-mile radius of the HPE Campus Property was 7,081, 102,497, and 224,656, respectively.  According to the appraisal, the estimated 2019 average household income within a one-, three-, and five-mile radius of the HPE Campus Property was $127,534, $113,230, and 113,495, respectively.

According to a third-party report, the HPE Campus Property is situated within the Sacramento Office Market.  As of the fourth quarter of 2019, the Sacramento office market reported a total inventory of approximately 105.5 million square feet of office space with an 8.9% vacancy rate and average asking rent of $22.92 per square foot. According to a third-party report, the HPE Campus Property is

A-3-117

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

situated within the Roseville and Rocklin submarket of the Sacramento Office Market.  As of the fourth quarter of 2019, the Roseville and Rocklin submarket reported a total inventory of approximately 13.2 million square feet of office space with a 9.4% vacancy rate and average asking rent of $23.04 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the HPE Campus Property:

Office Market Rent Summary(1)

	Sacramento Market	Roseville/Rocklin Submarket
Market Rent (PSF)(2)	$22.92	$23.04
Vacancy	8.9%	9.4%
Inventory (SF)	105,508,348	13,153,168
Net Absorption (SF)	318,146	222,947
Completions (SF)	254,216	194,000

(1)	Information obtained from the appraisal.

(2)	The rents are on a gross basis.

The following table presents certain information relating to comparable office leases to the HPE Campus Property:

Comparable Office Leases(1)

Property Name/Location	Distance from Subject	Tenant	Year Built	Tenant Size (SF)	Lease Commencement Date	Lease Term (Yrs.)	Annual Base Rent PSF	Lease Type
HPE Campus Property Roseville, CA	Subject	Hewlett Packard Enterprise	1981	447,364(2)	May-17(2)	13.0(2)	$15.79(2)	NNN(2)

Junction Crossing Roseville, CA	0.8 miles	Listing	1998	77,803	Jan-20	NAV	$10.80	NNN

Lava Ridge Center Roseville, CA	4.8 miles	American Pacific Mortgage	2000	34,736	Oct-19	4.3	$25.20	FSG

Johnson Ranch Roseville, CA	4.8 miles	Lyon Real Estate	1988	13,543	Jun-19	5.3	$26.88	FSG

Roseville Innovation Park Roseville, CA	0.1 miles	Penumbra	1993	157,518	Mar-20	15.0	$15.00	NNN

Olympus Corporate Centre Roseville, CA	5.4 miles	Private National Mortgage	1995	15,060	Aug-18	5.4	$25.80	FSG

Douglas Corporate Center Roseville, CA	5.2 miles	Composite Engineering, Inc.	2003	40,051	Aug-18	5.3	$25.80	FSG

(1)	Information obtained from the appraisal.

(2)	Information obtained from the underwritten rent roll dated June 1, 2020.

A-3-118

Office – Suburban	Loan #16	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		U/W NCF DSCR:	2.71x
		U/W NOI Debt Yield:	9.9%

The following table presents certain information relating to comparable office sales to the HPE Campus Property:

Comparable Sales(1)

Property Name/Location	Sale Date	Year Built	NRA	Sale Price	Price/ SF	NOI	NOI/SF	Cap Rate
HPE Campus Property Roseville, CA	February 2020(2)	1981	447,364	$101,300,000(2)	$226	NAV	NAV	NAV

Stoneview Plaza Roseville, CA	August 2019	2005	108,348	$24,900,000	$230	$1,668,300	$15.40	6.70%

Parkway Corporate Center Roseville, CA	February 2019	2000	287,539	$79,000,000	$275	$4,183,771	$14.55	5.30%

The Summit at Douglas Ridge Roseville, CA	August 2018	2003	185,841	$44,500,000	$239	$3,276,000	$17.63	7.36%

Stone Point Plaza Roseville, CA	June 2018	2004	96,377	$19,550,000	$203	$1,571,832	$16.31	8.04%

Eureka Corporate Center Roseville, CA	January 2018	2001	142,125	$26,000,000	$183	$1,933,873	$13.61	7.44%

Roseville Corporate Center Roseville, CA	October 2017	1999	109,241	$23,340,000	$214	$1,699,152	$15.55	7.28%

(1)	Information obtained from the appraisal.
(2)	Information obtained from the settlement statement of the HPE Campus Whole Loan.

A-3-119

No. 17 – Maxi-Space Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		LMF Commercial, LLC		Single Asset/Portfolio:	Portfolio
Original Principal Balance:		$19,525,000		Property Type – Subtype:	Various – Various
Cut-off Date Balance:		$19,525,000		Location:	Various, WA
% of Initial Pool Balance:		2.7%		Size:	171,569 SF
Loan Purpose:		Acquisition		Cut-off Date Balance Per SF:	$113.80
Borrower Sponsor:		Robert Moser		Maturity Date Balance Per SF:	$113.80
Guarantor:		Robert Moser		Year Built/Renovated:	Various/Various
Mortgage Rate:		5.1000%		Title Vesting:	Fee
Note Date:		February 4, 2020		Property Manager:	Prime Group Holdings LLC (borrower related)
Seasoning:		4 months		Current Occupancy (As of):	89.9% (4/17/2020)
Maturity Date:		February 6, 2025		YE 2019 Occupancy:	97.0%
IO Period:		60 months		YE 2018 Occupancy:	95.8%
Loan Term (Original):		60 months		YE 2017 Occupancy:	98.5%
Amortization Term (Original):		NAP		Appraised Value(4)(5):	$36,400,000
Loan Amortization Type:		Interest-only, Balloon		Appraised Value Per SF(4)(5):	$212.16
Call Protection(1):		L(28), D(28), O(4)		Appraisal Valuation Date:	January 10, 2020
Additional Debt(2):		Yes
Additional Debt Type (Balance)(2):		Future Mezzanine		Underwriting and Financial Information(4)
				YE 2019 NOI:	$1,989,356
				YE 2018 NOI:	$1,853,016
				YE 2017 NOI:	$1,759,331
				U/W Revenues:	$2,603,176
				U/W Expenses:	$885,463
				U/W NOI:	$1,717,713
				U/W NCF:	$1,672,007
Escrows and Reserves				U/W DSCR based on NOI/NCF:	1.70x / 1.66x
	Initial	Monthly	Cap	U/W Debt Yield based on NOI/NCF:	8.8% / 8.6%
Taxes	$0	$22,978	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	8.8% / 8.6%
Insurance	$17,706	$2,409	NAP	Cut-off Date LTV Ratio(5):	53.6%
Replacement Reserve	$0	$2,155	NAP	LTV Ratio at Maturity(5):	53.6%
Deferred Maintenance	$0	$0	NAP
TI/LC	$300,000	$1,841	$300,000
Environmental Remediation(3)	$637,500	$0	NAP

Sources and Uses
Sources			Uses
Original Loan Amount	$19,525,000	56.5%	Purchase Price	$31,621,000	91.6%
Sponsor’s new equity contribution	15,005,139	43.5	Closing Costs	1,953,933	5.7
			Upfront Reserves	955,206	2.8
Total Sources	$34,530,139	100.0%	Total Uses	$34,530,139	100.0%

(1)

At any time after the permitted defeasance date and prior to the free window date, the borrowers may obtain the release of any individual property provided that, among other conditions stated in the Maxi-Space Portfolio Mortgage Loan documents, (i) the defeasance amount is at least 115% of the allocated loan amount for the related Maxi-Space Portfolio property being released; (ii) the debt service coverage ratio for the remaining properties after such release is not less than the greater of (a) 1.38x and (b) the debt service coverage ratio for the remaining properties and the property to be released for the preceding 12 months; and (iii) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 53.6% and (b) the loan-to-value ratio for the remaining properties and the property to be released immediately preceding the release of the property.

(2)

Provided no event of default has occurred and is continuing, the Maxi-Space Portfolio Mortgage Loan documents permit an affiliate of the borrowers to incur future mezzanine debt subject to certain conditions, including but not limited to (i) the execution of an intercreditor agreement in form and substance reasonably acceptable to the lender; and (ii) based on the Maxi-Space Portfolio Mortgage Loan and the mezzanine loan, (a) the combined loan-to-value ratio is not greater than 53.6% and (b) the combined debt service coverage ratio is not less than 1.38x.

(3)

At origination, the borrowers deposited $637,500 into an Environmental Remediation reserve, which sum represents 125% of the opinion of probable cost to complete environmental work at the 74th Street property, which work includes: (i) achieving regulatory engagement to obtain no further action status and (ii) enrolling in the voluntary cleanup program and submitting existing reports to the Washington Department of Ecology for the purposes of obtaining a no further action letter with respect to the open spill case at the 74th Street property.

(4)

All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the Maxi-Space Portfolio Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

A-3-120

Various – Various	Loan #17	Cut-off Date Balance:	$19,525,000
Property Addresses – Various, WA	Maxi-Space Portfolio	Cut-off Date LTV:	53.6%
		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	8.8%

(5)

The Appraised Value, Appraised Value Per SF, Cut-Off Date LTV Ratio and LTV Ratio at Maturity is based on the as-is Bulk Portfolio Value of $36,400,000. The combined “as-is” individual appraised value is $33,110,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity on the combined “as-is” individual appraised value is 59.0% and 59.0%, respectively.

The Mortgage Loan.  The mortgage loan (the “Maxi-Space Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in seven self-storage and mixed use properties located in Puyallup, Tacoma and University Place, Washington (each, a “Maxi-Space Portfolio Property” and collectively, the “Maxi-Space Portfolio Properties” or the “Maxi-Space Portfolio”).

The Properties.  The Maxi-Space Portfolio includes seven self-storage and mixed use properties located across Washington comprised of 216 self-storage units, 24 parking spaces, 24 band rooms, 17 office/retail/warehouse spaces and 22 office/retail spaces. As of April 17, 2020, the Maxi-Space Portfolio Properties were 89.9% occupied based on square feet.

Meridian

The Meridian property is located in Puyallup, Washington. The Meridian property is comprised of two single-story buildings on 56 contiguous tax parcels totaling 2.1 acres. The Meridian property was built in 2004 and consists of 45 self-storage units. The units range in size from 252 square feet to 770 square feet. The flex-industrial space includes 16 foot clear height and 27 grade level doors. Amenities include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the Meridian property generates revenues from four office units and six band rooms (totaling 7,641 square feet). The total annual revenue from non-self-storage rental income is $119,364, which is 28.4% of the underwritten base rent at the Meridian property and 4.7% of the Maxi-Space Portfolio underwritten base rent.

The Meridian property is also subject to a condominium declaration. The Meridian borrower owns all but two units in the condominium, which owned units constitute approximately 96.7% of the common elements in the condominium. The board of directors of the condominium association consists of three board members, all of which were appointed by the Meridian borrower at the origination of the Maxi-Space Portfolio Mortgage Loan. The three board members are Robert Moser, who is the borrower sponsor and guarantor, and two additional employees of the property manager, Prime Holdings LLC.

Steele Street

The Steele Street property is located in Tacoma, Washington. The Steele Street property is comprised of three single-story buildings on one separate parcel totaling 2.2 acres. The Steele Street property was built in 1996. The Steele Street property consists of 42 self-storage units. The flex-industrial space includes 16 feet clear height and 48 grade level doors. The units range in size from 308 square feet to 896 square feet. Amenities include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the Steele Street property generates revenues from three office units and three parking spaces. The total annual revenue from non-self-storage rental income is $46,644, which represents 12.4% of the underwritten base rent at the Steele Street property and 1.9% of the Maxi-Space Portfolio underwritten base rent.

Pacific Avenue

The Pacific Avenue property is located in Tacoma, Washington. The Pacific Avenue property is comprised of three single-story buildings on 43 contiguous tax parcels totaling 1.9 acres. The Pacific Avenue property was built in 1973. The Pacific Avenue property consists of 35 self-storage units. The flex-industrial space includes 16 feet clear height and 30 grade level doors. The units range in size from 240 square feet to 900 square feet. Amenities include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the Pacific Avenue property generates revenues from six office units. The total annual revenue from non-self-storage rental income is $117,374, which represents 30.9% of the underwritten base rent at the Pacific Avenue property and 4.7% of the Maxi-Space Portfolio underwritten base rent.

The Pacific Avenue property is subject to a condominium declaration. The Maxi-Space Portfolio Borrowers own 100% of the condominium units at the Pacific Avenue property, and all units are collateral for the Maxi-Space Portfolio Mortgage Loan. Pursuant to the Maxi-Space Portfolio Mortgage Loan documents, the Pacific Avenue borrower subordinated the Pacific Avenue condominium declaration to the security instrument.

Steele Street Plaza

The Steele Street Plaza property is located in Tacoma, Washington. The Steele Street Plaza property is comprised of one single-story building on one parcel totaling 2.2 acres. The Steele Street Plaza property was built in 2016. The Steele Street Plaza property consists of 15 self-storage units. The flex-industrial space includes 16 foot clear height and 31 grade level doors. The units range in size from 480 square feet to 640 square feet. Amenities include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the Steele Street Plaza property generates revenues from one office unit and 18 office/warehouse spaces. The total annual revenue from non-self-storage rental income is $266,760, which represents 70.7% of the underwritten base rent at the Steele Street Plaza property and 10.6% of the Maxi-Space Portfolio underwritten base rent.

Up North

The Up North property is located in University Place, Washington. The Up North property is comprised of four single-story buildings on two parcels totaling 1.8 acres. The Up North property was built in 1991 and consists of 32 self-storage units. The flex-industrial space includes 16 feet clear height and 40 grade level doors. The units range in size from 396 square feet to 3,763 square feet. Amenities

A-3-121

Various – Various	Loan #17	Cut-off Date Balance:	$19,525,000
Property Addresses – Various, WA	Maxi-Space Portfolio	Cut-off Date LTV:	53.6%
		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	8.8%

include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the Up North property generates revenues from eight retail/office spaces totaling 9,549 square feet. The total annual revenue from non-self-storage rental income is $139,296, which represents 36.4% of the underwritten base rent at the Up North property and 5.5% of the Maxi-Space Portfolio underwritten base rent.

74th Street

The 74th Street property is located in Tacoma, Washington. The 74th Street property is comprised of one single-story building on two parcels totaling 1.8 acres. The 74th Street property was built in 1984 and renovated in 2004. The 74th Street property consists of 13 self-storage units. The flex-industrial space includes 16 feet clear height and 16 grade level doors. The units range in size from 1,000 square feet to 2,500 square feet. Amenities include a keypad security entrance for each unit and exterior security fencing. In addition to the self-storage units, the 74th Street property generates revenues from 21 parking spaces and 18 band room spaces totaling 4,466 square feet. The total annual revenue from non-self-storage rental income is $137,508, which represents 39.8% of the underwritten base rent at the 74th Street property and 5.5% of the Maxi-Space Portfolio underwritten base rent.

Up South

The Up South property is located in University Place, Washington. The Up South property is comprised of three single-story buildings on one parcel totaling 1.0 acre. The Up South property was built in phases during 1979, 1987 and 1988 and renovated in 1988. The Up South property consists of 34 self-storage units. The units range in size from 160 square feet to 952 square feet. Amenities include a keypad security entrance for each unit and exterior security fencing.

The following table presents certain information regarding the Maxi-Space Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)(1)	Appraised Value	UW NOI(1)	% of UW NOI	Storage Units(1)
Meridian - Puyallup, WA	$3,400,000	17.4%	88.1%	2004/NAP	30,673	$5,500,000	$285,517	16.6%	45
Steele Street - Tacoma, WA	3,100,000	15.9	91.7	1996/NAP	24,146	5,200,000	$274,172	16.0	42
Pacific Avenue - Tacoma, WA	3,000,000	15.4	91.0	1973/NAP	25,189	4,700,000	$271,990	15.8	35
Steele Street Plaza Property - Tacoma, WA	2,925,000	15.0	81.4	2016/NAP	20,776	5,370,000	$269,787	15.7	15
Up North - University Place, WA	2,700,000	13.8	97.4	1991/NAP	30,659	4,800,000	$246,054	14.3	32
74th Street - Tacoma, WA	2,500,000	12.8	91.2	1984/2004	23,443	4,400,000	$221,525	12.9	13
Up South - University Place, WA	1,900,000	9.7	84.2	1979/1988	16,683	3,140,000	$148,667	8.7	34
Total/Weighted Average	$19,525,000	100.0%	89.9%		171,569	$36,400,000(2)	$1,717,713	100.0%	216

(1)

Based on the underwritten rent roll dated April 17, 2020, and Occupancy is based on square feet of both self-storage and non-self-storage spaces. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)

The total Appraised Value is based on the “as-is” Bulk Portfolio Value. The sum of the “as-is” appraised values of each individual Maxi-Space Portfolio Property is $33,110,000, resulting in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 59.0% and 59.0%, respectively.

The following table presents historical occupancy percentages at the Maxi-Space Portfolio:

Historical Occupancy

12/31/2017(1)	12/31/2018(1)	12/31/2019(1)	4/17/2020(2)
98.5%	95.8%	97.0%	89.9%

(1)	Occupancy is based on storage units. Information provided by the borrowers.

(2)	Based on underwritten rent roll and based on square feet.

COVID-19 Update. As of May 13, 2020, the Maxi-Space Portfolio Properties are open and operating. The borrowers paid the Maxi-Space Portfolio Mortgage Loan May 2020 debt service payments, and any required monthly reserve deposits have been made. Tenant due dates are based on the date in the month of their start date (the “monthiversary” of their start dates) (which in most cases is not the 1st of month), so collections are not tracked on a calendar month basis. As of May 14, 2020, approximately 6.5% of rent collections are 31 to 60 days due, and 1.7% are more than 60 days due. The Maxi-Space Portfolio Properties were acquired on February 4, 2020, and part of the borrower sponsor’s strategy is to clean up tenant delinquencies and encourage rent payments on ACH/credit cards. As of the date hereof, the borrowers have not requested any modification or forbearance to the Maxi-Space Portfolio Mortgage Loan terms.

Market Overview and Competition.  The Maxi-Space Portfolio Properties are located in Puyallup, Tacoma and University Place, Washington, which is within the Seattle-Tacoma-Bellevue metropolitan statistical area (“Seattle MSA”) in Pierce County, Washington.

A-3-122

Various – Various	Loan #17	Cut-off Date Balance:	$19,525,000
Property Addresses – Various, WA	Maxi-Space Portfolio	Cut-off Date LTV:	53.6%
		U/W NCF DSCR:	1.66x
		U/W NOI Debt Yield:	8.8%

The Seattle MSA is situated within the Puget Sound region in Northwest Washington State. Puget Sound is a body of water which extends through numerous straits and inlets, from the Pacific Ocean to Seattle’s shoreline. The Puget Sound region consists of 12 counties and four MSA’s and encompasses approximately 70% of Washington’s population. The Seattle MSA serves as the center of the Puget Sound region and is situated along Interstate 5, the major north/south corridor in the state, which also provides access to the Cities of Everett, Olympia, and Tacoma.

The Seattle MSA accounts for an estimated gross metropolitan product of $218.8 billion and accounts for an estimated 1.7 million jobs. The Seattle MSA is home to eight Fortune 500 companies: Microsoft, Weyerhaeuser, Nordstrom, Costco Wholesale, Amazon.com, PACCAR, Starbucks, and Expeditors International of Washington. According to the appraisal report, Microsoft, Amazon, Google and Facebook are top performers within the information and communications technology industry in the Seattle MSA, generating annual revenues of $13.6 billion and adding 186,800 jobs locally. Joint Base Lewis-McChord (“JBLM”), located approximately 9.1 miles south-southwest of Tacoma, Washington, is an amalgamation of the United States Army’s Fort Lewis and the United States Air Force’s McChord Air Force Base. JBLM is a training and mobilization center for all services and is the only Army power projection base west of the Rocky Mountains. According to the appraisal, the base currently employs approximately 40,000 military personnel and 15,000 civilian contractors. Education and healthcare also largely contribute to the region’s employment. As the largest school in the Pacific Northwest, the University of Washington enrolls over 50,000 undergraduate and graduate students and is the fifth largest employer in the Seattle MSA. Private universities in the area include Seattle University and Seattle Pacific University.

According to third-party market reports, the Maxi-Space Portfolio Properties are located in the West Region/Pacific Sub Region within the West Pacific division and average monthly rents of $156.74 for 10x10 foot non-climate controlled units. As of the end of the second quarter of 2018, the West Pacific division reported a vacancy rate of 8.3% for self-storage properties.

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Maxi-Space Portfolio Properties:

Cash Flow Analysis

	2017	2018	2019(1)	U/W(2)	%(3)	U/W $ per SF
Base Rent	$2,361,871	$2,499,077	$2,648,536	$2,520,830	86.9%	$14.69
Grossed Up Vacant Space	0	0	0	289,478	10.0	1.69
Gross Potential Rent(4)	$2,361,871	$2,499,077	$2,648,536	$2,810,308	96.9%	$16.38
Other Income(5)	75,966	80,636	86,926	89,926	3.1	0.52
Net Rental Income	$2,437,837	$2,579,713	$2,735,462	$2,900,234	100.0%	$16.90
(Vacancy & Credit Loss)	0	0	0	(297,057)(6)	(10.6)	(1.73)
Effective Gross Income	$2,437,837	$2,579,713	$2,735,462	$2,603,176	89.8%	$15.17

Real Estate Taxes	204,883	244,627	233,508	239,272	9.2	1.39
Insurance	29,384	32,611	34,679	34,679	1.3	0.20
Management Fee	121,892	133,659	141,797	130,159	5.0	0.76
Other Operating Expenses	322,347	315,800	336,123	481,354	18.5	2.81
Total Operating Expenses	$678,506	$726,697	$746,106	$885,463	34.0%	$5.16

Net Operating Income	$1,759,331	$1,853,016	$1,989,356	$1,717,713	66.0%	$10.01
Replacement Reserves	0	0	0	25,735	1.0	0.15
TI/LC	0	0	0	19,970	0.8	0.12
Net Cash Flow	$1,759,331	$1,853,016	$1,989,356	$1,672,007	64.2%	$9.75

NOI DSCR	1.74x	1.84x	1.97x	1.70x
NCF DSCR	1.74x	1.84x	1.97x	1.66x
NOI Debt Yield	9.0%	9.5%	10.2%	8.8%
NCF Debt Yield	9.0%	9.5%	10.2%	8.6%

(1)

The borrower sponsor acquired the Maxi-Space Portfolio in February 2020. Due to timing of the acquisition, January 2020 financial information is missing and February 2020 financial information is only partial.

(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	Gross Potential Rent includes income from both self-storage and non-self-storage spaces.

(5)	Other Income includes insurance income, late fees, administrative fees, other miscellaneous income and signage income.

(6)	The underwritten economic vacancy is 10.6%. The Maxi-Space Portfolio Properties were 89.9% occupied as of April 17, 2020 based on square feet.

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

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	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Certificate Factor Detail	4
Exchangeable Class Detail	5
Reconciliation Detail	6
Other Required Information	7
Cash Reconciliation Detail	8
Current Mortgage Loan and Property Stratification Tables	9 - 11
Mortgage Loan Detail	12
NOI Detail	13
Principal Prepayment Detail	14
Historical Detail	15
Delinquency Loan Detail	16
Specially Serviced Loan Detail	17 - 18
Advance Summary	19
Modified Loan Detail	20
Historical Liquidated Loan Detail	21
Historical Bond / Collateral Loss Reconciliation Detail	22
Interest Shortfall Reconciliation Detail	23 - 24
Defeased Loan Detail	25
Supplemental Reporting	26

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Wells Fargo Commercial Mortgage	Wells Fargo Bank, National Association	Midland Loan Services, a Division of	Pentalpha Surveillance LLC
Securities, Inc.	Three Wells Fargo, MAC D1050-084	PNC Bank, National Association	375 North French Road
375 Park Avenue	401 S. Tryon Street, 8th Floor	10851 Mastin Street	Suite 100
2nd Floor, J0127-023	Charlotte, NC 28202	Building 82, Suite 300	Amherst, NY 14228
New York, NY 10152		Overland Park, KS 66210

Contact:
Contact: Anthony.Sfarra@wellsfargo.com	Contact:	Executive Vice President - Division Head	Contact: Don Simon
Phone: (212) 214-5613	REAM_InvestorRelations@wellsfargo.com	Phone Number: (913) 253-9001	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
K-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Exchangeable Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Exchangeable Class Detail

Exchangeable Class / Regular Interest Breakdown
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-4 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000

Exchangeable Class Detail
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-4-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-4-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-4-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-5-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000
A-S-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00000000

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56 Commercial Mortgage Pass-Through Certificates Series 2020-C56	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/17/20
Corporate Trust Services		Record Date:	6/30/20
8480 Stagecoach Circle		Determination Date:	7/13/20
Frederick, MD 21701-4747

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2020 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2020-C56, Commercial Mortgage Pass-Through Certificates Series 2020-C56

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: KKR Real Estate Credit Opportunity Partners II L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.  The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)

[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.  Prior to an Operating Advisor Consultation Event, if any Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor.

3.  After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)

with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________________________

________________________

________________________

________________________

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________________________

________________________

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that were Considered in Compiling this Report

In rendering the assessment set forth in this report, the Operating Advisor examined and relied upon the accuracy and the completion of the items listed below:

1.  Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.  Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.  The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.  [LIST OTHER REVIEWED INFORMATION].

5.  [INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculations, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.  As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.  In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.  Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.  The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.  Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.  There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating

Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.  The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.  This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.  Intentionally Omitted.

2.  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor

D-1-1

(subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge)) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.  Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.  Intentionally Omitted.

6.  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of May 19, 2020, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after May 21, 2020.

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7.  Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.  Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s

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ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.  Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Closing Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money

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security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Closing Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Closing Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Closing Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Closing Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

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16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or the related Non-Serviced Master Servicer).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements“ means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the least of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Closing Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the

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general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real

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property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a

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legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans

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secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (“TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized

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and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld,

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provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)  Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

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38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Closing Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Closing Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related

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Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

LMF Commercial, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	Argentic Real Estate Finance LLC	UBS AG, New York Branch	Column Financial, Inc.
None	Met Center 15 (Loan No. 9)	None	None	None	Panoramic Berkeley (Loan No. 4)	None
Parkmerced (Loan No. 13)

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

LMF Commercial, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	Argentic Real Estate Finance LLC	UBS AG, New York Branch	Column Financial, Inc.
Supor Industrial Portfolio (Loan No. 1)	Liberty Walk at East Gate (Loan No. 12)	None	Woodland Estates MHC (Loan No. 20)	None	None	None

Maxi-Space Portfolio (Loan No. 17)

Crosstrax and Cherry Road Storage Portfolio (Loan No. 28)

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

LMF Commercial, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	Argentic Real Estate Finance LLC	UBS AG, New York Branch	Column Financial, Inc.
None	None	All Aboard Storage - Westport Depot & Ormond Depot (Loan No. 6)	None	None	None	None

All Aboard Storage - Port Orange Depot (Loan No. 7)

All Aboard Storage - Holly Hill Depot (Loan No. 8)

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS (OTHER THAN CROSS-COLLATERALIZED MORTGAGE LOANS)

LMF Commercial, LLC	Barclays Capital Real Estate Inc.	Wells Fargo Bank, National Association	Ladder Capital Finance LLC	Argentic Real Estate Finance LLC	UBS AG, New York Branch	Column Financial, Inc.
Maxi-Space Portfolio (Loan No. 17) and Crosstrax and Cherry Road Storage Portfolio (Loan No. 28)	None	None	None	None	None	Telegraph Lofts (Loan No. 18) and Villas at Harbor Pointe – Bayview (Loan No. 24) and Exchange Studios (Loan No. 29) and Villas at Harbor Pointe – Sunnyview (Loan No. 40)

La Jolla Apartments (Loan No. 22) and Mira Monte Apartments (Loan No. 33)

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Column Financial, Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Mortgage Status; Waivers and Modifications	University Village (Loan No. 10)	On May 20, 2020, the Mortgage Loan Seller received a communication from the borrower sponsor in which the borrower sponsor stated that it is considering a request to the Non-Serviced Master Servicer for the CSMC 2019-UVIL TSA for relief relating to the borrower sponsor's ability to make certain lease modifications (including concessions and deferrals) and certain requirements in connection with debt yield trigger events. The borrower sponsor indicated that it expects to continue to pay its obligations under the Mortgage Loan documents and does not expect to request a forbearance of interest payments.
(18) Insurance	KPMG Plaza at Hall Arts (Loan No. 3)	The lender has the right to hold and disburse insurance proceeds if the proceeds are equal to or greater than $1,000,000 or the restoration costs are equal to or greater than $1,000,000.
(18) Insurance	Solitude at Centennial (Loan No. 5)	The lender has the right to hold and disburse insurance proceeds if the proceeds are equal to or greater than $750,000 or the restoration costs are equal to or greater than $750,000.
(18) Insurance	Telegraph Lofts, Villas at Harbor Pointe – Bayview, Exchange Studios and Villas at Harbor Pointe – Sunnyview (Loan Nos. 18, 24, 29 and 40)	The lender has the right to hold and disburse insurance proceeds if the proceeds are equal to or greater than $200,000 or the restoration costs are equal to or greater than $200,000.

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Column Financial, Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	Solitude at Centennial (Loan No. 5)

With respect to clause (a)(iii), the Mortgage Loan agreement provides for recourse for losses for transfers of the Mortgaged Property or of equity interests in the borrower made in violation of the Mortgage Loan documents (it does not provide for full recourse in such event).

With respect to clause (b)(iii), the lender accepted an environmental liability environmental insurance policy in lieu of recourse against the borrower and guarantor for breaches of the environmental covenants in the Mortgage Loan documents. The Phase I environmental site assessment obtained in connection with origination of the Mortgage Loan did not identify any recognized environmental conditions.

With respect to clause (b)(iv), the relevant provisions of the Mortgage Loan documents do not provide for recourse for the commission of intentional material physical waste at the Mortgaged Property, but it does provide recourse for losses for willful misconduct which results in physical damage or physical waste to the Mortgaged Property.

The guarantor’s full recourse obligations with respect to the borrower or special purpose entity constituent entity (if any) filing a voluntary petition under the Bankruptcy Code without the lender’s consent are capped at 20% of the principal balance of the Mortgage Loan.

(28) Recourse Obligations	University Village (Loan No. 10)	There is no loss recourse carveout for breaches of environmental covenants.

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LMF Commercial, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Supor Industrial Portfolio (Loan No. 1)	One of the sub-tenants at the Mortgaged Property, Barnett Machine Tool Co., was identified in the Phase I ESA as an “industrial establishment” under the New Jersey Industrial Site Recovery Act (“ISRA”). Pursuant to ISRA, the owner or operator of the real property of an “industrial establishment” is required, within five days after an agreement to transfer ownership or operations of the real property, including in connection with a foreclosure, to file notice of such transfer and hire a licensed site remediation professional to conduct a preliminary assessment to make a determination as to whether there are any conditions at the Mortgaged Property that require additional investigation or remediation. If the preliminary assessment or remediation is to be conducted after the transfer of the real property, the owner or operator must provide a remediation funding source to cover any estimated remediation costs. In connection with the transfer of the Mortgaged Property to the borrower, a notice was filed with the New Jersey Department of Environmental Protection (“NJDEP”) and a letter of credit was issued by Crown Bank with NJDEP as beneficiary, prior to the Mortgage Loan origination.
(7) Lien; Valid Assignment and (8) Permitted Liens; Title Insurance	Jurupa Springs (Loan No. 25)

The second largest tenant, 99 Cents Store, has a right of first refusal to purchase all or any portion of the Mortgaged Property if the Mortgagor elects to sell all or such portion of the Mortgaged Property. Such right of first refusal has been subordinated to the Mortgage, and will not apply to a successor borrower through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

To the extent 99 Cents Store fails to timely exercise its right of first refusal, the largest tenant, Walmart Neighborhood Market, will have the right to exercise a right of first refusal to purchase all or any portion of the Mortgaged Property if the Mortgagor elects to sell all or such portion of the Mortgaged Property. Such right of first refusal has been subordinated to the Mortgage. However, such right has not been waived, as it applies to a successor borrower through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage and to subsequent purchasers of the Mortgaged Property.

(26) Local Law Compliance	Maxi-Space Portfolio (Loan No. 17)

Steele Street – The use of the Mortgaged Property as self-storage is a pre-existing legally non-conforming use, as the current use is not permitted under current zoning laws without a conditional use permit. In the event of a casualty, the Mortgaged Property may be restored to its legally non-conforming use provided any necessary permits are applied for within one year of such casualty and restoration or reconstruction is substantially completed within 18 months of the issuance of permits. Additionally if the legally non-conforming use is discontinued for more than two years, the Mortgaged Property may be only be rebuilt in accordance with the current zoning laws.

Steele Street Plaza – The use of the Mortgaged Property as self-storage is a pre-existing legally non-conforming use, as the current use is not permitted under current zoning laws

D-2-3

LMF Commercial, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

without a conditional use permit. In the event of a casualty, the Mortgaged Property may be restored to its legally non-conforming use provided any necessary permits are applied for within one year of such casualty and restoration or reconstruction is substantially completed within 18 months of the issuance of such permits. Additionally if the legally non-conforming use is discontinued for more than two years, the Mortgaged Property may be only be rebuilt in accordance with the current zoning laws.

74th Street – The use of a portion of the Mortgaged Property for outdoor RV storage and parking is a pre-existing, non-complying use, as those uses are not permitted under current zoning laws. In the event of a casualty, the outdoor RV storage and parking will not be permitted.

Up North – The use of the Mortgaged Property for auto sales and the cell tower use are pre-existing legally non-conforming uses, as those uses are not permitted under current zoning laws without a conditional use permit. In the event of accidental destruction or casualty that damages or destroys more than 50% of the improvement value of the Mortgaged Property, the Mortgaged Property may be restored to its legally non-conforming use provided any necessary permits are applied for within one year of such casualty and restoration or reconstruction is substantially completed within 12 months of the issuance of such permits. Additionally if a legally non-conforming use is discontinued for 12 months or more, the Mortgaged Property may be only be rebuilt in accordance with the current zoning laws.

D-2-4

UBS AG, New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment and (8) Permitted Liens; Title Insurance	Walgreens – Greenfield (Loan No. 42)	The single tenant at the Mortgaged Property, Walgreen Eastern Co, Inc., a New York Corporation (“Walgreen Eastern”), has a right of first refusal to purchase the Mortgaged Property, as evidenced by a recorded memorandum of lease. However, as evidenced by that certain subordination, non-disturbance and attornment agreement entered into by and between the tenant and lender and recorded at closing, tenant agreed that the right of first refusal shall not apply to lender’s acquisition of the Mortgaged Property through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the mortgage. However, such right would apply to subsequent transfers.
(18) Insurance	Walgreens –Greenfield (Loan No. 42)	The single tenant, Walgreen Eastern, provides all insurance at the Mortgaged Property, pursuant to a self-insurance program. Insurance proceeds are required to be held by the tenant; however, the lease requires that proceeds be used to restore the Mortgaged Property (unless the casualty occurs after November 1, 2028), and 25% or more of the Mortgaged Property is damaged, and the tenant then elects to terminate the lease; in which case all proceeds are required to be paid over to the borrower as landlord (which, pursuant to the terms of the loan agreement, are required to be delivered to the lender to be held and disbursed in accordance with the terms and provisions of the loan documents). However, if at any time, the “Self-Insurance Requirements” (as defined below) are unsatisfied, the borrower is required to provide the insurance set forth in the loan documents. As more specifically defined in the loan documents, the “Self-Insurance Requirements” include: (i) Walgreen Eastern or guarantor under the lease remains fully liable for the obligations and liabilities under the lease and maintains a credit rating from S&P of at least “BBB”, (ii) the lease remains in full force and effect following a casualty and Walgreen Eastern is obligated per the terms of the lease to rebuild and/or repair the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement, (iii) Walgreen Eastern maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the lease and Walgreen Eastern is required to name the lender as additional insured under the commercial general liability insurance policies or self-insurance required under the lease (inclusive of any required umbrella/excess liability as may be required under the lease), and (iv) the borrower provides satisfactory evidence of insurance to the lender.
(31) Acts of Terrorism	All UBS AG Mortgage Loans (Loan Nos. 4, 15, 19, 26, 30, 34, 35, 36, 39, 41, 42, 43 and 45)	To the extent exceptions have been taken to the insurance representation (#18), such exceptions also apply to the Acts of Terrorism representation.

D-2-5

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Mortgage Status; Waivers and Modifications	Parkmerced (Loan No. 13)	On April 8, 2020, the lenders and the servicer of the Mortgage Loan received a communication from the Mortgagor, which included a potential request for forbearance of debt service payments, commencing with the debt service payment due in May 2020. However, the Mortgagor proceeded to pay its debt service payments for the month of May 2020. Additionally, the servicer of the Mortgage Loan has since confirmed that forbearance has not officially been requested, and based on conversations with the Mortgagor, a forbearance request is not expected.
(7) Lien; Valid Assignment	Met Center 15 (Loan No. 9)	Progressive, the largest tenant at the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will be subordinate in all respects to the lien of the Mortgage and to the rights of the lender under the Mortgage Loan documents. The tenant has further agreed that such right of first refusal will (x) not be binding upon the lender and (y) not apply to foreclosure under the Mortgage, the acceptance of a deed or assignment in lieu of foreclosure, any sale or transfer of the Mortgaged Property or any portion thereof by the lender or any other similar transaction by the lender.
(7) Lien; Valid Assignment	Parkmerced (Loan No. 13)	The Mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the Mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the Mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(8) Permitted Liens; Title Insurance	Parkmerced (Loan No. 13)	The Mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the Mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the Mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(18) Insurance	Liberty Walk at East Gate (Loan No. 12)

The Mortgage Loan documents require the Mortgagor to obtain loss of rents/business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the Mortgaged Property is completed, or the expiration of eighteen (18) months, whichever occurs first.

The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that prior to obtaining such non-conforming policy (or permitting such non-conforming policy

D-2-6

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
to be obtained), the Mortgagor must have received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy.
(18) Insurance	Parkmerced (Loan No. 13)

The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $100,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

With respect to certain parcels that are permitted to be released from the lien of the related Mortgage, including after an event of default or a foreclosure, in connection with any casualty or condemnation related to such parcels, the related proceeds are not required to be applied to the repair or restoration of the property, or to the payment of the Mortgage Loan.

(18) Insurance	650 Madison Avenue (Loan No. 14)	The Mortgagor is only required to obtain flood insurance to the extent the same is commercially available. The Mortgaged Property is located in flood zone X, which is not a Special Hazard Flood Area; however, flood insurance has been obtained in an amount equal to $100,000,000 per occurrence and in the annual aggregate with a deductible of $100,000.
(26) Local Law Compliance	Commerce Storage (Loan No. 37)	Pursuant to the related zoning report obtained in connection with the origination of the Mortgage Loan, there are open building code violations at the Mortgaged Property. The Mortgagor represents and warrants in the Mortgage Loan documents that prior to the closing date of the Mortgage Loan, all necessary improvements, repairs and other work has been completed to correct all of the building code violations. The Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any losses incurred by the lender in connection with the continued existence of any building code violations.
(28) Recourse Obligations	Parkmerced (Loan No. 13)

The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to timely deliver any required notice and/or copies of any documentation effectuating such transfer as and when required pursuant to the Mortgage Loan documents related to such transfer.

The Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any losses incurred as a result of a breach of any representation, warranty, covenant or indemnification provision in the Mortgage Loan documents concerning environmental laws; provided, however, the lender will seek payment from any qualified environmental insurance policy reasonably acceptable to the lender in order to satisfy any losses prior to seeking recovery from the Mortgagor or the related guarantor, and the Mortgagor and related guarantor will have no liability to the extent such losses are covered.

(28) Recourse Obligations	650 Madison Avenue (Loan No. 14)	The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the

D-2-7

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.

The Mortgage Loan becomes fully recourse in the event that the Mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”. The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the Mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by Mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

(31) Acts of Terrorism Exclusion	650 Madison Avenue (Loan No. 14)	The Mortgage Loan documents do not provide that the amount the Mortgagor is required to spend on terrorism insurance coverage if TRIPRA is not in effect must be determined without giving effect to the earthquake components of such insurance policies.
(32) Due on Sale or Encumbrance	650 Madison Avenue (Loan No. 14)	Certain transfers are permitted without the lender’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”), Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than the Mortgagor) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of the Mortgagor, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi- Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control the Mortgagor. “Multi-Asset Person” means a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than fifty percent (50%) of such person’s aggregate gross income.
(33) Single-Purpose Entity	Parkmerced (Loan No. 13)	The Mortgagor previously owned certain other property known as the “Initial Phase 1 Property” in addition to the collateral for the Mortgage Loan, which was transferred on the origination date of the Mortgage Loan to an affiliate of the Mortgagor.
(34) Defeasance	650 Madison Avenue (Loan No. 14)	The Mortgage Loan documents do not provide that the Mortgagor may only pledge United States “government

D-2-8

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.

D-2-9

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	The Grid (Loan No. 2)	The related Mortgaged Property is comprised of two or more non-contiguous parcels.
(18) Insurance	All LCF Mortgage Loans (Loan Nos. 2 and 20)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 18, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

With respect to each of the subject Mortgage Loans, subject to the other exceptions to Representation and Warranty No. 18, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

D-2-10

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	The Grid (Loan No. 2)	The related Mortgagor is permitted to maintain the current property policies provided through James River Insurance Company (“James River”) and Northern Security Insurance Company Inc. (“Northern Security”) provided that (x) the respective A.M. Best rating of either James River or Northern Security as of the date of the related loan documents is not withdrawn or downgraded below the date of origination of the subject Mortgage Loan and (y) at the renewal of the current policy term, the related Mortgagor is required to replace James River and Northern Security with insurance companies meeting the rating requirements set forth in the related loan documents.
(28) Recourse Obligations	All LCF Mortgage Loans (Loan Nos. 2 and 20)

The related loan documents may limit recourse for the related Mortgagor’s commission of intentional material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.

The related loan documents may provide that transfers of interests in the related Mortgaged Property pursuant to a lease do not give rise to full recourse.

(28) Recourse Obligations	Woodland Estates MHC (Loan No. 20)	The related loan documents provide that transfers of interests in the related Mortgagor in violation of such loan documents only give rise to recourse for losses (as opposed to full recourse) if the transfer was otherwise permitted and the related Mortgagor’s breach was failure to provide notice to the lender.
(29) Mortgage Releases	All LCF Mortgage Loans (Loan Nos. 2 and 20)	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.

D-2-11

Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(31) Acts of Terrorism Exclusion	All LCF Mortgage Loans (Loan Nos. 2 and 20)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

With respect to each of the subject Mortgage Loans, subject to the other exceptions to Representation and Warranty No. 31, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(32) Due on Sale or Encumbrance	All LCF Mortgage Loans (Loan Nos. 2 and 20)	With respect to clause (a)(v) of Representation and Warranty No. 32, mergers, acquisitions and other business combinations involving a publicly traded company may be permitted. Transfers contemplated by an exception to Representation and Warranty No. 29 or No. 34 are also permitted transfers.

D-2-12

Argentic Real Estate Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment (8) Permitted Liens; Title Insurance	HPE Campus (Loan No. 16)	The Mortgaged Property is operated pursuant to a master lease financing facility agreement between the Mortgagor, as master lessor, and DC Roseville Operator LLC, a sponsor-affiliate, as master lessee, in connection with the Shari’ah compliant loan structure (the “HPE Campus Master Lease”). Pursuant to the HPE Campus Master Lease, the master lessee has the option to purchase the Mortgaged Property on or after the rent payment date occurring on December 6 2029, which date is the beginning of the open prepayment period under the related Mortgage Loan documents, upon the satisfaction of certain conditions (the “DC Roseville Purchase Option”). The HPE Campus Master Lease and the DC Roseville Purchase Option are subordinate to the Mortgage Loan.
(15) Actions Concerning Mortgage Loan	Bushwick Multifamily Portfolio (Loan No. 11)	A guarantor of the Mortgage Loan, Jacob Kohn, is a named defendant in pending civil litigation involving allegations of breach of contract, fraud and breach of fiduciary duty arising out of Kohn’s ownership interest in a company unrelated to the Mortgaged Property. Kohn’s potential monetary liability in connection with this matter is $800,000.
(18) Insurance	Bushwick Multifamily Portfolio (Loan No. 11)	Pursuant to the Mortgage Loan documents, insurance may be provided by Merrimack Mutual Fire Insurance Company (“Merrimack Mutual”), rated “A+ XIV” by A.M. Best Company and not rated by S&P, and NorGUARD Insurance Company (“NorGUARD”), rated “A+ XI” by A.M. Best Company and not rated by S&P, so long as the rating of each such insurer is not withdrawn or downgraded. Upon expiration of the terms of the current insurance policies, the Mortgagor is required to obtain replacement insurance policies with an insurance company or insurance companies that meet the rating requirements set forth in the Mortgage Loan documents.
(26) Local Law Compliance	Bushwick Multifamily Portfolio (Loan No. 11)	Certain of the Mortgaged Properties are the subject of certain outstanding building, fire, zoning, planning and/or code violations.
(28) Recourse Obligations	HPE Campus (Loan No. 16)	The Mortgaged Property is operated pursuant to the HPE Campus Master Lease. The HPE Campus Master Lease is scheduled to expire in March 2030 and is subordinate to the Mortgage Loan. The guaranty that was entered into at origination of the Mortgage Loan runs in favor of the Mortgagor and includes, among other things, a guarantee of the master lessee’s recourse liabilities under the HPE Campus Master Lease. At origination, the sole member of the Mortgagor pledged all of its equity interests in the Mortgagor (the “HPE Campus Member Interests”) to the lender and agreed that in the event that (i) the lender determines that any event described in the Mortgage Loan documents as a Mortgagor recourse liability has occurred and (ii) the lender has not received payment from the Mortgagor or the guarantor for any amounts claimed by the lender in connection with such event, the lender will have the right to register the HPE Campus Member Interests in the name of the lender or its nominee.

D-2-13

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Walgreens -Bridgeville, DE (Loan No. 44)	Single tenant (Walgreens) has a right of first refusal (ROFR) to purchase the constituent mortgaged property if the borrower receives an offer as to such leased premises that it is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(18) Insurance	Treasure Valley Crossing (Loan No. 27)	Borrower’s obligation to provide required insurance (including property, liability, rent loss and terrorism coverage) is suspended (and lender agrees to accept tenant-provided third-party coverage required by its lease) under certain conditions, including (i) tenant (Hobby Lobby) lease’s being in full force and effect; and (ii) tenant’s providing third-party coverage in accordance with its lease and acceptable to lender. If the foregoing conditions are not satisfied, borrower is obligated to provide loan document-required coverages. Lease-required insurance includes property insurance with replacement cost coverage, but does not expressly require rent loss or terrorism insurance, nor does it specify a maximum deductible. Tenant-provided and lender-approved in-place coverage includes property insurance with replacement cost coverage, 24 months’ business income coverage with a 12-month extended period of indemnity, terrorism coverage, and a $5,000 deductible.
(18) Insurance	Walgreens -Bridgeville, DE (Loan No. 44)	Borrower’s obligation to provide required insurance (including property, rent loss, liability and terrorism coverage) is suspended if, among other things, Walgreens elects to self-insure in accordance with its lease and satisfies related lease conditions (including tenant’s maintaining $200 million net worth), and satisfies certain other conditions, including (i) tenant or any lease guarantor’s maintaining a credit rating of at least S&P “BBB-”/ Moody’s “Baa3”; (ii) tenant’s having no rent abatement or termination remedies for any reason during the loan term, and (iii) tenant’s unconditional obligation during the loan term to restore the improvements following casualty irrespective of available insurance proceeds. Walgreens has provided notice of its election to self-insure. Further, in the event of a casualty, the tenant controls the disbursement of available insurance proceeds.
(26) Local Law Compliance	All Aboard Storage – Westport Depot & Ormond Depot, All Aboard Storage - Port Orange Depot, All Aboard Storage – Holly Hill Depot (Loan Nos. 6, 7 and 8)	(i) With respect to the Port Orange Depot property (having a loan amount equal to 24.2% of the aggregate related loan balance), 7 of the 14 buildings comprising the related property have columns that encroach between 1-2 feet into the required setback. The loan documents provide for personal liability to the borrower and guarantors for losses related to such non-complying encroachments. (ii) With respect to the Ormond Depot property (having an allocable loan amount equal to 21.8% of the aggregate related loan balance), RV/ boat storage uses are not an allowed use. The borrower has filed a zoning amendment request to permit RV/ boat storage as a permitted use. The related revenue was excluded from loan underwriting.

D-2-14

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	All Wells Fargo Bank Loans (Loan Nos. 6, 7, 8, 27, 32 and 44)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower's access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower's inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(31) Acts of Terrorism Exclusion	All Wells Fargo Bank Loans (Loan Nos. 6, 7, 8, 27, 32 and 44)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.

D-2-15

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
July 2020	29,226,000.00
August 2020	29,226,000.00
September 2020	29,226,000.00
October 2020	29,226,000.00
November 2020	29,226,000.00
December 2020	29,226,000.00
January 2021	29,226,000.00
February 2021	29,226,000.00
March 2021	29,226,000.00
April 2021	29,226,000.00
May 2021	29,226,000.00
June 2021	29,226,000.00
July 2021	29,226,000.00
August 2021	29,226,000.00
September 2021	29,226,000.00
October 2021	29,226,000.00
November 2021	29,226,000.00
December 2021	29,226,000.00
January 2022	29,226,000.00
February 2022	29,226,000.00
March 2022	29,226,000.00
April 2022	29,226,000.00
May 2022	29,226,000.00
June 2022	29,226,000.00
July 2022	29,226,000.00
August 2022	29,226,000.00
September 2022	29,226,000.00
October 2022	29,226,000.00
November 2022	29,226,000.00
December 2022	29,226,000.00
January 2023	29,226,000.00
February 2023	29,226,000.00
March 2023	29,226,000.00
April 2023	29,226,000.00
May 2023	29,226,000.00
June 2023	29,226,000.00
July 2023	29,226,000.00
August 2023	29,226,000.00
September 2023	29,226,000.00
October 2023	29,226,000.00
November 2023	29,226,000.00
December 2023	29,226,000.00
January 2024	29,226,000.00
February 2024	29,226,000.00
March 2024	29,226,000.00
April 2024	29,226,000.00
May 2024	29,226,000.00
June 2024	29,226,000.00
July 2024	29,226,000.00
August 2024	29,226,000.00
September 2024	29,226,000.00
October 2024	29,226,000.00
November 2024	29,226,000.00
December 2024	29,226,000.00
January 2025	29,226,000.00
February 2025	29,225,545.16
March 2025	28,698,051.86
April 2025	28,235,678.53

Distribution Date	Class A-SB Planned Principal Balance ($)
May 2025	27,742,282.33
June 2025	27,276,650.78
July 2025	26,780,090.56
August 2025	26,311,178.60
September 2025	25,840,668.77
October 2025	25,339,371.32
November 2025	24,865,547.84
December 2025	24,361,032.55
January 2026	23,883,872.84
February 2026	23,405,086.75
March 2026	22,837,919.65
April 2026	22,355,562.69
May 2026	21,842,760.62
June 2026	21,357,009.24
July 2026	20,840,910.89
August 2026	20,351,741.96
September 2026	19,860,905.10
October 2026	19,339,868.30
November 2026	18,845,579.22
December 2026	18,321,190.00
January 2027	17,823,425.16
February 2027	17,323,057.36
March 2027	16,742,249.82
April 2027	16,243,141.40
May 2027	15,714,558.65
June 2027	15,211,949.57
July 2027	14,679,967.37
August 2027	14,173,833.81
September 2027	13,665,976.68
October 2027	13,128,898.19
November 2027	12,617,480.86
December 2027	12,076,945.11
January 2028	11,561,943.33
February 2028	11,045,187.37
March 2028	10,472,263.56
April 2028	9,951,792.57
May 2028	9,402,464.96
June 2028	8,878,347.88
July 2028	8,325,479.60
August 2028	7,797,691.60
September 2028	7,268,105.23
October 2028	6,709,925.80
November 2028	6,176,631.26
December 2028	5,614,850.88
January 2029	5,077,822.92
February 2029	4,538,964.66
March 2029	3,918,804.71
April 2029	3,375,991.61
May 2029	2,804,967.87
June 2029	2,258,356.48
July 2029	1,683,644.28
August 2029	1,133,208.71
September 2029	580,896.51
October 2029	648.31
November 2029 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	25
Risk Factors	62
Description of the Mortgage Pool	155
Transaction Parties	260
Credit Risk Retention	342
Description of the Certificates	349
Description of the Mortgage Loan Purchase Agreements	399
Pooling and Servicing Agreement	411
Certain Legal Aspects of Mortgage Loans	535
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	554
Pending Legal Proceedings Involving Transaction Parties	558
Use of Proceeds	558
Yield and Maturity Considerations	558
Material Federal Income Tax Considerations	575
Certain State and Local Tax Considerations	590
Method of Distribution (Conflicts of Interest)	590
Incorporation of Certain Information by Reference	594
Where You Can Find More Information	595
Financial Information	595
Certain ERISA Considerations	595
Legal Investment	600
Legal Matters	601
Ratings	601
Index of Defined Terms	604

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$638,831,000
(Approximate)

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.
Depositor

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C56
Issuing Entity

Commercial Mortgage Pass-
Through Certificates,
Series 2020-C56

Class A-1	$18,464,000	Class A-5-X1	$0
Class A-2	$54,939,000	Class A-5-X2	$0
Class A-3	$2,605,000	Class X-A	$511,796,000
Class A-SB	$29,226,000	Class X-B	$127,035,000
Class A-4	$185,000,000	Class A-S	$62,147,000
Class A-4-1	$0	Class A-S-1	$0
Class A-4-2	$0	Class A-S-2	$0
Class A-4-X1	$0	Class A-S-X1	$0
Class A-4-X2	$0	Class A-S-X2	$0
Class A-5	$221,562,000	Class B	$35,643,000
Class A-5-1	$0	Class C	$29,245,000
Class A-5-2	$0

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

Credit Suisse
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

May 28, 2020